FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-16

PROSPECTUS

$918,785,000 (Approximate)

DBGS 2018-C1 Mortgage Trust

(Central Index Key Number 0001752363)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Sponsors and Mortgage Loan Sellers

DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates” and the VRR interest identified under “Summary of VRR Interest”) will represent the ownership interests in the issuing entity, DBGS 2018-C1 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of (i) a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the pooled certificates and the VRR interest, and (ii) a subordinate interest in a commercial mortgage loan, which is generally the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in November 2018. The rated final distribution date for each class of offered certificates is the distribution date in October 2051.

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$14,440,000		3.409%	Fixed(3)	June 2023
Class A-2	$87,090,000		4.358%	Fixed(3)	September 2023
Class A-SB	$29,104,000		4.302%	WAC Cap(3)	March 2028
Class A-3	$83,000,000		4.197%	Fixed(3)	July 2028
Class A-4	$504,969,000		4.466%	WAC Cap(3)	October 2028
Class X-A	$836,659,000	(4)	0.339%	Variable(5)	October 2028
Class A-M	$118,056,000		4.764%	WAC – 0.02125%(3)	October 2028
Class B	$41,063,000		4.785%	WAC(3)	October 2028
Class C	$41,063,000		4.785%	WAC(3)	October 2028

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

None of the certificates, the RR interest nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 58.4% of each class of offered certificates and Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 41.6% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 30, 2018. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 104.094102571581% of the aggregate certificate balance of the offered certificates, plus accrued interest from October 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass-Through Certificates	$918,785,000	100%	$918,785,000	$111,356.75

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-18-001606).

Deutsche Bank Securities		Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Manager		Co-Manager

October 18, 2018

DBGS 2018-C1 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2018-C1

Washington
3 properties
$81,405,000
7.6% of total
Colorado
2 properties
$28,503,926
2.7% of total
Iowa
1 property
$20,000,000
1.9% of total
Wisconsin
1 property
$7,214,000
0.7% of total
Indiana
3 properties
$13,512,930
1.3% of total
Michigan
1 property
$11,450,000
1.1% of total
Pennsylvania
3 properties
$19,712,800
1.8% of total
New York
1 property
$42,000,000
3.9% of total
Oregon
1 property
$5,830,933
0.5% of total
Ohio
2 properties
$46,964,276
4.4% of total
Massachusetts
1 property
$75,000,000
7.0% of total
Nevada
2 properties
$36,000,000
3.4% of total
Delaware
1 property
$53,136,000
5.0% of total
California
9 properties
$324,672,766
30.5% of total
North Carolina
32 properties
$38,312,000
3.6% of total
South Carolina
1 property
$1,688,000
0.2% of total
Arizona
1 property
$8,237,234
0.8% of total
New Mexico
1 property
$4,541,822
0.4% of total
Florida
11 properties
$63,750,000
6.0% of total
Texas
22 properties
$160,710,000
15.1% of total
Louisiana
1 property
$16,200,000
1.5% of total
Mississippi
1 property
$4,046,931
0.4% of total
Mexico
1 property
$2,793,740
0.3% of total
Mortgaged Properties by Property Type
Multifamily 3.5%
Hospitality 0.0%
Manufactured Housing 5.8%
Industrial 9.5%
Office 37.9%
Mixed Use 13.0%
Retail 30.2%
>10.0% of Initial Pool Balance
> 5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.0 – 1.0% of Initial Pool Balance

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$14,440,000		30.000%	Fixed(3)	June 2023	3.409%	2.83	1 – 56
Class A-2	$87,090,000		30.000%	Fixed(3)	September 2023	4.358%	4.83	56 – 59
Class A-SB	$29,104,000		30.000%	WAC Cap(3)	March 2028	4.302%	7.25	59 – 113
Class A-3	$83,000,000		30.000%	Fixed(3)	July 2028	4.197%	9.46	101 – 117
Class A-4	$504,969,000		30.000%	WAC Cap(3)	October 2028	4.466%	9.81	117 – 120
Class X-A	$836,659,000	(4)	N/A	Variable(5)	October 2028	0.339%	N/A	N/A
Class A-M	$118,056,000		18.500%	WAC – 0.02125%(3)	October 2028	4.764%	9.96	120 – 120
Class B	$41,063,000		14.500%	WAC(3)	October 2028	4.785%	9.96	120 – 120
Class C	$41,063,000		10.500%	WAC(3)	October 2028	4.785%	9.96	120 – 120
Non-Offered Pooled Certificates(8)
Class X-B	$82,126,000	(4)	N/A	Variable(5)	October 2028	0.000%	N/A	N/A
Class X-D	$47,479,000	(4)	N/A	Variable(5)	October 2028	1.750%	N/A	N/A
Class X-F	$19,249,000	(4)	N/A	Variable(5)	October 2028	1.500%	N/A	N/A
Class D	$26,948,000		7.875%	WAC – 1.75%(3)	October 2028	3.035%	9.96	120 – 120
Class E	$20,531,000		5.875%	WAC – 1.75%(3)	October 2028	3.035%	9.96	120 – 120
Class F	$19,249,000		4.000%	WAC – 1.50%(3)	October 2028	3.285%	9.96	120 – 120
Class G-RR(9)	$10,265,000		3.000%	WAC(3)	October 2028	4.785%	9.96	120 – 120
Class H-RR(9)	$30,798,079		0.000%	WAC(3)	October 2028	4.785%	9.96	120 – 120
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Loan-Specific Certificates(8)
Class 7E-A(12)	$5,486,000		39.352%	Fixed(14)	September 2023	4.637%	4.88	59 – 59
Class 7E-B(12)	$8,216,000		28.397%	Fixed(14)	September 2023	5.237%	4.88	59 – 59
Class 7E-C(12)	$7,954,000		17.792%	Variable(14)	September 2023	5.737%	4.88	59 – 59
Class 7E-D(12)(13)	$11,594,000		2.333%	Variable(14)	September 2023	5.798%(15)	4.88	59 – 59
Class 7E-RR(12)(13)	$1,750,000		0.000%	Variable(14)	September 2023	5.798%(16)	4.88	59 – 59

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The VRR interest balance is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates”, “Non-Offered Pooled Certificates” or “Non-Offered Loan-Specific Certificates” in the table above. The VRR interest is not offered by this prospectus.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2 and Class A-3 certificates, in each case, for each distribution date will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-SB certificates for each distribution date will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”), and (ii) 4.302%. The pass-through rate for the Class A-4 certificates for each distribution date will be a per annum rate equal to the lesser of (i) the WAC rate, and (ii) 4.466%. The pass-through rate for the Class A-M certificates for each distribution date will be a per annum rate equal to (i) the WAC rate, minus (ii) 0.02125%, but in any case, not less than 0.000%. The pass-through rates for the Class B, Class C, Class G-RR and Class H-RR certificates, in each case, for each distribution date, will be equal to the WAC rate. The pass-through rates for the Class D and Class E certificates, in each case, for each distribution date will be a per annum rate equal to (i) WAC rate, minus (ii) 1.75%, but in any case, not less than 0.000%. The pass-through rates for the Class F certificates for each distribution date will be a per annum rate equal to (i) WAC rate, minus (ii) 1.50%, but in any case, not less than 0.000%. See “Description of the Certificates—Distributions—Pass-Through Rates”. The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates are referred to as the “pooled principal balance certificates”.

(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The Class X-A, Class X-B, Class X-D and Class X-F certificates (referred to as the “Class X certificates” and, together with the pooled principal balance certificates, the “pooled certificates”) will not be entitled to distributions of principal. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)

The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentage for each class of pooled principal balance certificates does not include the subordination provided by the trust subordinate companion loan related to the Carolinas 7-Eleven Portfolio mortgage loan. None of the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D or Class 7E-RR certificates (the “loan-specific certificates”) will provide credit support to any other class of pooled certificates except to the extent of the subordination of the trust subordinate companion loan (in which the loan-specific certificates each represent an interest) to the Carolinas 7-Eleven Portfolio mortgage loan. The initial credit support percentages of the loan-specific certificates are based on the

Carolinas 7-Eleven Portfolio whole loan. The approximate initial credit support percentages shown in the table above do not take into account the VRR interest. However, losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the pooled principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of pooled principal balance certificates (and the loan-specific certificates) are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans (or, in the case of the loan-specific certificates, the trust subordinate companion loan) and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans (or, in the case of the loan-specific certificates, the trust subordinate companion loan).

(8)	The classes of certificates set forth in the table under “Non-Offered Pooled Certificates” and “Non-Offered Loan-Specific Certificates” and the VRR interest are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class G-RR and Class H-RR certificates (collectively referred to as the “HRR certificates”) will be retained by the retaining party in partial satisfaction of the retention obligations of German American Capital Corporation in its capacity as the retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the Class G-RR and Class H-RR certificates, see “Credit Risk Retention”.

(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR interest as described in this prospectus. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	The loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the trust subordinate companion loan. The trust subordinate companion loan is included as an asset of the issuing entity but is not part of the mortgage pool backing the pooled certificates. No class of pooled certificates will have any interest in the trust subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.
(13)	Solely for purposes of calculating the Class 7E-D additional interest distribution amount and the Class 7E-RR additional interest distribution amount, the Class 7E-A certificates will be divided into two portions, the “Class 7E-A-1 portion” (with an initial portion balance of $3,548,242) and the “Class 7E-A-2 portion” (with an initial portion balance of $1,937,758), each of which is referred to as a “class portion.” The class portions are calculation amounts only and are not certificates or separately entitled to distributions of principal or interest and are not separately transferable. See “Loan-Specific Certificates—Loan-Specific Certificate Balances.”

(14)	For any distribution date, the pass-through rate for each of the Class 7E-A and Class 7E-B certificates will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. For any distribution date, the pass-through rate for the Class 7E-C certificates will be a per annum rate equal to (i) the net mortgage rate applicable to the trust subordinate companion loan (adjusted, if necessary, to accrue on the basis of a 360 day year consisting of twelve 30 day months) as of its due date in the month preceding the month in which the related distribution date occurs, minus (ii) 0.06147%. For any distribution date, the pass-through rate for each of the Class 7E-D and Class 7E-RR certificates will be a per annum rate equal to the net mortgage rate applicable to the trust subordinate companion loan (adjusted, if necessary, to accrue on the basis of a 360 day year consisting of twelve 30 day months) as of its due date in the month preceding the month in which the related distribution date occurs. Because the Class 7E-D and Class 7E-RR certificates will be entitled to the related additional interest distribution amounts, the effective pass-through rate for each such Class will differ from the related pass-through rate as described above.

(15)	On each distribution date, the Class 7E-D certificates will be entitled to a payment of interest equal to the sum of (x) interest accrued at the Class 7E-D pass-through rate on the related certificate balance of such class for such distribution date plus (y) an additional payment of interest (the “Class 7E-D additional interest distribution amount”) for such distribution date. The Class 7E-D additional interest distribution amount for any distribution date will be an amount of interest accrued during the related interest accrual period at a per annum rate equal to the class strip rate for the Class 7E-A-1 portion on a notional amount equal to the portion balance of the Class 7E-A-1 portion (as of the prior distribution date, after giving effect to distributions of principal and allocations of realized losses). The Class 7E-D effective rate for the initial distribution date will be equal to approximately 6.153%.

(16)	On each distribution date, the Class 7E-RR certificates will be entitled to a payment of interest equal to the sum of (x) interest accrued at the Class 7E-RR pass-through rate on the related certificate balance of such class for such distribution date plus (y) an additional payment of interest (the “Class 7E-RR additional interest distribution amount”) for such distribution date. The Class 7E-RR additional interest distribution amount for any distribution date will be an amount of interest accrued during the related interest accrual period at a per annum rate equal to the weighted average of the class strip rates for each of the Class 7E-B and Class 7E-C certificates and the Class 7E-A-2 portion on a notional amount equal to the aggregate of the certificate balances of the Class 7E-B and Class 7E-C certificates and the portion balance of the Class 7E-A-2 portion (as of the prior distribution date, after giving effect to distributions of principal and allocations of realized losses). The Class 7E-RR effective rate for the initial distribution date will be equal to approximately 9.999%.

Summary of VRR Interest

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(3)	Principal Window(3)
Class RR Certificates	$23,471,068.35	N/A	October 2028	(4)	9.23	1 – 120
RR Interest	$15,635,211.50	N/A	October 2028	(4)	9.23	1 – 120

(1)	Each of the Class RR certificates and the RR interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the sponsors as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 3.67% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the non-VRR certificates and the VRR interest on each Distribution Date. For more information regarding the VRR interest, see “Credit Risk Retention”.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(4)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	22
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	58
Risks Related to Mortgage Loans Secured by a Security Trust Agreement with Properties in its Trust Estate Located in Mexico	58
Certain Fees Are Payable Under the Security Trust Agreement	59
Payments of Judgments Against the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property Would Be in Pesos	59
Insolvency of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	59
Downturns in the Mexican Economy May Adversely Affect the FXI Portfolio – FXI Cuautitlan MX Borrower	60
Mexican Law and Regulations May Impair the Ability of Creditors to Enforce in Mexico Certain Rights in Connection with the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property
securing the Mortgage Loan through the Mexican STA	60
Exchange Controls May Impair the Ability of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property to Obtain U.S. Dollars to Make Dollar-Denominated Payments	60
Changes in Mexican Federal Governmental Policies Could Adversely Affect the Borrower’s Results of Operations and Financial Conditions Relating to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	60
Political Developments in Mexico May Adversely Affect the Borrower relating to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	61
Political Risk Insurance	61
Developments in Other Countries Could Adversely Affect the Mexican Economy and the Results of Operations of the Borrower under the Mortgage Loan Related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	61
Certain Factors May Limit the Enforcement of the Mexican Security Trust Agreement related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	61
An Increase in Inflation or an Increase in the Value of Mexican Currency May Increase the Operating Costs of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property	62
Enforcement of Foreign Judgments in Mexico	62

Risks Relating to the Mortgage Loans	63
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	63
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
Office Properties Have Special Risks	68
Retail Properties Have Special Risks	69
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	70
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	70
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	71
Mixed Use Properties Have Special Risks	71
Industrial Properties Have Special Risks	72
Manufactured Housing Properties Have Special Risks	73
Multifamily Properties Have Special Risks	74
Condominium Ownership May Limit Use and Improvements	76
Shared Interest Structures	77
Historic Tax Credit Structure	77
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	77
Concentrations Based on Property Type, Geography,
Related Borrowers and Other Factors May Disproportionately Increase Losses	78
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	79
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	80
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	81
Risks Related to Zoning Non-Compliance and Use Restrictions	83
Risks Relating to Inspections of Properties	84
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	84
Insurance May Not Be Available or Adequate	84
Terrorism Insurance May Not Be Available for All Mortgaged Properties	87
Risks Associated with Blanket Insurance Policies or Self-Insurance	88
Limited Information Causes Uncertainty	88
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	89
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	90
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	90
Static Pool Data Would Not Be Indicative of the Performance of this Pool	91
Appraisals May Not Reflect Current or Future Market Value of Each Property	91
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who

Controls the Borrower and Mortgaged Property	93
The Borrower’s Form of Entity May Cause Special Risks	93
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	95
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	95
Other Financings or Ability to Incur Other Indebtedness Entails Risk	96
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	98
Risks Associated with One Action Rules	98
State Law Limitations on Assignments of Leases and Rents May Entail Risks	98
Various Other Laws Could Affect the Exercise of Lender’s Rights	98
Risks of Anticipated Repayment Date Loans	99
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	99
Risks Related to Ground Leases and Other Leasehold Interests	100
Increases in Real Estate Taxes May Reduce Available Funds	102
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	102
Risks Related to Conflicts of Interest	102
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	102
Interests and Incentives of the Underwriter Entities May
Not Be Aligned With Your Interests	105
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	106
Potential Conflicts of Interest of the Operating Advisor	108
Potential Conflicts of Interest of the Asset Representations Reviewer	108
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	109
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	112
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	113
Other Potential Conflicts of Interest May Affect Your Investment	113
Other Risks Relating to the Certificates	114
The Certificates Are Limited Obligations	114
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	114
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	115
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	118
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	120

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	120
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	123
Risks Relating to Modifications of the Mortgage Loans	128
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	129
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	130
Risks Relating to Interest on Advances and Special Servicing Compensation	130
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	130
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	131
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	132
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	132
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	132
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	132
Description of the Mortgage Pool	134
General	134
Certain Calculations and Definitions	136
Definitions	136
Mortgage Pool Characteristics	145
Overview	145
Property Types	146
Mortgage Loan Concentrations	153
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	154
Geographic Concentrations	155
Mortgaged Properties With Limited Prior Operating History	155
Condominium and Other Shared Interests	156
Fee & Leasehold Estates; Ground Leases	157
Environmental Considerations	158
Redevelopment, Renovation and Expansion	161
Assessment of Property Value and Condition	162
Litigation and Other Considerations	163
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	163
Loan Purpose	163
Default History, Bankruptcy Issues and Other Proceedings	164
Tenant Issues	165
Tenant Concentrations	165
Lease Expirations and Terminations	166
Purchase Options and Rights of First Refusal	171
Affiliated Leases	172
Insurance Considerations	173
Use Restrictions	174
Appraised Value	175
Non-Recourse Carveout Limitations	176
Real Estate and Other Tax Considerations	178
Delinquency Information	178
Certain Terms of the Mortgage Loans	178
Amortization of Principal	178
ARD Loan(s)	179

Due Dates; Mortgage Rates; Calculations of Interest	179
Prepayment Protections and Certain Involuntary Prepayments	180
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	182
Defeasance; Collateral Substitution	183
Partial Releases	184
Escrows	189
Mortgaged Property Accounts	190
Exceptions to Underwriting Guidelines	191
Additional Indebtedness	191
General	191
Whole Loans	191
Mezzanine Indebtedness	191
Preferred Equity	194
Other Secured Indebtedness	194
Other Unsecured Indebtedness	195
The Whole Loans	195
General	195
The Serviced Pari Passu Whole Loans	201
Certain Rights of each Non-Controlling Holder	202
The Non-Serviced Pari Passu Whole Loans	203
The Serviced Pari Passu-AB Whole Loan	205
Carolinas 7-Eleven Portfolio Whole Loan	205
The Non-Serviced Pari Passu-AB Whole Loans	215
Additional Information	233
Transaction Parties	233
The Sponsors and Mortgage Loan Sellers	233
German American Capital Corporation	233
Goldman Sachs Mortgage Company	242
The Depositor	251
The Issuing Entity	251
The Trustee	252
The Certificate Administrator	252
The Master Servicer	254
The Special Servicer	258
The Operating Advisor and Asset Representations Reviewer	262
Credit Risk Retention	264
Qualifying CRE Loans	265
The VRR Interest	265
Material Terms of the VRR Interest	265
HRR Certificates	268
General	268
Retaining Third-Party Purchaser	268
Material Terms of the HRR Certificates	269
Hedging, Transfer and Financing Restrictions	269
Operating Advisor	270
Representations and Warranties	270
Description of the Certificates	271
General	271
Distributions	274
Method, Timing and Amount	274
Available Funds	275
Priority of Distributions	277
Pass-Through Rates	280
Interest Distribution Amount	282
Principal Distribution Amount	283
Certain Calculations with Respect to Individual Mortgage Loans	284
Excess Interest	285
Application Priority of Mortgage Loan Collections or Whole Loan Collections	286
Allocation of Yield Maintenance Charges and Prepayment Premiums	288
Assumed Final Distribution Date; Rated Final Distribution Date	289
Prepayment Interest Shortfalls	290
Subordination; Allocation of Realized Losses	292
Reports to Certificateholders and the RR Interest Owner; Certain Available Information	294
Certificate Administrator Reports	294
Information Available Electronically	300
Voting Rights	304
Delivery, Form, Transfer and Denomination	305
Denomination	305
Book-Entry Registration	305
Definitive Certificates	308
Certificateholder Communication	309
Access to Certificateholders’ Names and Addresses	309
Requests to Communicate	309
List of Certificateholders	309
Description of the Mortgage Loan Purchase Agreements	310
General	310
Dispute Resolution Provisions	320

Asset Review Obligations	320
Pooling and Servicing Agreement	320
General	320
Assignment of the Mortgage Loans	321
Servicing Standard	321
Subservicing	323
Advances	324
P&I Advances	324
Servicing Advances	325
Nonrecoverable Advances	325
Recovery of Advances	326
Accounts	328
Withdrawals from the Collection Account	330
Servicing and Other Compensation and Payment of Expenses	333
General	333
Master Servicing Compensation	339
Special Servicing Compensation	340
Disclosable Special Servicer Fees	345
Certificate Administrator and Trustee Compensation	345
Operating Advisor Compensation	346
Asset Representations Reviewer Compensation	346
CREFC® Intellectual Property Royalty License Fee	347
Appraisal Reduction Amounts	348
Maintenance of Insurance	354
Modifications, Waivers and Amendments	357
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	362
Inspections	365
Collection of Operating Information	365
Special Servicing Transfer Event	366
Asset Status Report	368
Realization Upon Mortgage Loans	371
Sale of Defaulted Loans and REO Properties	373
The Directing Holder	376
General	376
Major Decisions	379
Asset Status Report	382
Replacement of Special Servicer	382
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	382
Servicing Override	385
Rights of Holders of Companion Loans	386
Limitation on Liability of Directing Holder	386
The Operating Advisor	387
General	387
Duties of Operating Advisor at All Times	388
Annual Report	389
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	390
Recommendation of the Replacement of the Special Servicer	391
Eligibility of Operating Advisor	391
Other Obligations of Operating Advisor	392
Delegation of Operating Advisor’s Duties	393
Termination of the Operating Advisor With Cause	393
Rights Upon Operating Advisor Termination Event	394
Waiver of Operating Advisor Termination Event	394
Termination of the Operating Advisor Without Cause	394
Resignation of the Operating Advisor	395
Operating Advisor Compensation	395
The Asset Representations Reviewer	396
Asset Review	396
Eligibility of Asset Representations Reviewer	400
Other Obligations of Asset Representations Reviewer	401
Delegation of Asset Representations Reviewer’s Duties	402
Assignment of Asset Representations Reviewer’s Rights and Obligations	402
Asset Representations Reviewer Termination Events	402
Rights Upon Asset Representations Reviewer Termination Event	403
Termination of the Asset Representations Reviewer Without Cause	403

Resignation of Asset Representations Reviewer	404
Asset Representations Reviewer Compensation	404
Limitation on Liability of the Risk Retention Consultation Parties	404
Replacement of Special Servicer Without Cause	405
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	408
Termination of Servicer and Special Servicer for Cause	409
Servicer Termination Events	409
Rights Upon Servicer Termination Event	411
Waiver of Servicer Termination Event	413
Resignation of the Master Servicer and Special Servicer	413
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	414
Limitation on Liability; Indemnification	414
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	416
Dispute Resolution Provisions	417
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	417
Repurchase Request Delivered by a Party to the PSA	418
Resolution of a Repurchase Request	418
Mediation and Arbitration Provisions	421
Servicing of the Non-Serviced Mortgage Loans	422
General	422
Servicing of the Christiana Mall Mortgage Loan	425
Servicing of the Aventura Mall Mortgage Loan	425
Servicing of The Gateway Mortgage Loan	426
Rating Agency Confirmations	427
Evidence as to Compliance	429
Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding	430
Termination; Retirement of Certificates	430
Amendment	432
Resignation and Removal of the Trustee and the Certificate Administrator	434
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	435
Certain Legal Aspects of Mortgage Loans	435
General	437
Types of Mortgage Instruments	437
Leases and Rents	437
Personalty	438
Foreclosure	438
General	438
Foreclosure Procedures Vary from State to State	438
Judicial Foreclosure	438
Equitable and Other Limitations on Enforceability of Certain Provisions	438
Nonjudicial Foreclosure/Power of Sale	439
Public Sale	439
Rights of Redemption	440
Anti-Deficiency Legislation	441
Leasehold Considerations	441
Cooperative Shares	441
Bankruptcy Laws	442
Environmental Considerations	447
General	447
Superlien Laws	447
CERCLA	447
Certain Other Federal and State Laws	448
Additional Considerations	448
Due-on-Sale and Due-on-Encumbrance Provisions	449
Subordinate Financing	449
Default Interest and Limitations on Prepayments	449
Applicability of Usury Laws	449
Americans with Disabilities Act	450
Servicemembers Civil Relief Act	450
Anti-Money Laundering, Economic Sanctions and Bribery	450
Potential Forfeiture of Assets	451
Certain Affiliations, Relationships and Related

Transactions Involving Transaction Parties	451
Pending Legal Proceedings Involving Transaction Parties	453
Use of Proceeds	453
Yield and Maturity Considerations	453
Yield Considerations	453
General	453
Rate and Timing of Principal Payments	453
Losses and Shortfalls	455
Certain Relevant Factors Affecting Loan Payments and Defaults	456
Delay in Payment of Distributions	456
Yield on the Certificates with Notional Amounts	456
Weighted Average Life	457
Pre-Tax Yield to Maturity Tables	462
Material Federal Income Tax Considerations	464
General	464
Qualification as a REMIC	465
Status of Offered Certificates	467
Taxation of Regular Interests	467
General	467
Original Issue Discount	467
Acquisition Premium	469
Market Discount	470
Premium	470
Election To Treat All Interest Under the Constant Yield Method	471
Treatment of Losses	471
Yield Maintenance Charges and Prepayment Provisions	472
Sale or Exchange of Regular Interests	472
Taxes That May Be Imposed on a REMIC	473
Prohibited Transactions	473
Contributions to a REMIC After the Startup Day	473
Net Income from Foreclosure Property	473
Bipartisan Budget Act of 2015	474
Taxation of Certain Foreign Investors	474
FATCA	475
Backup Withholding	475
Information Reporting	476
3.8% Medicare Tax on “Net Investment Income”	476
Reporting Requirements	476
Certain State and Local and Foreign Tax Considerations	477
Method of Distribution (Underwriter)	477
Incorporation of Certain Information by Reference	479
Where You Can Find More Information	479
Financial Information	480
Certain ERISA Considerations	480
General	480
Plan Asset Regulations	481
Administrative Exemption	481
Insurance Company General Accounts	483
Legal Investment	484
Legal Matters	485
Ratings	485
Index of Defined Terms	488

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX G	TEMPLE TOWNE CENTER PRINCIPAL PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

EUROPEAN ECONOMIC AREA

This PROSPECTUS is not a prospectus for the purposes of the Prospectus Directive (as defined below).

The OFFERED CERTIFICATES are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the OFFERED Certificates or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the OFFERED Certificates or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Furthermore, this PROSPECTUS has been prepared on the basis that any offer of OFFERED Certificates in the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Directive. Accordingly, any person making or intending to make an offer in the EEA of the Certificates may only do so with respect to qualified investors. NONE OF THE Issuing entity, THE DEPOSITOR nor the UNDERWRITERS has authorized, nor do ANY of them authorize, the making of any offer of OFFERED CERTIFICATES other than to qualified investors.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

each underwriter has represented, warranted and agreed that:

(a)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any OFFERED Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the OFFERED Certificates to be offered so as to enable an investor to decide to purchase or subscribe the OFFERED Certificates;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuing Entity or the Depositor; AND

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Certificates in, from or otherwise involving the United Kingdom.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

The Issuing Entity may constitute a “collective investment scheme” as defined by Section 235 of the FSMA that is not a “recognized collective investment scheme” for the purposes of the FSMA and that has not been authorized, regulated or otherwise recognized or approved. As an unregulated scheme, the offered certificates cannot be marketed in the United Kingdom to the general public, except in accordance with the FSMA.

The distribution of this Prospectus (a) if made by a person who is not an authorized person under the FSMA, is being made only to, or directed only at, persons who (i) are outside the United Kingdom, or (ii) have professional experience in matters relating to investments and qualify as investment professionals in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”), or (iii) are persons falling within Article 49(2)(a) through (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order (all such persons together being referred to as “FPO Persons”); and (b) if made by a person who is an authorized person under the FSMA, is being made only to, or directed only at, persons who (i) are outside the United Kingdom, or (ii) have professional experience in matters relating to investments and qualify as investment professionals in accordance with Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (the “Promotion of Collective Investment Schemes Exemptions Order”), or (iii) are persons falling within Article 22(2)(a) through (d) (“high net worth companies, unincorporated associations, etc.”) of the Promotion of Collective Investment Schemes Exemptions Order, or (iv) are persons to whom the Issuing Entity may lawfully be promoted in accordance with Chapter 4.12 of the U.K. Financial Conduct Authority’s Conduct of Business Sourcebook (all such persons together being referred to as “PCIS Persons” and, together with the FPO Persons, the “Relevant Persons”).

This Prospectus must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this Prospectus relates, including the offered certificates, is available only to Relevant Persons and will be engaged in only with Relevant Persons. Any persons other than Relevant Persons should not act or rely on this Prospectus.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the offered certificates and that compensation will not be available under the United Kingdom financial services compensation scheme.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to OFFERED certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER;

(3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUING ENTITY NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	DBGS 2018-C1 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation; and

●	Goldman Sachs Mortgage Company, a New York limited partnership.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation (1)(2)(3)(4)(5)	21	$599,408,359	56.2%
Goldman Sachs Mortgage Company(6)	15	386,274,000	36.2
German American Capital Corporation/Goldman Sachs Mortgage Company(7)	1	80,000,000	7.5
Total	37	$1,065,682,359	100.0%

(1)	The Christiana Mall mortgage loan (5.0%) is part of a whole loan that was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”), Barclays Bank PLC (“Barclays”) and Société Générale. The Christiana Mall mortgage loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(2)	The Aventura Mall mortgage loan (4.4%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association (“WFB”), DBNY and Morgan Stanley Bank, N.A. The Aventura Mall mortgage loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(3)	The Gateway mortgage loan (3.5%) is part of a whole loan that was co-originated by DBNY and Bank of America, N.A. The Gateway mortgage loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(4)	The Moffett Towers II – Building 1 mortgage loan (2.3%) is part of a whole loan that was co-originated by DBNY and Barclays. The Moffett Towers II – Building 1 mortgage loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(5)	17 mortgage loans (41.0%) were originated by DBNY and will be acquired by GACC on or prior to the closing date.

(6)	1 mortgage loan (1.6%) was originated by Goldman Sachs Bank USA (“GS Bank”) and will be acquired by Goldman Sachs Mortgage Company (“GSMC”) on or prior to the closing date.

(7)	The Moffett Towers – Buildings E,F,G mortgage loan (7.5%) is part of a whole loan that was co-originated by GSMC, WFB and DBNY. Each of GACC and GSMC is a mortgage loan seller with respect to one of two promissory notes evidencing the Moffett Towers – Buildings E,F,G mortgage loan in the following manner: (i) note A-1-1, with an outstanding principal balance of $23,200,000 as of the Cut-off Date, as to which GACC is acting as a mortgage loan seller; and (ii) note A-5, with an outstanding principal balance of $56,800,000 as of the Cut-off Date, as to which GSMC is acting as a mortgage loan seller.

In addition, GACC will transfer to the depositor the Carolinas 7-Eleven Portfolio trust subordinate companion loan, which will be an asset of the issuing entity but will not be included in the mortgage pool.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to act as special servicer with respect to the serviced mortgage loans (other than for any excluded loan) and any related serviced companion loans. Rialto Capital Advisors, LLC, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of Rialto Capital Advisors, LLC is located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded loan”), if any, the special servicer will be required to resign as special servicer of that excluded loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

Rialto Capital Advisors, LLC is expected to be appointed as a special servicer with respect to the serviced mortgage loans (other than for any excluded loan) and any related serviced companion loans by RREF III-D AIV RR, LLC, or its affiliate. RREF III-D AIV RR, LLC, or its affiliate will purchase the Class G-RR and Class H-RR certificates and RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate is expected to purchase the Class X-F, Class F and Class S certificates. On the closing date, RREF III-D AIV RR, LLC, or its affiliate, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing), any servicing shift mortgage loans or excluded loans) and any related serviced companion loans.

Rialto Capital Advisors, LLC assisted RREF III-D AIV RR, LLC, or its affiliate, with due diligence relating to the mortgage loans to be included in the mortgage pool.

Trustee	Wilmington Trust, National Association, a national banking association, will be the trustee. The corporate trust office of Wilmington Trust, National Association is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The office of Wells Fargo Bank, National Association, in its capacity as certificate administrator, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders and the RR interest owner that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder (other than with respect to the Carolinas 7-Eleven Portfolio whole loan for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing) will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance) (or, with respect to the Carolinas 7-Eleven Portfolio whole loan prior to the continuation of a Carolinas 7-Eleven Portfolio control termination event, the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders (by certificate balance)), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class G-RR and Class H-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class G-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing holder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

RREF III-D AIV RR, LLC, or its affiliate, will purchase the Class G-RR and Class H-RR certificates and RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate, is expected to purchase the Class X-F, Class F and Class S certificates and, on the closing date, RREF III-D AIV RR, LLC, or its affiliate, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing) or any servicing shift mortgage loans or excluded loans) and any related serviced companion loans.

With respect to the Carolinas 7-Eleven Portfolio whole loan, for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing with respect to the Carolinas 7-Eleven Portfolio whole loan, as described under “Pooling and Servicing Agreement—The Directing Holder”, the directing holder for the Carolinas 7-Eleven Portfolio whole loan will be the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). The Carolinas 7-Eleven Portfolio controlling class will be the most subordinate class of the loan-specific certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. During the continuation of a Carolinas 7-Eleven Portfolio control termination event with respect to the Carolinas 7-Eleven Portfolio whole loan, the loan-specific certificates will no longer be permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class certificateholder (or its representative) will be the directing holder for the Carolinas 7-Eleven Portfolio whole loan and will generally have the same consent and consultation rights with respect to the related whole loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

It is anticipated that one or more funds or accounts managed by Waterfall Asset Management, LLC will purchase each class of loan-specific certificates and, on the closing date, it is expected that Waterfall Eden Master Fund, Ltd. will be designated as initial directing holder with respect to the Carolinas 7-Eleven Portfolio whole loan.

Non-Serviced Mortgage Loan Related Parties

With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holders of the Loan-Specific Certificates

The Carolinas 7-Eleven Portfolio mortgage loan (3.8%) has a trust subordinate companion loan (a subordinate interest in the related whole loan) which will also be held by the issuing entity. The loan-specific certificates will be backed solely by the trust subordinate companion loan, and any expenses or losses incurred in respect to the other mortgage loans will not be borne by the holders of the loan-specific certificates.

Initially, and for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing as described under “Pooling and Servicing Agreement—The Directing Holder”, the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders will be entitled to exercise certain of the rights of the holder of the trust subordinate companion loan under the related co-lender agreement on behalf of the holders of the loan-specific certificates, as the beneficial owner of such certificates. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

Risk Retention Consultation Party

Each “risk retention consultation party” will be a party selected by the VRR interest owners from time to time. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. Each of Deutsche Bank AG, acting through its New York Branch (or an affiliate thereof) and Goldman Sachs Mortgage Company is expected to be appointed as an initial risk retention consultation party.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in October 2018 (or, in the case of any mortgage loan that has its first due date after October 2018, the date that would have been its due date in October 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about October 30, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months or a “30/360 basis”.

Collection Period	For any mortgage loan or trust subordinate companion loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan or trust subordinate companion loan, as applicable, in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan or trust subordinate companion loan, as applicable, occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans or trust subordinate companion loan, as applicable, relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;
Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	June 2023
Class A-2	September 2023
Class A-SB	March 2028
Class A-3	July 2028
Class A-4	October 2028
Class X-A	October 2028
Class A-M	October 2028
Class B	October 2028
Class C	October 2028

The rated final distribution date for each class of offered certificates will be the distribution date in October 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below(1):

(1)       In addition, German American Capital Corporation will sell the trust subordinate companion loan to the depositor, which will in turn deposit the trust subordinate companion loan into the issuing entity. Although the trust subordinate companion loan will be an asset of the issuing entity, amounts distributable to the trust subordinate companion loan pursuant to its related co-lender agreement will be payable only to the loan-specific certificates and therefore support only such loan-specific certificates.

The foregoing illustration does not take into account the sale of any non-offered certificates or the VRR interest.

Offered Certificates

General	We are offering the following classes of DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of the offered certificates, (i) the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR and Class H-RR certificates (collectively referred to as the “non-offered pooled certificates”), (ii) the Class S, Class R and Class RR certificates, and (iii) the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR certificates (collectively referred to as the “loan-specific certificates” or the “non-offered loan-specific certificates”). The offered certificates and the non-offered pooled certificates are collectively referred to as the “non-VRR certificates”, and the Class RR certificates and the RR interest are collectively referred to as the “VRR interest”. The offered certificates and the non-offered pooled certificates are collectively referred to as the “pooled certificates”. The Class G-RR and Class H-RR certificates are collectively referred to as the “HRR certificates”.

The Carolinas 7-Eleven Portfolio mortgage loan will be pooled together with the other mortgage loans (collectively referred to in this prospectus as the “mortgage pool”) and interest and principal received in respect of such mortgage loans will be available to make distributions in respect of the pooled certificates. The trust subordinate companion loan will be an asset of the issuing entity but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the trust subordinate companion loan will only be available to make distributions in respect of the loan-specific certificates.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$14,440,000
Class A-2	$87,090,000
Class A-SB(1)	$29,104,000
Class A-3	$83,000,000
Class A-4	$504,969,000
Class X-A(2)	$836,659,000
Class A-M	$118,056,000
Class B	$41,063,000
Class C	$41,063,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	3.409%(1)
Class A-2	4.358%(1)
Class A-SB	4.302%(1)
Class A-3	4.197%(1)
Class A-4	4.466%(1)
Class X-A	0.339%(2)
Class A-M	4.764%(1)
Class B	4.785%(1)
Class C	4.785%(1)

(1)	The pass through rates for the Class A-1, Class A-2 and Class A-3 certificates for any distribution date, in each case, will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-SB certificates for any distribution date will be a per annum rate equal to the lesser of (i) the WAC rate, and (ii) 4.302%. The pass-through rate for the Class A-4 certificates for any distribution date will be a per annum rate equal to the lesser of (i) the WAC rate, and (ii) 4.466%. The pass-through rate for the Class A-M certificates for any distribution date will be a per annum rate equal to (i) the WAC rate, minus (ii) 0.02125%, but in any case, not less than 0.000%. The pass-through rates for the Class B and Class C certificates, in each case, for any distribution date, will be equal to the WAC rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the WAC rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”) will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.04500%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and under limited circumstances, any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loan or REO property will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan, REO loan and trust subordinate companion loan at a per annum rate equal to 0.00636%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan, the trust subordinate companion loan and REO loan at a per annum rate equal to (i) 0.00243% with respect to each such mortgage loan (except the Moffett Towers – Buildings E,F,G, Pier 70, TripAdvisor HQ, Outlet Shoppes at El Paso and Davenport Commons mortgage loans) and the trust subordinate companion loan, (ii) 0.00368% with respect to each of the Moffett Towers – Buildings E,F,G and the Pier 70 mortgage loans, (iii) 0.00376% with respect to the TripAdvisor HQ mortgage loan, (iv) 0.00499% with respect to the Outlet Shoppes at El Paso mortgage loan and (v) 0.00743% with respect to the Davenport Commons mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders and the RR interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan, the trust subordinate companion loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owner.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the

RR interest owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

The Carolinas 7-Eleven Portfolio mortgage loan is referred to as a “serviced AB mortgage loan”, and the Carolinas 7-Eleven Portfolio whole loan is referred to as a “serviced AB whole loan”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Christiana Mall	0.00125%	0.12500%
Aventura Mall	0.00125%	0.25000%
The Gateway	0.00125%	0.25000%
West Coast Albertsons Portfolio	0.00125%	0.25000%(1)
FXI Portfolio	0.00250%	0.25000%(2)
Quality RV Resorts	0.00250%	0.25000%(2)
Moffett Towers II – Building 1	0.00125%	0.25000%(1)
Willow Creek Corporate Center	0.00125%	0.25000%(1)
GSK North American HQ	0.00250%	0.25000%(2)

(1) Subject to a monthly minimum amount of $3,500.

(2) Subject to a monthly minimum amount of $3,500 (or $5,000 if the risk retention consultation party under the related pooling and servicing agreement is entitled to consult with the applicable special servicer under the related pooling and servicing agreement with respect to such mortgage loan).

Distributions

A. Allocation Between VRR
Interests and Non-VRR
Certificates	The aggregate amount available for distributions to holders of the non-VRR certificates and owners of the VRR interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the owners of the VRR interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such pooled aggregate available funds allocable to: (a) the VRR interest will be the product of such pooled aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the aggregate initial interest balance of the VRR interest, and the denominator of which is sum of the aggregate initial certificate balance of all of the classes of pooled principal balance certificates and the aggregate initial interest balance of the VRR interest; and (b) the non-VRR certificates will at all times be the product of such pooled aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order of
Distributions	On each distribution date, funds available for distributions to the holders of the non-VRR certificates (exclusive of any portion thereof that represents any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of pooled principal balance certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered pooled certificates (other than the Class X-B, Class X-D and Class X-F certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

The holders of the loan-specific certificates will only be entitled to distributions from amounts paid or advanced on and allocated to the trust subordinate companion loan in accordance with the co-lender agreement relating to the Carolinas 7-Eleven Portfolio whole loan and no class of pooled certificates or the VRR interest will be entitled to distributions paid or advanced on and allocable to the trust subordinate companion loan.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of pooled certificates and the VRR interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of pooled principal balance certificates and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR interest, on the one hand, and to the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Yield maintenance charges received in respect of the trust subordinate companion loan will be distributed to the loan-specific certificates and will not be allocated to the pooled certificates or the VRR interest.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the pooled certificates will be allocated between the VRR interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates and the Class X-B, Class X-D and Class X-F certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F, Class S, Class R and Class RR certificates. None of the loan-specific certificates will be subordinate to any class of pooled certificates or the VRR interest, except to the extent of the subordination of the trust subordinate companion loan to the Carolinas 7-Eleven Portfolio mortgage loan as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

Credit enhancement will be provided solely by certain classes of subordinate non-VRR certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of owners of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interests will reduce the VRR interest balance. Principal losses and principal payments, if any, on the trust subordinate companion loan allocated to a class of loan-specific certificates will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the pooled certificates and the VRR interest and the allocation of losses to the pooled certificates and the VRR interest.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the pooled available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates entitled to interest are required to be further allocated among the classes of non-VRR certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the pooled certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR interest owners on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan and the trust subordinate companion loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s or trust subordinate companion loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan or trust subordinate companion loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan or trust subordinate companion loan, as applicable, until the related due date has passed and any grace period for late payments applicable to the mortgage loan or the trust subordinate companion loan, as applicable, has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 37 fixed rate commercial mortgage loans and the trust subordinate companion loan, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 102 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

Although the trust subordinate companion loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loan is not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include the trust subordinate companion loan unless otherwise indicated. The trust subordinate companion loan supports only the loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loan unless otherwise stated.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,065,682,359. The principal balance of the trust subordinate companion loan as of the cut-off date will be approximately $35,000,000.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 37 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or (iii) in the case of four of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”. With respect to the Carolinas 7-Eleven Portfolio whole loan set forth below, there is one subordinate companion loan identified as note B, and German American Capital Corporation will transfer such note B (referred to in this prospectus as the “trust subordinate companion loan”) to the depositor.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)(4)	Whole Loan Underwritten NCF DSCR(4)	Whole Loan Underwritten NOI Debt Yield(4)
Moffett Towers – Buildings E,F,G	$80,000,000	7.5%	$204,000,000	N/A	40.2%	2.97x	12.6%	40.2%	2.97x	12.6%
Pier 70	$80,000,000	7.5%	$35,000,000	N/A	52.9%	2.19x	11.0%	52.9%	2.19x	11.0%
TripAdvisor HQ	$75,000,000	7.0%	$23,150,000	N/A	64.6%	1.82x	9.2%	64.6%	1.82x	9.2%
Christiana Mall	$53,136,000	5.0%	$284,864,000	$212,000,000	32.5%	3.15x	13.8%	52.9%	1.93x	8.5%
Aventura Mall	$47,000,000	4.4%	$1,359,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
Carolinas 7-Eleven Portfolio	$40,000,000	3.8%	N/A	$35,000,000	32.7%	4.01x	16.9%	61.4%	1.83x	9.0%
Outlet Shoppes at El Paso	$39,000,000	3.7%	$36,000,000	N/A	58.9%	1.51x	10.7%	58.9%	1.51x	10.7%
The Gateway	$37,500,000	3.5%	$292,500,000	$220,000,000	38.0%	2.98x	11.3%	63.3%	1.61x	6.8%
West Coast Albertsons Portfolio	$29,000,000	2.7%	$65,000,000	N/A	31.7%	4.17x	18.0%	31.7%	4.17x	18.0%
FXI Portfolio	$28,560,000	2.7%	$43,000,000	N/A	66.4%	1.58x	11.1%	66.4%	1.58x	11.1%
Quality RV Resorts	$26,210,000	2.5%	$35,000,000	N/A	59.7%	1.69x	10.8%	59.7%	1.69x	10.8%
Moffett Towers II – Building 1	$25,000,000	2.3%	$143,000,000	N/A	46.8%	2.00x	11.5%	46.8%	2.00x	11.5%
Davenport Commons	$20,000,000	1.9%	$15,000,000	N/A	68.6%	1.27x	9.0%	68.6%	1.27x	9.0%
Willow Creek Corporate Center	$16,225,000	1.5%	$72,500,000	N/A	65.0%	1.92x	9.5%	65.0%	1.92x	9.5%
GSK North American HQ	$10,000,000	0.9%	$75,150,000	N/A	64.2%	2.62x	11.1%	64.2%	2.62x	11.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related Subordinate Companion Loans.

(2)	With respect to the Moffett Towers - Buildings E,F,G and Moffett Towers II - Building 1 mortgage loans, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been calculated based on the appraised values other than “As Is”. See “Description of the Mortgage Pool—Appraised Values”.

(3)	With respect to the Outlet Shoppes at El Paso mortgage loan, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been adjusted to exclude the $3.8 million value for a release parcel, which was not accounted for in the underwriting. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans- Partial Releases”.

(4)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related mezzanine debt.

The Moffett Towers – Buildings E,F,G, Pier 70, TripAdvisor HQ, Carolinas 7-Eleven Portfolio, Outlet Shoppes at El Paso and Davenport Commons whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate -holder(1)	Operating Advisor	Asset Representations Reviewer
Christiana Mall	BBCMS 2018-CHRS	5.0%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	N/A	N/A
Aventura Mall	Aventura Mall Trust 2018-AVM	4.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BREDS HG SD (Delaware) L.P.	Park Bridge Lender Services LLC	N/A
The Gateway	COMM 2018-HOME	3.5%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Teachers Insurance and Annuity Association of America	Park Bridge Lender Services LLC	N/A
West Coast Albertsons Portfolio	Benchmark 2018-B6	2.7%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	KKR Real Estate Credit Opportunity Partners Aggregator L.P. (or an affiliate)	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
FXI Portfolio	GSMS 2018-GS10	2.7%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Quality RV Resorts	GSMS 2018-GS10	2.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Moffett Towers II – Building 1	Benchmark 2018-B6	2.3%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	KKR Real Estate Credit Opportunity Partners Aggregator L.P. (or an affiliate)	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Willow Creek Corporate Center	Benchmark 2018-B6	1.5%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	KKR Real Estate Credit Opportunity Partners Aggregator L.P. (or an affiliate)	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
GSK North American HQ	GSMS 2018-GS10	0.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	The entity listed as the “Directing Certificateholder” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

Although the trust subordinate companion loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loan is not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include the trust subordinate companion loan unless otherwise indicated. The trust subordinate companion loan supports only the loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loan unless otherwise stated.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics(1)

All Mortgage Loans
Initial Pool Balance(2)	$1,065,682,359
Number of mortgage loans	37
Number of mortgaged properties	102
Range of Cut-off Date Balances	$5,379,156 to $80,000,000
Average Cut-off Date Balance	$28,802,226
Range of Mortgage Rates	3.7218% to 5.8469%
Weighted average Mortgage Rate	4.6571%
Range of original terms to maturity(3)	60 months to 120 months
Weighted average original term to maturity(3)	115 months
Range of remaining terms to maturity(3)	56 months to 120 months
Weighted average remaining term to maturity(3)	113 months
Range of original amortization term(4)	360 months to 360 months
Weighted average original amortization term(4)	360 months
Range of remaining amortization terms(4)	341 months to 360 months
Weighted average remaining amortization term(4)	360 months
Range of LTV Ratios as of the Cut-off Date(5)(6)(7)(8)	22.2% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)(7)(8)	54.3%
Range of LTV Ratios as of the maturity date(3)(5)(6)(8)(9)	22.2% to 69.0%
Weighted average LTV Ratio as of the maturity date(3)(5)(6)(8)(9)	50.6%
Range of UW NCF DSCR(6)(10)	1.20x to 4.17x
Weighted average UW NCF DSCR(6)(10)	2.24x
Range of UW NOI Debt Yield(6)(7)(8)	7.9% to 18.0%
Weighted average UW NOI Debt Yield(6)(7)(8)	11.5%
Percentage of Initial Pool Balance consisting of:
Interest Only	50.8%
Interest Only, then Amortizing Balloon	28.5%
Amortizing Balloon	10.9%
Interest Only, ARD	9.8%

(1)	Except where expressly stated otherwise, statistical information in this table does not include the trust subordinate companion loan.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(4)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(5)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the loan-to-value ratios have been calculated using the “as-is” appraised value. However, with respect to 5 mortgage loans (17.3%), the related loan-to-value ratios have been calculated using “as-complete” or “as-stabilized” appraised values or in the case of the Outlet Shoppes at El Paso mortgage loan was adjusted to exclude the $3.8 million value for a release parcel. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(6)	In the case of 15 mortgage loans (56.9%), each of which has one or more pari passu companion loans and/or, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(7)	With respect to the River Valley MHC Portfolio mortgage loan (3.4%), the Cut-off Date LTV and U/W NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

(8)	With respect to the Time Square Office Renton mortgage loan (5.3%), the Cut-off Date LTV, Maturity Date or ARD Date LTV and U/W NOI Debt Yield are

calculated based on the Cut-off Date Balance net of a related performance reserve.

(9)	With respect to the Pier 70 mortgage loan (7.5%), the Maturity Date or ARD LTV has been calculated using a value other than the “As Is” appraised value. See “Description of the Mortgage Pool—Appraised Value”.

(10)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. With respect to the Temple Towne Center mortgage loan (1.8%), the debt service coverage ratio is calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan following the mortgage loan’s interest-only period based on the assumed principal payment schedule set forth on Annex G.

All of the mortgage loans accrue interest on an actual/360 basis, except for the Outlet Shoppes at El Paso mortgage loan, which accrues interest on a 30/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	Twelve (12) of the mortgage loans (31.2%) are secured by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are properties subject to one or more double-net, triple-net or absolute-net leases with the related tenant(s) where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the River Valley MHC Portfolio (3.4%) and the West Coast Albertsons Portfolio (2.7%) mortgage loans, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Goldman Sachs Mortgage Company were originated in accordance with Goldman Sachs Mortgage Company’s underwriting standards.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to
Certificateholders
and the RR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder and the RR interest owner a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest owner may be entitled to certain other information regarding the issuing entity.

See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the mortgage pool and the trust subordinate companion loan remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage pool and the trust subordinate companion loan as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans and the trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates including the loan-specific certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans and the trust subordinate companion loan held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan or the trust subordinate companion loan, as applicable, the value of the related mortgaged property or the interests of any certificateholders or RR interest owner in the mortgage loan or trust subordinate companion loan, as applicable, or mortgaged property or causes the mortgage loan or trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owner and the related pari passu companion loan holders (as a collective whole as if such certificateholders, RR interest owner and such companion loan holders constituted a single lender and, with respect to a whole loan with a trust subordinate companion loan, taking into account the subordinate nature of such trust subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as three separate REMICs (the “Trust Subordinate Companion Loan REMIC”, the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, (1) the portions of the issuing entity consisting of (i) entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR interest and distributions thereon, will be classified as a “trust” under Section 301.7701-4(c) of the Treasury Regulations, (the “Grantor Trust”), (2) the Class S certificates and the VRR interest will represent beneficial ownership of the excess interest and related distribution account and (3) the VRR interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR interest and distributions thereon.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A certificates will be issued with original issue discount, that the Class C certificates will be issued with de minimis original issue discount and that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each class of offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate such class of offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Related to Mortgage Loans Secured by a Security Trust Agreement with Properties in its Trust Estate Located in Mexico

The FXI Portfolio – FXI Cuautitlan MX mortgaged property (0.3% by allocated loan amount) is located in Cuautitlan Izcalli, Mexican State (Estado de México). A property located in Mexico poses additional risks not associated with United States domestic obligors or properties located in the United States, as further described below. The borrower under Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property has obtained political risk insurance to cover certain risks unique to properties subject to a security trust agreement outside of the United States, but such policy is not intended to cover all such risks and we cannot assure you that payment due under such policy will prevent a default under the related mortgage loan documents.  See “—Political Risk Insurance” below.  Furthermore, in making a determination as to whether an advance may be a nonrecoverable advance, the master servicer and the special servicer may, to the extent consistent with accepted servicing practices, assume that the amount of any recovery with respect to the property subject to the Mexican security trust agreement securing the FXI Portfolio – FXI Cuautitlan MX mortgaged property will be lower than the amount that would be recoverable with respect to a comparable property located in the United States, and that the time of such recovery will be longer than the time it would take to make a recovery with respect to a comparable property located in the United States.  In addition, the master servicer and the special servicer may perform certain calculations regarding nonrecoverable advances using pesos as the applicable currency. Furthermore, the FXI Portfolio – FXI Cuautitlan MX mortgaged property may suffer risks associated with the conversion of currency.

In addition, according to the United States Department of State, criminal activity and violence, including homicide, are an issue throughout the state, and according to the Government of Mexico statistics, the state experienced an increase in homicide rates compared to the same period in 2016.  While most of these homicides appeared to be targeted, criminal organization assassinations, turf battles between criminal groups have resulted in violent crime in areas frequented by U.S. citizens.  Shooting incidents, in which innocent bystanders have been injured, have occurred during daylight hours.  Additionally, there have been allegations of sexual assault against tourists, including by employees at hospitality properties. The United States Department of State continues to encourage U.S. citizens to exercise caution.  We cannot assure you that any continuing criminal activity, including homicides or sexual assault, will not have a materially adverse effect on the operations or cash flow at the related mortgaged property.

Certain Fees Are Payable Under the Security Trust Agreement

Under the terms of the security trust agreement (the “Mexican STA”) relating to the FXI Portfolio – FXI Cuautitlan MX mortgaged property, the borrower is required to pay to the Mexican trustee an annual administrative fee in the amount of 175,000 pesos. In the event the borrower were to fail to pay such fee, the Mexican trustee would have the right to charge such fees against the trust estate, and in the event of a foreclosure, the amount of any accrued and unpaid administrative fees would be charged against the proceeds of a foreclosure sale. In addition, upon foreclosure of the related mortgaged property, the Mexican trustee is entitled to the payment of a fee in the amount of 1.5% of the value of the designated assets, plus the corresponding value added tax; provided, however, that such fee shall be paid with the proceeds of the sale or transfer of such designated assets in accordance with the provisions of the Mexican STA.

Payments of Judgments Against the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property Would Be in Pesos

In the event that proceedings are brought to Mexico seeking performance of the obligations of the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property, either to enforce a judgment or as a result of an action brought in Mexico, the borrower may be entitled to discharge those obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency. Under the Mexican Ley Monetaria de los Estados Unidos Mexicanos (Monetary Law of the United Mexican States), an obligation, whether resulting from a judgment or by agreement, denominated in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payment is made. Such rate is currently determined every banking day by the Mexican Central Bank (Banco de Mexico) and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federacion).  As a result of the judgment conversion to Mexican currency, the Trust may suffer a United States Dollar shortfall if there is a judgment or distribution in bankruptcy. Certificateholders should be aware that provisions purporting to limit the ability of the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property to discharge its obligations as described above, or purporting to give any party an additional course of action seeking indemnity or compensation for possible deficiencies arising or resulting from variations in rates of exchange, may be unenforceable in Mexico.

Insolvency of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

Although assets contributed to the related Mexican STA (including the related mortgaged property) should not be considered to be assets of the borrower and therefore not a part of its bankruptcy estate, if the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property were to become subject to an insolvency or bankruptcy proceeding (concurso mercantil or quiebra) in a Mexican court, the exercise of the rights of the lender under the related mortgage loan may be delayed until the conclusion of such proceeding. In addition, any deficiency in the payment by the borrower under the mortgage loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property of amounts due under the related notes after a sale of the related mortgaged property under the Mexican STA would be considered an unsecured claim against the borrower.  For purposes of determining the amount of all claims against an insolvent entity, (i) all unsecured lawful currency of Mexico denominated indebtedness will be converted into Unidades de Inversion (“UDIs”), and interest thereon will cease to accrue on such indebtedness; (ii) all unsecured indebtedness denominated in foreign currency will be converted into Mexican pesos and subsequently into UDIs, and interest thereon will cease to accrue on such indebtedness; and (iii) all secured indebtedness will be maintained in the agreed currency, and ordinary (but not default) interest thereon will continue to accrue on such indebtedness up to an amount equivalent to the value of the applicable collateral.

Under Mexico’s bankruptcy law (Ley de Concursos Mercantiles) the rights of the Certificateholders to receive payments of such deficiency will be subordinated to labor claims, claims of tax authorities for unpaid taxes, claims of secured creditors up to the value of their respective collateral, litigation costs, fees and expenses of the mediator (conciliador), receiver (sindico) and visitor (visitador), Social Security quotas, Workers’ Housing Fund quotas and Retirement Fund quotas.

Downturns in the Mexican Economy May Adversely Affect the FXI Portfolio – FXI Cuautitlan MX Borrower

The lessee leasing the mortgaged property is a Mexican resident and all of the operations and assets of the borrower are located in Mexico.  For these reasons, the operations, results and financial condition of the borrower are dependent upon the level of economic activity in Mexico and upon the political, social and economic stability of Mexico.

Mexican Law and Regulations May Impair the Ability of Creditors to Enforce in Mexico Certain Rights in Connection with the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property securing the Mortgage Loan through the Mexican STA

Under Mexican law, the rights of creditors of the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property may be limited to the extent that, among other things, (i) an obligation to pay interest on interest may not be enforceable under Mexican law, (ii) certain service of process does not constitute personal service of process under Mexican law, and (iii) provisions contained in the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property that purports to bind any person not a party thereto are not enforceable under Mexican law.

Exchange Controls May Impair the Ability of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property to Obtain U.S. Dollars to Make Dollar-Denominated Payments

With respect to the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property, the borrower may receive certain of its revenues in Mexican currency. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Mexican currency into U.S. Dollars or other currencies or to transfer such amounts outside of Mexico, exchange control rules have been in effect in the past and we cannot assure you that Banco de Mexico will continue to make foreign currency available to private sector companies or that foreign currency needed by the borrower to service foreign currency obligations could be purchased in the open market without substantial additional cost. Moreover, we cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. The imposition of such a policy in the future could impair the ability of the borrower to meet their United States Dollar-denominated monetary liabilities and could also have a material adverse effect on the business, results of operations, financial condition and liquidity of the borrower. Certain expenses are denominated in Mexican currency which mitigates the risks described above. Additionally, the political risk insurance policy required under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property generally covers an act by the government of Mexico that prevents the mortgagee or the borrower under Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property from converting Mexican currency into U.S. dollars or from transferring amounts outside of Mexico. See “—Political Risk Insurance” below.

Changes in Mexican Federal Governmental Policies Could Adversely Affect the Borrower’s Results of Operations and Financial Conditions Relating to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

The borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property is a Mexican variable capital limited liability company (sociedad de responsabilidad limitada de capital variable), and substantially all of its assets and operations are located in Mexico. As a result, the borrower is subject to political, economic, legal and regulatory risks specific to Mexico. Mexican federal governmental actions and policies concerning the economy could have a significant impact on private sector entities in general and on the borrower in particular. We cannot assure you that the Mexican federal governmental policies will not adversely affect the business, financial condition or results of operations of the related mortgaged property.

Political Developments in Mexico May Adversely Affect the Borrower relating to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental action concerning the economy, state owned enterprises and many of the Mexican industries, including the lodging industry, could have a significant impact on the borrower.

Furthermore, political changes may occur in connection with the 2018 general election in Mexico. We cannot assure you that political developments in Mexico will not have an adverse effect on the borrower’s financial results or condition.

Political Risk Insurance

The borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property will be required to maintain political risk insurance in an amount equal to the loan amount of the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property, but the coverage of such policy is subject to significant limitations. Such policy generally covers the amount of any delinquent scheduled payment where the delinquency is either caused by (i) one of certain defined expropriatory acts by the government of Mexico or (ii) an act by the government of Mexico that prevents the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property from converting Mexican currency into U.S. dollars or from transferring amounts outside of Mexico. The policy does not cover currency fluctuations or devaluation.  In addition, the insurer under the policy is obligated only to make payments in accordance with the original scheduled mortgage payments, not any accelerated amounts due as a result of an event of default.

Developments in Other Countries Could Adversely Affect the Mexican Economy and the Results of Operations of the Borrower under the Mortgage Loan Related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

The Mexican economy may, to varying degrees, be affected by economic and market conditions in other countries, particularly in emerging market countries.  In the past, economic crises in Asia, Russia, Brazil, Argentina and other emerging market countries adversely affected the Mexican economy.  In addition, in recent years, economic conditions in Mexico have become increasingly correlated to economic conditions in the United States as a result of the North American Free Trade Agreement (“NAFTA”) and increased economic activity between the two countries, which was highlighted during the recent economic crisis affecting the United States.  Adverse economic conditions in the United States, or the termination or re-negotiation of NAFTA or other related events, could have a material adverse effect on the Mexican economy. Additionally, the negative effect of such events on the Mexican economy could adversely affect the financial results and conditions of the borrower. The Mexican economy continues to be heavily influenced by the United States economy and therefore, adverse economic conditions in the United States could have a significant adverse effect on the Mexican economy.  We cannot assure you that events in other emerging market countries, in the United States or elsewhere will not adversely affect the business, financial condition or results of operations of the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property.

Certain Factors May Limit the Enforcement of the Mexican Security Trust Agreement related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

Although the Mexican STA created to secure the payment of the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property contemplates, in principle, an extra-judicial foreclosure procedure, the borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property may challenge such procedure before a Mexican court; if such is the case, foreclosure would be delayed. In addition, foreclosure of the pledge created on the assets of the borrower (other than the assets transferred to the Mexican STA) under the Mexican non-possessory pledge agreement (the “Mexican Pledge Agreement”) would require judicial intervention in case, among others, there is a dispute on the amounts due under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX mortgaged property or the borrower does not deliver physical possession of the pledged assets pursuant to the Mexican Pledge Agreement.

An Increase in Inflation or an Increase in the Value of Mexican Currency May Increase the Operating Costs of the Borrower under the Mortgage Loan related to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

High levels of inflation would cause some of the operating costs of the borrower to increase while the prices charged for services, due to the competitive environment and their linkage to the United States Dollar, might not. During most of the 1980s and during 1995, Mexico experienced periods of very high levels of inflation. Inflation had led to high interest rates, devaluation of the Mexican peso and, during the 1980s, substantial government controls over exchange rates and prices.

While a significant portion of the revenues of the borrower relating to the FXI Portfolio – FXI Cuautitlan MX mortgaged property is denominated in, or linked to, U.S. Dollars, the borrower receives a smaller portion of its revenues in Mexican currency. Conversely, a significant portion of the expenses of the borrower relating to the FXI Portfolio – FXI Cuautitlan MX mortgaged property is payable in Mexican currency while a smaller portion of its expenses is payable in U.S. Dollars. An increase in the cost of Mexican currency relative to U.S. Dollars would mean that the borrower would incur rising expenditures to convert U.S. Dollars to Mexican currency for payment of the majority of their expenses. We cannot assure you that the borrower would be able to compensate for these increased expenses by raising prices or that the increase in value in Mexican currency would not impact the performance of the related mortgaged property and the borrower’s net operating income.

Enforcement of Foreign Judgments in Mexico

Under Mexican law, the enforcement of a foreign judgment against a Mexican borrower will require compliance with several substantive and procedural requirements.

Mexico Imposes a Tax on Payment of Interest with Respect to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property

A Convention for the Avoidance of Double Taxation, together with a related Protocol thereto, or the Tax Treaty, between Mexico and the United States took effect on January 1, 1994, as amended or supplemented by additional protocols to the date hereof (“US-MX Treaty”). The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Under Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) (“Mexican Income Tax Law”) in effect on the date of this prospectus, which is subject to change, possibly with retroactive effect, and to differing interpretations, payments of interest by Mexican residents to foreign lenders are subject to withholding taxes in Mexico that range from 4.9% to 35%. However, the maximum withholding rate on interest paid to a U.S. tax resident is 15% under the US-MX Treaty, provided that such U.S. tax resident meets certain requirements. The 4.9% withholding rate is applicable to interest payments made to a bank resident in a country that has entered into a tax treaty with Mexico, provided that such bank is entitled to treaty benefits. As a U.S. bank and tax resident, the original lender was entitled to the 4.9% withholding rate under Mexican Income Tax Law. We understand that the FXI Portfolio – FXI Cuautitlan MX mortgaged property requires the related borrower to perform withholding and tax reporting duties under Mexican Income Tax Law with respect to the FXI Portfolio – FXI Cuautitlan MX mortgaged property, and that the related borrower intends to continue to withhold on interest payments at a rate of 4.9%, unless it is determined by the borrower (whether by advice of counsel or a determination by the Mexican authorities) that a different rate of withholding is required. Under the Mexican Federal Tax Code (Código Fiscal de la Federación), the Mexican withholding agent is jointly liable for the underwithholding of tax on foreign residents and the Mexican tax authority can collect such tax deficiency from the Mexican withholding agent directly.

The borrowers under the FXI Portfolio – FXI Cuautitlan MX mortgaged property are required to “gross-up” payments due under the related loan agreement, which means that they are required, to the extent permitted by law, to make all payments free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a governmental authority or any change in the interpretation or application thereof by a governmental authority but excluding, in the case of a creditor, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by a creditor’s net income by Mexico or any governmental authority of the jurisdiction under the laws of which such creditor is organized or maintains a lending office. We cannot assure you that such gross-up payments will be permitted or that the amount required to be withheld will not increase. In such events, we cannot assure you that sufficient amounts will be available to pay installments of interest on the FXI Portfolio – FXI Cuautitlan MX mortgaged property.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and

Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls.

For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR interest owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Historic Tax Credit Structure

The Pier 70 mortgage loan (7.5%) has a historic tax credit structure. Such structure creates various risks. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties” for a discussion of such risks.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, mixed use, industrial and manufactured housing. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States or Mexico, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

For example, in late August and early September 2017, Hurricane Harvey made landfall in in southeastern Texas and southern Louisiana. 22 of the 102 mortgaged properties (15.1% by allocated loan amount) are located in the state of Texas. Of these, 7 of the mortgaged properties (2.2% by allocated loan amount) are located in the reported area of impact in Texas, which generally includes the coastal areas along the Gulf of Mexico and areas in and around the cities of Houston, Corpus Christi and Galveston, however, of such 7 mortgaged properties, only the Quality RV Resorts Fallbrook (0.2% by allocated loan amount) mortgaged property is located in a Special Flood Hazard Area (“SFHA”). We are aware that certain of these mortgaged properties experienced varying degrees of damage.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Washington, Massachusetts, Florida and Delaware. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR interest owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1 and representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Goldman Sachs Mortgage Company”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1 and representation and warranty number 40 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR interest owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire November 30, 2018.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR interest owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR interest owner. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR interest owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction

Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—GSMC’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-complete” or “as-stabilized” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-complete” or “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-complete” or “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—Goldman Sachs Mortgage Company”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR interest owner if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1 and representation and warranty number 31 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans (other than the trust subordinate companion loan) are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR interest owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the RR interest owner. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest owners, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1 and representation and warranty number 34 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and German American Capital Corporation will sell the trust subordinate companion loan) to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators and an initial risk retention consultation party, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch and Goldman Sachs Mortgage Company, each an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and each of Deutsche Bank AG, acting through its New York Branch and Goldman Sachs Mortgage Company is (or is affiliated with the entity) expected to be appointed as an initial risk retention consultation party. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from a risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. Each risk retention consultation party and the VRR interest owner by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the related risk retention consultation party or VRR interest owner holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or a VRR interest owner entitled to appoint a risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, if either Deutsche Bank AG, acting through its New York Branch (or its majority-owned affiliate) (as a holder of the Class RR certificates or a risk retention consultation party) or Goldman Sachs Mortgage Company (as an RR interest owner or a risk retention consultation party) becomes a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Deutsche Bank AG, acting through its New York Branch (as a holder of the Class RR certificates or a risk retention consultation party) or Goldman Sachs Mortgage Company (as an RR interest owner or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected VRR interest owners and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, acting through its New York Branch, an originator, an initial risk retention consultation party and an initial holder of the Class RR certificates. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor, an originator and an initial risk retention consultation party, and Goldman Sachs Bank USA, an originator and the RR interest owner.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded loan and will be entitled to all special servicing compensation with respect to such excluded loan earned during such time as the related mortgage loan is an excluded loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded loans). While the special servicer will have the same access to information related to the excluded loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2018-C1 non-offered certificates, the VRR interest owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

RREF III-D AIV RR, LLC, or its affiliate, is expected to be the initial directing holder (other than any excluded loan, any non-serviced mortgage loan, any servicing shift mortgage loan and the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing)) and the purchaser of the Class G-RR and Class H-RR certificates. RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate is expected to purchase the Class X-F, Class F and Class S certificates. Rialto Capital Advisors, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than with respect to any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the FXI Portfolio, GSK North American HQ and Quality RV Resorts whole loans, which are serviced under the GSMS 2018-GS10 PSA and is an affiliate of the entity that is the controlling class certificateholder and initial controlling class representative under the GSMS 2018-GS10 PSA.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans (other than any servicing shift mortgage loan) and the trust subordinate companion loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owner, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that RREF III-D AIV RR, LLC, or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan, any applicable excluded loan and the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing)). The special servicer may, at the direction of such directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. Such directing holder will be controlled by the controlling class certificateholders.

With respect to the Carolinas 7-Eleven Portfolio whole loan, the mortgage loan and the related subordinate companion loan will be serviced pursuant to the pooling and servicing agreement related to this transaction, and the Carolinas 7-Eleven Portfolio mortgage loan and the trust subordinate companion loan will be assets in the trust fund. The initial directing holder for the Carolinas 7-Eleven Portfolio whole loan is expected to be Waterfall Eden Master Fund, Ltd., which is expected to be the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative). For so long as no Carolinas 7-Eleven Portfolio Control Termination Event is continuing, the directing holder for the Carolinas 7-Eleven Portfolio whole loan will be the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time). The Carolinas 7-Eleven Portfolio controlling class will be the most subordinate class of the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. During the continuance of a Carolinas 7-Eleven Portfolio control termination event with respect to the Carolinas 7-Eleven Portfolio whole loan, the directing holder for the Carolinas 7-Eleven Portfolio whole loan will be the controlling class certificateholder (or its representative). The directing holder for the Carolinas 7-Eleven Portfolio whole loan will have the right to

(i) consent to certain material decisions and actions made with respect to the Carolinas 7-Eleven Portfolio whole loan, (ii) prior to a Carolinas 7-Eleven Portfolio control termination event with respect to the Carolinas 7-Eleven Portfolio whole loan, purchase the Carolinas 7-Eleven Portfolio Mortgage Loan under certain limited circumstances and (iii) replace the special servicer with respect to the Carolinas 7-Eleven Portfolio whole loan, with or without cause. The special servicer may, at the direction of the related directing holder, take actions with respect to the Carolinas 7-Eleven Portfolio whole loan that could adversely affect the holders of some or all of the classes of certificates. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders and the RR interest owner. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders or the Carolinas 7-Eleven Portfolio controlling class certificateholder (for so long as a Carolinas 7-Eleven Portfolio control termination event does not exist and other than with respect to any applicable excluded loan) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner. Set forth in the following table is the identity of the initial directing holder (or equivalent entity) for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Holder
Moffett Towers – Buildings E,F,G	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Pier 70	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
TripAdvisor HQ	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Christiana Mall	BBCMS 2018-CHRS	BBCMS 2018-CHRS	N/A
Aventura Mall	Aventura Mall Trust 2018-AVM	Aventura Mall Trust 2018-AVM	BREDS HG SD (Delaware) L.P.
Carolinas 7-Eleven Portfolio	DBGS 2018-C1	(1)	(1)
Outlets Shoppes at El Paso	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
The Gateway	COMM 2018-HOME	COMM 2018-HOME	Teachers Insurance and Annuity Association of America
West Coast Albertsons Portfolio	Benchmark 2018-B6	Benchmark 2018-B6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate)
FXI Portfolio	GSMS 2018-GS10	GSMS 2018-GS10	RREF III-D AIV RR, LLC
Quality RV Resorts	GSMS 2018-GS10	GSMS 2018-GS10	RREF III-D AIV RR, LLC
Moffett Towers II – Building 1	Benchmark 2018-B6	Benchmark 2018-B6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate)
Davenport Commons	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Willow Creek Corporate Center	Benchmark 2018-B6	Benchmark 2018-B6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate)
GSK North American HQ	GSMS 2018-GS10	GSMS 2018-GS10	RREF III-D AIV RR, LLC

(1)	The initial directing holder for the Carolinas 7-Eleven Portfolio whole loan is expected to be Waterfall Eden Master Fund, Ltd., which is expected to be the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative). For so long as no Carolinas 7-Eleven Portfolio control termination event is continuing, the directing holder for the Carolinas 7-Eleven Portfolio whole loan will be the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time). The Carolinas 7-Eleven Portfolio controlling class will be the most subordinate class of the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class. During the continuance of a Carolinas 7-Eleven Portfolio control termination event, the directing holder for the Carolinas 7-Eleven Portfolio whole loan will be the controlling class representative.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR interest owner. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owner. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR interest owner, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (or with respect to the Carolinas 7-Eleven Portfolio whole loan, prior to the continuation of a Carolinas 7-Eleven Portfolio control termination event, the Carolinas 7-Eleven Portfolio controlling class certificateholder (or its representative) selected by a majority of the Carolinas 7-Eleven Portfolio controlling class certificateholders (by certificate balance), as applicable) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

RREF III-D AIV RR, LLC, or its affiliate, is expected to be appointed the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan, any servicing shift mortgage loan and the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing)) and the purchaser of the Class G-RR and Class H-RR certificates. RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), or its affiliate is expected to purchase the Class X-F, Class F and Class S certificates. Rialto Capital Advisors, LLC is expected to act as special servicer with respect to each serviced mortgage loan (other than with respect to any applicable excluded loan) and any related serviced companion loans and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the FXI Portfolio, GSK North American HQ and Quality RV Resorts whole loans, which are serviced under the GSMS 2018-GS10 PSA and is an affiliate of the entity that is the controlling class certificateholder and initial controlling class representative under the GSMS 2018-GS10 PSA.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G-RR and Class H-RR certificates, which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that RREF III-D AIV RR, LLC, or its affiliate, will be the Retaining Third-Party Purchaser. The Retaining Third-Party Purchaser, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans (other than with respect to any non-serviced mortgage loan, any applicable excluded loan, any servicing shift mortgage loan and the Carolinas 7-Eleven Portfolio mortgage loan (for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing)).

The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Consultation and Control” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Rialto Capital Advisors, LLC is expected to act as special servicer with respect to each serviced mortgage loan (other than with respect to any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the FXI Portfolio, GSK North American HQ and Quality RV Resorts whole loans, which are serviced under the GSMS 2018-GS10 PSA and is an affiliate of the entity that is the controlling class certificateholder and initial controlling class representative under the GSMS 2018-GS10 PSA.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the Retaining Third-Party Purchaser’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan (or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, the Carolinas 7-Eleven Portfolio controlling class representative, a Carolinas 7-Eleven Portfolio controlling class certificateholder, a companion loan holder, the VRR interest owners, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans and the trust subordinate companion loans, and distributions on any class of certificates and the RR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans and the trust subordinate companion loan, as applicable. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR interest owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	Effective January 1, 2019, the current EU Risk Retention and Due Diligence Requirements will be replaced by those contained in Regulation (EU) 2017/2402 (the “Securitization Regulation”). Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulation. The Securitization Regulation will, amongst other things, apply also to (a) undertakings for collective investment in transferrable securities regulated pursuant to Directive (EU) 2009/65/EC and the management companies thereof (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPs”). With regard to a securitization in respect of which the relevant securities are issued prior to January 1, 2019 (a “Pre-2019 Securitization”), as is the case with the certificates, affected investors will continue to be subject to the current investment restrictions and due diligence requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the current requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that have not been published or that have only been published in draft form and are not yet final. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

●	None of the sponsors, nor any party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment. None of the sponsors, the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the certificates regarding the regulatory treatment of their investment in the certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the sponsors or the retaining third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the sponsors or the retaining third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or RR interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the pooled certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the pooled certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the pooled certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the pooled certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated pooled certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of pooled certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated pooled certificates not rated by it, its ratings of those other pooled certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of pooled certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of pooled certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class H-RR certificates. As a result, investors in those classes of pooled certificates that are subordinated in whole or part to other classes of pooled certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of pooled certificates. See "Description of the Certificates—Distributions" and "—Subordination; Allocation of Realized Losses".

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B, Class X-D or Class X-F certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B, Class X-D or Class X-F certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D or Class X-F certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity.

Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR interest owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-D and/or Class X-F certificates. Investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of pooled principal balance certificates and the interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the pooled principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the pooled principal balance certificates, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, to each class of senior principal balance certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders and the RR interest owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan and for so long as no Carolinas 7-Eleven Portfolio control termination event is continuing, the Carolinas 7-Eleven Portfolio mortgage loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entities) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling note holder for any servicing shift whole loan, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(c)   does not have any duties to the holders of any class of certificates other than the controlling class or the VRR interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(d)   may take actions that favor its own interests or the interests of the holders of the controlling class or the VRR interest owners (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (a) – (d) above, and that no certificateholder may take any action whatsoever against the directing holder, a risk retention consultation party, a controlling companion loan holder or the directing holder (or equivalent entities) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class G-RR and Class H-RR certificates in the aggregate or the Class 7E-RR certificates (with respect to the Carolinas 7-Eleven Portfolio whole loan) (in each case, taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR interest owner and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders, RR interest owner and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, any servicing shift whole loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement (and with respect to the Carolinas 7-Eleven Portfolio whole loan for so long as a control termination event is continuing with respect to the Carolinas 7-Eleven Portfolio whole loan), the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the pooled voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the pooled certificateholders (which is the holders of pooled certificates evidencing at least 50% of the pooled voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) pooled certificateholders holding more than 50% of each class of “pooled non-reduced certificates” (each class of pooled certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the RR interest owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the Class RR certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) other than with respect to the trust subordinate companion loan, cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan (including the trust subordinate companion loan under limited circumstances) or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the RR interest owner;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest Owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR interest owner to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor and an originator, is an indirect, wholly-owned subsidiary of GS Bank a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfer of the mortgage loans by the sponsors to the depositor in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, these transfers are not transfers by banks, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that the transfer of a mortgage loan to the depositor was not a sale. If such party’s challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or RR interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration” in this prospectus and “Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in this prospectus for a discussion of important considerations relating to not being a certificateholder of record.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR interest owner. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and the RR interest owner is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR interest owner. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition. In addition, proceeds received from any Mortgaged Property located in a foreign jurisdiction may be reduced by the application of the applicable foreign taxes.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC, the Lower-Tier REMIC and the Trust Subordinate Companion Loan REMIC, as applicable, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of (i) a pool of 37 fixed rate mortgage loans (each, a “Mortgage Loan” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,065,682,359 (the “Initial Pool Balance”) and (ii) the Trust Subordinate Companion Loan. The “Cut-off Date” with respect to each Mortgage Loan and the Trust Subordinate Companion Loan is the later of the related due date in October 2018 (or, in the case of any Mortgage Loan or Trust Subordinate Companion Loan that has its first due date after October 2018, the date that would have been its due date in October 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Fifteen (15) of the Mortgage Loans (56.9%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and/or (iii) in the case of 4 of the Mortgage Loans (16.7%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and any related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Carolinas 7-Eleven Portfolio Whole Loan, there is one Subordinate Companion Loan relating to the Carolinas 7-Eleven Portfolio Mortgage Loan, the Subordinate Companion Loan identified as Note B which will be included in the issuing entity (the “Trust Subordinate Companion Loan”) and will have a principal balance as of the Cut-off Date of $35,000,000. Although the Trust Subordinate Companion Loan will be an asset of the issuing entity, amounts distributable in respect of the Trust Subordinate Companion Loan pursuant to the related co-lender agreement will be payable only to the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR certificates (the “Loan-Specific Certificates”).

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans and the Trust Subordinate Companion Loan to the depositor, which will in turn sell the Mortgage Loans and the Trust Subordinate Companion Loan to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)	21	$599,408,359	56.2%
Goldman Sachs Mortgage Company(6)	15	386,274,000	36.2
German American Capital Corporation and Goldman Sachs Mortgage Company(7)	1	80,000,000	7.5
Total	37	$1,065,682,359	100.0%

(1)	The Christiana Mall Mortgage Loan (5.0%) is part of a Whole Loan that was co-originated by DBNY, Barclays and Société Générale. The Christiana Mall Mortgage Loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(2)	The Aventura Mall Mortgage Loan (4.4%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, WFB, DBNY and Morgan Stanley Bank, N.A. The Aventura Mall Mortgage Loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(3)	The Gateway Mortgage Loan (3.5%) is part of a Whole Loan that was co-originated by DBNY and Bank of America, N.A. The Gateway Mortgage Loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(4)	The Moffett Towers II – Building 1 Mortgage Loan (2.3%) is part of a Whole Loan that was co-originated by DBNY and Barclays. The Moffett Towers II – Building 1 Mortgage Loan is held by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(5)	17 Mortgage Loans (41.0%) were originated by DBNY and will be acquired by GACC on or prior to the Closing Date.

(6)	1 Mortgage Loan (1.6%) was originated by GS Bank and will be acquired by GSMC on or prior to the Closing Date.

(7)	The Moffett Towers – Buildings E,F,G Mortgage Loan (7.5%) is part of a Whole Loan that was co-originated by GSMC, WFB and DBNY. Each of GACC and GSMC is a mortgage loan seller with respect to one of two promissory notes evidencing the Moffett Towers – Buildings E,F,G Mortgage Loan in the following manner: (i) note A-1-1, with an outstanding principal balance of $23,200,000 as of the Cut-off Date, as to which GACC is acting as a Mortgage Loan Seller; and (ii) note A-5, with an outstanding principal balance of $56,800,000 as of the Cut-off Date, as to which GSMC is acting as a Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 30, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by allocated loan amount as of the Cut-off Date (in the case of Mortgaged Property information).

Although the Trust Subordinate Companion Loan is an asset of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loan unless otherwise indicated. The Trust Subordinate Companion Loan supports only the Loan-Specific Certificates. Information in the tables in this prospectus excludes the Trust Subordinate Companion Loan unless otherwise stated.

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter, (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period or (iii) in the case of the Temple Towne Center Mortgage Loan (1.8%), 12 times the average of the first 12 principal and interest payments. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as-complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Cut-off Date Loan-to-Value Ratio, or the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as-complete” or “as-stabilized” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of the ARD Loan, outstanding at the Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the

Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as-complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Time Square Office Renton	5.3%	76.8%	$1,330,000	75.0	%(1)
River Valley MHC Portfolio	3.4%	68.5%	$500,000	67.5%

(1) The Cut-off Date LTV Ratio is based on an “as-complete” value. Based on an “as-is” value, the Un-Adjusted Cut-off Date LTV Ratio is 79.7% and the adjusted Cut-off Date LTV Ratio is 77.8%.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date or ARD LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as-complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to the Pier 70 Mortgage Loan (7.5%) the LTV Ratio at Maturity or ARD is calculated using the “as stabilized” value of $252,300,000, which assumes the stabilized operation of the Mortgaged Property including completion of unfunded obligations as of October 1, 2019, less the net present value of the minimum rent ground lease payments. The LTV Ratio at Maturity or ARD using the “As-Is” Appraised Value is 52.9%.

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Loan-to-Value Ratio at Maturity Date or ARD was calculated based on its Balloon Balance less a related earnout or holdback reserve. The applicable Loan-to-Value Ratio at Maturity Date or ARD calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Maturity Date or ARD LTV Ratio	Earnout or Holdback Reserve Amount	Maturity Date or ARD LTV Ratio
Time Square Office Renton	5.3%	68.0%	$1,330,000	66.2	%(1)

(1)       The Maturity Date or ARD LTV Ratio is based on an “as-complete” value. Based on an “as-is” value, the Un-Adjusted Maturity Date or ARD LTV Ratio is 70.5% and the adjusted Maturity Date or ARD LTV Ratio is 68.6%.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, manufactured housing, self-storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same borrower sponsor or with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of the ARD Loans, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are the ARD Loans.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Time Square Office Renton	5.3%	7.9%	$1,330,000	8.1%
River Valley MHC Portfolio	3.4%	7.7%	$500,000	7.8%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	With respect to the TripAdvisor HQ Mortgage Loan (7.0%), Underwritten NOI Debt Yield includes the net present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $315,201. The Underwritten NOI Debt Yield absent such adjustment is 8.9%.

●	With respect to the GSK North American HQ Mortgage Loan (0.9%), Underwritten NOI Debt Yield includes the net present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to $1,094,179. The Underwritten NOI Debt Yield absent such adjustment is 9.8%.

●	With respect to each Mortgage Loan as to which Underwritten Net Operating Income was calculated based on the average rent of a sole or top five or other tenant, as identified under the definition of “Underwritten Net Operating Income,” the Underwritten NOI Debt Yield of such Mortgage Loan was also calculated on such basis.

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Time Square Office Renton	5.3%	8.8%	$1,330,000	9.1%
River Valley MHC Portfolio	3.4%	7.8%	$500,000	7.9%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. With respect to the 15 largest Mortgage Loans or Mortgage Loans secured by single tenant Mortgaged Properties, including the Moffett Towers – Buildings E,F,G (7.5%), the Time Square Office Renton (5.3%), Carolinas 7-Eleven Portfolio (3.8%), Summit Office Park (2.7%) and Moffett Towers II – Building 1 (2.3%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows.

With respect to the TripAdvisor HQ Mortgage Loan (7.0%), Underwritten NCF includes the net present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $315,201. The Underwritten NCF DSCR absent such adjustment is 1.75x. In the case of the GSK North American HQ Mortgage Loan (0.9%), Underwritten NOI and Underwritten NCF include the present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to $1,094,179. The Underwritten NCF DSCR absent such adjustment is 2.31x.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	With respect to the TripAdvisor HQ Mortgage Loan (7.0%), Underwritten NCF DSCR includes the net present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $315,201. The Underwritten NCF DSCR absent such adjustment is 1.75x.

●	With respect to the GSK North American HQ Mortgage Loan (0.9%), Underwritten NCF DSCR includes the net present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to $1,094,179. The Underwritten NCF DSCR absent such adjustment is 2.31x.

●	With respect to each Mortgage Loan as to which Underwritten Net Cash Flow was calculated based on the average rent of a sole or top five or other tenant, as identified under the definition of “Underwritten Net Cash Flow,” the Underwritten NCF DSCR of such Mortgage Loan was also calculated on such basis.

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating

Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

In the case of the TripAdvisor HQ Mortgage Loan (7.0%), Underwritten NOI and Underwritten NCF include the present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to approximately $315,201. The Underwritten NCF DSCR and Underwritten NOI Debt Yield absent such adjustment are 1.75x and 8.9%, respectively. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

In the case of the GSK North American HQ Mortgage Loan (0.9%), Underwritten NOI and Underwritten NCF include the present value of future rent steps of the sole office tenant, during the respective lease term (which is longer than the loan term), using a discount rate of 7.00%, which aggregates to $1,094,179. The Underwritten NCF DSCR and Underwritten NOI Debt Yield absent such adjustment are 2.31x and 9.8%, respectively. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

In addition, with respect to the 15 largest Mortgage Loans or Mortgage Loans secured by single tenant Mortgaged Properties, including the Moffett Towers – Buildings E,F,G (7.5%), Time Square Office Renton (5.3%), Carolinas 7-Eleven Portfolio (3.8%), Summit Office Park (2.7%) and Moffett Towers II – Building 1 (2.3%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a self-storage property, the number of storage units and (c) in the case of a Mortgaged Property operated as a manufactured housing property, if any, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 7 Mortgage Loans (18.3%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	20	$403,593,010	37.9%
Suburban	12	$246,273,795	23.1%
CBD	5	$151,723,926	14.2%
Medical Office	3	$5,595,289	0.5%
Retail	48	$322,319,349	30.2%
Anchored(2)	43	$213,074,000	20.0%
Super Regional Mall	2	$100,136,000	9.4%
Unanchored	3	$9,109,349	0.9%
Mixed Use	3	$139,000,000	13.0%
Office/Industrial	1	$80,000,000	7.5%
Multifamily/Office/Retail	1	$42,000,000	3.9%
Multifamily/Retail	1	$17,000,000	1.6%
Industrial	20	$101,060,000	9.5%
Warehouse	12	$66,000,000	6.2%
Manufacturing	5	$21,224,438	2.0%
Warehouse/Distribution	2	$7,335,562	0.7%
Flex	1	$6,500,000	0.6%
Manufactured Housing	10	$62,210,000	5.8%
Multifamily – High Rise	1	$37,500,000	3.5%
Hospitality	0	$0	0%
Total	102	$1,065,682,359	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Anchored retail also includes single tenant and shadow anchored properties.

Office Properties. With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the Time Square Office Renton Mortgage Loan (5.3%), at loan origination, the borrower deposited $1,330,000 into an earnout reserve account (the "Economic Holdback Reserve"). The lender is required to disburse the Economic Holdback Reserve to borrower if, among other conditions (i) the debt yield is greater than or equal to 8.4%, (ii) the loan-to-value ratio is equal to or lower than 75.0%, (iii) the physical occupancy of the Time Square Office Renton Property is at least 90.0% and (A) the tenants pursuant to said leases are paying full unabated rent (unless the sole reason that the tenant(s) are not paying is an ongoing free rent period for which sufficient funds are retained in the Economic Holdback Reserve), (B) all related tenant improvements and leasing commissions have been paid in full (unless there are sufficient funds in the rollover reserve to cover the same or, if there are not sufficient funds in the rollover reserve to cover the same, sufficient funds are retained in the Economic Holdback Reserve) and (C) the tenants pursuant to said leases are in occupancy and open for business (unless the tenants have taken possession, no remaining initial lease contingencies remain and the tenant is diligently performing a build-out which may not exceed nine months). If the above conditions to release the Economic Holdback Reserve are not satisfied before September 2021, the lender has the option (in its sole and absolute discretion) on any date after the payment date in September 2021 to either continue to hold the funds in the Economic Holdback Reserve as additional collateral or to apply the funds in the Economic Holdback Reserve to pay down the outstanding principal balance of the Time Square Office Renton Mortgage Loan, in which event the borrower is required to pay a yield maintenance premium on the amount prepaid.

●	With respect to the 601 McCarthy Mortgage Loan (2.9%), the lease of the sole tenant, FireEye, Inc., requires the borrower to provide “approximately” 624 parking spaces; however, a survey completed in connection with the origination of the Mortgage Loan reported that there were only 600 parking spaces at the Mortgaged Property. We cannot assure that a court would rule that the borrower is in compliance with the lease.

●	With respect to the Chase Bank Tower Mortgage Loan (2.1%), the largest tenant at the Mortgaged Property, Chase Bank, has a right of first offer to lease any space on the Mortgaged Property that the landlord desires to lease at an amount equal to 95% of the fair market value of such space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Christiana Mall Mortgage Loan (5.0%), the largest tenant, Target, occupies a portion of the Mortgaged Property (the “Target Parcel”) as ground lessee pursuant to a ground lease with the borrower, as ground lessor. Under the related ground lease, Target has the unilateral right to require the borrower to purchase the related improvements (the “Target Improvements”) from Target for an amount equal to the lesser of (i) the then-current fair market value of the Target Parcel and (ii) the unappreciated or unamortized original cost of the Target Parcel and Target Improvements and attached trade fixtures, related replacements and later improvements made (but excluding any unattached trade fixtures and personal property). For additional information, see "-Certain Terms of the Mortgage Loans- Partial Releases" below.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), the successor-in-interest to the adjacent Sears parcel, Seritage SRC Finance LLC (“Seritage”) filed suit in 2016 against the borrower in connection with certain developments rights issues, including those affecting the so-called “expansion parcel” at the mortgaged property. The parties entered into an interim settlement agreement in August 2016 that, among other things, committed the parties to support for the respective development applications then pending before the City of Aventura, and allocated financial responsibility for transportation contributions to obtain city approval for increasing available lot coverage. In connection with the closing of the subject loan, Seritage delivered an estoppel certificate to the borrower and the lender alleging that the borrower’s amendment to an existing Declaration of Restrictive Covenants affecting the Seritage-owned property constituted a breach of the Interim Settlement Agreement, slander of title and a title defect. The borrower disputes the Seritage allegations, and has demanded Seritage re-issue a clean estoppel certificate. The loan documents provide for personal liability to the borrower and guarantors for losses incurred by the lender arising from alleged breaches or defaults as set forth in the Seritage estoppel, including settlement of claims, payment or performance of work or resulting litigation.

●	With respect to the Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%), as to which all of the Mortgaged Properties are leased to 7-Eleven, Inc. (the “7-Eleven Tenant”), all of the Mortgaged Properties have fuel pumps on adjacent land owned by the 7-Eleven Tenant. In addition, 20 of the 33 Mortgaged Properties have car washes. The 7-Eleven Tenant leases are for the convenience stores only; however, the 7-Eleven Tenant owns and operates the gas station facilities, and may remove the fuel equipment from the premises upon the expiration or termination of the leases.

●	With respect to the 9039 Sunset Mortgage Loan (1.9%), the Mortgaged Property is 100.0% leased to 1Oak, a nightclub which also hosts private events. The 1Oak nightclub’s lease expires September 14, 2023, while the loan maturity date is September 6, 2028. In addition, approximately 61.4% of underwritten income of the Mortgaged Property is from a double-sided rooftop billboard and two digital wall signs affixed to the building (32.0% from the billboard and 29.4% from the digital wall signs). The operation of the rooftop billboards and the digital electronic signage is permitted by the City of West Hollywood (the “City”) pursuant to a Billboard Development Agreement (the “Billboard Agreement”) and a Restated Large Screen Video Sign Agreement (the “Video Sign Agreement”). The Billboard Agreement extends to 2033 and may be renewed for an additional 20 years upon mutual agreement of the borrower and the City. The borrower is required to pay $10,500 to the City for every four weeks the rooftop billboard is operated, payable quarterly in arrears, and to pay $5,000 annually to the Sunset Boulevard Business Improvement District. The borrower’s right to operate the rooftop billboards is conditioned upon payment of the quarterly and annual fees noted in the preceding sentence as well as the continued occupancy and operation of the business within the building. The Video Sign Agreement extends to 2036 and may be extended upon mutual agreement of the borrower and the City. The Video Sign Agreement requires the borrower to program the electronic signage so that a required percentage of screen time is allocated to arts programming in lieu of payment of any operating fees associated with the electronic signage to the City. The Video Sign Agreement runs with the land pursuant to its terms. The Billboard Development Agreement is permitted to be collaterally assigned to a mortgagee pursuant to its terms. The rooftop billboard and digital wall signage are leased to Outdoor Media, with the billboard lease expiring October 31, 2019, and the digital wall signage lease expiring May 31, 2024. Each such lease can be terminated upon 120 days’ prior written notice in the event the marketability or visibility of the billboard or signage, as applicable, is materially and adversely affected. The rooftop billboard lease provides for the owner to receive 75% of net advertising revenue as rent, and the digital wall signage lease provides for the owner to receive 70% of net advertising revenue as rent. In underwriting the Mortgage Loan, such percentages were applied to the trailing twelve months’ net advertising revenue.

●	With respect to the Oshkosh Center II Mortgage Loan (0.7%), there were six open fire code violations or unresolved fire safety issues reported at the Pick ‘n Save premises, and three reported at the Ichiban Sushi House premises according to fire inspections performed on March 7, 2018 and May 16, 2018, respectively. We cannot assure you that such violations will be remedied in a timely manner, or that the violations will not result in damage to the Mortgaged Property or otherwise adversely affect the borrower’s ability to make timely payments under the Mortgage Loan.

●	With respect to the College Park Plaza Mortgage Loan (0.5%), the Mortgage Loan entered a lease sweep period, under which all excess cash flow is swept to a leasing reserve, on June 30, 2018, due to that date being the date that is one year prior to the lease expiration of the lease of the largest tenant, Burlington Mattress Co., LLC (“Burlington”), representing approximately 28.6% of the square feet at the Mortgaged Property. Under the loan documents, the lease sweep period would not be cured unless a five year lease is entered into. However, the borrower entered into a three year lease extension with Burlington on October 8, 2018, which extends the term of the lease until June 30, 2022, and the lender waived the lease sweep period under the loan documents. In addition, the borrower and lender amended the loan agreement on October 9, 2018 to extend the defeasance lock-out period to the earlier of two years after the Closing Date or four years after the origination date.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

●	With respect to the Pier 70 Mortgage Loan (7.5%), the Mortgaged Property is ground leased from the San Francisco Port Commission (the “Port”), and buildings 14, 101, 104, 113E, 113W, 114, 115 and 116 (collectively, the “Pier 70 Historic Buildings”) are subject to a master lease (the “Pier

70 Master Lease”) between Historic P70 Master Tenant, LLC (the “Pier 70 Master Tenant”), as master lessee and the borrower, as master lessor, in order to facilitate the utilization of certain federal historic tax credits (the “Pier 70 Tax Credits”) by the Pier 70 Master Tenant. Building 102 may be added to the Pier 70 Master Lease in the future, with a corresponding increase in rent under the Pier 70 Master Lease (and decrease in rent directly payable from the applicable underlying tenant(s) to the borrower). The Pier 70 Master Tenant receives all income from the Pier 70 Historic Buildings and makes payments of rent to the related borrower. While the Pier 70 Master Lease is in place, the underlying tenant rents will not be deposited into a lender controlled lockbox, and the lender will not have access to such rents if it forecloses on the Mortgage Loan if the Pier 70 Master Tenant is not in default under the Pier 70 Master Lease. If all of the Pier 70 Master Tenant’s cash receipts (excluding cash from capital contributions, loans and casualty/condemnation proceeds, prepayments, security deposits), less its operating expenses and amounts payable to Bank of America, N.A. (“BANA”) under the Pier 70 Master Tenant’s operating agreement (“Pier 70 Master Tenant Net Cash Flow”), are insufficient to pay full rent under the Pier 70 Master Lease in addition to impositions, it is not a default so long as the Pier 70 Master Tenant applies 100% of its Pier 70 Master Tenant Net Cash Flow to the partial satisfaction of such Pier 70 Master Lease obligations and pays the remainder on a deferred basis within 12 months of the otherwise due date. Accordingly, the related borrower is entitled to receive only such fixed payments under the Pier 70 Master Lease, and not the related rental income from the Pier 70 Historic Buildings. The Pier 70 Master Tenant has a 1% managing member, P70 Management LLC (the “Pier 70 Managing Member”), that is under common control with, and controls, the related borrower; and is 99% owned by BANA, an entity that is not affiliated with the borrower. The Pier 70 Master Tenant has a 10% interest in the related borrower. While the Pier 70 Master Lease is in effect, the lender does not have a direct security interest in the Pier 70 Historic Buildings rents in favor of the lender. Moreover, the rent from the underlying tenants of the Pier 70 Historic Buildings is paid directly to the Master Tenant. On and after the date when BANA achieves its required internal rate of return and certain other conditions are satisfied (the “Flip Date”), the respective interests in the Pier 70 Master Tenant will automatically change to 5% ownership by BANA and 95% ownership by the Pier 70 Managing Member. For the six months following the later of (i) the date during which the Pier 70 Tax Credits are subject to recapture and (ii) the Flip Date, BANA will have the right to put its 5% interest in the Pier 70 Master Tenant to the Pier 70 Managing Member (the “Put Option”) for a purchase price (the “Put Price”) equal to (i) 5% of the capital contributions of BANA to the Pier 70 Master Tenant (the “Base Put Price”) plus (ii) an amount determined by BANA in its sole discretion, but no greater than the lesser of (x) the sum of certain amounts payable to BANA then outstanding and (b) an amount that, when added to the Base Put Price, equals the fair market value (as determined by an independent appraiser) of BANA’s 5% interest in the Pier 70 Master Tenant. However, BANA is not legally required to exercise its Put Option and, unless the Pier 70 Master Tenant is in default under the Pier 70 Master Lease (and BANA’s cure period has expired), the Pier 70 Master Lease cannot be terminated if and until BANA exercises its Put Option (even if the Recapture Period has expired). Prior to the date that is the earlier to occur of (i) June 1, 2024 or (ii) 90 days prior to the fifth anniversary of the date on which the last Pier 70 Historic Building is placed in service for purposes of Section 47(b) of the Code, either (i) the borrower will be required to escrow, or provide a letter of credit equal to, an amount equal to $1,018,323 (or such larger amount as the lender determines in good faith is the estimated Put Price) or (ii) all amounts in the cash management account in excess of debt service, operating expenses and required reserves (other than the excess cash flow reserves) will be reserved in the put option reserve (subject to a cap of $1,018,323 or such larger amount as the lender determines in good faith is the estimated Put Price).

The Pier 70 Master Lease is subordinate to the Mortgage Loan in accordance with a subordination, non-disturbance and attornment agreement (the “Master Tenant SNDA”) signed by the Pier 70 Master Tenant. During the period ending on the next business day following the fifth anniversary of the date on which the last “qualified rehabilitation expenditure” as defined in Section 47(c)(3) of the Code with respect to the Mortgaged Property is first placed in service (the “Recapture Period”), the Master Tenant SNDA prohibits the lender from, among other things: (i)

terminating the Pier 70 Master Lease (unless the Pier 70 Master Tenant is not then making payments to the related borrower towards the rent due under the Pier 70 Master Lease with the proceeds of all net cash flow the Pier 70 Master Tenant receives from the underlying tenants after payment of all its operating expenses); and (ii) transferring the Mortgaged Property to a Disqualified Transferee (as defined below). Following the Recapture Period, the lender is permitted to terminate the Pier 70 Master Lease if the Pier 70 Master Tenant is in default of its obligations thereunder. The Pier 70 Master Tenant is not required under the Pier 70 Mortgage Loan documents to be a special purpose entity. We cannot assure you that these arrangements, particularly in the event of a bankruptcy or insolvency of the Pier 70 Master Tenant, would not have an adverse effect on repayment of the Pier 70 Mortgage Loan.

If the lender desires to replace the Pier 70 Managing Member in accordance with its pledge of the Pier 70 Managing Member’s interest in the Pier 70 Master Tenant, it is entitled under the Master Tenant SNDA to a 365 day standstill period (subject to tolling for bankruptcy proceedings and litigation, among other reasons) from delivery of a default notice to BANA before BANA can freely exercise its own right to replace the Pier 70 Managing Member. If the lender has not yet replaced the Pier 70 Managing Member, BANA will have the right to replace the Pier 70 Managing Member starting 180 days after such notice (subject to the same tolling described in the preceding sentence), but its replacement managing member would be subject to replacement by lender at any time during the 365 day standstill period. If the lender forecloses on the Pier 70 Managing Member’s interest in the Pier 70 Master Tenant, its replacement managing member is required to be (i) the lender or its affiliates, (ii) certain pre-approved parties or their respective affiliates, or (iii) otherwise reasonably approved by BANA.

Further, although with respect to the Pier 70 Historic Buildings the related borrower is entitled to receive only the rents under the related master lease, the Pier 70 Mortgage Loan has been underwritten based on the underlying tenant rents. See “Mortgage Loan No. 2—Pier 70” in Annex A-3 to this prospectus for (i) a comparison of the debt service coverage ratio and debt yield based on underlying tenant rents compared to those based on the master lease rent and (ii) a chart reflecting the annual base rent due under the Pier 70 Master Lease. In the event that the Mortgage Loan becomes an REO Loan or Defaulted Loan, we cannot assure that the Pier 70 Master Lease structure would not have an adverse effect on the ability of the special servicer to sell the Mortgaged Property (or on the price paid to purchase the Mortgaged Property from the Trust).

“Disqualified Transferee” mean a tax exempt organization described in Section 50(b)(3) of the Code unless the Mortgaged Property is used by such organization predominantly in an unrelated trade or business the income of which is subject to tax under Section 511 of the Code; the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing; a foreign person or entity (as defined in Section 168(h)(2)(C) of the Code) unless more than 50 percent of the gross income derived by the foreign person or entity is subject to U.S. tax or included under Section 951 of the Code in the gross income of a United States shareholder for the taxable year with or within which ends the taxable year of the controlled foreign corporation in which such income was derived, mutual savings bank, cooperative bank, or domestic building and loan association to which Section 593 of the Code applies, regulated investment company or real estate investment trust subject to taxation under subchapter M, Chapter 1 of the Code (but not including a “taxable REIT subsidiary,” as defined in Section 856(1) of the Code); a cooperative organization described in Section 1381(a) of the Code partnership or other pass-thru entity in which any Disqualified Transferee of the foregoing, owns a direct or indirect partner or member interest. A common-law trust that has elected to be treated as a “real estate mortgage investment conduit” as defined in Section 860D of the Code, where the trustee of such trust is not itself a Disqualified Transferee, to which trust the Pier 70 Mortgage Loan (and/or any portion thereof and/or interest therein) is assigned in connection with a securitization and any wholly-owned subsidiary of such a trust is not a Disqualified Transferee.

●	With respect to the Pier 70 Mortgage Loan (7.5%), the second largest tenant, JUUL, representing approximately 19.0% of the square feet at the Mortgaged Property, manufactures e-cigarettes and accessories. According to recent news reports, the FDA conducted a surprise inspection at JUUL’s headquarters (which is located at the Mortgaged Property) on September 28, 2018 as part of a reported effort to curtail e-cigarette sales to minors. The FDA reportedly said it was particularly interested in whether JUUL deliberately targeted minors as consumers. We cannot assure that the FDA investigation will not have an adverse effect on JUUL’s business or its ability to pay rent under its lease at the Mortgaged Property.

●	With respect to the Pier 70 Mortgage Loan (7.5%), in lieu of a reserve, the borrower provided a $4,093,962 letter of credit at origination, which represents 110% of costs that the third largest tenant, Restoration Hardware, representing approximately 17.3% of the square feet at the Mortgaged Property, has identified as unforeseen costs related to the renovation of its premises at the Mortgaged Property and for which Restoration Hardware believes it should be reimbursed. The borrower is disputing these expenses and the letter of credit will be held by the lender until the dispute is resolved through an amendment to the lease and a clean estoppel is delivered to the lender. The letter of credit may be replaced by funds placed into the applicable reserve account.

Each of the mixed use Mortgaged Properties has one or more office, industrial, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Properties. With respect to the manufactured housing properties set forth in the above chart:

●	With respect to the Quality RV Resorts Mortgage Loan (2.5%), which secures a portfolio of 8 Mortgaged Properties, such Mortgaged Properties are recreational vehicle resorts or have a significant portion of pad sites that are intended for short-term recreational vehicle hook-ups.

●	With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), approximately 27.1% of the mobile homes located at the River Valley MHC Portfolio – River Oaks Mortgaged Property, and approximately 46.2% of the mobile homes owned at the River Valley MHC Portfolio – Valley Vista Mortgaged Property, together aggregating 36.6% of the mobile homes within the portfolio, are owned and leased to tenants by affiliates of the borrower sponsor as of July 31, 2018. Each borrower has entered into an agreement with such affiliates pursuant to which the affiliates will be responsible for all maintenance and liabilities related to the affiliate-owned homes (and related rents) and the borrowers will lease the pads and the affiliate-owned homes to the tenants and transfer the rent for the affiliate-owned home to the affiliates. If there are insufficient rents to cover the pad site rent and home rent, the pad site rent will be paid first. Pursuant to the agreements, the affiliates indemnify the borrowers for any loss, claim, damages, costs and expenses incurred by the borrowers and arising out of any breach of the agreement by the affiliates. The borrowers have assigned their interest in such agreements to the lender as collateral for the Mortgage Loan. The borrowers have covenanted in the loan documents not to permit any affiliate to move any mobile home from a Mortgaged Property to another property owned and/or operated by the borrowers or any of their affiliates. Rent from the lease of the affiliate-owned mobile homes was not underwritten.

●	With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), the River Valley MHC Portfolio – River Oaks Mortgaged Property (1.6% by Allocated Loan Amount), is operated as a community for adults of 55 years of age and older; however, the Mortgaged Property is not deed-restricted.

●	With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), the borrower deposited $500,000 into an earnout reserve (the “Earnout Reserve”), which may be released upon the Mortgaged Properties’ achievement of a debt yield equal to or greater than 7.7% and a debt service coverage ratio of at least 1.20x, each as determined by the lender in its sole but reasonable discretion. If these conditions have not been met by August 3, 2021, the lender will continue to hold any funds remaining in the Earnout Reserve as additional collateral for the Mortgage Loan.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to The Gateway Mortgage Loan (3.5%), the Mortgaged Property is subject to rent control regulations pursuant to San’s Francisco’s rent control ordinance. San Francisco’s rent control ordinance does not limit the starting rent on any new lease; however, it does limit the rental increase that a landlord may charge to 60.0% of the annual increase in the consumer price index, and may not exceed a 7% increase in annual rent.

●	With respect to The Gateway Mortgage Loan (3.5%), a fire occurred at Vista South Tower, one of the high rise residential towers located at the Mortgaged Property, on October 22, 2018. According to the borrower sponsor, the fire is believed to have originated in a unit on the 12th floor of such tower when the drapes caught fire from a burning candle. The exact cause of the fire is still under investigation by the San Francisco Fire Department. According to the borrower sponsor, injuries for the treatment of smoke inhalation and anxiety have been reported. Approximately 30 units are believed to be affected (3 from the fire and the rest from smoke and water); however, the scope of the damage and the costs to restore the affected units are still being assessed. Although the processing of the related insurance claims has commenced, the final amount of insurance proceeds available will not be known until the scope of the damage and the costs to restore the affected units have been determined, and insurance claims are fully processed. The aggregate rental income of the affected units represents approximately 2.3% of total rental income of all units. According to the borrower sponsor, the affected units are expected to be restored and a restoration company is managing the impacted units (including with respect to environmental concerns, for example due to exposed asbestos). However, we cannot assure you as to the timing of restoration, or whether existing insurance will adequately cover such costs or loss of rental income.

●	With respect to the 250 Lancaster Mortgage Loan (1.6%), the Mortgaged Property is subject to a contract (the “HOME Contract”) with the City of Fort Worth (“Fort Worth”) under the HOME Investment Partnerships Program (“HOME”). Pursuant to the HOME Contract, the borrower is contractually obligated to offer 11 total units (“HOME Units”) at the agreed-upon, below-market rental rates to tenants meeting the stated economic profile. Such tenants are persons whose annual household income is at or below 80% of the Tarrant County Area Median Income (the “AMI”). Three of the HOME Units must be occupied by residents earning no more than 50% of the AMI. The HOME Units must be comprised of four efficiency units, four one-bedroom units, and three two-bedroom units.See “—Additional Indebtedness—Other Secured Indebtedness”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater	2	9.4%
Medical/laboratory	2	3.1%
Restaurant	1	1.9%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Units(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)(3)	UW NOI Debt Yield(1)(3)	Property Type
Moffett Towers – Buildings E,F,G	$80,000,000	7.5%	$420	2.97	x	40.2%	12.6%	Office
Pier 70	$80,000,000	7.5%	$356	2.19	x	52.9%	11.0%	Mixed Use
TripAdvisor HQ	$75,000,000	7.0%	$349	1.82	x	64.6%	9.2%	Office
Time Square Office Renton	$56,000,000	5.3%	$173	1.22	x	75.0%	9.1%	Office
Christiana Mall	$53,136,000	5.0%	$434	3.15	x	32.5%	13.8%	Retail
Aventura Mall	$47,000,000	4.4%	$1,155	2.58	x	40.8%	11.0%	Retail
90-100 John Street	$42,000,000	3.9%	$190,045	2.89	x	22.2%	13.1%	Mixed Use
Carolinas 7-Eleven Portfolio	$40,000,000	3.8%	$378	4.01	x	32.7%	16.9%	Retail
Outlet Shoppes at El Paso	$39,000,000	3.7%	$173	1.51	x	58.9%	10.7%	Retail
The Gateway	$37,500,000	3.5%	$263,158	2.98	x	38.0%	11.3%	Multifamily
Top 10 Total/Weighted Average	$549,636,000	51.6%		2.47	x	47.5%	11.7%

(1)	With respect to the Moffett Towers – Buildings E,F,G, Pier 70, TripAdvisor HQ, Christiana Mall, Aventura Mall, Carolinas 7-Eleven Portfolio, Outlet Shoppes at El Paso and The Gateway Mortgage Loans, Loan per Sq. Ft./Units, UW NCF DSCR, Cut-off Date LTV Ratio and UW NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to each of the Moffett Towers - Buildings E,F,G, Time Square Office Renton and Outlet Shoppes at El Paso Mortgage Loans, the Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See
“—Appraised Value”.

(3)	With respect to the Time Square Office Renton Mortgage Loan, the Cut-off Date LTV Ratio and U/W NOI Debt Yield has been calculated based on the Cut-off Date Balance net of a related performance reserve.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the 10 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 7 Mortgage Loans (20.0%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Carolinas 7-Eleven Portfolio	$40,000,000	3.8%
SL4 El Paso Industrial	37,000,000	3.5
River Valley MHC Portfolio	36,000,000	3.4
West Coast Albertsons Portfolio	29,000,000	2.7
FXI Portfolio	28,560,000	2.7
Quality RV Resorts	26,210,000	2.5
MSR Holdings Portfolio	16,750,000	1.6
Total	$213,520,000	20.0%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. Further, with respect to the Moffett Towers -Buildings E,F,G Mortgage Loan (7.5%), while presented in this prospectus as a single property Mortgage Loan, the related Mortgaged Property is comprised of three separate buildings and related land parcels, which may be individually released from the lien of the Mortgage Loan as described under “—Certain Terms of the Mortgage Loans—Partial Release.”

Two (2) groups of Mortgage Loans, (17.0%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Moffett Towers – Buildings E,F,G	$80,000,000	7.5%
Moffett Towers II – Building 1	25,000,000	2.3
Total for Group 1:	$105,000,000	9.9%
Group 2:
Time Square Office Renton	$56,000,000	5.3%
9039 Sunset	20,000,000	1.9
Total for Group 2:	$76,000,000	7.1%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	9	$324,672,766	30.5%
Texas	22	$160,710,000	15.1%
Washington	3	$81,405,000	7.6%
Massachusetts	1	$75,000,000	7.0%
Florida	11	$63,750,000	6.0%
Delaware	1	$53,136,000	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 16 other states and Mexico, with no more than 4.4% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	67 Mortgaged Properties, securing approximately 26.6% of the Initial Pool Balance by Allocated Loan Amount, are located in Texas, Florida, North Carolina, Louisiana and Mississippi and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

●	31 Mortgaged Properties, securing approximately 45.5% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

●	14 Mortgaged Properties, securing approximately 38.9% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, each of the Mortgaged Properties have a seismic expected loss of between 5% and 19%.

●	One (1) Mortgaged Property (0.3% by Allocated Loan Amount) is located in Mexico.

Mortgaged Properties With Limited Prior Operating History

Each of the Pier 70 (7.5%), Moffett Towers II – Building 1 (2.3%), LA Arts District Creative Office (1.3%), 250 Front Street (1.1%) and Hobby Lobby & Harbor Freight – Washington (0.9%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

The Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%) is secured by Mortgaged Properties that are single tenant properties subject to double-net, triple-net or absolute-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

Each of the SL4 El Paso Industrial (3.5%), 601 McCarthy (2.9%), West Coast Albertsons Portfolio (2.7%), FXI Portfolio (2.7%), 250 Lancaster (1.6%) and GSK North American HQ (0.9%) Mortgage Loans is secured by a Mortgaged Property that was acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Condominium and Other Shared Interests

Each of the TripAdvisor HQ (7.0%), 90-100 John Street (3.9%), 250 Lancaster (1.6%), MSR Holdings Portfolio (1.6%), Oshkosh Center II (0.7%) and Bridge Business Center (0.6%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium or similar shared interest structure. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Moffett Towers - Buildings E,F,G Mortgage Loan (7.5%), the related Mortgaged Property is a portion of a development known as Moffett Towers. Moffett Towers comprises Buildings A through G, consisting of seven, eight-story, office buildings collectively containing 1,985,577 sq. ft. of net rentable area. The Moffett Towers - Buildings E,F,G Mortgaged Property collectively contains three, eight-story office buildings totaling 676,598 sq. ft. of net rentable area, has rights to use of a four-level parking structure and a five-level parking structure (as described below) and is the majority portion of Moffett Towers Phase 2. The entire Moffett Towers Phase 2 development includes an additional, eight-story building containing 357,481 sq. ft. of net rentable area that was completed in 2014. This building is known as Building D (1100 Enterprise Way) and is not part of the collateral. Also part of Moffett Towers is a one-story amenities building improved as café and fitness center containing 48,207 sq. ft., which is shared between all seven buildings.

The Moffett Towers—Buildings E,F,G Mortgaged Property features access to the fitness/amenities building and two parking structures (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements; one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers – Buildings E,F,G office campus (the “Moffett Towers EFG Campus”), MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the ”Amenities Association”) and one governing the parking and the parcel on which the Moffett Towers EFG Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the two parking structures and the parcel on which the Moffett Towers EFG Campus sits. Ownership of the two parking structures and the parcel on which the Moffett Towers EFG Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers

Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings, with borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with borrower having 3 votes.

With respect to the Moffett Towers II – Building 1 Mortgage Loan (2.3%), the related Mortgaged Property features access to the fitness/amenities building and the enclosed parking structure (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to a declaration of covenants, conditions, restrictions, easements and charges agreement (the “Moffett Towers II CCR”) made by MT II LLC, an affiliate of the borrower sponsor and the owner of three of the four non-collateral buildings at the five-building Moffett Towers II office campus (the “Moffett Towers II Campus”); the fourth non-collateral building is owned by MT2 B2 LLC, an affiliate of the borrower sponsor. The Moffett Towers II CCR grants the borrower non-exclusive easement rights over the Common Area Spaces. Ownership of the Common Area Spaces is held by Moffett Towers II Association LLC (the “Moffett Towers II Association”), whose membership is comprised of the borrower, MT2 B2 LLC and MT II LLC. The Moffett Towers II Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers II CCR delineates shares of the voting interest in the Moffett Towers II Association based on the number of completed buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. Currently, the borrower and the owner of Building 2 are the sole voting members of the Moffett Towers II Association. The Moffett Towers II CCR provides that as each of the remaining three non-collateral buildings at the Moffett Towers II Campus is completed, the respective owner of each non-collateral building will obtain a share of the voting interest in the Moffett Towers II Association proportionate to the number of then completed buildings at the Moffett Towers II Campus (both collateral and noncollateral). Provided that all five buildings are completed in accordance with the Moffett Towers II Campus development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the Moffett Towers II Association.

With respect to the Bridge Business Center Mortgage Loan (0.6%), the Mortgaged Property is a condominium interest in a condominium. The Mortgaged Property is one unit out of 11 units in the condominium, and accordingly, the borrower does not control the condominium.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	99	$915,546,359	85.9%
Leasehold	1	80,000,000	7.5
Fee Simple/Leasehold	2	70,136,000	6.6
Total	102	$1,065,682,359	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include Mortgaged Properties constituting the borrower’s leasehold interest in the Mortgaged Property along with the corresponding fee interest of the ground lessor in such Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 and representation and warranty number 34 in Annex E-1 indicated on Annex D-2 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Christiana Mall Mortgage Loan (5.0%), the Mortgage Loan is secured in part by the borrower’s leasehold interest in a portion of the Mortgaged Property improved by a surface parking lot and in part by its fee simple interest in the remaining Mortgaged Property. The term of the related ground lease between the borrower, as ground lessee, and Macy’s, as ground lessor, expires on December 31, 2028 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan), provided, however, that Macy’s may terminate the ground lease at any time with at least 12 months’ prior written notice. There is no annual rent due under the ground lease. The related ground lease does not contain customary mortgagee protection provisions, such as the right to enter into a new lease in the event the ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 11 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Moffett Towers Building – E,F,G Mortgage Loan (7.5%), the related ESA identified a REC relating to the property having been previously development with a portion of buildings comprising part of a Lockheed Martin plant, a facility which operated in multiple structures across approximately 500 acres with the Mortgaged Property located along the southwestern border. A release of chlorinated volatile organic compounds (cVOCs), specifically tetrachloroethylene (PCE), trichlorethylene (TCE) and their break-down constituents, nitrates and hexavalent chromium, was identified in shallow groundwater in 1987. The Regional Water Quality Control Board (RWQCB) issued case #88-013 to the Lockheed Martin Sunnyvale Plant One Facility. Numerous sitewide investigations and remedial efforts have been in progress since that time. The ESA noted that a prior Phase I indicated the buildings formerly located on the Mortgaged Property were primarily used as offices and laboratories, and included a wet water tank used to test missiles underwater, as well as storage of radioactive materials. According to the prior Phase I, soil and groundwater investigations conducted near the Mortgaged Property between 1987 and the early 1990s identified no contaminants of concern, and groundwater concentration maps indicate the plume does not extend onto the Mortgaged Property. The RWQCB rescinded order 88-013 and issued an updated order (#00-124) in November 2000, which requires semi-annual groundwater monitoring. The prior Phase I indicated that the order will not be revised until a final remediation remedy is selected for the entire former Lockheed plant facility. The ESA states that the consultant reviewed the most recent groundwater monitoring report, (dated March 2018), which included data for samples collected from the closest shallow wells located approximately 500 feet to the north and 500 feet to the southeast of the Mortgaged Property buildings. The ESA stated that none of the groundwater samples collected from these nearby wells during 2015 to 2017 contained any cVOCs above the laboratory method detection limits. The ESA concluded that, based on the review of available documentation, including the current Annual Groundwater Monitoring Report, the Mortgaged Property portion of the former Lockheed facility does not appear to have been historically impacted, however, as Case #00-124 has active regulatory status and remediation is ongoing, it represents a REC. The ESA recommended no further investigation.

●	With respect to the Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%), each Mortgaged Property has fuel pumps located adjacent to the Mortgaged Properties that are owned by the 7-Eleven Tenant. With respect to 31 of the 33 Mortgaged Properties, RECs have been identified in the related ESA, and with respect to 32 of the 33 Mortgaged Properties, controlled RECs (“CRECs”) have been identified in the related ESA. Under the leases to the 7-Eleven Tenant, the 7-Eleven Tenant has agreed to indemnify the borrower for the contamination of the leased premises or ground waters thereof, any discharge of toxic or hazardous sewage or waste materials from the leased premises into any septic facility or sewer system, any environmental laws or release or existence of hazardous materials on the leased premises (irrespective of whether there has occurred a violation thereof) relating to the leased premises, which contamination or release was caused solely by the 7-Eleven Tenant, its agents, contractors, employees, franchisees or licenses. Two of the Mortgaged Properties, the 1120 West Sugar Creek Road Mortgaged Property (0.1% by Allocated Loan Amount) and the 304 Unionville-Indian Trail Road West Mortgaged Property (0.1% by Allocated Loan Amount), are currently undergoing remediation related to volatile organic compounds. With respect to the 1120 West Sugar Creek Road Mortgaged Property, the borrower is responsible under the related lease to remediate the existing contamination. In addition, remediation efforts are being conducted associated with petroleum or petroleum hydrocarbon environmental contamination from underground storage tanks place at the 5455 Brookshire Boulevard Mortgaged Property (0.1% by Allocated Loan Amount). With respect to several of the Mortgaged Properties the ESAs recommended continued remediation or monitoring. With respect to all of the Mortgaged Properties, the related ESAs concluded that no further investigation is required. At origination the borrower was required to obtain an impairment liability form of insurance policy (“EIL”) with Great American E&S Insurance Company, which is rated A+ by S&P, A1- by Moody’s and A+(Superior) by A.M. Best, with the lender as the named insured. The EIL policy period is eight years (approximately three years beyond the loan maturity date) and has limits of liability of $1,000,000 per incident and of $7,000,000 in the aggregate, and a self-insured retention of $50,000 per incident (or for business interruption coverage, 3 days).

●	With respect to the Davenport Commons Mortgage Loan (1.9%), a gas station has been operating on the Mortgaged Property since 2002, and underground storage tanks and monitoring wells are located at the Mortgaged Property. The ESA identified the absence of certain documentation relating to the gas station (such as documentation relating to tank tightness testing and previous subsurface investigations) as a REC. We cannot assure you that such documentation would not uncover material environmental issues at the Mortgaged Property.

●	With respect to the 250 Front Street Mortgage Loan (1.1%), the related ESA identified a REC related to the impacts of former gasoline underground storage systems associated with an auto repair facility that operated on the Mortgaged Property, and a former coal storage facility that was developed on the Mortgaged Property. Soil vapor sampling was performed on January 2018, and is not considered a concern based on test results. The Phase I recommended an updated Baseline Environmental Assessment (“BEA”) and Due Care Plan (“DCP”) be completed and submitted to the Michigan Department of Environmental Quality (“MDEQ”). Per MDEQ guidelines, the borrower will be required to complete the BEA and DCP within 45 days of origination.

●	With respect to the College Park Plaza Mortgage Loan (0.5%), the related ESA identified a REC related to the operation of a dry cleaner at the Mortgaged Property for a fifteen year period. At origination, the borrower purchased a Lender Environmental Collateral Protection and Liability Insurance policy in the name of the lender from Steadfast Insurance Company, which is rated AA- by S&P, with an individual and aggregate limit of $1,000,000 per incident, a $50,000 self-insured retention, and a policy co-terminous with the term of the Mortgage Loan, which policy may be extended for two years, subject to certain conditions.

●	With respect to the FXI Portfolio–FXI Auburn IN Mortgaged Property (0.5% by Allocated Loan Amount), the related ESA identified a REC associated with the long-term use, and documented spills of various chemicals in connection with such long-term use, of the Mortgaged Property as a large-scale foam manufacturing plant. The affected portion of the Mortgaged Property has since been covered with a concrete pad and it is unknown whether additional investigations were performed to address the issue; however, the long-term use of various chemicals and the potential for future spillage in addition to previously documented spills present a concern and constitute a REC. The ESA recommended that a limited subsurface investigation be conducted in order to characterize subsurface soil and/or groundwater conditions associated with the historical industrial activity conducted on the Mortgaged Property.

●	With respect to the FXI Portfolio–FXI Verona MS Mortgaged Property (0.4% by Allocated Loan Amount), the related ESA identified a REC related to a release of groundwater contaminants from an adjacent property that flowed several hundred feet onto the Mortgaged Property. The ESA recommended that a regulatory file review be conducted at the Mississippi Department of Environmental Quality to obtain information regarding the groundwater contamination migrating from the adjacent property.

●	With respect to the FXI Portfolio–FXI Corry PA Mortgaged Property (0.3% by Allocated Loan Amount), the related ESA identified a REC related to a spill of approximately 1,500 gallons of methylene chloride which occurred at the Mortgaged Property on June 19, 2000. According to a progress report from March 2003, corrective actions taken to rectify the spill immediately thereafter prevented more significant impact from the methylene chloride. However, the case currently remains open, pending filing of a notice of intent to remediate to enter into Pennsylvania’s Land Recycling Program, known as the Act 2 Program, a voluntary cleanup program with the Pennsylvania Department of Environmental Protection.

●	With respect to the FXI Portfolio–FXI Fort Wayne IN Mortgaged Property (0.3% by Allocated Loan Amount), the related ESA identified a REC related to the historic use of the Mortgaged Property as a large-scale foam manufacturing plant. In addition, the Mortgaged Property has been listed on several environmental databases indicating the release of hazardous materials or petroleum products and several former floor drains have been observed throughout the structure of the Mortgaged Property, which floor drains provided a potential movement pathway for spilled materials. The ESA recommended that a limited subsurface investigation be conducted in order to characterize subsurface soil and/or groundwater conditions associated with the historical industrial activity conducted on the Mortgaged Property.

●	With respect to the MSR Holdings Portfolio—2050 62nd Avenue North Mortgaged Property (0.2% by Allocated Loan Amount), the related ESA identified a REC related to contamination caused by a gas station operated at the Mortgaged Property from at least 1967 to 1993. The gas station has been accepted into the Florida state-funded Petroleum Cleanup Program. Assessment activities, conducted in early 2018, resulted in a recommendation for further soil borings and monitoring wells. The ESA recommended continued cooperation with the Florida Department of Environmental Protection for access to conduct assessment and/or remediation activities until regulatory closure is obtained. The loan documents require such cooperation.

For several of the properties, the related ESAs noted that onsite USTs or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Pier 70 Mortgage Loan (7.5%), the third largest tenant, Restoration Hardware, representing approximately 17.3% of the square feet at the Mortgaged Property, is currently paying rent, but is investing additional capital into its space to complete tenant improvements and is not expected to take occupancy until January 2020. On the origination date, the borrower deposited $14,800,300 into an unfunded obligations reserve, of which $13,684,769 was allocated to outstanding base work and tenant improvements at the Restoration Hardware space.

●	With respect to the 90-100 John Street Mortgage Loan (3.9%), as to which the related Mortgaged Property is comprised of a residential unit (the “Residential Component”) and a commercial unit (the “Commercial Component”), the entrance lobby for the Residential Component as well as the cooling tower serving the Mortgaged Property are located within an adjacent property located at 102-110 John Street (the “Adjacent John Street Building”) that is not part of the collateral. The borrower sponsor owns the Adjacent John Street Building and has informed the lender that it intends to demolish the existing structure and develop a residential building. During the demolition of the Adjacent John Street Building, the Residential Component lobby will be temporarily relocated to Platt Street (on the Mortgaged Property). Additionally, it is anticipated that the Commercial Component’s lobby will be temporarily relocated to Platt Street while the borrower sponsor renovates the Mortgaged Property lobby. It is further anticipated that once the lobby repositioning is completed, the Residential Component and the Commercial Component at the Mortgaged Property will share an entrance where the current 90 John Street lobby is located. The loan documents do not require the borrowers to perform the lobby repositioning; however, under a reciprocal easement agreement between the owner of the Mortgaged Property and the owner of the Adjacent John Street Building (the “REA”), the owner of the Adjacent John Street Building may not demolish the Adjacent John Street Building until the borrower and lender confirm that a new lobby has been completed for the Mortgaged Property in accordance with the plans and specifications set forth in the loan agreement. In addition, a cooling tower is expected to be located to the sidewalk adjacent to the Mortgaged Property for the duration of the project, and under the REA, it is a condition to the demolition of the Adjacent John Street Building that such temporary cooling tower be installed and that the lender has reasonably approved the plans and specifications therefor. Upon completion of the development, a new cooling tower will be built on top of the Adjacent John Street Building. The borrowers have an easement under the REA to use and maintain such cooling tower once it is built. The lender is a third party beneficiary of the REA to the extent of its rights granted therein. The new residential tower at the Adjacent John Street Building may compete with the Mortgaged Property and is also anticipated to partially impact the eastern exposures at the Mortgaged Property.

Occupancy of the commercial component of the 90-100 John Street Mortgaged Property was 68.6% as of May 31, 2018. The vacancy is attributable in part to the planned development of the Adjacent John Street Building. In connection with such planned development, a tenant which occupied space at the Mortgaged Property but had an entrance in the Adjacent John Street Building, and previously contributed to the income at the Mortgaged Property, has vacated. Underwritten net operating income is approximately $2.6 million less than income for the trailing twelve month period ended May 31, 2018. The 90-100 John Street Mortgage Loan is structured with a $2,000,000 shortfall reserve to cover projected debt service shortfalls during the term of the 90-100 John Street Mortgage Loan, which reserve terminates in the event that the above renovations are substantially completed and certain debt yield thresholds are satisfied. In addition, prior to the commencement of any lobby repositioning, the borrower sponsor is required to deposit reserves therefor in an amount equal to 110% of the cost of the related work.

●	With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), the related tenants have the right to demolish existing buildings without the borrower’s consent, other than the largest existing building by square footage on the related Mortgaged Property, as long such tenant rebuilds such buildings with the same (or greater) square footage. The consent of the borrower is required to change the footprint of an existing building; however the tenant may change the footprint of an existing building without the consent of the borrower as long as such tenant restores the premises back to substantially the same footprint prior to expiration of the term of the leases on August 16, 2038. In addition, the tenants may construct one or more additional structures or new buildings without the borrower’s consent on an “Expansion Area” (as described in the related lease) on the related Mortgaged Property. The consent of the borrower is required for any expansion that adds more than 30% to an existing building not located in an “Expansion Area”; however the tenant may construct such expansion without the consent of the borrower as long as such tenant restores the premises prior to expiration of the term of the related lease on August 16, 2038. Finally, the tenants may construct one or more new buildings in a “Development Area” (as described in the related lease) on the related Mortgaged Property, without the consent of the borrower, unless such building would result in a material permanent diminution of value of the existing premises; however the tenant may construct such building without the consent of the borrower as long as such tenant restores the premises prior to expiration of the term of the related lease on August 16, 2038. With respect to any alterations affecting structural elements of the existing improvements, utility or HVAC system contained in any existing improvements which exceed $7,500,000, the lender may require the borrower (as a condition to giving its consent to a material alteration) to deliver either (i) cash, (ii) a letter of credit or (iii) other securities reasonably acceptable to the lender subject to receipt of rating agency confirmation as to the form and the issuer of such securities. In lieu of the foregoing deposit, provided that such deposit does not exceed 10% of the principal balance of the Mortgage Loan, the borrower may deliver a guaranty in form and substance reasonably acceptable to the lender from a guarantor reasonably acceptable to the lender with a credit rating no less than “A” with respect to the payment of the costs of the material alteration. In addition, the borrower will also be required to deliver a completion guaranty acceptable to the lender in its commercially reasonable discretion for the completion of any such material alteration (without taking into account any new buildings or expansions under the leases that do not constitute the Mortgaged Property or alter the Mortgaged Property as of the origination date) from a creditworthy guarantor reasonably acceptable to the lender with a credit rating no less than “A” with respect to the payment of the costs of such material alterations.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

●	With respect to the Chase Bank Tower Mortgage Loan (2.1%), the borrower sponsor is a defendant in a lawsuit brought by a former employee, which alleges discrimination, harassment and wrongful termination and claims $1,000,000 in damages.

●	With respect to the Davenport Commons Mortgage Loan (1.9%), the borrower sponsor is one of several defendants pursuant to complaints filed in April 2016 by the City of St. Louis, the County of St. Louis and the Regional Convention and Sports Complex Authority related to the decision to relocate the St. Louis Rams to Los Angeles. Allegations include, among other things, (i) breach of contract, (ii) unjust enrichment, (iii) fraudulent misrepresentation, and (iv) tortious interference with business expectations. The plaintiffs seek damages and restitution of profits.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

21 of the Mortgage Loans (69.4%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

13 of the Mortgage Loans (22.8%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

3 of the Mortgage Loans (7.8%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 15 largest Mortgage Loans:

●	With respect to the Time Square Office Renton Mortgage Loan (5.3%), one of the borrower sponsors, Alon Abady, is also the borrower sponsor under the 9039 Sunset Mortgage Loan (1.9%). With respect to the 9039 Sunset Mortgaged Property (1.9%), an entity controlled by Alon Abady defaulted on a prior $6,640,000 commercial mortgage-backed securities loan secured by such Mortgaged Property in December 2009, and the prior loan was transferred to special servicing in early 2010, after which Mr. Abady negotiated a discounted payoff in September 2010, resulting in a loss to the related trust of $3,803,649. Another sponsor of the Time Square Office Renton Mortgage Loan, Sean Hashem, was subject to a discounted payoff on a commercial mortgage loan.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), one of the borrower sponsors relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016. In addition, affiliates of one of the Guarantors (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (which was later converted to a Chapter 7 bankruptcy proceeding at the end of 2009) as a result of the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the bankruptcy of Lehman Brothers in 2009. The bankruptcy court in respect of the Fontainebleau Las Vegas project approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. The Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in December 2014 and the case was dismissed with prejudice in February 2015. The settlement included a bar of further pending lawsuits and payment by Mr. Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. In addition, Jeffrey Soffer was also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Jeffrey Soffer and Jacquelyn Soffer. After trial, the court entered judgment against the lenders and in favor of the Soffers, finding the Soffers were not liable to the lenders for any deficiency judgment. The judgment in favor of the Soffers was affirmed on appeal.

●	With respect to the 90-100 John Street Mortgage Loan (3.9%), the borrower sponsor, Joseph Moinian, was subject to a foreclosure action on a prior commercial mortgage backed securities loan on the Mortgaged Property, which was initiated on February 18, 2011 and discontinued by stipulation on July 11, 2011, after the parties agreed to a modification of the prior loan. The modified loan extended the maturity date of the prior loan by three years and deferred payment of interest on a subordinate note. The modified loan was refinanced in February 2015 by a loan secured by both the Mortgaged Property and the Adjacent John Street Building (the “Intervening Loan”). The current Mortgage Loan refinanced a portion of the Intervening Loan. In addition, the borrower sponsor has been named in three other foreclosure cases in the last 20 years relating to other property owned by the borrower sponsor and/or affiliates.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.7%), one of the borrower sponsors, CBL & Associates Limited Partnership, has experienced several foreclosures on securitized retail properties, most recently in 2018.

●	With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), the related borrower sponsor was previously involved in three deeds-in-lieu of foreclosure relating to apartment communities owned by affiliates of the borrower sponsor.

●	With respect to the FXI Portfolio Mortgage Loan (2.7%), the predecessor to the sole tenant at each of the Mortgaged Properties, Foamex International Inc. (“Foamex”), filed for Chapter 11 bankruptcy protection in 2005. Subsequent to the reorganization, Foamex filed for Chapter 11 bankruptcy protection again in February 2009 and the sale of Foamex was approved by the court and creditors on May 21, 2009.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

●	With respect to the Time Square Office Renton Mortgage Loan (5.3%), one of the borrower sponsors, Fareed Kanani, filed for personal bankruptcy in connection with a foreclosure on his personal residence, which was later dismissed after his mortgage loan was modified.

●	With respect to the Christiana Mall Mortgage Loan (5.0%), the sponsor, GGP, had previously filed for bankruptcy on April 16, 2009, and emerged from bankruptcy in 2010.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fifty-four (54) of the Mortgaged Properties (32.6% by Allocated Loan Amount) are leased to a single tenant.

●	Nine (9) of the Mortgaged Properties (7.5% by Allocated Loan Amount) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

●	With respect to each of the Moffett Towers – Buildings E,F,G (7.5%) and the Moffett Towers II – Building 1 (2.3%) Mortgage Loans, each Mortgaged Property is 100% leased to A2Z Development Center, Inc. (“Amazon”), a subsidiary of Amazon.com, Inc., the lease obligations of which are guaranteed by Amazon.com, Inc. (provided, that in the case of the Moffett Towers – Buildings E,F,G Mortgaged Property, certain portions of such Mortgaged Property are leased to HP, as described under “—Tenant Issues—Other,” and the Amazon leases take effect after the expiration of the HP leases). The Moffett Towers – Buildings E,F,G Mortgage Loan was underwritten based on the rent from the Amazon leases. The Moffett Towers – Buildings E,F,G

Mortgaged Property and Moffett Towers II – Building 1 Mortgaged Property developments are adjacent to each other.

●	7-Eleven is a tenant at each of thirty-three (33) Mortgaged Properties that secure the Carolinas 7-Eleven Portfolio Mortgage Loan, and such Mortgaged Properties secure approximately 3.8%, in the aggregate, of the Initial Pool Balance based on Allocated Loan Amount.

●	FXI is a tenant at each of seven (7) Mortgaged Properties, and such Mortgaged Properties secure approximately 2.7%, in the aggregate, of the Initial Pool Balance based on Allocated Loan Amount.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loans, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Towers – Buildings E,F,G	7.5%	Various(1)	10/6/2028
601 McCarthy	2.9%	5/31/2027	9/6/2028
Moffett Towers II – Building 1	2.3%	4/30/2028	4/6/2028
9039 Sunset	1.9%	9/14/2023(2)	9/6/2028
SL4 El Paso Industrial – SL 5	0.2%	5/31/2021	9/6/2028
MSR Holdings Portfolio – 460 Saint Charles Court	0.2%	5/31/2023	9/6/2023
SL4 El Paso Industrial – SL 7	0.1%	8/31/2021	9/6/2028
SL4 El Paso Industrial – SL 9	0.1%	8/7/2022	9/6/2028
MSR Holdings Portfolio – 107 Hermits Trail	0.1%	11/17/2019	9/6/2023
MSR Holdings Portfolio – 3307 Southwest 26th Avenue	0.1%	9/30/2018	9/6/2023

(1)	The Moffett Towers-Buildings E,F,G Mortgaged Property includes 3 buildings, each of which is 100% leased to Amazon (however, HP occupies certain portions of such property as described in “—Tenant Issues—Other”). The lease on Building E (representing 33.2% of the square feet at the Mortgaged Property) expires February 28, 2024. The lease on Building F (representing 33.2% of the square feet at the Mortgaged Property) expires June 30, 2030. The remaining lease on Building G (representing 33.6% of square feet at the Mortgaged Property) expires June 30, 2030.
(2)	Of the net rentable square feet at the 9039 Sunset Mortgaged Property, 100% is leased to a single tenant. However, approximately 61.4% of the underwritten income from the Mortgaged Property is from a rooftop billboard and digital wall signs. The billboard lease expires October 31, 2019 and the digital signage lease expires May 31, 2024.

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity/ARD Date
Davenport Commons	1.9%	55.2%	2022	7/6/2028
Parkway Centre North	1.7%	66.6%	2022	7/6/2028
LA Arts District Creative Office	1.3%	57.5%	2022	9/6/2028
250 Front Street	1.1%	51.1%	2029	9/6/2028
Hobby Lobby & Harbor Freight – Washington	0.9%	76.9%	2028	9/6/2028
Oshkosh Center II	0.7%	79.0%	2021	8/6/2028
Bridge Business Center	0.6%	77.1%	2020	10/6/2028
SL4 El Paso Industrial – SL1	0.6%	55.6%	2022	9/6/2028
SL4 El Paso Industrial – SL2	0.6%	76.8%	2023	9/6/2028
SL4 El Paso Industrial – SL4	0.4%	85.0%	2023	9/6/2028
MSR Holdings Portfolio – 2050 62nd Avenue North	0.2%	90.9%	2019	9/6/2023
SL4 El Paso Industrial – SL10	0.2%	50.3%	2019	9/6/2028
SL4 El Paso Industrial – SL8	0.2%	100.0%	2021	9/6/2028
MSR Holdings Portfolio – 1209 Tech Boulevard	0.2%	67.2%	2019	9/6/2023
MSR Holdings Portfolio – 3107 Edgewater Drive	0.1%	56.2%	2019	9/6/2023

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant or shadow anchor at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each related Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (7.5%), all of the three buildings at the Mortgaged Property are leased to Amazon; however, Building F (representing 33.2% of the square feet at the Mortgaged Property) is currently occupied by HP, Inc. (“HP”), which has entered into a lease termination agreement, until March 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays by Amazon or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of

Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

●	With respect to the Time Square Office Renton Mortgage Loan (5.3%), the fourth largest tenant, Convergent Outsourcing Inc., representing approximately 9.5% of square feet at the Mortgaged Property, can terminate its lease effective June 2023, subject to nine months’ notice and a termination fee of $197,000 ($6.42 PSF).

●	With respect to the Christiana Mall Mortgage Loan (5.0%), the second largest tenant, Cabela’s, has the right to raze its leased premises, so long as Cabela’s restores the building pad to its condition at the time the leased premises were delivered to Cabela’s, caps utilities at their in-place levels and otherwise leaves its leased premises in a good, clean and attractive condition. Upon substantial completion of such razing, Cabela’s lease will terminate (however, this provision does not apply in connection with any remodeling or rebuilding by Cabela’s).

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.7%), the largest tenant, H&M, which represents approximately 5.1% of square feet at the Mortgaged Property, has the right to terminate its lease at any time during the period starting January 1, 2021 and ending January 31, 2025 with 9 months’ notice. In addition, H&M has the right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2019 do not equal or exceed $400 per square foot. H&M’s sales in the trailing twelve months ended July 2018 were $202 per square foot.

●	With respect to the Summit Office Park Mortgage Loan (2.7%), the second largest tenant, ReliabilityFirst Corporation, which represents approximately 6.5% of square feet at the Mortgaged Property, has the right to terminate its lease effective February 28, 2023 upon 12 months’ prior notice. The fourth largest tenant, Cigna Health and Life Ins. Co., which represents approximately 5.1% of net rentable area at the Mortgaged Property, has the right to contract its space by up to 11,000 square feet out of its total 25,075 square feet at any time on and after the date that is 27 months prior to the end of the extension period upon 10 months’ prior notice.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Pier 70 Mortgage Loan (7.5%), the third largest tenant at the Mortgaged Property, Restoration Hardware, has the right to go dark at any time provided such tenant continues to pay rent.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), the operating covenants for the anchor stores or tenants have generally expired, and/or such stores generally have the right to go dark.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.7%), the largest tenant, H&M, second largest tenant, Old Navy, and fourth largest tenant, Gap Outlet, each has the right to go dark.

●	With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), the sole tenant at each Mortgaged Property, Safeway and Albertson’s, respectively, has the right to go dark at any time provided such tenant continues to pay rent.

●	With respect to the FXI Portfolio Mortgage Loan (2.7%), the master tenant under a master lease with the related borrowers has the right to go dark, with the consent of such borrowers. Such right provides, among other conditions, that the master tenant may go dark at any two of the Mortgaged Properties. To the extent two of the Mortgaged Properties in the portfolio have been released or removed from the master lease, the master tenant may only be permitted to go dark at one such Mortgaged Property. However, if the master tenant provides the borrowers with a security deposit (which may be in the form of a letter of credit or a cash deposit), the master tenant is permitted to go dark at three of the Mortgaged Properties and, to the extent any two of the Mortgaged Properties in the portfolio have been released or removed from the master lease, the master tenant will only be permitted to go dark at two Mortgaged Properties. A Mortgaged Property at which the master tenant goes dark will no longer count towards the limit if the master tenant recommences operations at, or subleases, such Mortgaged Property.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation, may have subleased their spaces, or may be underwritten based on straight-lined rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods:

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (7.5%), the sole tenant, Amazon, executed leases for Building E, Building F and Building G which commenced or will commence in 2013, 2019 and 2014, respectively. With respect to Building F, such building is occupied by HP, which has executed a lease termination agreement, until March 31, 2019, and with respect to Building G, HP occupies a 7,874 square foot laboratory until March 31, 2023. Amazon has free rent on Building F through October 2019 and through April 2019 for suite G100 (25,778 square feet), and free or abated rent on Building G through September 2023). At origination, the borrower deposited $15,021,721 into a reserve for all outstanding rent concessions due under the Amazon lease. In calculating such rent concessions, gap rent for the portions of the Mortgaged Proeprty occupied by HP was calculated after giving effect to HP rent. The borrower has the right to draw down funds in the rent concession reserve from October 2018 to September 2023. Amazon is in occupancy of Building E and has commenced its buildout of Building G.

●	With respect to the Pier 70 Mortgage Loan (7.5%), the second largest tenant, JUUL, subleases 46,002 square feet at the Mortgaged Property from Tea Collection. The sublease expires in September 2022. JUUL has executed a direct lease with respect to such space, which will commence in October 2022, following the expiration of the Tea Collection lease.

●	With respect to the Pier 70 Mortgage Loan (7.5%), the second largest tenant, JUUL, representing approximately 19.0% of square feet at the Mortgaged Property, has executed a lease for two expansion spaces (representing 4.4% of total square feet at the Mortgaged Property), but is not anticipated to take occupancy or begin paying rent until April 2019; the third largest tenant, Restoration Hardware, representing approximately 17.3% of total square feet at the Mortgaged Property, has taken possession of its space and is paying rent, but is in the process of completing its build out and has not taken occupancy until January 2020; and the fourth largest tenant, Gusto, representing 15.7% of total square feet at the Mortgaged Property, is paying rent, but is not expected to take occupancy until June 2019.

●	With respect to the Time Square Office Renton Mortgage Loan (5.3%), the second largest tenant, Integra Telecom, representing approximately 14.1% of square feet at the Mortgaged Property, subleases its space to Providence Health & Services – Washington for a term co-terminous with the direct lease. Rent under the sublease is $18.75 per square foot, compared to rent under the prime lease of $20.25 per square foot. The Mortgage Loan was underwritten based on the sublease rent. In addition, the fifth largest tenant, City of Seattle, has free rent from November 2018 through February 2019, which was fully reserved for.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), the borrower was required to reserve $6,776,765 for free or abated rent associated with 13 tenants at the Mortgaged Property, including Apple and Victoria’s Secret. Apple has abated rent for the months of July 2018 through and including January 2020, and Victoria’s Secret has abated rent for the months of July 2018 through and including July 2019. In addition, the third largest tenant, XXI Forever, representing 2.7% of the square feet at the Mortgaged Property, is currently occupying its space on a month to month basis.

●	With respect to the 90-100 John Street Mortgage Loan (3.9%), the borrower was required to reserve $58,436.59 for free rent or abated rent associated with Universal Business Solutions, N.A. Universal Business Solutions is entitled to free base rent for May 2019, May 2020, and May 2021.

●	With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), the sole tenant at each Mortgaged Property, Safeway and Albertson’s, respectively, has the right to sublet the premises at any time without the consent of the borrower, and may assign, transfer, convey, pledge or mortgage its respective lease at any time without the consent of the borrower, provided that such tenant will remain liable under the related lease unless the assignee or a direct or indirect parent of the transferee which provides a guaranty is a Qualified Transferee. A “Qualified Transferee” mean any entity (i) for which the total EBITDA for such transferee’s most recently completed fiscal year is not less than $3 billion and (ii) for which the debt ratio of such transferee as of the last day of its fiscal quarter ended most recently prior to such date is not greater than 4.00x, (iii) if currently assigned a rating by a rating agency, has a rating of BBB or better and such rating is not under review for possible downgrade, or (iv) with total revenues as of its most recently completed fiscal year of not less than $80 billion.

●	With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), the related tenants pay rent on a quarterly basis. Under the related Mortgage Loan documents, on each due date when rent is paid to the borrowers under the leases, the borrowers are required to deposit into a rent account (x) if no trigger period is continuing, an amount equal to three months of debt service on the Mortgage Loan and the related mezzanine loan and (y) if a trigger period is continuing, all amounts in excess of one month’s base rent.

●	With respect to the Summit Office Park Mortgage Loan (2.7%), at origination the borrower was required to reserve $369,920 for free rent for six tenants, including the third largest tenant, Fairmount Santrol Inc., and the fourth largest tenant, Cigna Health and Life Ins Co.

●	With respect to the Moffett Towers II – Building 1 Mortgage Loan (2.3%), the sole tenant, Amazon, executed a lease that commenced on June 1, 2018, under which it is expected to begin paying rent on December 1, 2018. At loan closing, $5,064,484 was deposited into the rent concession reserve account, representing the outstanding rent abatement.

●	With respect to the Willow Creek Corporate Center Mortgage Loan (1.5%), the largest tenant, Oculus VR, representing approximately 50.7% of square feet at the Mortgaged Property, is in possession of 14 of the 15 suites under its leases at the Mortgaged Property and is expected to take possession of the final suite by January 15, 2019. The tenant is expected to complete the build out and be in occupancy and open for business in the majority of its space by the end of 2018 and be open for business in all of its remaining space in the first quarter of 2019. At loan closing, approximately $2,994,323 was deposited into the free rent reserve account to cover the free rent period for the tenant through September 2019.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the TripAdvisor HQ Mortgage Loan (7.0%), the sole tenant at the Mortgaged Property, TripAdvisor, has a right of first offer to purchase the Mortgaged Property at the proposed price set forth in the borrower’s written notice. TripAdvisor will have 30 days from the receipt of the borrower’s written notice to accept or reject such offer. In the event that TripAdvisor fails to exercise such option and the borrower subsequently desires to sell the Mortgaged Property at less than 95% of the price first offered to TripAdvisor, such lower price must be re-offered to TripAdvisor. The purchase option will not apply to a sale or transfer of the Mortgaged Property to the borrower or its affiliates, or to the transfer of any indirect interest therein, to a transaction that includes one or more properties other than the Mortgaged Property, to the granting of any mortgage on the Mortgaged Property or foreclosure sale, deed in lieu or those purchaser’s assigns.

●	With respect to the Christiana Mall Mortgage Loan (5.0%), the largest tenant, Target, has the right to purchase the Target Parcel at any time provided that, among other conditions, Target pays the borrower the fair market value for the Target Parcel (excluding the value of any improvements constructed on such parcel by Target). The Mortgage Loan documents permit the borrower to obtain a release of the Target Parcel from the lien of the mortgage in the event Target exercises its purchase option, provided certain terms and conditions in the Mortgage Loan documents are satisfied. The right to purchase has not been subordinated to the Mortgage Loan documents and will remain in effect following a foreclosure or deed-in-lieu of foreclosure. For additional information, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

●	With respect to the Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%), which is comprised of 33 Mortgaged Properties, each leased to 7-Eleven, Inc., a Texas Corporation (“7-Eleven”), with respect to each Mortgaged Property, 7-Eleven has a right of first refusal to purchase such Mortgaged Property if the landlord receives a bona fide offer to purchase the premises acceptable to the landlord in its sole discretion. If the offer covers multiple Mortgaged Properties owned by the landlord and leased to the tenant, the tenant’s option may be exercised only by agreeing to purchase all Mortgaged Properties. Such option does not apply to a foreclosure or deed-in-lieu thereof, but would apply to a subsequent transfer.

●	In addition, with respect to the Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%), with respect to thirteen of the Mortgaged Properties, Exxon, a prior owner of such Mortgaged Property, has a right to repurchase such Mortgaged Property in the event that any owner of the Mortgaged Property breaches certain deed restrictions and fails to cure the breach within 30 days after Exxon’s notice to the grantee. Such deed restrictions include (1) a prohibition on the Mortgaged Property or any portion thereof being used at any time for a residence of any type, places of worship, bed and breakfast facilities, rooming houses, hospitals, nursing home or similar geriatric facilities, child care, playground or recreational areas, schools or any similar use which is intended to house, educate or provide care for children, the elderly or the infirm), agricultural uses, or for the construction or installation of (i) water wells for drinking or food processing, (ii) underground storage space, (iii) underground utility space, (iv) additional underground utility conduits or (v) basements or any underground living space, and (2) a prohibition against any owner, user or licensee of the Mortgaged Property seeking to change the zoning of the

Mortgaged Property to residential use. The purchase price for such repurchase is equal to the greater of (a) the purchase price of the applicable Mortgaged Property paid by the grantee under the Exxon deed, or (b) 90% of the fair market value of the applicable Mortgaged Property at the time of the repurchase election. The Mortgaged Properties subject to such repurchase right include the Mortgaged Properties located at 5200 Piper Station Drive, Charlotte, North Carolina, 8315 Steele Creek Road, Charlotte, North Carolina, 4401 Park Road, Charlotte, North Carolina, 240 Carowinds Boulevard, Fort Mill, South Carolina, 8010 South Tryon Street, Charlotte, North Carolina, 10806 Providence Road, Charlotte, North Carolina, 12710 South Tryon Street, Charlotte, North Carolina, 3301 Monroe Road, Charlotte, North Carolina, 10023 North Tryon Street, Charlotte, North Carolina, 5701 Old Providence Road, Charlotte, North Carolina, 11208 East Independence Boulevard, Matthews, North Carolina, 304 Unionville-Indian Trail Road West, Indian Trail, North Carolina and 5124 Central Avenue, Charlotte, North Carolina. Because the deed restrictions were recorded prior to the related mortgages, an exercise of such purchase option could result in the issuing entity losing its lien on the related Mortgaged Properties.

●	With respect to the West Coast Albertsons Portfolio Mortgaged Property (2.7%), the sole tenants at the Mortgaged Properties have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to a third party. Pursuant to the related lease, each tenant has agreed to subordinate its right of first refusal to the related mortgage and the right of first refusal does not apply to a transfer of such Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, but would apply to a subsequent sale thereafter.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1 and representation and warranty number 6 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Pier 70 Mortgage Loan (7.5%), a portion of the related Mortgaged Property has been master leased to the Pier 70 Master Tenant, which has a 1% managing member, the Pier 70 Managing Member, that is under common control with, and controls, the borrower, but the Pier 70 Master Tenant is currently 99% owned by an unaffiliated entity. Following the Flip Date (and prior to BANA exercising its Put Option), the Pier 70 Master Tenant will be 95% owned by the Pier 70 Managing Member. See “—Mortgage Pool Characteristics—Property Types—Mixed Use Properties” above.

●	With respect to the FXI Portfolio Mortgage Loan (2.7%), the related borrowers have entered into a master lease with FXI, Inc. and FXI De Cuautitlán, S.A. de C.V., that covers the Mortgaged Properties. The master lease was entered into as of the origination date between the borrowers as landlord and FXI, Inc. and FXI De Cuautitlán, S.A. de C.V., an affiliate of the borrowers, as master tenant (the “Master Tenant”), for a term of 20 years. The obligations of the Master Tenant under the master lease are guaranteed by FXI Holdings, Inc., an affiliate of the Master Tenant and the borrowers. The master lease is fully subordinated to the Mortgage Loan pursuant to subordination, non-disturbance and attornment agreements. The initial aggregate annual rent under the master lease is approximately $8,200,000, and will be increased every year in an amount equal to 2% multiplied by the base rent for the prior year.

●	With respect to the 9039 Sunset Mortgage Loan (1.9%), the related Mortgaged Property is 100% leased to 1Oak, a nightclub, and also has leases for a billboard and for electrical signage, which together account for approximately 61.4% of underwritten income. The borrower entered into a master lease (the “1Oak Master Lease”) with an affiliate, which will commence on a date mutually agreed by the borrower and the master tenant which is (1) no earlier than the first to occur of (A) the date that 1Oak is suspended from operating its business at the Mortgaged Property by the city (a “1Oak Suspension Event”), (B) the date the 1Oak Lease expires or is otherwise surrendered, cancelled or terminated with respect to more than 50% of the 1Oak premises and (C) the date that 1Oak discontinues its business with respect to more than 50% of the 1Oak premises (the events in (A) and (B), each, a “1Oak Termination Event”) and (2) no later than the first to occur of (A) a 1Oak Suspension Event and (B) six months after the occurrence of a 1Oak Termination Event. Rent is payable under the 1Oak Master Lease as follows: Commencing six months after a 1Oak Termination Event, the master tenant is required to pay $50,000 per month (which amount corresponds to the monthly underwritten rent for the 1Oak space); and commencing immediately after a 1Oak Suspension Event or the rooftop billboard lease is terminated prior to its then current expiration date as a result of 1Oak having terminated the 1Oak Lease or otherwise vacated its space (or landlord or the property manager receive notice of the rooftop billboard tenant’s intent to terminate the billboard lease prior to its then current expiration date as a result of 1Oak having terminated the 1Oak Lease or otherwise vacated its space), the master tenant is required to pay $60,660.50 per month (which amount corresponds to the underwritten rent for the rooftop billboard lease). Under the loan documents, the borrower is prohibited from terminating the 1Oak Master Lease. The non-recourse carveout guarantor has signed a guaranty of the 1Oak Master Lease, of which the lender is a third party beneficiary.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Fourteen (14) of the Mortgaged Properties (38.9% by Allocated Loan Amount) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California and Washington and Mexico.

With respect to 87 of the Mortgaged Properties, which secure in whole or in part 31 Mortgage Loans (89.1% by Allocated Loan Amount), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant, the property manager or a third party, as described below:

●	With respect to the Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%), so long as the leases with the 7-Eleven Tenant are in full force and effect, and the tenant is not in default thereunder beyond applicable notice and cure periods, the borrower may rely on third party insurance maintained by the 7-Eleven Tenant in accordance with the requirements of the Mortgage Loan documents in lieu of itself maintaining such insurance. In addition, the borrower may rely on self-insurance by the 7-Eleven Tenant to the extent the 7-Eleven Tenant maintains a rating of “A-” or better by S&P. However, the borrower is required to maintain: (A) the flood insurance coverage; (B) the business income or rental loss insurance; (C) the terrorism coverage; and (D) the general liability coverage, and the umbrella liability coverage, required under the Mortgage Loan documents.

●	With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), as to each of the two related Mortgaged Properties, so long as the lease with the sole tenant thereof, which are Albertsons and Safeway, respectively (each, the “Albertsons Tenant”), is in full force and effect, and the tenant is not in default thereunder beyond applicable notice and cure periods, the borrower may rely on third party insurance maintained by the Albertsons Tenant in accordance with the requirements of the Mortgage Loan documents in lieu of itself maintaining such insurance. In addition, the borrower may rely on self-insurance by the Albertsons Tenant to the extent the Albertsons Tenant maintains a rating of “BBB” or better by S&P.

●	With respect to the FXI Portfolio Mortgage Loan (2.7%), the related borrower may rely on the single tenant’s insurance or self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Pier 70 Mortgage Loan (7.5%), the ground lease restricts each building to certain delineated uses. For instance, Building 102 may be used for restaurant or commercial uses, food production, industrial kitchen use, showroom, or office uses only, with permitted ancillary uses. The ground leases prohibit the Mortgaged Property from being used for, among other things: (i) residential, sleeping or personal living quarters and/or “Live/Work” space, (ii) any vehicle and equipment maintenance, (iii) the storage of any excavated materials, (iv) the storage of any aggregate material or bulk storage, (v) the washing or rinsing of any vehicles or equipment, or (vi) the operation of any private membership clubs or private eating or drinking establishments requiring nominations or recommendations for membership. The borrower must also obtain the Port’s permission to place, construct or maintain any sign on the exterior of any building. The borrower is also required to maintain certain dedicated public access areas at the

Mortgaged Property. Additionally, during the Recapture Period under the Pier 70 Master Lease, neither the lender nor the borrower may permit any physical alterations to any Pier 70 Historic Building that might reasonably impact the status of such Pier 70 Historic Building as a certified historic structure or violate or conflict with the related approval from the National Park Service, except in connection with a casualty or condemnation affecting such Pier 70 Historic Building. Such prohibited alterations include, but are not limited to: (a) alteration of the façade of any Pier 70 Historic Building, (b) construction of a new building addition that overshadows a Pier 70 Historic Building, or (c) the demolition or destruction of any portion of a Pier 70 Historic Building, in each case to the extent such alterations might reasonably impact the status of such Pier 70 Historic Building as a certified historic structure or that would violate or conflict with the related approval from the National Park Service or otherwise violate the terms of the Pier 70 Master Lease, except in connection with a casualty or condemnation affecting such Pier 70 Historic Building.

●	With respect to The Gateway Mortgage Loan (3.5%), pursuant to a recorded deed restriction, a 1.665-acre portion of the related Mortgaged Property is required to remain a park, which is connected to the main portion of the Mortgaged Property by a sky bridge. The recorded deed restriction provides that the borrower must continue to use such parcel as a landscaped park.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

With respect to the 90-100 John Street Mortgage Loan (3.9%), there exist numerous New York City Department of Buildings (“NYCDOB”) and Environmental Control Board violations that affect the Mortgaged Property, largely pertaining to elevator defects, failures to provide daily inspection logs, and failure to have required inspections conducted. The borrower is required to use commercially reasonable efforts to have the violations cleared within periods ranging from 90 days to 12 months after the origination date, and if such violations have not been cured within such time periods despite such efforts, to diligently pursue the cure of such violations thereafter. The borrower is also required, within 90 days of the origination date, to cause a licensed architect or engineer to inspect the Mortgaged Property pursuant to New York City Local Law 11/98 (pertaining to building façade safety) and file a report on such inspection with the NYCDOB, and to diligently pursue the cure of any deficiencies or violations found in such inspection.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. In addition, please see representation and warranty number 25 in Annex D-1 and representation and warranty number 24 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as-complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as-is portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date or ARD LTV Ratio was calculated using the related “as-complete” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date or ARD LTV Ratio (Other Than “As-Is”)		Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date or ARD LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Towers – Buildings E,F,G(1)	7.5%	40.2%	40.2%		$705,800,000	43.9%	43.9%	$646,700,000
Pier 70(2)	7.5%	N/A(2)	45.6	%(2)	$252,300,000	52.9%	52.9%	$217,300,000
Time Square Office Renton(3)	5.3%	75.0%	66.2%		$72,900,000	79.7%	70.5%	$70,300,000
Outlet Shoppes at El Paso(4)	3.7%	58.9%	48.0%		$127,375,000	57.2%	46.6%	$131,175,000
Moffett Towers II – Building 1(5)	2.3%	46.8%	42.8%		$358,600,000	50.1%	45.8%	$335,200,000
LA Arts District Creative Office(6)	1.3%	61.2%	61.2%		$23,300,000	61.7%	61.7%	$23,100,000
Hobby Lobby & Harbor Freight - Washington(7)	0.9%	68.8%	63.6%		$13,350,000	70.1%	64.8%	$13,100,000

(1)	The Appraised Value reflects an “as stabilized” value as of November 15, 2019, which assumes that rent concessions and outstanding tenant improvement and leasing commission obligations have been deposited into a reserve account. At loan origination, the borrower deposited upfront reserves totaling approximately $38,936,376 for contractual tenant improvement and leasing commission obligations and free rent.

(2)	The Maturity Date or ARD LTV Ratio was calculated using the “Prospective Stabilized Value Based on Minimum Ground Lease Payments” appraised value, which assumes the stabilized operation of the Mortgaged Property including completion of unfunded obligations as of October 1, 2019, less the net present value of the minimum rent ground lease payments.

(3)	Appraised Value reflects the “Prospective Upon Completion of Scheduled TI’s” appraised value, which assumes that the outstanding tenant improvements at a cost of $1,926,630 have been completed as of November 1, 2018. At origination, the borrowers deposited approximately $2,052,003 for outstanding tenant improvements, leasing commissions, planned capital expenditures and rent concessions. The Cut-off Date LTV Ratio (Other Than “As-Is”) and the Maturity Date or ARD LTV Ratio (Other Than “As-Is”) was calculated with the loan amount reduced by the Economic Holdback reserve of $1,330,000. The “as-is” appraised value as of July 18, 2018 is $70,300,000, which results in a Cut-Off Date LTV of 79.7% and Maturity Date or ARD LTV of 70.5% without adjusting for an Economic Holdback. Based on the “as-is” appraised value after adjusting for the Economic Holdback reserve, the Cut-off Date LTV is 77.8% and the Maturity of ARD LTV is 68.6%.

(4)	The Appraised Value is adjusted to exclude the $3.8 million value for land and/or parking lot areas that may be released without payment of any consideration for the release, which was not accounted for in the underwriting.

(5)	The Appraised Value reflects an “as stabilized” value as of December 1, 2018, which assumes that all rent concessions, tenant improvements and leasing commission obligations have been deposited into a reserve account and that the tenant will be paying rent within 12 months from the date of value. At loan origination, the borrower deposited reserves totaling approximately $26,716,072 for contractual tenant improvement and leasing commission obligations and free rent.

(6)	The Appraised Value reflects an “as stabilized” appraised value as of November 24 2018, which assumes all free rent periods have expired. At loan origination, the borrower deposited an upfront reserve of $102,375 for free rent.

(7)	The Appraised Value reflects an “as stabilized” appraised value as of August 11, 2018, which assumes all free rent for Harbor Freight Tools USA, Inc. has expired, and Hobby Lobby’s second half leasing commission payment has been paid. The free rent expired in August 2018.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—Goldman Sachs Mortgage Company” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 and Annex E-2 for additional information.

●	With respect to the Christiana Mall Mortgage Loan (5.0%), there are two non-recourse carveout guarantees; (1) a loss recourse guaranty from GGP Nimbus, LP, which provides for loss recourse for various non-recourse carveouts, and (2) a guaranty from GGP Nimbus, LP and PPF Retail, LLC, which covers various voluntary bankruptcy-related actions, which is capped at an amount equal to 20% of the outstanding principal amount of the related Whole Loan at the time the applicable event first occurs.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Soffer and Jacquelyn Soffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon Guarantor (33.33%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

●	With respect to The Gateway Mortgage Loan (3.5%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity.

●	With respect to the Summit Office Park Mortgage Loan (2.7%), to the extent that the Mortgaged Property is covered by a specified $5,000,000 environmental insurance policy by Steadfast Insurance Company (or a policy in substantially the same form and coverages) which has been delivered to the lender and covers the applicable losses (as defined in the environmental indemnity agreement), the non-recourse carveout guarantor will not be liable for such losses.

●	With respect to the GSK North American HQ Mortgage Loan (0.9%), there is no separate non-recourse carveout guarantor or environmental indemnitor other than the related borrower.

●	With respect to certain Mortgage Loans, the non-recourse carveout guarantor’s liability terminates upon either (i) the date that the mortgage lender (or its nominee) acquires title to the related Mortgaged Property or the mortgage lender or mezzanine lender acquires title to the equity in the borrower or (ii) the consummation of a transfer and assumption of the related Mortgaged Property pursuant to the related mortgage loan documents.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Pier 70 Mortgage Loan (7.5%), the rehabilitation of the Mortgaged Property qualified for the Pier 70 Historic Tax Credits. See “—Mortgage Pool Characteristics—Property Types—Mixed Use Properties” above.

●	With respect to the Houma Shopping Center Mortgage Loan (1.5%), the collateral composing the Mortgaged Property excludes 5 outparcels (the “Outparcels”) that are immediately adjacent thereto and owned by CPC Houma II, LLC, an affiliate of the borrower (the “Outparcels Owner”). The Mortgaged Property and the Outparcels are part of a single tax parcel (the “Tax Parcel”). The ownership of the borrower and the Outparcels Owner is identical. At origination, the borrower and the Outparcels Owner entered into a reciprocal easement agreement that, among other things, grants cross access and parking and addresses any leasing restrictions. In addition, at origination, the lender escrowed $121,886 for the entire Tax Parcel to ensure the timely payment of all real estate taxes until a re-plat can be recorded and other requirements of the local jurisdiction can be completed which establish the Mortgaged Property as one or more separate tax parcels. The borrower is required to complete this process by the end of 2019.

●	With respect to the GSK North American HQ Mortgage Loan (0.9%), the Mortgaged Property is located in a Keystone Opportunity Improvement Zone, which abates many state and city business taxes on land and improvements until 2025. Full taxes will be assessed beginning in 2026, and will be passed through to the tenant under the terms of the lease.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

15 Mortgage Loans (50.8%) (excluding partial interest-only Mortgage Loans) provide for payments of interest-only until the related maturity date or anticipated repayment date and then have an expected Balloon Balance at the maturity date.

15 Mortgage Loans (28.5%) provide for payments of interest-only for the first 9 to 59 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date or anticipated repayment date and therefore have an expected Balloon Balance at the related maturity date.

5 Mortgage Loans (10.9%) are amortizing until the related maturity date or anticipated repayment date and then have an expected Balloon Balance at the maturity date.

2 Mortgage Loans (9.8%) are interest-only until the maturity date or anticipated repayment date.

ARD Loan(s)

Each of the TripAdvisor HQ Mortgage Loan (7.0%) and the West Coast Albertsons Portfolio Mortgage Loans (2.7%) (each, an “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, and assuming the related borrower exercises its extension option as described below, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the applicable Anticipated Repayment Date and the Revised Rate for the related ARD Loan.

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest Owners. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	34	$936,546,359	87.9%
1	1 day once every 12 payments	1	53,136,000	5.0
1	0	1	47,000,000	4.4
6	5	1	29,000,000	2.7
Total		37	$1,065,682,359	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple interests and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”), except for the Outlet Shoppes at El Paso Mortgage Loan, which accrues interest on the basis of an assumed 30-day month and a 360-day year.

See “—Additional Indebtedness” above. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 7 payments) up to and including the stated maturity date or the anticipated repayment date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Nine (9) of the Mortgage Loans (29.1%) permit the related borrower, after a lockout period of 11 to 27 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Moffett Towers – Buildings E,F,G	$80,000,000	7.5%	24
TripAdvisor HQ	$75,000,000	7.0%	9
The Gateway	$37,500,000	3.5%	5
Quality RV Resorts	$26,210,000	2.5%	24
Moffett Towers II – Building 1	$25,000,000	2.3%	22
Davenport Commons	$20,000,000	1.9%	24
Parkway Centre North	$18,000,000	1.7%	24
Piemonte at Ontario Center	$16,500,000	1.5%	24
250 Front Street	$11,450,000	1.1%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	16	44.5%
7	11	36.9
5	10	18.6
	37	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the RR Interest Owner); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-one (31) Mortgage Loans (84.3%) (the “Defeasance Loans”) permit the applicable borrower at any time (generally, provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (7.5%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan with yield maintenance premium at any time after the date that is two years after the first monthly payment date.

With respect to the Aventura Mall Mortgage Loan (4.4%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date with yield maintenance premium if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (7.5%), following the lockout expiration date, the borrower has the right to obtain the release of a Moffett Towers – Buildings E,F,G Release Parcel (each a “Moffett Towers – Buildings E,F,G Release Parcel”) comprised of either one or two of the three individual buildings (and related land) comprising the Moffett Towers – Buildings E,F,G Property from that portion of the lien of the mortgage encumbering such Moffett Towers – Buildings E,F,G Release Parcel thereon upon (x) a bona fide third-party sale or (y) conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor, provided each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and repayment, the debt service coverage ratio for the remaining portion of the Moffett Towers – Buildings E,F,G Property (the “Remaining Moffett Towers – Buildings E,F,G Property”) is no less than the greater of (i)(x) the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers – Buildings E,F,G Whole Loan and related mezzanine loans debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers – Buildings E,F,G Whole Loan and related mezzanine loans debt service coverage ratio as of the loan origination date; (d) after giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Moffett Towers – Buildings E,F,G Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers – Buildings E,F,G Whole Loan and the related mezzanine loans immediately preceding such sale and (ii) 70.8%, which is the combined loan-to-value ratio as of the loan origination date, (e) the Moffett Towers – Buildings E,F,G Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Moffett Towers – Buildings E,F,G Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Moffett Towers – Buildings E,F,G Property, or cause any portion of the Remaining Moffett Towers – Buildings E,F,G Property to violate legal requirements or violate the terms of the Amazon leases or any other document relating to the Remaining Moffett Towers – Buildings E,F,G Property, (f) if there are shared facilities, access, infrastructure and parking and no such easement already exists (or such easement exists but it does not provide for continued use of such shared facilities, access, infrastructure or parking for a period of no less than 75 years from the date of such release) the borrower is required to enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Property in substantially the same manner and with the benefit of substantially the same rights as exist as of the loan origination date for a period of no less than 75 years from the date of such easement or amendment and (g) release conditions under the related mezzanine loans are satisfied.

“Release Amount” means, with respect to each Moffett Towers – Buildings E,F,G Release Parcel, the greater of (i) the mortgage lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan to the combined outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan and the related mezzanine loans) of 100% of the net sales proceeds with respect to such Moffett Towers – Buildings E,F,G Release Parcel and (ii) 125% of the Allocated Loan Amount for such Moffett Towers – Buildings E,F,G Release Parcel. The “Allocated Loan Amount” with respect to each Moffett Towers – Buildings E,F,G Release Parcel is (i) with respect to Building E, $77,077,600, (ii) with respect to Building F, $103,716,800, and (iii) with respect to Building G, $103,205,600.

●	With respect to the Christiana Mall Mortgage Loan (5.0%), the borrower may obtain the release of certain portions of the Mortgaged Property including, (i) in connection with the expansion or development of the Mortgaged Property, one or more parcels of land, including “air rights” parcels (each, a “Release Parcel”), (ii) certain outparcels occupied by either Cabela’s or Cinemark (each, an “Outlot Parcel”), and (iii) in the event Target exercises its purchase option under the related lease, the Target Parcel (each a “Permitted Release”). The borrower may obtain a Permitted Release provided that, among other conditions, (1) with respect to any Release Parcel, (a) the borrower delivers at least 10 days’ prior written notice, (b) any such Release Parcel is vacant, non-income producing and unimproved land or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas, provided however that such condition will not apply to any expansion parcel acquired in accordance with the terms and conditions in the Mortgage Loan documents after the origination of the Mortgage Loan (an “Acquired Expansion Parcel”), (c) the borrower delivers to the lender satisfactory evidence that the Release Parcel is (x) not necessary for the borrower’s operation or use of the Mortgaged Property for its then-current use and (y) may be readily separated from the Mortgaged Property without a material diminution in the value of the Mortgaged Property, (d) after giving effect to such release, the loan-to-value ratio is less than or equal to 125%, and the borrower prepays the “qualified amount” necessary in order to satisfy such ratio along with payment of any applicable yield maintenance premium, (e) the borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (f) the borrower delivers a Rating Agency Confirmation from each applicable rating agency for any such release, provided, however, that such condition will not apply to an Acquired Expansion Parcel, (2) with respect to any Outlot Parcel, (a) the borrower complies with the requirements in clauses (1)(a), (d) and (f), above, (b) the borrower prepays the Mortgage Loan by an amount equal to the greater of (x)(A) with respect to the parcel occupied by Cabela’s, 125% of the allocated loan amount of $8,400,000 and (B) with respect to the parcel occupied by Cinemark, 125% of the allocated loan amount of $6,600,000, and (y) 100% of the net sales proceeds for the related Outlot Parcel, which partial prepayment, if made prior to the open period, must be accompanied by a payment of the yield maintenance premium payment (calculated based upon the amount prepaid) provided, however, in lieu of making any such prepayment, at borrower’s election prior to the release of the Outlot Parcel in question, borrower may either (x) deposit cash with the lender in the amount of such prepayment (exclusive of the yield maintenance premium payment) as additional reserve funds, which the lender will hold in an additional reserve account, or (y) deliver to the lender a letter of credit in the amount of such prepayment (exclusive of the yield maintenance premium payment), and (c) the borrower pays to the lender a fee in the amount of $25,000, along with any reasonable out-of-pocket expenses, and (3) with respect to the Target Parcel, (i) the borrower complies with the requirements in clauses (1)(a), (d) and (e) above, and (ii) the borrower may not obtain a release (or exercise the related purchase option) in the event that (x) the borrower or its affiliate acquires Target’s interest in the Target Parcel and (y) such option was not exercised prior to such acquisition.

With respect to an Outlot Parcel release under the Christiana Mall Mortgage Loan, if the borrower elects to make a deposit to a reserve fund or deliver a letter of credit in lieu of making a prepayment, the borrower will have the option of having such reserve funds or letter of credit, as applicable, returned to the borrower with the payment to the lender of the required prepayment with respect to the Outlot Parcel in question (inclusive of any yield maintenance premium payment that may be due and payable as of the date of such prepayment).

Also with respect to the Christiana Mall Mortgage Loan (5.0%), the borrower may substitute the fee or leasehold interest to a parcel of real property at or adjacent to the related shopping center (each, an “Acquired Parcel”) in connection with the release of one or more parcels of the Mortgaged Property (each, an “Exchange Parcel”), provided that, among other conditions (i) the borrower provides at least 20 days’ prior written notice, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, (iii) the Exchange Parcel must be vacant, non-income producing and unimproved or improved only by landscaping facilities that are readily relocatable or surface parking areas, (iv) the borrower pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses, (v) the borrower delivers a satisfactory environmental report, unless the Acquired Parcel is covered by the Phase I ESA received by lender in connection with the origination of the Mortgage Loan and (vi) after giving effect to such substitution, the loan-to-value ratio is less than or equal to 125%, provided that the borrower may prepay the “qualified amount” in order to meet such loan-to-value ratio along with payment of any applicable yield maintenance premium. In addition, the borrower may, in its sole discretion, obtain an Acquired Expansion Parcel provided that, among other conditions, (i) the borrower satisfies the requirements in clauses (i), (iv) and (v) above. Notwithstanding anything to the contrary in the foregoing, the borrower may acquire fee simple title to the improvements owned by Target (the “Target Improvements”) in the event that Target exercises its put option pursuant to the terms of the related lease, provided that (i) the borrower uses commercially reasonable efforts to comply with certain terms and conditions in the Mortgage Loan documents related to an Acquired Expansion Parcel, provided that the borrower will not be required to deliver a new environmental report related to the Target Improvements and (ii) the borrower executes any documents reasonably necessary in order to subject the Target Improvements to the lien of the Mortgage Loan documents.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), in the event that J.C. Penney Corporation, Inc. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s and Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department Store parcel from the lien of the Mortgage Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the lessee under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan.

●	With respect to the Aventura Mall Mortgage Loan (4.4%), the borrower, without the consent of the lender, servicer, investor, the rating agencies or any other person, may (i) make transfers of immaterial or non-income producing portions of the property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property (including, without limitation, certain outparcels of the property’s parking lot (the “Parking Lot Outparcels”) and portions of the Mortgaged Property’s “ring road”) to third parties or affiliates of the borrower, and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided, with respect to any of the transfers in (ii) through (iii) above, no transfer, conveyance or other encumbrance may result in a material adverse effect based upon an officer’s certificate delivered to the lender, and, further provided that, with respect to the transfers in (ii) above, the borrower will be required to deliver to the lender, among other things, (A) legal opinions, title insurance or other evidence reasonably satisfactory to the lender to the effect that the transferred portion of the Mortgaged Property constitutes or will constitute one or more complete tax lots (except with respect to the Parking Lot Outparcels, so long as an application therefor is filed for such separate tax lots no later than 60 days from the date of such transfer) and, if applicable, has been legally subdivided and after giving effect to such transfer the remaining portion of the property complies with applicable zoning, parking and other legal requirements, (B) evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of or materially interfere with the operation and use of the remaining portion of the Mortgaged Property by the borrower or any of the tenants unless (with respect to such ingress and egress) the borrower has entered into a reciprocal easement to provide for an additional or substitute means of ingress or egress, (C) a certification that after such transfer, the borrower continues to be a special purpose entity, and (D) a REMIC opinion.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.7%), the borrower has the right to obtain the release of a 2.45 acre release parcel comprised of a portion of the parking lot, without defeasance or prepayment (except to the extent necessary to satisfy REMIC requirements), provided that the following conditions are satisfied: (i) the release parcel is legally subdivided and constitutes a separate tax lot, (ii) the release does not adversely affect the use or operation of or access to the remaining Mortgaged Property or cause the remaining Mortgaged Property to violate any legal requirements or the terms of any document relating to the Mortgaged Property, (iii) compliance with REMIC related conditions and (iv) the borrower signs an anti-poaching agreement with the transferee, which names the lender as a third party beneficiary.

●	With respect to the SL 4 El Paso Industrial Mortgage Loan (3.5%), the borrowers have the right, at any time after the expiration of the defeasance lockout period, in connection with a bona fide third party sale of an individual Mortgaged Property, to obtain the release of such individual Mortgaged Property upon satisfaction of the following conditions, among others: (i) defeasance of a release amount equal to 115% of the allocated loan amount of such Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio will be equal to the greater of 1.72x and the debt service coverage ratio immediately preceding such release, (iii) after giving effect to such release, the loan-to-value ratio will be not greater than the lesser of 61.7% and the loan to value ratio immediately preceding such release, and (iv) satisfaction of REMIC related conditions.

●	With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), the borrowers have the right, at any time after the expiration of the defeasance lockout period, in connection with a bona fide third party sale of an individual Mortgaged Property, to obtain the release of such individual Mortgaged Property upon satisfaction of the following conditions, among others: (i) defeasance of a release amount equal to the greater of 120% of the allocated loan amount of such Mortgaged Property and 100% of the net sales proceeds, (ii) after giving effect to such release, the debt service coverage ratio will be equal to the greater of 1.177x and the debt service coverage ratio immediately preceding such release, (iii) after giving effect to such release, the loan to value ratio will be not greater than the lesser of 68.5% and the loan-to-value ratio immediately preceding such release, and (iv) satisfaction of REMIC related conditions.

●	With respect to the FXI Portfolio Mortgage Loan (2.7%), upon the occurrence of a FXI Portfolio Permitted Release Event, the borrowers have the right, at any time after the expiration of the defeasance lockout period, to obtain release of the related Mortgaged Property, subject to the satisfaction of certain conditions, including, among others: (i) delivery of defeasance collateral in an amount equal to (A) in the case of any FXI Portfolio Permitted Release Event other than a FXI Portfolio Permitted Release Default Event, 115% of the allocated loan amount of such Mortgaged Property and (B) in the case of a FXI Portfolio Permitted Release Default Event, 120% of the allocated loan amount of such Mortgaged Property, (ii) delivery of a Rating Agency Confirmation and (iii) delivery of a REMIC opinion. In addition, upon the occurrence of a FXI Portfolio Permitted Release Event, the borrowers have the right to obtain release of the related Mortgaged Property, subject to the satisfaction of certain conditions, including, among others: (i) no more than two Mortgaged Properties in the aggregate have been or will be released as a result of a FXI Portfolio Permitted Release Default Event, a FXI Portfolio Permitted Release Economic Abandonment Event and/or a FXI Portfolio Permitted Release Tax Event, (ii) the borrower prepays the FXI Portfolio Whole Loan in an amount equal to (A) in the case of any FXI Portfolio Permitted Release Event other than a FXI Portfolio Permitted Release Default Event, 115% of the allocated loan amount of such Mortgaged Property and (B) in the case of a FXI Portfolio Permitted Release Default Event, 120% of the allocated loan amount of such Mortgaged Property, plus, in the case of both (A) and (B), a prepayment premium equal to the greater of 1% of the amount prepaid or a yield maintenance premium and (iii) delivery of a REMIC opinion. An “FXI Portfolio Permitted Release Event” means a FXI Portfolio Permitted Release Casualty Event, a FXI Portfolio Permitted Release Default Event, a FXI Portfolio Permitted Release Economic Abandonment Event and/or a FXI Portfolio Permitted Release Tax Event. An “FXI Portfolio Permitted Release Casualty Event” means the occurrence of a casualty or condemnation at any related Mortgaged Property, which casualty or condemnation results in the applicable master tenant terminating the master lease with respect to such Mortgaged Property in accordance with the terms of the master lease. An “FXI Portfolio Permitted Release Default Event” means the occurrence of a default under the FXI Portfolio Whole Loan or another loan document with respect to any related Mortgaged Property arising solely as a result of a breach of legal requirements at such Mortgaged Property (such as, the existence of a condition at any related Mortgaged Property in violation of environmental law or a breach of zoning regulations). An “FXI Portfolio Permitted Release Economic Abandonment Event” means the determination by the borrowers that any related Mortgaged Property is an economically abandoned property. An “FXI Portfolio Permitted Release Tax Event” means with respect to the FXI Portfolio – FXI Cuautitlan MX Mortgaged Property the transfer by lender of a direct interest in the FXI Portfolio Whole Loan to any person not domiciled in the United States, which transfer causes a withholding tax on debt service to exceed 17.5%.

●	With respect to the Quality RV Resorts Mortgage Loan (2.5%), provided no event of default under the Mortgage Loan is continuing, the borrowers have the right, at any time after the expiration of the lockout period, to obtain the release of any of one or more of the Mortgaged Properties, subject to the satisfaction of certain conditions, including, among others: (i) the borrowers prepay the Quality RV Resorts Whole Loan in an amount equal to the greater of (a) 115% of the allocated loan amount of such Quality RV Resorts Mortgaged Property, and (b) 80% of the net sales proceeds from the transfer of such Quality RV Resorts Mortgaged Property, plus, in the case of both (a) and (b), prior to the due date in January 2028, a prepayment premium equal to the greater of 1% of the amount prepaid or a yield maintenance premium, (ii) after giving effect to such release, the debt yield (calculated in accordance with the related loan documents) for the remaining Mortgaged Properties is equal to or greater than the greater of (x) 10.48% and (y) the debt yield immediately prior to such release.

●	With respect to the Davenport Commons Mortgage Loan (1.9%), provided no event of default under the Mortgage Loan is continuing, the borrower has the right, at any time after the expiration of the lockout period, to obtain the free release of one or more release parcels, which in the aggregate, represent an 8.68 acre portion of non-income producing, vacant land; provided that, among other conditions, the borrower has delivered a REMIC opinion. The appraisal separately valued the release parcels at $7,070,000; however, this value was neither included in the underwriting nor the appraised value set forth in this prospectus.

●	With respect to the Parkway Centre North Mortgage Loan (1.7%), provided no event of default under the Mortgage Loan is continuing, the borrower has the right, at any time after the expiration of the lockout period, to obtain the release of the multi-tenant outparcel; provided that, among other conditions: (i) the borrower prepays the Mortgage Loan in the amount of 105% of the release parcel’s allocated loan amount ($2,976,923) (along with the applicable yield maintenance premium) and (ii) after giving effect to the release, the debt yield for the Mortgaged Property is at least equal to the greater of (a) 10.69% and (b) the debt yield as of the fiscal quarter most recently ended prior to the release.

●	With respect to the Broadridge Shopping Center Mortgage Loan (0.7%), provided no event of default under the Mortgage Loan is continuing, the borrower has the right to obtain the release of one or more parcels of land identified in the Mortgage Loan documents as “Andy’s Frozen Custard”, “Pad A” and “Pad B”; provided that, among other conditions: (i) (a) prior to the expiration of the lockout period, the borrower prepays the Mortgage Loan in the amount of 125% of the release parcel’s allocated loan amount (along with the applicable yield maintenance premium) or (b) following the expiration of the lockout period, the borrower defeases the Mortgage Loan in the amount of 125% of the release parcel’s allocated loan amount; and (ii) the borrower delivers a REMIC opinion. Notwithstanding the foregoing, prior to the expiration of the lockout period, the borrower will not be required to prepay a portion of the Mortgage Loan, and following the expiration of the lockout period, the borrower will not be required to defease a portion of the Mortgage Loan in connection with the release of Pad A or Pad B if, after giving effect to such release: (i) the debt service coverage ratio will be equal to or greater than 1.65x, (ii) the debt yield will be equal to or greater than 10.54%, and (iii) the loan-to-value does not exceed 68.6%. The appraisal separately valued Andy’s Frozen Custard at $1,300,000 and the allocated loan amount is $850,000. The appraisal separately valued Pad A and Pad B at $800,000 (in the aggregate); this value was neither included in the underwriting nor the appraised value set forth in this prospectus. The allocated loan amounts for Pad A and Pad B are $300,000 and $175,000, respectively.

●	With respect to the Oshkosh Center II Mortgage Loan (0.7%), provided no event of default under the Mortgage Loan is continuing, the borrower has the right, at any time after the expiration of the lockout period, to obtain the release of an outparcel; provided that, among other conditions, (i) the borrower prepays the Mortgage Loan in the amount of 115% of the release parcel’s allocated loan amount ($290,628) (along with the applicable yield maintenance premium) and (ii) after giving effect to the release, the debt service coverage ratio is not less than the debt service coverage ratio immediately prior to such release.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

27 Mortgage Loans (65.2%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

24 Mortgage Loans (63.7%), secured by office, retail and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

25 Mortgage Loans (59.4%) provide for monthly escrows for ongoing replacements or capital repairs.

10 Mortgage Loans (17.2%) provide for upfront reserves for immediate repairs.

6 Mortgage Loans (7.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	24	71.4%
Springing Hard	7	9.3%
Springing Soft	2	5.8%
Hard; Master Lease Rents (Soft Springing Hard)(1)	1	4.4%
Soft (Residential)/Hard (Commercial)(2)	1	3.9%
Soft(3)	1	3.5%
Soft (Residential)/Hard (Non-Residential)(4)	1	1.6%
Total	37	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (4.4%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease and a Hard Lockbox for the remaining tenants at the Mortgaged Property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

(2)	With respect to the 90-100 John Street Mortgage Loan (3.9%), the related loan documents require a soft lockbox for residential tenants and a hard lockbox for commercial tenants.

(3)	With respect to The Gateway Mortgage Loan (3.5%), the related loan documents require a soft lockbox for rents received from tenants (except for two non-residential tenants) and springing cash management.

(4)	With respect to the 250 Lancaster Mortgage Loan (1.6%), the related loan documents require a soft lockbox for residential tenants and a hard lockbox for all other tenants.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 2 Mortgage Loans (6.1%) were originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

None of the Mortgage Loans were originated by GSMC or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance		Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)(3)	Cut-off Date Total Debt LTV Ratio(1)(3)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)(4)		Cut-off Date Total Debt Underwritten NCF DSCR(1)(4)
Moffett Towers – Buildings E,F,G(5)	$80,000,000	$216,000,000	$204,000,000	N/A		$500,000,000	4.94500%	40.2%	70.8%	2.97	x	1.41	x
90-100 John Street(6)	$42,000,000	$68,000,000	N/A	N/A		$110,000,000	5.19900%	22.2%	58.2%	2.89	x	0.93	x
Carolinas 7-Eleven Portfolio	$40,000,000	$25,000,000	N/A	$35,000,000	(7)	$100,000,000	6.13900%	32.7%	81.8%	4.01	x	1.09	x
West Coast Albertsons Portfolio	$29,000,000	$106,000,000	$65,000,000	N/A		$200,000,000	4.76955%	31.7%	67.5%	4.17	x	1.66	x
Moffett Towers II – Building 1	$25,000,000	$112,000,000	$143,000,000	N/A		$280,000,000	4.73638%	46.8%	78.1%	2.00	x	1.17	x
Temple Towne Center	$19,500,000	$3,000,000	N/A	N/A		$22,500,000	6.73400%	72.2%	83.3%	1.63	x	1.25	x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	With respect to each of the Moffett Towers - Buildings E,F,G and the Moffett Towers II – Building 1 Mortgage Loans, the Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(4)	With respect to the Temple Towne Center Mortgage Loan, the Cut-off Date Mortgage Loan Underwritten NCF DSCR and Cut-off Date Total Debt Underwritten NCF DSCR are calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related Mortgage Loan following the Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex G to the Prospectus.

(5)	The mezzanine loan with respect to the Moffett Towers Buildings E,F,G Mortgaged Property is comprised of a senior mezzanine loan in the amount of $150,000,000 and a junior mezzanine loan in the amount of $66,000,000.

(6) The mezzanine lender has the right to bifurcate the mezzanine loan with respect to the 90-100 John Street Mortgaged Property into a senior and junior mezzanine loan, provided that the outstanding principal balance and weighted average interest rate of the bifurcated loans immediately after bifurcation must be equal to outstanding principal balance and interest rate of the current mezzanine loan immediately prior to bifurcation.

(7)	Represents the Trust Subordinate Companion Loan which will be included in the trust.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Moffett Towers – Buildings E,F,G (7.5%), 90-100 John Street (3.9%), Carolinas 7-Eleven Portfolio (3.8%), West Coast Albertsons Portfolio (2.7%), Moffett Towers II – Building 1 (2.3%) and Temple Towne Center (1.8%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio		Combined Minimum DSCR		Combined Minimum Debt Yield	Intercreditor Agreement Required
Time Square Office Renton	$56,000,000	80.0%		1.200	x	8.4%	Yes
Christiana Mall	$53,136,000	50.3	%(1)	1.911	x(1)	N/A	Yes
River Valley MHC Portfolio	$36,000,000	68.5%		1.177	x	7.51%	Yes

(1)	The Combined Maximum LTV Ratio may not exceed 95.0% of the origination date LTV Ratio (52.9%) and the Combined Minimum DSCR may not be less than 105.0% of the origination date DSCR as determined by the lender (1.82x).

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their direct and/or indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the TripAdvisor HQ Mortgage Loan (7.0%), Needham Travel Pref LLC (“Needham”) holds a $1,450,000 preferred equity interest in Needham Travel Equity LLC (“Needham Equity”) (which is the parent of the borrower). Needham is entitled to a mandatory monthly preferred return on its investment payable from net cash flow from the Mortgaged Property equal to 8% per annum. If there are net capital proceeds received (including with respect to a sale), Needham will be entitled to receive the first proceeds until it has received an 8% annual return on its preferred investment. In the event (i) required distributions are not made to Needham, or (ii) the manager of Needham Equity commits fraud in connection with its obligations under the preferred equity documents, is negligent or engages in willful misconduct that result in an event of default under the TripAdvisor HQ Mortgage Loan documents, or misappropriates Needham Equity’s funds, then Needham has the right to replace the manager of Needham Equity (which would result in a change in control of the borrower).

With respect to the Davenport Commons Mortgage Loan (1.9%), the related Mortgage Loan documents permit the borrower to issue preferred equity payable to E. Stanley Kroenke or his controlled affiliates, so long as such preferred equity is limited to a distribution preference over common equity and accrues interest at a stated rate, but does not contain any remedy for non-payment.

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Secured Indebtedness

With respect to the Aventura Mall Mortgage Loan (4.4%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the 250 Lancaster Mortgage Loan (1.6%), the Mortgaged Property secures a $1,400,000, 20-year loan (the “HOME Loan”) originated by Fort Worth in connection with the HOME Contract, which obligates the borrower to offer the HOME Units at the agreed-upon, below-market rental rates to tenants meeting the stated economic profile. So long as the borrower is in compliance with the requirements set forth in the HOME Contract and the HOME Loan, the indebtedness will be forgiven at a rate of 5% per year. In connection with the origination of the Mortgage Loan, Forth Worth signed a subordination and standstill agreement. See “—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Pier 70 Mortgage Loan (7.5%), the borrower entered into a loan with the Port in the original principal amount of $1,500,000 (the "Port Loan") in order to reimburse the borrower, as the tenant under a 66-year ground lease with the Port, for a portion of the seismic work performed on Building 113. Interest has been accruing on the Port Loan at a per annum rate of 4.41% since July 29, 2015. The first payment date under the Port Loan is the first day of the first full calendar month following the date at which the developer recoups their equity and achieves an initial return on investment, and thereafter the accrued interest will be added to the principal balance. The Port Loan will be a 10-year fully amortizing loan from the first payment date. The Port Loan is subordinate to the Pier 70 Whole Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Moffett Towers – Buildings E,F,G”, “Pier 70”, “TripAdvisor HQ”, “Christiana Mall”, “Aventura Mall”, “Carolinas 7-Eleven Portfolio”, “Outlet Shoppes at El Paso”, “The Gateway”, “West Coast Albertsons Portfolio”, “FXI Portfolio”, “Quality RV Resorts”, “Moffett Towers II – Building 1”, “Davenport Commons”, “Willow Creek Corporate Center” and “GSK North American HQ” securing 56.9% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Moffett Towers – Buildings E,F,G	A-1-1, A-5	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
	A-1-2, A-1-3, A-1-4, A-2, A-3, A-4	$147,200,000	$147,200,000	DBNY	No
	A-6, A-7	$56,800,000	$56,800,000	Wells Fargo Bank, N.A.	No
	Total	$284,000,000	$284,000,000
Pier 70	A-1	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
	A-2	$35,000,000	$35,000,000	GSMC	No
	Total	$115,000,000	$115,000,000
	A-1	$75,000,000	$75,000,000	DBGS 2018-C1	Yes
TripAdvisor HQ	A-2	$23,150,000	$23,150,000	GSMC	No
	Total	$98,150,000	$98,150,000
Christiana Mall	A-1-A, A-2-A, A-3-A	$72,320,000	$72,320,000	BBCMS 2018-CHRS	Yes
	A-3-B, A-3-C	$53,136,000	$53,136,000	DBGS 2018-C1	No
	A-1-B	$50,000,000	$50,000,000	WFCM 2018-C47	No
	A-1-C, A-1-D, A-1-E	$82,840,000	$82,840,000	Barclays Bank PLC	No
	A-2-B	$30,000,000	$30,000,000	UBS 2018-C13	No
	A-2-C, A-2-D, A-2-E	$49,704,000	$49,704,000	Société Générale	No
	B-1, B-2, B-3(2)	$212,000,000	$212,000,000	BBCMS 2018-CHRS	No
	Total	$550,000,000	$550,000,000
Aventura Mall	A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes
	A-2-A-1, A-2-B-3	$115,000,000	$115,00,000	Benchmark 2018-B4	No
	A-2-A-2, A-2-B-2-A	$103,000,000	$103,000,000	Benchmark 2018-B5	No
	A-2-B-1	$60,000,000	$60,000,000	CD 2018-CD7	No
	A-2-D-2	$50,000,000	$50,000,000	CSAIL 2018-CX12	No
	A-2-A-4, A-2-B-4	$110,000,000	$110,000,000	Benchmark 2018-B6	No
	A-2-C-2, A-2-D-1	$100,000,000	$100,000,000	BANK 2018-BNK14	No
	A-2-B-2-B, A-2-B-2-C, A-2-B-5	$47,000,000	$47,000,000	DBGS 2018-C1	No
	A-2-D-3	$50,000,000	$50,000,000	WFCM 2018-C47	No
	A-2-A-3, A-2-A-5	$125,000,000	$125,000,000	JPMorgan Chase Bank, N.A.	No
	A-2-C-1, A-2-C-3, A-2-C-4, A-2-C-5	$170,000,000	$170,000,000	Morgan Stanley Bank, N.A.	No
	A-2-D-4, A-2-D-5	$70,000,000	$70,000,000	Wells Fargo Bank, N.A.	No
	B-1, B-2, B-3, B-4(2)	$343,300,000	$343,300,000	Aventura Mall Trust 2018-AVM	No
	Total	$1,750,000,000	$1,750,000,000
Carolinas 7-Eleven Portfolio	A	$40,000,000	$40,000,000	DBGS 2018-C1 (pooled certificates)	No
	B(2)	$35,000,000	$35,000,000	DBGS 2018-C1 (loan-specific certificates)	Yes(3)
	Total	$75,000,000	$75,000,000
Outlet Shoppes at El Paso	A-1-A	$39,000,000	$39,000,000	DBGS 2018-C1	Yes
	A-1-B, A-2, A-3, A-4	$36,000,000	$36,000,000	DBNY	No
	Total	$75,000,000	$75,000,000
The Gateway	A-1-A1	$120,000,000	$120,000,000	COMM 2018-HOME	No
	A-1-B	$50,000,000	$50,000,000	Benchmark 2018-B4	No
	A-2-A	$27,500,000	$27,500,000	BANK 2018-BNK11	No
	A-2-B	$55,000,000	$55,000,000	BANK 2018-BNK12	No
	A-1-A2, A-1-A5, A-1-A6	$37,500,000	$37,500,000	DBGS 2018-C1	No
	A-1-A3, A-1-A4	$40,000,000	$40,000,000	Cantor Commercial Real Estate Lending, L.P.	No
	B-1-A, B-2-A(2)	$52,500,000	$52,500,000	Prima Mortgage Investment Trust, LLC	No
	B-1-B, B-2-B(2)	$52,500,000	$52,500,000	New York State Teachers’ Retirement System	No
	C-1, C-2(2)	$115,000,000	$115,000,000	Teachers Insurance and Annuity Association of America	Yes(4)
	Total	$550,000,000	$550,000,000

West Coast Albertsons Portfolio	A-1, A-3	$65,000,000	$65,000,000	Benchmark 2018-B6	Yes
	A-2	$29,000,000	$29,000,000	DBGS 2018-C1	No
	Total	$94,000,000	$94,000,000
FXI Portfolio	A-1	$43,000,000	$43,000,000	GSMS 2018-GS10	Yes
	A-2	$28,560,000	$28,560,000	DBGS 2018-C1	No
	Total	$71,560,000	$71,560,000
Quality RV Resorts	A-1	$35,000,000	$35,000,000	GSMS 2018-GS10	Yes
	A-2	$26,210,000	$26,210,000	DBGS 2018-C1	No
	Total	$61,210,000	$61,210,000
Moffett Towers II – Building 1	A-2-1	$25,000,000	$25,000,000	DBGS 2018-C1	No
	A-2-2, A-3-2	$25,000,000	$25,000,000	DBNY	No
	A-1, A-3-1	$76,000,000	$76,000,000	Benchmark 2018-B6	Yes
	A-4	$22,000,000	$22,000,000	Barclays Bank PLC	No
	A-5	$20,000,000	$20,000,000	WFCM 2018-C46	No
	Total	$168,000,000	$168,000,000
Davenport Commons	A-1	$20,000,000	$20,000,000	DBGS 2018-C1	Yes
	A-2	$15,000,000	$15,000,000	GSMS 2018-GS10	No
	Total	$35,000,000	$35,000,000
Willow Creek Corporate Center	A-1, A-3	$72,500,000	$72,500,000	Benchmark 2018-B6	Yes
	A-2	$16,225,000	$16,225,000	DBGS 2018-C1	No
	Total	$88,725,000	$88,725,000
GSK North American HQ	A-1	$75,150,000	$75,150,000	GSMS 2018-GS10	Yes
	A-2	$10,000,000	$10,000,000	DBGS 2018-C1	No
	Total	$85,150,000	$85,150,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified Mortgage Note(s).

(2)	Each note represents a Subordinate Companion Loan.

(3)	With respect to the Carolinas 7-Eleven Portfolio Whole Loan, the initial Control Note is the Note B, so long as no Carolinas 7-Eleven Portfolio Control Termination Event has occurred. If and for so long as a Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing, then the Control Note will be the Note A. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu-AB Whole Loan—The Carolinas 7-Eleven Portfolio Whole Loan”. The Carolinas 7-Eleven Portfolio Whole Loan will be serviced under the PSA.

(4)	With respect to The Gateway Whole Loan, the initial Control Note is the majority of The Gateway C Notes (by principal balance), so long as no control appraisal period is in effect with respect to Note C-1 and Note C-2. If a control appraisal period under the related Intercreditor Agreement is in effect with respect to Note C-1 and Note C-2, then the Control Note will be the majority of The Gateway B Notes (by principal balance), so long as no control appraisal period is in effect with respect to Note B-1 and Note B-2. If a control appraisal period is in effect with respect to Note B-1 and B-2, then the Control Note will be Note A-1-A. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Gateway Whole Loan”. The Gateway Whole Loan is being serviced under the COMM 2018-HOME PSA.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Non-Serviced Pari Passu Companion Loans. The Christiana Mall Whole Loan, the Aventura Mall Whole Loan, the Carolinas 7-Eleven Portfolio Whole Loan and The Gateway Whole Loan are the only AB Whole Loans related to the issuing entity.

“Aventura Mall Trust 2018-AVM TSA” means the trust and servicing agreement governing the servicing of the Aventura Mall Whole Loan.

“BBCMS 2018-CHRS TSA” means the trust and servicing agreement governing the servicing of the Christiana Mall Whole Loan.

“Benchmark 2018-B6 PSA” means the pooling and servicing agreement governing the servicing of the Moffett Towers II – Building 1 Whole Loan, the Willow Creek Corporate Center Whole Loan and the West Coast Albertsons Portfolio Whole Loan.

“COMM 2018-HOME PSA” means the pooling and servicing agreement governing the servicing of The Gateway Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“GSMS 2018-GS10 PSA” means the pooling and servicing agreement governing the servicing of the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and the GSK North American HQ Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Christiana Mall Mortgage Loan, (ii) the Aventura Mall Mortgage Loan, (iii) The Gateway Mortgage Loan, (iv) the West Coast Albertsons Portfolio Mortgage Loan, (v) the FXI Portfolio Mortgage Loan, (vi) the Quality RV Resorts Mortgage Loan, (vii) the Moffett Towers II – Building 1 Mortgage Loan, (viii) the Willow Creek Corporate Center Mortgage Loan, and (ix) the GSK North American HQ Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the West Coast Albertsons Portfolio Whole Loan, (ii) the FXI Portfolio Whole Loan, (iii) the Quality RV Resorts Whole Loan, (iv) the Moffett Towers II – Building 1 Whole Loan, (v) the Willow Creek Corporate Center Whole Loan and (vi) the GSK North American HQ Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Christiana Mall Whole Loan, the BBCMS 2018-CHRS TSA, (ii) with respect to the Aventura Mall Whole Loan, the Aventura Mall Trust 2018-AVM TSA, (iii) with respect to The Gateway Whole Loan, the COMM 2018-HOME PSA, (iv) with respect to the West Coast Albertsons Portfolio Whole Loan, Moffett Towers II – Building 1 Whole Loan and the Willow Creek Corporate Center Whole Loan, the Benchmark 2018-B6 PSA and (v) with respect to each of the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and the GSK North American HQ Whole Loan, the GSMS 2018-GS10 PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Christiana Mall Whole Loan, (ii) the Aventura Mall Whole Loan, (iii) The Gateway Whole Loan, (iv) the West Coast Albertsons Portfolio Whole Loan, (v) the FXI Portfolio Whole Loan, (vi) the Quality RV Resorts Whole Loan, (vii) the Moffett Towers II – Building 1 Whole Loan, (viii) the Willow Creek Corporate Center Whole Loan and (ix) the GSK North American HQ Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. The Carolinas 7-Eleven Portfolio Whole Loan will be a Serviced AB Whole Loan related to the issuing entity.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Moffett Towers – Buildings E,F,G Mortgage Loan, (ii) the Pier 70 Mortgage Loan, (iii) the TripAdvisor HQ Mortgage Loan, (iv) the Outlet Shoppes at El Paso Mortgage Loan and (v) Davenport Commons Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Moffett Towers – Buildings E,F,G Whole Loan, (ii) the Pier 70 Whole Loan, (iii) the TripAdvisor HQ Whole Loan, (iv) the Outlet Shoppes at El Paso Whole Loan and (v) Davenport Commons Whole Loan.

“Serviced Subordinate Companion Loan” means the Trust Subordinate Companion Loan and, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or Serviced AB Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related Controlling Companion Loan.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. For the avoidance of doubt, there will be no Servicing Shift Whole Loan as of the Closing Date.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means each of (i) the Moffett Towers – Buildings E,F,G Whole Loan, (ii)  the Pier 70 Whole Loan, (iii) the TripAdvisor HQ Whole Loan, (iv) the Christiana Mall Whole Loan, (v) the Aventura Mall Whole Loan, (vi) the Carolinas 7-Eleven Portfolio Whole Loan,(vii) the Outlet Shoppes at El Paso Whole Loan, (viii) The Gateway Whole Loan, (ix) the West Coast Albertsons Portfolio Whole Loan, (x) the FXI Portfolio Whole Loan, (xi) the Quality RV Resorts Whole Loan, (xii) the Moffett Towers II – Building 1 Whole Loan, (xiii) the Davenport Commons Whole Loan, (xiv) the Willow Creek Corporate Center Whole Loan and (xv) the GSK North American HQ Whole Loan.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)(4)	Whole Loan Underwritten NCF DSCR(4)	Whole Loan Underwritten NOI Debt Yield(4)
Moffett Towers – Buildings E,F,G	$80,000,000	7.5%	$204,000,000	N/A	40.2%	2.97x	12.6%	40.2%	2.97x	12.6%
Pier 70	$80,000,000	7.5%	$35,000,000	N/A	52.9%	2.19x	11.0%	52.9%	2.19x	11.0%
TripAdvisor HQ	$75,000,000	7.0%	$23,150,000	N/A	64.6%	1.82x	9.2%	64.6%	1.82x	9.2%
Christiana Mall	$53,136,000	5.0%	$284,864,000	$212,000,000	32.5%	3.15x	13.8%	52.9%	1.93x	8.5%
Aventura Mall	$47,000,000	4.4%	$1,359,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
Carolinas 7-Eleven Portfolio	$40,000,000	3.8%	N/A	$35,000,000	32.7%	4.01x	16.9%	61.4%	1.83x	9.0%
Outlet Shoppes at El Paso	$39,000,000	3.7%	$36,000,000	N/A	58.9%	1.51x	10.7%	58.9%	1.51x	10.7%
The Gateway	$37,500,000	3.5%	$292,500,000	$220,000,000	38.0%	2.98x	11.3%	63.3%	1.61x	6.8%
West Coast Albertsons Portfolio	$29,000,000	2.7%	$65,000,000	N/A	31.7%	4.17x	18.0%	31.7%	4.17x	18.0%
FXI Portfolio	$28,560,000	2.7%	$43,000,000	N/A	66.4%	1.58x	11.1%	66.4%	1.58x	11.1%
Quality RV Resorts	$26,210,000	2.5%	$35,000,000	N/A	59.7%	1.69x	10.8%	59.7%	1.69x	10.8%
Moffett Towers II – Building 1	$25,000,000	2.3%	$143,000,000	N/A	46.8%	2.00x	11.5%	46.8%	2.00x	11.5%
Davenport Commons	$20,000,000	1.9%	$15,000,000	N/A	68.6%	1.27x	9.0%	68.6%	1.27x	9.0%
Willow Creek Corporate Center	$16,225,000	1.5%	$72,500,000	N/A	65.0%	1.92x	9.5%	65.0%	1.92x	9.5%
GSK North American HQ	$10,000,000	0.9%	$75,150,000	N/A	64.2%	2.62x	11.1%	64.2%	2.62x	11.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans.

(2)	With respect to each of the Moffett Towers - Buildings E,F,G and the Moffett Towers II – Building 1 Mortgage Loans, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(3)	With respect to the Outlet Shoppes at El Paso Mortgage Loan, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been adjusted to exclude the $3.8 million value for a release parcel, which was not accounted for in the underwriting. See “—Certain Terms of the Mortgage Loans- Partial Releases”.

(4)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and non-binding consultation rights described below; provided, that if such party or its representative is (or is a Borrower Party Affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the

Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Serviced Pari Passu-AB Whole Loan

Carolinas 7-Eleven Portfolio Whole Loan

General. The Carolinas 7-Eleven Portfolio Mortgage Loan (3.8%) is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Carolinas 7-Eleven Portfolio Mortgage Loan is evidenced by one (1) senior promissory note A with a Cut-off Date Balance of $40,000,000. The related Subordinate Companion Loan (the “Trust Subordinate Companion Loan”) is subordinate to the Carolinas 7-Eleven Portfolio Mortgage Loan, is evidenced by one (1) promissory note B with a principal balance as of the Cut-off Date of $35,000,000. The Carolinas 7-Eleven Portfolio Mortgage Loan and the Trust Subordinate Companion Loan are collectively referred to in this prospectus as the “Carolinas 7-Eleven Portfolio Whole Loan”.

The rights of the holders of the promissory notes evidencing the Carolinas 7-Eleven Portfolio Whole Loan (the “Carolinas 7-Eleven Portfolio Noteholders”) are subject to an Intercreditor Agreement (the “Carolinas 7-Eleven Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Carolinas 7-Eleven Portfolio Intercreditor Agreement.

Servicing

The Carolinas 7-Eleven Portfolio Whole Loan will be serviced and administered pursuant to the terms of the PSA and the Carolinas 7-Eleven Portfolio Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. See “Pooling and Servicing Agreement”. The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance and Servicing Advances with respect to the Carolinas 7-Eleven Portfolio Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Carolinas 7-Eleven Portfolio Whole Loan.

Application of Payments

The Carolinas 7-Eleven Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Carolinas 7-Eleven Portfolio Mortgage Loan and the holder of the Trust Subordinate Companion Loan with respect to distributions of funds received in respect of the Carolinas 7-Eleven Portfolio Whole Loan, and provides, in general, that the Trust Subordinate Companion Loan and the respective rights of the holder of the Trust Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Trust Subordinate Companion Loan, respectively, will at all times be junior, subject and subordinate to the Carolinas 7-Eleven Portfolio Mortgage Loan and the respective rights of the holder of the Carolinas 7-Eleven Portfolio Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Carolinas 7-Eleven Portfolio Mortgage Loan, respectively, as and to the extent set forth in the Carolinas 7-Eleven Portfolio Intercreditor Agreement.

If no Carolinas 7-Eleven Portfolio Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Carolinas 7-Eleven Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the master servicer in the following order of priority:

(i)	first, to the holder of the Carolinas 7-Eleven Portfolio Mortgage Loan (the “Carolinas 7-Eleven Portfolio A Noteholder”), in an amount equal to the accrued and unpaid interest on the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan, at the applicable note interest rate (net of the servicing fee rate);

(ii)	second, to the Carolinas 7-Eleven Portfolio A Noteholder, in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan has been reduced to zero;

(iii)	third, to the Carolinas 7-Eleven Portfolio A Noteholder, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such the Carolinas 7-Eleven Portfolio A Noteholder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Carolinas 7-Eleven Portfolio Whole Loan pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement or the PSA;

(iv)	fourth, if the proceeds of any foreclosure sale or any liquidation of the Carolinas 7-Eleven Portfolio Whole Loan or the Carolinas 7-Eleven Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Carolinas 7-Eleven Portfolio Whole Loan (a “Carolinas 7-Eleven Portfolio Workout”), the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan has been reduced, such excess amount will be paid to the Carolinas 7-Eleven Portfolio A Noteholder, in an amount up to the reduction, if any, of the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan as a result of such

Carolinas 7-Eleven Portfolio Workout, plus interest on such amount at the related note interest rate;

(v)	fifth, to the extent the holder of the Trust Subordinate Companion Loan (the “Trust Subordinate Companion Loan Holder”) have made any payments or advances to cure defaults pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement, to reimburse the Trust Subordinate Companion Loan Holder for all such cure payments;

(vi)	sixth, to the Trust Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on the principal balance of the Trust Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(vii)	seventh, to the Trust Subordinate Companion Loan Holder, in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocation in clause (ii) above, until the principal balance of the Trust Subordinate Companion Loan has been reduced to zero;

(viii)	eighth, if the proceeds of any foreclosure sale or any liquidation of the Carolinas 7-Eleven Portfolio Whole Loan or the Carolinas 7-Eleven Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Carolinas 7-Eleven Portfolio Workout, the principal balance of the Trust Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Trust Subordinate Companion Loan Holder, in an amount up to the reduction, if any, of the principal balance of the Trust Subordinate Companion Loan as a result of such Carolinas 7-Eleven Portfolio Workout, plus interest on such amount at the related note interest rate;

(ix)	ninth, to the Carolinas 7-Eleven Portfolio A Noteholder, in an amount equal to the product of (i) the Carolinas 7-Eleven Portfolio Note A Percentage Interest multiplied by (ii) the Carolinas 7-Eleven Portfolio Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)	tenth, to the Trust Subordinate Companion Loan Holder, in an amount equal to the product of (i) the Trust Subordinate Companion Loan Percentage Interest multiplied by (ii) the Trust Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Carolinas 7-Eleven Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Carolinas 7-Eleven Portfolio A Noteholder and the Trust Subordinate Companion Loan Holder in accordance with the Carolinas 7-Eleven Portfolio Note A Percentage Interest and the Trust Subordinate Companion Loan Percentage Interest, respectively; and

(xii)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Carolinas 7-Eleven Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Carolinas 7-Eleven Portfolio A Noteholder and the Trust Subordinate Companion Loan Holder in accordance with the initial the Carolinas 7-Eleven Portfolio Note A Percentage Interest and the initial the Trust Subordinate Companion Loan Percentage Interest, respectively; provided that, notwithstanding the foregoing, for so long as the Carolinas 7-Eleven Portfolio Mortgage Loan is included in the issuing entity, default interest will be allocated pursuant to and in accordance with the terms and provisions of the PSA.

Upon the occurrence and continuance of a the Carolinas 7-Eleven Portfolio Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Carolinas 7-Eleven Portfolio Whole Loan or the Carolinas 7-Eleven Portfolio Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)	first, to the Carolinas 7-Eleven Portfolio A Noteholder, in an amount equal to the accrued and unpaid interest on the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan, at the applicable note interest rate (net of the servicing fee rate);

(ii)	second, to the Carolinas 7-Eleven Portfolio A Noteholder, in reduction of the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan, until the principal balance of the Carolinas 7-Eleven Portfolio A Note has been reduced to zero;

(iii)	third, to the Carolinas 7-Eleven Portfolio A Noteholder, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Carolinas 7-Eleven Portfolio A Noteholder including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by any the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Carolinas 7-Eleven Portfolio Whole Loan pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement or the PSA;

(iv)	fourth, to the Carolinas 7-Eleven Portfolio A Noteholder, in an amount equal to the product of (i) the Carolinas 7-Eleven Portfolio Note A Percentage Interest multiplied by (ii) the Carolinas 7-Eleven Portfolio Note A Relative Spread, and (iii) any prepayment premium to the extent paid by the borrower;

(v)	fifth, if the proceeds of any foreclosure sale or any liquidation of the Carolinas 7-Eleven Portfolio Whole Loan or the Carolinas 7-Eleven Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a the Carolinas 7-Eleven Portfolio Workout the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan has been reduced, such excess amount will be required to be paid to the Carolinas 7-Eleven Portfolio A Noteholder in an amount up to the reduction, if any, of the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan as a result of such the Carolinas 7-Eleven Portfolio Workout, plus interest on such amount at the related note interest rate;

(vi)	sixth, to the extent the Trust Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement, to reimburse the Trust Subordinate Companion Loan Holder for all such cure payments; and to the Trust Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Trust Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii)	seventh, to the Trust Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on the principal balance of the Trust Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(viii)	eighth, to the Trust Subordinate Companion Loan Holder, in reduction of the principal balance of the Trust Subordinate Companion Loan, until the principal balance of the Trust Subordinate Companion Loan has been reduced to zero;

(ix)	ninth, to the Trust Subordinate Companion Loan Holder, in an amount equal to the product of (i) the Trust Subordinate Companion Loan Percentage Interest multiplied by (ii) the Trust Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the Carolinas 7-Eleven Portfolio Whole Loan or the Carolinas 7-Eleven Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a the Carolinas 7-Eleven Portfolio Workout the principal balance of the Trust Subordinate Companion Loan has been reduced, such excess amount shall be paid to the Trust Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Trust Subordinate Companion Loan as a result of such Carolinas 7-Eleven Portfolio Workout, plus interest on such amount at the related note interest rate;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Carolinas 7-Eleven Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Carolinas 7-Eleven Portfolio A Noteholder and the Trust Subordinate Companion Loan Holder in accordance with the Carolinas 7-Eleven Portfolio Note A Percentage Interest and the Trust Subordinate Companion Loan Percentage Interest, respectively; and

(xii)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Carolinas 7-Eleven Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Carolinas 7-Eleven Portfolio A Noteholder and the Trust Subordinate Companion Loan Holder in accordance with the Carolinas 7-Eleven Portfolio Note A Percentage Interest and the Trust Subordinate Companion Loan Percentage Interest, respectively; provided that, notwithstanding the foregoing, for so long as the Carolinas 7-Eleven Portfolio Mortgage Loan is included in the issuing entity, default interest will be allocated pursuant to and in accordance with the terms and provisions of the PSA.

“Carolinas 7-Eleven Portfolio Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan, and the denominator of which is the sum of the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan and the principal balance of the Trust Subordinate Companion Loan.

“Carolinas 7-Eleven Portfolio Note A Rate” means 4.1575%.

“Carolinas 7-Eleven Portfolio Note A Relative Spread” means the ratio of the Carolinas 7-Eleven Portfolio Note A Rate to the weighted average of the Carolinas 7-Eleven Portfolio Note A Rate and the Trust Subordinate Companion Loan Rate.

“Trust Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Trust Subordinate Companion Loan, and the denominator of which is the sum of the principal balance of the Carolinas 7-Eleven Portfolio Mortgage Loan and the principal balance of the Trust Subordinate Companion Loan.

“Trust Subordinate Companion Loan Rate” means 5.6457%.

“Trust Subordinate Companion Loan Relative Spread” means the ratio of the Trust Subordinate Companion Loan Rate to the weighted average of the Carolinas 7-Eleven Portfolio Note A Rate and the Trust Subordinate Companion Loan B Rate.

“Carolinas 7-Eleven Portfolio Sequential Pay Event” means any event of default under the Carolinas 7-Eleven Portfolio Whole Loan with respect to an obligation to pay money due under the Carolinas 7-Eleven Portfolio Whole Loan, any other event of default for which the Carolinas 7-Eleven Portfolio Whole Loan is actually accelerated or any other event of default which causes the Carolinas 7-Eleven Portfolio Whole Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Carolinas 7-Eleven Portfolio Whole Loan; provided, however, that unless the master servicer or the special servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Carolinas 7-Eleven Portfolio Whole Loan. A Carolinas 7-Eleven Portfolio Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Trust Subordinate Companion Loan Holder in accordance with the Carolinas 7-Eleven Portfolio Intercreditor Agreement) and will not be deemed to exist to the extent the Trust Subordinate Companion Loan Holder is exercising its cure rights under the Carolinas 7-Eleven Portfolio Intercreditor Agreement or the default that led to the occurrence of such the Carolinas 7-Eleven Portfolio Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement, the controlling holder with respect to the Carolinas 7-Eleven Portfolio Whole Loan (the “Carolinas 7-Eleven Portfolio Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing, the Trust Subordinate Companion Loan Holder, and (ii) if and for so long as a Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing, the Carolinas 7-Eleven Portfolio A Noteholder; provided that (i) at any time the Carolinas 7-Eleven Portfolio A Noteholder is the Carolinas 7-Eleven Portfolio Controlling Noteholder and the Carolinas 7-Eleven Portfolio Mortgage Loan is included in the issuing entity, references to the “Carolinas 7-Eleven Portfolio Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Carolinas 7-Eleven Portfolio Intercreditor Agreement, as and to the extent provided in the PSA and (ii) at any time the Trust Subordinate Companion Loan Holder is the Carolinas 7-Eleven Portfolio Controlling Noteholder and the Trust Subordinate Companion Loan is included in the issuing entity, references to the “Carolinas 7-Eleven Portfolio Controlling Noteholder” will mean the Carolinas 7-Eleven Portfolio Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Carolinas 7-Eleven Portfolio Intercreditor Agreement, as and to the extent provided in the PSA; and provided further that, if the Trust Subordinate Companion Loan Holder would be the Carolinas 7-Eleven Portfolio Controlling Noteholder pursuant to the terms of the Carolinas 7-Eleven Portfolio Intercreditor Agreement, but any interest in the Trust Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or a borrower related party would otherwise be entitled to exercise the rights of the Carolinas 7-Eleven Portfolio Controlling Noteholder in respect of the Trust Subordinate Companion Loan, then a Carolinas 7-Eleven Portfolio Control Termination Event will be deemed to have occurred. The Trust Subordinate Companion Loan Holder is the Carolinas 7-Eleven Portfolio Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Carolinas 7-Eleven Portfolio Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Carolinas 7-Eleven Portfolio Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Carolinas 7-Eleven Portfolio Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Carolinas 7-Eleven Portfolio Major Decision (or making a determination not to take action with respect to such Carolinas 7-Eleven Portfolio Major Decision), the master servicer or the special servicer must receive the written consent of the Carolinas 7-Eleven Portfolio Controlling Noteholder (or its representative) before implementing a decision with respect to such Carolinas 7-Eleven Portfolio Major Decision, provided, that if the master servicer or the special servicer, as the case may be, does not receive a response within five business days of its delivery of notice of a Carolinas 7-Eleven Portfolio Major Decision, it is required to deliver a second notice to the Carolinas 7-Eleven Portfolio Controlling Noteholder, and if the Carolinas 7-Eleven Portfolio Controlling Noteholder does not respond within five business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer, as the case may be, may take actions with respect to such Mortgaged Property before obtaining the consent of the Carolinas 7-Eleven Portfolio Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Carolinas 7-Eleven Portfolio Noteholders, and the applicable servicer has made a reasonable effort to contact the Carolinas 7-Eleven Portfolio Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the master servicer or special servicer, as the case may be, may not follow any advice or consultation provided by the Carolinas 7-Eleven Portfolio Controlling Noteholder (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Carolinas 7-Eleven Portfolio Intercreditor Agreement or the PSA, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Carolinas 7-Eleven Portfolio Whole Loan, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the Carolinas 7-Eleven Portfolio Intercreditor Agreement or the PSA.

The special servicer will be required to provide copies to the Carolinas 7-Eleven Portfolio A Noteholder or the Trust Subordinate Companion Loan Holder, as applicable, that is not the Carolinas 7-Eleven Portfolio Controlling Noteholder of any notice, information and report that is required to be provided to the Carolinas 7-Eleven Portfolio Controlling Noteholder pursuant to the PSA with respect to any of the Carolinas 7-Eleven Portfolio Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Carolinas 7-Eleven Portfolio Controlling Noteholder.

“Carolinas 7-Eleven Portfolio Control Termination Event” will exist with respect to the Carolinas 7-Eleven Portfolio Whole Loan, if and for so long as:

(1)       the initial principal balance of the Trust Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Trust Subordinate Companion Loan after the date of creation of the Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Carolinas 7-Eleven Portfolio Whole Loan that is allocated to the Trust Subordinate Companion Loan and (z) any losses realized with respect to the Carolinas 7-Eleven Portfolio Mortgaged Property or the Carolinas 7-Eleven Portfolio Whole Loan that are allocated to the Trust Subordinate Companion Loan, is less than

(2)       25% of the remainder of (i) the initial principal balance of the Trust Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Trust Subordinate Companion Loan Holder on the Trust Subordinate Companion Loan, after the date of creation of such Trust Subordinate Companion Loan, provided that a Carolinas 7-Eleven Portfolio Control Termination Event will terminate upon the occurrence of a cure by the Trust Subordinate Companion Loan Holder pursuant to the terms of the Carolinas 7-Eleven Portfolio Intercreditor Agreement.

The Trust Subordinate Companion Loan Holder is entitled to avoid a Carolinas 7-Eleven Portfolio Control Termination Event caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the master servicer’s or special servicer’s, as applicable, receipt of a third party appraisal that indicates such Carolinas 7-Eleven Portfolio Control Termination Event has occurred), including delivery to the master servicer or the special servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Carolinas 7-Eleven Portfolio Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Carolinas 7-Eleven Portfolio Control Termination Event not to occur.

“Carolinas 7-Eleven Portfolio Major Decision” means a “Major Decision” under the PSA or any one or more analogous terms in the PSA; provided that at any time that the Carolinas 7-Eleven Portfolio Mortgage Loan is not included in the issuing entity, “Major Decision” will mean:

(1)   any proposed or actual foreclosure upon or comparable conversion (which includes acquisitions of any foreclosure property) of the ownership of the property or properties securing the Carolinas 7-Eleven Portfolio Whole Loan if it comes into and continues in default;

(2)   any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan documents or any extension of the maturity date of the Carolinas 7-Eleven Portfolio Whole Loan;

(3)   following a default or an event of default with respect to the Carolinas 7-Eleven Portfolio Mortgage Loan documents, any exercise of remedies, including the acceleration of the Carolinas 7-Eleven Portfolio Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(4)   any sale of the Carolinas 7-Eleven Portfolio Whole Loan (when it is a Specially Serviced Loan) or foreclosure property for less than the applicable Purchase Price (as defined in the PSA);

(5)   any determination to bring the Carolinas 7-Eleven Portfolio Mortgaged Property or a foreclosure property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in the PSA) located at the Carolinas 7-Eleven Portfolio Mortgaged Property or REO Property;

(6)   any release of collateral or any acceptance of substitute or additional collateral for the Carolinas 7-Eleven Portfolio Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(7)   any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Carolinas 7-Eleven Portfolio Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Carolinas 7-Eleven Portfolio Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;

(8)   any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan documents);

(9)   except as described under “—Amendments” below, any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Carolinas 7-Eleven Portfolio Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(10) any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan documents);

(11) any determination that a “low debt service period” (as defined in the related Mortgage Loan documents) has commenced or terminated, and any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(12) any approval or disapproval of a proposed assumption of the Carolinas 7-Eleven Portfolio Whole Loan, and any approval of the related documentation, in each case pursuant to the related loan agreement;

(13) any determination of an Acceptable Insurance Default;

(14) any determination by the master servicer to transfer the Carolinas 7-Eleven Portfolio Whole Loan to the special servicer under the circumstances where the master servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or any other default that is likely to impair the use or marketability of the Carolinas 7-Eleven Portfolio Mortgaged Property or such other analogous event described in the definition of Servicing Transfer Event;

(15) the execution, termination or renewal of any lease, to the extent lender approval is required under the Mortgage Loan documents and to the extent such lease constitutes a “major lease” as defined in the Mortgage Loan documents, including entering into any subordination, non-disturbance and attornment agreement;

(16) any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the loan documents;

(17) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(18) the release of a guarantor under the loan documents or the approval of any replacement or additional guarantor under the loan documents;

(19) the approval of any property improvement plans or other material alterations proposed for the Carolinas 7-Eleven Portfolio Mortgaged Property;

(20) subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the Carolinas 7-Eleven Portfolio Mortgaged Property or to repayment of the Carolinas 7-Eleven Portfolio Whole Loan;

(21) any proposed modification or waiver of the insurance requirements set forth in the loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion; or

(22) any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a §363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an §1111(b)(2) election on behalf of the noteholders of the Carolinas 7-Eleven Portfolio Whole Loan.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Carolinas 7-Eleven Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Carolinas 7-Eleven Portfolio Whole Loan documents occurs and is continuing, the Trust Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Carolinas 7-Eleven Portfolio Intercreditor Agreement. Unless the holder of the Carolinas 7-Eleven Portfolio Mortgage Loan consents to additional cure periods, the holders of the Trust Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Carolinas 7-Eleven Portfolio Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Carolinas 7-Eleven Portfolio Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Carolinas 7-Eleven Portfolio Whole Loan (including for purposes of (i) whether a “Carolinas 7-Eleven Portfolio Sequential Pay Event” has occurred (ii) accelerating the Carolinas 7-Eleven Portfolio Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Carolinas 7-Eleven Portfolio Mortgaged Property; or (iii) treating the Carolinas 7-Eleven Portfolio Whole Loan as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Carolinas 7-Eleven Portfolio Subordinate Companion Loan is an asset of the Issuing Entity, the Trust Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Carolinas 7-Eleven Portfolio Whole Loan or a Servicing Transfer Event, the Trust Subordinate Companion Loan Holder will have the right, by written notice to the Carolinas 7-Eleven Portfolio A Noteholder (a “Carolinas 7-Eleven Portfolio Purchase Notice”), to purchase in immediately available funds, the Carolinas 7-Eleven Portfolio Mortgage Loan, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Carolinas 7-Eleven Portfolio Purchase Notice to the then current the Carolinas 7-Eleven Portfolio A Noteholder, the Carolinas 7-Eleven Portfolio A Noteholder will be required to sell (and the Trust Subordinate Companion Loan Holder will be required to purchase) the Carolinas 7-Eleven Portfolio Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “Carolinas 7-Eleven Portfolio Defaulted Note Purchase Date”) not less than 10 and not more than 45 days after the date of the Carolinas 7-Eleven Portfolio Purchase Notice; provided, that the Trust Subordinate Companion Loan Holder. will be able to extend the Carolinas 7-Eleven Portfolio Defaulted Note Purchase Date for up to 30 days upon payment to the then current Carolinas 7-Eleven Portfolio A Noteholder of a nonrefundable depositor equal to 7.5% of the defaulted mortgage loan purchase price. The failure of the requesting purchaser to purchase the Carolinas 7-Eleven Portfolio Mortgage Loan on the Carolinas 7-Eleven Portfolio Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Carolinas 7-Eleven Portfolio Whole Loan or Servicing Transfer Event that gave rise to such right. The right of the Trust Subordinate Companion Loan Holder to purchase the Carolinas 7-Eleven Portfolio Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Carolinas 7-Eleven Portfolio Mortgaged Property. Notwithstanding the foregoing sentence, the Carolinas 7-Eleven Portfolio A Noteholder is required to give the Trust Subordinate Companion Loan Holder ten business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Carolinas 7-Eleven Portfolio Mortgaged Property is transferred to the Carolinas 7-Eleven Portfolio A Noteholder (or a designee on its behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Carolinas 7-Eleven Portfolio A Noteholder of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten business days after the acceleration of the Carolinas 7-Eleven Portfolio Whole Loan, the Carolinas 7-Eleven Portfolio A Noteholder will be required to notify the Trust Subordinate Companion Loan Holder of such transfer and the Trust Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Carolinas 7-Eleven Portfolio A Noteholder to deliver the Carolinas 7-Eleven Portfolio Purchase Notice to the Carolinas 7-Eleven Portfolio A Noteholder, in which case the Trust Subordinate Companion Loan Holder will be obligated to purchase the Carolinas 7-Eleven Portfolio Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Trust Subordinate Companion Loan is an asset of the Issuing Entity, such purchase option (i) will be exercisable by the Carolinas 7-Eleven Portfolio Controlling Class Representative prior to a Carolinas 7-Eleven Portfolio Control Termination Event and (ii) will not be exercisable during the occurrence of a Carolinas 7-Eleven Portfolio Control Termination Event. Upon the exercise of such option, the holders of all Loan-Specific Certificates will be required to surrender their Loan-Specific Certificates in exchange for the Trust Subordinate Companion Loan. If the holders of all Loan-Specific Certificates fail to surrender their Loan-Specific Certificates, the special servicer will be required to the sell the Trust Subordinate Companion Loan in accordance with the PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Carolinas 7-Eleven Portfolio Intercreditor Agreement and the PSA, if the Carolinas 7-Eleven Portfolio Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Carolinas 7-Eleven Portfolio Mortgage Loan in accordance with the PSA, then the special servicer may elect to sell the Trust Subordinate Companion Loan together with the Carolinas 7-Eleven Portfolio Mortgage Loan as one whole loan with the consent of the Trust Subordinate Companion Loan Holder.

Special Servicer Appointment Rights

Pursuant to the Carolinas 7-Eleven Portfolio Intercreditor Agreement, the Carolinas 7-Eleven Portfolio Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Carolinas 7-Eleven Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other Carolinas 7-Eleven Portfolio Noteholder.

Amendments

The Carolinas 7-Eleven Portfolio Intercreditor Agreement may only be amended by the consent of all Carolinas 7-Eleven Portfolio Noteholders.

The Non-Serviced Pari Passu-AB Whole Loans

Christiana Mall Whole Loan

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Christiana Mall, representing approximately 5.0% of the Cut-off Date Pool Balance, with a Cut-off Date Balance of $53,136,000 (the “Christiana Mall Mortgage Loan”), is part of a Whole Loan evidenced by sixteen promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Christiana Mall Mortgaged Property”). The Christiana Mall Whole Loan (as defined below) is evidenced by: (i) two pari passu promissory notes designated as Note A-3-B and Note A-3-C that evidence the Christiana Mall Mortgage Loan; (ii) three pari passu promissory notes designated as Note A-1-A (the “Christiana Mall Controlling Note”), Note A-2-A and Note A-3-A, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $72,320,000 (the “Christiana Mall Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the Christiana Mall Mortgage Loan and the Christiana Mall Non-Standalone Pari Passu Companion Loans (as defined below); (iii) four pari passu promissory notes designated as Note A-1-B, Note A-1-C, Note A-1-D and Note A-1-E, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $132,840,000 (the “Christiana Mall Barclays Non-Standalone Pari Passu Companion Loan”); (iv) four pari passu promissory notes designated as Note A-2-B, Note A-2-C, Note A-2-D and Note A-2-E, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $79,704,000 (the “Christiana Mall SG Non-Standalone Pari Passu Companion Loan” and,

together with the Christiana Mall Barclays Non-Standalone Pari Passu Companion Loan, the “Christiana Mall Non-Standalone Pari Passu Companion Loans”; and the Christiana Mall Non-Standalone Pari Passu Companion Loans together with the Christiana Mall Standalone Pari Passu Companion Loan, the “Christiana Mall Pari Passu Companion Loans”; and the Christiana Mall Pari Passu Companion Loans together with the Christiana Mall Mortgage Loan, the “Christiana Mall Senior Notes”), which is generally pari passu in right of payment with the Christiana Mall Mortgage Loan and the Christiana Mall Standalone Pari Passu Companion Loans; and (v) three promissory notes designated as Note B-1, Note B-2 and Note B-3, respectively, with an aggregate outstanding principal balance as of the Cut-off Date of $212,000,000 (together, the “Christiana Mall Subordinate Companion Loans” and, together with the Christiana Mall Pari Passu Companion Loans, the “Christiana Mall Companion Loans”), which are subordinate in right of payment to each of the Christiana Mall Senior Notes. The Christiana Mall Standalone Pari Passu Companion Loans and the Christiana Mall Subordinate Companion Loans are collectively referred to as the “Christiana Mall Standalone Companion Loans”. The Christiana Mall Companion Loans and the Christiana Mall Mortgage Loan are collectively referred to as the “Christiana Mall Notes” or the “Christiana Mall Whole Loan”. Only the Christiana Mall Mortgage Loan is included in the Trust. Each of the Christiana Mall Standalone Pari Passu Companion Loans and the Christiana Mall Subordinate Companion Loans is currently held by the BBCMS 2018-CHRS securitization trust (the “BBCMS 2018-CHRS Mortgage Trust”). The Christiana Mall SG Non-Standalone Pari Passu Companion Loan is currently held by Société Générale and is expected to be contributed to one or more future securitizations. The notes evidencing the Christiana Mall Barclays Non-Standalone Pari Passu Companion Loan designated as Note A-1-C, Note A-1-D and Note A-1-E are currently held by Barclays Bank PLC and expected to be contributed to one or more future securitizations. The note evidencing the Christiana Mall Barclays Non-Standalone Pari Passu Companion Loan designated as Note A-1-B was included in the WFCM 2018-C47 securitization.

The holders of the Christiana Mall Whole Loan (the “Christiana Mall Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each the Christiana Mall Noteholder (the “Christiana Mall Intercreditor Agreement”).

Servicing

The Christiana Mall Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as servicer (the “BBCMS 2018-CHRS Master Servicer”), and as special servicer (the “BBCMS 2018-CHRS Special Servicer”), pursuant to the trust and servicing agreement (the “BBCMS 2018-CHRS Trust and Servicing Agreement”), between Barclays Commercial Mortgage Securities LLC, as depositor (the “BBCMS 2018-CHRS Depositor”), the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “BBCMS 2018-CHRS Trustee”), as certificate administrator, and custodian (in such capacity, the “BBCMS 2018-CHRS Certificate Administrator”), in connection with the BBCMS 2018-CHRS Mortgage Trust (into which each of the Christiana Mall Standalone Pari Passu Companion Loans and the Christiana Mall Subordinate Companion Loans are deposited), and, subject to the terms of the Christiana Mall Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Christiana Mall Noteholder will be effected in accordance with the BBCMS 2018-CHRS Trust and Servicing Agreement and the Christiana Mall Intercreditor Agreement.

Advances

The Christiana Mall Intercreditor Agreement provides that the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer will be obligated to administer the Christiana Mall Whole Loan in accordance with the accepted servicing practices and consistently with the terms of such Intercreditor Agreement and the BBCMS 2018-CHRS Trust and Servicing Agreement. None of the BBCMS 2018-CHRS Master Servicer, BBCMS 2018-CHRS Special Servicer or the BBCMS 2018-CHRS Trustee, as applicable, will be required to make principal and interest advances on the Christiana Mall Mortgage Loan, but such servicer or trustee, as applicable, will be required to make property protection advances on the Christiana Mall Whole Loan in accordance with the related BBCMS 2018-CHRS Trust and Servicing Agreement and the related Intercreditor Agreement, unless a determination of non-

recoverability is made under the BBCMS 2018-CHRS Trust and Servicing Agreement. None of the applicable master servicer, the applicable special servicer or the trustee under the PSA for this transaction will be obligated to make property protection advances with respect to the Christiana Mall Whole Loan. Each of the BBCMS 2018-CHRS Master Servicer and BBCMS 2018-CHRS Trustee is entitled to reimbursement for a servicing advance, first, from amounts on deposit in the collection account established under the related BBCMS 2018-CHRS Trust and Servicing Agreement that represent amounts received in respect of the Christiana Mall Whole Loan, and then, if such servicing advance is a non-recoverable advance, if funds on deposit in such collection account allocable to the Christiana Mall Subordinate Companion Loans are insufficient to reimburse such servicing advance, then any deficiency is required to be paid from general collections of each securitization trust holding a Christiana Mall Senior Note (including the Trust) on a pro rata and pari passu basis pursuant to the terms of the Christiana Mall Intercreditor Agreement. In addition, each of the parties to the related BBCMS 2018-CHRS Trust and Servicing Agreement will be entitled to indemnification out of proceeds of the Mortgage Loans in the Trust to the same extent to which such parties are entitled to indemnification out of the collection account established under the BBCMS 2018-CHRS Trust and Servicing Agreement, but only to the extent of the pro rata share of any such indemnification amounts allocable to the Christiana Mall Mortgage Loan.

The applicable master servicer will be responsible for making advances of principal and interest on the Christiana Mall Mortgage Loan (but not on the Christiana Mall Companion Loans) pursuant to the PSA, in each case, unless the applicable master servicer, the trustee or the applicable special servicer, as applicable, determines that such an advance would not be recoverable from collections on the Christiana Mall Mortgage Loan. Similarly, principal and interest advances are required to be made on the Christiana Mall Standalone Companion Loans by the BBCMS 2018-CHRS Master Servicer, BBCMS 2018-CHRS Special Servicer or BBCMS 2018-CHRS Trustee, as applicable, unless a determination of non-recoverability is made under the BBCMS 2018-CHRS Trust and Servicing Agreement. Principal and interest advances made on any Christiana Mall Note may be reimbursed from collections on the Christiana Mall Whole Loan prior to distribution on any Christiana Mall Note (and correspondingly, prior to distribution to certificateholders). To the extent collections on the Christiana Mall Whole Loan are allocated to the Christiana Mall Mortgage Loan to reimburse monthly payment advances made with respect thereto, such advances will also be recoverable from general collections of the Trust, as and to the extent provided in the PSA.

In addition, the master servicer or trustee, as applicable, acting with respect to any securitization trust into which the Christiana Mall Non-Standalone Pari Passu Companion Loans are contributed will be responsible for making advances of principal and interest on the Christiana Mall Non-Standalone Pari Passu Companion Loans unless a determination of non-recoverability is made under the related servicing agreement.

Distributions

The terms of the Christiana Mall Intercreditor Agreement set forth the respective rights of the Christiana Mall Noteholders with respect to distributions of funds received in respect of the Christiana Mall Whole Loan, and provides, in general, that:

●	The Christiana Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Christiana Mall Mortgage Loan and the Christiana Mall Pari Passu Companion Loans, and the right of the holders of the Christiana Mall Subordinate Companion Loans (the “Christiana Mall Subordinate Companion Loan Holders”) to receive payments with respect to the Christiana Mall Subordinate Companion Loans is, to the extent set forth in the Christiana Mall Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Christiana Mall Senior Notes to receive payments with respect to the Christiana Mall Senior Notes;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Christiana Mall Whole Loan or the Christiana Mall Mortgaged Property or amounts realized as proceeds thereof, but excluding (x) all amounts for required reserves or escrows required by the Christiana Mall Whole Loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the BBCMS 2018-CHRS Master Servicer or the applicable master servicer (or the servicer of any the Christiana Mall Non-Standalone Pari Passu Companion Loans upon the securitization of such companion loan) under the BBCMS 2018-CHRS Trust and Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Special Servicer, the BBCMS 2018-CHRS Certificate Administrator or the BBCMS 2018-CHRS Trustee pursuant to the BBCMS 2018-CHRS Trust and Servicing Agreement, will be applied and distributed by the BBCMS 2018-CHRS Master Servicer in the following order of priority without duplication:

(i)     first, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Christiana Mall Senior Notes (other than default interest) to each holder of a Christiana Mall Senior Note in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2018-CHRS Trust and Servicing Agreement;

(ii)    second, on a Pro Rata and Pari Passu Basis, to each holder of a Christiana Mall Senior Note in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances (as defined below) have been reduced to zero;

(iii)    third, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Christiana Mall Subordinate Companion Loans (other than default interest) to each holder of a Christiana Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2018-CHRS Trust and Servicing Agreement;

(iv)    fourth, on a Pro Rata and Pari Passu Basis, to each holder of a Christiana Mall Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances have been reduced to zero;

(v)     fifth, to pay any yield maintenance premium or other prepayment premium then due and payable in respect of the Christiana Mall Senior Notes, on a Pro Rata and Pari Passu Basis, then the Christiana Mall Subordinate Companion Loans, on a Pro Rata and Pari Passu Basis;

(vi)    sixth, to pay default interest and late payment charges then due and owing under the Christiana Mall Whole Loan, all of which is to be applied in accordance with the BBCMS 2018-CHRS Trust and Servicing Agreement; and

(vii)   seventh, if any excess amount is available to be distributed in respect of the Christiana Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(vi), any remaining amount will be paid pro rata to each holder of a Christiana Mall Senior Note and each holder of a Christiana Mall Subordinate Companion Loan based on their initial principal balances.

The BBCMS 2018-CHRS Master Servicer and the BBCMS 2018-CHRS Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the related collection account or related REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the BBCMS 2018-CHRS Trust and Servicing Agreement.

Solely for purposes of discussions under this sub-heading “—Distributions””, “Pro Rata and Pari Passu Basis” means (i) with respect to each of the Christiana Mall Senior Notes and their respective holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such Christiana Mall Senior Note or holder, as the case may be, and in any event such that each such loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount and (ii) with respect to the Christiana Mall Subordinate Companion Loans and their holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such loan or holder, as the case may be, and in any event such that each loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Pro Rata Share” means (a) with respect to each of the Christiana Mall Senior Notes and their respective holders, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such loan and the denominator of which is the sum of the Note Principal Balances of the Christiana Mall Senior Notes and (b) with respect to each Christiana Mall Subordinate Companion Loan and its respective holder, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Christiana Mall Subordinate Companion and the denominator of which is the sum of the Note Principal Balances of all of the Christiana Mall Subordinate Companion Loans.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Note Principal Balance” means, with respect to each Christiana Mall Senior Note and each Christiana Mall Subordinate Companion Loan, at any time of determination, the original outstanding principal balance of such loan, less any payments of principal thereon (or any new notes issued in substitution thereof) received by (or allocated to) the related holder of such loan (or any holders of new notes in substitution thereof) or reductions in such amount as described above and under “—Workout” below.

Application of Penalty Charges

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS Trust and Servicing Agreement, items in the nature of penalty charges paid on the Christiana Mall Whole Loan will be applied: first, to pay the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Trustee or the BBCMS 2018-CHRS Special Servicer for any interest accrued on any property protection advances and to reimburse the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Trustee or the BBCMS 2018-CHRS Special Servicer for any property protection advances (to the extent any such advance is an additional trust fund expense under the BBCMS 2018-CHRS Trust and Servicing Agreement) in accordance with the terms of the BBCMS 2018-CHRS Trust and Servicing Agreement; second, to pay the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Trustee, the applicable master servicer or trustee under this securitization or the servicer or trustee under the servicing agreement related to any securitization of the Christiana Mall Non-Standalone Pari Passu Companion Loans, as applicable, for any interest accrued on any advance of a delinquent monthly debt service payment or any administrative advance made with respect to a Christiana Mall Note by such party (as specified in the applicable servicing agreement); third, to pay any trust fund expenses under the BBCMS 2018-CHRS Trust and Servicing Agreement (other than special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the Christiana Mall Whole Loan; and finally, to pay, pro rata, the BBCMS 2018-CHRS Master Servicer and the BBCMS 2018-CHRS Special Servicer (in each case, as additional servicing compensation) and the applicable master servicer or applicable special servicer under this securitization and the holders of the Christiana Mall Non-Standalone Pari Passu Companion Loans (or, following any securitization of the Christiana Mall Non-Standalone Pari Passu Companion Loans, the master servicer and the special servicer under the related servicing agreement as additional servicing compensation).

Workout

If the BBCMS 2018-CHRS Special Servicer, in connection with a workout or proposed workout of the Christiana Mall Whole Loan, modifies the terms thereof such that (i) the principal balance of the Christiana Mall Whole Loan is decreased, (ii) the interest rate of any promissory note evidencing any portion of the Christiana Mall Whole Loan is reduced, (iii) payments of interest or principal on any promissory note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Christiana Mall Whole Loan, such modification will not alter, and any modification of the Christiana Mall Whole Loan documents will be structured to preserve, the sequential order of payment of the promissory notes as set forth in the related loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a work-out of the Christiana Mall Whole Loan will be applied to the related promissory notes in the following order: (a) first, to the reduction of the Note Principal Balance of each of the Christiana Mall Subordinate Companion Loans, on a Pro Rata and Pari Passu Basis, until the Note Principal Balance of each such loan is reduced to zero; and (b) second, to the reduction of the Note Principal Balance of each of the Christiana Mall Senior Notes on a Pro Rata and Pari Passu Basis, until the Note Principal Balance of each such loan is reduced to zero.

Consultation and Control

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS Trust and Servicing Agreement, the directing holder under the BBCMS 2018-CHRS Trust and Servicing Agreement (the “BBCMS 2018-CHRS Directing Holder”), as the holder of the majority of the “controlling class” certificates issued by the BBCMS 2018-CHRS Trust (which currently holds the BBCMS 2018-CHRS Controlling Note), will (i) during a subordinate control period under the BBCMS 2018-CHRS Trust and Servicing Agreement, have certain consent and consent and consultation rights and (ii) during a subordinate consultation period thereunder, not have any consent rights but will have certain non-binding decisions, in each case, with respect to certain major decisions regarding the servicing of the Christiana Mall Whole Loan and other matters (each, a “Christiana Mall Major Decision”).

The BBCMS 2018-CHRS Special Servicer is not required to obtain the consent of the BBCMS 2018-CHRS Directing Holder for any Christiana Mall Major Decision during any subordinate consultation period under the BBCMS 2018-CHRS Trust and Servicing Agreement (but will be required to consult on a non-binding basis with the under the BBCMS 2018-CHRS Directing Holder in connection with any proposed Christiana Mall Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the under the BBCMS 2018-CHRS Directing Holder pursuant to the BBCMS 2018-CHRS Trust and Servicing Agreement) and to consider alternative actions recommended by the BBCMS 2018-CHRS Directing Holder in respect of such matters.

Notwithstanding the foregoing, in the event that the BBCMS 2018-CHRS Master Servicer or the BBCMS 2018-CHRS Special Servicer determines that immediate action, with respect to a Christiana Mall Major Decision, or any other matter requiring consent of the BBCMS 2018-CHRS Directing Holder under the BBCMS 2018-CHRS Trust and Servicing Agreement during any subordinate control period thereunder pursuant to the BBCMS 2018-CHRS Trust and Servicing Agreement, is necessary to protect the interests of the holders of the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans and the BBCMS 2018-CHRS Special Servicer has made a reasonable effort to contact the BBCMS 2018-CHRS Directing Holder, the BBCMS 2018-CHRS Master Servicer or the BBCMS 2018-CHRS Special Servicer, as the case may be, may take any such action without waiting for the BBCMS 2018-CHRS Directing Holder’s response.

Pursuant to the terms of the Christiana Mall Intercreditor Agreement and subject to certain conditions and limitations, after the termination of a subordinate consultation period (and for so long as such termination remains in effect) under the BBCMS 2018-CHRS Trust and Servicing Agreement, the BBCMS 2018-CHRS Special Servicer will be required (1) to provide the issuing entity, as the holder of the Christiana Mall Mortgage Note (or its representative, which unless a Consultation Termination Event has occurred or the Christiana Mall Mortgage Loan is an Excluded Loan, will be the Directing Certificateholder) and the holder of a Christiana Mall Non-Standalone Pari Passu Companion Loan (or its representative) (i) notice, information and reports with respect to any Christiana Mall Major Decisions (similar to such notice, information and report it would have been required to deliver to the BBCMS 2018-CHRS Directing Holder under the BBCMS 2018-CHRS Trust and Servicing

Agreement had the subordinate consultation period thereunder not been terminated) and (ii) a summary of the asset status report relating to the Christiana Mall Whole Loan (at the same time as it would have been required deliver to the BBCMS 2018-CHRS Directing Holder under the BBCMS 2018-CHRS Trust and Servicing Agreement had the subordinate consultation period thereunder not been terminated) and (2) to consult with the issuing entity and the holder of a Christiana Mall Non-Standalone Pari Passu Companion Loan (or their respective representatives) on a strictly non-binding basis with respect to any such Christiana Mall Major Decision or the implementation of any recommended actions in the summary of an asset status report relating to the Christiana Mall Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days from the delivery to the issuing entity and the holder of a Christiana Mall Non-Standalone Pari Passu Companion Loan (or their respective representatives)) by the BBCMS 2018-CHRS Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the holders of the Christiana Mall Senior Notes, the BBCMS 2018-CHRS Special Servicer will no longer be obligated to consult with such holder (or its representative), whether or not such holder (or its representative) has responded within such 10 business day period. In addition, the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, may make any Christiana Mall Major Decision or take any action set forth in a related asset status report before the expiration of the aforementioned 10 business day period if the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Christiana Mall Whole Loan. In no event will the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by the issuing entity and the holder of a Christiana Mall Non-Standalone Pari Passu Companion Loan (or their respective representatives).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Christiana Mall Intercreditor Agreement, if the Christiana Mall Whole Loan becomes a defaulted mortgage loan, and if the BBCMS 2018-CHRS Special Servicer determines to sell the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans in accordance with the BBCMS 2018-CHRS Trust and Servicing Agreement, then the BBCMS 2018-CHRS Special Servicer will have the right and the obligation to sell the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans as notes evidencing one whole loan in accordance with the terms of the BBCMS 2018-CHRS Trust and Servicing Agreement. In connection with any such sale, the BBCMS 2018-CHRS Special Servicer will be required to follow the procedures set forth in the BBCMS 2018-CHRS Trust and Servicing Agreement, including the provision of fifteen (15) business days’ prior written notice to the issuing entity and the holder(s) of the Christiana Mall Non-Standalone Pari Passu Companion Loans of the BBCMS 2018-CHRS Special Servicer’s decision to attempt to sell the Christiana Mall Whole Loan.

The BBCMS 2018-CHRS Special Servicer will not be permitted to sell the Christiana Mall Whole Loan without the written consent of each of the issuing entity (as holder of the Christiana Mall Mortgage Loan) and the holder(s) of the Christiana Mall Non-Standalone Pari Passu Companion Loans (provided that such consent is not required from any such holder that is any of the related borrower, borrower sponsor or cave-out guarantor or any replacement carve-out guarantor, the general partner or managing member of any of the foregoing or certain of their respective affiliates) unless the BBCMS 2018-CHRS Special Servicer has delivered to each such holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Christiana Mall Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BBCMS 2018-CHRS Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Christiana Mall Whole Loan, and any documents in the servicing file reasonably requested by such holder that are material to the price of the Christiana Mall Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BBCMS 2018-CHRS Master Servicer or the BBCMS 2018-CHRS Special Servicer in connection with the proposed sale; provided that such holder may waive any of the delivery or timing requirements described in this sentence.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Christiana Mall Mortgage Loan” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS Trust and Servicing Agreement, the BBCMS 2018-CHRS Special Servicer may be removed at any time, without or without cause, (i) during a subordinate control period under the BBCMS 2018-CHRS Trust and Servicing Agreement, by the BBCMS 2018-CHRS Directing Holder and (ii) after the termination of a subordinate control period under the BBCMS 2018-CHRS Trust and Servicing Agreement, by the holders of the requisite voting rights allocable to certain principal balance certificates issued by the BBCMS 2018-CHRS Trust.

Aventura Mall Whole Loan

General

The Aventura Mall Mortgage Loan is evidenced by three (3) senior promissory notes with an aggregate Cut-off Date Balance of $47,000,000. The Aventura Mall Whole Loan consists of (i) the Aventura Mall Mortgage Loan (ii) twenty-three (23) pari passu companion loans (the “Aventura Mall Pari Passu Companion Loans”) that are pari passu with the related Aventura Mall Mortgage Loan and (ii) four (4) subordinate companion loans (evidenced by promissory notes B-1, B-2, B-3 and B-4) (collectively, the “Aventura Mall Subordinate Companion Loans” and, together with the Aventura Mall Pari Passu Companion Loans, the “Aventura Mall Companion Loans”) that are subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans. The Aventura Mall Mortgage Loan and together with the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Senior Loans.” The Aventura Mall Subordinate Companion Loans will be held by the JPMCC 2018-AVM trust (the “Aventura Mall Subordinate Companion Loan Holder”). The Aventura Mall Subordinate Companion Loans and the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Companion Loans”. The holder of the Aventura Mall Mortgage Loan, the Aventura Mall Subordinate Companion Loan Holder and the holders of the Aventura Mall Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Aventura Mall Intercreditor Agreement”).

Servicing

The Aventura Mall Whole Loan and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the master servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Master Servicer”) and, if necessary, CWCapital Asset Management LLC, the special servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Special Servicer”), pursuant to the Aventura Mall Trust 2018-AVM TSA, but subject to the terms of the Aventura Mall Intercreditor Agreement. In servicing the Aventura Mall Whole Loan, the Aventura Mall Master Servicer and the Aventura Mall Special Servicer are required to service the Aventura Mall Whole Loan in accordance with the servicing standard set forth in the Aventura Mall Trust 2018-AVM TSA to take into account the interests of the Certificateholders and the holders of the Aventura Mall Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Aventura Mall Mortgage Loan pursuant to the Aventura Mall Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Aventura Mall Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Aventura Mall Pari Passu Companion Loans as set forth in the Aventura Mall Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aventura Mall Whole Loan (other than any promissory notes not contributed to the JPMCC 2018-AVM securitization).

Application of Payments

The Aventura Mall Intercreditor Agreement sets forth the respective rights of the holder of the Aventura Mall Mortgage Loan and the holders of the Aventura Mall Companion Loans with respect to distributions of funds received in respect of the Aventura Mall Whole Loan, and provides, in general, that, the Aventura Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Aventura Mall Senior Loans, and the right of the Aventura Mall Subordinate Companion Loan Holder to receive payments with respect to the Aventura Mall Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Aventura Mall Senior Loans to receive payments with respect to the Aventura Mall Whole Loan. All amounts tendered by the related borrower or otherwise available for payment on the Aventura Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, to pay accrued and unpaid interest on the Aventura Mall Senior Loans (other than default interest) to each Aventura Mall Senior Loan holder, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net note rate;

second, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Aventura Mall Whole Loan, until the balance of the Aventura Mall Senior Loans have been reduced to zero;

third, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Aventura Mall Senior Loan Holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate compounded monthly from the date the related realized loss was allocated to each Aventura Mall Senior Loan note, such amount to be allocated to such Aventura Mall Senior Loan holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

fourth, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

fifth, to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the respective note principal balances have been reduced to zero;

sixth, to the Aventura Mall Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder in accordance with the terms of the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for the Aventura Mall Subordinate Companion Loans compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to the Aventura Mall Subordinate Companion Loan Holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder;

seventh, to pay yield maintenance premiums then due and payable in respect of such Aventura Mall Senior Loans entitled to yield maintenance premiums in connection with a permitted prepayment in accordance with the Whole Loan documents, on a pro rata and pari passu basis;

eighth, to pay yield maintenance default premiums then due and payable in respect of the Aventura Mall Senior Loans, on a pro rata and pari passu basis, then the Aventura Mall Subordinate Companion Loan, on a pro rata and pari passu basis;

ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Whole Loan, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM TSA; and

tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount is required to be paid pro rata to each Aventura Mall Senior Loan holder and the Aventura Mall Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Aventura Mall Intercreditor Agreement, the directing holder with respect to the Aventura Mall Whole Loan (the “Aventura Mall Directing Holder”), as of any date of determination, will be (i) the holder of the Aventura Mall Senior Loan evidenced by promissory note A-1-A, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2018-AVM securitization. The Aventura Mall Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Aventura Mall Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Whole Loan will require the approval of the Aventura Mall Directing Holder.

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, the issuing entity, as the holder of the Aventura Mall Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA (similar to such notices, information and reports that are required to be provided to the Aventura Mall Directing Holder under the Aventura Mall Trust 2018-AVM TSA without regard to the occurrence of a control termination event or consultation termination event under the Aventura Mall Trust 2018-AVM TSA) and a summary of any asset status report relating to the Aventura Mall Whole Loan that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Aventura Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Whole Loan. The consultation right of the issuing entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Aventura Mall Master Servicer (or the Aventura Mall Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Aventura Mall Whole Loan (as a collective whole). Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer may follow any advice, direction or objection by the Aventura Mall Directing Holder that would (i) require or cause the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Intercreditor Agreement or the related servicing standard set forth in the Aventura Mall Intercreditor Agreement or materially expand the scope of responsibilities for any of the Aventura Mall Master Servicer or the Aventura Mall Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Aventura Mall Intercreditor Agreement, the issuing entity, as the holder of the Aventura Mall Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Aventura Mall Master Servicer or Aventura Mall Special Servicer) with the Aventura Mall Master Servicer or Aventura Mall Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, if the Aventura Mall Whole Loan becomes a specially serviced loan, and if the Aventura Mall Special Servicer determines to sell the Aventura Mall Whole Loan in accordance with the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Special Servicer will be required to sell the Aventura Mall Mortgage Loan and each Aventura Mall Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Aventura Mall Special Servicer will not be permitted to sell the Aventura Mall Whole Loan without the consent of each Non-Controlling Holder (including the issuing entity as the holder of the Aventura Mall Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Aventura Mall Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the Aventura Mall Trust 2018-AVM TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Aventura Mall Master Servicer or Aventura Mall Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Intercreditor Agreement, the Aventura Mall Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Aventura Mall Special Servicer then acting with respect to the Aventura Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Aventura Mall Mortgage Loan or the other Aventura Mall Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “Rights Upon Servicer Termination Event” in this prospectus.

The Gateway Whole Loan

The Gateway Mortgage Loan (3.5%) is part of a Whole Loan that is part of a split loan structure comprised of nine (9) senior promissory notes and six (6) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $550,000,000. Three such senior promissory notes, Note A-1-A2, Note A-1-A5 and Note A-1-A6, with an initial principal balance of $37,500,000 (“The Gateway Mortgage Loan”), will be deposited into this securitization.

The Gateway Whole Loan (as defined below), is evidenced by (i) The Gateway Mortgage Loan, (ii) 6 other senior promissory notes designated as Note A-1-A1, Note A-1-A3, Note A-1-A4, Note A-1-B, Note A-2-A and Note A-2-B (together with the “The Gateway Senior Pari Passu Companion Loans”), which have an aggregate initial principal balance of $292,500,000; and (iii) 6 subordinate promissory notes designated as Note B-1-A, Note B-1-B, Note B-2-A, Note B-2-B (collectively, “The Gateway B Notes”), Note C-1 and Note C-2 (together, “The Gateway C Notes” and, together with The Gateway B Notes, “The Gateway Subordinate Companion Loans”), which have an aggregate initial principal balance of $220,000,000.

The Gateway Mortgage Loan, The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are referred to herein, collectively, as “The Gateway Whole Loan”, and The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are referred to herein as “The Gateway Companion Loans”. The Gateway Senior Pari Passu Companion Loans are generally pari passu in right of payment with each other and with The Gateway Mortgage Loan and together are referred to herein as “The Gateway A Notes”. The Gateway B Notes are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to The Gateway A Notes. The Gateway C Notes are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to The Gateway A Notes and The Gateway B Notes.

Only The Gateway Mortgage Loan is included in the issuing entity. The Gateway Note A-1-A1 was contributed to the COMM 2018-HOME securitization and is the controlling note (“The Gateway Controlling Note”) under the Gateway Intercreditor Agreement (as defined below). The Gateway Note A-1-B was contributed to the Benchmark 2018-B4 securitization. The Gateway Note A-2-A was contributed to the BANK 2018-BNK11 securitization. The Gateway Note A-2-B was contributed to the BANK 2018-BNK12 securitization. The remaining The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are expected to be contributed to other securitizations (which may include a standalone securitization of one or more of The Gateway Companion Loans) from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing The Gateway Whole Loan (“The Gateway Noteholders”) are subject to an Intercreditor Agreement (“The Gateway Intercreditor Agreement”). The following summaries describe certain provisions of The Gateway Intercreditor Agreement.

Servicing

The Gateway Whole Loan (including The Gateway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the COMM 2018-HOME PSA among Wells Fargo Bank, National Association, as master servicer (“The Gateway Master Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (“The Gateway Special Servicer”), Wilmington Trust, National Association, as trustee (“The Gateway Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian, and Park Bridge Lender Services LLC, as operating advisor (“The Gateway Operating Advisor”), and in accordance with the terms of The Gateway Intercreditor Agreement, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Gateway Mortgage Loan”.

Advances

The Gateway Master Servicer or The Gateway Trustee, as applicable, will be responsible for making any required principal and interest advances on The Gateway Mortgage Loan (but not on The Gateway Companion Loans) pursuant to the terms of the COMM 2018-HOME PSA unless The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable, determines that such an advance would not be recoverable from collections on The Gateway Mortgage Loan. Principal and interest advances in respect of The Gateway Companion Loans and property protection advances in respect of The Gateway Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”.

Application of Payments Prior to a The Gateway Triggering Event of Default

Generally, as long as no (i) monetary event of default with respect to The Gateway Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which The Gateway Whole Loan becomes a specially serviced mortgage loan under the COMM 2018-HOME PSA (a “The Gateway Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on The Gateway Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to (A) The Gateway Trustee; (B) The Gateway Master Servicer; or (C) The Gateway Special Servicer, and (iii) certain amounts payable or reimbursable to The Gateway Master Servicer, The Gateway Special Servicer, The Gateway Trustee and each master servicer and trustee for any securitization relating to a The Gateway Senior Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under The Gateway Intercreditor Agreement, as follows:

first, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

second, pro rata, to the holders of The Gateway Senior Pari Passu Companion Loans and to the issuing entity, as holder of The Gateway Mortgage Loan, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway Senior Pari Passu Companion Loans and The Gateway Mortgage Loan;

third, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable) with respect to The Gateway Whole Loan pursuant to the terms of The Gateway Intercreditor Agreement or the COMM 2018-HOME PSA, as applicable;

fourth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balances of The Gateway A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the COMM 2018-HOME PSA by reason of the insufficiency of The Gateway Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway Whole Loan;

fifth, to the extent the holders of The Gateway B Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway B Notes for all such cure payments;

sixth, to the holders of The Gateway B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

seventh, to the holders of The Gateway B Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date and remaining after giving effect to the allocation in clause second above, which amount will be applied in reduction of the principal balances of The Gateway B Notes;

eighth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of The Gateway B Notes have been reduced, such excess amount will be paid to the holders of The Gateway B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway B Notes;

ninth, to the extent the holders of The Gateway C Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway C Notes for all such cure payments;

tenth, to the holders of The Gateway C Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

eleventh, to the holders of The Gateway C Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date and remaining after giving effect to the allocation in clause second and clause seventh above, which amount will be applied in reduction of the principal balances of The Gateway C Notes;

twelfth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eleventh and, as a result of a workout the principal balances of The Gateway C Notes have been reduced, such excess amount will be paid to the holders of The Gateway C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway C Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway C Notes;

thirteenth, to the holders of The Gateway Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower;

fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by The Gateway Whole Loan borrower are not required to be otherwise applied under the COMM 2018-HOME PSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate The Gateway Master Servicer or The Gateway Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to The Gateway Whole Loan), any such fees or expenses, to the extent actually paid by The Gateway borrower, will be paid to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata; and

fifteenth, if any excess amount is available to be distributed in respect of The Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clause first through fourteenth, any remaining amounts will be paid pro rata to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan.

Application of Payments After a The Gateway Triggering Event of Default

Generally, for so long as a The Gateway Triggering Event of Default has occurred and is continuing, all amounts available for payment on The Gateway Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to The Gateway Trustee, The Gateway Master Servicer or The Gateway Special Servicer, and (iii) certain amounts payable or reimbursable to The Gateway Master Servicer, The Gateway Special Servicer, The Gateway Trustee and each master servicer and trustee for any securitization relating to a related Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under The Gateway Intercreditor Agreement, as follows:

first, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

second, pro rata, to the holders of The Gateway Senior Pari Passu Companion Loans and to the issuing entity, as holder of The Gateway Mortgage Loan, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway Senior Pari Passu Companion Loans and The Gateway Mortgage Loan;

third, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable) with respect to The Gateway Whole Loan pursuant to the terms of The Gateway Intercreditor Agreement or the COMM 2018-HOME PSA, as applicable;

fourth, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, under the Mortgage Loan documents based on respective percentage interests;

fifth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of The Gateway Mortgage Loan and The Gateway Senior Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the COMM 2018-HOME PSA, by reason of the insufficiency of The Gateway Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway Whole Loan;

sixth, to the extent the holders of The Gateway B Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway B Notes for all such cure payments; and to the holders of The Gateway B Notes in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid by such holder of a The Gateway B Note, in each case to the extent reimbursable by, but not previously reimbursed by, The Gateway borrower;

seventh, to the holders of The Gateway B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

eighth, to the holders of The Gateway B Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway B Notes;

ninth, to the holders of The Gateway B Notes, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway B Notes, under the Mortgage Loan documents based on respective percentage interests;

tenth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balances of The Gateway B Notes have been reduced, such excess amount will be paid to the holders of The Gateway B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway B Notes;

eleventh, to the extent the holders of The Gateway C Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway C Notes for all such cure payments; and to the holders of The Gateway C Notes in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid by such holder of a The Gateway C Note, in each case to the extent reimbursable by, but not previously reimbursed by, The Gateway borrower;

twelfth, to the holders of The Gateway C Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

thirteenth, to the holders of The Gateway C Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway C Notes;

fourteenth, to the holders of The Gateway C Notes, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway C Notes, under the Mortgage Loan documents based on respective percentage interests;

fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout the principal balances of The Gateway C Notes have been reduced, such excess amount will be paid to the holders of The Gateway C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway C Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway C Notes;

sixteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by The Gateway Whole Loan borrower are not required to be otherwise applied under the COMM 2018-HOME PSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate The Gateway Master Servicer or The Gateway Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to The Gateway Whole Loan), any such fees or expenses, to the extent actually paid by The Gateway borrower, will be paid to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata; and

seventeenth, if any excess amount is available to be distributed in respect of The Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clause first through sixteenth, any remaining amounts will be paid pro rata to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of The Gateway Whole Loan in accordance with the COMM 2018-HOME PSA, and The Gateway Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to The Gateway Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of The Gateway Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of The Gateway Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to The Gateway Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder (“The Gateway Controlling Noteholder”) under The Gateway Intercreditor Agreement will initially be the holder of the majority of The Gateway C Notes (by principal balance), in the case of a control appraisal period (“The Gateway Control Appraisal Period”) with respect to The Gateway C Notes, the holder of the majority of The Gateway B Notes (by principal balance) will be The Gateway Controlling Noteholder, and in the case of a The Gateway Control Appraisal Period with respect to The Gateway B Notes, the holder of promissory note A-1-A1 with respect to The Gateway Whole Loan will be The Gateway Controlling Noteholder. The Gateway Controlling Noteholder, or, in the event that The Gateway Controlling Note is securitized, the related directing certificateholder (or equivalent entity) (“The Gateway Directing Certificateholder”, will have consent and/or consultation rights with respect to The Gateway Whole Loan similar, but not necessarily identical, to those held by the directing certificateholder under the terms of the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”.

The Gateway Control Appraisal Period with respect to The Gateway B Notes and The Gateway C Notes exist when (a)(1) the sum of the initial principal balance of The Gateway B Notes or The Gateway C Notes, as applicable, minus, (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on The Gateway B Notes or The Gateway C Notes, as applicable, after the date of creation of The Gateway B Notes or The Gateway C Notes, as applicable, (y) any appraisal reduction amount for The Gateway Whole Loan that is allocated to The Gateway B Notes or The Gateway C Notes, as applicable, and (z) any losses realized with respect to The Gateway Mortgaged Property or The Gateway Whole Loan that are allocated to The Gateway B Notes or The Gateway C Notes, as applicable, is less than (b) 25% of the remainder of (i) the sum of the initial principal balance of The Gateway B Notes or The Gateway C Notes, as applicable, less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of The Gateway B Notes or The Gateway C Notes, as applicable, after the date of creation of The Gateway B Notes or The Gateway C Notes, as applicable, provided that The Gateway Control Appraisal Period will terminate upon the occurrence of a The Gateway Threshold Event Cure (as defined below) by the holders of The Gateway B Notes or The Gateway C Notes, as applicable.

A “The Gateway Threshold Event Cure” means that the holders of The Gateway B Notes or The Gateway C Notes, as applicable, acting unanimously, provide threshold event collateral in an amount which, when added to the appraised value of The Gateway Mortgaged Property as determined pursuant to the COMM 2018-HOME PSA would cause The Gateway Control Appraisal Period not to occur and provide The Gateway Master Servicer with documentation acceptable to The Gateway Master Servicer in accordance with the applicable servicing standard to create and perfect a first priority security interest therein.

In addition, pursuant to the terms of The Gateway Intercreditor Agreement, the issuing entity, as a non-controlling note holder of a The Gateway A Note will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to The Gateway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Gateway Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if, The Gateway Master Servicer or The Gateway Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, The Gateway Master Servicer or The Gateway Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of The Gateway Noteholders. Neither The Gateway Master Servicer nor The Gateway Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuer as holder of The Gateway Mortgage Loan (or its representative).

The Gateway Directing Certificateholder, prior to the occurrence and continuance of a control termination event (“The Gateway Control Termination Event”), or The Gateway Operating Advisor, following the occurrence and during the continuance of a The Gateway Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

Sale of Defaulted The Gateway Whole Loan

Pursuant to the terms of The Gateway Intercreditor Agreement, if The Gateway Whole Loan becomes a defaulted loan pursuant to the terms of the COMM 2018-HOME PSA, The Gateway Special Servicer may elect to sell (1) The Gateway Whole Loan, subject to the consent right of The Gateway Controlling Noteholder, in which case such sale would include each of Note A-1-A1, Note A-1-A2, Note A-1-A3, Note A-1-A4, Note A-1-A5, Note A-1-A6, Note A-1-B, Note A-2-A, Note A-2-B, Note B-1-A, Note B-1-B, Note B-2-A, Note B-2-B, Note C-1 and Note C-2 as determined by The Gateway Special Servicer in accordance with the servicing standard under the COMM 2018-HOME PSA (taking into account the subordinate nature of the Subordinate Notes), or (2) The Gateway Mortgage Loan together with The Gateway Senior Pari Passu Companion Loans and in the event of a sale under this clause (2), and subject to the terms of the COMM 2018-HOME PSA, the holder of The Gateway Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of The Gateway Senior Pari Passu Companion Loans so long as such holder of The Gateway Mortgage Loan is not The Gateway Controlling Noteholder. In connection with any such sale, The Gateway Special Servicer will be required to follow the procedures set forth under the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”. Proceeds of the sale of The Gateway Whole Loan will be distributed in accordance with the priority of payments described in
“—Application of Payments After a The Gateway Triggering Event of Default” above.

Each of the holders of The Gateway B Notes and The Gateway C Notes, in either case acting unanimously, will have the right to purchase, in whole but not in part, (i) The Gateway A Notes, and (ii) solely in the case of the holders of The Gateway C Notes, The Gateway B notes, by delivery of written notice during an event of default under the Mortgage Loan documents or a servicing transfer event under the COMM 2018-HOME PSA. Such purchase is required to comply with all requirements of the COMM 2018-HOME PSA, and all actual costs and expenses related thereto will be paid by the applicable purchasing noteholder(s).

In addition, the holders of (A) The Gateway B Notes, acting unanimously, or (B) The Gateway C Notes, acting unanimously, will have the right, but not the obligation, to cure a combined total of six (6) monetary defaults, no more than four (4) of which may be consecutive and six (6) non-monetary defaults.

Special Servicer Appointment Rights

Pursuant to the terms of The Gateway Intercreditor Agreement, The Gateway Controlling Noteholder will have the right, with or without cause, to replace The Gateway Special Servicer then acting with respect to The Gateway Whole Loan and appoint a replacement special servicer in accordance with the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”. The Gateway Controlling Noteholder with respect to The Gateway Whole Loan will have the right to name the special servicer for The Gateway Whole Loan by The Gateway Mortgage Loan becoming a specially serviced mortgage loan under the servicing agreement applicable to a securitization with respect to any The Gateway Companion Loan.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to the Co-Originated GACC Loans (as defined below), GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the Moffett Towers – Buildings E,F,G Pari Passu Companion Loans designated as notes A-1-2, A-1-3, A-1-4, A-2, A-3 and A-4, the Outlets at El Paso Pari Passu Companion Loans designated as notes A-1-B, A-2, A-3 and A-4 and the Moffett Towers II – Building 1 Pari Passu Companion Loans designated as notes A-2-2 and A-3-2.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, an initial Risk Retention Consultation Party and a holder of the Class RR Certificates, the

Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Moffett Towers – Buildings E,F,G Mortgage Loan, Christiana Mall Mortgage Loan, the Aventura Mall Mortgage Loan, The Gateway Mortgage Loan and the Moffett Towers II – Building 1 Mortgage Loan are collectively referred to as the “Co-Originated GACC Loans”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates and Wells Fargo Bank, National Association, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans (36.2%) to be contributed to this securitization by GACC.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2018 is approximately $69.37 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. Each of the Co-Originated GACC Loans was reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”):

(i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the River Valley MHC Portfolio Mortgage Loan (3.4%), the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $40.00 per pad per annum. Under GACC’s underwriting guidelines for manufactured housing properties, monthly replacement reserve deposits of $50.00 per pad per annum are required. GACC’s decision to include the Mortgage Loan in the transaction was based on the sponsor having invested approximately over $238,000 in replacements and upgrades since acquiring the mortgaged property in 2015. Additionally, the underwritten replacement reserve amount of $40.00 per pad per annum is higher than the engineer’s assessment of $36.00 per pad per annum. Certain characteristics of the Mortgage Loan can be found on Annex A-1 to this prospectus.

With respect to the West Coast Albertsons Portfolio Mortgage Loan (2.7%), the Mortgage Loan is structured with a 10-year anticipated repayment date and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required pursuant to GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several compensating factors, including (i) the loan-to-value ratio of the Mortgage Loan is 31.7% in comparison to the maximum loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for retail properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 4.17x, in comparison to a minimum net cash flow debt service coverage ratio of 1.30x that is provided for in GACC’s underwriting guidelines for retail properties and (iii) the financial strength of the borrower sponsor.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2015 to and including June 30, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of the GACC Mortgage Loans) will retain the Class RR Certificates as described under “Credit Risk Retention” and DBSI will retain $82,126,000 Notional Amount of the Class X-B Certificates. However, GACC and/or its affiliates may retain or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the Class RR Certificates) at any time. DBNY or an affiliate will be required to retain the Class RR Certificates as further described under “Credit Risk Retention”.

Goldman Sachs Mortgage Company

General.

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership. GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA. GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial risk retention consultation party and an affiliate of Goldman Sachs & Co. LLC, an underwriter.

GSMC’s Commercial Mortgage Securitization Program.

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2017, GSMC originated or acquired approximately 2,771 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $109.0 billion. As of December 31, 2017, GSMC had acted as a sponsor and mortgage loan seller on approximately 159 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion and $11.730 billion of commercial loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016 and 2017, respectively.

Each of GSMC and Goldman Sachs Bank USA (“GS Bank”), each an originator, are affiliated with each other and with Goldman Sachs & Co. LLC, one of the underwriters. GSMC and GS Bank are referred to as the “Goldman Originators” in this prospectus. GSMC is the originator (or co-originator) of 15 of the mortgage loans that GSMC is contributing to this securitization and GS Bank is the originator of 1 of the mortgage loans that GSMC is contributing to this securitization (collectively, the “GSMC Mortgage Loans”).

The primary business of each Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by each Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for all Goldman Originators and affiliates of Goldman Originators originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for all Goldman Originators and affiliates of Goldman Originators originating commercial mortgage loans.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of GSMC Mortgage Loans.

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originators during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of GSMC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GSMC Mortgage Loans included in the next five (5) largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of the Top Fifteen Mortgage Loans and Additional Mortgage Loan Information”.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan.

If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originators to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Origination and Underwriting Process”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Origination and Underwriting Process—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Origination and Underwriting Process—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Goldman Originator’s Underwriting Guidelines and Processes.

Each Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the applicable Goldman Originator. Therefore, this general description of the Goldman Originators’ origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2—Exceptions to Mortgage Loan Representations and Warranties for Goldman Sachs Mortgage Company” in this prospectus.

The underwriting process for each mortgage loan originated by a Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the applicable Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The applicable Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the applicable Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Each Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the applicable Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that a Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Each Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, each Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originators.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1 to this prospectus.

Each Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and each Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, each Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originators generally considered the results of third party reports as described below:

●	Appraisal—Each Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the applicable Goldman Originator’s internal documented appraisal policy. Each Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●

Environmental Report—Each Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the applicable Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-

addressed to the Goldman Originator. Each Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—Each Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the applicable Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. Each Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—Each Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, GSMC originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect GSMC as the payee. GSMC has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines.

Each Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the applicable Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the applicable Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

None of the GSMC Mortgage Loans have exceptions to the related disclosed underwriting criteria.

Certain characteristics of the Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 14, 2018. GSMC’s Central Index Key is 0001541502. With respect to the period from and including July 1, 2015 to and including June 30, 2018, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2014-GC24 (CIK 0001617957)	X	Cantor Commercial Real Estate Lending, L.P.	14	177,606,169	16.53	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	25	397,577,416	37.01	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Goldman Sachs Mortgage Company	14	294,635,235	27.42	1	12,590,055	1.17	0	0	0.00	0	0	0.00	1	12,590,055	1.17	1	12,590,055	1.17	0	0	0.00
		Starwood Mortgage Capital LLC	22	204,532,050	19.04	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			75	1,074,350,869	100%	1	12,590,055	1.17	0	0	0.00	0	0	0.00	1	12,590,055	1.17	0	0	0.00	0	0	0.00

Retained Interests in This Securitization. Neither GSMC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that GSMC (or its MOA) will retain the RR Interest. However, GSMC and/or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GSMC will be required to retain the RR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending September 30, 2018, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $103.55 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller (and the Trust Subordinate Companion Loan from GACC) and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, DBGS 2018-C1 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans, the Trust Subordinate Companion Loan and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”,
“—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans, the Trust Subordinate Companion Loan and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2018, WTNA served as trustee on over 1,655 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $306 billion, of which approximately 388 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $252 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information set forth under this heading “—The Trustee” has been provided by WTNA.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of its obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 265,000 employees as of March 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $446 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2018, Wells Fargo Bank was acting as custodian of more than 254,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo Bank in its capacity as the master servicer, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator and custodian under the PSA, (ii) the servicer, certificate administrator and custodian under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (iii) the master servicer, certificate administrator and custodian under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (iv) the servicer, special servicer, certificate administrator and custodian under the BBCMS 2018-CHRS TSA, pursuant to which the Christiana Mall Whole Loan is serviced, (v) the master servicer, certificate administrator and custodian under the GSMS 2018-GS10 PSA, pursuant to which each of the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and the GSK North American HQ Whole Loan are serviced, and (vi) the current holder of one or more of the Moffett Towers – Buildings E,F,G Pari Passu Companion Loans and one or more of the Aventura Mall Pari Passu Companion Loans.

The principal west coast commercial mortgage master servicing and special servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing and special servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 9/30/2018
By Approximate Number	32,716	31,128	30,017	30,293
By Approximate Aggregate Unpaid Principal Balance (in billions)	$503.34	$506.83	$527.63	$558.53

Within this portfolio, as of September 30, 2018, are approximately 21,503 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $430.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
YTD Q3 2018	$414,392,518,393	$533,282,175	0.13%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo has acted as a special servicer of securitized commercial and multifamily mortgage loans in excess of five years. Wells Fargo’s special servicing system includes McCracken Financial Solutions Corp.’s Strategy CS software.

The table below sets forth information about Wells Fargo’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 9/30/2018
By Approximate Number	124	151	181	207
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (in billions)(1)	$86.0	$107.3	$125.0	$135.3
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (2)	$181,704,308	$106,851,483	$1,818,177,720	$458,919,777

(1)	Includes all loans in Wells Fargo’s portfolio for which Wells Fargo is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

The properties securing loans in Wells Fargo’s special servicing portfolio may include retail, office, multifamily, industrial, hospitality and other types of income-producing property. As a result, such properties, depending on their location and/or other specific circumstances, may compete with the Mortgaged Properties for tenants, purchasers, financing and so forth.

Wells Fargo has developed strategies and procedures as special servicer for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the underlying loan documents) to maximize the value from the assets for the benefit of certificateholders. Wells Fargo’s strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard, the underlying loan documents and applicable law, rule and regulation.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing and special servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and GSMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GSMC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GSMC Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “—The Master Servicer” has been provided by Wells Fargo. None of the depositor, the underwriters, the special servicers, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The Master Servicer will have various duties under the PSA. Certain duties and obligations of the Master Servicer are described under “Pooling and Servicing Agreement—General” and “—Mortgage Loans with ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The Master Servicer will not be permitted to process any Major Decision related to a non-Specially Serviced Loan and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA. as described under “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

The Master Servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the Master Servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be appointed to act as special servicer with regard to all Serviced Mortgage Loans other than the any

Excluded Loan under the PSA and in such capacity is expected to be responsible for the servicing and administration of the Specially Serviced Loans and related REO Properties, and in certain circumstances, will review, evaluate, process and provide or withhold consent as to certain Major Decisions, Special Servicer Non-Major Decisions and other transactions relating to the Serviced Mortgage Loans (other than for any Excluded Loan) and any related Serviced Companion Loans that are non-Specially Serviced Loans pursuant to the PSA.

Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Each of Rialto and RCM is an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 8,000 employees across the country’s largest real estate markets. In that regard, Lennar has engaged Wells Fargo Securities and Deutsche Bank Securities to advise Lennar regarding possible strategic alternatives that may be available with regard to RCM and its investment and asset management platform. As of June 30, 2018, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity funds (collectively, the “Funds”) and RCM also advised four separately managed accounts, having over $5.2 billion of regulatory assets under management in the aggregate. Four of such Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage backed securities, four of such Funds are focused on investments in commercial mortgage-backed securities and the other two Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through June 30, 2018, RCM has acquired and/or is managing over $7.69 billion of non- and sub-performing real estate assets, representing approximately 11,000 loans.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $6.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities certificates in approximately 99 different securitizations totaling approximately $104 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

RCM has approximately 230 employees as of June 30, 2018, and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has twelve additional offices across the United States and four offices in Europe.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders and the RR Interest Owner. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of June 30, 2018, Rialto and its affiliates were actively special servicing approximately 159 portfolio loans with a principal balance of approximately $200 million and were responsible for approximately 159 portfolio REO assets with a principal balance of approximately $209 million.

Rialto is also currently performing special servicing for approximately 103 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 7,312 assets with an original principal balance at securitization of approximately $106 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 6/30/18
Number of CMBS Pools Named Special Servicer	45	59	75	90	103
Approximate Aggregate Unpaid Principal Balance(1)	$49.2 billion	$63.6 billion	$79 billion	$91.8 billion	$106 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	28	17	37	77	96
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$126.9 million	$141.9 million	$320 million	$1.1 billion	$1.5 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer.

Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, that are material to the Certificateholders or the RR Interest Owner.

Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of (a) the entities that are anticipated to purchase the Class X-F, Class F, Class G-RR, Class H-RR and Class S certificates and will be the Retaining Third Party Purchaser and (b) RREF III-D AIV RR, LLC, or its affiliate, which is expected to be appointed as the initial Directing Holder with respect to each serviced mortgage loan (other than any Excluded Loan, any Servicing Shift Mortgage Loan and the Carolinas 7-Eleven Portfolio Mortgage Loan (for so long as no Carolinas 7-Eleven Portfolio Control Termination Event is continuing)) and any related Serviced Companion Loan. Rialto is expected to act as special servicer with respect to the Serviced Mortgage Loans (other than any Excluded Loan) and any related Companion Loans and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence of the Mortgage Loans prior to the Closing Date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the FXI Portfolio, GSK North American HQ and Quality RV Resorts Whole Loans, which are serviced under the GSMS 2018-GS10 PSA and is an affiliate of the entity that is the controlling class certificateholder and initial controlling class representative under the GSMS 2018-GS10 PSA.

Except as described above, neither Rialto nor any of its affiliates will retain as of the Closing Date any other certificates issued by the issuing entity. However, from time to time, Rialto and/or its affiliates may purchase securities, including certificates in this offering, including in the secondary market. Any such party will have the right to dispose of such securities at any time, subject to certain considerations with respect to the HRR Certificates. See “Credit Risk Retention”.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer—Rialto Capital Advisors, LLC” has been provided by Rialto. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Holder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of Rialto as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”. Rialto’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than any Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services is also (i) the operating advisor under the Aventura Mall Trust 2018-AVM TSA pursuant to which the Aventura Mall Whole Loan is serviced; (ii) the operating advisor under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (iii) the operating advisor and asset representations reviewer under the GSMS 2018-GS10 PSA, pursuant to which the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and GSK North American HQ Whole Loan are serviced and (iv) is the operating advisor and asset representations reviewer under the Benchmark 2018-B6 PSA, pursuant to which the Moffett Towers II – Building 1 Whole Loan, Willow Creek Corporate Center Whole Loan, and West Coast Albertsons Portfolio Whole Loan are serviced. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2018, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $163.6 billion issued in 190 transactions.

As of June 30, 2018, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate cut-off principal balance of $65.9 billion issued in 75 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, Inc., S&P, DBRS and/or Morningstar Credit Ratings, LLC and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and will make the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Holder, the Retaining Third-Party Purchaser, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor; provided that Park Bridge Lender Services, in its capacity as asset representations reviewer, is entitled to receive related fees as set forth in the PSA.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●	Each VRR Interest is intended to be an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, collectively, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an aggregate initial VRR Interest Balance of $39,106,279.85, representing approximately 3.67% of all Classes of Pooled Certificates. Each VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules). The two types of interests comprising the VRR Interest will be the uncertificated interest retained by GSMC (or its MOA) as described below (the “RR Interest”) and the definitive certificates acquired by the Retaining Sponsor as described below (the “Class RR Certificates”). The owner of the RR Interest is referred to in this Prospectus as the “RR Interest Owner” and the RR Interest Owner and the holders of the Class RR Certificates are referred to collectively in this Prospectus as the “VRR Interest Owners”.

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirement by the portion of the VRR Interest, in the form of the RR Interest, acquired on the Closing Date and retained by GSMC, as the originator of certain of the GSMC Mortgage Loans. GSMC (or its MOA) will acquire $15,635,211.50 of the VRR Interest, representing approximately 39.9813% of the VRR Interest on the Closing Date. GSMC originated Mortgage Loans representing approximately 39.9813% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules.

●	The Retaining Sponsor is expected to transfer the remaining portion of the VRR Interest, in the form of the Class RR Certificates, with a VRR Interest Balance equal to $23,471,068.35 and representing approximately 60.0187% of the VRR Interest on the Closing Date to DBNY, as an MOA of the Retaining Sponsor, in accordance with the Credit Risk Retention Rules.

●	RREF III-D AIV RR, LLC, a Delaware limited liability company (the “Retaining Third-Party Purchaser”), will purchase for cash the Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $41,063,079, representing approximately 1.39% of the aggregate fair value of all Classes of Pooled Certificates and the VRR Interest. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, GSMC and the Retaining Third-Party Purchaser are collectively referred to herein as the “Retaining Parties.”

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, Retaining Third-Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties, the Retaining Third-Party Purchaser or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of VRR Interest Owners is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Pooled Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Pooled Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Pooled Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Pooled Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Pooled Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the VRR Interest Balance will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage

Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the respective VRR Interest Balance of the RR Interest and the Class RR Certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Reimbursement of previously allocated VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the VRR Interest Balance in respect of which a reimbursement is made. In the event that the amount of any subsequent recovery of Nonrecoverable Advances is added to the Aggregate Principal Distribution Amount and the Certificate Balance of any class of certificates, the amount of any unreimbursed Realized Losses allocated to such class will be reduced by the amount of such recovery that was added to the Certificate Balance of such class.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Pooled Principal Balance Certificates and the initial VRR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR Certificates or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

The VRR Interest Owners will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the VRR Interest Owners in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (or interests) (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Exchange Option

In accordance with the terms and conditions of the PSA, any portion of the Class RR Certificates may be exchanged by the holder thereof for multiple sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence such portion of the VRR Interest. Each VRRI Sub-Interest will be entitled to distributions of interest and principal, yield maintenance charges and prepayment premiums and reimbursements of VRR Realized Losses, Excess Interest (if applicable), and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Non-VRR Certificates and in an amount based on the VRR Interest Balance of the Class RR Certificates.

HRR Certificates

General

The Retaining Third-Party Purchaser will purchase the HRR Certificates.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $53,403,496 representing 5.00% of the aggregate fair value, as of the Closing Date, of all Classes of Pooled Certificates and the VRR Interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Pooled Certificateholders and the RR Interest Owner the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

RREF III-D AIV RR, LLC, a Delaware limited liability company, will purchase the HRR Certificates and will act as the Retaining Third Party Purchaser. The Retaining Third Party Purchaser is wholly owned, directly or indirectly, by RREF III Debt AIV, LP, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third Party Purchaser has purchased other CMBS B-Piece Securities in the capacity of a third party purchaser, and its affiliate has been a third party purchaser in several other CMBS securitizations and RREF III Debt AIV, LP has held CMBS B-Piece Securities and served as controlling class representative and directing certificate holder (or in a similar capacity) for more than ten other CMBS securitizations. The Retaining Third Party Purchaser is advised by RCM, an affiliate of the Special Servicer and experienced commercial real estate debt investor. In addition, RCM has underwritten and purchased, primarily for the Funds, over $6.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities certificates in approximately 99 different securitizations totaling approximately $104 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions. See “Transaction Parties—The Special Servicer—Rialto Capital Advisors, LLC” for additional information about the Retaining Third Party Purchaser, RCM and their respective affiliates. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer,” “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans.”

RREF III-D AIV RR, LLC, or its affiliate, is expected to be appointed as the initial directing holder with respect to each Serviced Mortgage Loan (other than any Excluded Loan, any Servicing Shift Mortgage Loan and the Carolinas 7-Eleven Portfolio Mortgage Loan (for so long as no Carolinas 7-Eleven Portfolio Control Termination Event is continuing)). Rialto Capital Advisors, LLC, the expected special servicer for this transaction is an affiliate of RREF III-D AIV RR, LLC, which will purchase the Class G-RR and Class H-RR Certificates and be appointed as the initial directing holder with respect to each Serviced Mortgage Loan (other than any Excluded Loan), and RREF III Debt AIV, LP (the parent of RREF III-D AIV RR, LLC), which is expected to purchase the Class X-F, Class F and Class S Certificates. Rialto Capital Advisors, LLC is expected to act as a special servicer and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence of the mortgage loans prior to the closing date. Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor’s underwriting standards or any loan-level disclosure in this prospectus. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of the sponsor or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third-Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of certificates. In addition, the Retaining Third-Party Purchaser does not have any duties to the holders of any Class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third-Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third-Party Purchaser for having so acted.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date (or such earlier or later date such transfer is first permitted in accordance with the Credit Risk Retention Rules, as then in effect), to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Pooled Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Pooled Certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld, delayed or conditioned), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

Pursuant to the PSA, no VRR Interest Owner will be permitted to transfer its respective VRR Interest (except to an MOA of the applicable VRR Interest Owner). In addition, no VRR Interest Owner nor its affiliates will be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to its respective VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC and GSMC will make the representations and warranties identified on Annex D-1 and Annex E-1, respectively, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex E-2, respectively.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under "Risk Factors" and "Description of the Mortgage Pool."

Description of the Certificates

General

The DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1 will be issued pursuant to a pooling and servicing agreement (the “PSA”), between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and will consist of the following classes: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR, Class S, Class R, Class RR, Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR.

One or more of such classes and the RR Interest will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Loan-Specific Certificates
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-F
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
“Regular Certificates”	Senior Certificates, Subordinate Certificates and Loan-Specific Certificates
“Residual Certificates”	Class R
“Non-VRR Certificates”	All Certificates (other than Class RR Certificates, Residual Certificates and Loan-Specific Certificates)
“VRR Interest”	Class RR Certificates and RR Interest
“Pooled Certificates”	Senior Certificates and Subordinate Certificates
“Pooled Principal Balance Certificates”	Principal Balance Certificates (other than Loan-Specific Certificates)
“Loan-Specific Certificates”	Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR

The certificates and the RR Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans, the Trust Subordinate Companion Loan and all payments under and proceeds of the Mortgage Loans and the Trust Subordinate Companion Loan received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans (and in the case of GACC, the Trust Subordinate Companion Loan) it sold to the depositor; (6) the “regular interests” in the Lower-Tier REMIC; and (7) the “regular interests” in the Trust Subordinate Companion Loan REMIC.

As further described in this prospectus:

●	the primary source for payments of principal and interest on the Non-VRR Certificates and the VRR Interest will be amounts received by the issuing entity in respect of the Mortgage Loans; and

●	the primary source for payments of principal and interest on the Loan-Specific Certificates will be amounts received by the issuing entity in respect of the Trust Subordinate Companion Loan.

Upon initial issuance, the Pooled Certificates will have the respective Certificate Balances or respective Notional Amounts shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$ 14,440,000
A-2	$ 87,090,000
A-SB	$ 29,104,000
A-3	$ 83,000,000
A-4	$ 504,969,000
X-A	$ 836,659,000
A-M	$ 118,056,000
B	$ 41,063,000
C	$ 41,063,000

Non-Offered Pooled Certificates
X-B	$ 82,126,000
X-D	$ 47,479,000
X-F	$ 19,249,000
D	$ 26,948,000
E	$ 20,531,000
F	$ 19,249,000
G-RR	$ 10,265,000
H-RR	$ 30,798,079

The “Certificate Balance” of any class of (a) Pooled Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus and (b) Loan-Specific Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance, are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $836,659,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the

Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $82,126,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $47,479,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $19,249,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive the Non-VRR Percentage of any Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in November 2018.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Trust Subordinate Companion Loan REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments may not be invested; provided that if Wells Fargo Bank, National Association is not the certificate administrator, such funds may be invested. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Pooled Certificates, the VRR Interest and the Class R certificates, the Pooled Aggregate Available Funds and (ii) in the case of distributions to be made on the Loan-Specific Certificates and the Class R certificates, the Carolinas 7-Eleven Portfolio Available Funds.

The aggregate amount available for distribution to holders of the Pooled Certificates, the VRR Interest Owners and the Class R certificates on each Distribution Date (the “Pooled Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Trust Subordinate Companion Loan):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan or the holders of the Loan-Specific Certificates), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Pooled Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Pooled Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The aggregate amount available for distribution to holders of the Loan-Specific Certificates and the Class R certificates on each Distribution Date (the “Carolinas 7-Eleven Portfolio Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans):

(a)   the aggregate amount of all cash received on the Trust Subordinate Companion Loan and any related REO Property (including Compensating Interest Payments with respect to the Trust Subordinate Companion Loan required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan or the holders of the Pooled Certificates or the VRR Interest Owners), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments and any balloon payments paid by the borrower that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of the Trust Subordinate Companion Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Trust Subordinate Companion Loan;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Loan-Specific Certificateholders;

●	with respect to any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amounts related to the Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on the Trust Subordinate Companion Loan allocable to the default interest rate for the Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Trust Subordinate Companion Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Trust Subordinate Companion Loan to the Collection Account for such Distribution Date;

(c)   P&I Advances on the Trust Subordinate Companion Loan made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Trust Subordinate Companion Loan REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Trust Subordinate Companion Loan REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Pooled Available Funds”) will, in general, equal the Non-VRR Percentage of the Pooled Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Pooled Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Pooled Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.    to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.    then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.    then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.    then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.    then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero; and

6.    then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Pooled Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Pooled Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Pooled Principal Balance Certificates that previously were allocated Pooled Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Pooled Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Pooled Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Pooled Principal Balance Certificates is so increased, the amount of unreimbursed Pooled Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Pooled Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 3.409%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 4.358%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.302%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 4.197%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.466%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 0.02125%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.75%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.75%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period, minus (ii) 1.50%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.339% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately 0.000% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 1.750% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately 1.500% per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The Pass-Through Rate for each Class of Loan-Specific Certificates for any Distribution Date will be as set forth in the table under the heading “Summary of Certificates—Non-Offered Loan-Specific Certificates” in this prospectus.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan and the Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include the Trust Subordinate Companion Loan):

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Pooled Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Pooled Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan and Trust Subordinate Companion Loan will initially equal its Cut-off Date Balance (or in the case of a Trust Subordinate Companion Loan, the unpaid principal balance of such Trust Subordinate Companion Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or Trust Subordinate Companion Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan is paid in full or the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Pooled Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan (other than the Trust Subordinate Companion Loan only), no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA. Amounts relating to the REO Property or REO Loan in respect of the Trust Subordinate Companion Loan will only be available to holders of the Loan-Specific Certificates.

Excess Interest

On each Distribution Date, the certificate administrator will be required to distribute (i) to the holders of the Class S certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the VRR Interest Owners, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)  the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii)

Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner:  (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates; and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges collected on principal prepayment during the related Collection Period and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

Any yield maintenance charges or prepayment premiums payable in respect of the Trust Subordinate Companion Loan will be distributed to the Loan-Specific Certificates.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2023
Class A-2	September 2023
Class A-SB	March 2028
Class A-3	July 2028
Class A-4	October 2028
Class X-A	October 2028
Class A-M	October 2028
Class B	October 2028
Class C	October 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in October 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Serviced Mortgage Loans and any related Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Serviced Mortgage Loans and any related Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan and the Trust Subordinate Companion Loan, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan and the Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Serviced Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

With respect to the Trust Subordinate Companion Loan, the master servicer will be required to make Compensating Interest Payments in an amount calculated in the same manner described above applicable to the Mortgage Loans and the related Serviced Whole Loan.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan, the related Serviced Pari Passu Companion Loan and the Trust Subordinate Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest. Any Excess Prepayment Interest Shortfall allocated to any Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the Loan-Specific Certificates, pro rata, in accordance with each Class’s accrued interest. Prepayment Interest Excess in respect of any Trust Subordinate Companion Loan will be paid to the master servicer as additional servicing compensation.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Pooled Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer, and (ii) with respect to the Trust Subordinate Companion Loan, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Trust Subordinate Companion Loan to be included in the

Carolinas 7-Eleven Portfolio Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Pooled Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Pooled Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to each class of Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of each class of Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to each class of Subordinate Certificates, in sequential order as described under “—Distributions—Priority of Distributions” above, for so long as they are outstanding, will provide a similar, but diminishing benefit to those Subordinate Certificates (other than to Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Pooled Certificateholders and the VRR Interest Owner on that date, the certificate administrator will be required to calculate the Pooled Realized Loss and the VRR Realized Loss for such Distribution Date. On each Distribution Date, immediately following the distributions to be made to the Loan-Specific Certificateholders on that date, the certificate administrator will be required to calculate the Carolinas 7-Eleven Portfolio Realized Loss for such Distribution Date.

The “Pooled Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Pooled Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Pooled Realized Losses among the respective classes of Pooled Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Pooled Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

The certificate administrator will be required to allocate any Carolinas 7-Eleven Portfolio Realized Losses among the respective classes of the Loan-Specific Certificates: first, to the Class 7E-RR Certificates, then, to the Class 7E-D Certificates, then, to the Class 7E-C Certificates, then, to the Class 7E-B Certificates, and then, to the Class 7E-A Certificates, in each case until the Certificate Balance of each such class is reduced to zero.

Pooled Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of each class of Class X Certificates will be reduced if the Certificate Balances of the related classes of Pooled Principal Balance Certificates are reduced by such Pooled Realized Losses. VRR Realized Losses will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses”. Carolinas 7-Eleven Portfolio Realized Losses will be allocated only to the Loan-Specific Certificates. Pooled Realized Losses will not be allocated to the Loan-Specific Certificates. Carolinas 7-Eleven Portfolio Realized Losses will not be allocated to the Pooled Certificates.

The “Carolinas 7-Eleven Portfolio Realized Loss” with respect to the Trust Subordinate Companion Loan, with respect to any Distribution Date, is the amount, if any, by which (i) the Stated Principal Balance of such Trust Subordinate Companion Loan (including the assumed Stated Principal Balance if such Trust Subordinate Companion Loan has become an REO Loan) as of the end of the last day of the related Collection Period, is less than (ii) the aggregate Certificate Balance of the Loan-Specific Certificates after giving effect to distributions of principal on that Distribution Date.

The Pooled Realized Losses and the Carolinas 7-Eleven Portfolio Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or Trust Subordinate Companion Loan, including as a result of defaults and delinquencies on the related Mortgage Loans or the Trust Subordinate Companion Loan, Nonrecoverable Advances made in respect of the Mortgage Loans or the

Trust Subordinate Companion Loan, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan or Trust Subordinate Companion Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Pooled Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. The Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Pooled Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Pooled Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owner; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owner of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder and the RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder and the RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or the RR Interest Owner, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and a reduction in the interest balance of the RR Interest, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)   a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)   a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)   a CREFC® historical loan modification and corrected loan report;

(4)   a CREFC® advance recovery report;

(5)   a CREFC® total loan report;

(6)   a CREFC® operating statement analysis report;

(7)   a CREFC® comparative financial status report;

(8)   a CREFC® net operating income adjustment worksheet;

(9)   a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file; and

(15) a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Not later than the business day prior to each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 60 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or within 45 days after receipt by the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to the procedures described above.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, Risk Retention Consultation Party or VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder or any Carolinas 7-Eleven Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder or any Carolinas 7-Eleven Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

Each “Risk Retention Consultation Party” will be the party selected by the applicable VRR Interest Owner from time to time. The other parties to the PSA will be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY or GSMC, as applicable. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. Each of DBNY and GSMC (or an affiliate) is expected to be an initial Risk Retention Consultation Party.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate" means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder (or, with respect to the Carolinas 7-Eleven Portfolio Whole Loan prior to the continuation of a Carolinas 7-Eleven Portfolio Control Termination

Event, the Carolinas 7-Eleven Portfolio Controlling Class Representative or any Carolinas 7-Eleven Portfolio Controlling Class Certificateholder) is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class (or, with respect to a Risk Retention Consultation Party, a Mortgage Loan, Trust Subordinate Companion Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest Owner, or with respect to the Carolinas 7-Eleven Portfolio Whole Loan prior to the continuation of a Carolinas 7-Eleven Portfolio Control Termination Even, the Carolinas 7-Eleven Portfolio Controlling Class Representative) is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder, a Risk Retention Consultation Party or a Carolinas 7-Eleven Portfolio Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder, a Risk Retention Consultation Party or a Carolinas 7-Eleven Portfolio Controlling Class Certificateholder, such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv)  such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR Certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR Certificates) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

A “Loan-Specific Certificateholder” is a Certificateholder of a Loan-Specific Certificate.

A “Pooled Certificateholder” is a Certificateholder of a Pooled Certificate.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification or the RR Interest Owner, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) or the RR Interest Owner and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owner may have under the PSA. Certificateholders and the RR Interest Owner will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files; and

●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	the Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates or the RR Interest;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders or the RR Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event, a Carolinas 7-Eleven Portfolio Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any accountants’ attestation reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

In the event that the Retaining Sponsor determines that the Retaining Third-Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator, who will post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder, any Controlling Class Certificateholder, the Carolinas 7-Eleven Portfolio Controlling Class Representative or any Carolinas 7-Eleven Portfolio Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder, any Controlling Class Certificateholder or any Carolinas 7-Eleven Portfolio Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder, any Controlling Class Certificateholder or any Carolinas 7-Eleven Portfolio Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan), the Trust Subordinate Companion Loan or the related Mortgaged Properties or (c)  the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owner only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B, Class X-D and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR certificates, each determined as of the prior Distribution Date.

At all times during the term of the PSA, the voting rights for the Pooled Certificates (the “Pooled Voting Rights”) will be allocated among the respective classes of Pooled Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B, Class X-D and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Pooled Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Pooled Principal Balance Certificates and the Class RR certificates, each determined as of the prior Distribution Date.

At all times during the term of the PSA, the voting rights for the loan-specific certificates (the “Loan-Specific Voting Rights”) will be allocated among the respective classes of Loan-Specific Certificateholders as follows: a percentage equal to the product of 100% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor with respect to the Carolinas 7-Eleven Whole Loan as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor with respect to the Carolinas 7-Eleven Whole Loan as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Loan-Specific Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

None of the Class S certificates, the Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant

will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”,
“—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class G-RR and Class H-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class G-RR and Class H-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The Class RR certificates will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – DBGS 2018-C1

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, DBGS 2018-C1 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans (and the Trust Subordinate Companion Loan, in the case of GACC) from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan (and the Trust Subordinate Companion Loan, in the case of GACC) sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for the Trust Subordinate Companion Loan will refer to the Mortgage File for the Carolinas 7-Eleven Portfolio Mortgage Loan, and the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)    (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)    the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)    an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)    (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)    (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)    the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)    the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)    (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)    the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)    copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)    if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)    if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)    if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)    originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)    the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)    the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)    with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)   with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)    the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)    the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)    with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)    the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)    an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)    the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    any related mezzanine intercreditor agreement;

(xviii)   all related environmental reports;

(xix)    all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)   a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (and in the case of GACC, the Trust Subordinate Companion Loan) sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans (but not the Trust Subordinate Companion Loan) of GACC and GSMC are set forth in Annex D-1 and Annex E-1, respectively, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex E-2, respectively.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan or Trust Subordinate Companion Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or the RR Interest Owner in the Mortgage Loan, Trust Subordinate Companion Loan or Mortgaged Property or causes the Mortgage Loan or Trust Subordinate Companion Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan, the Trust Subordinate Companion Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, the GACC may not repurchase the Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan, the Trust Subordinate Companion Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan or Trust Subordinate Companion Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Holder (or the Carolinas 7-Eleven Portfolio Controlling Class Representative in respect of the Trust Subordinate Companion Loan)) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan and Trust Subordinate Companion Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan or the Trust Subordinate Companion Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan or the Trust Subordinate Companion Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, and the Trust Subordinate Companion Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan or Trust Subordinate Companion Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (i) so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owner and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or the Trust Subordinate Companion Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans (including, for the avoidance of doubt, the Trust Subordinate Companion Loan) and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are not Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and

Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process certain Special Servicer Non-Major Decisions (other than with respect to the processing of matters covered in clause (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”) and Special Servicer Major Decisions.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans and the Trust Subordinate Companion Loan to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and the Trust Subordinate Companion Loan, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates and the RR Interest Owner. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owner the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity, the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owner and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of

“Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (net of any applicable Servicing Fees) that were due on the Mortgage Loans, the Trust Subordinate Companion Loan and any REO Loan (including any portion of a REO Loan related to any Trust Subordinate Companion Loan, other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan or Trust Subordinate Companion Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (including any portion of a REO Loan related to the Trust Subordinate Companion Loan, other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans), Trust Subordinate Companion Loan or REO Loan (including any portion of a REO loan related to the Trust Subordinate Companion Loan, other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or Trust Subordinate Companion Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan or Trust Subordinate Companion Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount) or Trust Subordinate Companion Loan, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan or Trust Subordinate Companion Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan or Trust Subordinate Companion Loan, as applicable, immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan or Trust Subordinate Companion Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest or with respect to any Companion Loan (other than the Trust Subordinate Companion Loan).

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and (e) in the case of a potential P&I Advance with respect to the Trust Subordinate Companion Loan, the subordinate nature of the Trust Subordinate Companion Loan, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the RR Interest Owner.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan or Trust Subordinate Companion Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans (which excludes the Trust Subordinate Companion Loan) on deposit in the Collection Account (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of the Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed from collections relating to the Carolinas 7-Eleven Portfolio Mortgage Loan. Amounts payable in respect of each Serviced Companion Loan (other than any Trust Subordinate Companion Loan) pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

Neither the master servicer nor the trustee will be entitled to recover (1) any Nonrecoverable Advance made in respect of a Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan in the case of a Nonrecoverable Advance that was a Servicing Advance) or any interest due on such Advance from any collections on the Carolinas 7-Eleven Portfolio Whole Loan allocable to the Trust Subordinate Companion Loan nor (2) any Nonrecoverable Advance that is a P&I Advance made in respect of such Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Carolinas 7-Eleven Portfolio Mortgage Loan). With respect to the Trust Subordinate Companion Loan, the master servicer or the trustee will only be entitled to reimbursement for a P&I Advance from the amounts that would have been allocable to the Carolinas 7-Eleven Portfolio Mortgage Loan and the Trust Subordinate Companion Loan.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans or the Trust Subordinate Companion Loan, as applicable, to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or the Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Neither the master servicer nor the trustee will be entitled to recover (1) any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan from any collections on the Carolinas 7-Eleven Portfolio Whole Loan allocable to the Trust Subordinate Companion Loan nor (2) and Workout-Delayed Reimbursement Amounts in respect of the Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans. However, if the Workout-Delayed Reimbursement Amount relates to a Servicing Advance for the Carolinas 7-Eleven Portfolio Whole Loan, the master servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool including the Trust Subordinate Companion Loan.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner. The master servicer is required to deposit in the Collection Account within two business days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans and the Trust Subordinate Companion Loan (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan and the Trust Subordinate Companion Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan (other than the Trust Subordinate Companion Loan) or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans (or Trust Subordinate Companion Loan REMIC Distribution Account in respect of the Trust Subordinate Companion Loan), to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, an “Upper-Tier REMIC Distribution Account”, and a “Trust Subordinate Companion Loan REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner (or for the benefit of the holders of the Loan-Specific Certificates, in the case of the Trust Subordinate Companion Loan REMIC Distribution Account).

On each Distribution Date, the certificate administrator is required (1) to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account (other than with respect to the Trust Subordinate Companion Loan)),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Pooled Available Funds to the holders of the Pooled Certificates, (ii) VRR Available Funds to the VRR Interest Owners and (iii) the Carolinas 7-Eleven Portfolio Available Funds to the holders of the Loan-Specific Certificates, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”, and (2) to apply amounts on deposit in the Trust Subordinate Companion Loan REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account with respect to the Trust Subordinate Companion Loan, less amounts, if any, distributable to the Class R certificates) to make distributions of interest and principal from the Carolinas 7-Eleven Portfolio Available Funds to the holders of the Loan-Specific Certificates.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans and the Trust Subordinate Companion Loan into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans and the Trust Subordinate Companion Loan that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account or the Trust Subordinate Companion Loan REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Trust Subordinate Companion Loan REMIC Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Loan-Specific Certificates.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Pooled Certificateholders and the VRR Interest Owner. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains (other than amounts allocable to the Trust Subordinate Companion Loan) will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Pooled Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Pooled Realized Losses reimbursable to, the holders of the Pooled Certificates on such Distribution Date. If the certificate administrator determines that such Pooled Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Pooled Available Funds for the related Distribution Date for allocation between the VRR Interest and the Pooled Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Pooled Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Pooled Certificates on the final Distribution Date. Any gains allocable to the Trust Subordinate Companion Loan will be applied on the applicable Distribution Date to reimburse the holders of the Loan-Specific Certificates for Carolinas 7-Eleven Portfolio Realized Losses and, to the extent not so applied, such gains will be held and applied to offset future Carolinas 7-Eleven Portfolio Realized Losses, if any.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account (or the Trust Subordinate Companion Loan REMIC Distribution Account in respect of the Trust Subordinate Companion Loan) certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)      to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay itself any Net Prepayment Interest Excess;

(v)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)     to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan or Trust Subordinate Companion Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)     to recoup any amounts deposited in the Collection Account in error;

(xiii)    to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)    to reimburse the certificate administrator out of general collections on the Mortgage Loans, the Trust Subordinate Companion Loan and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any (or the Trust Subordinate Companion Loan, if applicable), previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, except as specifically described in the PSA with respect to the Trust Subordinate Companion Loan in the case of expenses not allocated to any particular Mortgage Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment(1)
Fees

Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment(1)
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan, subject to a floor as described under “—Special Servicing Compensation”.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Type/Recipient	Amount	Frequency	Source of Payment(1)
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(2)	From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Servicing Shift Mortgage Loan) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment(1)
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision and Asset Status Report for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment(1)
Expenses

Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment(1)
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on the Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Carolinas 7-Eleven Portfolio Mortgage Loan.

(2)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (excluding Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation for the Mortgage Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”) (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) to the extent permitted by applicable law and the related Mortgage Loan documents, 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that do not involve a Major Decision or Special Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan; and (vi) (A) with respect to non-Specially Serviced Loans, 100% of any fee paid in connection with any Master Servicer Non-Major Decision and to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 0% of any such fees. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof (other than a split fee with respect to penalty charges), the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee (other than penalty charges), the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such

Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Loan and.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided, that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan (and any related Serviced Companion Loans) or REO Loan, (ii) each Mortgage Loan (and under limited circumstances, any related Serviced Subordinate Companion Loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Mortgage Loan, Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan (and any related Serviced Companion Loan) in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any defaulted Mortgage Loan by the special servicer or the Directing Holder or any Companion Loan Holder or any of their respective affiliates if within 90 days after the transfer of the defaulted Mortgage Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer and, if applicable, the repurchase of the Trust Subordinate Companion Loan, in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●

a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on Specially Serviced Loans,

●	any interest or other income earned on deposits in the REO Accounts,

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement; and

●	(A) with respect to non-Specially Serviced Loans, 0% of any fee paid in connection with any Master Servicer Non-Major Decision and to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision or Special Servicer Non-Major Decision and (B) with respect to Specially Serviced Loans, 100% of any such fees.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan,

Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan and the Trust Subordinate Companion Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00636% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and the Trust Subordinate Companion Loan and based on the Stated Principal Balance of the related Mortgage Loan, the Trust Subordinate Companion Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding Non-Serviced Mortgage Loans, any Servicing Shift Mortgage Loan and any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.00243% with respect to each such Mortgage Loan (except the Moffett Towers – Buildings E,F,G, Pier 70, TripAdvisor HQ, Outlet Shoppes at El Paso and Davenport Commons Mortgage Loans) and the Trust Subordinate Companion Loan, (ii) 0.00368% with respect to each of the Moffett Towers – Buildings E,F,G and the Pier 70 Mortgage Loans, (iii) 0.00376% with respect to the TripAdvisor HQ Mortgage Loan, (iv) 0.00499% with respect to the Outlet Shoppes at El Paso Mortgage Loan and (v) 0.00743% with respect to the Davenport Commons Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision and Asset Status Report on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision or Asset Status Report equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision or Asset Status Report.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,250 multiplied by the number of Subject Loans, plus (ii) $2,000 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (including any portion of an REO Loan related to the Trust Subordinate Companion Loan, other than the portion of an REO Loan related to any Serviced Companion Loan) and the Trust Subordinate Companion Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)    the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)    the 90th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)    receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)    the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)    a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the special servicer (who will be required to promptly deliver a copy to the master servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)   the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)   the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole

Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan (including the Carolinas 7-Eleven Portfolio Whole Loan) will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within thirty (30) days of the Appraisal Reduction Event) (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (ii) of the definition of Appraisal Reduction Event above, within 30 days), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as

applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior

Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As a result of calculating one or more Appraisal Reduction Amounts that is allocated to the Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to such Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the Loan-Specific Certificates then-outstanding in reverse sequential order.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Pooled Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Pooled Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates and second, to the G-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

For purposes of determining the Non-Reduced Certificates, the Carolinas 7-Eleven Portfolio Controlling Class and the occurrence of a Carolinas 7-Eleven Portfolio Control Termination Event, Appraisal Reduction Amounts allocated to the Carolinas 7-Eleven Portfolio Whole Loan will be allocated first to the Trust Subordinate Companion Loan and then to the Carolinas 7-Eleven Portfolio Mortgage Loan. Appraisal Reduction Amounts allocated to the Trust Subordinate Companion Loan will be allocated to each class of Loan-Specific Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class 7E-RR certificates, then, to the Class 7E-D certificates, then, to the Class 7E-C certificates, then, to the Class 7E-B certificates; then, to the Class 7E-A certificates). In addition, for purposes of determining the Carolinas 7-Eleven Portfolio Controlling Class and the occurrence of a Carolinas 7-Eleven Portfolio Control Termination Event, Collateral Deficiency Amounts allocated to the Trust Subordinate Companion Loan will be allocated to each class of Carolinas 7-Eleven Portfolio Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class 7E-RR certificates, then, to the Class 7E-D certificates, then, to the Class 7E-C certificates, then, to the Class 7E-B certificates; then, to the Class 7E-A certificates). For the avoidance of doubt, for purposes of determining the Carolinas 7-Eleven Portfolio Controlling Class and the occurrence of a Carolinas 7-Eleven Portfolio Control Termination Event, any Class of Carolinas 7-Eleven Portfolio Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates or Carolinas 7-Eleven Portfolio Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or Carolinas 7-Eleven Portfolio Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class or the Carolinas 7-Eleven Portfolio Controlling Class until such time, if any, as such class is reinstated as the Controlling Class or the Carolinas 7-Eleven Portfolio Controlling Class. The rights of the Controlling Class or the Carolinas 7-Eleven Portfolio Controlling Class will be exercised by the most senior Control Eligible Certificates or Carolinas 7-Eleven Portfolio Control Eligible Certificates, respectively, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)    the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)    if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)    the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)    except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)    to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)    any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing

Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and the RR Interest Owner (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism as required by the Mortgage Loan documents, with respect to which the master servicer or special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after non-binding consultation with each Risk Retention Consultation Party in accordance with the PSA (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder or the Risk Retention Consultation Parties, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA), the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and clause (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder, and after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in

Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions or Special Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A)(1) five years prior to the Rated Final Distribution Date (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) or (2) solely with respect to the Carolinas 7-Eleven Portfolio Whole Loan, September 2026 and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and the RR Interest Owner and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”. In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at the related Mortgaged Property;

(b)   approving material rights-of-way and material easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such material rights-of-way or easements;

(c)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(d)   approving any waiver regarding the receipt of financial statements that involves permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(e)   any requests for the disbursement of (i) earnouts or holdback amounts with respect to any Specially Serviced Loan that is not otherwise a Major Decision and (ii) amounts from (A) any escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earnout or performance escrows, reserves or holdbacks, in the case of clause (ii)(A) and (ii)(B), relating to certain Mortgage Loans set forth in an exhibit to the PSA;

(f)    approving any proposed modification or waiver of any material provision in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(g)   approving any casualty insurance settlements or condemnation settlements, and determining whether to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(h)   approving annual budgets for the related Mortgaged Property if the budget provides for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(i)     franchise changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is not required to consent or approve under the related Mortgage Loan documents;

(j)     agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease;

(k)    approving any transfers of an interest in the borrower, unless such transfer (i) is permitted under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower, and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(l)     any consent to a transfer of the Mortgaged Property or interests in the borrower where (i) such transfer may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions; and

(m)  any consent to the incurrence of additional debt where (i) such incurrence of debt may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions.

provided, however, that with respect to clauses (c)(i) and (c)(ii) of this definition the master servicer will be required to evaluate and process requests for any modifications described in such clauses and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Special Servicer Major Decision) with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision, the master servicer will be required to obtain the special servicer’s prior consent to such Special Servicer Non-Major Decision.

The special servicer is also required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. When the special servicer’s consent is required and the master servicer processing such request is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver or amendment, accompanied by the master servicer’s recommendation and analysis and the master servicer is required to provide the special servicer with any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer.

The master servicer will process and consent to or refuse consent to, as applicable, all Master Servicer Major Decisions and Master Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). The master servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), to the extent described under “—The Directing Holder” and “—The Operating Advisor”. With respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to process and consent to any action that is a Master Servicer Major Decision or a Master Servicer Non-Major Decision (which consist of the following actions (each of the following, a “Master Servicer Non-Major Decision”):

(a)   approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases (i) equal to or less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area at the related Mortgaged Property and (ii) which are not ground leases;

(b)   approving any waiver regarding the receipt of financial statements if such waiver does not involve permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(c)   approving annual budgets for the related Mortgaged Property so long as the budget does not provide for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(d)   approving immaterial rights-of-way and immaterial easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such immaterial rights-of-way or easements;

(e)   any modification, consent to a modification or waiver of any immaterial non-monetary term (excluding the timing of payments but including late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan;

(f)    other than with respect to reserves and escrows which are addressed in clause (h) below, any release of collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, to the extent the foregoing is not otherwise a Major Decision;

(g)   any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance less than or equal to $2,500,000 or (ii) where the property management company will not be an affiliate of the related borrower following such change;

(h)   releases or substitutions of any amounts from any escrow accounts, reserve accounts, letters of credit or collateral, if required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required and other than those set forth in an exhibit to the PSA;

(i)     any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan if (i) such action may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(j)     any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, to the extent the foregoing is not otherwise a Major Decision; and

(k)    any other action that does not constitute a Major Decision or a Special Servicer Non-Major Decision.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement. With respect to certain Master Servicer Non-Major Decisions, the PSA may provide that the master servicer will be required to deliver prior written notice to the special servicer and Directing Holder.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-sale” clauses contained in the Mortgage Loan documents or to provide its consent to any assumption and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-sale” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any sale or transfer, if (x) such provision is not exercisable under applicable law or if the special servicer determines that the enforcement of such provision is reasonably likely to result in meritorious legal action by the borrower or (y) the special servicer determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate or other applicable discount rate), than would enforcement of such clause. If the special servicer determines that (i) granting such consent would be likely to result in a greater recovery, (ii) such provisions are not legally enforceable or (iii) that the conditions to sale or transfer have been satisfied, the master servicer or the special servicer is authorized to take or enter into an assumption agreement from or with the proposed transferee as obligor thereon and to release the original borrower; provided that (a) the credit status of the prospective transferee is in compliance with the Servicing Standard and criteria and the terms of the related Mortgage and (b) the special servicer has received a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from S&P, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) is the Carolinas 7-Eleven Portfolio Whole Loan or (E) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Holder. In connection with such processing, the master servicer will be required to receive a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from S&P, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) is the Carolinas 7-Eleven Portfolio Whole Loan or (E) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization). To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-encumbrance” clauses contained in the Mortgage Loan documents or to provide its consent to any loan or encumbrance and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-encumbrance” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any lien or encumbrance, if the special servicer (A) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the issuing entity or the holder of any Serviced Companion Loan, if applicable, or that the conditions to further encumbrance have been satisfied (other than in the case of a Non-Serviced Mortgage Loan) and (B) receives a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from S&P, Fitch and DBRS with respect to any Mortgage Loan that (i) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (ii) has a Stated Principal Balance that is more than $20,000,000, (iii) represents one of the

10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (iv) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (v) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (vi) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (i)-(vi) above, such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Holder. In connection with such action, the master servicer will be required to receive a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from S&P, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (B), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Notwithstanding the foregoing but subject to other conditions contained in the PSA regarding Rating Agency Confirmations, without any other approval, consent or consultation, (i) the master servicer may grant and process a borrower’s request for any Master Servicer Non-Major Decision relating to a non-Specially Serviced Loan and (ii) the special servicer may grant and process a borrower’s request for any matter relating to a Specially Serviced Loan that is not a Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to the Carolinas 7-Eleven Portfolio Whole Loan, the costs will be allocated, first, as an expense of the holder of the Trust Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets as described under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports”. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)    either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer (who will be required to promptly deliver a copy to the master servicer), in each case, who will promptly deliver a copy to the operating advisor (if a Control Termination Event has occurred and is continuing) and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)    any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)    the master servicer or the special servicer determines in its sole and reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)    the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)    the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)    a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder, and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders and the RR Interest Owner or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)    the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan or Trust Subordinate Companion Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan or Trust Subordinate Companion Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	the Carolinas 7-Eleven Portfolio Controlling Class Representative (only in the case of an Asset Status Report relating to the Carolinas 7-Eleven Portfolio Whole Loan, and only for so long as no Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO

Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders and the RR Interest Owner (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owner (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owner (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan), and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor, will be entitled to consult with the special servicer (on a non-binding bases) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event, a Consultation Termination Event or an Operating Advisor Consultation Event has occurred) may exercise the rights of the Directing Holder or the operating advisor described in this “—Asset Status Report” section, and neither the Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to the Trust Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Whole Loan within 45 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Co-Lender Agreement and, prior to the occurrence and continuance of a Carolinas 7-Eleven Portfolio Control Termination Event, the Trust Directing Holder will have no approval rights over any such Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owner (including the holders of the Loan-Specific Certificates), or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the

Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owner to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders (including the holders of the Loan-Specific Certificates) and the RR Interest Owner or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owner and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan, but including the Trust Subordinate Companion Loan, if applicable) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 120 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by the Interested Person;

provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the RR Interest Owner and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be non-binding) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and RR Interest Owner and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, a Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan (or the Trust Subordinate Companion Loan, in the case of the Carolinas 7-Eleven Portfolio Whole Loan) together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan (or the Trust Subordinate Companion Loan, in the case of the Carolinas 7-Eleven Portfolio Whole Loan) if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan (or the holder of the Trust Subordinate Companion Loan, in the case of the Carolinas 7-Eleven Portfolio Whole Loan), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and in the case of the Carolinas 7-Eleven Portfolio Mortgage Loan, the Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and in the case of the Carolinas 7-Eleven Portfolio Mortgage Loan, the Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan (and in the case of the Carolinas 7-Eleven Portfolio Mortgage Loan, the Trust Subordinate Companion Loan), the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan (and in the case of the Carolinas 7-Eleven Portfolio Mortgage Loan, the Trust Subordinate Companion Loan), prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan (and in the case of the Carolinas 7-Eleven Portfolio Mortgage Loan, the Trust Subordinate Companion Loan). In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Holder is required, such consent will be deemed given after the expiration of a specified period follow the request for consent. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be:

(i)       with respect to each Serviced Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); and

(iii)       with respect to the Carolinas 7-Eleven Portfolio Whole Loan (i) for so long as no Carolinas 7-Eleven Portfolio Control Termination Event exists, the Loan-Specific Directing Holder and (ii) for so long as a Carolinas 7-Eleven Portfolio Control Termination Event exists, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The initial Trust Directing Holder is expected to be RREF III-D AIV RR, LLC (or another affiliate of Rialto Capital Advisors, LLC).

The “Carolinas 7-Eleven Portfolio Controlling Class Representative” will be the Carolinas 7-Eleven Portfolio Controlling Class Certificateholder (or its representative) selected by more than 50% of the Carolinas 7-Eleven Portfolio Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)   absent that selection, or

(2)   until a Carolinas 7-Eleven Portfolio Controlling Class Representative is so selected, or

(3)   upon receipt of a notice from a majority of the Carolinas 7-Eleven Portfolio Controlling Class Certificateholders, by Certificate Balance, that a Carolinas 7-Eleven Portfolio Controlling Class Representative is no longer designated, then the Carolinas 7-Eleven Portfolio Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Carolinas 7-Eleven Portfolio Controlling Class (with evidence of ownership), or its representative, will be the Carolinas 7-Eleven Portfolio Controlling Class Representative;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Carolinas 7-Eleven Portfolio Controlling Class, then there will be no Carolinas 7-Eleven Portfolio Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Carolinas 7-Eleven Portfolio Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Carolinas 7-Eleven Portfolio Controlling Class Representative from a party holding the requisite interest in the Carolinas 7-Eleven Portfolio Controlling Class, or the resignation of the then-current Carolinas 7-Eleven Portfolio Controlling Class Representative.

After the occurrence and during the continuance of a Carolinas 7-Eleven Portfolio Control Termination Event, there will be no Carolinas 7-Eleven Portfolio Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

A “Carolinas 7-Eleven Portfolio Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Carolinas 7-Eleven Portfolio Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E and Class F certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Carolinas 7-Eleven Portfolio Controlling Class” will be, as of any time of determination, the most subordinate class of Carolinas 7-Eleven Portfolio Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Carolinas 7-Eleven Portfolio Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Carolinas 7-Eleven Portfolio Controlling Class will be the most senior Class of Carolinas 7-Eleven Portfolio Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class 7E-A certificates have been reduced to zero as a result of the allocation of principal payments on the Trust Subordinate Companion Loan, then the “Carolinas 7-Eleven Portfolio Controlling Class” will be the most subordinate class of Carolinas 7-Eleven Portfolio Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class G-RR or Class H-RR certificates.

The “Carolinas 7-Eleven Portfolio Control Eligible Certificates” will be the Class 7E-A, Class 7E-B, Class 7E-C, Class 7E-D and Class 7E-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 business days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 business days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class G-RR certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holders of the related Companion Loans (or in the case of a Serviced AB Whole Loan, the Loan-Specific Directing Holder) under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Holder and reasonably available to the master servicer or the special servicer, as applicable, in order to grant or withhold such consent (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or special servicer, as applicable, within such 10-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole loan:

(a)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)   any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan or any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan, in each case, to the extent the Directing Holder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(c)   any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price;

(d)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)   any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that such defeasance does not otherwise involve a Major Decision) for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, other than (i) the release of non-material collateral or (ii) as required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(f)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(g)   any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than any such action (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(h)   any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(i)     franchise changes (with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Mortgage Loan documents);

(j)     any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance greater than $2,500,000 or (ii) where the property management company will be an affiliate of the related borrower following such change;

(k)    releases or substitutions of any amount from any escrow accounts, reserve accounts, letters of credit or collateral related to hospitality property improvement plans or earnout or performance escrows, reserves or holdbacks, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required;

(l)     any determination of an Acceptable Insurance Default; and

(m)  any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, to the extent such modification, waiver, amendment or action would materially and adversely affect the holders of the Control Eligible Certificates;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the RR Interest Owner and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Serviced Companion Loan holders constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to taking a Major Decision, the master servicer (with respect to any Major Decision processed by the master servicer) and the special servicer (with respect to any Major Decision processed by the special servicer) will be required to obtain the written consent of the Directing Holder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Holder of the master servicer’s and/or special servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably requested by the Directing Holder.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), the master servicer and the special servicer will also be required to consult with each Risk Retention Consultation Parties in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Parties pursuant to the PSA) and to consider alternative actions recommended by a Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of a Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with any other Risk Retention Consultation Party or from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means, with respect to any non-Specially Serviced Loans, any Major Decision under clause (1)(l) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (1)(a) though (1)(k) and (1)(m) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan or any Servicing Shift Whole Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

With respect to a Serviced Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Serviced AB Whole Loan within 45 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Co-Lender Agreement and, prior to the occurrence and continuance of a Carolinas 7-Eleven Portfolio Control Termination Event, the Controlling Class Representative will have no approval rights over any such Asset Status Report.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan) or Serviced Whole Loan (other than the Carolinas 7-Eleven Portfolio Whole Loan) when (i) the Class G-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; and (b) with respect to the Carolinas 7-Eleven Portfolio Whole Loan, at any date on which either (i) such Whole Loan is an Excluded Loan or (ii)(A) a Carolinas 7-Eleven Portfolio Control Termination Event exists with respect to such Whole Loan and (B)(1) when the Class G-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class, or (2) when a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (2) will be deemed to have existed or be in continuance with respect to a successor holder of Class G-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that prior to the related Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (a) with respect to any Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan) or Serviced Whole Loan (other than the Carolinas 7-Eleven Portfolio Whole Loan) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; and (b) with respect to the Carolinas 7-Eleven Portfolio Whole Loan, at any date on which either (i) such Whole Loan is an Excluded Loan or (ii)(A) a Carolinas 7-Eleven Portfolio Control Termination Event exists with respect to such Whole Loan and (B)(1) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, or (2) when a holder of the Class G-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (2) will be deemed to have existed or be in continuance with respect to a successor holder of Class G-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that prior to the related Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class G-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G-RR certificates and the Class G-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class G-RR certificates, the successor Class G-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class G-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan or Trust Subordinate Companion Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class G-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan or Trust Subordinate Companion Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, (a) with respect to the Carolinas 7-Eleven Portfolio Whole Loan, the Carolinas 7-Eleven Portfolio Controlling Class Representative and (b) with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Parties or the operating advisor)) is necessary to protect the interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owner.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Directing Holder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of any Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or any Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to the Carolinas 7-Eleven Portfolio Whole Loan, prior to the occurrence of a Carolinas 7-Eleven Portfolio Control Termination Event with respect to the Trust Subordinate Companion Loan, the Trust Directing Holder will not be entitled to exercise the above described rights, and those rights will be held by the Loan-Specific Directing Holder in accordance with the PSA and the related Co-Lender Agreement. Prior to a Carolinas 7-Eleven Portfolio Control Termination Event, the consent of the Trust Subordinate Companion Loan holder is required to be obtained by the special servicer for any Major Decision. However, during a Carolinas 7-Eleven Portfolio Control Termination Event with respect to the Carolinas 7-Eleven Portfolio Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to the Carolinas 7-Eleven Portfolio Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders or the RR Interest Owner for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class (or, in the case of a Whole Loan, one or more Companion Loan Holders);

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owner may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or the RR Interest Owner. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder or the RR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, any Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. However, Park Bridge Lender Services LLC is also the operating advisor under the GSMS 2018-GS10 PSA, the COMM 2018-HOME PSA, the Aventura Mall 2018-AVM TSA and the Benchmark 2018-B6 PSA and, in each such capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the GSMS 2018-GS10 PSA, the COMM 2018-HOME PSA, the Aventura Mall 2018-AVM TSA and the Benchmark 2018-B6 PSA that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(1)   after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the or special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information);

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owner and, with respect to any Serviced Whole Loan (other than any Servicing Shift Whole Loan) for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, RR Interest Owner and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, a Risk Retention Consultation Party, any Certificateholder, the RR Interest Owner or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owner (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur (A) with respect to any Serviced Mortgage Loan, the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event) and (B) with respect to the Carolinas 7-Eleven Portfolio Whole Loan, the earlier of when (i) the Certificate Balance of the Class 7E-RR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) is 25% or less of the initial Certificate Balance of the Class 7E-RR Certificates and (ii) a Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)    that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)    that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)    that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and that is labeled or otherwise identified as Privileged Information or attorney-client privileged and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all Privileged Information confidential and may not, without the prior written consent of the special servicer and the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Parties (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate (i) Pooled Voting Rights or (ii) Loan-Specific Voting Rights (with respect to the Carolinas 7-Eleven Portfolio Whole Loan); provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the (A) Pooled Voting Rights or (B) Loan-Specific Voting Rights (with respect to the Carolinas 7-Eleven Portfolio Whole Loan) of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, the RR Interest Owner, the Risk Retention Consultation Parties and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 66-2/3% of the (i) Pooled Voting Rights or (ii) Loan-Specific Voting Rights (with respect to the Carolinas 7-Eleven Portfolio Whole Loan) affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

With respect to any Serviced Mortgage Loan, upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Pooled Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders, the RR Interest Owner and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders, the RR Interest Owner and the operating advisor.

Upon the written direction of holders of more than 50% of the Pooled Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Pooled Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA with respect to any Serviced Mortgage Loan by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

With respect to the Carolinas 7-Eleven Portfolio Mortgage Loan, upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Loan-Specific Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders, the RR Interest Owner and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders, the RR Interest Owner and the operating advisor.

Upon the written direction of holders of more than 50% of the Loan-Specific Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Loan-Specific Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA with respect to the Carolinas 7-Eleven Portfolio Mortgage Loan by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder, the RR Interest Owner and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder, RR Interest Owner and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders or RR Interest Owner for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Trust Directing Holder, all Certificateholders and the RR Interest Owner by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Trust Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 86 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 12 of such 86 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 1, 2013 and September 30, 2018 was approximately 17.740%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 6.620%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 11.111% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.842%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 2 largest Mortgage Loans in the Mortgage Pool represent approximately 15.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the asset representations reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Pooled Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders and the RR Interest Owner, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the Trust Directing Holder, the Certificateholders and the RR Interest Owner. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Pooled Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, a Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, a Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the RR Interest Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Pooled Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Pooled Certificateholders evidencing not less than 25% of the Pooled Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, the RR Interest Owner and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owner and the asset representations reviewer. Upon the written direction of Pooled Certificateholders evidencing at least 75% of a Pooled Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Pooled Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

No Risk Retention Consultation Party will be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Parties will not be protected against any liability to the VRR Interest Owners that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates and each VRR Interest Owner with respect to each other VRR Interest, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or VRR Interest Owners other than the applicable VRR Interest Owner;

(2)   may act solely in the interests of the applicable VRR Interest Owner;

(3)   does not have any liability or duties to the holders of any class of certificates or VRR Interest Owner other than the applicable VRR Interest Owner;

(4)   may take actions that favor the interests of the holders of one or more classes of certificates or, the applicable VRR Interest Owner, over the interests of the holders of one or more other classes of certificates or other VRR Interest; and

(5)   will have no liability whatsoever (other than to the applicable VRR Interest Owner) for having so acted as set forth in (a) – (d) above, and no Certificateholder or other VRR Interest Owner may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the applicable Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the applicable Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the Loan-Specific Certificates and the holder of any related Companion Loan (or in the case of the Carolinas 7-Eleven Portfolio Whole Loan, the Loan-Specific Directing Holder) under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Trust Directing Holder so long as, among other things, the Trust Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan), upon (i) the written direction of holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing not less than 25% of the Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Pooled Principal Balance Certificates and the Class RR Certificates requesting a vote) to replace the special servicer other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing at least 66 2/3% of a Pooled Certificateholder Quorum or (ii) holders of Pooled Principal Balance Certificates and the Class RR Certificates evidencing more than 50% of the aggregate Pooled Voting Rights of each Class of Pooled Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

After the occurrence and during the continuance of a Carolinas 7-Eleven Portfolio Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Principal Balance Certificates) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer with respect to the Carolinas 7-Eleven Portfolio Whole Loan under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer described above, the holders of Voting Rights evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Principal Balance Certificates and the Class RR Certificates on an aggregate basis.

A “Pooled Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) or the asset representations reviewer described above, the holders of Pooled Certificates evidencing at least 50% of the aggregate Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Pooled Principal Balance Certificates and the Class RR Certificates on an aggregate basis.

“Non-Reduced Certificates” means (i) any Class of Pooled Non-Reduced Certificates and (ii) any Class of Loan-Specific Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Carolinas 7-Eleven Portfolio Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

“Pooled Non-Reduced Certificates” means any class of Pooled Principal Balance Certificates and the Class RR Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Pooled Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates. If any portion of the Class RR Certificates is exchanged for VRRI Sub-Interests, all such VRRI Sub-Interests will be Pooled Non-Reduced Certificates if such portion of the Class RR Certificates, if it were outstanding, would have been part of a class of Pooled Non-Reduced Certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to the Carolinas 7-Eleven Portfolio Whole Loan unless a Carolinas 7-Eleven Portfolio Control Termination Event has occurred and is continuing with respect to the Carolinas 7-Eleven Portfolio Whole Loan under the related Co-Lender Agreement. The Trust Subordinate Companion Loan holder, will have the right, prior to the occurrence and continuance of a Carolinas 7-Eleven Portfolio Control Termination Event, to replace the special servicer solely with respect to Carolinas 7-Eleven Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Trust Directing Holder appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owner of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Pooled Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Pooled Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Pooled Principal Balance Certificates and the Class RR Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

The operating advisor’s recommendation to replace the special servicer with respect to the Carolinas 7-Eleven Portfolio Whole Loan must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Loan-Specific Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Loan-Specific Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Pooled Voting Rights or Loan-Specific Voting Rights (in the case of the Carolinas 7-Eleven Portfolio Whole Loan) elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related controlling class representative, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity, the RR Interest Owner or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)   DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i)     so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least (a) 25% of the aggregate Voting Rights in the case of the master servicer, (b) 25% of the Pooled Voting Rights in the case of the special servicer (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) and (c) 25% of the Voting Rights in the case of the special servicer with respect to the Carolinas 7-Eleven Portfolio Whole Loan, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, or (3) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, (ii) 25% of the aggregate Pooled Voting Rights in the case of the special servicer (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) and (iii) 25% of the aggregate Voting Rights in the case of the special servicer with respect to the Carolinas 7-Eleven Portfolio Whole Loan (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than (a) 66-2/3% of the aggregate Voting Rights of the certificates in the case of the master servicer, (b) 66-2/3% of the aggregate Pooled Voting Rights, in the case of the special servicer (other than with respect to the Carolinas 7-Eleven Portfolio Whole Loan) and (c) 66-2/3% of the aggregate Voting Rights in the case of the special servicer with respect to the Carolinas 7-Eleven Portfolio Whole Loan (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA.

In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders, the RR Interest Owner or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account, the Lower-Tier REMIC Distribution Account or the Trust Subordinate Companion Loan REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the Class RR Certificate) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan or Trust Subordinate Companion Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan or Trust Subordinate Companion Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan or Trust Subordinate Companion Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners and the RR Interest Owner (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation

Termination Event has occurred) the Trust Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other

Certificateholder or Certificate Owner (other than of the Class RR Certificates) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and the RR Interest Owner will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the Aventura Mall Trust 2018-AVM TSA, the COMM 2018-HOME TSA and the BBCMS 2018-CHRS TSA, each of which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the DBGS 2018-C1 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the DBGS 2018-C1 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Christiana Mall Mortgage Loan

The Christiana Mall Mortgage Loan are expected to be serviced pursuant to the BBCMS 2018-CHRS TSA. The servicing terms of the BBCMS 2018-CHRS TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The BBCMS 2018-CHRS Master Servicer earns a servicing fee with respect to the Christiana Mall Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Christiana Mall Whole Loan becoming a specially serviced loan under the BBCMS 2018-CHRS TSA, the BBCMS 2018-CHRS Special Servicer will earn a special servicing fee payable monthly with respect to the Christiana Mall Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as the Christiana Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The BBCMS 2018-CHRS Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Christiana Mall Whole Loan. The workout fee is subject to a cap of $1,375,000 but no minimum fee.

●	The BBCMS 2018-CHRS Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Christiana Mall Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a cap of $1,375,000 but no minimum fee.

●	The BBCMS 2018-CHRS TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BBCMS 2018-CHRS TSA.

●	The BBCMS 2018-CHRS TSA does not provide for an operating advisor (or equivalent party) with respect to the Christiana Mall Whole Loan.

●	The BBCMS 2018-CHRS TSA does not require the BBCMS 2018-CHRS Master Servicer to make the equivalent of compensating interest payments in respect of the Christiana Mall Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non Serviced AB Whole Loans—Christiana Mall Whole Loan” in this prospectus.

Servicing of the Aventura Mall Mortgage Loan

The Aventura Mall Mortgage Loan is expected to be serviced pursuant to the Aventura Mall Trust 2018-AVM TSA. The servicing terms of the Aventura Mall Trust 2018-AVM TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aventura Mall Master Servicer earns a servicing fee with respect to the Aventura Mall Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aventura Mall Whole Loan becoming a specially serviced loan under the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Special Servicer will earn a special servicing fee payable monthly with respect to the Aventura Mall Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aventura Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Aventura Mall Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aventura Mall Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aventura Mall Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aventura Mall Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to Aventura Mall Trust 2018-AVM TSA.

●	The Aventura Mall Trust 2018-AVM TSA does not require the Aventura Mall Master Servicer to make the equivalent of compensating interest payments in respect of the Aventura Mall Whole Loan.

●	The retaining sponsor under the Aventura Mall Trust 2018-AVM securitization satisfied its risk retention obligations under the Credit Risk Retention Rules by causing a third party purchaser to purchase an eligible horizontal residual interest issued by the related securitization trust in accordance with Rule 7 under the Credit Risk Retention Rules. There will be no equivalent of a Risk Retention Consultation Party under the Aventura Mall Trust 2018-AVM TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non Serviced AB Whole Loans—Aventura Mall Whole Loan” in this prospectus.

Servicing of The Gateway Mortgage Loan

The Gateway Mortgage Loan is expected to be serviced pursuant to the COMM 2018-HOME PSA. The servicing terms of the COMM 2018-HOME PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Gateway Master Servicer earns a servicing fee with respect to The Gateway Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon The Gateway Whole Loan becoming a specially serviced loan under the COMM 2018-HOME PSA, the related special servicer under the COMM 2018-HOME PSA will earn a special servicing fee payable monthly with respect to the related The Gateway Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as The Gateway Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Gateway Special Servicer under the COMM 2018-HOME PSA will be entitled to a workout fee equal to the lesser of (1) 0.50% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	The Gateway Special Servicer under the COMM 2018-HOME PSA will be entitled to a liquidation fee equal to the lesser of (1) 0.50% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	The retaining sponsor under the COMM 2018-HOME securitization satisfied its risk retention obligations under the Credit Risk Retention Rules by causing a third party purchaser to purchase an eligible horizontal residual interest issued by the related securitization trust in accordance with Rule 7 under the Credit Risk Retention Rules. There will be no equivalent of a Risk Retention Consultation Party under the COMM 2018-HOME PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non Serviced AB Whole Loans—The Gateway Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans and the Trust Subordinate Companion Loan (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x)

above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a

Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan or the Trust Subordinate Companion Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Trust Subordinate Companion Loan, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan or the Trust Subordinate Companion Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans or the Trust Subordinate Companion Loan, if applicable, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owner, unless the Certificateholders or the Interest Owner, as applicable, have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan, Trust Subordinate Companion Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans, Trust Subordinate Companion Loan and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity (including the Trust Subordinate Companion Loan) as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Loan-Specific Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and the Trust Subordinate Companion Loan and all property acquired in respect of any Mortgage Loan (or Trust Subordinate Companion Loan) remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (and the Trust Subordinate Companion Loan) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans and the Trust Subordinate Companion Loan as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan and the Trust Subordinate Companion Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired and the Trust Subordinate Companion Loan) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity (including the Trust Subordinate Companion Loan), together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any Certificateholders, the RR Interest Owner or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the RR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC that would be a claim against the issuing entity, or either Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such amendment or supplement, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or a Serviced Whole Loan that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owner, as applicable, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan or holder of the Loan-Specific Certificates, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the RR Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes in any material adverse respect the rights of the holders of the Loan-Specific Certificates without the consent of such class and no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the RR Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial, multifamily residential and manufactured housing properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett.

Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,”

however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, sponsor, and DBNY, an originator, an initial Risk Retention Consultation Party and the holder of the Class RR Certificates. GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of GSMC, a mortgage loan seller, a sponsor, an originator and an initial Risk Retention Consultation Party, and GS Bank, an originator and the RR Interest Owner.

DBNY or an affiliate currently holds one or more of each of the Moffett Towers – Buildings E,F,G Companion Loans, the Outlet Shoppes at El Paso Companion Loans and the Moffett Towers II – Building 1 Companion Loans.

GSMC or an affiliate currently holds the Pier 70 Companion Loan and the TripAdvisor HQ Companion Loan.

Wells Fargo, the master servicer, certificate administrator and custodian is also (i) the servicer, certificate administrator and custodian under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (ii) the master servicer, certificate administrator and custodian under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (iii) the servicer, special servicer, certificate administrator and custodian under the BBCMS 2018-CHRS TSA, pursuant to which the Christiana Mall Whole Loan is serviced, (iv) the master servicer, certificate administrator and custodian under the GSMS 2018-GS10 PSA, pursuant to which each of the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and the GSK North American HQ Whole Loan are serviced, and (v) the current holder of one or more of the Moffett Towers – Buildings E,F,G Pari Passu Companion Loans and one or more of the Aventura Mall Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans (36.2%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GSMC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 15 of the Mortgage Loans (36.2%) to be contributed to this securitization by GSMC.

Deutsche Bank Trust Company Americas (an affiliate of GACC, a mortgage loan seller and sponsor, DBNY, an originator, an initial Risk Retention Consultation Party and the holder of the Class RR Certificates, Deutsche Bank Securities Inc., an underwriter, and Deutsche Mortgage & Asset Receiving Corporation, the depositor) acts as interim custodian of the loan documents with respect to the 22 of the Mortgage Loans (63.8%) to be contributed to this securitization by GACC.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to the 15 of the Mortgage Loans (36.2%) to be contributed to this securitization by GSMC.

Wilmington Trust, National Association, the trustee, is also the trustee under (i) the BBCMS 2018-CHRS TSA, pursuant to which the Christiana Mall Whole Loan is serviced, (ii) the Aventura Mall Trust 2018-AVM TSA, pursuant to which Aventura Mall Whole Loan is serviced, (iii) the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (iv) the Benchmark 2018-B6 PSA, pursuant to which the West Coast Albertsons Portfolio, the Moffett Towers II – Building 1 and the Willow Creek Corporate Center Whole Loans are serviced, and (v) the GSMS 2018-GS10 PSA, pursuant to which the FXI Portfolio, the Quality RV Resorts and the GSK North American HQ Whole Loans are serviced.

It is expected that RREF III-D AIV RR, LLC, or its affiliate, will be the initial directing certificateholder. Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entities that are expected to purchase the Class X-F, Class F, Class G-RR, Class H-RR and Class S certificates and (b) RREF III-D AIV RR, LLC, or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each Serviced Mortgage Loan (other than the Carolinas 7-Eleven Portfolio Mortgage Loan (for so long as no Carolinas 7-Eleven Portfolio Control Termination Event is continuing) and any Excluded Loan) and any related serviced companion loan. Rialto Capital Advisors, LLC is expected to act as special servicer with respect to any Serviced Mortgage Loans (other than any Excluded Loan) and any related Companion Loans and it or an affiliate assisted RREF III-D AIV RR, LLC, or its affiliate, with its due diligence of the Mortgage Loans prior to the Closing Date.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under the Benchmark 2018-B6 PSA pursuant to which the Moffett Towers II – Building 1 Whole Loan, the Willow Creek Corporate Center Whole Loan and the West Coast Albertsons Portfolio Whole Loan are serviced; (ii) the operating advisor under the Aventura Mall Trust 2018-AVM TSA pursuant to which the Aventura Mall Whole Loan is serviced; (iii) the operating advisor under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced; and (iv) the operating advisor and asset representations reviewer under the

GSMS 2018-GS10 PSA, pursuant to which the FXI Portfolio Whole Loan, the Quality RV Resorts Whole Loan and GSK North American HQ Whole Loan are serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Pooled Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Pooled Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Pooled Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Pooled Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. A Carolinas 7-Eleven Portfolio Realized Loss occurs when the principal balance of the Trust Subordinate Companion Loan is reduced without an equal distribution to Carolinas 7-Eleven Loan-Specific Certificateholders in reduction of the Certificate Balance of the Loan-Specific Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Pooled Principal Balance Certificates indicated in the following table as a result of the application of Pooled Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 836,659,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 82,126,000	Class B, Class C
Class X-D	$ 47,479,000	Class D, Class E
Class X-F	$ 19,249,000	Class F

Certificateholders and the RR Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Pooled Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Pooled Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 836,659,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 82,126,000	Class B, Class C
Class X-D	$ 47,479,000	Class D, Class E
Class X-F	$ 19,249,000	Class F

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and the Trust Subordinate Companion Loan and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Pooled Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in November 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owner, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan (and, in the case of the Carolinas 7-Eleven Portfolio Whole Loan, the related Mortgage Loan and Trust Subordinate Companion Loan) pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on October 30, 2018;

●	the ARD Loans prepay in full on the applicable Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	in the case of the Temple Towne Center Mortgage Loan, such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex G;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives)

shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	88%	88%	88%	88%	88%
October 2020	73%	73%	73%	73%	73%
October 2021	53%	53%	53%	53%	53%
October 2022	22%	22%	22%	22%	22%
October 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.83	2.81	2.80	2.79	2.78

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.83	4.80	4.77	4.71	4.47

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	98%	98%	98%	98%	98%
October 2024	78%	78%	78%	78%	78%
October 2025	56%	56%	56%	56%	56%
October 2026	34%	34%	34%	34%	34%
October 2027	10%	10%	10%	10%	10%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.25	7.25	7.25	7.25	7.25

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	95%	93%	91%	87%	51%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.46	9.35	9.28	9.19	9.04

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.81	9.78	9.74	9.68	9.43

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.94	9.91	9.88	9.57

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	.69

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	9.71

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.500000%	3.5733%	3.5742%	3.5747%	3.5751%	3.5755%
99.750000%	3.4779%	3.4782%	3.4784%	3.4785%	3.4786%
100.000000%	3.3829%	3.3826%	3.3824%	3.3823%	3.3821%
100.250000%	3.2883%	3.2873%	3.2868%	3.2863%	3.2860%
100.500000%	3.1939%	3.1923%	3.1915%	3.1908%	3.1902%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.7826%	3.7793%	3.7748%	3.7679%	3.7379%
102.750000%	3.7260%	3.7224%	3.7174%	3.7099%	3.6771%
103.000000%	3.6695%	3.6656%	3.6603%	3.6521%	3.6165%
103.250000%	3.6132%	3.6090%	3.6032%	3.5944%	3.5561%
103.500000%	3.5570%	3.5526%	3.5464%	3.5369%	3.4959%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.9090%	3.9090%	3.9090%	3.9090%	3.9090%
102.750000%	3.8692%	3.8692%	3.8692%	3.8692%	3.8692%
103.000000%	3.8296%	3.8296%	3.8296%	3.8296%	3.8296%
103.250000%	3.7900%	3.7900%	3.7900%	3.7900%	3.7901%
103.500000%	3.7506%	3.7506%	3.7506%	3.7506%	3.7506%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	4.1476%	4.1468%	4.1463%	4.1456%	4.1444%
100.750000%	4.1153%	4.1141%	4.1134%	4.1125%	4.1108%
101.000000%	4.0830%	4.0816%	4.0807%	4.0795%	4.0774%
101.250000%	4.0509%	4.0491%	4.0481%	4.0465%	4.0440%
101.500000%	4.0189%	4.0168%	4.0155%	4.0137%	4.0108%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.1697%	4.1690%	4.1678%	4.1661%	4.1588%
102.750000%	4.1386%	4.1379%	4.1366%	4.1347%	4.1268%
103.000000%	4.1077%	4.1069%	4.1054%	4.1033%	4.0948%
103.250000%	4.0768%	4.0759%	4.0744%	4.0721%	4.0629%
103.500000%	4.0460%	4.0450%	4.0434%	4.0410%	4.0311%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
1.700000%	5.7305%	5.6592%	5.5858%	5.4727%	4.9819%
1.712500%	5.5492%	5.4776%	5.4040%	5.2904%	4.7979%
1.725000%	5.3700%	5.2980%	5.2241%	5.1101%	4.6158%
1.737500%	5.1927%	5.1205%	5.0463%	4.9318%	4.4358%
1.750000%	5.0174%	4.9449%	4.8705%	4.7555%	4.2578%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.3824%	4.3825%	4.3825%	4.3826%	4.3734%
102.750000%	4.3514%	4.3514%	4.3514%	4.3514%	4.3414%
103.000000%	4.3205%	4.3205%	4.3203%	4.3203%	4.3095%
103.250000%	4.2896%	4.2896%	4.2894%	4.2893%	4.2777%
103.500000%	4.2589%	4.2588%	4.2586%	4.2583%	4.2460%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
101.750000%	4.4973%	4.4979%	4.4988%	4.5002%	4.4967%
102.000000%	4.4659%	4.4666%	4.4675%	4.4689%	4.4648%
102.250000%	4.4347%	4.4354%	4.4362%	4.4376%	4.4329%
102.500000%	4.4036%	4.4042%	4.4051%	4.4065%	4.4011%
102.750000%	4.3725%	4.3732%	4.3741%	4.3755%	4.3694%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.750000%	5.0114%	5.0120%	5.0129%	5.0143%	5.0218%
98.000000%	4.9785%	4.9791%	4.9800%	4.9814%	4.9883%
98.250000%	4.9457%	4.9464%	4.9472%	4.9486%	4.9548%
98.500000%	4.9130%	4.9137%	4.9146%	4.9160%	4.9215%
98.750000%	4.8805%	4.8811%	4.8820%	4.8834%	4.8883%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Three separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Trust Subordinate Companion Loan REMIC” , “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Trust Subordinate Companion Loan REMIC will hold the Trust Subordinate Companion Loan and certain other assets and will issue (i) certain classes of regular interests (the “Trust Subordinate Companion Loan REMIC Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Trust Subordinate Companion Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan REMIC Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Trust Subordinate Companion Loan REMIC Regular Interests will constitute a “regular interest” in the Trust Subordinate Companion Loan REMIC, (c) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (d) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (e) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor (1) the portions of the issuing entity consisting of (i) entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be classified as a “trust” under Section 301.7701-4(c) of the Treasury Regulations, (the “Grantor Trust”), (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account and (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans or the Trust Subordinate Companion Loan; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the Trust Subordinate Companion Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan REMIC Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan or the Trust Subordinate Companion Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each of the Trust Subordinate Companion Loan REMIC Regular Interests will constitute a class of regular interests in the Trust Subordinate Companion Loan REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans or the Trust Subordinate Companion Loan that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 3 of the Mortgaged Properties (9.1% by Allocated Loan Amount) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans or the Trust Subordinate Companion Loan that has been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 Regular Interest Holders may be required to accrue amounts of market discount, yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and Code Section 1275 and on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors on the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a separate installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loan provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loan used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class C certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans or the Trust Subordinate Companion Loan will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans or the Trust Subordinate Companion Loan that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium bonds (the interest on which is not tax exempt) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and for all such bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loan, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular

Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loan below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans or the Trust Subordinate Companion Loan will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates and each Class of Loan-Specific Certificates, respectively, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates and each Class of Loan-Specific Certificates, respectively, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates and each Class of Loan-Specific Certificates, respectively. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC and the Trust Subordinate Companion Loan REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Trust Subordinate Companion Loan REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Trust Subordinate Companion Loan REMIC, as applicable, to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. These rules, which are effective for taxable years beginning with 2018, apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) instead of appointing a “tax matters person” a REMIC designates one person to act as its sole representative (the “partnership representative”) in connection with IRS audits and related procedures and the partnership representative’s actions, including agreeing to adjustments to REMIC taxable income, are more binding on residual interest holders than were the actions of the “tax matters person” under prior law and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local and Foreign Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local and foreign income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local and foreign income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local, foreign or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state, local and foreign, and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC
Class A-1	$8,432,960	$6,007,040
Class A-2	$50,860,560	$36,229,440
Class A-SB	$16,996,736	$12,107,264
Class A-3	$48,472,000	$34,528,000
Class A-4	$294,901,896	$210,067,104
Class X-A	$488,608,856	$348,050,144
Class A-M	$68,944,704	$49,111,296
Class B	$23,980,792	$17,082,208
Class C	$23,980,792	$17,082,208

Class	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$0	$0
Class A-2	$0	$0
Class A-SB	$0	$0
Class A-3	$0	$0
Class A-4	$0	$0
Class X-A	$0	$0
Class A-M	$0	$0
Class B	$0	$0
Class C	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 104.094102571581% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,309,455, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, an affiliate of one of the originators and an affiliate of one of the sponsors. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the originators and an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

Prospective investors should note that the California Public Employees’ Retirement System LP (“CalPERS”), a governmental plan, has a 99.5% equity interest in the borrower with respect to the 601 McCarthy Mortgaged Property. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “Benefit Plan Investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. In particular, Plan fiduciaries should note that one of the Mortgage Loans is secured by a Mortgaged Property located in Mexico. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is or is acting on behalf of a Plan will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer or any of their respective affiliated entities has provided any investment advice within the meaning of Section 3(21) of ERISA (and applicable regulations) to the Plan or the fiduciary making the investment decision for the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of such Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in October 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

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Index of Defined Terms

17g-5 Information Provider	304
1986 Act	467
1996 Act	448
2015 Budget Act	474
401(c) Regulations	483
AB Modified Loan	352
AB Whole Loan	197
Acceptable Insurance Default	357
Accrued AB Loan Interest	287
Acting General Counsel’s Letter	132
Actual/360 Basis	180
Actual/360 Loans	329
ADA	450
Administrative Cost Rate	282
Advances	325
Affiliate	14
Affirmative Asset Review Vote	397
Aggregate Principal Distribution Amount	283
Allocated Loan Amount	136
Annual Debt Service	137
Anticipated Repayment Date	179
Appraisal Reduction Amount	349
Appraisal Reduction Event	348
Appraised Value	137
Appraised-Out Class	354
ARD Loan	179
ASR Consultation Process	370
Assessment of Compliance	429
Asset Representations Reviewer Asset Review Fee	347
Asset Representations Reviewer Fee Cap	347
Asset Representations Reviewer Termination Event	402
Asset Review	399
Asset Review Notice	398
Asset Review Quorum	398
Asset Review Report	400
Asset Review Report Summary	400
Asset Review Standard	399
Asset Review Trigger	396
Asset Review Vote Election	397
Asset Status Report	368
Assumed Final Distribution Date	289
Assumed Scheduled Payment	284
Attestation Report	429
Available Funds	275
Aventura Mall Companion Loans	222
Aventura Mall Companion Loans	222
Aventura Mall Directing Holder	224
Aventura Mall Intercreditor Agreement	222
Aventura Mall Master Servicer	222
Aventura Mall Pari Passu Companion Loans	222
Aventura Mall Senior Loans	222
Aventura Mall Special Servicer	222
Aventura Mall Subordinate Companion Loan Holder	222
Aventura Mall Subordinate Companion Loans	222
Aventura Mall Trust 2018-AVM TSA	197
Balloon Balance	137
Balloon LTV	138
Barclays	23
Base Interest Fraction	289
BBCMS 2018-CHRS Directing Holder	220
BBCMS 2018-CHRS Mortgage Trust	216
BBCMS 2018-CHRS TSA	197
Benchmark 2018-B6 PSA	197
Benefit Plan Investors	481
Borrower Party	297
Borrower Party Affiliate	297
Breach Notice	316
C(WUMP)O	18
CalPERS	480
Carolinas 7-Eleven Portfolio A Noteholder	206
Carolinas 7-Eleven Portfolio Available Funds	276
Carolinas 7-Eleven Portfolio Control Eligible Certificates	378
Carolinas 7-Eleven Portfolio Control Termination Event	211
Carolinas 7-Eleven Portfolio Controlling Class	378
Carolinas 7-Eleven Portfolio Controlling Class Certificateholder	377
Carolinas 7-Eleven Portfolio Controlling Class Representative	377
Carolinas 7-Eleven Portfolio Controlling Noteholder	210
Carolinas 7-Eleven Portfolio Defaulted Note Purchase Date	214
Carolinas 7-Eleven Portfolio Intercreditor Agreement	205
Carolinas 7-Eleven Portfolio Major Decision	212
Carolinas 7-Eleven Portfolio Note A Percentage Interest	209
Carolinas 7-Eleven Portfolio Note A Rate	209

Carolinas 7-Eleven Portfolio Note A Relative Spread	209
Carolinas 7-Eleven Portfolio Noteholders	205
Carolinas 7-Eleven Portfolio Purchase Notice	214
Carolinas 7-Eleven Portfolio Realized Loss	293
Carolinas 7-Eleven Portfolio Sequential Pay Event	210
Carolinas 7-Eleven Portfolio Whole Loan	205
Carolinas 7-Eleven Portfolio Workout	206
CERCLA	447
Certificate Administrator/Trustee Fee	345
Certificate Administrator/Trustee Fee Rate	345
Certificate Balance	273
Certificate Owners	307
Certificateholder	298
Certificateholder Quorum	406
Certificateholder Repurchase Request	417
Certifying Certificateholder	309
Christiana Mall Barclays Non-Standalone Pari Passu Companion Loan	215
Christiana Mall Companion Loans	216
Christiana Mall Controlling Note	215
Christiana Mall Intercreditor Agreement	216
Christiana Mall Major Decision	220
Christiana Mall Mortgage Loan	215
Christiana Mall Mortgaged Property	215
Christiana Mall Non-Standalone Pari Passu Companion Loans	216
Christiana Mall Noteholders	216
Christiana Mall Notes	216
Christiana Mall Pari Passu Companion Loans	216
Christiana Mall Senior Notes	216
Christiana Mall SG Non-Standalone Pari Passu Companion Loan	215
Christiana Mall Standalone Companion Loans	216
Christiana Mall Standalone Pari Passu Companion Loans	215
Christiana Mall Subordinate Companion Loan Holders	217
Christiana Mall Subordinate Companion Loans	216
Christiana Mall Whole Loan	216
Class 7E-D additional interest distribution amount	4
Class 7E-RR additional interest distribution amount	4
Class A-SB Planned Principal Balance	284
Class RR Certificates	264
Class X certificates	3
Class X Certificates	272
Class X-A Strip Rates	281
Class X-B Strip Rate	281
Class X-D Strip Rate	281
Class X-F Strip Rate	281
Clearstream	306
Clearstream Participants	307
Closing Date	136
CMBS	57, 234
CMBS B-Piece Securities	268
Code	464
Collateral Deficiency Amount	352
Collection Account	328
Collection Period	277
COMM 2018-HOME PSA	197
Communication Request	309
Companion Loan	134
Companion Loan Holder	195
Compensating Interest Payment	290
Constant Prepayment Rate	457
Consultation Termination Event	384
Control Eligible Certificates	378
Control Note	197
Control Termination Event	383
Controlling Class	377
Controlling Class Certificateholder	377
Controlling Companion Loan	198
Controlling Holder	198
Co-Originated GACC Loans	234
Corrected Loan	367
CPR	457
Credit Risk Retention Rules	264
CREFC®	295
CREFC® Intellectual Property Royalty License Fee	347
CREFC® Intellectual Property Royalty License Fee Rate	348
CREFC® Reports	294
Crossed Mortgage Loan	3
Crossover Date	279
Cumulative Appraisal Reduction Amount	352, 353
Cure/Contest Period	400
Current LTV	138
Cut-off Date	134
Cut-off Date Balance	137
Cut-off Date LTV Ratio	138
Daily Portions	469
DBNY	23
DBRS	428
Defaulted Loan	374
Defeasance	11
Defeasance Deposit	183
Defeasance Loans	183
Defeasance Lock-Out Period	183

Defeasance Option	183
Definitive Certificate	305
Delinquent Loan	397
Depositaries	306
Depositor	251
Determination Date	274
Deutsche Bank	234
Diligence File	313
Directing Holder	376
Directing Holder Asset Status Report Review Process	369
Disclosable Special Servicer Fees	345
Discount Rate	180
Dispute Resolution Consultation	420
Dispute Resolution Cut-off Date	419
Distribution Accounts	329
Distribution Date	274
District Court	253
DMARC	234
Dodd-Frank Act	116
DOJ	234
DOL	481
DTC	305
DTC Participants	306
DTC Rules	307
Due Date	179, 277
EDGAR	479
EEA	15
Eligible Asset Representations Reviewer	400
Eligible Operating Advisor	391
Enforcing Party	417
Enforcing Servicer	417
Environmental Condition	14
ESA	158, 238, 14
Escrow/Reserve Mitigating Circumstances	240
EU Risk Retention and Due Diligence Requirements	115
Euroclear	306
Euroclear Operator	308
Euroclear Participants	308
Excess Interest	274
Excess Interest Distribution Account	329
Excess Prepayment Interest Shortfall	291
Exchange Act	233, 241
Excluded Controlling Class Holder	302
Excluded Controlling Class Loan	297
Excluded Information	298
Excluded Loan	298
Excluded Plan	482
Excluded Special Servicer	407
Excluded Special Servicer Mortgage Loan	407
Exemption	481
Exemption Rating Agency	481
FATCA	475
FDIA	130
FDIC	131
FDIC Safe Harbor	131
Federal Court Complaint	253
FETL	20
FIEL	20
Final Asset Status Report	371
Final Dispute Resolution Election Notice	420
Financial Promotion Order	17
FIRREA	132, 238
Fitch	428
FPO Persons	17
FSCMA	20
FSMA	16
Funds	259
FXI Portfolio Permitted Release Casualty Event	188
FXI Portfolio Permitted Release Default Event	188
FXI Portfolio Permitted Release Economic Abandonment Event	188
FXI Portfolio Permitted Release Event	188
FXI Portfolio Permitted Release Tax Event	188
GACC	23, 233
GACC Data Tape	235
GACC Deal Team	235
GACC Mortgage Loans	235
Gain-on-Sale Reserve Account	330
Garn Act	449
Goldman Originators	242
grace period	179
Grantor Trust	55, 465
Ground Lease	12
GS Bank	131, 242
GSMC	23, 242
GSMC Data Tape	244
GSMC Deal Team	243
GSMC Mortgage Loans	242
GSMS 2018-GS10 PSA	198
Hard Lockbox	137
HRR certificates	4, 31
HRR Certificates	264
Impermissible Asset Representations Reviewer Affiliate	414
Impermissible Operating Advisor Affiliate	414
Impermissible Risk Retention Affiliate	414
Impermissible TPP Affiliate	414
Indirect Participants	306
Initial Delivery Date	368
Initial Pool Balance	134
Initial Rate	179
Initial Requesting Certificateholder	417
In-Place Cash Management	137

Insurance and Condemnation Proceeds	328
Intercreditor Agreement	195
Interest Accrual Amount	282
Interest Accrual Period	283
Interest Distribution Amount	282
Interest Payment Differential	181
Interest Reserve Account	329
Interest Shortfall	282
Interested Person	375
Intermediary	475
Investment Company Act	1
Investor Certification	298
Investor Q&A Forum	303
Investor Registry	303
IO Group YM Distribution Amount	288
IORPs	116
Largest Tenant	138
Lease Expiration	138
Lennar	259
Liquidation Fee	341
Liquidation Proceeds	328, 342
Loan Per Net Rentable Area	138
Loan-Specific Certificateholder	299
loan-specific certificates	3, 31
Loan-Specific Certificates	134, 272
Loan-Specific Directing Holder	385
Loan-Specific Voting Rights	305
Loan-to-Value Ratio	138
Loan-to-Value Ratio at Maturity or ARD	138
Loss of Value Payment	317
Lower-Tier Regular Interests	464
Lower-Tier REMIC	55
Lower-Tier REMIC Distribution Account	329
Lower-Tier REMICs	464
LTV Ratio	138
LTV Ratio at Maturity or ARD	138
MAI	318, 15
Major Decision	379
Major Decision Reporting Package	379
Market Discount	470
MAS	19
Master Servicer	254
Master Servicer Major Decision	382
Master Servicer Non-Major Decision	361
Master Servicer Proposed Course of Action Notice	418
Master Servicer Remittance Date	324
Master Servicing Fee	339
Master Servicing Fee Rate	339
Master Tenant	172
Material Defect	316
Maturity Date or ARD LTV Ratio	138
Mexican Income Tax Law	62
Mexican STA	59
MiFID II	16
MLPA	310
MOA	264
Modeling Assumptions	457
Modification Fees	344
Modified Mortgage Loan	348
Mortgage	135
Mortgage File	310
Mortgage Loan	134
Mortgage Loan Seller	233
Mortgage Note	135
Mortgage Pool	134
Mortgage Rate	282
Mortgaged Property	135
Most Recent NOI	139
MSA	139
NAFTA	61
Net Default Interest	339
Net Mortgage Rate	282
Net Operating Income	139
Net Prepayment Interest Excess	290
NFIP	86
NI 33-105	21
NOI	139
NOI Date	139
Non-Control Note	198
Non-Controlling Holder	198, 202
non-offered loan-specific certificates	31
non-offered pooled certificates	31
non-qualified intermediary	475
Nonrecoverable Advance	325
Non-Reduced Certificates	406
Non-Serviced Certificate Administrator	198
Non-Serviced Companion Loan	198
Non-Serviced Directing Holder	198
Non-Serviced Master Servicer	198
Non-Serviced Mortgage Loan	198
Non-Serviced Pari Passu Companion Loan	198
Non-Serviced Pari Passu Whole Loan	198
Non-Serviced PSA	198
Non-Serviced Securitization Trust	199
Non-Serviced Special Servicer	199
Non-Serviced Trustee	199
Non-Serviced Whole Loan	199
Non-U.S. Person	475
non-VRR certificates	31
Non-VRR Certificates	272
Non-VRR Percentage	266
Note Principal Balance	219
Notional Amount	273
NRA	139
NRSRO	484
NRSRO	296, 411
NRSRO Certification	299
Occupancy	139
Occupancy Date	140
offered certificates	31

Offered Certificates	272
Offsetting Modification Fees	344
OID Regulations	468
OLA	131
Operating Advisor Annual Report	389
Operating Advisor Consultation Event	391
Operating Advisor Consulting Fee	346
Operating Advisor Expenses	346
Operating Advisor Fee	346
Operating Advisor Fee Rate	346
Operating Advisor Standard	389
Operating Advisor Termination Event	393
Original Balance	140
P&I	255
P&I Advance	324
Pads	145
PAR	239
Pari Passu Companion Loan	134
Park Bridge Financial	262
Park Bridge Lender Services	262
Participants	306
Parties in Interest	480
Pass-Through Rate	280
PATRIOT Act	451
PCIS Persons	17
PCO	175
PCR	249
Periodic Payments	275
Permitted Encumbrances	3
Permitted Investments	274, 330
Permitted Special Servicer/Affiliate Fees	345
Plans	480
PML	249, 6
Pooled Aggregate Available Funds	275
Pooled Available Funds	277
Pooled Certificateholder	299
Pooled Certificateholder Quorum	406
pooled certificates	3
Pooled Certificates	272
Pooled Non-Reduced Certificates	406
pooled principal balance certificates	3
Pooled Realized Loss	292
Pooled Voting Rights	304
Pooling and Servicing Agreement	1
PRC	18
Pre-2019 Securitization	116
Preliminary Dispute Resolution Election Notice	419
Prepayment Assumption	469
Prepayment Interest Excess	290
Prepayment Interest Shortfall	290
Prepayment Provision	140
PRIIPs Regulation	16
Prime Rate	328
Principal Balance Certificates	272
Principal Distribution Amount	283
Principal Shortfall	284
Privileged Information	392
Privileged Information Exception	392
Privileged Person	296
Pro Rata and Pari Passu Basis	218
Pro Rata Share	219
Prohibited Prepayment	291
Promotion of Collective Investment Schemes Exemptions Order	17
Proposed Course of Action	418
Proposed Course of Action Notice	418
Prospectus Directive	16
PSA	271
PSA Party Repurchase Request	418
PTCE	483
Purchase Price	317
Qualified Intermediary	475
Qualified Replacement Special Servicer	406
Qualified Substitute Mortgage Loan	318
Qualifying CRE Loan Percentage	265
RAC No-Response Scenario	427
Rated Final Distribution Date	290
Rating Agencies	428
Rating Agency Confirmation	428
RCM	259
REA	71
Realized Losses	293
REC	158
Record Date	274
Registration Statement	479
Regular Certificates	272
Regular Interest Holder	467
Regular Interests	464
Regulation AB	430
Reimbursement Rate	328
Reinvestment Yield	180
Related Group	140
Related Proceeds	326
Release Date	183
Relevant Persons	17
Relief Act	450
REMIC	464
REMIC Regulations	464
REO Account	330
REO Loan	285
REO Property	367
Repurchase Request	418
Requesting Certificateholder	420
Requesting Holders	354
Requesting Investor	309
Requesting Party	427
Required Risk Retention Percentage	265
Requirements	450
Residual Certificates	272
Resolution Failure	418
Resolved	418

Restricted Group	481
Restricted Mezzanine Holder	297
Restricted Party	392
Retaining Parties	265
Retaining Sponsor	264
Retaining Third-Party Purchaser	112, 264
Review Materials	398
Revised Rate	179
Rialto	258
Risk Retention Affiliate	392
Risk Retention Affiliated	392
Risk Retention Consultation Party	297
RMBS	253
Royal Park	254
RR Interest	264
RR Interest Owner	264
Rule 17g-5	299
S&P	428
Scheduled Principal Distribution Amount	283
SEC	233, 241
Securities Act	429
Securitization Accounts	330
Securitization Regulation	116
SEL	249, 6
Senior Certificates	272
Senior Principal Balance Certificates	272
Serviced AB Mortgage Loan	199
Serviced AB Whole Loan	199
Serviced Companion Loan	199
Serviced Mortgage Loan	199
Serviced Pari Passu Companion Loan	199
Serviced Pari Passu Mortgage Loan	199
Serviced Pari Passu Whole Loan	199
Serviced Subordinate Companion Loan	199
Serviced Whole Loan	199
Serviced Whole Loan Custodial Account	328
Servicer Termination Event	409
Servicing Advances	325
Servicing Compensation	339
Servicing Fee	339
Servicing Fee Rate	339
Servicing Shift Mortgage Loan	199
Servicing Shift PSA	199
Servicing Shift Securitization Date	199
Servicing Shift Whole Loan	200
Servicing Standard	322
Servicing Transfer Event	367
SF	140
SFA	19
SFHA	79
SFO	18
Similar Law	480
Small Loan Appraisal Estimate	350
SMMEA	484
Soft Lockbox	140
Soft Springing Hard Lockbox	140
Sole Certificateholder	344
Special Servicer Major Decision	382
Special Servicer Non-Major Decision	358
Special Servicing Fee	340
Special Servicing Fee Rate	340
Specially Serviced Loans	366
Sponsor	233
Springing Cash Management	140
Springing Hard Lockbox	140
Springing Soft Lockbox	140
Sq. Ft.	140
Square Feet	140
Standard Qualifications	2
Startup Day	465
State Court Complaint	254
Stated Principal Balance	284
Subject Loans	347
Subordinate Certificates	272
Subordinate Companion Loan	134, 200
Subsequent Asset Status Report	368
Sub-Servicing Agreement	323
Sub-Servicing Entity	411
T-12	140
Tax Cuts and Jobs Act	467
TCO	175
Term to Maturity	140
Terms and Conditions	308
Tests	399
The Gateway A Notes	226
The Gateway B Notes	225
The Gateway C Notes	225
The Gateway Companion Loans	226
The Gateway Control Appraisal Period	231
The Gateway Control Termination Event	232
The Gateway Controlling Note	226
The Gateway Controlling Noteholder	231
The Gateway Directing Certificateholder	231
The Gateway Intercreditor Agreement	226
The Gateway Master Servicer	226
The Gateway Mortgage Loan	225
The Gateway Noteholders	226
The Gateway Operating Advisor	226
The Gateway Senior Pari Passu Companion Loans	225
The Gateway Special Servicer	226
The Gateway Subordinate Companion Loans	225
The Gateway Threshold Event Cure	231
The Gateway Triggering Event of Default	226
The Gateway Trustee	226
The Gateway Whole Loan	226
Title Exception	3
Title Policy	3
Title V	449
Trailing 12 NOI	139

Transfer	10
Treasury Regulations	7
TRIA	10
TRIPRA	87
Trust	251
Trust REMIC	55
Trust REMICs	464
trust subordinate companion loan	46
Trust Subordinate Companion Loan	134, 205
Trust Subordinate Companion Loan Holder	207
Trust Subordinate Companion Loan Percentage Interest	209
Trust Subordinate Companion Loan Rate	209
Trust Subordinate Companion Loan Relative Spread	209
Trust Subordinate Companion Loan REMIC	55, 464
Trust Subordinate Companion Loan REMIC Distribution Account	329
Trust Subordinate Companion Loan REMIC Regular Interests	464
TTM	140
U.S. Obligations	181
U.S. Person	475
UCC	437, 3
UCITS	116
UDIs	59
Underwriter Entities	105
Underwriting Agreement	477
Underwritten EGI	141, 145
Underwritten Expenses	141
Underwritten NCF	142
Underwritten NCF Debt Yield	141
Underwritten NCF DSCR	142
Underwritten Net Cash Flow	142
Underwritten Net Cash Flow DSCR	142
Underwritten Net Operating Income	143
Underwritten Net Operating Income DSCR	144
Underwritten NOI	143
Underwritten NOI Debt Yield	141
Underwritten NOI DSCR	144
Underwritten Revenues	145
Units	145
Unscheduled Principal Distribution Amount	284
Unsolicited Information	399
UPB	255
Updated Appraisal	350
Upper-Tier REMIC	55, 464
Upper-Tier REMIC Distribution Account	329
US-MX Treaty	62
UW EGI	141, 145
UW Expenses	141
UW NCF	142
UW NCF Debt Yield	141
UW NCF DSCR	142
UW NOI	143
UW NOI Debt Yield	141
UW NOI DSCR	144
Volcker Rule	117
Voting Rights	304
VRR Allocation Percentage	267
VRR Available Funds	265
VRR interest	5, 31
VRR Interest	264, 272
VRR Interest Balance	267
VRR Interest Distribution Amount	267
VRR Interest Owners	264
VRR Percentage	267
VRR Principal Distribution Amount	267
VRR Realized Loss	265
VRR Realized Loss Interest Distribution Amount	267
VRR REMIC Regular Interests	464
VRRI Sub-Interest	267
WAC rate	3
WAC Rate	282
Weighted Average Mortgage Rate	145
Wells Fargo	254
Wells Fargo Bank	252, 253
WFB	23
Whole Loan	134, 200
Withheld Amounts	329
Workout Fee	341
Workout-Delayed Reimbursement Amount	327
WTNA	252
Zoning Regulations	8

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

A-1-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Flag	ID	Property Name(2)	Balance	Properties	Seller(1)	Balance ($)(3)	Balance ($)(3)(10)	or ARD Balance($)	Type(6)	Type	Rate(7)	Fee Rate(8)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(4)(10)(11)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	7.5%	1	GACC/GSMC	80,000,000	80,000,000	80,000,000	Office	CBD	4.1310%	0.0155%	Actual/360	120	120	0	0	09/07/2018	11/06/2018	10/06/2028	No	10/06/2028	279,224
Loan	2.00	Pier 70(32)(38)	7.5%	1	GSMC	80,000,000	80,000,000	80,000,000	Mixed Use	Office/Industrial	4.8780%	0.0255%	Actual/360	120	120	0	0	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	329,717
Loan	3.00	TripAdvisor HQ(38)	7.0%	1	GSMC	75,000,000	75,000,000	75,000,000	Office	Suburban	4.8833%	0.0156%	Actual/360	120	118	0	0	07/24/2018	09/06/2018	08/06/2028	Yes	12/06/2030	309,442
Loan	4.00	Time Square Office Renton(37)	5.3%	1	GACC	56,000,000	56,000,000	49,576,689	Office	Suburban	5.0020%	0.0143%	Actual/360	120	120	360	360	09/28/2018	11/06/2018	10/06/2028	No	10/06/2028	300,689
Loan	5.00	Christiana Mall(37)(38)	5.0%	1	GACC	53,136,000	53,136,000	53,136,000	Retail	Super Regional Mall	4.2775%	0.0106%	Actual/360	120	118	0	0	07/12/2018	09/01/2018	08/01/2028	No	08/01/2028	192,038
Loan	6.00	Aventura Mall(38)	4.4%	1	GACC	47,000,000	47,000,000	47,000,000	Retail	Super Regional Mall	4.1213%	0.0106%	Actual/360	120	117	0	0	06/07/2018	08/01/2018	07/01/2028	No	07/01/2028	163,658
Loan	7.00	90-100 John Street(36)	3.9%	1	GACC	42,000,000	42,000,000	42,000,000	Mixed Use	Multifamily/Office/Retail	4.3879%	0.0143%	Actual/360	120	120	0	0	09/13/2018	11/06/2018	10/06/2028	No	10/06/2028	155,708
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	3.8%	33	GACC	40,000,000	40,000,000	40,000,000	Retail	Single Tenant	4.1575%	0.0343%	Actual/360	60	59	0	0	08/09/2018	10/06/2018	09/06/2023	No	09/06/2023	140,508
Property	8.01	5200 Piper Station Drive	0.2%	1	GACC	2,060,000	2,060,000		Retail	Single Tenant
Property	8.02	9502 Mount Holly Huntersville Road	0.2%	1	GACC	1,812,000	1,812,000		Retail	Single Tenant
Property	8.03	8315 Steele Creek Road	0.2%	1	GACC	1,726,000	1,726,000		Retail	Single Tenant
Property	8.04	4401 Park Road	0.2%	1	GACC	1,726,000	1,726,000		Retail	Single Tenant
Property	8.05	240 Carowinds Boulevard	0.2%	1	GACC	1,688,000	1,688,000		Retail	Single Tenant
Property	8.06	9701 Sam Furr Road	0.2%	1	GACC	1,630,000	1,630,000		Retail	Single Tenant
Property	8.07	8010 South Tryon Street	0.1%	1	GACC	1,570,000	1,570,000		Retail	Single Tenant
Property	8.08	10806 Providence Road	0.1%	1	GACC	1,544,000	1,544,000		Retail	Single Tenant
Property	8.09	9608 University City Boulevard	0.1%	1	GACC	1,500,000	1,500,000		Retail	Single Tenant
Property	8.10	1120 West Sugar Creek Road	0.1%	1	GACC	1,430,000	1,430,000		Retail	Single Tenant
Property	8.11	2825 Little Rock Road	0.1%	1	GACC	1,430,000	1,430,000		Retail	Single Tenant
Property	8.12	12710 South Tryon Street	0.1%	1	GACC	1,404,000	1,404,000		Retail	Single Tenant
Property	8.13	3301 Monroe Road	0.1%	1	GACC	1,370,000	1,370,000		Retail	Single Tenant
Property	8.14	10023 North Tryon Street	0.1%	1	GACC	1,340,000	1,340,000		Retail	Single Tenant
Property	8.15	3800 Central Avenue	0.1%	1	GACC	1,304,000	1,304,000		Retail	Single Tenant
Property	8.16	1901 Pavilion Boulevard	0.1%	1	GACC	1,270,000	1,270,000		Retail	Single Tenant
Property	8.17	5701 Old Providence Road	0.1%	1	GACC	1,264,000	1,264,000		Retail	Single Tenant
Property	8.18	7740 Bruton Smith Boulevard	0.1%	1	GACC	1,224,000	1,224,000		Retail	Single Tenant
Property	8.19	5455 Brookshire Boulevard	0.1%	1	GACC	1,224,000	1,224,000		Retail	Single Tenant
Property	8.20	11208 East Independence Boulevard	0.1%	1	GACC	1,180,000	1,180,000		Retail	Single Tenant
Property	8.21	9025 Mallard Creek Road	0.1%	1	GACC	1,116,000	1,116,000		Retail	Single Tenant
Property	8.22	10700 Reames Road	0.1%	1	GACC	1,116,000	1,116,000		Retail	Single Tenant
Property	8.23	5115 Old Dowd Road	0.1%	1	GACC	968,000	968,000		Retail	Single Tenant
Property	8.24	304 Unionville-Indian Trail Road West	0.1%	1	GACC	792,000	792,000		Retail	Single Tenant
Property	8.25	8925 Nations Ford Road	0.1%	1	GACC	792,000	792,000		Retail	Single Tenant
Property	8.26	4808 Brookshire Boulevard	0.1%	1	GACC	760,000	760,000		Retail	Single Tenant
Property	8.27	1700 Windsor Square Drive	0.1%	1	GACC	760,000	760,000		Retail	Single Tenant
Property	8.28	2840 Eastway Drive	0.1%	1	GACC	690,000	690,000		Retail	Single Tenant
Property	8.29	105 South Polk Street	0.1%	1	GACC	690,000	690,000		Retail	Single Tenant
Property	8.30	6886 Poplar Tent Road	0.1%	1	GACC	660,000	660,000		Retail	Single Tenant
Property	8.31	5124 Central Avenue	0.1%	1	GACC	660,000	660,000		Retail	Single Tenant
Property	8.32	6401 Old Statesville Road	0.1%	1	GACC	660,000	660,000		Retail	Single Tenant
Property	8.33	6233 Albemarle Road	0.1%	1	GACC	640,000	640,000		Retail	Single Tenant
Loan	9.00	Outlet Shoppes at El Paso	3.7%	1	GACC	39,000,000	39,000,000	31,821,448	Retail	Anchored	5.1030%	0.0169%	30/360	120	120	360	360	09/10/2018	11/06/2018	10/06/2028	No	10/06/2028	211,822
Loan	10.00	The Gateway(38)	3.5%	1	GACC	37,500,000	37,500,000	37,500,000	Multifamily	High Rise	3.7218%	0.0106%	Actual/360	120	114	0	0	03/16/2018	05/06/2018	04/06/2028	No	04/06/2028	117,922
Loan	11.00	SL4 El Paso Industrial	3.5%	10	GACC	37,000,000	37,000,000	37,000,000	Industrial	Warehouse	4.3160%	0.0343%	Actual/360	120	119	0	0	08/31/2018	10/06/2018	09/06/2028	No	09/06/2028	134,925
Property	11.01	SL 1	0.6%	1	GACC	6,480,000	6,480,000		Industrial	Warehouse
Property	11.02	SL 2	0.6%	1	GACC	6,390,000	6,390,000		Industrial	Warehouse
Property	11.03	SL 3	0.5%	1	GACC	5,560,000	5,560,000		Industrial	Warehouse
Property	11.04	SL 4	0.4%	1	GACC	4,450,000	4,450,000		Industrial	Warehouse
Property	11.05	SL 6	0.4%	1	GACC	4,420,000	4,420,000		Industrial	Warehouse
Property	11.06	SL 10	0.2%	1	GACC	2,520,000	2,520,000		Industrial	Warehouse
Property	11.07	SL 8	0.2%	1	GACC	2,470,000	2,470,000		Industrial	Warehouse
Property	11.08	SL 5	0.2%	1	GACC	2,260,000	2,260,000		Industrial	Warehouse
Property	11.09	SL 7	0.1%	1	GACC	1,230,000	1,230,000		Industrial	Warehouse
Property	11.10	SL 9	0.1%	1	GACC	1,220,000	1,220,000		Industrial	Warehouse
Loan	12.00	River Valley MHC Portfolio(37)	3.4%	2	GACC	36,000,000	36,000,000	31,806,780	Manufactured Housing	Manufactured Housing	4.9100%	0.0143%	Actual/360	120	118	360	360	08/03/2018	09/06/2018	08/06/2028	No	08/06/2028	191,280
Property	12.01	Valley Vista	1.8%	1	GACC	19,390,000	19,390,000		Manufactured Housing	Manufactured Housing
Property	12.02	River Oaks	1.6%	1	GACC	16,610,000	16,610,000		Manufactured Housing	Manufactured Housing
Loan	13.00	601 McCarthy	2.9%	1	GSMC	30,660,000	30,660,000	30,660,000	Office	Suburban	4.1725%	0.0343%	Actual/360	120	119	0	0	08/14/2018	10/06/2018	09/06/2028	No	09/06/2028	108,088
Loan	14.00	West Coast Albertsons Portfolio(36)	2.7%	2	GACC	29,000,000	29,000,000	29,000,000	Industrial	Warehouse	4.0473%	0.0106%	Actual/360	120	119	0	0	08/16/2018	10/06/2018	09/06/2028	Yes	09/06/2033	99,169
Property	14.01	Schulte Road	1.9%	1	GACC	20,762,766	20,762,766		Industrial	Warehouse
Property	14.02	99th Avenue	0.8%	1	GACC	8,237,234	8,237,234		Industrial	Warehouse
Loan	15.00	Summit Office Park	2.7%	1	GACC	29,000,000	28,964,276	23,737,541	Office	Suburban	4.8650%	0.0143%	Actual/360	120	119	360	359	08/31/2018	10/06/2018	09/06/2028	No	09/06/2028	153,294
Loan	16.00	FXI Portfolio	2.7%	7	GSMC	28,560,000	28,560,000	26,320,562	Industrial	Various	4.9405%	0.0119%	Actual/360	120	117	360	360	06/20/2018	08/06/2018	07/06/2028	No	07/06/2028	152,279
Property	16.01	FXI Portland OR	0.5%	1	GSMC	5,830,933	5,830,933		Industrial	Manufacturing
Property	16.02	FXI Auburn IN	0.5%	1	GSMC	4,976,847	4,976,847		Industrial	Manufacturing
Property	16.03	FXI Santa Teresa NM	0.4%	1	GSMC	4,541,822	4,541,822		Industrial	Warehouse/Distribution
Property	16.04	FXI Verona MS	0.4%	1	GSMC	4,046,931	4,046,931		Industrial	Manufacturing
Property	16.05	FXI Corry PA	0.3%	1	GSMC	3,212,800	3,212,800		Industrial	Manufacturing
Property	16.06	FXI Fort Wayne IN	0.3%	1	GSMC	3,156,926	3,156,926		Industrial	Manufacturing
Property	16.07	FXI Cuautitlan MX	0.3%	1	GSMC	2,793,740	2,793,740		Industrial	Warehouse/Distribution
Loan	17.00	Quality RV Resorts	2.5%	8	GSMC	26,210,000	26,210,000	24,120,339	Manufactured Housing	RV Park	4.8475%	0.0119%	Actual/360	120	117	360	360	06/25/2018	08/06/2018	07/06/2028	No	07/06/2028	138,268
Property	17.01	Quality RV Resorts Lakeview	0.6%	1	GSMC	6,342,870	6,342,870		Manufactured Housing	RV Park
Property	17.02	Quality RV Resorts Brazoria	0.5%	1	GSMC	4,946,749	4,946,749		Manufactured Housing	RV Park
Property	17.03	Quality RV Resorts Highway Six	0.3%	1	GSMC	3,595,615	3,595,615		Manufactured Housing	RV Park
Property	17.04	Quality RV Resorts Mont Belvieu	0.3%	1	GSMC	2,955,848	2,955,848		Manufactured Housing	RV Park
Property	17.05	Quality RV Resorts Greenlake	0.2%	1	GSMC	2,590,887	2,590,887		Manufactured Housing	RV Park

A-1-1

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Flag	ID	Property Name(2)	Balance	Properties	Seller(1)	Balance ($)(3)	Balance ($)(3)(10)	or ARD Balance($)	Type(6)	Type	Rate(7)	Fee Rate(8)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(4)(10)(11)
Property	17.06	Quality RV Resorts Fallbrook	0.2%	1	GSMC	2,513,971	2,513,971		Manufactured Housing	RV Park
Property	17.07	Quality RV Resorts Southlake	0.2%	1	GSMC	1,670,284	1,670,284		Manufactured Housing	RV Park
Property	17.08	Quality RV Resorts Allstar	0.1%	1	GSMC	1,593,775	1,593,775		Manufactured Housing	RV Park
Loan	18.00	Moffett Towers II - Building 1(36)	2.3%	1	GACC	25,000,000	25,000,000	22,821,050	Office	CBD	3.8940%	0.0106%	Actual/360	116	114	360	360	07/13/2018	09/06/2018	04/06/2028	No	04/06/2028	117,831
Loan	19.00	Chase Bank Tower	2.1%	1	GSMC	22,000,000	22,000,000	18,429,108	Office	Suburban	5.5870%	0.0443%	Actual/360	120	120	360	360	09/19/2018	11/06/2018	10/06/2028	No	10/06/2028	126,117
Loan	20.00	Cherry Tower	2.0%	1	GACC	21,050,000	21,023,926	17,213,038	Office	CBD	4.8350%	0.0143%	Actual/360	120	119	360	359	08/29/2018	10/06/2018	09/06/2028	No	09/06/2028	110,888
Loan	21.00	9039 Sunset	1.9%	1	GACC	20,000,000	20,000,000	20,000,000	Retail	Single Tenant	4.9180%	0.0143%	Actual/360	120	119	0	0	08/31/2018	10/06/2018	09/06/2028	No	09/06/2028	83,105
Loan	22.00	Davenport Commons(39)	1.9%	1	GSMC	20,000,000	20,000,000	18,474,362	Retail	Anchored	5.0930%	0.0193%	Actual/360	120	117	360	360	07/03/2018	08/06/2018	07/06/2028	No	07/06/2028	108,504
Loan	23.00	Temple Towne Center(36)	1.8%	1	GACC	19,500,000	19,500,000	17,237,668	Retail	Anchored	5.8469%	0.0143%	Actual/360	120	120	360	360	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	111,677
Loan	24.00	Parkway Centre North	1.7%	1	GSMC	18,000,000	18,000,000	15,066,841	Retail	Anchored	4.7010%	0.0443%	Actual/360	120	117	360	360	06/28/2018	08/06/2018	07/06/2028	No	07/06/2028	93,366
Loan	25.00	250 Lancaster(38)	1.6%	1	GSMC	17,000,000	17,000,000	17,000,000	Mixed Use	Multifamily/Retail	5.2685%	0.0443%	Actual/360	120	119	0	0	08/09/2018	10/06/2018	09/06/2028	No	09/06/2028	75,674
Loan	26.00	MSR Holdings Portfolio	1.6%	10	GACC	16,750,000	16,750,000	16,111,760	Various	Various	5.7850%	0.0143%	Actual/360	60	59	360	360	08/09/2018	10/06/2018	09/06/2023	No	09/06/2023	98,121
Property	26.01	2050 62nd Avenue North	0.2%	1	GACC	2,582,441	2,582,441		Office	Medical Office
Property	26.02	1200 North Central Avenue	0.2%	1	GACC	2,080,300	2,080,300		Office	Suburban
Property	26.03	7803 East Colonial Drive	0.2%	1	GACC	2,008,565	2,008,565		Retail	Unanchored
Property	26.04	1209 Tech Boulevard	0.2%	1	GACC	2,008,565	2,008,565		Office	Suburban
Property	26.05	460 Saint Charles Court	0.2%	1	GACC	1,936,831	1,936,831		Office	Medical Office
Property	26.06	5114 US Highway 19	0.2%	1	GACC	1,721,627	1,721,627		Retail	Unanchored
Property	26.07	234 North Westmonte Drive	0.1%	1	GACC	1,362,955	1,362,955		Office	Suburban
Property	26.08	3307 Southwest 26th Avenue	0.1%	1	GACC	1,255,353	1,255,353		Office	Suburban
Property	26.09	107 Hermits Trail	0.1%	1	GACC	1,076,017	1,076,017		Office	Medical Office
Property	26.10	3107 Edgewater Drive	0.1%	1	GACC	717,345	717,345		Office	Suburban
Loan	27.00	Piemonte at Ontario Center	1.5%	1	GSMC	16,500,000	16,500,000	16,500,000	Retail	Shadow Anchored	4.6020%	0.0443%	Actual/360	120	118	0	0	07/24/2018	09/06/2018	08/06/2028	No	08/06/2028	64,156
Loan	28.00	Willow Creek Corporate Center	1.5%	1	GACC	16,225,000	16,225,000	16,225,000	Office	Suburban	4.6590%	0.0106%	Actual/360	120	118	0	0	08/02/2018	09/06/2018	08/06/2028	No	08/06/2028	63,868
Loan	29.00	Houma Shopping Center	1.5%	1	GSMC	16,200,000	16,200,000	15,750,259	Retail	Anchored	5.1935%	0.0443%	Actual/360	60	59	360	360	08/31/2018	10/06/2018	09/06/2023	No	09/06/2023	88,891
Loan	30.00	LA Arts District Creative Office	1.3%	1	GACC	14,250,000	14,250,000	14,250,000	Office	CBD	4.8750%	0.0143%	Actual/360	120	119	0	0	08/27/2018	10/06/2018	09/06/2028	No	09/06/2028	58,695
Loan	31.00	250 Front Street	1.1%	1	GSMC	11,450,000	11,450,000	9,749,393	Office	CBD	5.2950%	0.0543%	Actual/360	120	119	360	360	08/28/2018	10/06/2018	09/06/2028	No	09/06/2028	63,547
Loan	32.00	GSK North American HQ	0.9%	1	GSMC	10,000,000	10,000,000	10,000,000	Office	Suburban	4.1100%	0.0119%	Actual/360	60	56	0	0	05/07/2018	07/06/2018	06/06/2023	No	06/06/2023	34,726
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	0.9%	1	GACC	9,180,000	9,180,000	8,495,220	Retail	Anchored	5.2200%	0.0143%	Actual/360	120	119	360	360	08/24/2018	10/06/2018	09/06/2028	No	09/06/2028	50,522
Loan	34.00	Broadridge Shopping Center	0.7%	1	GSMC	7,480,000	7,480,000	7,145,448	Retail	Anchored	4.9550%	0.0143%	Actual/360	60	57	360	360	06/26/2018	08/06/2018	07/06/2023	No	07/06/2023	39,949
Loan	35.00	Oshkosh Center II	0.7%	1	GSMC	7,214,000	7,214,000	6,379,339	Retail	Anchored	4.9500%	0.0143%	Actual/360	120	118	360	360	07/23/2018	09/06/2018	08/06/2028	No	08/06/2028	38,506
Loan	36.00	Bridge Business Center	0.6%	1	GACC	6,500,000	6,500,000	5,629,014	Industrial	Flex	5.0350%	0.0143%	Actual/360	120	120	360	360	09/28/2018	11/06/2018	10/06/2028	No	10/06/2028	35,033
Loan	37.00	College Park Plaza(33)	0.5%	1	GACC	5,500,000	5,379,156	4,536,821	Retail	Unanchored	5.1000%	0.0143%	Actual/360	120	101	360	341	02/10/2017	04/06/2017	03/06/2027	No	03/06/2027	29,862

A-1-2

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
Property			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV
Flag	ID	Property Name(2)	Service($)(4)(10)(11)	Service($)	Service($)	Period	Lockbox(13)	Management(14)	Other Loans	Borrower	NOI DSCR(4)(10)(11)(15)	NCF DSCR(4)(10)(11)(15)	Period(17)	Date	Value ($)(18)(19)	As-of Date	(Yes/No)	Ratio(12)(15)(18)(19)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	3,350,689	712,021	8,544,256	120	Hard	In Place	No	Group 1	3.01x	2.97x	0	6	705,800,000	11/15/2019	Yes	40.2%
Loan	2.00	Pier 70(32)(38)	3,956,600	144,251	1,731,012	120	Hard	In Place	No		2.22x	2.19x	0	6	217,300,000	07/12/2018	Yes	52.9%
Loan	3.00	TripAdvisor HQ(38)	3,713,305	95,514	1,146,173	118	Hard	In Place	No		1.86x	1.82x	0	6	152,000,000	05/16/2018	Yes	64.6%
Loan	4.00	Time Square Office Renton(37)	3,608,263			36	Hard	Springing	No	Group 2	1.37x	1.22x	0	6	72,900,000	11/01/2018	Yes	75.0%
Loan	5.00	Christiana Mall(37)(38)	2,304,460	1,029,525	12,354,294	118	Hard	Springing	No		3.19x	3.15x	1 day once every 12 payments	1	1,040,000,000	06/05/2018	Yes	32.5%
Loan	6.00	Aventura Mall(38)	1,963,890	4,734,577	56,814,923	117	Hard; Master Lease Rents (Soft Springing Hard)	Springing	No		2.63x	2.58x	0	1	3,450,000,000	04/16/2018	Yes	40.8%
Loan	7.00	90-100 John Street(36)	1,868,496			120	Soft(Residential); Hard(Commercial)	In Place	No		2.94x	2.89x	0	6	189,000,000	06/22/2018	Yes	22.2%
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	1,686,097			59	Hard	In Place	No		4.01x	4.01x	0	6	122,205,000	Various	Yes	32.7%
Property	8.01	5200 Piper Station Drive													6,650,000	05/14/2018	Yes
Property	8.02	9502 Mount Holly Huntersville Road													5,500,000	05/14/2018	Yes
Property	8.03	8315 Steele Creek Road													5,225,000	05/14/2018	Yes
Property	8.04	4401 Park Road													5,225,000	05/15/2018	Yes
Property	8.05	240 Carowinds Boulevard													5,675,000	05/14/2018	Yes
Property	8.06	9701 Sam Furr Road													4,925,000	05/14/2018	Yes
Property	8.07	8010 South Tryon Street													4,750,000	05/14/2018	Yes
Property	8.08	10806 Providence Road													4,675,000	05/14/2018	Yes
Property	8.09	9608 University City Boulevard													4,555,000	05/15/2018	Yes
Property	8.10	1120 West Sugar Creek Road													4,325,000	05/15/2018	Yes
Property	8.11	2825 Little Rock Road													4,325,000	05/14/2018	Yes
Property	8.12	12710 South Tryon Street													4,250,000	05/14/2018	Yes
Property	8.13	3301 Monroe Road													4,150,000	05/14/2018	Yes
Property	8.14	10023 North Tryon Street													4,075,000	05/15/2018	Yes
Property	8.15	3800 Central Avenue													3,950,000	05/14/2018	Yes
Property	8.16	1901 Pavilion Boulevard													3,850,000	05/15/2018	Yes
Property	8.17	5701 Old Providence Road													3,825,000	05/14/2018	Yes
Property	8.18	7740 Bruton Smith Boulevard													3,700,000	05/15/2018	Yes
Property	8.19	5455 Brookshire Boulevard													3,700,000	05/14/2018	Yes
Property	8.20	11208 East Independence Boulevard													3,575,000	05/14/2018	Yes
Property	8.21	9025 Mallard Creek Road													3,375,000	05/15/2018	Yes
Property	8.22	10700 Reames Road													3,375,000	05/14/2018	Yes
Property	8.23	5115 Old Dowd Road													2,925,000	05/14/2018	Yes
Property	8.24	304 Unionville-Indian Trail Road West													2,400,000	05/14/2018	Yes
Property	8.25	8925 Nations Ford Road													2,400,000	05/14/2018	Yes
Property	8.26	4808 Brookshire Boulevard													2,300,000	05/14/2018	Yes
Property	8.27	1700 Windsor Square Drive													2,325,000	05/14/2018	Yes
Property	8.28	2840 Eastway Drive													2,125,000	05/14/2018	Yes
Property	8.29	105 South Polk Street													2,125,000	05/14/2018	Yes
Property	8.30	6886 Poplar Tent Road													2,000,000	05/15/2018	Yes
Property	8.31	5124 Central Avenue													2,000,000	05/14/2018	Yes
Property	8.32	6401 Old Statesville Road													2,000,000	05/14/2018	Yes
Property	8.33	6233 Albemarle Road													1,950,000	05/14/2018	Yes
Loan	9.00	Outlet Shoppes at El Paso	2,541,868	195,528	2,346,339		Hard	Springing	No		1.64x	1.51x	0	6	127,375,000	07/27/2018	Yes	58.9%
Loan	10.00	The Gateway(38)	1,415,066	919,793	11,037,517	114	Soft	Springing	No		3.00x	2.98x	0	6	868,800,000	02/01/2018	Yes	38.0%
Loan	11.00	SL4 El Paso Industrial	1,619,099			119	Hard	Springing	No		2.56x	2.40x	0	6	59,920,000	08/16/2018	Yes	61.7%
Property	11.01	SL 1													10,700,000	08/16/2018	Yes
Property	11.02	SL 2													10,300,000	08/16/2018	Yes
Property	11.03	SL 3													9,000,000	08/16/2018	Yes
Property	11.04	SL 4													7,300,000	08/16/2018	Yes
Property	11.05	SL 6													6,770,000	08/16/2018	Yes
Property	11.06	SL 10													4,010,000	08/16/2018	Yes
Property	11.07	SL 8													3,930,000	08/16/2018	Yes
Property	11.08	SL 5													3,910,000	08/16/2018	Yes
Property	11.09	SL 7													2,010,000	08/16/2018	Yes
Property	11.10	SL 9													1,990,000	08/16/2018	Yes
Loan	12.00	River Valley MHC Portfolio(37)	2,295,366			34	Springing Soft	Springing	No		1.22x	1.21x	0	6	52,560,000	07/13/2018	Yes	67.5%
Property	12.01	Valley Vista													28,540,000	07/13/2018	Yes
Property	12.02	River Oaks													24,020,000	07/13/2018	Yes
Loan	13.00	601 McCarthy	1,297,056			119	Hard	Springing	No		4.10x	3.86x	0	6	77,000,000	06/08/2018	Yes	39.8%
Loan	14.00	West Coast Albertsons Portfolio(36)	1,190,031	222,276	2,667,310	119	Hard	Springing	No		4.38x	4.17x	5	6	296,300,000	Various	Yes	31.7%
Property	14.01	Schulte Road													213,000,000	07/16/2018	Yes
Property	14.02	99th Avenue													83,300,000	07/11/2018	Yes
Loan	15.00	Summit Office Park	1,839,533				Hard	Springing	No		1.90x	1.57x	0	6	41,250,000	07/30/2018	Yes	70.2%
Loan	16.00	FXI Portfolio	1,827,353	229,272	2,751,266	57	Hard	Springing	No		1.73x	1.58x	0	6	107,703,000	Various	Yes	66.4%
Property	16.01	FXI Portland OR													21,070,000	04/04/2018	Yes
Property	16.02	FXI Auburn IN													18,600,000	03/29/2018	Yes
Property	16.03	FXI Santa Teresa NM													16,800,000	03/28/2018	Yes
Property	16.04	FXI Verona MS													14,800,000	05/22/2018	Yes
Property	16.05	FXI Corry PA													12,100,000	03/29/2018	Yes
Property	16.06	FXI Fort Wayne IN													11,900,000	03/29/2018	Yes
Property	16.07	FXI Cuautitlan MX													12,433,000	04/10/2018	Yes
Loan	17.00	Quality RV Resorts	1,659,220	184,639	2,215,669	57	Springing Soft	Springing	No		1.70x	1.69x	0	6	102,600,000	03/12/2018	Yes	59.7%
Property	17.01	Quality RV Resorts Lakeview													24,900,000	03/12/2018	Yes
Property	17.02	Quality RV Resorts Brazoria													18,000,000	03/12/2018	Yes
Property	17.03	Quality RV Resorts Highway Six													14,500,000	03/12/2018	Yes
Property	17.04	Quality RV Resorts Mont Belvieu													12,400,000	03/12/2018	Yes
Property	17.05	Quality RV Resorts Greenlake													11,500,000	03/12/2018	Yes

A-1-3

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
Property			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV
Flag	ID	Property Name(2)	Service($)(4)(10)(11)	Service($)	Service($)	Period	Lockbox(13)	Management(14)	Other Loans	Borrower	NOI DSCR(4)(10)(11)(15)	NCF DSCR(4)(10)(11)(15)	Period(17)	Date	Value ($)(18)(19)	As-of Date	(Yes/No)	Ratio(12)(15)(18)(19)
Property	17.06	Quality RV Resorts Fallbrook													9,800,000	03/12/2018	Yes
Property	17.07	Quality RV Resorts Southlake													5,800,000	03/12/2018	Yes
Property	17.08	Quality RV Resorts Allstar													5,700,000	03/12/2018	Yes
Loan	18.00	Moffett Towers II - Building 1(36)	1,413,968	673,991	8,087,896	58	Hard	In Place	No	Group 1	2.03x	2.00x	0	6	358,600,000	12/01/2018	Yes	46.8%
Loan	19.00	Chase Bank Tower	1,513,405				Hard	In Place	No		1.63x	1.55x	0	6	31,500,000	08/06/2018	Yes	69.8%
Loan	20.00	Cherry Tower	1,330,654				Hard	Springing	No		1.79x	1.65x	0	6	32,400,000	06/28/2018	Yes	64.9%
Loan	21.00	9039 Sunset	997,261			119	Springing Hard	Springing	No	Group 2	1.89x	1.87x	0	6	31,200,000	06/28/2018	Yes	64.1%
Loan	22.00	Davenport Commons(39)	1,302,047	81,378	976,536	57	Springing Hard	Springing	No		1.38x	1.27x	0	6	51,000,000	05/15/2018	Yes	68.6%
Loan	23.00	Temple Towne Center(36)	1,340,125			12	Hard	In Place	No		1.70x	1.63x	0	6	26,940,000	07/20/2018	Yes	72.4%
Loan	24.00	Parkway Centre North	1,120,387			9	Springing Hard	Springing	No		1.86x	1.72x	0	6	26,000,000	06/04/2018	Yes	69.2%
Loan	25.00	250 Lancaster(38)	908,085			119	Soft(Residential); Hard(Nonresidential)	Springing	No		1.64x	1.60x	0	6	25,740,000	05/30/2018	Yes	66.0%
Loan	26.00	MSR Holdings Portfolio	1,177,454			23	Springing Hard	Springing	No		1.52x	1.37x	0	6	23,350,000	Various	Yes	71.7%
Property	26.01	2050 62nd Avenue North													3,600,000	06/07/2018	Yes
Property	26.02	1200 North Central Avenue													2,900,000	05/30/2018	Yes
Property	26.03	7803 East Colonial Drive													2,800,000	05/30/2018	Yes
Property	26.04	1209 Tech Boulevard													2,800,000	06/07/2018	Yes
Property	26.05	460 Saint Charles Court													2,700,000	06/04/2018	Yes
Property	26.06	5114 US Highway 19													2,400,000	06/07/2018	Yes
Property	26.07	234 North Westmonte Drive													1,900,000	06/04/2018	Yes
Property	26.08	3307 Southwest 26th Avenue													1,750,000	06/07/2018	Yes
Property	26.09	107 Hermits Trail													1,500,000	06/04/2018	Yes
Property	26.10	3107 Edgewater Drive													1,000,000	05/30/2018	Yes
Loan	27.00	Piemonte at Ontario Center	769,876			118	Hard	Springing	No		2.97x	2.84x	0	6	35,800,000	05/17/2018	Yes	46.1%
Loan	28.00	Willow Creek Corporate Center	766,422	285,391	3,424,689	118	Hard	Springing	No		2.01x	1.92x	0	6	136,500,000	07/10/2018	Yes	65.0%
Loan	29.00	Houma Shopping Center	1,066,691			35	Hard	Springing	No		1.70x	1.57x	0	6	24,580,000	07/24/2018	Yes	65.9%
Loan	30.00	LA Arts District Creative Office	704,336			119	Hard	Springing	No		1.88x	1.80x	0	6	23,300,000	11/24/2018	Yes	61.2%
Loan	31.00	250 Front Street	762,562			11	Springing Hard	Springing	No		1.37x	1.29x	0	6	16,250,000	08/01/2018	Yes	70.5%
Loan	32.00	GSK North American HQ	416,708	260,964	3,131,563	56	Hard	Springing	No		2.67x	2.62x	0	6	132,700,000	04/02/2018	Yes	64.2%
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	606,262			59	Hard	Springing	No		1.30x	1.20x	0	6	13,350,000	08/11/2018	Yes	68.8%
Loan	34.00	Broadridge Shopping Center	479,385			21	Hard	Springing	No		1.83x	1.66x	0	6	11,000,000	04/12/2018	Yes	68.0%
Loan	35.00	Oshkosh Center II	462,074			34	Springing Hard	Springing	No		1.66x	1.55x	0	6	10,800,000	07/06/2018	Yes	66.8%
Loan	36.00	Bridge Business Center	420,391			24	Hard	Springing	No		1.97x	1.77x	0	6	9,050,000	05/29/2018	Yes	71.8%
Loan	37.00	College Park Plaza(33)	358,347				Springing Hard	Springing	No		1.50x	1.43x	0	6	7,350,000	09/07/2018	Yes	73.2%

A-1-4

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

													Loan per Net
											Rentable Area	Units	Rentable Area
Property			LTV Ratio at						Year	Year	(SF/Units	of	(SF/Units/
Flag	ID	Property Name(2)	Maturity or ARD(12)(15)(18)(19)	Address	City	County	State	Zip Code	Built	Renovated	Rooms/Pads)(5)(23)	Measure	Rooms/Pads) ($)(5)(15)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	40.2%	1120, 1140 & 1160 Enterprise Way	Sunnyvale	Santa Clara	CA	94089	2009	NAP	676,598	Sq. Ft.	420
Loan	2.00	Pier 70(32)(38)	45.6%	400-600 20th Street	San Francisco	San Francisco	CA	94107	1885-1941	2018	322,814	Sq. Ft.	356
Loan	3.00	TripAdvisor HQ(38)	64.6%	400 First Avenue	Needham	Norfolk	MA	02494	2015	NAP	280,892	Sq. Ft.	349
Loan	4.00	Time Square Office Renton(37)	66.2%	500-800 Southwest 39th Street	Renton	King	WA	98057	1984-1986	2017	323,737	Sq. Ft.	173
Loan	5.00	Christiana Mall(37)(38)	32.5%	132 Christiana Mall	Newark	New Castle	DE	19702	1978	2007	779,084	Sq. Ft.	434
Loan	6.00	Aventura Mall(38)	40.8%	19501 Biscayne Boulevard	Aventura	Miami-Dade	FL	33180	1983	1997, 1998, 2006 - 2008, 2017	1,217,508	Sq. Ft.	1,155
Loan	7.00	90-100 John Street(36)	22.2%	90-100 John Street	New York	New York	NY	10038	1931	1997, 2018	221	Units	190,045
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	32.7%	Various	Various	Various	Various	Various	Various	NAP	105,768	Sq. Ft.	378
Property	8.01	5200 Piper Station Drive		5200 Piper Station Drive	Charlotte	Mecklenburg	NC	28277	1997	NAP	4,111	Sq. Ft.	501
Property	8.02	9502 Mount Holly Huntersville Road		9502 Mount Holly Huntersville Road	Charlotte	Mecklenburg	NC	28216	2001	NAP	3,638	Sq. Ft.	498
Property	8.03	8315 Steele Creek Road		8315 Steele Creek Road	Charlotte	Mecklenburg	NC	28217	2007	NAP	4,084	Sq. Ft.	423
Property	8.04	4401 Park Road		4401 Park Road	Charlotte	Mecklenburg	NC	28209	2000	NAP	3,550	Sq. Ft.	486
Property	8.05	240 Carowinds Boulevard		240 Carowinds Boulevard	Fort Mill	York	SC	29708	1997	NAP	3,312	Sq. Ft.	510
Property	8.06	9701 Sam Furr Road		9701 Sam Furr Road	Huntersville	Mecklenburg	NC	28078	2002	NAP	3,578	Sq. Ft.	456
Property	8.07	8010 South Tryon Street		8010 South Tryon Street	Charlotte	Mecklenburg	NC	28273	1999	NAP	5,412	Sq. Ft.	290
Property	8.08	10806 Providence Road		10806 Providence Road	Charlotte	Mecklenburg	NC	28277	2003	NAP	4,137	Sq. Ft.	373
Property	8.09	9608 University City Boulevard		9608 University City Boulevard	Charlotte	Mecklenburg	NC	28213	1997	NAP	3,487	Sq. Ft.	430
Property	8.10	1120 West Sugar Creek Road		1120 West Sugar Creek Road	Charlotte	Mecklenburg	NC	28213	2014	NAP	5,533	Sq. Ft.	258
Property	8.11	2825 Little Rock Road		2825 Little Rock Road	Charlotte	Mecklenburg	NC	28214	1999	NAP	3,722	Sq. Ft.	384
Property	8.12	12710 South Tryon Street		12710 South Tryon Street	Charlotte	Mecklenburg	NC	28273	2006	NAP	4,263	Sq. Ft.	329
Property	8.13	3301 Monroe Road		3301 Monroe Road	Charlotte	Mecklenburg	NC	28205	1999	NAP	3,300	Sq. Ft.	415
Property	8.14	10023 North Tryon Street		10023 North Tryon Street	Charlotte	Mecklenburg	NC	28212	2005	NAP	4,134	Sq. Ft.	324
Property	8.15	3800 Central Avenue		3800 Central Avenue	Charlotte	Mecklenburg	NC	28205	1999	NAP	3,705	Sq. Ft.	352
Property	8.16	1901 Pavilion Boulevard		1901 Pavilion Boulevard	Charlotte	Mecklenburg	NC	28262	2001	NAP	3,631	Sq. Ft.	350
Property	8.17	5701 Old Providence Road		5701 Old Providence Road	Charlotte	Mecklenburg	NC	28226	1995	NAP	1,545	Sq. Ft.	818
Property	8.18	7740 Bruton Smith Boulevard		7740 Bruton Smith Boulevard	Concord	Cabarrus	NC	28027	2000	NAP	3,685	Sq. Ft.	332
Property	8.19	5455 Brookshire Boulevard		5455 Brookshire Boulevard	Charlotte	Mecklenburg	NC	28216	1999	NAP	1,475	Sq. Ft.	830
Property	8.20	11208 East Independence Boulevard		11208 East Independence Boulevard	Matthews	Mecklenburg	NC	28105	2000	NAP	3,562	Sq. Ft.	331
Property	8.21	9025 Mallard Creek Road		9025 Mallard Creek Road	Charlotte	Mecklenburg	NC	28262	1999	NAP	3,495	Sq. Ft.	319
Property	8.22	10700 Reames Road		10700 Reames Road	Charlotte	Mecklenburg	NC	28269	1997	NAP	3,484	Sq. Ft.	320
Property	8.23	5115 Old Dowd Road		5115 Old Dowd Road	Charlotte	Mecklenburg	NC	28208	1999	NAP	1,478	Sq. Ft.	655
Property	8.24	304 Unionville-Indian Trail Road West		304 Unionville-Indian Trail Road West	Indian Trail	Union	NC	28079	1999	NAP	3,970	Sq. Ft.	199
Property	8.25	8925 Nations Ford Road		8925 Nations Ford Road	Charlotte	Mecklenburg	NC	28217	1989	NAP	2,267	Sq. Ft.	349
Property	8.26	4808 Brookshire Boulevard		4808 Brookshire Boulevard	Charlotte	Mecklenburg	NC	28216	1989	NAP	2,721	Sq. Ft.	279
Property	8.27	1700 Windsor Square Drive		1700 Windsor Square Drive	Matthews	Mecklenburg	NC	28105	1988	NAP	1,245	Sq. Ft.	610
Property	8.28	2840 Eastway Drive		2840 Eastway Drive	Charlotte	Mecklenburg	NC	28205	1989	NAP	2,345	Sq. Ft.	294
Property	8.29	105 South Polk Street		105 South Polk Street	Pineville	Mecklenburg	NC	28134	1980	NAP	2,034	Sq. Ft.	339
Property	8.30	6886 Poplar Tent Road		6886 Poplar Tent Road	Concord	Cabarrus	NC	28027	1999	NAP	3,688	Sq. Ft.	179
Property	8.31	5124 Central Avenue		5124 Central Avenue	Charlotte	Mecklenburg	NC	28205	1997	NAP	2,288	Sq. Ft.	288
Property	8.32	6401 Old Statesville Road		6401 Old Statesville Road	Charlotte	Mecklenburg	NC	28269	1988	NAP	1,824	Sq. Ft.	362
Property	8.33	6233 Albemarle Road		6233 Albemarle Road	Charlotte	Mecklenburg	NC	28212	1996	NAP	1,065	Sq. Ft.	601
Loan	9.00	Outlet Shoppes at El Paso	48.0%	7051 South Desert Boulevard	Canutillo	El Paso	TX	79835	2007	2014	433,849	Sq. Ft.	173
Loan	10.00	The Gateway(38)	38.0%	550 & 560 Battery Street, 440 Davis Court, 100 Washington Street, 155 Jackson Street, 405 Davis Court, 200 Washington Street, 99 Jackson Street, 1-9 Boston Ship Plaza, 10-13 & 25-38 Hinckley Walk, 14-24 Whaleship Plaza, 39-58 Ironship Plaza	San Francisco	San Francisco	CA	94111	1965-1967	2010-2018	1,254	Units	263,158
Loan	11.00	SL4 El Paso Industrial	61.7%	Various	El Paso	El Paso	TX	Various	Various	NAP	1,030,537	Sq. Ft.	36
Property	11.01	SL 1		12120 Rojas Drive	El Paso	El Paso	TX	79936	2001	NAP	97,200	Sq. Ft.	67
Property	11.02	SL 2		12150 Rojas Drive	El Paso	El Paso	TX	79936	1995	NAP	171,051	Sq. Ft.	37
Property	11.03	SL 3		12160 Rojas Drive	El Paso	El Paso	TX	79936	1989	NAP	164,988	Sq. Ft.	34
Property	11.04	SL 4		12170 Rojas Drive	El Paso	El Paso	TX	79936	1990	NAP	134,900	Sq. Ft.	33
Property	11.05	SL 6		300 Revere Street	El Paso	El Paso	TX	79905	1987	NAP	151,835	Sq. Ft.	29
Property	11.06	SL 10		7189 Merchant Avenue	El Paso	El Paso	TX	79915	1969	NAP	82,864	Sq. Ft.	30
Property	11.07	SL 8		7157 Merchant Avenue	El Paso	El Paso	TX	79915	1970	NAP	81,809	Sq. Ft.	30
Property	11.08	SL 5		1305 Henry Brennan	El Paso	El Paso	TX	79936	1985	NAP	65,290	Sq. Ft.	35
Property	11.09	SL 7		7155 Merchant Avenue	El Paso	El Paso	TX	79915	1970	NAP	40,200	Sq. Ft.	31
Property	11.10	SL 9		7177 Merchant Avenue	El Paso	El Paso	TX	79915	1970	NAP	40,400	Sq. Ft.	30
Loan	12.00	River Valley MHC Portfolio(37)	60.5%	Various	Las Vegas	Clark	NV	89122	1992	NAP	609	Pads	59,113
Property	12.01	Valley Vista		3001 Cabana Drive	Las Vegas	Clark	NV	89122	1992	NAP	303	Pads	63,993
Property	12.02	River Oaks		5300 East Desert Inn Road	Las Vegas	Clark	NV	89122	1992	NAP	306	Pads	54,281
Loan	13.00	601 McCarthy	39.8%	601 McCarthy Boulevard	Milpitas	Santa Clara	CA	95035	1998	2017	189,481	Sq. Ft.	162
Loan	14.00	West Coast Albertsons Portfolio(36)	31.7%	Various	Various	Various	Various	Various	Various	Various	2,798,877	Sq. Ft.	34
Property	14.01	Schulte Road		16900 West Schulte Road	Tracy	San Joaquin	CA	95376	1992	2015	1,888,627	Sq. Ft.	36
Property	14.02	99th Avenue		400 South 99th Avenue	Tolleson	Maricopa	AZ	85353	1993, 1994, 2000, 2016, 2018	NAP	910,250	Sq. Ft.	29
Loan	15.00	Summit Office Park	57.5%	4700 Rockside Road & 2-4 Summit Park Drive	Independence	Cuyahoga	OH	44131	1984	NAP	493,461	Sq. Ft.	59
Loan	16.00	FXI Portfolio	61.2%	Various	Various	Various	Various	Various	Various	Various	2,121,643	Sq. Ft.	34
Property	16.01	FXI Portland OR		3900 Northeast 158th Avenue	Portland	Multnomah	OR	97230	1972, 1987, 1990	NAP	186,116	Sq. Ft.	78
Property	16.02	FXI Auburn IN		2211 Wayne Street	Auburn	DeKalb	IN	46706	1974	2002	434,174	Sq. Ft.	29
Property	16.03	FXI Santa Teresa NM		2500 Airport Road	Santa Teresa	Dona Ana	NM	88008	1987	NAP	297,812	Sq. Ft.	38
Property	16.04	FXI Verona MS		154 Lipford Road	Verona	Lee	MS	38879	1972, 1993	NAP	323,300	Sq. Ft.	31
Property	16.05	FXI Corry PA		466 South Shady Avenue	Corry	Erie	PA	16407	1970	1986	277,805	Sq. Ft.	29
Property	16.06	FXI Fort Wayne IN		3005 Commercial Road	Fort Wayne	Allen	IN	46809	1974	NAP	271,380	Sq. Ft.	29
Property	16.07	FXI Cuautitlan MX		Canal No. 4	Cuautitlan Izcalli	NAP	MX	NAP	1997	NAP	331,056	Sq. Ft.	21
Loan	17.00	Quality RV Resorts	54.9%	Various	Various	Various	TX	Various	Various	NAP	1,671	Pads	36,631
Property	17.01	Quality RV Resorts Lakeview		11991 Main Street	Houston	Harris	TX	77035	2005	NAP	282	Pads	52,528
Property	17.02	Quality RV Resorts Brazoria		109 Stephen F. Austin Trail	Brazoria	Brazoria	TX	77422	2016	NAP	266	Pads	43,430
Property	17.03	Quality RV Resorts Highway Six		14350 Schiller Road	Houston	Harris	TX	77082	2016	NAP	218	Pads	38,519
Property	17.04	Quality RV Resorts Mont Belvieu		6103 South FM 565 Road	Baytown	Chambers	TX	77523	2015	NAP	243	Pads	28,407
Property	17.05	Quality RV Resorts Greenlake		10842 Green Lake Street	San Antonio	Bexar	TX	78223	2016	NAP	231	Pads	26,193

A-1-5

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

													Loan per Net
											Rentable Area	Units	Rentable Area
Property			LTV Ratio at						Year	Year	(SF/Units	of	(SF/Units/
Flag	ID	Property Name(2)	Maturity or ARD(12)(15)(18)(19)	Address	City	County	State	Zip Code	Built	Renovated	Rooms/Pads)(5)(23)	Measure	Rooms/Pads) ($)(5)(15)
Property	17.06	Quality RV Resorts Fallbrook		3102 Fallbrook Drive	Houston	Harris	TX	77038	2014	NAP	186	Pads	31,565
Property	17.07	Quality RV Resorts Southlake		13701 Hycohen Road	Houston	Harris	TX	77047	2014	NAP	121	Pads	32,237
Property	17.08	Quality RV Resorts Allstar		10650 Southwest Plaza Court	Houston	Harris	TX	77074	1992	NAP	124	Pads	30,017
Loan	18.00	Moffett Towers II - Building 1(36)	42.8%	1100 Discovery Way	Sunnyvale	Santa Clara	CA	94089	2018	NAP	350,633	Sq. Ft.	479
Loan	19.00	Chase Bank Tower	58.5%	200 South 10th Street	McAllen	Hidalgo	TX	78501	1980	2014	203,480	Sq. Ft.	108
Loan	20.00	Cherry Tower	53.1%	950 South Cherry Street	Denver	Denver	CO	80246	1982	2014-2016	226,195	Sq. Ft.	93
Loan	21.00	9039 Sunset	64.1%	9039 West Sunset Boulevard	West Hollywood	Los Angeles	CA	90069	1996	2013	11,735	Sq. Ft.	1,704
Loan	22.00	Davenport Commons(39)	63.4%	5511-5811 Elmore Avenue	Davenport	Scott	IA	52807	2002, 2017	NAP	403,388	Sq. Ft.	87
Loan	23.00	Temple Towne Center(36)	64.0%	2112 Southwest H K Dodgen Loop	Temple	Bell	TX	76504	2001	NAP	246,616	Sq. Ft.	79
Loan	24.00	Parkway Centre North	57.9%	1656 Stringtown Road	Grove City	Franklin	OH	43123	2006	NAP	142,822	Sq. Ft.	126
Loan	25.00	250 Lancaster(38)	66.0%	250 West Lancaster Avenue	Fort Worth	Tarrant	TX	76102	2016	NAP	127,456	Sq. Ft.	133
Loan	26.00	MSR Holdings Portfolio	69.0%	Various	Various	Various	FL	Various	Various	Various	133,510	Sq. Ft.	125
Property	26.01	2050 62nd Avenue North		2050 62nd Avenue North	Saint Petersburg	Pinellas	FL	33702	1997	NAP	17,579	Sq. Ft.	147
Property	26.02	1200 North Central Avenue		1200 North Central Avenue	Kissimmee	Osceola	FL	34741	1972	NAP	19,924	Sq. Ft.	104
Property	26.03	7803 East Colonial Drive		7803 East Colonial Drive	Orlando	Orange	FL	32807	2007	NAP	10,095	Sq. Ft.	199
Property	26.04	1209 Tech Boulevard		1209 Tech Boulevard	Tampa	Hillsborough	FL	33619	1985	NAP	29,769	Sq. Ft.	67
Property	26.05	460 Saint Charles Court		460 Saint Charles Court	Lake Mary	Seminole	FL	32746	2004	NAP	4,630	Sq. Ft.	418
Property	26.06	5114 US Highway 19		5114 US Highway 19	New Port Richey	Pasco	FL	34652	1965	2007	16,741	Sq. Ft.	103
Property	26.07	234 North Westmonte Drive		234 North Westmonte Drive	Altamonte Springs	Seminole	FL	32714	1986	NAP	15,637	Sq. Ft.	87
Property	26.08	3307 Southwest 26th Avenue		3307 Southwest 26th Avenue	Ocala	Marion	FL	34474	2003	NAP	7,915	Sq. Ft.	159
Property	26.09	107 Hermits Trail		107 Hermits Trail	Altamonte Springs	Seminole	FL	32701	1987	NAP	5,600	Sq. Ft.	192
Property	26.10	3107 Edgewater Drive		3107 Edgewater Drive	Orlando	Orange	FL	32804	1959	NAP	5,620	Sq. Ft.	128
Loan	27.00	Piemonte at Ontario Center	46.1%	4120, 4150 & 4190 East 4th Street	Ontario	San Bernardino	CA	91764	2007	NAP	107,034	Sq. Ft.	154
Loan	28.00	Willow Creek Corporate Center	65.0%	10525, 10545, 10675, 10735, 10785, 10865, and 10915 Willow Road Northeast	Redmond	King	WA	98052	1981, 1998	2006-2018	421,785	Sq. Ft.	210
Loan	29.00	Houma Shopping Center	64.1%	1643 Martin Luther King Jr Boulevard	Houma	Terrebonne	LA	70360	1995	NAP	176,359	Sq. Ft.	92
Loan	30.00	LA Arts District Creative Office	61.2%	1451 East 4th Street	Los Angeles	Los Angeles	CA	90033	1924	2017	43,964	Sq. Ft.	324
Loan	31.00	250 Front Street	60.0%	250 East Front Street	Traverse City	Grand Traverse	MI	49684	1969	2018	62,054	Sq. Ft.	185
Loan	32.00	GSK North American HQ	64.2%	5 Crescent Drive and 4411 South Broad Street	Philadelphia	Philadelphia	PA	19112	2013	NAP	207,779	Sq. Ft.	410
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	63.6%	201 37th Avenue Southeast	Puyallup	Pierce	WA	98374	1993	2018	76,018	Sq. Ft.	121
Loan	34.00	Broadridge Shopping Center	65.0%	6905-6985 South Broadway	Littleton	Arapahoe	CO	80122	1964, 1972, 1978, 1985, 2017	2015-2017	75,831	Sq. Ft.	99
Loan	35.00	Oshkosh Center II	59.1%	1910 South Koeller Street	Oshkosh	Winnebago	WI	54902	1996	NAP	88,014	Sq. Ft.	82
Loan	36.00	Bridge Business Center	62.2%	310 George Patterson Boulevard	Bristol	Bucks	PA	19007	1965	2014	104,975	Sq. Ft.	62
Loan	37.00	College Park Plaza(33)	61.7%	3269 West 86th Street	Indianapolis	Marion	IN	46268	1992	2011	28,113	Sq. Ft.	191

A-1-6

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Most Recent				Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Prepayment Provisions	Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Flag	ID	Property Name(2)	(# of payments)(19)(20)(21)(23)	Statements Date	EGI ($)	Expenses($)	NOI($)(16)	Statements Date	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(12)(15)	Debt Yield(12)(15)	Revenue($)	EGI($)	Expenses($)	NOI ($)(16)(27)	Reserves($)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	L(24), DorYM1(89), O(7)	05/31/2018	32,818,293	7,649,481	25,168,813	12/31/2017	32,579,236	7,625,984	24,953,252	12/31/2016	32,138,354	7,161,119	24,977,236	12.6%	12.4%	46,903,601	44,603,641	8,747,532	35,856,109	135,320
Loan	2.00	Pier 70(32)(38)	L(24), D(92), O(4)													11.0%	10.8%	17,223,372	16,362,203	3,732,653	12,629,550	64,563
Loan	3.00	TripAdvisor HQ(38)	L(11), YM1(105), O(4)	03/31/2018	10,994,152	1,728,355	9,265,796	12/31/2017	10,982,624	1,716,751	9,265,873	12/31/2016	10,982,482	1,705,931	9,276,551	9.2%	9.0%	12,212,844	11,663,266	2,628,207	9,035,059	70,223
Loan	4.00	Time Square Office Renton(37)	L(24), D(89), O(7)	08/31/2018	8,605,047	3,166,451	5,438,597	12/31/2017	7,721,356	2,986,734	4,734,622					9.1%	8.1%	9,073,527	8,141,700	3,186,431	4,955,270	64,747
Loan	5.00	Christiana Mall(37)(38)	L(26), D(87), O(7)	05/31/2018	54,029,729	10,479,303	43,550,426	12/31/2017	54,058,534	10,544,365	43,514,169	12/31/2016	54,140,474	10,182,915	43,957,559	13.8%	13.6%	57,898,488	56,260,022	9,514,932	46,745,090	106,754
Loan	6.00	Aventura Mall(38)	L(27), D(86), O(7)	03/31/2018	149,776,330	31,484,933	118,291,397	12/31/2017	145,286,882	30,046,320	115,240,562	12/31/2016	139,956,585	29,303,182	110,653,403	11.0%	10.8%	155,278,939	185,479,647	30,620,668	154,858,979	243,502
Loan	7.00	90-100 John Street(36)	L(24), D(92), O(4)	05/31/2018	15,147,341	7,067,615	8,079,726	12/31/2017	15,525,653	6,927,205	8,598,449					13.1%	12.9%	15,558,874	12,741,751	7,240,616	5,501,134	96,412
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	L(25), D(30), O(5)													16.9%	16.9%	7,153,501	6,974,663	209,240	6,765,423
Property	8.01	5200 Piper Station Drive
Property	8.02	9502 Mount Holly Huntersville Road
Property	8.03	8315 Steele Creek Road
Property	8.04	4401 Park Road
Property	8.05	240 Carowinds Boulevard
Property	8.06	9701 Sam Furr Road
Property	8.07	8010 South Tryon Street
Property	8.08	10806 Providence Road
Property	8.09	9608 University City Boulevard
Property	8.10	1120 West Sugar Creek Road
Property	8.11	2825 Little Rock Road
Property	8.12	12710 South Tryon Street
Property	8.13	3301 Monroe Road
Property	8.14	10023 North Tryon Street
Property	8.15	3800 Central Avenue
Property	8.16	1901 Pavilion Boulevard
Property	8.17	5701 Old Providence Road
Property	8.18	7740 Bruton Smith Boulevard
Property	8.19	5455 Brookshire Boulevard
Property	8.20	11208 East Independence Boulevard
Property	8.21	9025 Mallard Creek Road
Property	8.22	10700 Reames Road
Property	8.23	5115 Old Dowd Road
Property	8.24	304 Unionville-Indian Trail Road West
Property	8.25	8925 Nations Ford Road
Property	8.26	4808 Brookshire Boulevard
Property	8.27	1700 Windsor Square Drive
Property	8.28	2840 Eastway Drive
Property	8.29	105 South Polk Street
Property	8.30	6886 Poplar Tent Road
Property	8.31	5124 Central Avenue
Property	8.32	6401 Old Statesville Road
Property	8.33	6233 Albemarle Road
Loan	9.00	Outlet Shoppes at El Paso	L(24), D(92), O(4)	06/30/2018	16,087,474	7,002,706	9,084,767	12/31/2017	16,577,672	6,985,972	9,591,700	12/31/2016	16,303,897	6,853,035	9,450,862	10.7%	9.9%	15,713,137	15,018,727	6,992,184	8,026,543	86,770
Loan	10.00	The Gateway(38)	L(11), YM1(19), DorYM1(83), O(7)	07/31/2018	48,749,375	10,964,946	37,784,429	12/31/2017	48,227,609	10,883,334	37,344,275	12/31/2016	48,272,429	10,606,334	37,666,095	11.3%	11.2%	54,352,252	48,749,375	11,332,325	37,417,049	313,500
Loan	11.00	SL4 El Paso Industrial	L(25), D(90), O(5)													11.2%	10.5%	6,227,170	5,760,133	1,616,809	4,143,324	103,054
Property	11.01	SL 1
Property	11.02	SL 2
Property	11.03	SL 3
Property	11.04	SL 4
Property	11.05	SL 6
Property	11.06	SL 10
Property	11.07	SL 8
Property	11.08	SL 5
Property	11.09	SL 7
Property	11.10	SL 9
Loan	12.00	River Valley MHC Portfolio(37)	L(26), D(90), O(4)	07/31/2018	3,757,108	1,265,756	2,491,352	12/31/2017	3,429,775	1,248,108	2,181,667	12/31/2016	3,219,589	1,504,778	1,714,811	7.9%	7.8%	4,854,859	4,134,596	1,325,393	2,809,203	24,360
Property	12.01	Valley Vista		07/31/2018	1,991,484	684,337	1,307,147	12/31/2017	1,753,783	660,467	1,093,316	12/31/2016	1,639,996	791,752	848,244
Property	12.02	River Oaks		07/31/2018	1,765,624	581,419	1,184,205	12/31/2017	1,675,992	587,641	1,088,351	12/31/2016	1,579,593	713,026	866,567
Loan	13.00	601 McCarthy	L(25), D(88), O(7)													17.3%	16.3%	7,003,329	6,653,163	1,341,637	5,311,526	37,896
Loan	14.00	West Coast Albertsons Portfolio(36)	L(25), D(91), O(4)													18.0%	17.1%	18,346,269	17,428,955	543,069	16,885,887	279,888
Property	14.01	Schulte Road
Property	14.02	99th Avenue
Loan	15.00	Summit Office Park	L(25), D(90), O(5)	06/30/2018	6,447,702	4,073,355	2,374,347	12/31/2017	6,513,580	4,013,134	2,500,446	12/31/2016	6,302,225	3,694,637	2,607,588	12.1%	10.0%	9,116,557	7,429,549	3,925,488	3,504,060	108,561
Loan	16.00	FXI Portfolio	L(27), D(89), O(4)													11.1%	10.1%	8,609,367	8,178,899	245,367	7,933,532	318,246
Property	16.01	FXI Portland OR																			1,450,306
Property	16.02	FXI Auburn IN																			1,403,017
Property	16.03	FXI Santa Teresa NM																			1,181,350
Property	16.04	FXI Verona MS																			959,424
Property	16.05	FXI Corry PA																			832,876
Property	16.06	FXI Fort Wayne IN																			973,700
Property	16.07	FXI Cuautitlan MX																			1,132,858
Loan	17.00	Quality RV Resorts	L(27), YM1(86), O(7)	05/31/2018	12,268,780	5,751,918	6,516,863	12/31/2017	12,158,342	5,269,016	6,889,325					10.8%	10.7%	11,660,956	12,308,195	5,711,483	6,596,713	41,775
Property	17.01	Quality RV Resorts Lakeview																			1,596,417
Property	17.02	Quality RV Resorts Brazoria																			1,245,032
Property	17.03	Quality RV Resorts Highway Six																			904,969
Property	17.04	Quality RV Resorts Mont Belvieu																			743,948
Property	17.05	Quality RV Resorts Greenlake																			652,092

A-1-7

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Most Recent				Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Prepayment Provisions	Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Flag	ID	Property Name(2)	(# of payments)(19)(20)(21)(23)	Statements Date	EGI ($)	Expenses($)	NOI($)(16)	Statements Date	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(12)(15)	Debt Yield(12)(15)	Revenue($)	EGI($)	Expenses($)	NOI ($)(16)(27)	Reserves($)
Property	17.06	Quality RV Resorts Fallbrook																			632,733
Property	17.07	Quality RV Resorts Southlake																			420,389
Property	17.08	Quality RV Resorts Allstar																			401,132
Loan	18.00	Moffett Towers II - Building 1(36)	L(24), YM1(2), DorYM1(86), O(4)													11.5%	11.3%	23,684,449	22,533,789	3,284,899	19,248,890	70,127
Loan	19.00	Chase Bank Tower	L(24), D(92), O(4)	06/30/2018	4,476,203	2,306,706	2,169,497	12/31/2017	4,349,222	2,224,983	2,124,239	12/31/2016	3,875,445	2,197,847	1,677,598	11.2%	10.7%	5,058,356	4,691,576	2,224,228	2,467,348	40,696
Loan	20.00	Cherry Tower	L(25), D(90), O(5)	12/31/2017	3,821,376	1,851,039	1,970,337	12/31/2016	3,772,481	1,867,733	1,904,748	12/31/2015	3,879,771	1,943,428	1,936,343	11.4%	10.4%	5,476,953	4,305,784	1,917,546	2,388,238	45,239
Loan	21.00	9039 Sunset	L(25), D(88), O(7)	06/30/2018	2,062,207	106,086	1,956,120	12/31/2017	1,981,366	105,063	1,876,303	12/31/2016	1,853,120	107,108	1,746,012	9.4%	9.3%	2,272,991	2,159,341	276,502	1,882,839	2,347
Loan	22.00	Davenport Commons(39)	L(27), YM1(89), O(4)	04/30/2018	3,866,819	529,044	3,337,776	12/31/2017	3,261,959	548,632	2,713,326	12/31/2016	1,732,078	294,232	1,437,847	9.0%	8.3%	4,037,649	3,849,568	713,750	3,135,818	60,508
Loan	23.00	Temple Towne Center(36)	L(24), D(92), O(4)	03/31/2018	3,223,244	732,519	2,490,725	12/31/2017	3,268,822	716,091	2,552,731	12/31/2016	3,177,141	721,496	2,455,645	11.7%	11.2%	3,160,836	2,998,716	715,505	2,283,212	39,459
Loan	24.00	Parkway Centre North	L(27), YM1(89), O(4)	12/31/2017	3,135,679	901,889	2,233,790	12/31/2016	3,139,955	871,763	2,268,193	12/31/2015	3,147,385	967,471	2,179,914	11.6%	10.7%	3,153,583	2,995,904	912,847	2,083,056	28,564
Loan	25.00	250 Lancaster(38)	L(25), D(90), O(5)	06/30/2018	1,567,826	865,495	702,331									8.7%	8.6%	1,799,086	2,558,018	1,071,053	1,486,965	32,500
Loan	26.00	MSR Holdings Portfolio	L(25), D(30), O(5)	03/31/2018	2,291,876	565,910	1,725,966	12/31/2017	2,017,913	493,871	1,524,041	12/31/2016	1,749,866	435,756	1,314,111	10.7%	9.7%	2,638,545	2,481,621	686,678	1,794,943	24,033
Property	26.01	2050 62nd Avenue North
Property	26.02	1200 North Central Avenue
Property	26.03	7803 East Colonial Drive
Property	26.04	1209 Tech Boulevard
Property	26.05	460 Saint Charles Court
Property	26.06	5114 US Highway 19
Property	26.07	234 North Westmonte Drive
Property	26.08	3307 Southwest 26th Avenue
Property	26.09	107 Hermits Trail
Property	26.10	3107 Edgewater Drive
Loan	27.00	Piemonte at Ontario Center	L(26), YM1(87), O(7)	05/31/2018	3,014,156	657,497	2,356,659	12/31/2017	2,451,281	674,379	1,776,901					13.8%	13.3%	3,215,843	3,022,892	738,252	2,284,640	16,055
Loan	28.00	Willow Creek Corporate Center	L(26), D(90), O(4)	05/31/2018	8,429,039	3,350,105	5,078,934	12/31/2017	9,071,239	3,005,688	6,065,551	12/31/2016	8,311,275	2,548,536	5,762,739	9.5%	9.1%	12,312,426	11,697,503	3,255,160	8,442,342	84,357
Loan	29.00	Houma Shopping Center	L(25), D(28), O(7)	06/30/2018	2,557,907	569,868	1,988,038	12/31/2017	2,658,702	526,984	2,131,718	12/31/2016	2,607,064	531,823	2,075,241	11.2%	10.3%	2,466,338	2,352,685	543,089	1,809,596	26,454
Loan	30.00	LA Arts District Creative Office	L(25), D(90), O(5)													9.3%	8.9%	1,616,378	1,537,059	212,513	1,324,546	3,077
Loan	31.00	250 Front Street	L(25), YM1(91), O(4)	07/31/2018	1,178,163	440,725	737,438	12/31/2017	869,156	355,991	513,165					9.1%	8.6%	1,732,482	1,648,233	606,648	1,041,585	12,411
Loan	32.00	GSK North American HQ	L(28), D(25), O(7)													11.1%	10.9%	9,750,573	9,750,573	292,517	9,458,055	51,945
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	L(25), D(90), O(5)													8.6%	8.0%	1,101,654	1,046,571	260,736	785,835	11,403
Loan	34.00	Broadridge Shopping Center	L(27), D(29), O(4)	12/31/2017	1,085,591	292,590	793,001	12/31/2016	820,433	297,866	522,567	12/31/2015	722,747	304,148	418,599	11.7%	10.6%	1,309,613	1,206,625	327,976	878,648	14,848
Loan	35.00	Oshkosh Center II	L(26), D(89), O(5)	05/31/2018	1,251,672	408,536	843,136	12/31/2017	1,299,752	390,877	908,875	12/31/2016	1,327,032	383,309	943,723	10.6%	9.9%	1,137,344	1,086,286	318,154	768,132	17,603
Loan	36.00	Bridge Business Center	L(24), D(91), O(5)	12/31/2017	1,321,388	655,063	666,325	12/31/2016	1,284,438	654,273	630,165					12.7%	11.5%	1,564,600	1,486,370	659,041	827,329	4,199
Loan	37.00	College Park Plaza(33)	L(43), D(73), O(4)	12/31/2017	687,616	130,509	557,107	12/31/2016	669,476	139,622	529,854	12/31/2015	678,543	126,715	551,827	10.0%	9.5%	711,742	676,155	137,214	538,941	6,185

A-1-8

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property			Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Flag	ID	Property Name(2)	TI/LC($)	NCF ($)(27)	Interest	Expiration(22)	Extension Terms(22)	Largest Tenant(24)	SF	Expiration(9)(25)	2nd Largest Tenant(26)	SF	Expiration(9)(25)	3rd Largest Tenant	SF	Expiration(9)(25)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	411,696	35,309,093	Fee Simple			Amazon	676,598	06/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Loan	2.00	Pier 70(32)(38)	106,673	12,458,314	Leasehold	07/29/2081	None	Uber	131,070	04/30/2028	JUUL	61,385	03/30/2029	Restoration Hardware	55,950	01/31/2059
Loan	3.00	TripAdvisor HQ(38)	140,832	8,824,003	Fee Simple			TripAdvisor	280,892	12/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Loan	4.00	Time Square Office Renton(37)	485,606	4,404,917	Fee Simple			GEICO	57,186	10/31/2020	Integra Telecom	45,492	06/30/2021	Microscan Systems	40,942	05/31/2024
Loan	5.00	Christiana Mall(37)(38)	533,772	46,104,564	Fee Simple / Leasehold	12/31/2028	None	Target	145,312	12/31/2036	Cabela’s	100,000	01/31/2035	Cinemark	50,643	11/30/2029
Loan	6.00	Aventura Mall(38)	3,043,770	151,571,708	Fee Simple			J. C. Penney Co.	193,759	04/30/2023	AMC Theatres	78,738	08/31/2023	Zara	34,454	10/31/2029
Loan	7.00	90-100 John Street(36)		5,404,723	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)		6,765,423	Fee Simple
Property	8.01	5200 Piper Station Drive			Fee Simple			7-Eleven	4,111	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.02	9502 Mount Holly Huntersville Road			Fee Simple			7-Eleven	3,638	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.03	8315 Steele Creek Road			Fee Simple			7-Eleven	4,084	02/19/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.04	4401 Park Road			Fee Simple			7-Eleven	3,550	02/08/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.05	240 Carowinds Boulevard			Fee Simple			7-Eleven	3,312	02/19/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.06	9701 Sam Furr Road			Fee Simple			7-Eleven	3,578	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.07	8010 South Tryon Street			Fee Simple			7-Eleven	5,412	02/19/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.08	10806 Providence Road			Fee Simple			7-Eleven	4,137	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.09	9608 University City Boulevard			Fee Simple			7-Eleven	3,487	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.10	1120 West Sugar Creek Road			Fee Simple			7-Eleven	5,533	10/16/2036	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.11	2825 Little Rock Road			Fee Simple			7-Eleven	3,722	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.12	12710 South Tryon Street			Fee Simple			7-Eleven	4,263	02/19/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.13	3301 Monroe Road			Fee Simple			7-Eleven	3,300	02/08/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.14	10023 North Tryon Street			Fee Simple			7-Eleven	4,134	02/08/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.15	3800 Central Avenue			Fee Simple			7-Eleven	3,705	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.16	1901 Pavilion Boulevard			Fee Simple			7-Eleven	3,631	02/08/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.17	5701 Old Providence Road			Fee Simple			7-Eleven	1,545	02/22/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.18	7740 Bruton Smith Boulevard			Fee Simple			7-Eleven	3,685	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.19	5455 Brookshire Boulevard			Fee Simple			7-Eleven	1,475	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.20	11208 East Independence Boulevard			Fee Simple			7-Eleven	3,562	02/22/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.21	9025 Mallard Creek Road			Fee Simple			7-Eleven	3,495	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.22	10700 Reames Road			Fee Simple			7-Eleven	3,484	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.23	5115 Old Dowd Road			Fee Simple			7-Eleven	1,478	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.24	304 Unionville-Indian Trail Road West			Fee Simple			7-Eleven	3,970	02/22/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.25	8925 Nations Ford Road			Fee Simple			7-Eleven	2,267	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.26	4808 Brookshire Boulevard			Fee Simple			7-Eleven	2,721	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.27	1700 Windsor Square Drive			Fee Simple			7-Eleven	1,245	05/31/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.28	2840 Eastway Drive			Fee Simple			7-Eleven	2,345	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.29	105 South Polk Street			Fee Simple			7-Eleven	2,034	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.30	6886 Poplar Tent Road			Fee Simple			7-Eleven	3,688	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.31	5124 Central Avenue			Fee Simple			7-Eleven	2,288	02/08/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.32	6401 Old Statesville Road			Fee Simple			7-Eleven	1,824	02/05/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.33	6233 Albemarle Road			Fee Simple			7-Eleven	1,065	02/05/2032	NAP	NAP	NAP	NAP	NAP	NAP
Loan	9.00	Outlet Shoppes at El Paso	542,311	7,397,462	Fee Simple			H & M	22,039	01/31/2025	Old Navy	16,872	01/31/2023	Nike Factory Store	15,969	10/31/2022
Loan	10.00	The Gateway(38)		37,103,549	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11.00	SL4 El Paso Industrial	154,581	3,885,690	Fee Simple
Property	11.01	SL 1			Fee Simple			Visteon	54,000	12/31/2022	HGS (USA), LLC	43,200	11/21/2019	NAP	NAP	NAP
Property	11.02	SL 2			Fee Simple			Larsen Manufacturing	79,376	03/11/2023	Avanza Loop Inc	52,000	08/31/2023	ThyssenKrup Industrial	20,123	12/31/2018
Property	11.03	SL 3			Fee Simple			Since Custom Services	68,454	12/31/2022	Olarte Transport Service	45,945	09/30/2020	Longhorn Warehouses	35,377	10/31/2024
Property	11.04	SL 4			Fee Simple			Strattec Security Corp.	114,715	12/12/2023	Ben E. Keith	20,185	08/31/2019	NAP	NAP	NAP
Property	11.05	SL 6			Fee Simple			Vicar Corporation	56,883	08/31/2020	Providence Medical Hospital	31,553	11/30/2018	NAP	NAP	NAP
Property	11.06	SL 10			Fee Simple			PSC Plastics	41,708	04/30/2019	Jichasa	41,156	08/07/2022	NAP	NAP	NAP
Property	11.07	SL 8			Fee Simple			Tianhai	21,809	01/31/2021	Land Air	20,000	03/31/2021	Superior Transport	20,000	05/31/2021
Property	11.08	SL 5			Fee Simple			OLA Logisitcs	65,290	05/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
Property	11.09	SL 7			Fee Simple			Roane Transportation	40,200	08/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
Property	11.10	SL 9			Fee Simple			Jichasa	40,400	08/07/2022	NAP	NAP	NAP	NAP	NAP	NAP
Loan	12.00	River Valley MHC Portfolio(37)		2,784,843	Fee Simple
Property	12.01	Valley Vista			Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.02	River Oaks			Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13.00	601 McCarthy	270,010	5,003,619	Fee Simple			FireEye, Inc.	189,481	05/31/2027	NAP	NAP	NAP	NAP	NAP	NAP
Loan	14.00	West Coast Albertsons Portfolio(36)	527,974	16,078,025	Fee Simple
Property	14.01	Schulte Road			Fee Simple			Safeway	1,888,627	08/17/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	14.02	99th Avenue			Fee Simple			Albertsons	910,250	08/17/2038	NAP	NAP	NAP	NAP	NAP	NAP
Loan	15.00	Summit Office Park	512,153	2,883,346	Fee Simple			Nations Lending Corporation	55,703	06/30/2022	ReliabilityFirst Corporation	31,982	02/28/2027	Fairmount Santrol Inc.	27,377	12/31/2028
Loan	16.00	FXI Portfolio	403,112	7,212,173	Fee Simple
Property	16.01	FXI Portland OR		1,387,026	Fee Simple			FXI	186,116	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.02	FXI Auburn IN		1,255,398	Fee Simple			FXI	434,174	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.03	FXI Santa Teresa NM		1,080,094	Fee Simple			FXI	297,812	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.04	FXI Verona MS		849,502	Fee Simple			FXI	323,300	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.05	FXI Corry PA		738,422	Fee Simple			FXI	277,805	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.06	FXI Fort Wayne IN		881,431	Fee Simple			FXI	271,380	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Property	16.07	FXI Cuautitlan MX		1,020,299	Fee Simple			FXI	331,056	06/30/2038	NAP	NAP	NAP	NAP	NAP	NAP
Loan	17.00	Quality RV Resorts		6,554,938	Fee Simple
Property	17.01	Quality RV Resorts Lakeview		1,586,307	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.02	Quality RV Resorts Brazoria		1,237,147	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.03	Quality RV Resorts Highway Six		899,238	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.04	Quality RV Resorts Mont Belvieu		739,237	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.05	Quality RV Resorts Greenlake		647,963	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-9

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property			Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Flag	ID	Property Name(2)	TI/LC($)	NCF ($)(27)	Interest	Expiration(22)	Extension Terms(22)	Largest Tenant(24)	SF	Expiration(9)(25)	2nd Largest Tenant(26)	SF	Expiration(9)(25)	3rd Largest Tenant	SF	Expiration(9)(25)
Property	17.06	Quality RV Resorts Fallbrook		628,726	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.07	Quality RV Resorts Southlake		417,726	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	17.08	Quality RV Resorts Allstar		398,592	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	18.00	Moffett Towers II - Building 1(36)	147,194	19,031,569	Fee Simple			Amazon	350,633	04/30/2028	NAP	NAP	NAP	NAP	NAP	NAP
Loan	19.00	Chase Bank Tower	80,453	2,346,198	Fee Simple			Chase Bank	36,359	09/30/2021	Telemundo Rio Grande Valley, LLC	23,040	08/31/2026	Unidos Healthcare	10,461	06/30/2022
Loan	20.00	Cherry Tower	152,983	2,190,016	Fee Simple			Fidelity National Title	25,543	12/31/2019	Leventhal, Brown & Puga	15,260	10/31/2023	Teriyaki Madness	10,519	12/31/2023
Loan	21.00	9039 Sunset	11,735	1,868,757	Fee Simple			1Oak	11,735	09/14/2023	NAP	NAP	NAP	NAP	NAP	NAP
Loan	22.00	Davenport Commons(39)	182,689	2,892,621	Fee Simple			Walmart	219,622	10/29/2022	Dick’s Sporting Goods	105,000	01/31/2033	Hobby Lobby	55,000	08/31/2032
Loan	23.00	Temple Towne Center(36)	57,467	2,186,286	Fee Simple			Hobby Lobby	56,125	12/31/2031	Ross Dress for Less	30,187	01/31/2022	Marshalls	28,000	01/31/2022
Loan	24.00	Parkway Centre North	129,667	1,924,825	Fee Simple			Dick’s Sporting Goods	49,447	01/31/2022	Best Buy	30,000	03/31/2022	Michaels	21,835	09/30/2021
Loan	25.00	250 Lancaster(38)		1,454,465	Fee Simple / Leasehold	08/08/2117	None	Novak Hair Studio	9,500	11/16/2022	Sons of Liberty Coffee	3,000	10/16/2022	Dentistry of Downtown Fort Worth	2,600	12/31/2022
Loan	26.00	MSR Holdings Portfolio	152,738	1,618,171	Fee Simple
Property	26.01	2050 62nd Avenue North			Fee Simple			VCA Animal Hospitals Inc	15,979	11/08/2019	B Andrews Skincare LLC	1,600	09/30/2020	NAP	NAP	NAP
Property	26.02	1200 North Central Avenue			Fee Simple			Camen Behavioural Services LLC	5,424	12/14/2018	Finecc, Inc.	1,924	04/30/2021	Leon Sturk LLC	1,390	10/31/2020
Property	26.03	7803 East Colonial Drive			Fee Simple			MV Pawnshop, LLC	2,424	11/30/2020	Ocean Fish Market Inc.	2,035	07/30/2019	Trustco Bank	2,000	11/22/2025
Property	26.04	1209 Tech Boulevard			Fee Simple			New Source Medical LLC	6,142	03/31/2019	Pardue Masonry of Central Florida, Inc.	5,863	08/31/2019	Moon Mountain LLC	5,390	09/30/2019
Property	26.05	460 Saint Charles Court			Fee Simple			Lake Mary Surgery Centre LLC	4,630	05/31/2023	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.06	5114 US Highway 19			Fee Simple			Real Estate Equity Partners/Master	3,725	12/31/2018	Laboratory Corporation of America	3,130	04/30/2020	Talk Time Inc.	2,430	01/31/2020
Property	26.07	234 North Westmonte Drive			Fee Simple			R.A. Rogers Construction Company, LLC	5,428	07/31/2020	DMCC Americas Inc.	5,412	06/30/2023	Brooks Design Studio LLC	1,929	01/31/2023
Property	26.08	3307 Southwest 26th Avenue			Fee Simple			United States of America - VA	7,915	09/30/2020	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.09	107 Hermits Trail			Fee Simple			The Ear Nose & Throat Surgical Associates, P.A	5,600	11/17/2019	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.10	3107 Edgewater Drive			Fee Simple			Blezoo LLC	1,360	01/31/2023	Barton Chiropractic, Inc.	1,290	04/30/2019	B.A. Hattaway & Associates, P.A.	1,190	07/31/2019
Loan	27.00	Piemonte at Ontario Center	79,153	2,189,432	Fee Simple			Big Al’s	45,657	02/29/2032	PetSmart	27,416	01/31/2028	DSW Shoe Warehouse	18,364	01/31/2026
Loan	28.00	Willow Creek Corporate Center	316,339	8,041,647	Fee Simple			Oculus VR	213,846	05/31/2026	GE Grid Solutions	155,387	05/31/2022	EverBank	17,629	09/30/2021
Loan	29.00	Houma Shopping Center	110,730	1,672,413	Fee Simple			Office Depot	30,560	01/31/2024	Marshalls	28,000	10/31/2024	Planet Fitness	25,100	12/31/2028
Loan	30.00	LA Arts District Creative Office	54,311	1,267,157	Fee Simple			FF Creative	15,292	11/30/2021	Arrivo Corporation	14,695	04/30/2022	Baldwin	4,716	02/28/2022
Loan	31.00	250 Front Street	47,378	981,797	Fee Simple			Hagerty	31,725	02/28/2029	Chase Bank	15,276	04/30/2020	McGee Downtown	6,500	12/31/2027
Loan	32.00	GSK North American HQ	119,473	9,286,638	Fee Simple			GSK	207,779	09/30/2028	NAP	NAP	NAP	NAP	NAP	NAP
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	44,090	730,342	Fee Simple			Hobby Lobby	58,464	07/05/2028	Harbor Freight Tools USA, Inc.	17,554	05/31/2033	NAP	NAP	NAP
Loan	34.00	Broadridge Shopping Center	69,868	793,932	Fee Simple			YouFit	18,166	06/30/2025	Mountain High Appliance	14,764	03/31/2027	Total Wine & Liquor	6,120	04/30/2028
Loan	35.00	Oshkosh Center II	33,023	717,506	Fee Simple			Pick ’n Save	65,624	12/31/2021	Christiano’s Pizzeria	4,640	04/30/2022	Ichiban Sushi	4,150	04/30/2020
Loan	36.00	Bridge Business Center	78,731	744,399	Fee Simple			DOW (Wire & Cable)	50,846	02/29/2020	DOW (Rohm & Haas)	24,517	12/31/2020	Virtus Pharma	9,600	12/31/2024
Loan	37.00	College Park Plaza(33)	21,085	511,672	Fee Simple			Burlington Mattress Co, LLC	8,040	06/30/2022	FedEx Office and Print Services, Inc.	4,400	06/30/2028	Payless ShoeSource, Inc.	2,800	11/30/2019

A-1-10

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront	Monthly	Upfront	Monthly	Upfront
Property					Lease			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax
Flag	ID	Property Name(2)	4th Largest Tenant	SF	Expiration(9)	5th Largest Tenant	SF	Expiration(9)(25)	Occupancy(5)(27)	As-of Date	Reserves($)(28)(33)	Reserves ($)(29)(34)	Reserves ($)(28)(33)	Reserves ($)(29)(30)(31)(34)	Reserves ($)(28)(33)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018		11,277	23,914,655		1,772,695
Loan	2.00	Pier 70(32)(38)	Gusto	50,757	10/31/2028	Obscura Digital	23,017	01/31/2025	99.8%	09/01/2018		5,380	2,000,000	Springing	2,267,641
Loan	3.00	TripAdvisor HQ(38)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018		Springing		Springing
Loan	4.00	Time Square Office Renton(37)	Convergent Outsourcing Inc.	30,678	11/30/2026	City of Seattle	19,258	11/30/2023	90.6%	10/01/2018		5,396		40,467	61,601
Loan	5.00	Christiana Mall(37)(38)	Barnes & Noble	36,803	01/31/2020	XXI Forever	27,300	01/31/2020	98.3%	05/31/2018		Springing		Springing
Loan	6.00	Aventura Mall(38)	XXI Forever	32,504	MTM	H & M	28,830	01/31/2027	92.8%	02/14/2018		Springing		Springing
Loan	7.00	90-100 John Street(36)	NAP	NAP	NAP	NAP	NAP	NAP	95.0%	05/30/2018		7,574	2,000,000	15,056	1,198,365
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)							100.0%	10/06/2018		Springing		Springing
Property	8.01	5200 Piper Station Drive	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.02	9502 Mount Holly Huntersville Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.03	8315 Steele Creek Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.04	4401 Park Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.05	240 Carowinds Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.06	9701 Sam Furr Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.07	8010 South Tryon Street	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.08	10806 Providence Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.09	9608 University City Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.10	1120 West Sugar Creek Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.11	2825 Little Rock Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.12	12710 South Tryon Street	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.13	3301 Monroe Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.14	10023 North Tryon Street	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.15	3800 Central Avenue	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.16	1901 Pavilion Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.17	5701 Old Providence Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.18	7740 Bruton Smith Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.19	5455 Brookshire Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.20	11208 East Independence Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.21	9025 Mallard Creek Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.22	10700 Reames Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.23	5115 Old Dowd Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.24	304 Unionville-Indian Trail Road West	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.25	8925 Nations Ford Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.26	4808 Brookshire Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.27	1700 Windsor Square Drive	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.28	2840 Eastway Drive	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.29	105 South Polk Street	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.30	6886 Poplar Tent Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.31	5124 Central Avenue	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.32	6401 Old Statesville Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	8.33	6233 Albemarle Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Loan	9.00	Outlet Shoppes at El Paso	Gap Outlet	14,868	01/31/2023	VF Outlet	14,268	01/31/2020	92.6%	06/30/2018		7,217	155,637	45,109	1,753,312
Loan	10.00	The Gateway(38)	NAP	NAP	NAP	NAP	NAP	NAP	93.9%	06/30/2018		Springing
Loan	11.00	SL4 El Paso Industrial							90.5%	Various		Springing	100,000	Springing	542,383
Property	11.01	SL 1	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/22/2018
Property	11.02	SL 2	NAP	NAP	NAP	NAP	NAP	NAP	88.6%	08/22/2018
Property	11.03	SL 3	NAP	NAP	NAP	NAP	NAP	NAP	90.8%	08/22/2018
Property	11.04	SL 4	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/22/2018
Property	11.05	SL 6	NAP	NAP	NAP	NAP	NAP	NAP	58.2%	08/22/2018
Property	11.06	SL 10	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/22/2018
Property	11.07	SL 8	RES Foods	20,000	01/31/2021	NAP	NAP	NAP	100.0%	08/22/2018
Property	11.08	SL 5	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	11.09	SL 7	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	11.10	SL 9	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Loan	12.00	River Valley MHC Portfolio(37)							88.2%	07/31/2018		2,030			28,215
Property	12.01	Valley Vista	NAP	NAP	NAP	NAP	NAP	NAP	96.7%	07/31/2018
Property	12.02	River Oaks	NAP	NAP	NAP	NAP	NAP	NAP	79.7%	07/31/2018
Loan	13.00	601 McCarthy	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Loan	14.00	West Coast Albertsons Portfolio(36)							100.0%	10/06/2018		Springing		Springing
Property	14.01	Schulte Road	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	14.02	99th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Loan	15.00	Summit Office Park	Cigna Health and Life Ins Co.	25,075	10/31/2023	Cent School of Practical Nurse	12,534	07/31/2022	81.9%	08/27/2018		9,047	800,000	49,346	169,930
Loan	16.00	FXI Portfolio							100.0%	10/01/2018		Springing		Springing
Property	16.01	FXI Portland OR	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.02	FXI Auburn IN	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.03	FXI Santa Teresa NM	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.04	FXI Verona MS	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.05	FXI Corry PA	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.06	FXI Fort Wayne IN	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Property	16.07	FXI Cuautitlan MX	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018
Loan	17.00	Quality RV Resorts							86.3%	02/07/2018		3,481			392,917
Property	17.01	Quality RV Resorts Lakeview	NAP	NAP	NAP	NAP	NAP	NAP	93.3%	02/07/2018
Property	17.02	Quality RV Resorts Brazoria	NAP	NAP	NAP	NAP	NAP	NAP	91.0%	02/07/2018
Property	17.03	Quality RV Resorts Highway Six	NAP	NAP	NAP	NAP	NAP	NAP	85.3%	02/07/2018
Property	17.04	Quality RV Resorts Mont Belvieu	NAP	NAP	NAP	NAP	NAP	NAP	69.1%	02/07/2018
Property	17.05	Quality RV Resorts Greenlake	NAP	NAP	NAP	NAP	NAP	NAP	87.4%	02/07/2018

A-1-11

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront	Monthly	Upfront	Monthly	Upfront
Property					Lease			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax
Flag	ID	Property Name(2)	4th Largest Tenant	SF	Expiration(9)	5th Largest Tenant	SF	Expiration(9)(25)	Occupancy(5)(27)	As-of Date	Reserves($)(28)(33)	Reserves ($)(29)(34)	Reserves ($)(28)(33)	Reserves ($)(29)(30)(31)(34)	Reserves ($)(28)(33)
Property	17.06	Quality RV Resorts Fallbrook	NAP	NAP	NAP	NAP	NAP	NAP	87.6%	02/07/2018
Property	17.07	Quality RV Resorts Southlake	NAP	NAP	NAP	NAP	NAP	NAP	89.3%	02/07/2018
Property	17.08	Quality RV Resorts Allstar	NAP	NAP	NAP	NAP	NAP	NAP	88.7%	02/07/2018
Loan	18.00	Moffett Towers II - Building 1(36)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018			21,651,588		559,294
Loan	19.00	Chase Bank Tower	Merrill Lynch, Pierce, Fenner & Smith, Incorporated	9,460	09/30/2022	Univision Radio Broadcasting	9,333	10/31/2020	95.1%	09/01/2018		4,239	1,000,000	Springing	208,256
Loan	20.00	Cherry Tower	CIVHC	8,496	02/28/2022	World Fuel	7,479	09/30/2022	83.5%	09/30/2018		3,770	1,750,000	Springing	176,321
Loan	21.00	9039 Sunset	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018		176		978	47,928
Loan	22.00	Davenport Commons(39)	Dollar Tree	9,000	01/31/2020	Cato	3,936	01/31/2019	98.8%	05/01/2018		Springing		Springing
Loan	23.00	Temple Towne Center(36)	Bed Bath & Beyond	24,920	01/31/2022	Staples	23,905	09/30/2021	94.0%	08/21/2018	290,625	3,083	1,250,000	Springing	261,554
Loan	24.00	Parkway Centre North	Lane Bryant	6,924	01/31/2023	Buffalo Wings & Rings	4,318	07/31/2022	100.0%	06/28/2018		2,380		10,417	86,014
Loan	25.00	250 Lancaster(38)	NAP	NAP	NAP	NAP	NAP	NAP	94.5%	06/15/2018		2,708			472,349
Loan	26.00	MSR Holdings Portfolio							96.4%	Various		4,919	350,000	Springing	62,898
Property	26.01	2050 62nd Avenue North	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	03/31/2018
Property	26.02	1200 North Central Avenue	Orange County Physicians Group, L.L.C.	1,300	03/31/2021	Ameripath Florida, LLC	735	06/30/2020	80.1%	03/31/2018
Property	26.03	7803 East Colonial Drive	Misa Communications, LLC	1,212	04/30/2020	Progess Flowers Corporation	1,212	11/30/2020	100.0%	03/31/2018
Property	26.04	1209 Tech Boulevard	Medical Services of America Inc	2,907	07/31/2021	Talon Innovations (FL) Corporation	2,622	02/28/2019	100.0%	03/31/2018
Property	26.05	460 Saint Charles Court	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	26.06	5114 US Highway 19	Michael T. Cobbe, DDS II, PA	2,291	06/30/2026	Direct General Insurance	1,800	06/30/2019	94.6%	03/31/2018
Property	26.07	234 North Westmonte Drive	Adams-Robinson Enterprises, Inc	1,644	07/31/2019	MSR Americas Inc	924	11/30/2019	100.0%	03/31/2018
Property	26.08	3307 Southwest 26th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	26.09	107 Hermits Trail	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2018
Property	26.10	3107 Edgewater Drive	Duquesa Beauty LLC	1,100	03/31/2021	Shaheen Wazir (Christensen Financial)	680	03/31/2019	100.0%	03/31/2018
Loan	27.00	Piemonte at Ontario Center	Massage Envy	3,965	01/31/2022	Pacific Dental Services	3,496	04/30/2028	97.8%	05/30/2018		1,784		8,920	137,946
Loan	28.00	Willow Creek Corporate Center	Teknon Corporation	14,052	02/28/2023	BHC Fairfax Hospital Inc.	9,735	05/31/2021	100.0%	08/01/2018		7,030	10,350,743	Springing	275,482
Loan	29.00	Houma Shopping Center	HomeGoods	20,000	10/31/2028	Petco	13,858	01/31/2020	97.1%	06/28/2018		2,204		4,167	121,886
Loan	30.00	LA Arts District Creative Office	Revolve Impact	3,650	12/31/2022	Common Wave	2,545	06/30/2023	98.1%	08/20/2018		550		4,513	76,051
Loan	31.00	250 Front Street	Naveego	1,900	06/14/2019	G.T. Regional Foundation	1,406	10/31/2020	97.8%	08/01/2018		1,034	85,000	5,417	38,441
Loan	32.00	GSK North American HQ	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2018		Springing		Springing
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/10/2018		950	1,052,634	3,674	52,219
Loan	34.00	Broadridge Shopping Center	Creative Needle	5,391	07/31/2020	Alphagraphics	3,688	02/28/2022	87.3%	06/15/2018		1,264	200,000	Springing	29,781
Loan	35.00	Oshkosh Center II	Hallmark	4,000	06/30/2022	GNC	2,300	03/31/2021	100.0%	07/01/2018		1,467	150,000	4,167	43,495
Loan	36.00	Bridge Business Center	Easton Coach	6,000	12/31/2020	Railway Specialties	5,323	12/31/2018	100.0%	09/26/2018		1,312		6,561	9,041
Loan	37.00	College Park Plaza(33)	Bath & Body Works, Inc.	2,500	01/31/2027	Samson Dental Practice Management, LLC	2,419	09/30/2024	100.0%	07/31/2018		515	25,000	1,757	23,288

A-1-12

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly	Upfront		Monthly	Other
Property			Tax	Insurance	Insurance	Engineering	Other	Other	Reserves
Flag	ID	Property Name(2)	Reserves ($)(29)(34)	Reserves ($)(28)(33)	Reserves ($)(29)(34)	Reserve ($)(28)(33)	Reserves ($)(33)	Reserves ($)(29)(34)	Description(40)
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	253,242		Springing		15,021,721	Springing	Rent Concession Reserve (Upfront: $15,021,721); Lease Sweep Funds (Monthly Springing: Excess Cash Flow); Debt Service Reserve (Monthly: Springing)
Loan	2.00	Pier 70(32)(38)	128,884		Springing		20,946,954	Springing	Unfunded Obligations Reserve (Upfront: $14,800,300); Restoration Hardware Reserve (Upfront: $4,093,962); Buildings 102 and 113 Capital Expenditure Reserve (Upfront: $2,000,000); Port Loan Reserve (Upfront: $52,692); Ground Rent Reserve (Monthly: Springing); Major Tenant Reserve (Monthly Springing: Excess Cash Flow); Put Option Reserve (Future one-time deposit: Springing)
Loan	3.00	TripAdvisor HQ(38)	Springing		Springing
Loan	4.00	Time Square Office Renton(37)	61,601		Springing		3,382,003	Springing	Economic Holdback Reserve (Upfront: $1,330,000); Unfunded Obligations Reserve (Upfront: $2,052,003); Lease Sweep Funds (Monthly Springing: Excess Cash Flow); Integra Funds (Monthly Springing: Excess Cash Flow)
Loan	5.00	Christiana Mall(37)(38)	Springing		Springing		1,804,093		TI Reserve
Loan	6.00	Aventura Mall(38)	Springing		Springing		26,168,910		Outstanding Tenant Obligations Reserve (Upfront: $19,392,145); Bridge Rent and Reimbursement Reserve (Upfront: $6,776,765)
Loan	7.00	90-100 John Street(36)	286,690		Springing		2,169,199		Shortfall Reserve (Upfront: $2,000,000: Springing); Rent Concession Reserve Funds (Upfront: $94,199); Contingency Reserve Funds (Upfront: $75,000); Renovation Reserve (Springing)
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	Springing		Springing			Springing	Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Property	8.01	5200 Piper Station Drive
Property	8.02	9502 Mount Holly Huntersville Road
Property	8.03	8315 Steele Creek Road
Property	8.04	4401 Park Road
Property	8.05	240 Carowinds Boulevard
Property	8.06	9701 Sam Furr Road
Property	8.07	8010 South Tryon Street
Property	8.08	10806 Providence Road
Property	8.09	9608 University City Boulevard
Property	8.10	1120 West Sugar Creek Road
Property	8.11	2825 Little Rock Road
Property	8.12	12710 South Tryon Street
Property	8.13	3301 Monroe Road
Property	8.14	10023 North Tryon Street
Property	8.15	3800 Central Avenue
Property	8.16	1901 Pavilion Boulevard
Property	8.17	5701 Old Providence Road
Property	8.18	7740 Bruton Smith Boulevard
Property	8.19	5455 Brookshire Boulevard
Property	8.20	11208 East Independence Boulevard
Property	8.21	9025 Mallard Creek Road
Property	8.22	10700 Reames Road
Property	8.23	5115 Old Dowd Road
Property	8.24	304 Unionville-Indian Trail Road West
Property	8.25	8925 Nations Ford Road
Property	8.26	4808 Brookshire Boulevard
Property	8.27	1700 Windsor Square Drive
Property	8.28	2840 Eastway Drive
Property	8.29	105 South Polk Street
Property	8.30	6886 Poplar Tent Road
Property	8.31	5124 Central Avenue
Property	8.32	6401 Old Statesville Road
Property	8.33	6233 Albemarle Road
Loan	9.00	Outlet Shoppes at El Paso	194,812		Springing
Loan	10.00	The Gateway(38)	Springing		Springing
Loan	11.00	SL4 El Paso Industrial	60,265		Springing
Property	11.01	SL 1
Property	11.02	SL 2
Property	11.03	SL 3
Property	11.04	SL 4
Property	11.05	SL 6
Property	11.06	SL 10
Property	11.07	SL 8
Property	11.08	SL 5
Property	11.09	SL 7
Property	11.10	SL 9
Loan	12.00	River Valley MHC Portfolio(37)	14,108		Springing		500,000		Earnout Reserve
Property	12.01	Valley Vista
Property	12.02	River Oaks
Loan	13.00	601 McCarthy	Springing		Springing			Springing	Lease Sweep Reserve (Monthly: Springing)
Loan	14.00	West Coast Albertsons Portfolio(36)	Springing		Springing			Springing	Rent Reserve (Monthly: Springing); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Property	14.01	Schulte Road
Property	14.02	99th Avenue
Loan	15.00	Summit Office Park	56,643		Springing	150,000	707,859	Springing	Free Rent Reserve (Upfront: $707,859); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	16.00	FXI Portfolio	Springing		Springing	413,203		Springing	Master Lease Reserve (Monthly Springing: Excess Cash Flow)
Property	16.01	FXI Portland OR
Property	16.02	FXI Auburn IN
Property	16.03	FXI Santa Teresa NM
Property	16.04	FXI Verona MS
Property	16.05	FXI Corry PA
Property	16.06	FXI Fort Wayne IN
Property	16.07	FXI Cuautitlan MX
Loan	17.00	Quality RV Resorts	56,131		Springing	550
Property	17.01	Quality RV Resorts Lakeview
Property	17.02	Quality RV Resorts Brazoria
Property	17.03	Quality RV Resorts Highway Six
Property	17.04	Quality RV Resorts Mont Belvieu
Property	17.05	Quality RV Resorts Greenlake

A-1-13

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly	Upfront		Monthly	Other
Property			Tax	Insurance	Insurance	Engineering	Other	Other	Reserves
Flag	ID	Property Name(2)	Reserves ($)(29)(34)	Reserves ($)(28)(33)	Reserves ($)(29)(34)	Reserve ($)(28)(33)	Reserves ($)(33)	Reserves ($)(29)(34)	Description(40)
Property	17.06	Quality RV Resorts Fallbrook
Property	17.07	Quality RV Resorts Southlake
Property	17.08	Quality RV Resorts Allstar
Loan	18.00	Moffett Towers II - Building 1(36)	111,859		Springing		5,064,484	Springing	Free Rent Reserve (Upfront: $5,064,484); Lease Sweep Funds (Monthly: Springing); Debt Service Reserve (Monthly Springing: Excess Cash Flow)
Loan	19.00	Chase Bank Tower	21,361		Springing			Springing	Critical Tenant Reserve (Monthly Springing: Excess Cash Flow)
Loan	20.00	Cherry Tower	44,080		Springing		663,937		Outstanding TI/LC Reserve ($478,018); Free Rent Reserve ($185,919)
Loan	21.00	9039 Sunset	7,988	20,144	2,518			Springing	Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	22.00	Davenport Commons(39)	Springing		Springing			Springing	Rollover Reserve (Monthly Springing: Excess Cash Flow)
Loan	23.00	Temple Towne Center(36)	29,062		Springing	109,375	26,950	Springing	Free Rent Reserve (Upfront: $26,950); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	24.00	Parkway Centre North	43,007	4,463	2,231	22,000	74,997	Springing	Unfunded Obligations Reserve (Upfront: $74,997); Rollover Reserve (Monthly Springing: Excess Cash Flow)
Loan	25.00	250 Lancaster(38)	52,483		Springing			Springing	Ground Rent Reserve (Monthly: Springing)
Loan	26.00	MSR Holdings Portfolio	15,161	19,199	9,599	195,306		Springing	Condo Common Charges; Additional Rollover (Springing: $200,000)
Property	26.01	2050 62nd Avenue North
Property	26.02	1200 North Central Avenue
Property	26.03	7803 East Colonial Drive
Property	26.04	1209 Tech Boulevard
Property	26.05	460 Saint Charles Court
Property	26.06	5114 US Highway 19
Property	26.07	234 North Westmonte Drive
Property	26.08	3307 Southwest 26th Avenue
Property	26.09	107 Hermits Trail
Property	26.10	3107 Edgewater Drive
Loan	27.00	Piemonte at Ontario Center	27,589		Springing			Springing	Rollover Reserve (Monthly Springing: Excess Cash Flow); Shadow Anchor Reserve (Monthly Springing: Excess Cash Flow)
Loan	28.00	Willow Creek Corporate Center	90,154		Springing	812,077	2,994,323	Springing	Free Rent Reserve (Upfront: $2,994,323); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	29.00	Houma Shopping Center	12,189		Springing	27,500	160,000	Springing	Unfunded Obligations Reserve (Upfront: $160,000); Wal-Mart Reserve (Monthly Springing: Excess Cash Flow); Office Depot Reserve (Monthly Springing: Excess Cash Flow)
Loan	30.00	LA Arts District Creative Office	9,506	4,227	1,409		102,375	Springing	Free Rent Reserve (Upfront: $102,375); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	31.00	250 Front Street	12,814		Springing			Springing	Rollover Reserve (Monthly Springing: Excess Cash Flow)
Loan	32.00	GSK North American HQ	Springing		Springing
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	10,081	6,897	1,379			Springing	Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	34.00	Broadridge Shopping Center	14,891		Springing	124,720		Springing	Rollover Reserve (Monthly Springing: Excess Cash Flow)
Loan	35.00	Oshkosh Center II	21,747		Springing		200,000	Springing	Unfunded Obligations Reserve (Upfront: $200,000); Amortization Reserve (Monthly: Springing); Rollover Reserve (Monthly Springing: Excess Cash Flow)
Loan	36.00	Bridge Business Center	4,607	7,561	Springing		23,891	Springing	Common Expense Fund (Upfront: 17,527; Monthly: Springing); Free Rent Reserve (Upfront: 6,364); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	37.00	College Park Plaza(33)	4,826		Springing	2,500		Springing	Lease Sweep Funds (Monthly Springing: Excess Cash Flow)

A-1-14

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Environmental			Franchise
Property			Report	Engineering		Agreement	Loan				Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu
Flag	ID	Property Name(2)	Date	Report Date	PML/SEL (%)	Expiration Date	Purpose	Sponsor(23)	Guarantor(35)	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	08/08/2018	08/06/2018	13.0%	NAP	Refinance	Joseph K. Paul	Paul Guarantor LLC	COMM 2013-CCRE7; COMM 2013-CCRE8	204,000,000	204,000,000	204,000,000
Loan	2.00	Pier 70(32)(38)	08/14/2018	07/31/2018	17.0%	NAP	Refinance	Julian Robert Orton, III	Julian Robert Orton, III		35,000,000	35,000,000	35,000,000
Loan	3.00	TripAdvisor HQ(38)	05/24/2018	05/24/2018	NAP	NAP	Refinance	USRA Institutional Net Lease Fund II, LLC	USRA Net Lease II Capital Corp.		23,150,000	23,150,000	23,150,000
Loan	4.00	Time Square Office Renton(37)	07/17/2018	07/13/2018	19.0%	NAP	Refinance	Alon Abady; Sean Hashem; Fareed Kanani	Alon Abady; Sean Hashem; Fareed Kanani
Loan	5.00	Christiana Mall(37)(38)	06/11/2018	06/11/2018	NAP	NAP	Refinance	GGP Nimbus, LP; PPF Retail, LLC	GGP Nimbus, LP; PPF Retail, LLC	MSMC 2011-C1	284,864,000	284,864,000	284,864,000
Loan	6.00	Aventura Mall(38)	04/27/2018	04/27/2018	NAP	NAP	Refinance	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer	AVMT 2013-AVM	1,359,700,000	1,359,700,000	1,359,700,000
Loan	7.00	90-100 John Street(36)	06/19/2018	06/19/2018	NAP	NAP	Refinance	Joseph Moinian	Joseph Moinian
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	Various	05/24/2018	NAP		Refinance	Sam’s Investments VII, LLC	Sam’s Investments VII, LLC
Property	8.01	5200 Piper Station Drive	05/24/2018	05/24/2018	NAP	NAP
Property	8.02	9502 Mount Holly Huntersville Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.03	8315 Steele Creek Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.04	4401 Park Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.05	240 Carowinds Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.06	9701 Sam Furr Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.07	8010 South Tryon Street	05/24/2018	05/24/2018	NAP	NAP
Property	8.08	10806 Providence Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.09	9608 University City Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.10	1120 West Sugar Creek Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.11	2825 Little Rock Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.12	12710 South Tryon Street	05/24/2018	05/24/2018	NAP	NAP
Property	8.13	3301 Monroe Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.14	10023 North Tryon Street	05/24/2018	05/24/2018	NAP	NAP
Property	8.15	3800 Central Avenue	05/24/2018	05/24/2018	NAP	NAP
Property	8.16	1901 Pavilion Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.17	5701 Old Providence Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.18	7740 Bruton Smith Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.19	5455 Brookshire Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.20	11208 East Independence Boulevard	05/24/2018	05/24/2018	NAP	NAP
Property	8.21	9025 Mallard Creek Road	05/29/2018	05/24/2018	NAP	NAP
Property	8.22	10700 Reames Road	05/25/2018	05/24/2018	NAP	NAP
Property	8.23	5115 Old Dowd Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.24	304 Unionville-Indian Trail Road West	05/24/2018	05/24/2018	NAP	NAP
Property	8.25	8925 Nations Ford Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.26	4808 Brookshire Boulevard	05/29/2018	05/24/2018	NAP	NAP
Property	8.27	1700 Windsor Square Drive	05/24/2018	05/24/2018	NAP	NAP
Property	8.28	2840 Eastway Drive	05/24/2018	05/24/2018	NAP	NAP
Property	8.29	105 South Polk Street	05/24/2018	05/24/2018	NAP	NAP
Property	8.30	6886 Poplar Tent Road	05/24/2018	05/24/2018	NAP	NAP
Property	8.31	5124 Central Avenue	05/24/2018	05/24/2018	NAP	NAP
Property	8.32	6401 Old Statesville Road	05/29/2018	05/24/2018	NAP	NAP
Property	8.33	6233 Albemarle Road	05/24/2018	05/24/2018	NAP	NAP
Loan	9.00	Outlet Shoppes at El Paso	07/26/2018	08/06/2018	NAP	NAP	Refinance	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.		36,000,000	36,000,000	29,373,644
Loan	10.00	The Gateway(38)	02/14/2018	02/14/2018	11.0%	NAP	Refinance	Prime Property Fund II, L.P.; C M Golden Gate, Inc.; Oakhill Gateway Partners, L.P.	NAP	FREMF 2013-K34; FREMF 2013-K34	292,500,000	292,500,000	292,500,000
Loan	11.00	SL4 El Paso Industrial	06/20/2018	Various	NAP		Recapitalization	Stonelake Opportunity Partners IV, L.P.	Stonelake Opportunity Partners IV, L.P.
Property	11.01	SL 1	06/20/2018	06/18/2018	NAP	NAP
Property	11.02	SL 2	06/20/2018	06/18/2018	NAP	NAP
Property	11.03	SL 3	06/20/2018	06/18/2018	NAP	NAP
Property	11.04	SL 4	06/20/2018	06/18/2018	NAP	NAP
Property	11.05	SL 6	06/20/2018	06/20/2018	NAP	NAP
Property	11.06	SL 10	06/20/2018	06/20/2018	NAP	NAP
Property	11.07	SL 8	06/20/2018	06/20/2018	NAP	NAP
Property	11.08	SL 5	06/20/2018	06/18/2018	NAP	NAP
Property	11.09	SL 7	06/20/2018	06/20/2018	NAP	NAP
Property	11.10	SL 9	06/20/2018	06/20/2018	NAP	NAP
Loan	12.00	River Valley MHC Portfolio(37)	Various	07/10/2018	NAP		Refinance	Ross H. Partrich	Ross H. Partrich
Property	12.01	Valley Vista	07/10/2018	07/10/2018	NAP	NAP
Property	12.02	River Oaks	07/09/2018	07/10/2018	NAP	NAP
Loan	13.00	601 McCarthy	06/06/2018	06/27/2018	10.0%	NAP	Acquisition	TechCore, LLC	TechCore, LLC
Loan	14.00	West Coast Albertsons Portfolio(36)	07/11/2018	08/02/2018	Various		Acquisition	Credit RE Operating Company, LLC	Credit RE Operating Company, LLC		65,000,000	65,000,000	65,000,000
Property	14.01	Schulte Road	07/11/2018	08/02/2018	10.0%	NAP
Property	14.02	99th Avenue	07/11/2018	08/02/2018	NAP	NAP
Loan	15.00	Summit Office Park	08/01/2018	07/31/2018	NAP	NAP	Refinance	Raymond Massa	Raymond Massa
Loan	16.00	FXI Portfolio	Various	Various	Various		Acquisition	New Mountain Net Lease Corporation; New Mountain Net Lease Partners Corporation	New Mountain Net Lease Corporation; New Mountain Net Lease Partners Corporation		43,000,000	43,000,000	39,628,298
Property	16.01	FXI Portland OR	03/22/2018	03/23/2018	6.0%	NAP
Property	16.02	FXI Auburn IN	03/22/2018	03/23/2018	NAP	NAP
Property	16.03	FXI Santa Teresa NM	03/21/2018	03/23/2018	NAP	NAP
Property	16.04	FXI Verona MS	05/22/2018	05/22/2018	NAP	NAP
Property	16.05	FXI Corry PA	03/23/2018	03/23/2018	NAP	NAP
Property	16.06	FXI Fort Wayne IN	03/22/2018	03/23/2018	NAP	NAP
Property	16.07	FXI Cuautitlan MX	03/28/2018	03/28/2018	6.0%	NAP
Loan	17.00	Quality RV Resorts	03/13/2018	03/09/2018	NAP		Acquisition	Stonetown 5, LLLP	Stonetown 5, LLLP		35,000,000	35,000,000	32,209,532
Property	17.01	Quality RV Resorts Lakeview	03/13/2018	03/09/2018	NAP	NAP
Property	17.02	Quality RV Resorts Brazoria	03/13/2018	03/09/2018	NAP	NAP
Property	17.03	Quality RV Resorts Highway Six	03/13/2018	03/09/2018	NAP	NAP
Property	17.04	Quality RV Resorts Mont Belvieu	03/13/2018	03/09/2018	NAP	NAP
Property	17.05	Quality RV Resorts Greenlake	03/13/2018	03/09/2018	NAP	NAP

A-1-15

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Environmental			Franchise
Property			Report	Engineering		Agreement	Loan				Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu
Flag	ID	Property Name(2)	Date	Report Date	PML/SEL (%)	Expiration Date	Purpose	Sponsor(23)	Guarantor(35)	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance
Property	17.06	Quality RV Resorts Fallbrook	03/13/2018	03/09/2018	NAP	NAP
Property	17.07	Quality RV Resorts Southlake	03/13/2018	03/09/2018	NAP	NAP
Property	17.08	Quality RV Resorts Allstar	03/13/2018	03/09/2018	NAP	NAP
Loan	18.00	Moffett Towers II - Building 1(36)	06/11/2018	06/12/2018	5.0%	NAP	Recapitalization	Joseph K. Paul	Paul Guarantor LLC		143,000,000	143,000,000	130,536,403
Loan	19.00	Chase Bank Tower	08/14/2018	08/14/2018	NAP	NAP	Refinance	Robert Gandy IV; Robert W. Dillard III	Robert Gandy IV; Robert W. Dillard III	WFCM 2015-LC20
Loan	20.00	Cherry Tower	02/13/2018	02/13/2018	NAP	NAP	Recapitalization	Goodman Real Estate Partnership, L.P.	Goodman Real Estate Partnership, L.P.
Loan	21.00	9039 Sunset	07/06/2018	07/05/2018	9.0%	NAP	Refinance	Alon Abady	Alon Abady
Loan	22.00	Davenport Commons(39)	06/05/2018	06/01/2018	NAP	NAP	Refinance	E. Stanley Kroenke	E. Stanley Kroenke		15,000,000	15,000,000	13,855,771
Loan	23.00	Temple Towne Center(36)	07/27/2018	07/27/2018	NAP	NAP	Acquisition	Michael D. Starcher; James Nix, Jr.	Michael D. Starcher; James Nix, Jr.
Loan	24.00	Parkway Centre North	02/02/2018	06/18/2018	NAP	NAP	Acquisition	Stephen Marcus	Stephen Marcus	JPMBB 2013-C14
Loan	25.00	250 Lancaster(38)	06/06/2018	06/06/2018	NAP	NAP	Acquisition	Beachwold Partners, L.P.; Gideon Z. Friedman	Beachwold Partners, L.P.; Gideon Z. Friedman
Loan	26.00	MSR Holdings Portfolio	Various	05/04/2018	NAP		Refinance	Pradeep Matharoo; Narinder Seehra	Pradeep Matharoo; Narinder Seehra
Property	26.01	2050 62nd Avenue North	05/04/2018	05/04/2018	NAP	NAP
Property	26.02	1200 North Central Avenue	05/04/2018	05/04/2018	NAP	NAP
Property	26.03	7803 East Colonial Drive	05/04/2018	05/04/2018	NAP	NAP
Property	26.04	1209 Tech Boulevard	05/04/2018	05/04/2018	NAP	NAP
Property	26.05	460 Saint Charles Court	05/04/2018	05/04/2018	NAP	NAP
Property	26.06	5114 US Highway 19	05/08/2018	05/04/2018	NAP	NAP
Property	26.07	234 North Westmonte Drive	05/04/2018	05/04/2018	NAP	NAP
Property	26.08	3307 Southwest 26th Avenue	05/04/2018	05/04/2018	NAP	NAP
Property	26.09	107 Hermits Trail	05/07/2018	05/04/2018	NAP	NAP
Property	26.10	3107 Edgewater Drive	05/04/2018	05/04/2018	NAP	NAP
Loan	27.00	Piemonte at Ontario Center	05/24/2018	05/24/2018	9.0%	NAP	Acquisition	Essay Investments, Inc.	BEY, L.P.
Loan	28.00	Willow Creek Corporate Center	07/10/2018	07/10/2018	12.0%	NAP	Acquisition	Farshid Steve Shokouhi; Brett Michael Lipman	Farshid Steve Shokouhi; Brett Michael Lipman		72,500,000	72,500,000	72,500,000
Loan	29.00	Houma Shopping Center	08/21/2018	07/27/2018	NAP	NAP	Acquisition	Retail Portfolio (REIT) JVCo LP	Retail Portfolio (REIT) JVCo LP
Loan	30.00	LA Arts District Creative Office	08/13/2018	04/17/2018	18.0%	NAP	Refinance	Mark Borman; Larry Butler	Mark Borman; Larry Butler
Loan	31.00	250 Front Street	02/09/2018	01/19/2018	NAP	NAP	Refinance	Kelly E. Miller; Gerald A. Snowden	Kelly E. Miller; Gerald A. Snowden
Loan	32.00	GSK North American HQ	03/12/2018	03/14/2018	NAP	NAP	Acquisition	Korean Investment Management Co., Ltd.	NAP		75,150,000	75,150,000	75,150,000
Loan	33.00	Hobby Lobby & Harbor Freight - Washington	11/13/2017	07/12/2018	5.0%	NAP	Refinance	Bryan S. Kang	Bryan S. Kang
Loan	34.00	Broadridge Shopping Center	05/01/2018	06/11/2018	NAP	NAP	Acquisition	Brian Mark; Scott Auker; Wadid Daoud	Brian Mark; Scott Auker; Wadid Daoud
Loan	35.00	Oshkosh Center II	06/08/2018	06/29/2018	NAP	NAP	Acquisition	Midland-Olympus Strategic Income Fund, LLC	John I. Silverman
Loan	36.00	Bridge Business Center	05/30/2018	05/30/2018	NAP	NAP	Refinance	Robert L. Ventresca; Gregory Ventresca; Charles Artillio	Robert L. Ventresca; Gregory Ventresca; Charles Artillio
Loan	37.00	College Park Plaza(33)	09/12/2018	09/11/2018	NAP	NAP	Refinance	Elliot Michael Loboda; Tina Loboda	Elliot Michael Loboda; Tina Loboda

A-1-16

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Existing	Existing Additional	Future Debt
Property			Additional Sub Debt	Sub Debt	Permitted
Flag	ID	Property Name(2)	Amount	Description(36)(38)(39)	Type
Loan	1.00	Moffett Towers - Buildings E,F,G(36)	216,000,000	$150,000,000 Mezzanine A; $66,000,000 Mezzanine B	NAP
Loan	2.00	Pier 70(32)(38)	1,500,000	Port Loan	NAP
Loan	3.00	TripAdvisor HQ(38)	1,450,000	Preferred Equity	NAP
Loan	4.00	Time Square Office Renton(37)		None	Mezzanine
Loan	5.00	Christiana Mall(37)(38)	212,000,000	B Note	Mezzanine
Loan	6.00	Aventura Mall(38)	343,300,000	B Note	NAP
Loan	7.00	90-100 John Street(36)	68,000,000	Mezzanine	NAP
Loan	8.00	Carolinas 7-Eleven Portfolio(33)(38)	60,000,000	$35,000,000 B Note; $25,000,000 Mezzanine	NAP
Property	8.01	5200 Piper Station Drive
Property	8.02	9502 Mount Holly Huntersville Road
Property	8.03	8315 Steele Creek Road
Property	8.04	4401 Park Road
Property	8.05	240 Carowinds Boulevard
Property	8.06	9701 Sam Furr Road
Property	8.07	8010 South Tryon Street
Property	8.08	10806 Providence Road
Property	8.09	9608 University City Boulevard
Property	8.10	1120 West Sugar Creek Road
Property	8.11	2825 Little Rock Road
Property	8.12	12710 South Tryon Street
Property	8.13	3301 Monroe Road
Property	8.14	10023 North Tryon Street
Property	8.15	3800 Central Avenue
Property	8.16	1901 Pavilion Boulevard
Property	8.17	5701 Old Providence Road
Property	8.18	7740 Bruton Smith Boulevard
Property	8.19	5455 Brookshire Boulevard
Property	8.20	11208 East Independence Boulevard
Property	8.21	9025 Mallard Creek Road
Property	8.22	10700 Reames Road
Property	8.23	5115 Old Dowd Road
Property	8.24	304 Unionville-Indian Trail Road West
Property	8.25	8925 Nations Ford Road
Property	8.26	4808 Brookshire Boulevard
Property	8.27	1700 Windsor Square Drive
Property	8.28	2840 Eastway Drive
Property	8.29	105 South Polk Street
Property	8.30	6886 Poplar Tent Road
Property	8.31	5124 Central Avenue
Property	8.32	6401 Old Statesville Road
Property	8.33	6233 Albemarle Road
Loan	9.00	Outlet Shoppes at El Paso		None	NAP
Loan	10.00	The Gateway(38)	220,000,000	$105,000,000 B Note; $115,000,000 C Note	NAP
Loan	11.00	SL4 El Paso Industrial		None	NAP
Property	11.01	SL 1
Property	11.02	SL 2
Property	11.03	SL 3
Property	11.04	SL 4
Property	11.05	SL 6
Property	11.06	SL 10
Property	11.07	SL 8
Property	11.08	SL 5
Property	11.09	SL 7
Property	11.10	SL 9
Loan	12.00	River Valley MHC Portfolio(37)		None	Mezzanine
Property	12.01	Valley Vista
Property	12.02	River Oaks
Loan	13.00	601 McCarthy		None	NAP
Loan	14.00	West Coast Albertsons Portfolio(36)	106,000,000	Mezzanine	NAP
Property	14.01	Schulte Road
Property	14.02	99th Avenue
Loan	15.00	Summit Office Park		None	NAP
Loan	16.00	FXI Portfolio		None	NAP
Property	16.01	FXI Portland OR
Property	16.02	FXI Auburn IN
Property	16.03	FXI Santa Teresa NM
Property	16.04	FXI Verona MS
Property	16.05	FXI Corry PA
Property	16.06	FXI Fort Wayne IN
Property	16.07	FXI Cuautitlan MX
Loan	17.00	Quality RV Resorts		None	NAP
Property	17.01	Quality RV Resorts Lakeview
Property	17.02	Quality RV Resorts Brazoria
Property	17.03	Quality RV Resorts Highway Six
Property	17.04	Quality RV Resorts Mont Belvieu
Property	17.05	Quality RV Resorts Greenlake

A-1-17

DBGS 2018-C1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Existing	Existing Additional	Future Debt
Property			Additional Sub Debt	Sub Debt	Permitted
Flag	ID	Property Name(2)	Amount	Description(36)(38)(39)	Type
Property	17.06	Quality RV Resorts Fallbrook
Property	17.07	Quality RV Resorts Southlake
Property	17.08	Quality RV Resorts Allstar
Loan	18.00	Moffett Towers II - Building 1(36)	112,000,000	Mezzanine	NAP
Loan	19.00	Chase Bank Tower		None	NAP
Loan	20.00	Cherry Tower		None	NAP
Loan	21.00	9039 Sunset		None	NAP
Loan	22.00	Davenport Commons(39)		None	Preferred Equity
Loan	23.00	Temple Towne Center(36)	3,000,000	Mezzanine	NAP
Loan	24.00	Parkway Centre North		None	NAP
Loan	25.00	250 Lancaster(38)	1,400,000	HOME Contract	NAP
Loan	26.00	MSR Holdings Portfolio		None	NAP
Property	26.01	2050 62nd Avenue North
Property	26.02	1200 North Central Avenue
Property	26.03	7803 East Colonial Drive
Property	26.04	1209 Tech Boulevard
Property	26.05	460 Saint Charles Court
Property	26.06	5114 US Highway 19
Property	26.07	234 North Westmonte Drive
Property	26.08	3307 Southwest 26th Avenue
Property	26.09	107 Hermits Trail
Property	26.10	3107 Edgewater Drive
Loan	27.00	Piemonte at Ontario Center		None	NAP
Loan	28.00	Willow Creek Corporate Center		None	NAP
Loan	29.00	Houma Shopping Center		None	NAP
Loan	30.00	LA Arts District Creative Office		None	NAP
Loan	31.00	250 Front Street		None	NAP
Loan	32.00	GSK North American HQ		None	NAP
Loan	33.00	Hobby Lobby & Harbor Freight - Washington		None	NAP
Loan	34.00	Broadridge Shopping Center		None	NAP
Loan	35.00	Oshkosh Center II		None	NAP
Loan	36.00	Bridge Business Center		None	NAP
Loan	37.00	College Park Plaza(33)		None	NAP

A-1-18

DBGS 2018-C1

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; GSMC—Goldman Sachs Mortgage Company or one of its affiliates

(2)	Loan Number	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Non-Trust Pari Passu Cut-off Date Balance	Controlling Note	Governing PSA
	1	GACC	Moffett Towers - Buildings E,F,G	$80,000,000	$204,000,000	Yes	DBGS 2018-C1
	2	GSMC	Pier 70	$80,000,000	$35,000,000	Yes	DBGS 2018-C1
	3	GSMC	TripAdvisor HQ	$75,000,000	$23,150,000	Yes	DBGS 2018-C1
	5	GACC	Christiana Mall	$53,136,000	$284,864,000	No	BBCMS 2018-CHRS
	6	GACC	Aventura Mall	$47,000,000	$1,703,000,000	No	Aventura Mall Trust 2018-AVM
	8	GACC	Carolinas 7-Eleven Portfolio	$40,000,000	$35,000,000	Yes	DBGS 2018-C1
	9	GACC	Outlet Shoppes at El Paso	$39,000,000	$36,000,000	Yes	DBGS 2018-C1
	10	GACC	The Gateway	$37,500,000	$512,500,000	No	COMM 2018-HOME
	14	GACC	West Coast Albertsons Portfolio	$29,000,000	$65,000,000	No	Benchmark 2018-B6
	16	GSMC	FXI Portfolio	$28,560,000	$43,000,000	No	GSMS 2018-GS10
	17	GSMC	Quality RV Resorts	$26,210,000	$35,000,000	No	GSMS 2018-GS10
	18	GACC	Moffett Towers II - Building I	$25,000,000	$143,000,000	No	Benchmark 2018-B6
	22	GSMC	Davenport Commons	$20,000,000	$15,000,000	Yes	DBGS 2018-C1
	28	GACC	Willow Corporate Center	$16,225,000	$72,500,000	No	Benchmark 2018-B6
	32	GSMC	GSK North American HQ	$10,000,000	$75,150,000	No	GSMS 2018-GS10

* Prior to the applicable servicing shift securitization date, the related whole loans will be serviced under the pooling and servicing agreement for this transaction. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under the related servicing shift pooling and servicing agreement.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount for such Mortgaged Property.

(4)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date or anticipated repayment date, as applicable, are shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments).

(5)				Office			Retail			Multifamily			Industrial
	Loan No.	Mortgage Loan	NRA	NRA (sq. ft.)	Occ.	% of GPR	NRA	Occ.	% of GPR	Units	Occ.	% of GPR	NRA	Occ.	% of GPR
			(sq. ft.)				(sq. ft.)						(sq. ft.)
	2	Pier 70	322,814	220,026	99.70%	72.30%							102,788	100.00%	26.80%
	25	250 Lancaster	127,456				15,100	100.00%	22.50%	130	94.60%	72.60%
	31	250 Front Street	62,054	55,554	97.50%	89.80%	6,500	100.00%	10.20%

Loan No. 7 – 90-100 John Street – The Mortgaged Property consists of 221 luxury residential rental apartments on floors eight through 34 and floors seven and below are split between office and retail space containing a total of 120,447 sq. ft. The Residential Component (as defined below) accounts for approximately 68.4% of the underwritten effective gross income (“U/W EGI”) and the Commercial Component (as defined below) accounts for approximately 26.1% of U/W EGI (with the remaining 5.4% attributed to comingled reimbursement and other income on commercial and residential components). Loan No. 10 – The Gateway – The Mortgaged Property consists of 1,254 multifamily rental units within four high-rise towers and 58 two-story townhomes. In addition to the multifamily component, which contributed to 89.1% of the 2017 year end effective gross income, The Gateway property contains 61,989 sq. ft. of ground floor commercial space with an additional 9,981 sq. ft. of management and leasing office space.

Loan No. 21 – 9039 Sunset – The Mortgaged Property is 100.0% leased to 1Oak, a nightclub which also hosts private events. In addition, approximately 61.4% of Underwritten Revenue ($) income is from a double-sided rooftop billboard and two digital wall signs affixed to the building (32.0% from the billboard and 29.4% from the digital wall signs). The roof billboard lease (which expires October 31, 2019) provides for the owner to receive 74% of net advertising revenue as rent, and the digital signage lease (which expires May 21, 2024) provides for the owner to receive 70% of net advertising revenue as rent. In underwriting the Mortgage Loan, such percentages were applied to the trailing twelve months’ net advertising revenue

(6)	Loan No. 10 – The Gateway - Pursuant to a recorded deed restriction, a portion (1.665-acre) of the related Mortgaged Property is required to be a park, which is connected to the main portion of the Mortgaged Property by a sky bridge. The recorded deed restriction provides that the borrower must continue to use such parcel as a landscaped park.

(7)	Loan No. 3 – TripAdvisor HQ – The Whole Loan has an anticipated repayment date of the payment date in August 2028, with an increased interest rate (the “Adjusted Interest Rate”) equal to the greater of (i) 4.88324% (the “Initial Interest Rate”) plus 3.0000%, (ii) 7.7900% and (iii) the 2.5-year swap rate as of the anticipated repayment date plus 4.8900%, until the final maturity date of the payment date in December 2030; however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred (such excess interest, the “Excess Interest”). In addition, from and after the anticipated repayment date, all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating

A-1-19

expenses will be applied (i) first to repay the principal balance of the TripAdvisor HQ Whole Loan until paid in full and (ii) second to the payment of Excess Interest.

Loan No. 14 – West Coast Albertsons Portfolio – The Whole Loan has an ARD feature with an Anticipated Repayment Date of September 6, 2023, with an increased interest rate equal to the sum of (x) the greater of (i) 7.0473404254% per annum and (ii) the then 10-year swap yield plus 419 basis points.

(8)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this preliminary prospectus.

(9)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if borrower violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

(10)	Loan No. 23 – Temple Towne Center – The Temple Towne Center mortgage loan amortizes on a planned amortization schedule provided in this prospectus supplement. As such, the Cut-off Date Balance, Maturity or ARD Balance ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR all reflect this fixed amortization schedule. The amount of Monthly Debt Service ($) shown in Annex A-1 was calculated using the average of principal and interest payments over the first 12 months following the initial interest only period. Underwritten NOI DSCR and Underwritten NCF DSCR were calculated using the average monthly debt service previously stated.

(11)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) except as described below for Loan No. 23, Temple Towne Center, with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments. With respect to Loan No. 23, Temple Towne Center, such amounts are calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan following the mortgage loan’s interest-only period based on the assumed principal payment schedule set forth on Annex G to this prospectus

(12)	Loan No. 4 – Time Square Office Renton – The Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are calculated based on the Cut-off Date Balance ($) net of the earnout reserve funds in the amount of $1,330,000 that the borrower deposited at loan origination. The lender is required to disburse the earnout reserve funds to borrower if, among other conditions (i) the debt yield is greater than or equal to 8.4%, (ii) the loan to value is equal to or lower than 75.0% and (iii) the physical occupancy is at least 90.0%, among others. If the above conditions to release the Economic Holdback Reserve are not satisfied before September 28, 2021, the lender has the option (in its sole and absolute discretion) on any date after the payment date in September 2021 to either continue to hold the funds in the lender may continue to hold the Economic Holdback Reserve as additional collateral or to apply the funds to pay down the outstanding principal balance, in which case the borrower is obligated to pay a yield maintenance premium on the amount prepaid. Unadjusted calculations are 76.8% for Cut-off Date LTV, 9.0% for Underwritten NOI Debt Yield, 8.2% for Underwritten NCF Debt Yield.

Loan No. 12 – River Valley MHC Portfolio – The Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Cut-off Date LTV Ratio are calculated based on the Cut-off Date Balance ($), net of a $500,000 earnout reserve. Provided there is no continuing event of default, funds from the Earnout Reserve will be released to borrower upon the the River Valley MHC Portfolio Mortgaged Property achieving a debt yield of no less than 7.7% and 1.20x DSCR as calculated in accordance with the loan agreement.. If the above conditions to release the Earnout Reserve are not satisfied by August 3, 2021, the lender will hold such funds as additional collateral for the mortgage loan. Unadjusted calculations are 76.8% for Cut-off Date LTV, 9.0% for Underwritten NOI Debt Yield, 8.2% for Underwritten NCF Debt Yield.

Loan No. 12 – River Valley MHC Portfolio – The Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Cut-off Date LTV Ratio are calculated based on the Cut-off Date Balance ($), net of a $500,000 earnout reserve. Provided there is no continuing event of default, funds from the Earnout Reserve will be released to borrower upon the the River Valley MHC Portfolio Mortgaged Property achieving a debt yield of no less than 7.7% and 1.20x DSCR as calculated in accordance with the loan agreement.. If the above conditions to release the Earnout Reserve are not satisfied by August 3, 2021, the lender will hold such funds as additional collateral

A-1-20

for the mortgage loan. Unadjusted calculations are 76.8% for Cut-off Date LTV, 9.0% for Underwritten NOI Debt Yield, 8.2% for Underwritten NCF Debt Yield.

(13)	“Hard” generally means each tenant is required to transfer its rent directly to the lender-controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over-the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox. Loan No. 2 – Pier 70 – The Whole Loan is structured with a hard lockbox. The borrower is required to direct the tenants (other than the tenants leasing space that is subject to the master lease) to pay rent directly to a lender-controlled lockbox account and the borrower is required to cause all cash revenues relating to the Mortgaged Property (including rents received from the master tenant under the master lease) and all other money received by the borrower or the property manager with respect to the Mortgaged Property (other than (i) tenant security deposits required to be held in escrow accounts and (ii) amounts due to the master tenant under the leases relating to space that is subject to the master lease) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. For additional information regarding the master lease, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Loan No. 6 – Aventura Mall – The borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a soft springing hard lockbox for rents from the master lease and a hard lockbox for the remaining tenants at the Mortgaged Property. Following the occurrence and during the continuance of either (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

Loan No. 7 – 90-100 John Street - The related Mortgaged Property has a hard lockbox for commercial tenants and a soft lockbox for the residential tenants.

Loan No. 10 – The Gateway – The related Mortgaged Property has a hard lockbox with respect to two retail tenants who wire directly into the clearing account and has a soft lockbox for all other retail tenants and residential tenants.

Loan No. 25 – 250 Lancaster – The Mortgage Loan is structured with a soft lockbox with respect to residential tenants and a hard lockbox with respect to nonresidential tenants. The borrower is required to direct the nonresidential tenants to pay rent directly to a lender-controlled lockbox account and cause all cash revenues relating to the Mortgaged Property and all other money received by the borrower or the property manager derived from the Mortgaged Property (other than tenant security deposits required to be held in escrow accounts), including but not limited to any revenues received from residential tenants at the Mortgaged Property, to be deposited into such lockbox account or a lender-controlled cash management account (to the extent there is a continuing cash management period) within one business day of receipt

(14)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

Loan No. 3 – TripAdvisor HQ – Prior to the anticipated repayment date, for so long as no trigger period or event of default under the Whole Loan documents is continuing, all amounts in the cash management account in excess of the aggregate amount required to be paid to or reserved with the lender on the next monthly payment date are required to be swept into a borrower-controlled operating account on each business day. On each payment date following the anticipated repayment date or during the continuance of a trigger period (or, at the lender’s discretion, during the continuance of an event of default under the Whole Loan documents), all amounts in the cash management account are required to be applied to the payment of debt service and operating expenses and the funding of required reserves, with any remaining amounts (i) prior to the anticipated repayment date, to be reserved in an excess cash flow reserve account as additional collateral and (ii) from and after the anticipated repayment date, to be applied to repay the principal balance of the Whole Loan until paid in full and then to the payment of Excess Interest.

(15)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) calculations exclude the subordinate secured debt.

●	Loan No. 5 – Christiana Mall

●	Loan No. 6 – Aventura Mall

A-1-21

●	Loan No. 8 – Carolinas 7-Eleven Portfolio

●	Loan No. 10 – The Gateway

(16)	Loan No. 1 – Moffett Towers – Buildings E,F,G – The Underwritten NOI ($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily from agreements with the Sole Tenant, Amazon, to lease the remainder of the space. The new leases make up 63.8% of annual rent and 58.2% of NRA.

Loan No. 6 – Aventura Mall – The Underwritten NOI ($) is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI ($) over historical period is primarily driven by the inclusion of the executed leases on the new expansion parcel which opened in November 2017 and is based on the February 2018 annualized rent roll. Underwritten base rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.5 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019.

Loan No. 7 – 90-100 John Street – Underwritten NOI($) is approximately 31.9% lower than the Most Recent NOI($) in connection with the borrower sponsor’s business plan to demolish and reposition the non-collateral adjacent building during which time the lobby and the cooling/chilling tower used by the 90-100 John Street Property will be impacted.

Loan No. 9 – Outlet Shoppes at El Paso – Underwritten NOI($) is approximately 11.6% lower than the Most Recent NOI($), which is primarily driven by a decline in reimbursement income and reduced income from temporary tenants.

Loan No. 12 – River Valley MHC Portfolio – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily due to an increase in occupancy and rents at the River Valley MHC Portfolio. The sponsor acquired the property in July 2015 and has since invested approximately $238,000 into the River Valley MHC Portfolio for landscaping upgrades, road/sidewalk paving, water lines, clubhouse renovations, electrical upgrades, pool improvements, furniture, fixture and equipment, fence replacement, playground upgrades, signage, website design and management software. Since acquisition, occupancy increased from 75.4% to 88.8% and NOI almost doubled from approximately $1.7 million to approximately $2.5 million.

Loan No. 15 – Summit Office Park – The Underwritten NOI ($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI ($) over historical period is primarily driven by recent leasing to eight tenants in 2018 that account for 10.8% of annual rent and 10.6% of NRA.

Loan No. 19 – Chase Bank Tower – The Underwritten NOI ($) is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI ($) over historical period is primarily driven by increasing occupancy and increases on achieved rental rate for new leases combined with rent steps and positive lease spread on recent renewals at the Mortgaged Property.

Loan No. 20 – Cherry Tower – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily due to approximately 43,000 sq. ft. (approximately 19.0% of NRA) of leasing in 2018.

Loan No. 25 – 250 Lancaster – The Underwritten NOI ($) is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI ($) over historical period is primarily driven by the lease-up trend throughout the TTM period (from July 2017 to June 2018). The Mortgaged Property is a newly-constructed multifamily property that began leasing in January 2017 and reached stabilized occupancy in June 2018.

Loan No. 28 – Willow Creek Corporate Center – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily due to new leasing to the Largest Tenant, Oculus VR, since March 2018 representing 213,846 sq. ft. (50.7% of NRA) and $4,704,612 (56.2% of underwritten base rent).

Loan No. 31 – 250 Front Street – The Underwritten NOI ($) is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI ($) over historical period is primarily driven by the 29,000 sq. ft. expansion of the building which was completed in 2017 (from 33,054 sq. ft. to 62,054 sq. ft.). Two tenants signed leases with respect to the expansion space that commenced on January 1, 2018: (i) Hagerty, representing 22,500 sq. ft., 36.3% of NRA and $421,362 of underwritten base rent and (ii) McGee Downtown, representing 6,500 sq. ft., 10.4% of NRA and $149,500 of underwritten base rent.

Loan No. 34 – Broadridge Shopping Center – The Underwritten NOI ($) is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI ($) over historical period is primarily driven by recent leasing at the Mortgaged Property. There have been six new and renewal leases signed since July 2017. In addition, Mountain High Appliance’s lease commenced in September 2016 and included a six-month rent abatement. As a result, 2017 financials do not include approximately three months of rental income from Mountain High Appliance, the 2nd Largest Tenant at the Mortgaged Property, representing 14,764 sq. ft., 19.4% of NRA and $159,746 of underwritten base rent.

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Loan No. 36 – Bridge Business Center – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily due to approximately 14,923 sq. ft. (approximately 14.2% of NRA) of new leasing in 2018.

(17)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this preliminary prospectus.

Loan No. 5 – Christiana Mall – The loan documents provide the borrower with a one business day grace period for any payments due on a payment date (other than the maturity date) once every 12 month period.

(18)	Loan No.	Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Maturity or ARD Date LTV Ratio (Other Than As-Is)	Appraised Value (Other Than As-Is)	Cut-off Date LTV Ratio (“As-Is”)	Maturity or ARD Date LTV Ratio (As-Is)	Appraised Value (“As-Is”)
	1	Moffett Towers - Buildings E,F,G(1)	7.50%	40.20%	40.20%	$705,800,000	43.90%	43.90%	$646,700,000
	2	Pier 70(2)	7.50%	52.90%	45.60%	$252,300,000	52.90%	45.60%	$217,300,000
	4	Time Square Office Renton(3)	5.30%	75.00%	66.20%	$72,900,000	79.70%	70.30%	$70,300,000
	9	Outlet Shoppes at El Paso(4)	3.70%	58.90%	48.00%	$127,375,000	57.20%	46.60%	$131,175,000
	18	Moffett Towers II - Building 1(5)	2.30%	46.80%	42.80%	$358,600,000	50.10%	45.80%	$335,200,000
	30	LA Arts District Creative Office(6)	1.30%	61.20%	61.20%	$23,300,000	61.70%	61.70%	$23,100,000
	33	Hobby Lobby & Harbor Freight - Washington(7)	0.90%	68.80%	63.60%	$13,350,000	70.10%	64.80%	$13,100,000

(1)     The Appraised Value (Other than As-Is) reflects an “as stabilized” value as of November 15, 2019, which assumes that rent concessions and outstanding tenant improvement and leasing commission obligations have been deposited into a reserve account. At loan origination, the borrower deposited upfront reserves totaling approximately $38,936,376 for contractual tenant improvement and leasing commission obligations and free rent.

(2)     The Pier 70 LTV Ratio at Maturity or ARD is calculated using the “as stabilized” value of $252,300,000, which assumes the stabilized operation of the Mortgaged Property including completion of unfunded obligations as of October 1, 2019, less the net present value of the minimum rent ground lease payments. The LTV Ratio at Maturity or ARD using the “As-Is” Appraised Value is 52.9%.

(3)     Appraised Value (Other than As-Is) reflects the “Prospective Upon Completion of Scheduled TI’s” appraised value, which assumes that the outstanding tenant improvements at a cost of $1,926,630 have been completed as of November 1, 2018. At origination, the borrowers deposited approximately $2,052,003 for outstanding tenant improvements, leasing commissions, planned capital expenditures and rent concessions. The “as-is” appraised value as of July 18, 2018 is $70,300,000, which results in a Cut-Off Date LTV of 79.7% and Maturity or ARD Date LTV of 70.4% without adjusting for an Economic Holdback reserve of $1,330,000. The Cut-Off Date LTV based on the “as-is” appraisal value after adjusting the Economic Holdback reserve is 77.8%.

(4)     The Appraised Value (Other than As-Is) is adjusted to exclude the $3.8 million value for the surplus/excess land that may be released without payment of any consideration for the release, which was not accounted for in the underwriting. Including the value for the surplus/excess land the “As is” appraised value is $131,175,000, resulting in a Cut-off Date LTV of 57.2% and a Maturity or ARD Date LTV of 46.7%. The surplus/excess land may be released without payment of any consideration for the release.

(5)     The Appraised Value (Other than As-Is) is based on the “Prospective Market Value Upon Stabilization” Appraised as of December 1, 2018, which assumes that free rent, tenant improvements and leasing costs have been deposited in a reserve account. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are calculated based on the Mortgaged Property’s Appraised Value ($) of $358,600,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the “as-is” appraised value of $335,200,000, which excludes the stabilization assumption, are 50.1% and 45.8%, respectively.

(6)     The Appraised Value (Other than As-Is) reflects an “as stabilized” appraised value as of November 24 2018, which assumes all free rent periods have expired. At loan origination, the borrower deposited an upfront reserve of $102,375 for free rent.

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(7)     The Appraised Value (Other than As-Is) reflects an “as stabilized” appraised value as of August 11, 2018, which assumes all free rent for Harbor Freight Tools USA, Inc. has expired, and Hobby Lobby’s second half leasing commission payment has been paid. A free rent reserve of $102,375 was reserved for at loan origination. The free rent expired in August 2018.

(19)	Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this preliminary prospectus.

(20)	Loan No. 1 – Moffett Towers – Buildings E,F,G – The lockout period will be at least 24 payment dates beginning with and including November 2018. Defeasance of the full $284.0 million Moffett Towers – Buildings E,F,G Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Moffett Towers - Buildings E,F,G Whole Loan to be securitized and (ii) September 7, 2021 (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by September 7, 2021, the borrower is permitted to prepay the Moffett Towers - Buildings E,F,G Whole Loan with a yield maintenance premium, except that the borrower is required to defease any portion of the Moffett Towers - Buildings E,F,G Whole Loan that is more than two years from its securitization date. The assumed lockout period of 24 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

Loan No. 2 – Pier 70 – The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the Pier 70 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 26, 2021. The assumed lockout period of 24 months is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

Loan No. 5 – Christiana Mall – The Whole Loan can be defeased at any time after the date that is the earlier of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 12, 2021. The lockout period for defeasance will be at least 26 payment dates beginning with and including the first payment date of September 1, 2018. The assumed lockout period of 26 months is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

Loan No. 6 – Aventura Mall – The lockout period will be at least 27 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Aventura Mall REMIC Prohibition Period”). The borrower is also permitted to prepay the Aventura Mall Whole Loan with a yield maintenance premium if the Aventura Mall REMIC Prohibition Period has not occurred by August 1, 2021. The assumed lockout period of 27 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

Loan No. 9 – Outlet Shoppes at El Paso – The lockout period will be at least 24 payment dates beginning with and including November 2018. Defeasance of the full $75.0 million Outlet Shoppes at El Paso Whole Loan is permitted at any time after the earlier to occur of (i) September 10, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 months is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

Loan No. 10 – The Gateway – The lockout period will be at least 11 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the full $550.0 million The Gateway Whole Loan is permitted after the date that is the earlier to occur of (i) March 16, 2021 or (ii) two years from the closing date of the final securitization that holds any note that evidences all or any portion of The Gateway Whole Loan (the assumed defeasance lockout period of 27 payments is based on the closing date of this transaction in October 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2019 (the “Yield Maintenance Lockout Date”) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount.

Loan No. 18 – Moffett Towers II – Building 1– The lockout period will be at least 24 payment dates beginning with and including November 2018. Defeasance of the full $168.0 million Moffett Towers II – Building 1 Whole Loan is permitted at any time after the earlier to occur of (i) July 13, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 months is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

(21)	Partial release in connection with a partial prepayment or partial defeasance or substitution is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this preliminary prospectus for the terms of the releases.

●	Loan No. 1 – Moffett Towers – Buildings E,F,G

●	Loan No. 5 – Christiana Mall

●	Loan No. 6 – Aventura Mall

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●	Loan No. 9 – Outlet Shoppes at El Paso

●	Loan No. 11 – SL4 El Paso Industrial

●	Loan No. 12 – River Valley MHC Portfolio

●	Loan No. 16 – FXI Portfolio

●	Loan No. 17 – Quality RV Resorts

●	Loan No. 22 – Davenport Commons

●	Loan No. 24 – Parkway Centre North

●	Loan No. 34 – Broadridge Shopping Center

●	Loan No. 35 – Oshkosh Center II

(22)	Loan No. 2 – Pier 70 – The Mortgaged Property is subject to a ground lease that commenced on July 29, 2015, expires on July 29, 2081, and has no extension options. The borrower is required to pay the following amounts under the ground lease, among other things: (i) an amount equal to 50% of any remaining revenues and payments received by the borrower from the Mortgaged Property (provided that while the master lease is in place, rents from the master tenant are disregarded and the revenues and payments received by the master tenant less operating expenses are included instead) after subtracting out operating expenses, debt service payments due under the Whole Loan and the Port Loan and any parking tax payable to the City of San Francisco (the “Participation Rent”) and (ii) an amount equal to $16,667, adjusted based on the consumer price index every five years (the “Minimum Rent”). Minimum Rent will not be due under the ground lease for any month in which Participation Rent due for such month is greater than the amount of Minimum Rent that would be due for such month. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

Loan No. 6 – Aventura Mall – The borrower has entered into a master lease with the carveout guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 sq. ft. at the mortgaged property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following (i) an event of default, (ii) bankruptcy of the Aventura Mall Borrower, (iii) bankruptcy of the property manager, or (iv) a period commencing on the occurrence of a Lockbox Event until cured in accordance with the loan documents. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the mortgaged property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earlier to occur of (i) the date that the annual rent under the master lease is reduced to $0 or (ii) the date that the annualized lease payments under all leases (not including percentage rent) at the mortgaged property exceeds $181,850,000.

Loan No. 21 – 9039 Sunset – A master lease is in place between the borrower and an affiliated master tenant, which will commence upon the first to occur of (1) the date that 1Oak is suspended from operating its business at the property by the city (a “1Oak Suspension Event”) and (2) six months after the first to occur of: (A) the date the 1Oak Lease expires or is otherwise surrendered, cancelled or terminated with respect to more than 50% of the 1Oak Premises and (B) the date that 1Oak discontinues its business with respect to more than 50% of the 1Oak Premises (each, a “1Oak Termination Event”). The terms of the master lease are as follows: (i) structured to extend two years beyond the loan term (October 2030), (2) annual rents payable under the master lease will equal the annual rents the lender is underwriting for the 1Oak and the rooftop billboard leases and will be payable as follows: (a) rent in the amount of the rent the lender is underwriting for the 1Oak lease will be payable upon the occurrence of a 1Oak Termination Event and (b) rent in the amount of the rent lender is underwriting for the rooftop billboard lease will be payable upon the first to occur of: (x) a 1Oak Suspension Event, (y) the date the rooftop billboard lease is surrendered, cancelled or terminated prior to its then current expiration date and (z) the date that borrower or manager receives notice from the tenant under the rooftop billboard lease of its intent to surrender, cancel or terminate the rooftop billboard lease prior to its then current expiration date, provided that the occurrence of the events described in clauses (y) and (z) will result from a 1Oak Termination Event or a 1Oak Suspension Event, and (3) a lease guaranty was executed by the sponsor which is attached as an exhibit to the master lease.

Loan No. 25 – 250 Lancaster – A portion of the Mortgaged Property is subject to a ground lease that commenced on August 9, 2018, expires on August 8, 2117, and has no extension options. The borrower is required to pay annual ground rent payments of $83,028. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

(23)	Loan No. 30 – LA Arts District Creative Office –The Borman Group, which is an affiliate of the borrower sponsor and the property manager occupies 2,240 sq. ft. (5.1% of NRA) at the LA Arts District Creative Office.

Loan No. 31 – 250 Front Street – The sixth largest tenant, WSJ Investments, representing 19,979 sq. ft. (1.6% of NRA) has a 50% interest in the borrower.

(24)	Loan No. 1 – Moffett Towers – Buildngs E,F,G – The Largest Tenant, Amazon, leases 452,106 sq. ft. within Building F and G, with an expiration date of June 30, 2030, and 224,492 sq. ft. within Building E with an expiration date of February 28, 2024.

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Loan No. 2 – Pier 70 – The Largest Tenant, Uber, leases 79,771 sq. ft. with an expiration date in May 2028 and 51,299 sq. ft. with an expiration date in January 2020.

Loan No. 15 – Summit Office Park– The Largest Tenant, Nations Lending Corporation, leases 26,788 sq. ft. with a lease expiration date of June 30, 2020 and 28,915 sq. ft. with a lease expiration date of January 31, 2019.

Loan No. 36 – Bridge Business Center– The Second Largest Tenant, DOW (Rohm & Haas), leases 24,097 sq. ft. with a lease expiration date of December 31, 2020 and 420 sq. ft. with a lease expiration date of January 31, 2021.

(25)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 1 – Moffett Towers - Buildings E,F,G – If the borrower fails to deliver Building F to the Largest Tenant, Amazon, in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

Loan No. 4 – Time Square Office Renton– The 4th Largest Tenant, Convergent Outsourcing Inc., can terminate their lease effective the last date of the 54th month of the extended term (June 2023) provided notice is provided at least nine months prior to the termination date, and paying a termination fee of $197,000 ($6.42 PSF).

Loan No. 5—Christiana Mall—the 2nd Largest Tenant, Cabela’s, has the right to raze its leased premises, so long as Cabela’s restores the building pad to its condition at the time the leased premises were delivered to Cabela’s, caps utilities at their in-place levels and otherwise leaves its leased premises in a good, clean and attractive condition. Upon substantial completion of such razing, Cabela’s lease will terminate (however, this provision does not apply in connection with any remodeling or rebuilding by Cabela’s).

Loan No. 9—Outlet Shoppes at El Paso—the Largest Tenant, H&M, has the right to terminate its lease at any time during the period starting January 2, 2021 and ending December 31, 2025 with 9 months’ notice. In addition, H&M has the right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2018 do not equal or exceed $400 per square foot. H&M’s sales in the trailing twelve months ended July 31, 2018 were $202 per square foot.

Loan No. 11 – SL4 El Paso Industrial – The 3rd Largest Tenant at the Mortgaged Property SL3, Longhorn Warehouses, has a termination option if the tenant desires to expand the size of the leased premises by at least 75,000 sq. ft., and landlord cannot provide such additional space within the building with 180 days’ prior written notice, provided that the landlord can accommodate the tenant within another of the landlord’s buildings or a new build-to-suit facility and, in both instances, a new lease with a term of 10 years for the new location will be entered into and executed by the parties.

Loan No. 15 – Summit Office Park– The 2nd Largest Tenant, ReliabilityFirst Corporation, has the right to terminate the Lease upon providing a written notice to the landlord no later than 12 months prior to the Termination Date (on or before February 28, 2022). The 4th Largest Tenant, Cigna Health and Life Ins Co., has the one-time right to reduce the area of the premises by up to a total of 11,000 sq. ft., upon providing 10 months’ prior written notice.

Loan No. 19 – Chase Bank Tower – The 4th Largest Tenant, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, which leases approximately 4.6% of NRA, has the right to terminate its lease in September 2020 with at least six months’ notice and payment of a termination fee.

Loan No. 21 – 9039 Sunset – With respect to the rooftop billboard lease and digital wall signage lease (together comprising 61.4% of underwritten income), each such lease can be terminated upon 120 days’ prior written notice in the event the marketability or visibility of the billboard or signage, as applicable, is materially and adversely affected.

(26)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

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Loan No. 2 – Pier 70 – The 2nd Largest Tenant, JUUL, subleases 46,002 sq. ft. from Tea Collection. The sublease expires in September 2022. JUUL has executed a direct lease with respect to such space, which will commence in October 2022, following the expiration of the Tea Collection lease.

Loan No. 4 – Time Square Renton – The 2nd Largest Tenant, Integra Telecom, subleases its space to Providence St. Joseph Health, of Washington for a term co-terminous with the direct lease. Rent under the sublease is $18.75 per square foot, compared to rent under the prime lease of $20.25 per square foot. The Mortgage Loan was underwritten based on the sublease rent.

(27)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 24% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this preliminary prospectus.

The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 1 – Moffett Towers – Buildings E,F,G – The Largest Tenant, Amazon, executed leases for Building E, Building F and Building G which commenced in 2013, 2015 and 2019, respectively. With respect to Building F, such building is occupied by HP, which has executed a lease termination agreement, until March 31, 2019, and with respect to Building G, HP occupies a 7,874 square foot laboratory until March 31, 2023. Amazon has free rent on Building F through October 2019 and through April 2019 for suite G100 (25,778 sq.ft.) and free rent on Building G through September 2023). At origination, the borrower deposited $15,021,721 into a reserve for all outstanding rent concessions due under the Amazon lease. The borrower has the right to draw down funds in the rent concession reserve from October 2018 to September 2023. Amazon is in occupancy of Building E and has commenced its buildout of Building G.

Loan No. 2 – Pier 70 – The 2nd Largest Tenant, JUUL, which leases approximately 19.0% of NRA (including the below expansion space), has executed a lease for a 14,323 sq. ft. (approximately 4.4% of NRA) expansion space, with respect to which JUUL is not anticipated to take occupancy and begin paying rent until April 2019. The 3rd Largest Tenant, Restoration Hardware, which leases approximately 17.3% of NRA, has executed a lease and is paying rent, but is not anticipated to take occupancy of its 55,950 sq. ft. space until January 2020. Restoration Hardware’s space is under construction and anticipated to be completed in December 2019. The 4th Largest Tenant, Gusto, which leases approximately 15.7% of NRA, has executed a lease for 1,089 sq. ft. (approximately 0.3% of NRA), with respect to which Gusto has executed a lease and is paying rent, but is not anticipated to take occupancy until June 2019.

Loan No. 28 – Willow Creek Corporate Center – The Largest Tenant, Oculus VR, is in possession of 14 of the 15 suites under its leases at the Mortgaged Property and is expected to take possession of the final suite by January 15, 2019. The tenant is expected to complete the build out and be in occupancy and open for business in the majority of its space by the end of 2018 and be open for business in all of its remaining space in the first quarter of 2019. At loan closing, approximately $2,994,323 was deposited into the free rent reserve account to cover the free rent period for the tenant through September 2019.

(28)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(29)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(30)	Loan No. 2 – Pier 70 – If the TI/LC reserve falls below the TI/LC reserve cap of $2,000,000, the borrower is required to deposit $40,352 on each monthly payment date until the TI/LC reserve cap is met.

Loan No. 2 – Pier 70 – The borrower will be required to fund (i) with respect to the Participation Rent, on each payment date beginning on the date at which the developer recoups their equity and achieves an initial return on investment (the “Developer Equity Repayment Date”) and (ii) with respect to the Minimum Rent, on each payment date beginning on the 10th anniversary of the Developer Equity Repayment Date, the ground rent reserve in a monthly amount equal to 1/12 of the applicable amount of ground rent that the lender reasonably estimates will be payable during the next ensuing 12 months. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

Loan No. 2 – Pier 70 – Prior to the date that is the earlier to occur of (i) June 1, 2024 or (ii) 90 days prior to the fifth anniversary of the date on which the last Historic Building is placed in service for purposes of Section 47(b) of the Internal Revenue Code, either (i) the borrower will be required to either escrow, or provide a letter of credit equal to, an amount equal to $1,018,323 (or such larger amount as the lender determines in good faith is the estimated price of the Put Option) or (ii) all amounts in the cash management account in excess of debt service, operating expenses and required reserves (other than the major tenant and excess cash flow reserves) will be reserved in the Put Option reserve (subject to a cap of $1,018,323 or such larger amount as the lender determines in good faith is the estimated price of the Put Option). For additional information regarding the Put Option, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

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Loan No. 2 – Pier 70 – Prior to the date that is the earlier to occur of (i) June 1, 2024 or (ii) 90 days prior to the fifth anniversary of the date on which the last Historic Building is placed in service for purposes of Section 47(b) of the Internal Revenue Code, either (i) the borrower will be required to either escrow, or provide a letter of credit equal to, an amount equal to $1,018,323 (or such larger amount as the lender determines in good faith is the estimated price of the Put Option) or (ii) all amounts in the cash management account in excess of debt service, operating expenses and required reserves (other than the major tenant and excess cash flow reserves) will be reserved in the Put Option reserve (subject to a cap of $1,018,323 or such larger amount as the lender determines in good faith is the estimated price of the Put Option). For additional information regarding the Put Option, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Loan No. 19 – Chase Bank Tower – If the TI/LC reserve falls below the TI/LC reserve cap, the borrower is required to deposit $16,957 on each monthly payment date until the TI/LC reserve cap is met. TI/LC reserve cap is defined as (i) prior to the occurrence of (a) both Chase Bank renewing and/or extending its lease for a term of at least five years and Chase Bank issuing a signed estoppel (each, a “Critical Tenant Renewal Event”) and (b) satisfaction of each of the following: NOI equals or exceeds $2,300,000 and the debt yield equals or exceeds 10.44% (the “Cash Flow Threshold Conditions”) as of January 2022, $1,000,000 and (ii) from and after the occurrence of both a Critical Tenant Renewal Event and satisfaction of the Cash Flow Threshold Conditions as of January 2022, $750,000.

Loan No. 23 – Temple Towne Center – If the TI/LC reserve falls below $500,000, the borrower is required to deposit $10,276 on each monthly payment date until the TI/LC reserve cap of $500,000 is met.

Loan No. 26 – MSR Holdings Portfolio– If the TI/LC reserve falls below $550,000, the borrower is required to deposit $4,919 on each monthly payment date until the TI/LC reserve cap of $550,000 is met.

Loan No. 34 – Broadridge Shopping Center – If the TI/LC reserve falls below $100,000, the borrower is required to deposit $6,319 on each monthly payment date until the TI/LC reserve cap of $225,000 is met.

(31)	Loan No. 29 – Houma Shopping Center – If the annual NOI equals or exceeds $1,500,000, the borrower is required to deposit $4,167 into the TI/LC reserve on each monthly payment date, and if the annual NOI is less than $1,500,000, the borrower is required to deposit $12,500 into the TI/LC reserve on each monthly payment date.

(32)	Loan No. 2 – Pier 70 – On September 27, 2018, the borrower delivered an irrevocable standby letter of credit issued by Bank of America, N.A. in the face amount of $4,093,962, naming the lender as the beneficiary and issued in lieu of a required reserve deposit for the Restoration Hardware reserve. The letter of credit will initially expire on September 18, 2019, provided, however, this letter of credit will be deemed automatically extended without an amendment for a one year period beginning on the present or any future expiration date unless notified otherwise. The $4,093,962 letter of credit represents 110% of costs that Restoration Hardware has identified as unforeseen costs related to the renovation of their building for which Restoration Hardware believes it should be reimbursed. The borrower is disputing these expenses, and the $4,093,962 letter of credit will be held by the lender until the dispute is resolved through an amendment to the lease and a clean estoppel is delivered to the lender. The $4,093,962 letter of credit may be replaced by funds placed into the applicable reserve account.

(33)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
	8	Carolinas 7-Eleven Portfolio	$40,000,000	3.80%	$7,000,000	Yes	8/9/2026
	37	College Park Plaza	$5,379,156	0.50%	$1,000,000	Yes	2/10/2027

(34)	Loan No. 8 – Carolinas 7-Eleven Portfolio – At origination, the borrower was required to purchase for the lender an impairment liability form of insurance policy (“EIL”) with Great American E&S Insurance Company, with the lender, with its successors, assigns and/or affiliates, as the named insured. The EIL policy period is eight years (approximately three years beyond the loan maturity date) and the policy has limits of liability of $1,000,000 per incident and of $7,000,000 in the aggregate, and a self-insured retention of $50,000 per incident (or for business interruption coverage, 3 days).

Loan No. 37 – College Park Plaza – In lieu of completing the phase II, the borrower purchased a Lender Environmental Collateral Protection and Liability Insurance policy in the name of the lender from Steadfast Insurance Company, with an individual and aggregate limit of $1,000,000 per incident, a $50,000 self-insured retention, and a 10 year policy term, which term may be extended for two years, subject to certain conditions.

(35)	Loan No. 5 – Christiana Mall - The non-recourse carve-out guarantors of the Christiana Mall Whole Loan are GGP Nimbus, LP (“GGP Nimbus”) and PPF Retail, LLC (“PPF”). GGP Nimbus is the sole guarantor under the losses-only guaranty, while both GGP Nimbus and PPF are jointly and severally liable under the full recourse guaranty (which covers only certain voluntary bankruptcy related events). Liability under the full recourse guaranty is capped at 20% of the then current outstanding principal balance of the Christiana Mall Mortgage Loan at the time the applicable event first occurs.

A-1-28

Loan No. 6 – Aventura Mall – The full names of the carveout guarantors are Simon Property Group, L.P., (the “Simon Guarantor”) and Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”). The obligations and liabilities of the carveout guarantors under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty. The liability as between the Turnberry Guarantors and the Simon Guarantor will be several but not joint.

Loan No. 10 – The Gateway – There is no separate nonrecourse carve-out guarantor, and the single purpose entity borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity.

Loan No. 32 – GSK North American HQ – No person or entity guarantees the non-recourse carveouts with respect to the Whole Loan or provides an environmental indemnity (other than the single purpose entity borrower).

(36)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance(1)	Annual Interest Rate on Mezzanine Loan(1)	Mezzanine Loan Maturity Date or ARD(1)	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio(2)	Total Debt U/W NCF DSCR(2)	Total Debt U/ W NOI Debt Yield(2)
	1	Moffett Towers – Buildings E,F,G	$80,000,000	7.50%	$216,000,000	6.02%	10/6/2028	Yes	70.80%	1.41x	7.20%
	7	90-100 John Street(3)	$42,000,000	3.90%	$68,000,000	5.70%	10/6/2028	Yes	58.20%	0.93x	5.00%
	8	Carolinas 7- Eleven Portfolio	$40,000,000	3.80%	$25,000,000	10.00%	9/6/2023	Yes	81.80%	1.09x	6.80%
	14	West Coast Albertsons Portfolio	$29,000,000	2.70%	$106,000,000	5.41%	9/6/2028	Yes	67.50%	1.66x	8.40%
	18	Moffett Towers II – Building 1	$25,000,000	2.30%	$112,000,000	6.00%	4/6/2028	Yes	78.10%	1.17x	6.90%
	23	Temple Towne Center	$19,500,000	1.80%	$3,000,000	12.50%	10/6/2028	Yes	83.30%	1.25x	10.10%

(1)     The Moffett Towers – Buildings E,F,G Mezzanine Debt consists of a $150,000,000 senior mezzanine loan and a $66,000,000 junior mezzanine loan. The senior mezzanine loan has a 5.6700% coupon and the junior mezzanine loan has a 6.8000% coupon. The Moffett Towers – Buildings E,F,G Mezzanine Loans are interest-only for the full term of the loans and have a stated maturity date that are coterminous with the Moffett Towers – Buildings E,F,G Whole Loan.

(2)     Calculated including and related pari passu companion loans and mezzanine debt.

(3)     With respect to 90-100 John Street, the mezzanine lender has the right to bifurcate the mezzanine loan with respect to the 90-100 John Street Mortgaged Property into a senior and junior mezzanine loan, provided that the outstanding principal balance and weighted average interest rate of the bifurcated loans immediately after bifurcation must be equal to outstanding principal balance and interest rate of the current mezzanine loan immediately prior to bifurcation.

(37)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
	4	Time Square Office Renton	$56,000,000	5.30%	Yes	1.20x	80.00%	8.40%
	5	Christiana Mall	$53,136,000	5.00%	Yes	1.91x	50.30%	NAP
	12	River Valley MHC Portfolio	$36,000,000	3.40%	Yes	1.177x	68.50%	7.51%

A-1-29

(38)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Subordinate Debt Cut-off Date Balance	Annual Interest Rate on Subordinate Debt	Subordinate Debt Maturity Date or ARD	Total Debt Cut-off Date LTV Ratio (1)	Total Debt U/W NCF DSCR (1)	Total Debt U/W NOI Debt Yield (1)
	2	Pier 70	$80,000,000	7.50%	$1,500,000	4.41%	(2)	53.60%	(2)	10.80%
	3	TripAdvisor HQ	$75,000,000	7.00%	$1,450,000	(3)	(3)	(3)	(3)	(3)
	5	Christiana Mall	$75,000,000	5.00%	$212,000,000	4.28%	8/1/2028	52.90%	1.93x	8.40%
	6	Aventura Mall	$53,136,000	4.40%	$343,300,000	4.12%	7/1/2028	50.70%	2.12 x	8.70%
	8	Carolinas 7-Eleven Portfolio	$47,000,000	3.80%	$35,000,000(4)	5.65%	9/6/2023	61.40%	1.83x	1.90%
	10	The Gateway	$37,500,000	3.50%	$220,000,000	4.5000%(5)	4/6/2028	63.30%	1.63x	6.70%
	25	250 Lancaster	$17,000,000	1.60%	$1,400,000	0.0000%(6)	9/28/2037	71.50%	1.60x	8.10%

(1)     Total mortgage debt includes additional pari passu debt.

(2)     City and County of San Francisco operating through the San Francisco Port Commission made a $1.50 million Port Loan to the borrower which began accruing interest at 4.41% per annum (actual/360 basis) on July 29, 2015. The Port Loan payment start date is the first day of the first full calendar month following the Developer Equity Repayment Date, at which time any accrued interest will be added to the principal balance of the Port Loan. The Port Loan is fully amortizing and is required to be repaid in 120 equal monthly installments.

(3)     Needham Travel Pref LLC holds a preferred equity interest in Needham Travel Equity LLC (which is the parent of the borrower) with a balance of approximately $1,450,000. Needham Travel Pref LLC is entitled to a mandatory monthly preferred return on its investment payable from net cash flow from the Mortgaged Property equal to 8% per annum. If there are net capital proceeds received (including with respect to a sale), Needham Travel Pref LLC will be entitled to receive the first proceeds until it has received an 8% annual return on its preferred investment. In the event (i) required distributions are not made to Needham Travel Pref LLC, or (ii) the manager of Needham Travel Equity LLC commits fraud in connection with its obligations under the preferred equity documents, is negligent or engages in willful misconduct that result in an event of default under the Whole Loan documents, or misappropriates Needham Travel Equity LLC’s funds, then Needham Travel Pref LLC has the right to replace the manager of Needham Travel Equity LLC, which will result in a change in control of the borrower.

(4)     The Carolinas 7-Eleven Portfolio Whole Loan is divided into a Pooled Component having a cut-off date balance of $40,000,000, accruing interest at a rate of 4.1574%, and a Non-Pooled Component having a cut-off date balance of $35,000,000 and accruing interest at a rate of 5.6457142857%. The blended interest rate is 4.8520%. The Non-Pooled Component will be an asset of the DBGS 2018-C1 trust but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the Non-Pooled Component will be available to make distributions in respect of loan specific classes of certificates only.

(5)     The Annual Interest Rate is 4.500% on $105,000,000.00 of The Gateway’s subordinate debt and 4.9300% on $115,000,000.00 of The Gateway’s subordinate debt

(6)     City of Fort Worth made a $1.40 million, 20-year HOME Contract to the borrower in the form of a subordinate, forgivable deferred payment loan secured by a subordinate deed of trust lien on the Mortgaged Property. So long as the owner of the Mortgaged Property is in compliance with the requirements set forth in the HOME Contract and the related promissory note and deed of trust, the indebtedness is forgiven at a rate of 4% per year.

(39)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
	22	Davenport Commons	$20,000,000	1.90%	(1)	(1)	(1)	(1)

(1)     Preferred equity payable to E. Stanley Kroenke or their respective controlled affiliates, so long as such preferred equity is limited to a distribution preference over common equity and accrues interest at a stated rate, but does not contain any remedy for non-payment.

(40)	Loan No. 37 – College Park Plaza – The Mortgage Loan entered a lease sweep period, under which all excess cash flow is swept to a leasing reserve, on June 30, 2018, due to that date being the date that is one year prior to the lease expiration of the lease of the largest tenant, Burlington Mattress Co., LLC (“Burlington”), representing approximately 28.6% of the square feet at the Mortgaged Property. A letter of intent has been entered into between Burlington and the borrower for a three year renewal of Burlington’s lease. However, under the loan documents, the lease sweep period would not be cured unless a five year lease is entered into. If a three year lease with Burlington is executed prior to the Closing Date, the loan seller intends to waive the lease sweep period currently in effect. In the event such lease is not executed prior to the Closing Date, the Mortgage Loan will continue to be in a lease sweep period until a cure is effected in accordance with the terms of the loan documents.

A-1-30

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(2)(4)(6)(7)
$5,379,156	-	$7,499,999	4	$26,573,156	2.5%	5.0026%	98	1.61x	69.7%	62.0%
$7,500,000	-	$14,999,999	4	$44,880,000	4.2%	4.8823%	105	1.73x	65.8%	62.1%
$15,000,000	-	$24,999,999	11	$203,198,926	19.1%	5.1454%	109	1.71x	66.0%	60.9%
$25,000,000	-	$49,999,999	13	$446,894,276	41.9%	4.4105%	113	2.53x	47.9%	44.7%
$50,000,000	-	$80,000,000	5	$344,136,000	32.3%	4.6329%	119	2.28x	52.9%	49.8%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Distribution of Mortgage Rates(1)
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(2)(4)(6)(7)
3.7218%	-	3.9999%	2	$62,500,000	5.9%	3.7907%	114	2.59x	41.5%	39.9%
4.0000%	-	4.2499%	6	$236,660,000	22.2%	4.1278%	106	3.32x	39.0%	39.0%
4.2500%	-	4.4999%	3	$132,136,000	12.4%	4.3234%	119	2.86x	37.4%	37.4%
4.5000%	-	4.7499%	3	$50,725,000	4.8%	4.6554%	118	2.15x	60.3%	56.3%
4.7500%	-	4.9999%	11	$344,702,203	32.3%	4.8870%	117	1.77x	62.4%	57.2%
5.0000%	-	5.8469%	12	$238,959,156	22.4%	5.2613%	111	1.42x	69.1%	61.5%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Property Type Distribution(1)(8)
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Units/Pads/NRA	Weighted Averages
					Cut-off Date Balance per # of Unit/Pad/ NRA	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(2)(4)(6)(7)
Office	20	$403,593,010	37.9%	3,586,733	$270	4.6822%	115	96.0%	2.08x	59.2%	55.2%
Suburban	12	$246,273,795	23.1%	2,199,480	$216	4.8635%	115	95.1%	1.91x	65.2%	60.6%
CBD	5	$151,723,926	14.2%	1,359,444	$358	4.3472%	119	97.4%	2.39x	49.0%	45.9%
Medical Office	3	$5,595,289	0.5%	27,809	$249	5.7850%	59	100.0%	1.37x	71.7%	69.0%
Retail	48	$322,319,349	30.2%	3,918,975	$461	4.7001%	106	96.8%	2.34x	51.7%	48.2%
Anchored(9)	43	$213,074,000	20.0%	1,867,434	$327	4.9041%	101	97.1%	2.12x	58.0%	53.1%
Super Regional Mall	2	$100,136,000	9.4%	1,996,592	$772	4.2042%	118	95.7%	2.88x	36.4%	36.4%
Unanchored	3	$9,109,349	0.9%	54,949	$176	5.3805%	84	99.0%	1.41x	72.6%	64.7%
Mixed Use	3	$139,000,000	13.0%	450,491	$57,645	4.7777%	120	97.7%	2.33x	45.2%	41.0%
Office/Industrial	1	$80,000,000	7.5%	322,814	$356	4.8780%	120	99.8%	2.19x	52.9%	45.6%
Multifamily/Office/Retail	1	$42,000,000	3.9%	221	$190,045	4.3879%	120	95.0%	2.89x	22.2%	22.2%
Multifamily/Retail	1	$17,000,000	1.6%	127,456	$133	5.2685%	119	94.5%	1.60x	66.0%	66.0%
Industrial	20	$101,060,000	9.5%	6,056,032	$39	4.4616%	118	96.9%	2.64x	55.1%	53.0%
Warehouse	12	$66,000,000	6.2%	3,829,414	$37	4.1980%	119	95.3%	3.18x	48.5%	48.5%
Manufacturing	5	$21,224,438	2.0%	1,492,775	$43	4.9405%	117	100.0%	1.58x	66.4%	61.2%
Warehouse/Distribution	2	$7,335,562	0.7%	628,868	$32	4.9405%	117	100.0%	1.58x	66.4%	61.2%
Flex	1	$6,500,000	0.6%	104,975	$62	5.0350%	120	100.0%	1.77x	71.8%	62.2%
Manufactured Housing	10	$62,210,000	5.8%	2,280	$50,825	4.8837%	118	88.2%	1.41x	64.2%	58.1%
Multifamily - High Rise	1	$37,500,000	3.5%	1,254	$263,158	3.7218%	114	93.9%	2.98x	38.0%	38.0%
Hospitality	0	$0	0.0%	0	$0	NAP	NAP	NAP	NAP	NAP	NAP
Total/Weighted Average	102	$1,065,682,359	100.0%			4.6571%	113	96.0%	2.24x	54.3%	50.6%

A-2-1

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Geographic Distribution(1)(8)
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
				Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(2)(4)(6)(7)
California	9	$324,672,766	30.5%	4.3532%	118	2.74x	45.7%	43.6%
Northern(10)	6	$273,922,766	25.7%	4.2698%	118	2.85x	43.5%	41.0%
Southern(10)	3	$50,750,000	4.8%	4.8032%	119	2.17x	57.4%	57.4%
Texas	22	$160,710,000	15.1%	5.0542%	119	1.77x	63.6%	57.6%
Washington	3	$81,405,000	7.6%	4.9582%	119	1.36x	72.3%	65.7%
Massachusetts	1	$75,000,000	7.0%	4.8833%	118	1.82x	64.6%	64.6%
Florida	11	$63,750,000	6.0%	4.5584%	102	2.26x	48.9%	48.2%
Delaware	1	$53,136,000	5.0%	4.2775%	118	3.15x	32.5%	48.2%
Ohio	2	$46,964,276	4.4%	4.8021%	118	1.63x	69.8%	32.5%
New York	1	$42,000,000	3.9%	4.3879%	120	2.89x	22.2%	57.7%
North Carolina	32	$38,312,000	3.6%	4.1575%	59	4.01x	32.7%	22.2%
Nevada	2	$36,000,000	3.4%	4.9100%	118	1.21x	67.5%	32.7%
Colorado	2	$28,503,926	2.7%	4.8665%	103	1.65x	65.7%	60.5%
Iowa	1	$20,000,000	1.9%	5.0930%	117	1.27x	68.6%	56.2%
Pennsylvania	3	$19,712,800	1.8%	4.5504%	87	2.17x	67.1%	63.4%
Louisiana	1	$16,200,000	1.5%	5.1935%	59	1.57x	65.9%	63.1%
Indiana	3	$13,512,930	1.3%	5.0040%	111	1.52x	69.1%	64.1%
Michigan	1	$11,450,000	1.1%	5.2950%	119	1.29x	70.5%	61.4%
Arizona	1	$8,237,234	0.8%	4.0473%	119	4.17x	31.7%	60.0%
Wisconsin	1	$7,214,000	0.7%	4.9500%	118	1.55x	66.8%	31.7%
Oregon	1	$5,830,933	0.5%	4.9405%	117	1.58x	66.4%	59.1%
New Mexico	1	$4,541,822	0.4%	4.9405%	117	1.58x	66.4%	61.2%
Mississippi	1	$4,046,931	0.4%	4.9405%	117	1.58x	66.4%	61.2%
Mexico	1	$2,793,740	0.3%	4.9405%	117	1.58x	66.4%	61.2%
South Carolina	1	$1,688,000	0.2%	4.1575%	59	4.01x	32.7%	61.2%
Total/Weighted Average	102	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Distribution of Cut-off Date LTVs(1)(4)(5)(6)
Range of Cut-off Date LTVs			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV	Maturity Date or ARD LTV(2)(7)
22.2%	-	39.9%	6	$232,296,000	21.8%	4.1445%	108	3.44x	32.4%	32.4%
40.0%	-	49.9%	4	$168,500,000	15.8%	4.1392%	118	2.70x	41.9%	41.3%
50.0%	-	59.9%	3	$145,210,000	13.6%	4.9329%	119	1.92x	55.7%	47.9%
60.0%	-	69.9%	17	$375,132,926	35.2%	4.8883%	113	1.72x	65.7%	62.0%
70.0%	-	75.0%	7	$144,543,433	13.6%	5.2076%	112	1.40x	72.7%	63.6%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Distribution of Maturity or ARD Date LTVs(1)(2)(4)(6)(7)
Range of Maturity Date or ARD LTVs			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(3)	Cut-off Date LTV(5)	Maturity or ARD Date LTV
22.2%	-	39.9%	6	$232,296,000	21.8%	4.1445%	108	3.44x	32.4%	32.4%
40.0%	-	49.9%	6	$287,500,000	27.0%	4.4755%	119	2.40x	47.3%	43.4%
50.0%	-	59.9%	6	$123,412,203	11.6%	4.9659%	118	1.63x	66.7%	56.5%
60.0%	-	64.9%	14	$309,019,156	29.0%	4.9235%	113	1.72x	66.0%	62.8%
65.0%	-	69.0%	5	$113,455,000	10.6%	5.1054%	106	1.43x	71.3%	66.3%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Distribution of Underwritten NCF Debt Service Coverages(1)(3)
Range of Underwritten NCF Debt Service Coverages			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV(4)(5)(6)	Maturity Date or ARD LTV(2)(4)(6)(7)
1.20x	-	1.49x	7	$154,759,156	14.5%	5.1151%	112	1.25x	71.3%	64.0%
1.50x	-	1.59x	6	$141,938,276	13.3%	5.0993%	112	1.55x	65.6%	56.6%
1.60x	-	1.74x	6	$109,213,926	10.2%	5.0723%	114	1.66x	66.1%	59.1%
1.75x	-	1.99x	5	$131,975,000	12.4%	4.8675%	118	1.84x	64.6%	64.1%
2.00x	-	2.49x	3	$142,000,000	13.3%	4.5583%	119	2.21x	54.1%	49.3%
2.50x	-	3.49x	7	$286,136,000	26.9%	4.1671%	116	2.91x	37.1%	37.1%
3.50x	-	4.17x	3	$99,660,000	9.4%	4.1301%	95	4.01x	34.6%	34.6%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

A-2-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Original Terms to Maturity or ARD(1)(2)

Original Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
				Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(4)(6)(7)
60	5	$90,430,000	8.5%	4.7053%	59	2.74x	52.3%	51.2%
116	1	$25,000,000	2.3%	3.8940%	114	2.00x	46.8%	42.8%
120	31	$950,252,359	89.2%	4.6726%	119	2.20x	54.7%	50.8%
Total/Weighted Average	37	$1,065,682,359	100.0%	4.6571%	113	2.24x.	54.3%	50.6%

Distribution of Remaining Terms to Maturity or ARD(1)(2)
Range of Remaining Terms to Maturity or ARD			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(3)	Cut-off Date LTV(4)(5)(6)	Maturity or ARD Date LTV(4)(6)(7)
56	-	60	5	$90,430,000	8.5%	4.7053%	59	2.74x	52.3%	51.2%
100		114	3	$67,879,156	6.4%	3.8944%	113	2.50x	44.0%	41.6%
115	-	120	29	$907,373,203	85.1%	4.7094%	119	2.17x	55.2%	51.2%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Distribution of Underwritten NOI Debt Yields(1)(5)(6)
Range of Underwritten NOI Debt Yields			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
						Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(4)	Maturity or ARD LTV(2)(4)(7)
7.9%	-	8.9%	3	$62,180,000	5.8%	5.0538%	118	1.32x	67.3%	62.5%
9.0%	-	9.9%	7	$212,925,000	20.0%	4.9419%	119	1.59x	67.8%	64.4%
10.0%	-	12.4%	19	$492,781,359	46.2%	4.7367%	112	1.99x	58.2%	52.4%
12.5%	-	14.9%	5	$198,136,000	18.6%	4.2936%	119	2.95x	35.8%	35.5%
15.0%	-	18.0%	3	$99,660,000	9.4%	4.1301%	95	4.01x	34.6%	34.6%
Total/Weighted Average			37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

Amortization Types(1)
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Weighted Averages
				Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(3)	Cut-off Date LTV Ratio(4)(5)(6)	Maturity or ARD Date LTV(2)(4)(6)(7)
Interest Only	15	$541,271,000	50.8%	4.3777%	113	2.76x	44.3%	43.3%
Interest Only, then Amortizing	15	$304,044,000	28.5%	4.9925%	110	1.48x	67.3%	60.8%
Amortizing Balloon	5	$116,367,359	10.9%	5.0867%	119	1.55x	65.5%	53.9%
Interest Only, ARD	2	$104,000,000	9.8%	4.6502%	118	2.48x	55.4%	55.4%
Total/Weighted Average	37	$1,065,682,359	100.0%	4.6571%	113	2.24x	54.3%	50.6%

A-2-3

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

FOOTNOTES TO ANNEX A-2

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity or ARD Date LTV, Underwritten NOI Debt Yield and Cut-off Date Balance per # of Units/Pads/NRA calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the ARD Loans, the Original Terms to Maturity or ARD, Remaining Terms to Maturity or ARD, Maturity or ARD Date LTV Ratios, Stated Remaining Term (Mos.) and Maturity or ARD Date LTV are calculated through the related anticipated repayment date.

(3)	With respect to the Temple Towne Center mortgage loan (1.8%), the U/W NCF DSCR is calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan following the mortgage loan’s interest-only period based on the assumed principal payment schedule set forth on Annex G to the Preliminary Prospectus.

(4)	With respect to six mortgage loans, representing in aggregate, approximately 21.0% of the Initial Outstanding Pool Balance (including Moffett Towers - Buildings E,F,G, Time Square Office Renton, Outlet Shoppes at El Paso, Moffett Towers II - Building 1, LA Arts District Creative Office and Hobby Lobby & Harbor Freight – Washington), the Cut-off Date LTV and Maturity or ARD Date LTV have been calculated using a value other than the “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.

(5)	With respect to the River Valley MHC Portfolio mortgage loan (3.4%), the Cut-off Date LTV and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

(6)	With respect to the Time Square Office Renton mortgage loan (5.3%) the Cut-off Date LTV, Maturity or ARD Date Date LTV and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

(7)	With respect to the Pier 70 mortgage loan (7.5%), the Maturity or ARD Date LTV has been calculated using a value other than the “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.

(8)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

(9)	Anchored retail also includes single tenant and shadow anchored properties.

(10)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

A-3-2

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

A-3-3

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

Mortgage Loan Information
Loan Seller(1):	GACC/GSMC
Loan Purpose:	Refinance
Borrower Sponsor(2):	Joseph K. Paul
Borrower:	MT3 EFG Real Estate LLC
Original Balance(3):	$80,000,000
Cut-off Date Balance(3):	$80,000,000
% by Initial UPB:	7.5%
Interest Rate:	4.13098592%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(3):	$204,000,000 Pari Passu Debt; $216,000,000 Mezzanine
Call Protection(4):	L(24), DorYM1(89), O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves(5)
	Initial	Monthly
Taxes:	$1,772,695	$253,242
Insurance:	$0	Springing
Replacement:	$0	$11,277
TI/LC:	$23,914,655	$0
Free Rent:	$15,021,721	$0
Lease Sweep:	$0	Springing
Debt Service:	$0	Springing

Financial Information
	Whole Loan(6)	Total Debt(7)
Cut-off Date Balance / Sq. Ft.:	$420	$739
Balloon Balance / Sq. Ft.:	$420	$739
Cut-off Date LTV(8):	40.2%	70.8%
Balloon LTV(8):	40.2%	70.8%
Underwritten NOI DSCR:	3.01x	1.43x
Underwritten NCF DSCR:	2.97x	1.41x
Underwritten NOI Debt Yield:	12.6%	7.2%
Underwritten NCF Debt Yield:	12.4%	7.1%
Underwritten NOI Debt Yield at Balloon:	12.6%	7.2%
Underwritten NCF Debt Yield at Balloon:	12.4%	7.1%
(1)	The Moffett Towers – Buildings E,F,G Loan was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).
(2)	The borrower is affiliated with the borrower of the mortgage loan identified on Annex A-1 to the Prospectus as Moffett Towers II - Building 1, which has a Cut-off Date Balance of $25.0 million.
(3)	The Original Balance and Cut-off Date Balance of $80.0 million represents the controlling pari passu notes A-1-1 contributed by GACC and note A-5 contributed by GSMC, which, together with $204.0 million remaining pari passu notes comprises the Moffett Towers - Buildings E,F,G Whole Loan (as defined below) with an aggregate original principal balance of $284.0 million. For additional information regarding the pari passu notes, see “The Loan” herein. For additional information regarding the $216.0 million mezzanine debt, see “Current Mezzanine or Subordinate Indebtedness” herein.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Sunnyvale, CA
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	676,598
Property Management:	Paul Holdings, Inc. d/b/a Jay Paul Company
Underwritten NOI(9):	$35,856,109
Underwritten NCF:	$35,309,093
Appraised Value(8):	$705,800,000
Appraisal Date:	November 15, 2019

Historical NOI
Most Recent NOI(9):	$25,168,813 (T-12 May 31, 2018)
2017 NOI:	$24,953,252 (December 31, 2017)
2016 NOI:	$24,977,236 (December 31, 2016)
2015 NOI:	$24,367,752 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (October 6, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
(4)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the $284.0 million Moffett Towers - Buildings E,F,G Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Moffett Towers - Buildings E,F,G Whole Loan to be securitized and (ii) September 7, 2021 (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by September 7, 2021, the borrower is permitted to prepay the Moffett Towers - Buildings E,F,G Whole Loan with a yield maintenance premium, except that the borrower is required to defease any portion of the Moffett Towers - Buildings E,F,G Whole Loan that is more than two years from its securitization date. The assumed lockout period of 24 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” herein.
(6)	Whole Loan Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $284.0 million Moffett Towers - Buildings E,F,G Whole Loan.
(7)	Total Debt Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the Total Debt, which includes the $150.0 million Mezzanine A Loan and the $66.0 million Mezzanine B Loan.
(8)	The Appraised Value reflects a “prospective market value upon stabilization” which assumes rent concessions and outstanding tenant improvement and leasing commissions (“TI/LC”) are deposited into the TI/LC and Free Rent Reserve accounts. At closing, the borrower deposited $23,914,655 into the TI/LC Reserve account and $15,021,721 into the Free Rent Reserve account. The Cut-off Date LTV and Balloon LTV are calculated based upon the Appraised Value of $705,800,000. The “as-is” appraised value is $646,700,000 as of July 30, 2018 equating to a Cut-off Date LTV and Balloon LTV of 43.9% for the Moffett Towers - Buildings E,F,G Whole Loan and a Cut-off Date LTV and Balloon LTV of 77.3% for the Total Debt. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV and Balloon LTV of the Moffett Towers - Buildings E,F,G Whole Loan of 56.3% and of the Total Debt of 99.2%.
(9)	Underwritten NOI is higher than Most Recent NOI primarily driven by new leases with the sole tenant, Amazon, to occupy certain space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area.

A-3-4

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration
Amazon / Building E	A+/Baa1/AA-	224,492	33.2%	$41.73	28.5%	2/28/2024
Amazon / Building F(4)(5)(6)	A+/Baa1/AA-	224,492	33.2%	$53.77	36.7%	6/30/2030
Amazon / Building G(6)(7)	A+/Baa1/AA-	227,614	33.6%	$50.19	34.8%	6/30/2030
Total / Wtd. Avg. Occupied		676,598	100.0%	$48.57	100.0%
Vacant		0	0%
Total		676,598	100.0%

(1)	Based on the underwritten rent roll dated as of October 6, 2018.

(2)	These ratings are those of the parent company, and the parent company guarantees the lease.

(3)	Excludes $4,389,651 ($6.49 PSF) of straight-lined rent that was underwritten. See “Cash Flow Analysis” below.

(4)	Hewlett-Packard (“HP”) occupies Building F until March 31, 2019. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve. Amazon is in a free rent period from May 2019 until October 2019 for Building F.

(5)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

(6)	The free rent period for Building F (224,492 sq. ft.) extends through October 2019 and through April 2019 for suite G100 (25,778 sq. ft.). The free rent period for Building G extends through September 2023.

(7)	HP occupies the Building G Lab (7,874 sq. ft.) until March 31, 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	1	224,492	33.2%	224,492	33.2%	$41.73	28.5%	28.5%
2025	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2026	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2027	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2028	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
Thereafter	5	452,106	66.8%	676,598	100.0%	$51.96	71.5%	100.0%
Vacant	NAP	NAP	NAP			NAP	NAP
Total / Wtd. Avg.	6	676,598	100.0%			$48.57	100.0%
(1)	Based on the underwritten rent roll dated October 6, 2018.

(2)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

The Loan.    The Moffett Towers - Buildings E,F,G loan (the “Moffett Towers - Buildings E,F,G Loan”) is secured by the borrowers’ fee simple interest in a Class A office building leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers - Buildings E,F,G Property”). The Moffett Towers - Buildings E,F,G Loan is evidenced by the controlling Note A-5 of $56.8 million and the controlling Note A-1-1 of $23.2 million with an aggregate Original and Cut-off Date Balance of $80.0 million. The Moffett Towers - Buildings E,F,G Loan is part of a whole loan (the “Moffett Towers - Buildings E,F,G Whole Loan”) with an Original and Cut-off Date Balance of $284.0 million, which is evidenced by 10 pari passu notes, each as described below. Only the Moffett Towers - Buildings E,F,G Loan will be contributed to the DBGS 2018-C1 Trust. The remaining notes are currently held by the parties described in the “Total Debt Summary” chart below and have been or are expected to be contributed to one or more securitization trusts.

A-3-5

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

The relationship between the holders of the Moffett Towers - Buildings E,F,G Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-5	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
A-1-2, A-1-3, A-1-4, A-2, A-3, A-4	$147,200,000	$147,200,000	DBNY	No
A-6, A-7	$56,800,000	$56,800,000	Wells Fargo Bank, N.A.	No
Whole Loan	$284,000,000	$284,000,000
Mezzanine Loan	$216,000,000	$216,000,000
Total Debt	$500,000,000	$500,000,000

The Moffett Towers - Buildings E,F,G Whole Loan was co-originated on September 7, 2018 by DBNY, WFBNA and GSMC. GACC will act as mortgage loan seller with respect to Note A-1-1 and GSMC will act as mortgage loan seller with respect to Note A-5. The Moffett Towers - Buildings E,F,G Whole Loan had an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $284.0 million and accrues interest at an interest rate of 4.13098592% per annum. The Moffett Towers - Buildings E,F,G Whole Loan proceeds of $284.0 million, in addition to a $216.0 million mezzanine loan, were used to (i) refinance the existing debt in an amount of approximately $321.1 million, (ii) fund upfront reserves of approximately $40.7 million, (iii) pay closing costs of approximately $7.2 million and (iv) return equity of approximately $131.0 million.

Based on the “prospective market value upon stabilization” appraised value of $705.8 million as of November 15, 2019, which assumes all outstanding rent concessions, tenant improvement and leasing commissions (“TI/LC”) obligations have been deposited into a reserve account, the Cut-off Date LTV for the Moffett Towers - Buildings E,F,G Whole Loan is 40.2%. Based on the “As-Is” appraised value of $646.7 million as of July 30, 2018, the Cut-off Date LTV and the and Balloon LTV of the Moffett Towers - Buildings E,F,G Whole Loan is 43.9%. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV and Balloon LTV of the Moffett Towers - Buildings E,F,G Whole Loan of 56.3% and of the Total Debt of 99.2%.

The most recent prior financing of the Moffett Towers - Buildings E,F,G Property was previously securitized in COMM 2015-CCRE7 and COMM 2015-CCRE8.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$284,000,000	56.8%	Prior Loan Payoff	$321,129,945	64.2%
Mezzanine Loan	216,000,000	43.2	Reserves	40,709,071	8.1
			Closing Costs	7,185,260	1.4
			Return of Equity	130,975,724	26.2
Total Sources	$500,000,000	100.0%	Total Uses	$500,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, MT3 EFG Real Estate LLC, is a single purpose Delaware limited liability company and structured to be a bankruptcy-remote entity with two independent directors in its organization structure. The sponsor of the borrower is Joseph K. Paul, founder of The Jay Paul Company, a privately held, real estate firm based in San Francisco, California. Founded in 1975, The Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million sq. ft. of institutional quality space. The Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II, and Moffett Place. Paul Guarantor LLC, a Delaware limited liability company is the guarantor of certain nonrecourse carveouts under the Moffett Towers II – Buildings E,F,G Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. (Jay) Paul is trustee and grantor. The borrower is affiliated with the borrower of the mortgage loan identified on Annex A-1 to the Prospectus as Moffett Towers II - Building 1, which has a Cut-off Date Balance of $25.0 million

The Property. The Moffett Towers - Buildings E,F,G Property is comprised of three, eight-story, Class A office buildings totaling 676,598 sq. ft.in Sunnyvale, California. As of October 6, 2018, the Moffett Towers - Buildings E,F,G Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through June 2030 with respect to the 452,106 sq. ft., Buildings F and G, and February 2024 with respect to the 224,492 sq. ft., Building E, with two, seven-year extension options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers - Buildings E,F,G Property other than the space HP currently occupies and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrows by the borrower on the origination date. See “Initial and Ongoing Reserves” below.

A-3-6

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

The Moffett Towers - Buildings E,F,G Property was built in 2009 and in 2011, HP executed leases to occupy 100.0% of Building F (224,492 sq. ft.) and six floors of Building G (169,284 sq. ft.) through March 31, 2023. In March 2013, Amazon executed a lease to occupy building E (224,492 sq. ft.) through February 2024. In January 2014, Amazon signed a lease for the remaining two floors (58,330 sq. ft.) of Building G through March 31, 2023. In May 2018, the sponsor restructured the Amazon and HP leases so that Amazon could take over all of HP’s space, allowing the Property to be 100% occupied by Amazon going forward. As part of the restructuring, Amazon extended their lease on Building G through June 15, 2030. HP is required to fully vacate Building F (1140 Enterprise) no later than March 31, 2019. HP moved out of Building G (1160 Enterprise) in several stages to allow Amazon’s A2Z Development Center to take occupancy. HP vacated floors 1, 5, 6, 7 and 8 and the entire 2nd floor of Building G, except for the approximately 7,874 sq. ft. consisting of a laboratory (totaling 135,632 sq. ft.).   HP is required to vacate the 2nd floor lab space (7,874 sq. ft.) of Building G no later than March 21, 2023.

HP occupies Building F until March 31, 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights. HP occupies the Building G Lab (7,874 sq. ft.) until March 31, 2023. The free rent period for Building F (224,492 sq. ft.) extends through October 2019 and through April 2019 for suite G100 (25,778 sq. ft.). The free rent period for Building G extends through September 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease is held in a lender controlled reserve. Amazon is in occupancy of building E, and has commenced its build out of Building G.

The Moffett Towers - Buildings E,F,G Property is a portion of a development known as Moffett Towers. Moffett Towers comprises Buildings A through G, consisting of seven, eight-story, CBD, class “A” office buildings collectively containing 1,985,577 sq. ft. of net rentable area. The Moffett Towers - Buildings E,F,G Property collectively contains three, eight-story, CBD, class “A” office buildings totaling 676,598 sq. ft. of net rentable area, has rights to the use of a four-level parking structure and a five-level parking structure (as described below) and is the majority portion of Moffett Towers Phase 2. The entire Moffett Towers Phase 2 development includes an additional, eight-story building containing 357,481 sq. ft. of net rentable area that was completed in 2014. This building is known as Building D (1100 Enterprise Way) and is not part of the collateral. Also part of Moffett Towers is a one-story amenities building improved as café and fitness center containing 48,207 sq. ft., which is shared between all seven buildings. The allocated percentage of Building D totals 16,531 sq. ft.

The Moffett Towers - Buildings E,F,G Mortgaged Property features access to the fitness/amenities building and the parking structures (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers EFG office campus (the “Moffett Towers EFG Campus”), MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the ”Amenities Association”) and one governing the parking and the parcel on which the Moffett Towers EFG Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structures and the parcel on which the Moffett Towers EFG Campus sits. Ownership of the parking structures and the parcel on which the Moffett Towers EFG Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings, with borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with borrower having 3 votes.

Sole Tenant. Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that net sales have increased by 43% to $51.0 billion in the first quarter of 2018 compared to $35.7 billion in the first quarter 2017. Amazon currently employs 563,100 full time employees as of the first quarter of 2018, up 60% from the first quarter of 2017.

A-3-7

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

The Moffett Towers - Buildings E,F,G Property is expected to house Amazon’s A2Z Development Center, Inc., a subsidiary that provides business and idea development support solutions. A2Z Development Center, Inc. houses Amazon’s Lab 126 outlet. Lab126 began in 2004, originally creating the Kindle family of products and has since produced numerous devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo.

Environmental Matters. The Phase I environmental report dated August 8, 2018 identified a recognized environmental condition relating to the Moffett Towers E,F,G Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which site has active regulatory status and ongoing remediation. The ESA recommended no further investigation of the Moffett Towers - Buildings E,F,G Property.

The Market. The Moffett Towers - Buildings E,F,G Property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett Packard, Juniper Networks, Lab 126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers - Buildings E,F,G Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers - Buildings E,F,G Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers - Buildings E,F,G Property and services the surrounding residential communities.

According to the appraisal, overall vacancy in the Silicon Valley market and the Sunnyvale submarket was 9.8% and 3.5%, respectively, as of the first quarter of 2018. According to the appraisal, as of the first quarter of 2018, new supply under construction in Silicon Valley stood at approximately 3.2 million sq. ft., which consisted of approximately 0.7 million sq. ft. of build-to-suit construction and 2.6 million sq. ft. of speculative space. As of first quarter of 2018, the total office annual average asking rent for the Sunnyvale submarket was $69.36 PSF, which is above the Silicon Valley total office annual average asking rent of $55.20 PSF. Within the Sunnyvale submarket, the annual average asking rent for Class A office properties is $81.36 PSF (fully-serviced).

Comparable Office Leases(1)
Property Name / Location	Year Built	Stories	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Base Rent PSF
Moffett Towers - Buildings E,F,G Property Sunnyvale, CA	2009	8	Amazon(2)	676,598(2)	Various(2)	11.7(2)	$48.57(2)
Moffett Towers II Phase 3 Sunnyvale, CA	2018	8	Facebook	1,051,989	Apr-18	15.0	$52.20
Moffett Towers II Phase 2 Sunnyvale, CA	2010	8	Amazon	362,563	Jun-18	10.0	$49.44
Bay Meadows Station 2 San Mateo, CA	2018	4	Guidewire	189,000	Jan-18	10.4	$60.60
Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	6	Regus	220,156	Apr-18	12.0	$46.80
Menlo Gateway Menlo Park, CA	2018	8	Facebook	205,222	Aug-17	15.0	$72.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 6, 2018.

A-3-8

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 5/31/2018(2)	U/W(2)	U/W PSF
Base Rent	$24,343,757	24,880,050	$24,897,611	$24,995,672	$32,862,043	$48.57
Credit Tenant Rent Step Credit(3)	0	0	0	0	4,389,651	$6.49
Gross Potential Rent	$24,343,757	24,880,050	$24,897,611	$24,995,672	$37,251,694	$55.06
Total Recoveries	7,282,052	7,258,304	7,681,625	7,822,621	8,747,514	$12.93
Amenity Building Rent	0	0	0	0	904,393	$1.02
Less: Vacancy(4)	0	0	0	0	(2,299,960)	($3.40)
Effective Gross Income	$31,625,808	$32,138,354	$32,579,236	$32,818,293	$44,603,641	$65.92
Total Operating Expenses	7,258,056	7,161,119	7,625,984	7,649,481	8,747,532	$12.93
Net Operating Income	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,856,109	$52.99
TI/LC(5)	0	0	0	0	411,696	$0.55
Capital Expenditures	0	0	0	0	135,320	$0.20
Net Cash Flow	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,309,093	$52.24
(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	U/W Net Operating Income is higher than T-12 5/31/2018 Net Operating Income primarily driven by new leases commencing in 2018 and beyond with the sole tenant, Amazon, to occupy the space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area.

(3)	Represents straight-lined rent through the maturity date of the Moffett Towers – Buildings E,F,G Whole Loan.

(4)	The U/W Vacancy of 5.0%. The Moffett Towers - Buildings E,F,G Property is 100.0% occupied as of October 6, 2018.

(5)	U/W TI/LC is inclusive of a credit of $1,184,047, equal to 1/20th of the Lease Sweep and Debt Service Reserve Cap (as defined below). This credit is netted out of the above TI/LC total.

Property Management.    The Moffett Towers - Buildings E,F,G Property is managed by Paul Holdings, Inc. d/b/a Jay Paul Company, the borrower sponsor.

Lockbox / Cash Management.     The Moffett Towers - Buildings E,F,G Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required at origination to deliver letters to all tenants at the Moffett Towers - Buildings E,F,G Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided no Trigger Period exists, the cash management account will permit automatic transfer of deposits into borrower’s operating account following payment of all monthly amounts due under the loan documents (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses. Once a Trigger Period occurs, automatic transfers into the borrower’s operating account will cease and any excess funds are required to be held by the lender as additional collateral for the loan (provided that upon the occurrence of an event of default under the loan documents, such sums may be applied to amounts owed under the loan documents in such amounts, order and manner as the lender will elect in its sole discretion).

A “Trigger Period” will occur upon (a) an event of default under the mortgage loan or, if applicable, the mezzanine loan, (b) the occurrence of a Low Debt Service Period (as defined herein) or (c) the commencement of a Lease Sweep Period.

A “Low Debt Service Period” will occur in the event that, as of the end of any calendar quarter (a) a Lease Sweep Tenant Party’s (as defined below) credit rating by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively, and (b) the debt service coverage ratio is less than 2.90x or the combined debt service coverage ratio is less than 1.35x and (ii) shall end on the earlier to occur of (x) the date a debt service coverage ratio of at least 2.90x and a combined debt service coverage ratio of at least 1.35x is achieved for at least two consecutive calculation dates, as determined by lender and (y) funds on deposit in the cash collateral account equal the Low Debt Service Reserve Cap, which equals $33,829,900 ($50.00 PSF).

A “Lease Sweep Period” will commence upon the earliest to occur of (a) with respect to the Amazon lease (Building E), Amazon fails to renew or extend such lease on or prior to August 6, 2023 or with respect to the Amazon leases (Building F and G and Building E to the extent previously renewed) Amazon fails to renew or extend such lease on or prior to July 6, 2027; (b) the date on which, with respect to any Lease Sweep Lease (as defined below), (i) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (ii) a Lease Sweep Tenant Party delivers to the Moffett Towers - Buildings E,F,G borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period will commence pursuant to this clause (b) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the Moffett Towers - Buildings E,F,G borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch,

A-3-9

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation); (c) the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable sq. ft. basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (x) is an Investment Grade Entity or (y) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (c) and no Lease Sweep Period will commence pursuant to this clause (c); (d) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, (e) upon a Lease Sweep Tenant Party being subject to an insolvency proceeding or (f) the date on which neither the Amazon-subsidiary tenant nor Amazon is an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period will end upon the earliest to occur of (a) with respect to clause (a) or (b) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (a), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied, (2) in the case of clause (a) or (b) above, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs; (b) with respect to clauses (c) and (f) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, the Amazon-subsidiary tenant or Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease; (c) with respect to clause (d) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure; (d) with respect to clause (e) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and (e) with respect to clauses (a), (b), (c), (d) and (f) above, the date on which the aggregate amount of funds transferred into the lease sweep reserve account over the course of the Lease Sweep Period and the debt service reserve account equals the applicable Lease Sweep And Debt Service Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Period, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period must be treated as concurrent and not duplicative or independent of another.

A “Lease Sweep Lease” is each Amazon lease or any replacement lease or leases which cover at least the Requisite Lease Sweep Space.

A “Lease Sweep and Debt Service Reserve Cap” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (a) and/or (d) above, $23,680,930 ($35.00 PSF), (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) above, $35.00 PSF of the Terminated Space, (iii) with respect to a Lease Sweep Period continuing pursuant to clause (c) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b) and/or (d) above is concurrently continuing, $50.00 PSF of Dark Space or (iv) with respect to clause (f) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b), (c) and/or (d) above is concurrently continuing, $33,829,900 ($50.00 PSF).

A “Lease Sweep Reserve Threshold” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clauses (a), (d) and/or (f) of the definition of “Lease Sweep Period” above, $20,297,940 ($30.00 PSF leased under the Lease Sweep Lease as of the loan origination date) or (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) and/or (c) above, $30.00 PSF of the Dark Space and/or Terminated Space.

A “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 60,000 sq. ft. of space (or, if a full floor of space is less than 60,000 SF, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

Required Minimum Monthly Lease Sweep Deposit Amount” shall mean, on each monthly payment date during the continuance of a Lease Sweep Period, (i) if such Lease Sweep Period was triggered by clause (a)(x) of the definition of Lease Sweep Trigger in the mortgage

A-3-10

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

loan documents, an amount equal to $1,122,460 and (ii) if such Lease Sweep Period was triggered by any lease sweep trigger other than clause (a)(x) of the definition of lease sweep trigger in the mortgage loan documents, $1,821,610.

“Requisite Lease Sweep Space” means at least 75% of the rentable sq. ft. demised under the Amazon lease as of September 7, 2018.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrowers deposited $1,772,695 into a real estate tax reserve account. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, which is initially estimated to be $253,242.

Insurance Reserve. The Moffett Towers - Buildings E,F,G Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as the borrower provides the lender with evidence that the Moffett Towers - Buildings E,F,G Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Replacement Reserve. The Moffett Towers - Buildings E,F,G Whole Loan documents require the borrower deposit $11,277 into a replacement reserve on a monthly basis.

Rollover Reserve. At loan origination, the borrowers deposited $23,914,655 for outstanding tenant improvements relating to the Amazon space. $21,439,780 was reserved for tenant improvements and $2,474,875 for leasing commissions, payable between October 2018 and May 2019.

Free Rent Reserve. At loan origination, the borrowers deposited $15,021,721 for outstanding rent concessions due under the Amazon lease. This reserve is inclusive of both free rent and gap rent. The rent concession reserve will be drawn down from October 2018 to September 2023.

Debt Service Reserve: If, during a Lease Sweep Period, the aggregate lease sweep funds transferred into the lease sweep account during the Lease Sweep Period in question equals the Lease Sweep Reserve Threshold, then on each monthly payment date during such Lease Sweep Period, all Required Minimum Monthly Lease Sweep Deposit Amounts (as defined below) and available cash (or such Required Minimum Monthly Lease Sweep Deposit Amounts or other amounts required to be deposited will be deposited into the Debt Service Reserve account.

Lease Sweep Reserve: On each monthly payment date during the continuance of a Lease Sweep Period, but only until the aggregate lease sweep funds transferred in the lease sweep account during the lease sweep in question (inclusive of the initial lease termination payment application made into the lease sweep account with respect to such Lease Sweep Period) equals the lease sweep reserve threshold, borrower will pay to lender, (i), the Required Minimum Monthly Lease Sweep Deposit Amount and (ii) available cash.

A-3-11

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 1 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 40.2% 2.97x 12.6%

Current Mezzanine or Subordinate Indebtedness. Concurrent with the Moffett Towers - Buildings E,F,G Whole Loan, Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company funded a $150,000,000 Mezzanine A loan (the “Moffett Towers - Buildings E,F,G Mezzanine A Loan”) to MT Lot 3 EFG LLC (the “Moffett Towers - Buildings E,F,G Mezzanine A Borrower”), and a $66,000,000 Mezzanine B loan (“Moffett Towers – Buildings E,F,G Mezzanine B Loan”), and together with the Moffett Towers – Building E,F,G Mezzanine A Loan, the “Moffett Towers – Buildings E,F,G Mezzanine Loan” to MT Lot 3 EFG Mezzanine LLC (the “Moffett Towers - Buildings E,F,G Mezzanine B Borrower”) both Delaware limited liability companies. The Moffett Towers - Buildings E,F,G Mezzanine A Loan accrues interest at a rate of 5.6700% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Moffett Towers - Buildings E,F,G Mezzanine B Loan accrues interest at a rate of 6.8000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Mezzanine A Loan and the Mezzanine B Loan are expected to be sold to third parties .. The rights of the lender of the Moffett Towers - Buildings E,F,G Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. On any business day after the prepayment lockout expiration date, the borrower may obtain the release of a release parcel (each a “Release Parcel”) comprised of either one or two of the three individual buildings comprising the Moffett Towers – Buildings E,F,G Property from that portion of the lien of the mortgage encumbering such Release Parcel thereon upon a bona fide third-party sale or conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor provided each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and repayment, the debt service coverage ratio for the remaining portion of the Moffett Towers – Buildings E,F,G Property (the “Remaining Property”) is no less than the greater of (i)(x) the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio as of the loan origination date; (c) After giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers – Buildings E,F,G Whole Loan and the Moffett Towers – Buildings E,F,G mezzanine debt immediately preceding such sale and (ii) 70.8%, which is the combined loan-to-value ratio as of the loan origination date, (d) the Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Property, or cause any portion of the Remaining Property to violate legal requirements or violate the terms of the Amazon lease or any other document relating to the Remaining Property, (e) if there are shared facilities, access, infrastructure and parking and no such easement already exists (or such easement exists but it does not provide for continued use of such shared facilities, access, infrastructure or parking for a period of no less than 75 years from the date of such release) borrower will enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Property in substantially the same manner and with the benefit of substantially the same rights as exist as of the date hereof for a period of no less than 75 years from the date of such easement or amendment and (f) release conditions under the Moffett Towers – Buildings E,F,G Mezzanine Loan are satisfied.

“Release Amount” means with respect to each release parcel, the greater of (i) lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers - Buildings E,F,G Whole Loan to the combined outstanding principal balance of the Moffett Towers - Buildings E,F,G Whole Loan and Moffett Towers - Buildings E,F,G mezzanine debt) of 100% of the net sales proceeds with respect to such Release Parcel and (ii) 125% of the Allocated Loan Amount (as defined below) for such Release Parcel.

The “Allocated Loan Amount” with respect to each Release Parcel is set forth below:

Building	Address	Moffett Towers – Buildings E,F,G Whole Loan Allocated Loan Amount
E	1120 Enterprise Way	$77,077,600
F	1140 Enterprise Way	$103,716,800
G	1160 Enterprise Way	$103,205,600

A-3-12

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A-3-13

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

A-3-14

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

HISTORIC CORE OF PIER 70
TENANT SITE PLAN
tea
JUUL
RH
GUSTO
OBSCURA
A Madison Square Garden Company
UBER

A-3-15

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

A-3-16

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Mortgage Loan Information
Loan Seller:	GSMC
Loan Purpose:	Refinance
Sponsor:	Julian Robert Orton, III
Borrower Sponsor:	Historic Pier 70, LLC
Original Balance(1):	$80,000,000
Cut-off Date Balance(1):	$80,000,000
% by Initial UPB:	7.5%
Interest Rate:	4.87800%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(1):	$35,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management(3):	Hard / In Place

Reserves(4)
	Initial	Monthly
Taxes:	$2,267,641	$128,884
Insurance:	$0	Springing
Replacement:	$0	$5,380
TI/LC:	$2,000,000	Springing
Other:	$20,946,954	Springing

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$356
Balloon Balance / Sq. Ft.:	$356
Cut-off Date LTV:	52.9%
Balloon LTV(6):	45.6%
Underwritten NOI DSCR:	2.22x
Underwritten NCF DSCR(7):	2.19x
Underwritten NOI Debt Yield:	11.0%
Underwritten NCF Debt Yield(7):	10.8%
Underwritten NOI Debt Yield at Balloon:	11.0%
Underwritten NCF Debt Yield at Balloon(7):	10.8%
(1)	The Cut-off Date Balance of $80.0 million represents the controlling note A-1 of the $115.0 million Pier 70 Whole Loan evidenced by two pari passu notes. See “—The Loan” below.

(2)	Defeasance of the full $115.0 million Pier 70 Whole Loan is permitted at any time after the lockout period, which is the date that is the earlier to occur of (a) the third anniversary of the origination date of the Pier 70 Whole Loan and (b) the second anniversary of the closing date of the securitization into which the last Pier 70 note is securitized, with direct, non-callable obligations of the United States of America.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office/Industrial Mixed Use
Collateral:	Leasehold
Location:	San Francisco, CA
Year Built / Renovated:	1885-1941 / 2018
Total Sq. Ft.:	322,814
Property Management:	Hall Equities Group
Underwritten NOI(7):	$12,629,550
Underwritten NCF(7):	$12,458,314
Appraised Value:	$217,300,000
Appraisal Date:	July 12, 2018

Historical NOI(8)
Most Recent NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP

Historical Occupancy
Most Recent Occupancy(9):	99.8% (September 1, 2018)
2017 Occupancy:	NAP
2016 Occupancy:	NAP
2015 Occupancy:	NAP
(3)	See “Lockbox and Cash Management” herein.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the aggregate outstanding principal balance of the Pier 70 Whole Loan.

(6)	The Balloon LTV is calculated using an “as-stabilized” value of $252,300,000. The Balloon LTV based on the “as-is” appraised value is 52.9%. The “as stabilized” value assumes stabilized operations at the Pier 70 Property including completion of unfunded obligations less the net present value of the minimum rent ground lease payments.

(7)	Substantially all of the Pier 70 Property is subject to a master lease relating to the historic tax credit structure of the Pier 70 Whole Loan. The Pier 70 Whole Loan was underwritten based on the underlying tenant rents. However, for so long as the master lease is in effect, the borrower will be entitled to receive payments only under the master lease (as to the master leased portion of the Pier 70 Property) and not the underlying tenant rents. See “—Master Lease” below. Based on the 2019 master lease payments and borrower sponsor budget, the Underwritten NCF DSCR would be 2.07x, the Underwritten NCF Debt Yield would be 10.3% and the Underwritten NCF Debt Yield at Balloon would be 10.3%.

(8)	Historical NOI is not available because the Pier 70 Property was redeveloped between 2015 and 2018. Portions of the Pier 70 Property are still under construction and are anticipated to be completed in December 2019. We cannot assure you that this construction will be completed as anticipated or at all.

(9)	Most Recent Occupancy includes (i) two JUUL expansion spaces (a) (14,323 sq. ft., $55.00 PSF), for which JUUL has executed a lease, but is not anticipated to take occupancy or begin paying rent until April 2019, (ii) Restoration Hardware, Inc. (55,950 sq. ft., $41.81 PSF), which has executed a lease and is paying rent, but is not anticipated to take occupancy of its space until January 2020; and (iii) Gusto (1,089 sq. ft., $49.59 PSF), which has executed a lease, is paying rent, but is not anticipated to take occupancy until June 2019; We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all.

A-3-17

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration

Uber(4)	NR / NR / NR	131,070	40.6%	$43.87	40.6%	Various(4)
JUUL(5)	NR / NR / NR	61,385	19.0%	$39.10	17.0%	3/30/2029
Restoration Hardware, Inc.(6)	NR / NR / NR	55,950	17.3%	$41.81	16.5%	1/31/2059
Gusto(7)	NR / NR / NR	50,757	15.7%	$56.75	20.4%	10/31/2028
Obscura Digital	NR / NR / NR	23,017	7.1%	$34.00	5.5%	1/31/2025
Total / Wtd. Avg. Occupied		322,179	99.8%	$43.93	100.0%
Vacant Space		635	0.2%
Total / Wtd. Avg.		322,814	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF based on in-place rents from the Pier 70 Property with rent steps through September 30, 2019. See footnote (7) to Property Information chart above regarding the master lease structure at the Pier 70 Property.

(4)	Uber leases (51,299 sq. ft., $59.23 PSF) expiring on January 31, 2020 and (79,771 sq. ft., $33.99 PSF) expiring on April 30, 2028.

(5)	JUUL subleases space totaling 46,002 sq. ft. from Tea Collection expiring in September 2022. JUUL has executed a direct lease with respect to such space, which will commence on the expiration of the Tea Collection lease in October 2022. JUUL has also executed leases for two spaces (i) (14,323 sq. ft., $55.00 PSF), with respect to which JUUL is not anticipated to take occupancy or begin paying rent until April 2019. We cannot assure you that this tenant will begin paying rent as anticipated or at all. JUUL has the right to terminate its lease if they do not receive port approval or if the landlord does not deliver an SNDA from the lender by October 26, 2018.

(6)	Restoration Hardware, Inc. (55,950 sq. ft.., $41.81 PSF) has executed a lease and is paying rent, but is not anticipated to take occupancy of its space in January 2020. We cannot assure you that this tenant will take occupancy or continue paying rent as anticipated or at all.

(7)	Gusto has executed a lease for 1,089 sq. ft., $49.59 PSF, and is paying rent, but is not anticipated to take occupancy June 2019. We cannot assure you that this tenant will take occupancy as anticipated or at all.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	1	51,299	15.9%	51,299	15.9%	$59.23	21.5%	21.5%
2021	0	0	0.0%	51,299	15.9%	$0.00	0.0%	21.5%
2022	0	0	0.0%	51,299	15.9%	$0.00	0.0%	21.5%
2023	0	0	0.0%	51,299	15.9%	$0.00	0.0%	21.5%
2024	0	0	0.0%	51,299	15.9%	$0.00	0.0%	21.5%
2025	1	23,017	7.1%	74,316	23.0%	$34.00	5.5%	27.0%
2026	0	0	0.0%	74,316	23.0%	$0.00	0.0%	27.0%
2027	0	0	0.0%	74,316	23.0%	$0.00	0.0%	27.0%
2028	4	130,528	40.4%	204,844	63.5%	$42.84	39.5%	66.5%
Thereafter	4	117,335	36.3%	322,179	99.8%	$40.39	33.5%	100.0%
Vacant	NAP	635	0.2%	322,814	100.0%	NAP	NAP
Total / Wtd. Avg.	10	322,814	100.0%			$43.93	100.0%
(1)	Based on the underwritten rent roll dated September 1, 2018.

(2)	Annual U/W Base Rent PSF based on in-place rents paid by the underlying tenants to the Pier 70 Master Tenant, with rent steps through September 30, 2019. See footnote (7) to Property Information chart above regarding the master lease structure at the Pier 70 Property.

The Loan. The Pier 70 loan (the “Pier 70 Loan”) is part of a whole loan consisting of two pari passu promissory notes with an aggregate original principal balance of $115,000,000 (the “Pier 70 Whole Loan”). The Pier 70 Whole Loan is secured by the borrower’s leasehold interest in a 322,814 sq. ft. mixed-use project located in the Dogpatch neighborhood of San Francisco, California (the “Pier 70 Property”) and a pledge of the Pier 70 Managing Member’s interest in the Pier 70 Master Tenant (each as defined under “—Put Option” below). The Pier 70 Whole Loan has a 10-year initial term, is interest-only for the entire term and accrues interest at a fixed rate that is equal to 4.87800%. The Pier 70 Loan, which will be included in the DBGS 2018-C1 securitization transaction, is evidenced by the controlling Note A-1 and has an original principal balance of $80,000,000.

A-3-18

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

The table below summarizes the promissory notes that comprise the Pier 70 Whole Loan. The note held by GSMC is expected to be contributed to one or more future securitization transactions. The relationship between the holders of the Pier 70 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
A-2	$35,000,000	$35,000,000	GSMC	No
Total	$115,000,000	$115,000,000

The Pier 70 Whole Loan proceeds were used to repay existing debt relating to construction and seismic retrofitting, fund reserves, pay closing costs and return equity to the borrower sponsor. Based on the “as is” appraised value of $217,300,000 as of July 12, 2018, the Cut-off Date LTV is 52.9%. The most recent prior financing of the Pier 70 Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$115,000,000	100.0%	Construction Loan Payoff	$40,574,443	35.3%
			Seismic Loan Payoff	25,154,375	21.9
			Principal Equity Distribution	22,384,051	19.5
			Unfunded Obligations Reserve	14,800,300	12.9
			Restoration Hardware Reserve	4,093,962	3.6
			Reserves	6,320,333	5.5
			Closing Costs	1,672,536	1.5
Total Sources	$115,000,000	100.0%	Total Uses	$115,000,000	100.0%

The Borrower / Sponsor. The borrower is Historic Pier 70, LLC, a single purpose Delaware limited liability company structured to be a bankruptcy remote entity with two independent directors in its organizational structure. The borrower sponsor and nonrecourse carveout guarantor is Julian Robert Orton, III (a/k/a J.R. Orton, III), an individual.

J.R. Orton, III is the President of Orton Development Inc. (“ODI”) Since 1984, ODI has engaged in rehabilitation and redevelopment projects. ODI projects total over twenty million sq. ft., spanning approximately eighty properties including office, industrial, R&D, and live-work space. ODI focuses on design to address vacancy, urban blight, environmental damage, structural challenges, and functional obsolescence, with a specialty in repositioning large and historic properties. ODI is based in Emeryville, California with additional offices in San Francisco and Pasadena, California; Charlotte, North Carolina; and Indianapolis, Indiana.

The Property. The Pier 70 Property is an approximately 322,814 sq. ft., nine building, mixed-use property that was built between 1885 and 1941 and subsequently expanded and renovated in 2018. The collateral for the Pier 70 Whole Loan is (i) a leasehold interest in certain land and improvements on such land in the historic core of Pier 70, which was recently redeveloped in San Francisco’s historical industrial core, and (ii) an equity pledge of the Pier 70 Managing Member’s interest in the Pier 70 Master Tenant. The Pier 70 Property was formerly the headquarters of Union Iron Works and west coast headquarters of Bethlehem Steel. The Pier 70 Property is situated on the waterfront within the Dogpatch district. After the borrower sponsor signed a 66-year ground lease with the Port of San Francisco, seismic retrofitting and new building systems for seven buildings began in mid-2015 and completed in 2017 (except for Building 101 and Building 102, which are scheduled to be completed in 2019). Tenants in the Pier 70 Property include Uber Technologies, Restoration Hardware, Inc. and Obscura Digital, a Madison Square Garden company.

The Pier 70 Property is located in the center of the greater Pier 70 district redevelopment area intended to reintegrate and restore the 69-acre Pier 70 Area. The area includes plans for 1,150 to 2,150 apartment units adjacent to the Pier 70 Property, additional waterfront retail and amenities, and planned light rail stops connecting Dogpatch and Mission Bay to downtown San Francisco through the city’s Central Subway Project, the latest extension of San Francisco’s transit plan. We cannot assure you that this project will be completed as anticipated or at all. The Pier 70 Property is 99.8% leased to five tenants as of September 1, 2018.

Major Tenants.

Uber Technologies (“Uber”) (131,070 Sq. Ft.; 40.6% of NRA; 40.6% of U/W Base Rent). Uber leases two suites: 113W, which is predominantly office and amenity space (lease expiration January 31, 2020) and 114-116, which is used for research and development (lease expiration April 30, 2028). Currently, Uber operates several subsidiary companies at this location including JUMP, Elevate, and Otto. JUMP is Uber’s recently acquired Uber Bike platform which operates dockless, pedal-assist bikes. Uber Elevate is Uber’s initiative

A-3-19

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

to launch uberAIR, which is an aerial electric ride-hailing service. Otto is an American self-driving technology company that focuses on radars, cameras and laser sensors to detect obstacles. The Pier 70 Property is approximately three miles from the future Uber headquarters in Mission Bay. In addition to the tenant improvement allowance provided by the borrower sponsor, Uber reportedly invested $15 million ($114 PSF) to complete their buildout.

JUUL Labs, Inc. (“JUUL”) (61,385 Sq. Ft.; 19.0% of NRA; 17.0% of U/W Base Rent). JUUL manufactures and markets e-cigarettes. Its products include device kits, JUULpods in different flavors, and accessories. JUUL retails its products online, through its e-commerce platform. The Pier 70 Property serves as JUUL’s headquarters location. JUUL currently subleases building 104 from Tea Collection through October 2022. JUUL recently signed a direct lease with the borrower sponsor to extend the term of building 104 and to expand into an additional 15,383 sq. ft. in building 102 and 123. Building 102 is currently under renovation and expected to be completed by March 2019 with rent commencing in April 2019. We cannot assure you that this construction will be completed as anticipated or at all. According to news reports, the FDA conducted an inspection at JUUL’s space on September 28, 2018 as part of a reported effort to curtail e-cigarette sales to minors. See “—Description of the Mortgage Pool-Mortgage Pool Characteristics-Property Types” in the Prospectus.

Restoration Hardware, Inc. (“Restoration Hardware”) (55,950 Sq. Ft.; 17.3% of NRA; 16.5% of U/W Base Rent). Pier 70 will be home to a new Restoration Hardware showroom. The Restoration Hardware space is under construction and anticipated to be completed in December 2019. We cannot assure you that this construction will be completed as anticipated or at all. Restoration Hardware anticipates taking occupancy by January 2020. Restoration Hardware is also constructing an additional 13,050 sq. ft. of showroom space. Restoration Hardware anticipates taking occupancy in this expansion space by January 2020. Restoration Hardware is currently in possession of their premises, paying rent and investing additional capital in their space to complete tenant improvements. We cannot assure you that this tenant will take occupancy or continue paying rent as anticipated or at all.

ZenPayroll, Inc., dba Gusto, (“Gusto”) (50,757 Sq. Ft.; 15.7% of NRA; 20.4% of U/W Base Rent). Gusto operates an online platform that provides payroll, benefits, human resource, and integration services for employers and employees in the United States. Gusto was founded in 2011 and is headquartered at the Pier 70 Property with an additional office in Denver, Colorado. Gusto operates in all 50 states.

Obscura Digital, a Madison Square Garden company (“Obscura”) (23,017 Sq. Ft.; 7.1% of NRA; 5.5% of U/W Base Rent). Obscura designs and develops immersive, interactive digital art installations and experiences around the world. Obscura was founded in 2000 and was acquired by Madison Square Garden in November 2017 for an undisclosed sum. Obscura uses the Pier 70 Property as an office space and studio showroom for large visual productions.

Environmental Matters. According to a Phase I environmental report, dated August 14, 2018, based on the results of the previous environmental investigations, there is a controlled recognized environmental condition at the Pier 70 Property related to elevated levels of polycyclic aromatic hydrocarbons, heavy metals, and petroleum hydrocarbons above the San Francisco Bay Regional Water Quality Control Board’s environmental screening levels. Due to the installation of durable covers, adoption of institutional controls, monitoring and maintenance, the environmental report determined that health risks to commercial users is mitigated and controlled and no additional investigation or mitigating measures are needed.

The Market. The Pier 70 Property is located in the South Market submarket within the Dogpatch District of San Francisco. The Pier 70 Property benefits from a central waterfront location surrounded by transit, local amenities, parks, public open spaces, and entertainment attractions. The Pier 70 Property is located three blocks south of Mission Bay where the new Golden State Warriors’ Chase Center, UCSF hospital and campus and the San Francisco Giant’s AT&T Park is located. Slated to open for the Warriors’ 2019-2020 season, the future 18,000 seat Chase Center Stadium is expected to host NBA basketball games, concerts, cultural events, family shows, and convention activities. We cannot assure you that this project will be completed as anticipated or at all.

According to the appraisal, the Pier 70 Property is served by local transportation options and is connected to all of San Francisco and the Greater Bay Area via the MUNI bus and light rail, the CalTrain and Interstate 280. The nearest MUNI light rail station is located within one block of the Pier 70 Property at 3rd and 20th Streets. There is a CalTrain Station at 22nd and Indiana Street. The San Francisco International Airport is located about 15 miles from the Pier 70 Property; travel time is about 30 minutes, depending on traffic conditions. The San Francisco CBD, the economic and cultural center of the region, is approximately three miles north of the Pier 70 Property.

The appraisal identifies five comparable office leases and four comparable industrial leases. Office rents range from $51.00 to $86.00 PSF with a concluded a market rent of $60.00 PSF NNN. Industrial rents range from $29.00 to $63.94 PSF with a concluded a market rent of $38.00 PSF NNN.

A-3-20

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Comparable Office Leases(1)
Property Name	Year Built	# of Stories	Total GLA (Sq. Ft.)	Tenant Name	Lease Date	Term (Mos.)	Lease Area (Sq. Ft.)	Annual Base Rent PSF	Lease Type
Pier 70 Property	1885-1941	1	322,814(2)	Various(2)	Various(2)	Various(2)	Various(2)	$48.58(2)	Various(2)
350 Rhode Island North	2002	4	127,074	City & County of San Francisco	Jul-18	180	125,122	$51.00	Net
660 Third St.	1920	4	95,904	Eero	Jun-18	60	30,253	$72.00	Modified Gross
China Basin Wharfside	NAV	NAV	502,579	Lyft	Apr-18	90	57,692	$86.00	Full Service
645 Harrison St.	1947	4	148,076	Planet Labs	Apr-18	60	65,000	$62.00	Modified Gross
Foundry Square IV	2003	10	247,238	Slack	Jan-17	120	228,998	$56.50	Net
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2018.

Comparable Industrial Leases(1)
Property Name	Year Built	# of Stories	Total GLA (Sq. Ft.)	Tenant Name	Lease Date	Term (Mos.)	Lease Area (Sq. Ft.)	Annual Base Rent PSF	Lease Type
Pier 70 Property	1885-1941	1	322,814(2)	Various(2)	Various(2)	Various(2)	Various(2)	$33.99(2)	Various(2)
208 Utah St.	1911	4	76,453	Strava	Jul-18	84	34,000	$63.94	Modified Gross
450 Shotwell St.	1918	2	38,159	Driver	Dec-17	72	23,500	$63.94	Modified Gross
1201 Bryant St.	1927	4	139,741	GM Cruise LLC	Jun-17	98	139,741	$52.50	Modified Gross
1960 Folsom St.	1937	1	29,000	Victory Automotive	Feb-16	180	29,000	$29.00	Modified Gross
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2018.

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W(2)	U/W PSF
Base Rent	$14,151,909	$43.84
Reimbursement Revenue	2,900,300	$8.98
Parking Revenue	140,400	$0.43
Market Revenue from Vacant Units	30,763	$0.10
Gross Revenue	$17,223,372	$53.35
Less: Vacancy	(861,169)	($2.67)
Effective Gross Revenue	$16,362,203	$50.69
Total Operating Expenses	3,732,653	$11.56
Net Operating Income	$12,629,550	$39.12
TI/LC	106,673	$0.33
Replacement Reserves	64,563	$0.20
Net Cash Flow	$12,458,314	$38.59
(1)	Historical financials are not available because the property was redeveloped between 2015 and 2018. Portions of the Pier 70 Property are still under construction and are anticipated to be completed in December 2018. We cannot assure you that this construction will be completed as anticipated or at all.

(2)	Substantially all of the Pier 70 Property is subject to a master lease relating to the historic tax credit structure of the Pier 70 Whole Loan. U/W Net Cash Flow is based on the underlying tenant rents. However, for so long as the master lease is in effect, the borrower will be entitled to receive payments only under the master lease (as to the master leased portion of the Pier 70 Property) and not the underlying tenant rents. The master lease rents are less than U/W Net Cash Flow, and are set forth below under “Master Lease.”

A-3-21

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Ground Lease. The borrower’s interest with respect to the Pier 70 Property is through a ground lease from the City and County of San Francisco operating by and through the San Francisco Port Commission (“Ground Lessor”), that commenced on July 29, 2015 and expires on July 29, 2081 (the “Ground Lease”). The borrower is required to pay the following amounts under the Ground Lease:

—	On a monthly basis beginning on the date at which the developer, ODI, recovers its equity and achieves an initial return on investment, (the “Developer Equity Repayment Date”), rent (the “Participation Rent”) in an amount equal to 50% of any remaining revenues and payments received by the borrower from the Pier 70 Property after subtracting out operating expenses, debt service payments due under the Pier 70 Whole Loan and the Port Loan and any parking tax payable to the City of San Francisco; provided that while the Pier 70 Master Lease is in place, rents from the Pier 70 Master Tenant will be disregarded for purposes of determining the Participation Rent, and the revenues and payments received by Pier 70 Master Tenant less its operating expenses will be utilized to calculate the Participation Rent instead of such Pier 70 Master Lease rent. Pursuant to an estoppel from the Ground Lessor, the payment of Participation Rent may only be made after payment of debt service payments due under the Pier 70 Whole Loan and the Port Loan. In the event the Issuing Entity takes title to the Pier 70 Property as a result of a foreclosure or deed-in-lieu of foreclosure or similar transaction, the Developer Equity Repayment Date will reset and not be deemed to have occurred with respect to the Issuing Entity until an amount equal to any then outstanding equity and initial return on investment of borrower, the outstanding amount of the Pier 70 Whole Loan and any foreclosure costs (less any amount received from any guarantor of the Pier 70 Whole Loan in respect of repayment of the Pier 70 Whole Loan) (“Lender Developer Equity”) has been repaid.

—	On a monthly basis beginning ten years following the Developer Equity Repayment Date, rent in an amount equal to $16,667, adjusted based on the Consumer Price Index every five years (the “Minimum Rent”). On the tenth anniversary of the commencement of paying the Minimum Rent (and every tenth anniversary thereafter), the Minimum Rent will be adjusted to the higher of (i) the Minimum Rent then in effect or (ii) 60% of the average Participation Rent over the immediately preceding 5 years. Minimum Rent will not be due under the Ground Lease for any month in which Participation Rent due for such month is greater than the amount of Minimum Rent that would be due for such month.

—	Late charges and default interest under the Ground Lease.

—	The borrower is required to pay the Ground Lessor 50% of any net proceeds received in connection with any financing of the Pier 70 Property (including the Pier 70 Whole Loan) and a portion (10%) of any net proceeds received in connection with any transfer of the Pier 70 Property, with certain exceptions. In the event the Issuing Entity (or its successors or assigns or its wholly-owned subsidiary) takes title to the Pier 70 Property as a result of a foreclosure or deed-in-lieu of foreclosure or similar transaction, the sharing of net transfer or refinancing proceeds with respect to a subsequent transfer or refinancing will apply, but any such proceeds will be reduced by the amount of the Lender Developer Equity.

Master Lease. The renovation of the Pier 70 Property qualified for federal historic tax credits. The borrower sold 99% of the federal historic tax credits to Bank of America, N.A. In order to facilitate this sale, the borrower, as landlord, entered into a master lease with respect to the Historic Buildings (the “Pier 70 Master Lease”) with Historic P70 Master Tenant, LLC, as tenant (the “Pier 70 Master Tenant”), which is 99% owned by Bank of America, N.A. and 1% owned by P70 Management LLC (the “Pier 70 Managing Member”). Both the borrower and the Pier 70 Master Tenant are managed by the Pier 70 Managing Member, which is owned and controlled by the borrower sponsor. The borrower is 10% owned by the Pier 70 Master Tenant.

Pursuant to the Pier 70 Master Lease, the Pier 70 Master Tenant is entitled to rents from tenants located in buildings 14, 29, 101, 104, 113E, 113W, 114, 115, 116 and 123 at the Pier 70 Property (the “Historic Buildings”) and is required to pay operating expenses and capital expenditures related to the Historic Buildings. The Pier 70 Master Tenant is required to pay the following annual base rent (the “Pier 70 MT Base Rent”) to the borrower:

Year	Annual Base Rent	Year	Annual Base Rent
2018	$11,080,000	2028	$12,261,856
2019	$11,100,000	2029	$12,292,511
2020	$11,280,000	2030	$12,323,242
2021	$11,470,000	2031	$12,354,050
2022	$11,760,000	2032	$12,384,935
2023	$12,140,000	2033	$12,415,897
2024	$12,140,000	2034	$12,446,937
2025	$12,170,350	2035	$12,478,055
2026	$12,200,776	2036	$12,509,250
2027	$12,231,278	2037	$12,540,523

A-3-22

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

If all of the Pier 70 Master Tenant’s cash receipts (excluding cash from capital contributions, loans and casualty/condemnation proceeds, prepayments, security deposits), less its operating expenses and amounts payable to Bank of America, N.A. under the Pier 70 Master Tenant’s operating agreement (“Pier 70 Master Tenant Net Cash Flow”) are insufficient to pay rent in full according to the above schedule in addition to impositions, the Pier 70’s Master Tenant’s monetary obligations under the Pier 70 Master Lease will nonetheless be deemed satisfied so long as Pier 70 Master Tenant applies 100% of its Pier 70 Master Tenant Net Cash Flow to the partial satisfaction of such monetary obligations and pays the remainder on a deferred basis within 12 months of the otherwise due date.

The Pier 70 Master Lease is subordinate to the Pier 70 Whole Loan, pursuant to a subordination, non-disturbance and attornment agreement. Such agreement imposes certain restrictions on the lender’s remedies, including restrictions on the ability to terminate the Pier 70 Master Lease during the period wherein the historic tax credits are subject to recapture, and restrictions on the lender’s ability to transfer the Pier 70 Property following a foreclosure and replace the Pier 70 Managing Member.

The Pier 70 Master Lease currently does not encompass income generated by building 102. The borrower collects rent on Building 102 and pays associated expenses. The lender is required to permit the borrower to amend the Pier 70 Master Lease to include Building 102, subject to an annual increase to Pier 70 MT Base Rent.

Put Option. When Bank of America, N.A. achieves its required internal rate of return and certain other conditions are satisfied (the “Flip Date”), the respective interests in the Pier 70 Master Tenant will automatically change to 5% owned by Bank of America, N.A. and 95% owned by the Pier 70 Managing Member.

For the 6 months following the later of the expiration of the period during which the federal historic tax credits are subject to recapture and the Flip Date, Bank of America, N.A. will have the right to put its 5% interest in the Pier 70 Master Tenant to the Pier 70 Managing Member (the “Put Option”) for a price equal to (i) 5% of the capital contributions of Bank of America, N.A. to the Pier 70 Master Tenant (“Base Put Price”) plus (ii) an amount determined by Bank of America, N.A. in its sole discretion but no greater than the lesser of (a) the sum of certain amounts payable to Bank of America, N.A. then outstanding and (b) an amount that when added to the Base Put Price equals the fair market value (as determined by an independent appraiser) of Bank of America, N.A.’s interest in the Pier 70 Master Tenant. After Bank of America, N.A. closes on its Put Option, the lender can require the borrower to terminate the Master Lease and collect all rents directly. Bank of America N.A. is not obligated to exercise its Put Option.

Property Management. The Pier 70 Property is managed by Hall Equities Group, a California corporation that is not an affiliate of the borrower.

Lockbox and Cash Management. The Pier 70 Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to direct the tenants (other than the tenants leasing space that is subject to the Pier 70 Master Lease) to pay rent directly to a lender-controlled lockbox account and the borrower is required to cause all cash revenues relating to the Pier 70 Property (including rents received from the Pier 70 Master Tenant under the Pier 70 Master Lease) and all other money received by the borrower or the property manager with respect to the Pier 70 Property (other than (i) tenant security deposits required to be held in escrow accounts and (ii) amounts due to the Pier 70 Master Tenant under the leases relating to space that is subject to the Pier 70 Master Lease) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day, all amounts in the lockbox account are required to be swept into the cash management account.

For so long as no Pier 70 Trigger Period or event of default under the Pier 70 Whole Loan is continuing, all amounts in the cash management account in excess of the aggregate amount required to be paid to or reserved with the lender on the next monthly payment date are required to be swept into a borrower-controlled operating account on each business day, except as described below under “Initial and Ongoing Reserves—Major Tenant Reserve” and “—Put Option Reserve”. During the continuance of a Pier 70 Trigger Period (or, at the lender’s discretion, during the continuance of an event of default under the Pier 70 Whole Loan), all amounts in the cash management account are required to be applied to the payment of debt service and operating expenses and the funding of required reserves, with any remaining amounts (except as described below under “Initial and Ongoing Reserves—Major Tenant Reserve” and “—Put Option Reserve”) to be reserved in an excess cash flow reserve account as additional collateral.

“Pier 70 Trigger Period” means each period (i) that commences when net operating income, determined as of the first day of any quarter, is less than $9,382,814 and concludes when net operating income, determined as of the first day of each of two consecutive quarters thereafter, is equal to or greater than $9,382,814, and (ii) that commences when certain financial statements required to be delivered by the borrower are not delivered and concludes when such financial statements are delivered and indicate that no Pier 70 Trigger Period is ongoing.

A-3-23

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Initial and Ongoing Reserves.

Basic Carrying Costs Escrow. On the origination date, the borrower deposited approximately $2,267,641 into a basic carrying costs escrow account. On each payment date, the borrower will be required to fund (i) a monthly amount equal to 1/12 of the amount of taxes that the lender reasonably estimates will be payable during the next ensuing 12 months and (ii) the ground rent reserve in a monthly amount equal to 1/12 of the amount of ground rent that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance escrows are waived so long as (i) no event of default under the Pier 70 Whole Loan is continuing and (ii) the borrower has provided lender with evidence that insurance satisfying the insurance policy requirements in the Pier 70 Whole Loan documents has been obtained under a blanket insurance policy. If such conditions are no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount of insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months.

TI/LC Reserve. On the origination date, the borrower deposited $2,000,000 into a tenant improvement and leasing commission reserve. On each payment date, the borrower is required to fund the tenant improvement and leasing commission reserve in an amount equal to $40,352 (subject to a cap of $2,000,000, excluding amounts attributable to termination proceeds).

Unfunded Obligations Reserve. On the origination date, the borrower deposited $14,800,300 into an unfunded obligations reserve relating to outstanding base work and tenant improvements at the Restoration Hardware space and leasing commissions for Gusto and JUUL.

Port Loan Reserve. On the origination date, the borrower deposited $52,692 into a reserve relating to the Port Loan (as described under “—Current Mezzanine or Subordinate Indebtedness” below). In addition, to the extent the amount on reserve is less than 300% of the first principal and interest payment under the Port Loan, then the borrower will be required to reserve an amount equal to such difference.

Capital Expenditure Reserve. On each payment date, the borrower is required to escrow an amount equal to approximately $5,380 into a capital expenditure reserve (subject to a cap of $175,000).

Buildings 102 and 113 Capital Expenditure Reserve. On the origination date, the borrower deposited $2,000,000 into a reserve for future capital expenditures related to Building 102 (JUUL expansion space) and Building 113 (future coffee bar in the 113 atrium). The borrower sponsor is expected to use this reserve for hard and soft construction costs associated with the construction of Building 102 and any of the small spaces in Building 113. Any excess will be released on the date the construction of Building 102 is substantially complete.

Major Tenant Reserve. During the continuance of any Pier 70 Major Tenant Reserve Period, all amounts in the cash management account in excess of debt service, operating expenses and required reserves (other than the excess cash flow reserve) will be reserved in the major tenant reserve (subject to a cap of $4,000,000) for reimbursement of tenant improvements and leasing commissions with respect to the affected space.

“Pier 70 Major Tenant Reserve Period” means each period (i) that commences upon the occurrence of a Pier 70 Major Tenant Event and concludes when (i) the space subject to such Pier 70 Major Tenant Event has been leased to a tenant that is in occupancy and open for business pursuant to a lease approved by the lender or (ii) such Pier 70 Major Tenant Event has ceased to exist (provided no other Pier 70 Major Tenant Event exists).

“Pier 70 Major Tenant Event” occurs when Uber (with respect to Uber Suite 113W or Uber Suite 114-116) or Gusto (with respect to its space) or any successor tenant (i) files for bankruptcy, is adjudged bankrupt, is insolvent or otherwise makes a general assignment for the benefit of its creditors, (ii) gives notice of termination of its lease, (iii) vacates or ceases all or substantially all operations of its business in such leased premises, (iv) is entitled to terminate its lease as a result of a continuing event of default under the terms of its lease, or (v) fails to extend the term of its lease as of the earlier of 12 months prior to the lease expiration or the date required pursuant to its lease.

Put Option Reserve. Prior to the date that is the earlier to occur of (i) June 1, 2024 or (ii) 90 days prior to the 5th anniversary of the date on which the last Historic Building is placed in service for purposes of Section 47(b) of the Internal Revenue Code, either (i) the borrower will be required to escrow, or provide a letter of credit equal to, an amount equal to $1,018,323 (or such larger amount as the lender determines in good faith is the estimated price of the Put Option) or (ii) all amounts in the cash management account in excess of debt service, operating expenses and required reserves (other than the major tenant and excess cash flow reserves) will be reserved in the put option reserve (subject to a cap of $1,018,323 or such larger amount as the lender determines in good faith is the estimated price of the Put Option).

A-3-24

400-600 20th Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 2 Pier 70	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 52.9% 2.19x 11.0%

Restoration Hardware Reserve. The borrower has provided a letter of credit in lieu of a required reserve deposit in the amount of $4,093,962, which represents 110% of costs that tenant Restoration Hardware has identified as unforeseen costs related to the renovation of their building for which Restoration Hardware believes it should be reimbursed. The borrower is disputing these expenses and the $4,093,962 letter of credit will be held by the Lender until the dispute is resolved through an amendment to the lease and a clean estoppel is delivered to the Lender. The $4,093,962 letter of credit may be replaced by funds placed into the applicable reserve account.

Current Mezzanine or Subordinate Indebtedness.

Port Loan. The borrower entered into a loan with the San Francisco Port Commission (the “Port”) in the original principal amount of $1,500,000 (the “Port Loan”) in order to provide financing to the borrower, as tenant under the Ground Lease, for a portion of the seismic work performed on Building 113. Interest has been accruing on the Port Loan at a per annum rate of 4.41% since July 29, 2015. The first payment date under the Port Loan is the first day of the first full calendar month following the Developer Equity Repayment Date, and thereafter the accrued interest will be added to the principal balance. The Port Loan will be a 10-year fully amortizing loan. The Port Loan is unsecured and will be subordinate to the Pier 70 Whole Loan.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None

A-3-25

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

A-3-26

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

A-3-27

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

A-3-28

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

Mortgage Loan Information
Loan Seller:	GSMC
Loan Purpose:	Refinance
Borrower Sponsor:	USRA Institutional Net Lease Fund II, LLC
Borrower:	Needham Travel Property LLC
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	7.0%
Interest Rate(2):	4.88325%
Payment Date:	6th of each month
First Payment Date:	September 6, 2018
Anticipated Repayment Date(2):	August 6, 2028
Maturity Date(2):	December 6, 2030
Amortization:	Interest Only, ARD
Additional Debt(1):	$23,150,000 Pari Passu Debt
Call Protection:	L(11), YM1(105), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$349
Balloon Balance / Sq. Ft.(5):	$349
Cut-off Date LTV:	64.6%
Balloon LTV(5):	64.6%
Underwritten NOI DSCR:	1.86x
Underwritten NCF DSCR:	1.82x
Underwritten NOI Debt Yield:	9.2%
Underwritten NCF Debt Yield:	9.0%
Underwritten NOI Debt Yield at Balloon(5):	9.2%
Underwritten NCF Debt Yield at Balloon(5):	9.0%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Needham, MA
Year Built / Renovated:	2015 / NAP
Total Sq. Ft.:	280,892
Property Management:	NREM Needham Bldg 3 Manager, LLC
Underwritten NOI(6):	$9,035,059
Underwritten NCF(6):	$8,824,003
Appraised Value(7):	$152,000,000
Appraisal Date:	May 16, 2018

Historical NOI
Most Recent NOI:	$9,265,796 (T-12 March 31, 2018)
2017 NOI:	$9,265,873 (December 31, 2017)
2016 NOI:	$9,276,551 (December 31, 2016)
2015 NOI:	$1,107,186 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (October 1, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)

(1)	The Original Balance and Cut-off Date Balance of $75,000,000 represents the controlling note A-1 of the $98,150,000 TripAdvisor HQ Whole Loan evidenced by two pari passu notes. See “—The Loan” below

(2)	The TripAdvisor HQ Whole Loan has an Anticipated Repayment Date of the payment date in August 2028 and a final maturity date of the payment date in December 2030. From and after the TripAdvisor HQ Anticipated Repayment Date, the TripAdvisor HQ Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 4.88325% plus 3.00%, (ii) 7.79% and (iii) the 2.5-year swap rate as of the TripAdvisor HQ Anticipated Repayment Date, plus 4.89%; however, interest accrued at the excess of the TripAdvisor HQ Adjusted Interest Rate over the TripAdvisor HQ Initial Interest Rate will be deferred. In addition, from and after the TripAdvisor HQ Anticipated Repayment Date, all excess cash flow from the TripAdvisor HQ Property after the payment of reserves, interest calculated at the TripAdvisor HQ Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the TripAdvisor HQ Whole Loan until paid in full and (ii) second to the payment of TripAdvisor HQ Excess Interest.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	Financial Information is based on the $98,150,000 balance of the TripAdvisor HQ Whole Loan.

(5)	The Balloon Balance / Sq. Ft., Balloon LTV, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon are based on the balance as of the TripAdvisor HQ Anticipated Repayment Date.

(6)	Underwritten NOI and Underwritten NCF are based on the June 1, 2018 rent roll, executed lease and lender adjustments. See “Cash Flow Analysis” herein.

(7)	Appraised Value is the “retrospective market value as-is”, which applies an annual adjustment to comparable sales of 3%. In addition, the appraisal concluded a “retrospective hypothetical go dark value as-is” appraised value of $116.0 million as of May 16, 2018, which would result in a Cut-off Date LTV of 84.6%.

A-3-29

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent(2)	Lease Expiration

TripAdvisor	NR/NR/NR	280,892	100.0%	$33.00	100.0%	12/31/2030
Total / Wtd. Avg. Occupied		280,892	100.0%	$33.00	100.0%
Vacant Space		0	0.0%
Total / Wtd. Avg.		280,892	100.0%

(1)	Based on the underwritten rent roll dated June 1, 2018.

(2)	Includes approximately $315,201 in contractual rent steps through September 2019.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	280,892	100.0%	280,892	100.0%	$33.00	100.0%	100.0%
Vacant	NAP	0	0.0%	280,892	100.0%	NAP	NAP
Total / Wtd. Avg.	1	280,892	100.0%			$33.00	100.0%

(1)	Based on the underwritten rent roll dated June 1, 2018.

The Loan. The TripAdvisor HQ loan (the “TripAdvisor HQ Loan”) is part of a whole loan consisting of two pari passu promissory notes with an aggregate original balance of $98,150,000 (the “TripAdvisor HQ Whole Loan”). The TripAdvisor HQ Whole Loan is a fixed rate loan secured by the borrower’s fee simple interest in a 280,892 sq. ft. Class A office building located in Needham, Massachusetts (the “TripAdvisor HQ Property”) that is 100.0% occupied by TripAdvisor, Inc. (“TripAdvisor”), an online travel company and the sole tenant at the TripAdvisor HQ Property, pursuant to an approximately 15-year triple-net (“NNN”) lease (the “TripAdvisor Lease”).

The TripAdvisor HQ Whole Loan, with an original principal balance of $98,150,000, is structured with an anticipated repayment date of the payment date in August 2028 (the “TripAdvisor HQ Anticipated Repayment Date”), a final maturity date of the payment date in December 2030, and will be interest-only for the entire term. From and after the TripAdvisor HQ Anticipated Repayment Date, the TripAdvisor HQ Whole Loan accrues interest at a fixed rate (the “TripAdvisor HQ Adjusted Interest Rate”) that is equal to the greater of (i) 4.88325% (the “TripAdvisor HQ Initial Interest Rate”) plus 3.00%, (ii) 7.79% and (iii) the 2.5-year swap rate as of the TripAdvisor HQ Anticipated Repayment Date plus 4.89%; however, interest accrued at the excess of the TripAdvisor HQ Adjusted Interest Rate over the TripAdvisor HQ Initial Interest Rate will be deferred (such excess interest, the “TripAdvisor HQ Excess Interest”). In addition, from and after the TripAdvisor HQ Anticipated Repayment Date, all excess cash flow from the TripAdvisor HQ Property after the payment of reserves, interest calculated at the TripAdvisor HQ Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the TripAdvisor HQ Whole Loan until paid in full and (ii) second to the payment of TripAdvisor HQ Excess Interest.

A-3-30

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

The table below summarizes the promissory notes that comprise the TripAdvisor HQ Whole Loan. The note held by GSMC is expected to be contributed to one or more future securitization transactions. The relationship between the holders of the TripAdvisor HQ Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	DBGS 2018-C1	Yes
A-2	$23,150,000	$23,150,000	GSMC	No
Total	$98,150,000	$98,150,000

The TripAdvisor HQ Whole Loan proceeds were used to repay existing debt of approximately $98.5 million and pay approximately $1.0 million in closing costs. Based on the “retrospective market value as-is” appraised value of $152,000,000 as of May 16, 2018, which applies an annual adjustment to comparable sales of 3%, the Cut-off Date LTV is 64.6%. In addition, the appraisal concluded a “retrospective hypothetical go dark value as-is” appraised value of $116.0 million as of May 16, 2018, which would result in a Cut-off Date LTV of 84.6%. The most recent prior financing of the TripAdvisor HQ Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$98,150,000	98.6%	Loan Payoff	$98,511,492	99.0%
Principal’s New Cash Contribution	1,391,592	1.4%	Closing Costs	1,030,100	1.0%
Total Sources	$99,541,592	100.0%	Total Uses	$99,541,592	100.0%

The Borrower / Borrower Sponsor. The borrower is Needham Travel Property LLC, a Delaware limited liability company structured to be a bankruptcy remote entity with two independent directors in its organizational structure. The borrower sponsor is USRA Institutional Net Lease Fund II, LLC, a Delaware limited liability company, and the nonrecourse carveout guarantor is USRA Net Lease II Capital Corp., a Delaware corporation. USRA Net Lease II Capital Corp. is the master fund through which US Realty Advisors, LLC invests in properties. US Realty Advisors, LLC is the managing member of the borrower sponsor.

The Property. The TripAdvisor HQ Property is a suburban office building totaling approximately 280,892 sq. ft. located in Needham, Massachusetts. The TripAdvisor HQ Property was built in 2015 for TripAdvisor as their global headquarters and is a six-story, 280,892 sq. ft., LEED-gold office property. The building is located in the Center 128 development along I-95/Route 128 in the Central 128 submarket.

Major Tenant.

TripAdvisor (280,892 Sq. Ft.; 100.0% of NRA; 100.0% of U/W Base Rent) The TripAdvisor HQ Property is TripAdvisor’s global headquarters. In 2015, TripAdvisor relocated its headquarters from Newton, Massachusetts to the TripAdvisor HQ Property in Needham, Massachusetts, the location where TripAdvisor was founded, and signed an approximately 15 year NNN lease with two extension options of five years each and no termination options. The TripAdvisor Lease has a fully extended term of approximately 25 years. As TripAdvisor’s global corporate headquarters, the location serves TripAdvisor’s executive, managerial and administrative functions. Approximately 1,100 employees are located at the TripAdvisor HQ Property today.

The current Chief Executive Officer and President of TripAdvisor is Stephen Kaufer, who co-founded the company in February 2000. In April 2004, TripAdvisor was acquired by IAC/InterActiveCorp (“IAC”). In August 2005, IAC spun-off its portfolio of travel brands, including TripAdvisor, into a separate corporation called Expedia. In December 2011, Expedia completed a spin-off of TripAdvisor into a separate publicly-traded company, and TripAdvisor began trading on the NASDAQ under the trading symbol “TRIP.”

Environmental Matters. The Phase I environmental report dated May 24, 2018 recommended no further action at the TripAdvisor HQ Property.

The Market. The TripAdvisor HQ Property is located in the 128 Central submarket within the Greater Boston office market. The TripAdvisor HQ Property is located at the New England Business Center and is surrounded by major corporate neighbors including Coca-Cola, Gillette, Warner Brothers and Reuters. The TripAdvisor HQ Property benefits from its position on I-95’s frontage road, which is a major thoroughfare in the area. The New England Business Center is primarily commercial use and offers proximity to recreational amenities such as the Cutler Park Reservation.

As of the first quarter of 2018, the 128 Central office submarket consisted of approximately 31.3 million sq. ft. with an overall market vacancy of 10.7% and average asking rents of $32.32 PSF. During the same period, the Boston office market consisted of approximately 171 million sq. ft. with an overall market vacancy of 8.5% and average asking rents of $33.55 PSF.

A-3-31

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

The appraisal identified five comparable office leases that had NNN base rents ranging from $30.60 to $38.50 PSF with an average of $33.82 PSF and concluded a market NNN rent of $35.00 PSF. The in-place base rent PSF at the TripAdvisor HQ Property is $33.00 PSF.

Comparable Office Leases(1)
Property Name	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Lease Type	Base Rent PSF
TripAdvisor HQ Property(2)	TripAdvisor	Jun-15	280,892	15.6	NNN	$33.00
CityPoint, 77 Fourth Avenue, Waltham, MA	Rocket Software	Mar-19	209,707	6.1	NNN	$34.00
Life Time Center, 300 Boylston Street, Newton, MA	Dana Farber	May-18	292,681	15.0	NNN	$38.50
400 Wheeler Road, Burlington, MA	EMD Millipore	Jul-17	280,000	15.0	NNN	$30.60
Clarks HQ, 60 Tower Road, Waltham, MA	Clarks	Oct-16	120,863	15.0	NNN	$33.00
10 CityPoint, 500 Totten Pond Road, Waltham, MA	Wolverine	Jul-16	245,000	15.0	NNN	$33.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 1, 2018 for the TripAdvisor HQ Property.

Cash Flow Analysis.

Cash Flow Analysis
	2015(1)	2016	2017	T-12 3/31/2018	U/W	U/W PSF
Base Rent(2)	$1,107,183	$9,269,436	$9,269,436	$9,269,436	$9,269,436	$33.00
Contractual Rent Steps(2)	0	0	0	0	315,201	1.12
Total Reimbursement Revenue	450,068	1,713,046	1,713,188	1,724,716	2,628,207	9.36
Less: Vacancy(3)	0	0	0	0	(549,578)	(1.96)
Effective Gross Income	$1,557,251	$10,982,482	$10,982,624	$10,994,152	$11,663,266	$41.52
Total Operating Expenses(4)	450,065	1,705,931	1,716,751	1,728,355	2,628,207	9.36
Net Operating Income	$1,107,186	$9,276,551	$9,265,873	$9,265,796	$9,035,059	$32.17
TI/LC	0	0	0	0	140,832	0.50
Capital Expenditures	0	0	0	0	70,223	0.25
Net Cash Flow	$1,107,186	$9,276,551	$9,265,873	$9,265,796	$8,824,003	$31.41
(1)	2015 reflects a partial year as the TripAdvisor HQ Property was built in 2015.

(2)	U/W Base Rent is based on the underwritten rent roll dated June 1, 2018, with rent steps through September 2019 ($315,201).

(3)	U/W Vacancy includes an adjustment of 4.5%. The building is 100.0% occupied.

(4)	U/W Total Operating Expenses includes an increase in real estate taxes ($983,122).

Property Management. The TripAdvisor HQ Property is managed by NREM Needham Bldg 3 Manager, LLC, a Delaware limited liability company.

Lockbox / Cash Management. The TripAdvisor HQ Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to direct the tenant to pay rent directly to a lender-controlled lockbox account and cause all cash revenues relating to the TripAdvisor HQ Property and all other money received by the borrower or the property manager derived from the TripAdvisor HQ Property (other than tenant security deposits required to be held in escrow accounts) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day, all amounts in the lockbox account (subject to a $5,000 minimum balance) are required to be swept into the cash management account.

Prior to the TripAdvisor HQ Anticipated Repayment Date, for so long as no TripAdvisor HQ Trigger Period or event of default under the TripAdvisor HQ Whole Loan is continuing, all amounts in the cash management account in excess of the aggregate amount required to be paid to or reserved with the lender on the next monthly payment date are required to be swept into a borrower-controlled operating account on each business day. On each payment date following the TripAdvisor HQ Anticipated Repayment Date or during the continuance of a TripAdvisor HQ Trigger Period (or, at the lender’s discretion, during the continuance of an event of default under the TripAdvisor HQ Whole Loan), all amounts in the cash management account are required to be applied to the payment of debt service and operating expenses and the funding of required reserves, with any remaining amounts (i) prior to the TripAdvisor HQ Anticipated Repayment Date, to be reserved in an excess cash flow reserve account as additional collateral and (ii) from and after the TripAdvisor HQ Anticipated Repayment Date, to be applied to repay the principal balance of the TripAdvisor HQ Whole Loan until paid in full and then to the payment of TripAdvisor HQ Excess Interest.

A-3-32

400 First Avenue Needham, MA 02494	Collateral Asset Summary – Loan No. 3 TripAdvisor HQ	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 64.6% 1.82x 9.2%

“TripAdvisor HQ Trigger Period” means any period (i) during the continuance of (a) an event of default by the borrower under the TripAdvisor Lease beyond any applicable grace or cure period, which event of default (in the lender’s reasonable opinion) is reasonably expected to lead to the termination of the TripAdvisor Lease, (b) a bankruptcy or similar insolvency proceeding of the TripAdvisor tenant or any guarantor under the TripAdvisor Lease, or (c) a TripAdvisor HQ Tenant Vacancy Period, (ii) that commences when net operating income, determined as of the first day of any quarter, is less than $7,879,021 and concludes when net operating income, determined as of the first day of each of two consecutive quarters thereafter, is equal to or greater than $7,879,021, and (iii) that commences when certain financial statements required to be delivered by the borrower are not delivered, and such failure continues for 10 business days, and concludes when such financial statements are delivered and indicate that no TripAdvisor HQ Trigger Period is ongoing.

“TripAdvisor HQ Tenant Vacancy Period” means any period when the TripAdvisor tenant (i) vacates or ceases to occupy a substantial portion of the space demised under the TripAdvisor Lease or (ii) “goes dark” or otherwise discontinues its operations at the space demised under the TripAdvisor Lease, in each case under clause (i) and clause (ii), for more than (x) 90 consecutive days or (y) 150 days in any 12-month period (excluding a temporary vacancy for the purpose of repair, restoration or alterations).

Initial and Ongoing Reserves.

Tax Reserve. Tax escrows are waived so long as (i) no event of default under the TripAdvisor HQ Whole Loan is continuing and (ii) the borrower has provided lender with reasonably satisfactory evidence that TripAdvisor is paying all taxes prior to delinquency or that TripAdvisor is contesting same in accordance with the terms of the TripAdvisor Lease. If such conditions are no longer satisfied, the borrower will be required to fund a tax reserve in a monthly amount equal to 1/12 of the amount of taxes that the lender reasonably estimates will be payable during the next ensuing 12 months.

Insurance Reserve. Insurance escrows are waived so long as (i) no event of default under the TripAdvisor HQ Whole Loan is continuing, (ii) the borrower has provided lender with reasonably satisfactory evidence that the insurance policy requirements in the TripAdvisor HQ Whole Loan documents are satisfied and (iii) TripAdvisor is making payments of all insurance premiums prior to the date they become due either directly to the insurer or as reimbursement to the borrower under the TripAdvisor Lease. If such conditions are no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount of insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months.

TI/LC Reserve. On a monthly basis, during the continuance of a TripAdvisor HQ Trigger Period, the borrower is required to escrow an amount equal to approximately $35,112 into a tenant improvement and leasing commission reserve.

Replacement Reserve. On a monthly basis, during the continuance of a TripAdvisor HQ Trigger Period, the borrower is required to escrow an amount equal to approximately $5,852 into a capital expenditure reserve.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Preferred Equity. Needham Travel Pref LLC holds a preferred equity interest in Needham Travel Equity LLC (which is the parent of the borrower) with a balance of approximately $1,450,000. Needham Travel Pref LLC is entitled to a mandatory monthly preferred return on its investment payable from net cash flow from the TripAdvisor HQ Property equal to 8% per annum. If there are net capital proceeds received (including with respect to a sale), Needham Travel Pref LLC will be entitled to receive the first proceeds until it has received an 8% annual return on its preferred investment. In the event (i) required distributions are not made to Needham Travel Pref LLC, or (ii) the manager of Needham Travel Equity LLC commits fraud in connection with its obligations under the preferred equity documents, is negligent or engages in willful misconduct that result in an event of default under the TripAdvisor HQ Whole Loan documents, or misappropriates Needham Travel Equity LLC’s funds, then Needham Travel Pref LLC has the right to replace the manager of Needham Travel Equity LLC.

Condominium. The TripAdvisor HQ Property represents one unit of a four-unit condominium property, of which two units are currently unimproved land. The borrower represented as of July 24, 2018 that it held 76.3% of the percentage interests in the common elements of the condominium and a 34.8% proportionate share of the cost to maintain the common elements. Each condominium unit owner has the right to appoint one trustee to the board. Each trustee is vested with voting rights (“Voting Units”) equal to the proportionate share that the unit owner that appointed such trustee holds in the Condominium. All actions of the trust require the vote of the trustees holding a majority of the Voting Units.

Partial Release. None.

A-3-33

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

SOUTHLAKE
CLINIC

TIME SQUARE
500 - 800 S.W. 39TH STREET

GEICO

500
GEICO

A-3-34

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

A-3-35

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors(1):	Alon Abady; Sean Hashem; Fareed Kanani
Borrower:	Renton Office Park, LLC
Original Balance:	$56,000,000
Cut-off Date Balance:	$56,000,000
% by Initial UPB:	5.3%
Interest Rate:	5.00200%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest only for first 36 months, 360 months thereafter
Additional Debt(2):	Future Mezzanine Debt Permitted
Call Protection:	L(24), D(89), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$61,601	$61,601
Insurance:	$0	Springing
Replacement:	$0	$5,396
TI/LC:	$0	$40,467
Unfunded Obligations:	$2,052,003	$0
Lease Sweep:	$0	Springing
Integra Sweep:	$0	Springing
Economic Holdback:	$1,330,000	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$173
Balloon Balance / Sq. Ft.:	$153
Cut-off Date LTV(4)(5):	75.0%
Balloon LTV(4)(5):	66.2%
Underwritten NOI DSCR(6):	1.37x
Underwritten NCF DSCR(6):	1.22x
Underwritten NOI Debt Yield(4):	9.1%
Underwritten NCF Debt Yield(4):	8.1%
Underwritten NOI Debt Yield at Balloon(4):	10.3%
Underwritten NCF Debt Yield at Balloon(4):	9.1%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Renton, WA
Year Built / Renovated:	1984-1986 / 2017
Total Sq. Ft.:	323,737
Property Management:	Greenbridge Management Inc.
Underwritten NOI:	$4,955,270
Underwritten NCF:	$4,404,917
Appraised Value(5):	$72,900,000
Appraisal Date(5):	November 1, 2018

Historical NOI
Most Recent NOI:	$5,438,597 (T-12 August 31, 2018)
2017 NOI:	$4,734,622 (December 31, 2017)
2016 NOI(7):	NAV
2015 NOI(7):	NAV

Historical Occupancy
Most Recent Occupancy:	90.6% (October 1, 2018)
2017 Occupancy(8):	73.7% (December 31, 2017)
2016 Occupancy:	95.4% (December 31, 2016)
2015 Occupancy:	95.0% (December 31, 2015)
(1)	One of the borrower sponsors, Alon Abady, is related to the borrower sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as 9039 Sunset, which has a Cut-off Date Balance of $20.0 million.

(2)	See “Future Mezzanine or Subordinate Indebtedness Permitted” below.

(3)	See “Initial and Ongoing Reserves” below.

(4)	The Cut-off Date LTV, Balloon LTV, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon are calculated based on the Cut-off Date Balance net of a $1.33 million Economic Holdback. Unadjusted calculations are 76.8% for Cut-off Date LTV, 68.0% for Balloon LTV, 8.8% for Underwritten NOI Debt Yield, 7.9% for Underwritten NCF Debt Yield, 10.0% for Underwritten NOI Debt Yield at Balloon and 8.9% for Underwritten NCF Debt Yield at Balloon.

(5)	Appraised Value reflects the Prospective Upon Completion of Scheduled TI’s, value, which assumes that the outstanding tenant improvements at a cost of $1,926,630 have been completed as of November 1, 2018. At origination, the borrowers deposited approximately $2,052,003 for outstanding tenant improvements, leasing commissions, planned capital expenditures and rent concessions. The “as-is” appraised value as of July 18, 2018 is $70,300,000, which results in a Cut-Off Date LTV of 79.7% and Balloon LTV of 70.5% without adjusting for the Economic Holdback reserve.

(6)	DSCR is calculated based on the Time Square Office Renton Loan’s amortizing debt service payments. Based on the initial interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are equal to 1.74x and 1.55x, respectively.

(7)	The Borrower Sponsors acquired the Time Square Office Renton Property in December 2016. As a result, 2016 and 2015 NOI is not available.

(8)	2017 Occupancy reflects a change in sponsorship, as the Borrower Sponsors acquired the Time Square Office Renton Property in December 2016 at which time tenants leasing approximately 27% of the total square footage had expired or impending expiring leases. Since acquisition, the borrower sponsors expended approximately $4.45 million for capital improvements and tenant improvement build out cost, achieving an occupancy above 90.0%.

A-3-36

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

GEICO(3)	A+/Aa3/AA+	57,186	17.7%	$16.00	18.2%	10/31/2020
Integra Telecom(4)	NR/NR/NR	45,492	14.1%	$20.25	18.3%	6/30/2021
Microscan Systems(5)	NR/NR/NR	40,942	12.6%	$16.03	13.1%	5/31/2024
Convergent Outsourcing Inc.(6)	NR/NR/NR	30,678	9.5%	$18.50	11.3%	11/30/2026
City of Seattle(7)	NR/Aa2/NR	19,258	5.9%	$16.75	6.4%	11/30/2023
Subtotal/ Wtd. Avg.		193,556	59.8%	$17.48	67.4%
Remaining Occupied		94,932	29.3%	$17.27	32.6%
Amenity Space		4,937	1.5%	$0.00	0.0%
Total / Wtd. Avg. Occupied(8)		293,425	90.6%	$17.41	100.0%
Vacant		30,312	9.4%
Total		323,737	100.0%

(1)	Based on the underwritten rent roll dated as of October 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	GEICO has one, five-year renewal option upon written notice given no later than the date which is 10 months prior to the expiration of the then current term.

(4)	Integra Telecom subleases its space to Providence St. Joseph Health, of Washington (“Providence”) (rated A3 by Moody’s) as of 2016 at a rental rate of $18.75 PSF and for a term co-terminous with the direct lease. The Underwritten Effective Rent was marked to market to reflect the sublease rent. See “Cash Flow Analysis” below.

(5)	Microscan System has one, five-year renewal option upon written notice given no sooner than the date which is 12 months and no later than the date which is nine months prior to the expiration of the current lease expiration.

(6)	Convergent Outsourcing Inc. can terminate its lease effective June 2023, subject to a nine months’ notice and a termination fee of $197,000 ($6.42 PSF). This right to terminate will become void and of no force and effect if Convergent Outsourcing Inc. defaults under its lease.

(7)	The City of Seattle has been in occupancy since 2005 (13 years), and in May of 2018 the City of Seattle expanded by 5,626 sq. ft. and extended all of their space through November 2023. The City of Seattle has one 5-year extension option remaining. There are $439,147 in outstanding tenant improvement landlord obligations, free rent for November 2018 through February 2019 in an amount of $46,945 and gap rent for February 2018, the aggregate amount of $517,514 for which were reserved at loan origination.

(8)	Total / Wtd. Avg. Occupied U/W Base Rent PSF excludes the square footage of the Amenity Space.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	4	79,634	24.6%	79,634	24.6%	$16.44	26.1%	26.1%
2021	2	48,512	15.0%	128,146	39.6%	$20.05	19.4%	45.4%
2022	0	0	0.0%	128,146	39.6%	$0.00	0.0%	45.4%
2023	3	28,827	8.9%	156,973	48.5%	$16.72	9.6%	55.0%
2024	7	73,280	22.6%	230,253	71.1%	$16.43	24.0%	79.0%
2025	0	0	0.0%	230,253	71.1%	$0.00	0.0%	79.0%
2026	1	30,678	9.5%	260,931	80.6%	$18.50	11.3%	90.3%
2027	0	0	0.0%	260,931	80.6%	$0.00	0.0%	90.3%
2028	1	13,667	4.2%	274,598	84.8%	$16.50	4.5%	94.8%
Thereafter(3)	4	18,827	5.8%	293,425	90.6%	$18.85	5.2%	100.0%
Vacant	NAP	30,312	9.4%	323,737	100.0%	NAP	NAP
Total / Wtd. Avg.(3)	22	323,737	100.0%			$17.41	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2018.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant that are not considered in this lease rollover schedule.

(3)	Thereafter and Total / Wtd. Avg. Annual U/W Base Rent PSF excludes the square footage of the Amenity Space.

A-3-37

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

The Loan.    The Time Square Office Renton loan (the “Time Square Office Renton Loan”) is a $56.0 million fixed rate loan secured by the borrower’s fee simple interest in a five-building Class B office park consisting of 323,737 sq. ft., located in Renton, Washington (the “Time Square Office Renton Property”).

The Time Square Office Renton Loan has a 10-year term and a three year interest only period followed by a 30-year amortization schedule for the remainder of the term. The Time Square Office Renton Loan accrues interest at a fixed rate of 5.00200% per annum. The Time Square Office Renton Loan proceeds along with approximately $1.4 million borrower sponsors’ equity were used to repay existing debt, pay closing costs fund upfront reserves. The loan is structured with an upfront $1.33 million Economic Holdback reserve. Based on the appraised value of $72.9 million as of November 1, 2018, which assumes that the outstanding tenant improvements at a cost of approximately $1.9 million have been completed, all of which were reserved at loan origination, the Cut-off Date LTV for the Time Square Office Renton Loan is 75.0%, after adjusting for the $1.33 million Economic Holdback reserve. Unadjusted Cut-off Date LTV is 76.8%. The most recent prior financing of the Time Square Office Renton Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$56,000,000	97.5%	Loan Payoff	$53,388,353	92.9%
Borrower Sponsors’ Equity	1,441,388	2.5	Closing Costs	609,432	1.1
			Reserves	2,113,603	3.7
			Economic Holdback	1,330,000	2.3
Total Sources	$57,441,338	100.0%	Total Uses	$57,441,388	100.0%

The Borrower / Borrower Sponsors.    The borrower, Renton Office Park, LLC, is a single purpose Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organization structure. The sponsors of the borrower and nonrecourse carve-out guarantors, on a joint and several basis, are Alon Abady, Sean Hashem and Fareed Kanani. Alon Abady (40% interest) and Sean Hashem (40% interest) are the controlling members of the borrower.

Alon Abady has over 25 years of experience in real estate investment and development. Sean Hashem and Fareed Kanani are co-owners of Greenbridge Investment Partners, a full-service commercial real estate firm that specializes in ownership, property management, leasing, construction and turnaround of value-add and core plus properties. Partners Sean Hashem and Fareed Kanani established the company in 2012 with a focus on purchasing value-add projects. Greenbridge Investment Partners portfolio includes nine office and retail assets for a total of approximately 1.0 million sq. ft. across California and Washington.

The Property. The Time Square Office Renton Property is an office park that consists of five class B buildings containing a total of 323,737 sq. ft. on a 22.66-acre site located in Renton, Washington, approximately 11 miles southeast of downtown Seattle. The Time Square Office Renton Property was constructed between 1984-1986 and most recently renovated in 2017. The Time Square Office Renton Property features a fitness center, conference facility, an onsite café/dining area and 1,612 parking spaces for a parking ratio of 5 spaces per 1,000 sq. ft. The Time Square Office Renton Property is surrounded by the Springbrook Recreational Trail offering a lunch-hour walk, run and/or bike ride. In addition, the property was awarded the Energy Star label in years 2010, 2013 and 2014 for its operating efficiency.

In December 2016, the borrower sponsors acquired the Time Square Office Renton Property for $54.5 million, at which time tenants leasing approximately 27% of the total square footage had expired or impending expiring leases. Since acquisition, the borrower sponsors implemented a $2.26 million capital improvement plan, including renovations to the building’s lobbies, bathrooms, HVAC and roofing. In addition the borrower sponsors expended approximately $2.19 million on tenant improvement and build out cost and signed nine new and renewal leases, achieving an occupancy above 90.0%.

As of October 1, 2018, the Time Square Office Renton Property was 90.6% leased to 19 tenants, including four investment grade tenants that collectively comprise 27.3% of total square footage: GEICO (Fitch A+, S&P AA, Moody’s: Aa3, 17.7% of NRA), City of Seattle (Moody’s: Aa2; 5.9% of NRA), BP Pipelines (Fitch A, S&P A-, Moody’s: A1, 2.6% of the NRA), and Aflac (Fitch: A-, S&P: A-, Moody’s: A3, 1.1% of the NRA).

Major Tenants.

GEICO (57,186 sq. ft.; 17.7% of NRA; 18.2% of U/W Base Rent). GEICO (aka The Government Employees Insurance Company), (Fitch A+, S&P AA, Moody’s: Aa3) is a wholly owned subsidiary of Berkshire Hathaway, Inc. (NYSE: BRK.A). Headquartered in Chevy Chase, MD, GEICO is the second largest auto insurer in the United States. GEICO employs over 40,000 people and has assets of more than $32.0 billion. Founded in 1936, GEICO services more than 16.0 million auto policies and insures more than 26.0 million vehicles.

A-3-38

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

GEICO has been in occupancy at the Time Square Office Renton Property since 2014 and in 2016 expanded by 29,769 sq. ft., which more than doubled its space. GEICO operates its claim center at the Time Square Office Renton Property. GEICO has one, five-year option upon written notice given no later than the date which is 10 months prior to the expiration of the then current term. The Time Square Office Renton Loan is structured with 12-month cash flow sweep tied to any GEICO expiration which occurs during the “interest only” period of the loan and a 16-month cash flow sweep tied to any GEICO expiration which occurs after the “interest only” period of the loan. See “Initial and Ongoing Reserves” below.

Integra Telecom (45,492 sq. ft.; 14.1% of NRA; 18.3% of U/W Base Rent). Integra Telecom (“Integra”), an infrastructure and telecom services provider that, in January 2016, subleased its space to Providence St. Joseph Health, of Washington (“Providence”) (A3 Moody’s), a Washington nonprofit corporation. The sublease is co-terminous with its direct lease, though at a lower sublease rental rate of $18.75 PSF, compared to the direct rental rent of $20.25 PSF. The Underwritten Effective Rent was marked to market to reflect the sublease rent. See “Cash Flow Analysis” below.

Providence St. Joseph Health’s Senior & Community Services group occupies the entirety of its sublease space for administrative, housing support and senior services operations by approximately 550 employees according to the borrower sponsors. Integra has a one, five-year renewal option remaining with 12 months’ notice as part of its direct lease. The Time Square Office Renton Loan is structured with an Integra Trigger Period (as defined below).

Microscan Systems (40,942 sq. ft.; 12.6% of NRA; 13.1% of U/W Base Rent). Microscan System is credited with the invention of the first laser diode barcode scanner and provides automatic identification and machine vision solutions for ID tracking, traceability and inspection. Founded in 1982, Microscan Systems has 33 offices worldwide.

Microscan Systems has leased space at the Time Square Office Renton Property since 2009. Microscan System has one, five-year option upon written notice given no sooner than the date which is 12 months and no later than the date which is nine months prior to the expiration of the current lease expiration.

Environmental Matters. The Phase I environmental report dated July 17, 2018 recommended no further action at the Time Square Office Renton Property.

The Market. The Time Square Office Renton Property is located in Renton, Washington, an inner-ring suburb of Seattle which is approximately 11 miles southeast of downtown Seattle in the Southend market. The Time Square Office Renton Property is situated within a 3.0 mile radius of Highway 167 and Interstate 405 and Interstate 5, offering east access to Seattle or Bellevue. The area is home to companies such as Boeing and the Seattle-Tacoma International Airport and the Port of Seattle. In addition, Westfield Southcenter Mall is located approximately 2.0 miles west of the Time Square Office Renton Property. According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the Time Square Office Renton Property was 4,770, 83,179 and 284,241, respectively, with estimated average household income of $91,422, $82,094 and $84,300, respectively.

The Time Square Office Renton Property is located within the Renton/Tukila office submarket, which reported a vacancy of 11.8% for class B office, and an 11.4% vacancy rate for all office, according to an industry reports as of the second quarter of 2018. The appraisal notes the reported vacancy was exacerbated due to several larger vacancies, within three fully vacant buildings in the area. An alternate industry report, which is adjusted to exclude the outliers, reports Class B vacancy of 5.5% in Renton. The appraiser concluded a 6.0% vacancy for the Time Square Office Renton Property and 1.0% for credit loss.

The appraisal identified 13 comparable office leases within five buildings that had rents ranging from $16.00 to $18.63 PSF with an average of $17.24 PSF and concluded a weighted average market rent of $18.05 PSF, based on a concluded $18.00 for the office leases tenants and $18.50 PSF for the medical office lease tenants at the Time Square Office Renton Property. The average underwritten base rent PSF at the Time Square Office Renton Property is $17.41 PSF.

A-3-39

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

Comparable Office Leases(1)
Property Name	Location (Distance)	Year Built/ Renovated	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	Base Rent PSF
Time Square Office Renton Property	NAP	1984-1986/2017	Various(2)	Various(2)	323,737(2)	11.5(2)	$17.41(2)
Triton Towers	Renton, WA (2.3 miles north)	1980/NAP	First American Title	Jun-18	11,236	7.0	$18.63
			Genoa	May-18	29,858	5.4	$18.00
			Wood Fair International	Nov-17	950	4.0	$18.50
SeaTac Office Buildings	SeaTac, WA (4.4 miles west)	1980/2000	Swissport USA	Dec-17	2,800	4.3	$18.50
			Alaska Airlines	Jul-16	2,056	3.0	$18.50
Oakesdale Center	Renton, WA (2.7 miles north)	2000/NAP	Pearson Vue	Jul-18	1,638	3.0	$16.50
Fort Dent III	Tukwila, WA (2.5 miles northwest)	1999	Pridestaff	Mar-18	1,328	5.0	$17.00
			Wood Richardson	Jan-18	2,279	6.0	$17.00
			Mindful Therapy Group	Mar-17	4,682	10.0	$17.00
Riverview Plaza	Tukwila, WA (2.7 miles northwest)	1982	Confidential	Nov-18	3,790	5.3	$16.00
			WISW	Aug-18	2,767	5.3	$16.00
			Exam Works	Jun-18	1,975	5.3	$16.50
			Virginia Poverty Law Center	Oct-17	6,154	4.0	$16.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 1, 2018.

Cash Flow Analysis.

Cash Flow Analysis
	2017	T-12 8/31/2018	U/W	U/W PSF
Base Rent(1)	$4,822,137	$4,844,178	$5,171,469	$15.97
Value of Vacant Space	0	0	863,589	$2.67
Gross Potential Rent	$4,822,137	$4,844,178	$6,035,058	$18.64
Total Recoveries	2,479,943	2,645,112	2,890,000	$8.93
Total Other Income(2)	429,996	1,198,100	148,470	$0.46
Mark to Market(3)	0	0	68,238	$0.21
Less: Vacancy(4)	(10,719)	(82,342)	(863,589)	($2.67)
Effective Gross Income	$7,721,356	$8,605,047	$8,141,700	$25.15
Total Operating Expenses	2,986,734	3,166,451	3,186,431	$9.84
Net Operating Income	$4,734,622	$5,438,597	$4,955,270	$15.31
TI/LC	0	0	485,606	$1.50
Capital Expenditures	0	0	64,747	$0.20
Net Cash Flow	$4,734,622	$5,438,597	$4,404,917	$13.61
(1)	U/W Base Rent is based on the underwritten rent roll dated August 1, 2018 with rent steps through August 2019 ($67,772) and rent averaging for the investment grade tenants ($81,375) through the end of the respective tenant’s lease terms.

(2)	Total Other Income includes parking income and in T-12 8/31/2018 period a $902,323 onetime payment for Interest/Lease Cancellation Income.

(3)	Mark to Market reflects the adjustment to the in-place Integra direct lease ($921,213 annual rent/$20.25 PSF) down to reflect the Providence sublease ($852,975 annual rent/$18.75).

(4)	U/W Vacancy is underwritten to in-place economic vacancy of 9.5%.

Property Management.  The Time Square Office Renton Property is managed by Greenbridge Management Inc., an affiliate of the borrower.

Lockbox / Cash Management.    The Time Square Office Renton Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to direct tenants to deposit rents into a lockbox account controlled by the lender. To the extent a Trigger Period has occurred and is continuing, all funds in the lockbox account are required to be swept on each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. To the extent no Trigger Period has occurred and is continuing, all funds in the lockbox account are swept on each business day into an account designated by the borrower. The lender has been granted a first priority security interest in the cash management account. During a Trigger Period that is continuing solely because of a Mezzanine Trigger Period (as defined below) all excess cash flow will be made available to the applicable mezzanine lender (to be held and disbursed in accordance with the applicable mezzanine loan documents). If a Lease Sweep Period (as defined below) is continuing (regardless of whether any other Trigger Period is then continuing), all excess cash flow is required to be held as additional collateral for the loan, provided, however, to the extent no event of default is continuing, it will be made available to the borrower for the re-tenanting of the lease sweep premises. If an Integra Trigger Period is

A-3-40

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

ongoing, then, provided no Lease Sweep Period is continuing, all excess cash flow is required to be held as additional collateral for the Time Square Office Renton Loan, provided, however, to the extent no event of default is continuing, the same will be made available for general tenant improvement and leasing commission costs at the Time Square Office Renton Property to the extent there are insufficient funds then on deposit in the TI/LC Rollover Reserve. To the extent a Trigger Period is ongoing for any other reason, all excess cash flow will be held as additional collateral for the Time Square Office Renton Loan.

A “Trigger Period” occurs upon (a) an event of default, (b) commencement of a Mezzanine Trigger Period, (c) date on which the aggregate debt service coverage ratio (as calculated pursuant to the loan documents) falls below 1.10x at the end of any calendar quarter prior to November 2021, or 1.15x at the end of any calendar quarter on or after November 2021 (a “Low Debt Service Period”), (d) commencement of a Lease Sweep Period (as defined below) or (e) the commencement of an Integra Trigger Period. A Trigger Period ends if, (A) with respect to a Trigger Period continuing pursuant to clause (a), when the event of default has been cured, or (B) with respect to a Trigger Period continuing pursuant to clause (b), when the Mezzanine Trigger Period has ended as described below, or (C) with respect to a Trigger Period continuing pursuant to clause (c), the debt service coverage ratio is at least 1.20x for two consecutive quarters, or (D) with respect to a Trigger Period continuing pursuant to clause (d), such Lease Sweep Period has ended as described below or (E) with respect to a Trigger Period continuing pursuant to clause (e), such Integra Trigger Period has ended as described below. Notwithstanding the foregoing, no Low Debt Service Period shall be deemed to exist during any period that the Collateral Cure Conditions (as defined below) are satisfied.

“Collateral Cure Conditions” will be deemed to exist upon satisfaction of the following by the borrower: The deposit of a cash reserve or a letter of credit which satisfies the criteria contained in the loan documents in an amount equal to $1,300,000 (or, on and after November 6, 2021, $550,000) (the “Collateral Deposit Amount”) and thereafter, on each one year anniversary date of the date that the borrower made said deposit (or delivered said letter of credit), the borrower deposits additional cash collateral in the amount of the Collateral Deposit Amount or increases the amount of the Letter of Credit by an amount equal to the Collateral Deposit Amount (as applicable).

“Lease Sweep Lease” means: (x) the lease in place at the Time Square Office Renton Property with GEICO as of the loan closing date and/or (y) any replacement lease that (either individually or when taken together with other leases at the Time Square Office Renton Property with the same tenant or its affiliates) covers the majority of its 57,186 sq. ft. space.

A “Lease Sweep Period” commences upon the earlier of (a) to the extent the expiration date of a Lease Sweep Lease occurs before November 6, 2021, the earlier of (i) the date that is 12 months prior to the expiration of the Lease Sweep Lease or (ii) the date that the tenant pursuant to the Lease Sweep Lease is required to give notice of its exercise of a renewal option thereunder, (b) to the extent the expiration date of a Lease Sweep Lease occurs on or after November 6, 2021, the earlier of (i) the date that is 16 months prior to the expiration of the Lease Sweep Lease (provided that if the borrower posts $650,000 in cash or an evergreen letter of credit, the sweep contemplated by this clause (b)(i) will commence 10 months prior to expiration as opposed to 16 months prior to expiration) or (ii) upon the date that the tenant pursuant to the Lease Sweep Lease is required to give notice of its exercise of a renewal option thereunder; (c) upon the early termination, early cancellation or early surrender of the Lease Sweep Lease or upon borrower’s receipt of notice by a tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of its lease; (d) the tenant pursuant to a Lease Sweep Lease goes dark at substantially all of its space; (e) a default under the Lease Sweep Lease beyond any applicable notice and cure period, (f) a bankruptcy or insolvency proceeding or (g) a decline in the credit rating of the tenant pursuant to a Lease Sweep Lease below “BBB-” or equivalent by any of the rating agencies.

A Lease Sweep Period ends if the applicable lease sweep event has been cured or the space demised under the Lease Sweep Lease has been re-tenanted and sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith. A Lease Sweep Period also ends on the date on which the following amounts have accumulated in the lease sweep reserve (“Lease Sweep Reserve Cap”): (x) $30 per square foot with respect to any portion of the space demised under the Lease Sweep Lease that has not been re-tenanted (“Lease Sweep Reserve Cap”) and (y) to the extent a portion of the space demised under the Lease Sweep Lease has been re-tenanted, an amount that Lender determines (in its reasonable discretion) is sufficient to cover all anticipated tenant improvement and leasing commissions and free and/or abatement rent in connection therewith. In determining whether the Lease Sweep Reserve Cap has been reached, the borrower will be permitted to utilize any funds in the TI/LC Rollover Reserve in excess of $1,500,000.

An “Integra Trigger Period” commences if: (x) all or any portion of the Integra space is being demised pursuant to a lease which provides for a base rental rate during any 12-month period of less than $17.50 PSF and (y) lender determines that, after the applicable Integra replacement lease takes effect, the debt service coverage ratio is lower than 1.20x. The Integra Trigger Period will end when the Integra funds collected in the Integra account are in an amount equal to $20 PSF for the Integra replacement lease (the “Integra Sweep Cap”). To the extent any Integra replacement lease has a term of five years or greater, no future Integra Trigger Period will occur in connection with the re-tenanting of the space demised pursuant to the applicable Integra replacement lease.

A “Mezzanine Trigger Period” will commence and continue for so long as a BMO Mezzanine Loan is outstanding in connection with the borrower’s exercise of its right to cause a parent entity to incur mezzanine debt in the future (as described below under “Future Mezzanine or Subordinate Indebtedness Permitted”).

A-3-41

500-800 Southwest 39th Street Renton, WA 98057	Collateral Asset Summary – Loan No. 4 Time Square Office Renton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,000,000 75.0% 1.22x 9.1%

In lieu of a sweep relating to a Lease Sweep Period, the borrower may fund the lease sweep reserve with cash or post an evergreen letter of credit which satisfies the criteria contained in the loan documents, in the amount of the applicable Lease Sweep Reserve Cap. In lieu of a sweep relating to an Integra Trigger Period, the borrower may fund the Integra reserve with cash or post an evergreen letter of credit which satisfies the criteria contained in the loan documents, in the amount of the applicable Integra Sweep Cap.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $61,601 into a real estate tax reserve account. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, which is estimated to be $61,601.

Insurance Reserve. The Time Square Office Renton Loan documents do not require ongoing monthly escrows for insurance premiums as long as the borrower provides the lender with evidence that the Time Square Office Renton Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Replacement Reserve. The borrower is required to deposit $5,396 into a replacement reserve, on a monthly basis. The monthly deposit will be waived for so long as the amount on deposit in the capital expenditure reserve equals or exceeds $226,616.

TI/LC Reserve. The borrower is required to deposit $40,467 into a rollover reserve, on a monthly basis. The monthly deposit will be waived for so long as the amount on deposit in the TI/LC Reserve equals or exceeds $1,699,620.

Unfunded Obligations Reserve. At loan origination, the borrower deposited $2,052,003 into an unfunded obligation reserve, of which $1,926,630 is associated with outstanding tenant improvement amounts owed to four renewal and three new lease tenants, including $439,147 owed in connection with the City of Seattle lease renewal and expansion. Additionally, a balance of $93,961 is associated in connection with free rent owed to four tenants, between November 2018 and April 2019. The remaining balance of $31,412 is associated with the gap rent for the City of Seattle expansion space from November 2018 through February 2019 due to the tenant not yet being in occupancy within their expansion space.

Economic Holdback Reserve. At loan origination, the borrower deposited $1,330,000 into an economic holdback reserve account (the “Economic Holdback Reserve”). The lender is required to disburse the Economic Holdback Reserve to borrower if, among other conditions (i) the debt yield is greater than or equal to 8.4%, (ii) the loan to value is equal to or lower than 75.0%, (iii) the physical occupancy of the Time Square Office Renton Property is at least 90.0% and (A) the tenant pursuant to said leases are paying full unabated rent (unless the sole reason that the tenant(s) are not paying is an ongoing free rent period for which sufficient funds are retained in the Economic Holdback Reserve), (B) all related tenant improvements and leasing commissions have been paid in full (unless there are sufficient funds in the TI/LC Reserve to cover the same or, if there are not sufficient funds in the TI/LC Reserve to cover the same, sufficient funds are retained in the Economic Holdback Reserve account) and (C) the tenants pursuant to said leases are in occupancy and open for business (unless the tenant has taken possession, no remaining initial lease contingencies remain and the tenant is diligently performing a build-out which may not exceed nine months). If the above conditions to release the Economic Holdback Reserve are not satisfied before September 2021, the lender has the option (in its sole and absolute discretion) on any date after the payment date in September 2021 to either continue to hold the funds in the Economic Holdback Reserve as additional collateral or to apply the funds in the Economic Holdback Reserve to pay down the outstanding principal balance of the Time Square Office Renton Property loan, in which event the borrower is required to pay a yield maintenance premium on the amount prepaid.

Lease Sweep Reserve. On each monthly payment date during the continuance of a Lease Sweep Period, borrower will pay to lender all excess cash flow (as described in “Lockbox / Cash Management” above) to be held as additional collateral for the loan, provided, however, to the extent no event of default is continuing, it will be made available to the borrower for the re-tenanting of the premises demised pursuant to the applicable Lease Sweep Lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The borrower has the one-time right to obtain a mezzanine loan (a “BMO Mezzanine Loan”) subject to terms and conditions set forth in the loan documents including that (i) no event of default is continuing, (ii) the interest rate under the mezzanine loan is required to be a fixed rate and the mezzanine loan is required to be interest only until September 2021 and thereafter may either continue to be interest only or amortize on a thirty year schedule, (iii) the principal amount of the permitted mezzanine debt cannot be greater than an amount equal to the amount which will yield (x) an aggregate loan to value ratio that does not exceed 80.0%, (y) an aggregate debt service coverage ratio that is not less than 1.20x and (z) an aggregate debt yield that does not exceed 8.4%, (iv) the lender has received a rating agency confirmation and (v) the execution of an intercreditor agreement acceptable to the lender in its reasonable discretion and acceptable to the rating agencies.

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A-3-43

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

BARNES&NOBLE
BOOKSELLERS
christiana mall

Cabela's
HUNTING • FISHING
OUTDOOR GEAR

CINEMARK
nextgen
CINEMARK

SEPHORA

A-3-44

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

A-3-45

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

macy's
NORDSTROM
jcpenney
TARGET
KAY
VICTORIA'S SECRET
Microsoft
ANTHROPOLOGIE
SEPHORA
LOFT
H&M
LOWER LEVEL
H&M
UPPER LEVEL
Abercrombie & Fitch
VANS
AVEDA
GARAGE
FOREVER 21
LOWER LEVEL
BARNES & NOBLE
LOWER LEVEL
FOREVER 21
UPPER LEVEL
BARNES & NOBLE
UPPER LEVEL
URBAN OUTFITTERS
EXPRESS
The Cheesecake Factory
GAP
claire's
Brookstone
PACSUN
Anchor
Major / In-line
Vacant
Not Part of the Collateral

A-3-46

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Christiana Mall
132 Christiana Mall
Newark, DE 19702
PHILADELPHIA
WILMINGTON
NEW JERSEY
PENNSYLVANIA
MARYLAND
DELAWARE
Kennett Square
CHESTER COUNTY
Centerville
Yorklyn
Hockessin
Montchanin
Greenville
Hoopes Reservoir
Valley Garden Park
Brandywine Creek State Park
Wilmington Country Club
Bidermann Golf Club
Hartefeld National Golf Course
Delaware National Country Club
Lancaster Pike
Univ. of Delaware Wilmington Campus
Elsmere
Wilmington VA Medical Center
Prices Corner Shopping Ctr.
Pine Creek
Three Little Bakers Country Club
Carousel Farm Park
Marshallton
Milltown Rd
Polly Drummond Hill Rd
White Clay Creek State Park
Milford Crossroads
Middle Run Valley Park
Paper Mill Rd
Stanton
Newport
Banning Park
Maryland Ave
Capitol Trail
Casino @ Delaware Park
NEWARK LINE
Morgan Guaranty Trust Corp. Campus
CHURCHMANS CROSSING
Roseville Park
SEPTA
Univ. of Delaware Laird Campus
Newark Shopping Ctr.
Newark Country Club
NEWARK
University of Delaware
CECIL COUNTY
Christiana Hospital
Delaware Technical and Comm. Coll.
Wilmington Univ. Wilson Graduate Ctr.
Wilmington Airport
Wilmington University
Ogletown Rd
Christiana
Pleasantville
DuPont Hwy
Brookside
Univ. of Del. Science, Technology and Advanced Research Campus
Univ. of Del. Botanic Gardens
Univ. of Delaware South Campus
College Square
New Castle
Elkton Rd
Appleton Rd
Delaware Turnpike
Iron Hill Park
S. College Ave
NEW CASTLE COUNTY
Red Lion
Pulaski Hwy
Governor's Square Shopping Ctr.
Eden Square
Old Baltimore Pike
Sunset Lake
Siemens Healthcare Diagonostics
Becks Pond Park
River Rd
Newark Ave
Red Hill Rd
Bear
Ommelanden Range
Delaware Bay
Elkton
West Meadow Park
Glasgow
Peoples Plaza
Porter Rd
Fort Delaware State Park
Delaware City
Williams Rd
Lums Pond State Park

A-3-47

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	GGP Nimbus, LP; PPF Retail, LLC
Borrower:	Christiana Mall LLC
Original Balance(2):	$53,136,000
Cut-off Date Balance(2):	$53,136,000
% by Initial UPB:	5.0%
Interest Rate:	4.27750%
Payment Date:	1st of each month
First Payment Date:	September 1, 2018
Maturity Date:	August 1, 2028
Amortization:	Interest Only
Additional Debt(2)(3):	$284,864,000 Pari Passu Debt; $212,000,000 B Notes Future Mezzanine Debt Permitted
Call Protection(4):	L(26), D(87), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Outstanding TI/LC:	$1,804,093	$0

Financial Information
	Senior Notes(6)	Whole Loan(7)
Cut-off Date Balance / Sq. Ft.:	$434	$706
Balloon Balance / Sq. Ft.:	$434	$706
Cut-off Date LTV:	32.5%	52.9%
Balloon LTV:	32.5%	52.9%
Underwritten NOI DSCR:	3.19x	1.96x
Underwritten NCF DSCR:	3.15x	1.93x
Underwritten NOI Debt Yield:	13.8%	8.5%
Underwritten NCF Debt Yield:	13.6%	8.4%
Underwritten NOI Debt Yield at Balloon:	13.8%	8.5%
Underwritten NCF Debt Yield at Balloon:	13.6%	8.4%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple / Leasehold
Location:	Newark, DE
Year Built / Renovated:	1978 / 2007
Total Sq. Ft.:	779,084
Property Management:	General Growth Services, Inc.
Underwritten NOI(8):	$46,745,090
Underwritten NCF(8):	$46,104,564
Appraised Value:	$1,040,000,000
Appraisal Date:	June 5, 2018

Historical NOI
Most Recent NOI:	$43,550,426 (T-12 May 31, 2018)
2017 NOI:	$43,514,169 (December 31, 2017)
2016 NOI:	$43,957,559 (December 31, 2016)
2015 NOI:	$41,918,054 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	98.3% (May 31, 2018)
2017 Occupancy:	99.4% (December 31, 2017)
2016 Occupancy:	99.9% (December 31, 2016)
2015 Occupancy:	99.5% (December 31, 2015)
(1)	The Christiana Mall Whole Loan was co-originated by Barclays Bank PLC, (“Barclays”), Société Générale (“SocGen”) and Deutsche Bank AG, acting through its New York Branch (“DBNY”).

(2)	The Christiana Mall Loan is part of a whole loan evidenced by 13 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $338.0 million and three subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $212.0 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes and subordinate notes evidencing the Christiana Mall Whole Loan.

(3)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(4)	The lockout period will be at least 26 payment dates beginning with and including the First Payment Date of September 1, 2018. Defeasance of the full $550.0 million Christiana Mall Whole Loan is permitted after the date that is the earlier to occur of (i) July 12, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). The assumed lockout period of 26 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	Senior Notes Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $338.0 million Christiana Mall Senior Loan.

(7)	Whole Loan Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the Total Debt, which includes the $212.0 million B Notes.

(8)	Underwritten NOI and Underwritten NCF are based on the May 31, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.

A-3-48

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF (2)	% of Total U/W Base Rent	Lease Expiration	Sales PSF(3)	Occupancy Cost(3)
Non-Owned Anchors
Macy’s	BBB/Baa3/BBB-	215,000	NAP	NAP	NAP	NAP	$223	NAP
JCPenney	B/B3/B-	158,000	NAP	NAP	NAP	NAP	$133	NAP
Nordstrom	BBB+/Baa1/BBB+	123,000	NAP	NAP	NAP	NAP	$160	NAP
Subtotal		496,000
Collateral Anchors
Target(4)	A-/A2/A	145,312	18.7%	$0.00	NAP	12/31/2036	$358	NAP
Cabela’s	NR/NR/NR	100,000	12.8	$10.21	2.8%	1/31/2035	$508	2.1%
Cinemark(5)	NR/NR/BB	50,643	6.5	$22.30	3.1	11/30/2029	$604,286	15.3%
Subtotal		295,955	38.0%
Barnes & Noble	NR/NR/NR	36,803	4.7%	$20.38	2.1%	1/31/2020	$215	9.5%
XXI Forever	NR/NR/NR	27,300	3.5	$78.21	6.0	1/31/2020	$238	30.8%
H&M	NR/NR/NR	20,160	2.6	$45.60	2.6	2/28/2021	$317	13.7%
Anthropologie	NR/NR/NR	10,967	1.4	$68.43	2.1	1/31/2021	$149	42.6%
Victoria’s Secret	NR/NR/NR	10,830	1.4	$60.00	1.8	1/31/2024	$599	16.3%
Apple	AA/Aa1/AA+	10,705	1.4	$109.85	3.3	1/31/2023	$45,679	0.2%
Gap/Gap Kids/Baby Gap	NR/Baa2/BB+	10,583	1.4	$59.12	1.7	5/31/2024	$298	30.9%
Express	NR/NR/NR	10,008	1.3	$45.75	1.3	1/31/2024	$317	25.1%
Urban Outfitters	NR/NR/NR	10,000	1.3	$42.00	1.2	1/31/2021	$245	15.9%
Subtotal / Wtd. Avg. (6)		443,311	56.9%	$33.67	28.0%
Remaining Tenants(7)		315,465	40.5	$81.89	72.0%		$885	13.4%
Other Tenants(8)		6,907	0.9	$0.00	$0.00
Total / Wtd. Avg. Occupied		765,683	98.3%	$58.62	100.0%
Vacant Space		13,401	1.7
Total / Wtd. Avg.(6)(9)		779,084	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	U/W Base Rent PSF includes contractual rent steps of $1,226,247 taken through July 2019.

(3)	All Sales PSF and Occupancy Cost information presented herein are calculated by lender based upon information provided by the borrower based on its system generated reports as of TTM April 2018. Sales figures for Macy’s, JCPenney and Target represent 2017 borrower estimates. Nordstrom and Barnes & Noble report sales on an annual basis, thus 2017 sales figures were utilized.

(4)	Target has a fair market value purchase option to acquire the fee interest from the borrower in the Target parcel at any time during the term of its ground lease. Additionally, Target has the right to require the borrower to purchase the improvements on the Target parcel and tenant’s interest in the Target parcel to the borrower (under the ground lease the borrower is obligated to accept the transfer) for the lesser of fair market value of the improvement and Target’s interest in the Target parcel or the book value of the improvements. See “Target Purchase and Put Options” below.

(5)	Cinemark Sales PSF reflects sales per screen (12 screens).

(6)	The Subtotal / Wtd. Avg. U/W Base Rent PSF figures excludes Target’s space (145,312 sq. ft.) from the calculation.

(7)	Remaining Tenants Sales PSF and Occupancy Cost figures reflect only comparable in-line tenants less than 10,000 sq. ft.

(8)	Other Tenants include Kiosk, Antenna and Storage tenants.

(9)	Total Net Rentable Area (Sq. Ft.) of 779,084 reflects remeasured sq. ft. for three tenants who have signed leases but are not occupying their space as of May 31, 2018. The sq. ft. of the Christiana Mall Property as of May 31, 2018 was 779,595. All calculations herein utilizing sq. ft. are based on 779,084 sq. ft.

The following table presents certain information relating to the historical in-line sales and occupancy costs at the Christiana Mall Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)
Year	Sales PSF w/ Apple	Occupancy Cost w/ Apple	Sales PSF w/o Apple	Occupancy Cost w/o Apple
2014	$3,733	2.8%	$699	14.8%
2015	$2,750	3.9%	$786	13.8%
2016	$1,660	6.8%	$821	13.8%
2017	$2,038	5.8%	$887	13.4%
TTM 4/30/2018	$2,504	4.7%	$885	13.4%
(1)	Information as provided by the borrower sponsors and only includes tenants reporting comparable sales.

A-3-49

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Historical Anchor Tenant Sales Summary(1)
Year	Macy’s Sales $ millions / Sales PSF(2)(3)	JCPenney’s Sales $ millions / Sales PSF(2)(3)	Target’s Sales $ millions / Sales PSF(3)	Nordstrom Sales $ millions / Sales PSF(2)(3)	Cabela’s Sales $ millions / Sales PSF	Cinemark Sales $ millions / Sales PSF
2014	$56.0/$260	$22.0/$139	$56.0/$385	$25.1/$204	NAV	NAV
2015	$57.0/$265	$22.0/$139	$60.0/$413	$25.0/$203	$57.9/$579	$8.0/$158
2016	$52.0/$242	$20.0/$127	$52.0/$358	$24.1/$196	$50.6/$506	$8.4/$165
2017(3)	$48.0/$223	$21.0/$133	$52.0/$358	$19.7/$160	$50.8/$508	$7.3/$143
(1)	Information is estimated and as provided by the borrower sponsors.

(2)	The anchor stores above are not collateral for the Christiana Mall Whole Loan.

(3)	Sales figures for Macy’s, JCPenney, and Target represent borrower estimates. TTM April 2018 sales were not available for Macy’s, JCPenney, and Target, thus 2017 estimates were utilized. Additionally, Nordstrom reports sales on an annual basis, thus TTM April 2018 sales figures on this table reflect 2017 sales.

Lease Rollover Schedule(1) (2) (3)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(4)(5)	% U/W Base Rent Rolling(4)	Cumulative % of U/W Base Rent(4)
2018	5	9,964	1.3%	9,964	1.3%	$91.41	2.5%	2.5%
2019(5)	14	21,935	2.8%	31,899	4.1%	$102.28	5.8%	8.4%
2020	18	114,468	14.7%	146,367	18.8%	$52.97	16.9%	25.3%
2021	21	105,128	13.5%	251,495	32.3%	$61.19	17.9%	43.2%
2022	9	19,976	2.6%	271,471	34.8%	$105.10	5.9%	49.0%
2023	13	33,728	4.3%	305,199	39.2%	$92.86	8.7%	57.8%
2024	12	50,843	6.5%	356,042	45.7%	$75.58	10.7%	68.5%
2025	13	37,189	4.8%	393,231	50.5%	$99.90	10.4%	78.8%
2026	14	39,768	5.1%	432,999	55.6%	$98.44	10.9%	89.8%
2027	3	9,078	1.2%	442,077	56.7%	$52.96	1.3%	91.1%
2028	3	4,742	0.6%	446,819	57.4%	$96.81	1.3%	92.4%
Thereafter(6)	6	311,957	40.0%	758,776	97.4%	$16.40	7.6%	100.0%
Other(7)	NAP	6,907	0.9%	765,683	98.3%	$0.00	0.0%	100.0%
Vacant	NAP	13,401	1.7%	779,084	100.0%	NAP	NAP
Total / Wtd. Avg.	131	779,084	100.0%			$58.62	100.0%
(1)	Information obtained from the underwritten rent roll for leases in place as of May 31, 2018.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Includes executed leases that have not yet commenced as of May 31, 2018.

(4)	Annual U/W Base Rent PSF includes contractual rent steps of $1,226,247 taken through July 2019.

(5)	Square footage of 2019 includes a 1,553 sq. ft. temporary tenant with an expiration date of May 31, 2019 and no attributable U/W base rent and is excluded from the calculation for Annual U/W Base Rent PSF.

(6)	Annual U/W Base Rent PSF excludes Target’s space (145,312 sq. ft.) from the calculation.

(7)	6,907 sq. ft. of kiosk, antenna, and storage tenants was included with no annual U/W base rent and are excluded from the calculation for Annual U/W Base Rent PSF.

The Loan. The mortgage loan (the “Christiana Mall Mortgage Loan”) is part of a whole loan (the “Christiana Mall Whole Loan”) in the aggregate original principal amount of $550,000,000, evidenced by thirteen pari passu senior notes with an aggregate original balance of $338,000,000 (the “Christiana Mall Senior Loan”) and three pari passu subordinate notes with an original principal balance of $212,000,000 (the “Christiana Mall B Notes”) secured by a first mortgage encumbering the fee and leasehold interest in 779,084 sq. ft. of a 1,275,084 square foot super regional mall located in Newark, Delaware (the “Christiana Mall Property”). The Christiana Mall Senior Loan had an original principal balance of $338,000,000, has an outstanding principal balance as of the Cut-off Date of $338,000,000 and accrues interest at a rate of 4.27750% per annum. The Christiana Mall B Notes had an original principal balance of $212,000,000, have an outstanding principal balance as of the Cut-off Date of $212,000,000 and accrue interest at an interest rate of 4.2775% per annum.

A-3-50

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

The relationship between the holders of the Christiana Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu AB Whole Loans— Christiana Mall Whole Loan” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-3-B, A-3-C	$53,136,000	$53,136,000	DBGS 2018-C1	No
A-1-A, A-2-A, A-3-A	$72,320,000	$72,320,000	BBCMS 2018-CHRS	Yes
A-2-B	$30,000,000	$30,000,000	UBS 2018-C13	No
A-1-B	$50,000,000	$50,000,000	WFCM 2018-C47	No
A-1-C, A-1-D, A-1-E	$82,840,000	$82,840,000	Barclays Bank PLC	No
A-2-C, A-2-D, A-2-E	$49,704,000	$49,704,000	Société Générale	No
Senior Loan	$338,000,000	$338,000,000
B-1, B-2, B-3	$212,000,000	$212,000,000	BBCMS 2018-CHRS	Yes
Total	$550,000,000	$550,000,000

The Christiana Mall Whole Loan was co-originated on July 12, 2018 by Barclays Bank PLC, Société Générale, and Deutsche Bank AG, New York Branch. The Christiana Mall Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest only payments for the entirety of the term. The Christiana Mall Whole Loan matures on August 1, 2028. The Christiana Mall Whole Loan proceeds were used to refinance approximately $235.2 million of existing debt, fund approximately $1.8 million in reserves, cover approximately $3.2 million in closing costs and return approximately $309.8 million equity to the borrower. The Christiana Mall Property was previously securitized in the MSMC 2011-C1 transaction.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan	$338,000,000	61.5%	Loan Payoff	$235,182,023	42.8%
Subordinate Note	212,000,000	38.5	Reserves	1,804,093	0.3
			Closing Costs	3,253,713	0.6
			Return of Equity	309,760,172	56.3
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

The Borrower / Sponsor. The borrower is Christiana Mall LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with at least two independent directors. The borrower is currently a 50/50 joint venture that is indirectly owned and controlled by GGP Nimbus, LP (“GGP Nimbus”), a subsidiary of GGP Inc. (“GGP) and PPF Retail, LLC (“PPF”). The borrower sponsors are GGP Nimbus, LP and PPF Retail, LLC. The non-recourse carve-out guarantors of the Christiana Mall Whole Loan are GGP Nimbus and PPF. GGP Nimbus is the sole guarantor under the losses-only guaranty, while both GGP Nimbus and PPF are jointly and severally liable under the full recourse guaranty (which covers only certain voluntary bankruptcy related events). Liability under the full recourse guaranty is capped at 20% of the then current outstanding principal balance of the Christiana Mall Mortgage Loan.

GGP (NYSE: GGP) is a retail real estate company headquartered in Chicago, Illinois. According to the borrower, GGP owns, manages, leases and develops retail properties throughout the United States. As of March 31, 2018, GGP owned, either entirely or with joint venture partners, 125 retail properties located throughout the United States comprising approximately 122.5 million sq. ft. of gross leasable area, which was 95.3% leased. GGP’s portfolio includes Ala Moana Center in Honolulu, Hawaii, Fashion Show in Las Vegas, Nevada, Tysons Galleria in McLean, Virginia, Glendale Galleria in Glendale, California, and Water Tower Place in Chicago, Illinois. On March 26, 2018, an affiliate of Brookfield, Brookfield Properties Partners, L.P. (“BPY”) announced that BPY and GGP have entered into an agreement for BPY to acquire all of the outstanding shares of common stock of GGP other than those shares that were already held by BPY and its affiliates, and the transaction was completed on August 28, 2018. BPY is a large commercial real estate company, with approximately $68.0 billion in total assets. GGP is currently in the final stages of transferring a 24.995% indirect interest in the borrower to Institutional Mall Investors LLC. GGP had previously filed for bankruptcy on April 16, 2009. For more details, please see “Mortgage Pool Characteristics – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus. PPF Retail, LLC is Morgan Stanley’s Prime Property Fund, which is a diversified core real estate fund managed by Morgan Stanley Real Estate. The fund’s assets include office, retail, multifamily, industrial self-storage and hotel properties located in major real estate markets throughout the United States. As of March 31, 2018, the Prime Property Fund had over $20.0 billion in net asset value.

The Property. The Christiana Mall Property consists of a 779,084 square foot portion of the two-story, 1,275,084 square foot Christiana Mall, located in Newark, Delaware. The Christiana Mall Property is anchored by Target, Cabela’s and Cinemark and non-collateral anchors include Macy’s, JCPenney and Nordstrom. Target and Cabela’s each own their improvements and ground lease the land from the borrower. The collateral and non-collateral anchor tenants generate approximately $198.7 million in annual sales. The Christiana Mall

A-3-51

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Property features over 130 specialty in-line stores including Apple, Anthropologie, Banana Republic, Barnes & Noble, Express, Finish Line, H&M, Microsoft, Pottery Barn, Sephora, Urban Outfitters, Victoria’s Secret, Williams-Sonoma, and XXI Forever. Additionally, the Christiana Mall Property includes dining options such a 10-bay food court and five restaurants including Brio, California Pizza Kitchen, The Cheesecake Factory, J.B. Dawson’s Restaurant, and Panera Bread. Included in the collateral are 6,628 parking spaces (approximately 5.2 spaces per 1,000 sq. ft.). Excluding the anchor tenants, no other tenant occupies more than 4.7% of NRA or represents more than 6.0% of underwritten base rent.

The Christiana Mall Property was built in 1978, and underwent an expansion phase from 2007 to 2014. Over $200.0 million was invested, adding several large format tenants including Nordstrom, Target, Cabela’s, and Cinemark, as well as over 160,000 sq. ft. of in-line, restaurant, and exterior facing in-line space.

The Christiana Mall Property was 98.3% leased as of May 31, 2018 to 131 permanent retail and restaurant tenants, and the entire 1,275,084 sq. ft. of the Christiana Mall was 98.9% leased as of May 31, 2018. Since 2014, Christiana Mall has maintained an average occupancy of approximately 99.5% including anchor tenants. As of TTM April 30, 2018, sales for in-line tenants occupying less than 10,000 sq. ft. of space were $885 per square foot with occupancy cost of 13.4% (including Apple and its 10,705 sq. ft. of space, the Christiana Mall Property generated sales per square foot of $2,504 with an occupancy cost of 4.7%).

Environmental Matters. The Phase I environmental report, dated June 11, 2018, recommended no further action at the Christiana Mall Property.

The Market. The Christiana Mall Property is located in the southeast quadrant of the intersection of Route 7 and Interstate 95 in Newark, Delaware. Delaware is one of the only five U.S. states with no sales tax, and the Christiana Mall Property benefits from being the closest super regional shopping center to several surrounding states with sales tax. According to the appraisal, Interstate 95, which serves the region and offers direct access to Philadelphia and New York City to the north and Baltimore and Washington D.C. to the south. Christiana Mall is directly off Interstate 95 with over 220,000 vehicles passing by daily. A $150.0 million upgrade to Interstate 95 has been completed, including the addition of an exit dedicated to Christiana Mall. Christiana Mall is only approximately 10 miles from Maryland, Pennsylvania, and New Jersey. US Highway 1, DE Routes 2, 7, and 273, and Interstates 95, 295, and 495 all serve the area. Interstate 295, with access to the Delaware Memorial Bridge, leading to New Jersey, New York, and New England, lies approximately seven miles northeast of the mall.

According to the appraisal, the Christiana Mall Property is located in a growing, suburban area, with access to the major traffic arteries connecting the surrounding metropolitan area. Christiana Mall caters to two large universities within a seven-mile radius, University of Delaware and Wilmington University, which are home to a combined 38,000 students and 5,000 employees. The Christiana Mall Property is located in the Philadelphia metropolitan statistical area, which is home to 14 Fortune 500 companies of which two (Dupont and Chemours) are located in Wilmington, Delaware.

According to the appraisal, the estimated 2017 population within the Christiana Mall Property’s primary trade area was 680,683. The estimated 2017 average household income in the trade area was $90,061. The primary trade area has been established by zip codes based on a shopper intercept survey. From 2000 to 2017, the trade area experienced compound annual population growth rate of approximately 0.9% and an annual household income growth rate of approximately 2.0%.

Comparable Properties(1)
Property, Location	Property Type	Year Built/ Renovated	Size (Sq. Ft.)	Occupancy(1)	Sales PSF(3)	Anchor Tenants	Distance to Subject (mi.)
Christiana Mall Newark, DE	Super Regional Mall	1978/2014	1,275,084(3)	98.3%(2)	$885(3)	Macy’s, JCPenney, Target, Nordstrom, Cabela’s, Cinemark(3)	NAP
Primary Competition
Concord Mall Wilmington, DE	Super Regional Mall	1969/1984	960,000	86.0%	$395	Boscov’s, Macy’s Sears	13.5
Springfield Mall Springfield, PA	Super Regional Mall	1964/1997	610,582	97.0%	$424	Macy’s, Target	26.6
Exton Square Mall Exton, PA	Super Regional Mall	1973/2000	1,088,000	84.0%	$316	Boscov’s, Macy’s, Main Line Health Center, Sears, Round 1	30.2
(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Occ. reflects the collateral tenants of the property. The Christiana Mall was 98.9% occupied as of May 31, 2018 when including the entire 1,275,084 sq. ft. of the mall.

(3)	Size (Sq. Ft.), Sales PSF and Anchor Tenants reflect collateral and non-collateral tenants as of 4/30/2018 TTM.

A-3-52

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 5/31/2018	U/W	U/W PSF
Base Rent(1)(2)	$32,684,203	$34,240,787	$34,477,828	$34,558,591	$35,869,639	$46.04
Potential Income from Vacant Space	0	0	0	0	1,638,466	$2.10
Percentage Rent	0	0	6,575	7,770	0	$0.00
Total Reimbursement Revenue	13,257,802	13,807,251	13,491,109	13,425,783	14,157,327	$18.17
Specialty Leasing Income	2,714,827	2,749,431	2,713,432	2,759,788	2,876,610	$3.69
Other Income(3)	3,469,234	3,343,004	3,369,589	3,277,797	3,356,447	$4.31
Less: Vacancy and Credit Loss	0	0	0	0	(1,638,466)	$(2.10)
Effective Gross Income	$52,126,066	$54,140,474	$54,058,534	$54,029,729	$56,260,022	$72.21
Total Expenses	10,208,012	10,182,915	10,544,365	10,479,303	9,514,932	$12.21
Net Operating Income	$41,918,054	$43,957,559	$43,514,169	$43,550,426	$46,745,090	$60.00
TI/LC	0	0	0	0	533,772	$0.69
Capital Expenditures	0	0	0	0	106,754	$0.14
Net Cash Flow	$41,918,054	$43,957,559	$43,514,169	$43,550,426	$46,104,564	$59.18
(1)	The U/W Base Rent includes contractual rent steps of $1,226,247 taken through July 2019.

(2)	U/W Base Rent includes $643,284 for tenants who have signed leases but have not occupied their space as of May 31, 2018 including Tilly’s (4,999 sq. ft.), Xfinity (4,014 sq. ft.), Lolli and Pops (2,400 sq. ft.), Jamba Juice (246 sq. ft.), and Bath & Body Works (209 sq. ft.). XFinity has since moved into their space. U/W Base Rent excludes bankrupt tenants as of May 31, 2018 including Icing by Claire’s (1,979 sq. ft.), Claire’s (1,239 sq. ft.), and the Walking Company (1,582 sq. ft.) and also excludes Teavana (1,020 sq. ft.) which is currently dark and not occupying their space. Walking Company has since emerged from bankruptcy.

(3)	Other Income includes overage rent and storage and other income.

Property Management. The Christiana Mall Property is managed by General Growth Services, Inc. and an affiliate of the GGP Nimbus sponsor.

Lockbox / Cash Management. The Christiana Mall Whole Loan is structured to have a hard lockbox and springing cash management. The Christiana Mall Whole Loan documents require that all rents received by the borrower or the property manager be deposited into the lockbox account within three business days of receipt. Funds in the lockbox account, absent the continuance of a Cash Sweep Event Period (as defined below), are required to be transferred daily to a borrower operating account. Upon the first occurrence of a Cash Sweep Event Period, the borrower is required to establish a cash management account under the sole control of the lender, to which during a Cash Sweep Event Period all amounts in the lockbox account are required to be automatically transferred daily for the payment of, among other things, debt service, monthly escrows, default interest and late payment charges. Any remaining funds after such disbursements are required to be distributed to the borrower.

A “Cash Sweep Event Period” will occur during the earliest of:

(i)	an event of default under the Christiana Mall Whole Loan;

(ii)	any bankruptcy action of the borrower;

(iii)	any bankruptcy action of the guarantors or any replacement guarantor or guarantors; and

(iv)	the debt service coverage ratio falling below 1.35x for two consecutive quarters.

A “Cash Sweep Event Period” will end if:

(a)	with respect to clause (i) above, such event of default has been cured and no other event of default has occurred and is continuing,

(b)	with respect to clause (ii) above, such bankruptcy action is discharged,

(c)	with respect to clause (iii) above, (A) the borrower replaces the guarantor subject to such bankruptcy action with either (x) a replacement guarantor having an aggregate net worth of at least $500,000,000 and liquidity of at least $25,000,000, in each case exclusive of such person’s interest in the Christiana Mall Property or otherwise acceptable to lender or (y) PPF Retail, LLC or (so long as Institutional Mall Investors LLC is a qualified equityholder (as defined in the loan documents) and has an aggregate net worth of $500,000,000 exclusive of any interest in the Christiana Mall Property), Institutional Mall Investors LLC and one such substitute guarantor has assumed all obligations of such guarantor under each guaranty and environmental indemnity or executed an acceptable replacement guaranty, the borrower has delivered an insolvency opinion, a rating agency confirmation if required by the lender, and a credit check acceptable to the lender as reasonably required by the lender or (B) such bankruptcy action is discharged, stayed, or dismissed within 90 days of filing provided that such filing does not materially affect guarantor’s ability to pay and perform its obligations in the lender’s reasonable discretion, and

(d)	with respect to clause (iv) above, the Christiana Mall Property has achieved a debt service coverage ratio of at least 1.35x for two consecutive quarters.

A-3-53

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

Initial and Ongoing Reserves. The Christiana Mall Whole Loan documents provide for upfront reserves of $1,804,093 for outstanding tenant improvements and/or leasing commissions. During a Cash Sweep Event Period the borrower is required to deposit monthly (i) 1/12th of the estimated annual real estate taxes, (ii) 1/12th of the estimated annual insurance premiums (except to the extent that the insurance required is maintained under a blanket insurance policy), (iii) $10,065 for replacement reserves until a cap of $241,565 is reached and (iv) $60,391 for tenant improvements and leasing commissions until a cap of $1,449,387 is reached.

Current Mezzanine or Subordinate Indebtedness. Barclays Bank PLC, Société Générale and Deutsche Bank AG, New York Branch funded the subordinate Christiana Mall B Notes to Christiana Mall LLC, a Delaware limited liability company. The Christiana Mall B Notes accrue interest at a rate of 4.2775% per annum. The Christiana Mall B Notes are coterminous with the Christiana Mall Senior Loan. The holders of the Christiana Mall Mortgage Loan, the Christiana Mall Senior Loan and the Christiana Mall B Notes have entered into a co-lender agreement which sets forth the allocation of collections on the Christiana Mall Whole Loan.

Future Mezzanine or Subordinate Indebtedness Permitted. The borrower has the one-time right to obtain a mezzanine loan subject to terms and conditions set forth in the loan documents including that (i) no event of default is continuing, (ii) the principal amount of the permitted mezzanine debt cannot be greater than an amount equal to the amount which will yield (x) an aggregate loan-to-value ratio that does not exceed 95.0% of the closing date loan-to-value ratio (52.9%) and (y) an aggregate forward looking debt service coverage ratio that is not less than 105.0% of the closing date debt service coverage ratio as determined by the lender (1.82x), (iii) the lender has received a rating agency confirmation, (iv) the execution of a market intercreditor agreement acceptable to the lender, and (v) the mezzanine loan will be interest-only and coterminous with the Christiana Mall Whole Loan maturity date.

Target Purchase and Put Options. Target constructed its own store on a 10.15-acre site which is ground leased from the borrower. The ground lease agreement with Target provides that Target has a fair market value purchase option to acquire the fee interest from the borrower in the Target property at any time during the ground lease term. The ground lease with Target has an initial term which runs through December 2036 and also includes five, 10-year and one final, five-year renewal option. The lease does not have any minimum rent but does require Target to make a contribution (currently $139,557 per year) towards the common area maintenance (“CAM”). The Target lease states, should Target exercise its purchase option, Target would still be obligated to pay its CAM contribution to the borrower through its lease term. The appraisal concluded that the exclusion of Target from the Christiana Mall Property would not affect the value of the Christiana Mall Property. The lender agrees to release the Target parcel from the lien of the mortgage if and when Target exercises its purchase option pursuant to the terms of the Target lease upon satisfaction of certain conditions, which include, but are not limited to, the following: (i) borrower agrees that the purchase option will not be exercised in the event that (a) borrower, or controlling affiliate of the borrower, acquires Target’s interest under its lease and (b) such option had not therefore been exercised in accordance with Target’s lease; (ii) the loan-to-value ratio immediately after the release of the Target parcel is less than or equal to 125% and borrower repays the “qualified amount” (with payment of the yield maintenance premium amount calculated based upon the amount prepaid), in order to meet the foregoing loan-to-value ratio; (iii) borrower causes all proceeds from the sale of the Target parcel to be deposited into the clearing account to be applied in the same manner as rents; and (iv) borrower pays a fee in the amount of $10,000. Pursuant to the terms set forth in the Target lease, Target has the unilateral right to require the borrower to purchase the improvements located on the Target parcel owned by Target (the “Target Improvements”) and/or, if Target is then the fee owner of the Target parcel (pursuant to the exercise of its purchase option or otherwise), the fee interest in the Target parcel, for the lesser of fair market value or book value of the improvements (the “Put Option”). On or prior to the anticipated date of the conveyance of the Target Improvements pursuant to the exercise by Target of the Put Option, borrower must execute and deliver to the lender any amendment or modification to the mortgage or similar documents reasonably necessary in order to confirm that the lien of the mortgage attaches to the Target improvements, in form and substance reasonably satisfactory to the lender. See “Description of the Mortgage Pool—Property Types—Retail Properties” in the Prospectus.

Real Estate Substitution/Expansion. If no event of default is continuing, the borrower may substitute the fee or leasehold interest to a parcel of real property at or adjacent to the related mall (each an “Acquired Parcel”) in connection with the release of one or more parcels of the Christiana Mall Property (each, an “Exchange Parcel”), provided that, among other conditions, (i) the borrower provides at least 20 days’ prior written notice, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, (iii) the Exchange Parcel must be vacant, non-income producing and unimproved or improved only by landscaping facilities that are readily relocatable or surface parking areas, (iv) the borrower pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses, (v) the borrower delivers a satisfactory environmental and engineering reports relating to the Acquired Parcel and (vi) after giving effect to such substitution, the loan-to-value ratio is less than or equal to 125%, provided that the borrower may prepay the “qualified amount” in order to meet such loan-to-value ratio. In addition, the borrower may, in its sole discretion, obtain an expansion parcel (an “Acquired Expansion Parcel”) acquired in accordance with the terms and conditions in the Christiana Mall Whole Loan documents provided, among other conditions, (i) the borrower satisfies the requirements in clauses (i), (iv) and (v) above. In the event that the Christiana Mall borrower obtains an Acquired Expansion Parcel, such Acquired Expansion Parcel will also become collateral for the Christiana Mall Whole Loan and the Christiana Mall Mortgage Loan. See “Description of the Mortgage Pool—Releases; Partial Releases” in the Prospectus.

Release of Property. If no event of default is continuing, the borrower is permitted to release from the lien of the mortgage the Cabela’s parcel and/or the Cinemark parcel (each, an “Outlot Parcel”) (or a portion thereof) in connection with the transfer of the fee simple interest in such Outlot Parcel (or portion thereof) to a transferee which is not an affiliate of borrower that is either a national tenant or approved

A-3-54

132 Christiana Mall Newark, DE 19702	Collateral Asset Summary – Loan No. 5 Christiana Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,136,000 32.5% 3.15x 13.8%

by the lender in its reasonable discretion, upon the borrower’s satisfaction of certain conditions, including, among other things: (i) borrower must make a partial prepayment of the Christiana Mall Whole Loan by an amount equal to the greatest of (a) 125% of the allocated loan amount (which allocated loan amount is $8,400,000 with respect to the Cabela’s parcel and $6,600,000 with respect to the Cinemark parcel) for such Outlot Parcel, (b) the net sales proceeds received by Christiana Mall borrower with respect to such transfer and (c) any “qualified amount” necessary to comply with any applicable REMIC requirement described in clause (iii) below, which partial prepayment, if made prior to the open period, will be accompanied by a payment of the yield maintenance premium payment (calculated based upon the amount prepaid) provided, however, in lieu of making any such prepayment, at borrower’s election prior to the release of the Outlot Parcel in question, borrower may either (x) deposit cash with the lender in the amount of such prepayment (exclusive of the yield maintenance premium payment) as additional reserve funds, which the lender will hold in an additional reserve account, or (y) deliver to the lender a letter of credit in the amount of such prepayment (exclusive of the yield maintenance premium payment). The borrower will have the option of having such reserve funds or letter of credit, as applicable, returned to borrower with the payment to the lender of the amounts required pursuant to this clause (a) with respect to the Outlot Parcel in question (inclusive of any yield maintenance premium payment that may be due and payable as of the date of such prepayment); (ii) upon request by the lender, delivery of a REMIC opinion; (iii) the loan-to-value ratio immediately after the release of the applicable Outlot Parcel is less than or equal to 125%, provided that borrower may prepay the “qualified amount” (with payment of the yield maintenance premium calculated based upon the amount prepaid), in order to meet the foregoing loan-to value ratio; and (iv) delivery of rating agency confirmation. In addition, the borrower may obtain release of certain vacant, non-income producing and unimproved land or land improved only by landscaping, utility facilities that are readily relocatable or surface parking areas (the “Release Parcel”) provided, among other conditions, (a) the borrower delivers at least 10 days’ prior written notice, (b) the borrower delivers to the lender satisfactory evidence that the Release Parcel is (x) not necessary for the borrower’s operation or use of the Christiana Mall Property for its then-current use and (y) may be readily separated from the Christiana Mall Property without a material diminution in the value of the Christiana Mall Property, (c) immediately after giving effect to such release, the loan-to-value ratio immediately is less than or equal to 125%, and the borrower prepays the “qualified amount” necessary in order to satisfy such ratio, (d) the borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (e) the borrower delivers a rating agency confirmation from each applicable rating agency for any such release, provided, however, that such condition will not apply to an Acquired Expansion Parcel. See “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans-- Partial Releases” in the Prospectus.

A-3-55

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

AVENTURA MALL

LOUIS VUITTON

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LOUIS VUITTON

Cartier

NORDSTROM

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A-3-56

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

A-3-57

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

A-3-58

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

A-3-59

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

A-3-60

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

A-3-61

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer
Borrower:	Aventura Mall Venture
Original Balance(2):	$47,000,000
Cut-off Date Balance(2):	$47,000,000
% by Initial UPB:	4.4%
Interest Rate:	4.12125%
Payment Date:	1st of each month
First Payment Date:	August 1, 2018
Maturity Date:	July 1, 2028
Amortization:	Interest Only
Additional Debt(2):	$1,359,700,000 Pari Passu Debt; $343,300,000 B-Notes
Call Protection(3):	L(27), D(86), O(7)
Lockbox / Cash Management:	Hard; Master Lease Rents (Soft Springing Hard) / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Bridge Rent and Reimbursements:	$6,776,765	$0
Outstanding Tenant Obligations:	$19,392,145	$0

Financial Information(2)
	Senior Notes	Whole Loan
Cut-off Date Balance / Sq. Ft.:	$1,155	$1,437
Balloon Balance / Sq. Ft.:	$1,155	$1,437
Cut-off Date LTV:	40.8%	50.7%
Balloon LTV:	40.8%	50.7%
Underwritten NOI DSCR:	2.63x	2.12x
Underwritten NCF DSCR:	2.58x	2.07x
Underwritten NOI Debt Yield:	11.0%	8.8%
Underwritten NCF Debt Yield:	10.8%	8.7%
Underwritten NOI Debt Yield at Balloon:	11.0%	8.8%
Underwritten NCF Debt Yield at Balloon:	10.8%	8.7%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	Aventura, FL
Year Built / Renovated:	1983 / 1997, 1998, 2006 - 2008, 2017
Total Sq. Ft.:	1,217,508
Property Management:	TB All Fees Operating LP
Underwritten NOI(5):	$154,858,979
Underwritten NCF(5):	$151,571,708
Appraised Value:	$3,450,000,000
Appraisal Date:	April 16, 2018

Historical NOI
Most Recent NOI:	$118,291,397 (T-12 March 31, 2018)
2017 NOI:	$115,240,562 (December 31, 2017)
2016 NOI:	$110,653,403 (December 31, 2016)
2015 NOI:	$109,025,339 (December 31, 2015)

Historical Occupancy(6)
Most Recent Occupancy:	92.8% (February 14, 2018)
2017 Occupancy:	99.1% (December 31, 2017)
2016 Occupancy:	99.1% (December 31, 2016)
2015 Occupancy:	99.2% (December 31, 2015)

(1)	The Aventura Mall Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A.

(2)	The Aventura Mall Loan is part of a whole loan evidenced by 26 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.41 billion and four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes and subordinate notes evidencing the Aventura Mall Whole Loan.

(3)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2021, the borrower is permitted to prepay the Aventura Mall Whole Loan with a yield maintenance premium, except that the borrower is required to defease any portion of the Aventura Mall Whole Loan that is more than two years from its securitization date. The assumed lockout period of 27 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	Underwritten NOI and Underwritten NCF are based on the February 14, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.

(6)	Historical Occupancy includes square footage to be leased by 12 tenants (33,813 sq. ft.) with leases out for signature that are covered under a master lease as described under “Master Lease” herein.

A-3-62

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration(3)	Sales PSF	Occupancy Cost

AMC Theatres(4)(5)	B/B2/B+	78,738	6.5%	$23.50	1.3%	8/31/2023	$703,921	10.6%
Zara (5)(6)	NR/NR/NR	34,454	2.8%	$119.58	2.9%	10/31/2029	$971	16.3%
XXI Forever(7)	NR/NR/NR	32,504	2.7%	$75.82	1.7%	6/30/2018	$381	22.6%
H & M	NR/NR/NR	28,830	2.4%	$117.09	2.4%	1/31/2027	$666	18.4%
Topshop(4)	NR/NR/NR	23,296	1.9%	$122.00	2.0%	10/31/2029	NAV	NAV
Apple (2 Levels)(4)(8)	NR/Aa1/AA+	20,218	1.7%	$173.11	2.5%	1/31/2030	$31,124	0.5%
Victoria’s Secret	BB+/Ba1/BB+	18,387	1.5%	$165.00	2.1%	7/31/2026	$1,041	12.7%
Louis Vuitton	WD/NR/A+	18,180	1.5%	$110.00	1.4%	11/30/2022	$1,989	7.8%
Banana Republic	BB+/Baa2/BB+	16,857	1.4%	$175.05	2.1%	2/29/2020	$580	37.8%
Restoration Hardware	NR/NR/NR	11,988	1.0%	$200.17	1.7%	2/28/2019	$2,150	11.4%
Express	BB+/Ba1/BB+	11,320	0.9%	$145.75	1.2%	1/31/2022	$641	28.7%
Abercrombie & Fitch	NR/NR/BB-	11,246	0.9%	$281.38	2.2%	1/31/2020	$1,555	20.9%
The Gap	BB+/Baa2/BB+	11,065	0.9%	$165.00	1.3%	7/31/2024	NAV	NAV
Armani Exchange	NR/NR/NR	8,675	0.7%	$168.16	1.0%	1/31/2021	$924	23.0%
Gucci(9)	NR/NR/BBB+	8,383	0.7%	$201.57	1.2%	12/31/2026	$2,257	10.9%
J. Crew	NR/Caa2/CCC+	7,750	0.6%	$191.28	1.0%	6/30/2020	$806	28.6%
Champs Sports	NR/Ba1/BB+	7,331	0.6%	$323.94	1.7%	5/31/2023	$1,555	22.8%
Footlocker	NR/Ba1/BB+	5,024	0.4%	$319.30	1.1%	2/28/2025	$1,238	29.3%
Michael Kors	BBB-/NR/BBB-	3,678	0.3%	$393.93	1.0%	9/30/2021	$1,013	46.7%
Mayor’s Jewelers	NR/NR/NR	3,447	0.3%	$443.46	1.1%	1/31/2024	$6,052	7.9%
Subtotal / Wtd. Avg.		361,371	29.7%	$129.41	33.0%
Remaining Tenants		767,910	63.1%	$123.55	67.0%
Subtotal / Wtd. Avg. Occupied		1,129,281	92.8%	$125.42	100.0%
Vacant Space		88,227	7.2%
Total / Wtd. Avg.		1,217,508	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	U/W Base Rent PSF reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursement Reserve) and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	A full year of sales and occupancy costs are not available for Expansion Parcel tenants.

(5)	AMC Theatres Sales PSF number reflects sales per screen (24 screens).

(6)	Zara was originally a tenant in the non-expansion portion of Aventura Mall, occupying approximately 19,000 sq. ft., before departing for Bal Harbour Shops in 2012. Zara has since returned to the Aventura Mall Property and opened in the Expansion Parcel in November 2017. The TTM sales are based on the tenant’s annualized sales from November 2017 through April 2018.

(7)	XXI Forever is currently operating under a month-to-month lease.

(8)	Sales PSF for Apple are based on the tenant’s 6,303 sq. ft. space in the pre-existing portion of the Aventura Mall Property. Apple recently executed a lease for approximately 20,000 sq. ft. at the Expansion Parcel.

(9)	Gucci Sales PSF are based on only accessories and children’s inventory. There are no clothing sales at the subject store.

The following table presents certain information relating to the historical in-line sales and occupancy costs at the Aventura Mall Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)
	2015	2016	2017	TTM February 2018 Sales PSF	TTM February 2018 Occupancy Cost
Total In-Line
Comparable Sales PSF w/ Apple(2)	$1,626	$1,544	$1,630	$1,681	13.0%
Comparable Sales PSF w/o Apple	$1,229	$1,114	$1,147	$1,162	18.9%
(1)	Not all tenants at the Aventura Mall Property are required to report sales.

(2)	Apple’s sales are based on the tenant’s 6,303 sq. ft. of space in the existing mall.

A-3-63

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

Historical and Current Occupancy(1)
	2008(2)	2009	2010	2011	2012	2013	2014	2015	2016	2017	Current
Occupancy - Excluding Anchors	84.1%	94.9%	95.2%	96.6%	94.9%	98.9%	97.8%	97.8%	97.3%	97.7%	91.4%
Occupancy - Including Anchors	93.3%	98.1%	98.2%	98.8%	98.2%	99.6%	99.2%	99.2%	99.1%	99.1%	92.8%
(1)	Historical and Current Occupancy is based on the average of each respective year. Current Occupancy is based on the February 2018 rent roll, including recently executed leases and master leased tenants.

(2)	In 2008, occupancy declined due to a challenging corporate environment for several tenants including Stride Rite, Kay Bee Toys, The Sharper Image, Walden Books and Sigrid Olsen. 2008 occupancy as of December 31 was 87.9% and 96.1% for Occupancy – Excluding Anchors and Occupancy – Including Anchors, respectively.

Non-Owned Collateral Anchor Sales Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant GLA(2)	Gross Sales TTM Feb 2018	Sales PSF TTM Feb 2018
Macy’s (GL)	BBB/Baa3/BBB-	299,011	$81,164,209	$271
Bloomingdales (GL)	BBB/Baa3/BBB-	251,831	$105,328,660	$418
Macy’s (Men’s & Home) (GL)	BBB/Baa3/BBB-	225,000	$41,967,714	$187
Nordstrom (GL)	BBB+/Baa1/BBB+	167,000	$53,536,758	$321

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Based on the underwritten rent roll dated February 14, 2018.

Lease Rollover Schedule
Year	# of Leases Expiring(1)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling(2)	Cumulative % of U/W Base Rent(2)
MTM(3)	25	20,093	1.7%	20,093	1.7%	$124.31	1.8%	1.8%
2018	24	74,237	6.1%	94,330	7.7%	$113.86	6.0%	7.7%
2019	31	91,803	7.5%	186,133	15.3%	$134.82	8.7%	16.5%
2020	36	96,193	7.9%	282,326	23.2%	$191.02	13.0%	29.4%
2021	24	54,397	4.5%	336,723	27.7%	$251.59	9.7%	39.1%
2022	24	76,594	6.3%	413,317	33.9%	$169.31	9.2%	48.3%
2023	29	352,941	29.0%	766,258	62.9%	$47.98	12.0%	60.2%
2024	27	79,905	6.6%	846,163	69.5%	$166.60	9.4%	69.6%
2025	13	19,020	1.6%	865,183	71.1%	$271.45	3.6%	73.3%
2026	9	46,368	3.8%	911,551	74.9%	$169.47	5.5%	78.8%
2027	20	78,035	6.4%	989,586	81.3%	$136.36	7.5%	86.3%
2028	13	41,146	3.4%	1,030,732	84.7%	$148.89	4.3%	90.6%
Thereafter(4)	13	98,549	8.1%	1,129,281	92.8%	$134.43	9.4%	100.0%
Vacant	NAP	88,227	7.2%	1,217,508	100.0%	NAP	NAP
Total / Wtd. Avg.	288	1,217,508	100.0%			$125.42	100.0%

(1)	# of Leases Expiring excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(2)	Annual U/W Base Rent reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursements Reserve), and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	MTM includes temporary tenants and leases with expirations prior to June 1, 2018.

(4)	Thereafter includes the recently executed Apple lease sq. ft. and lease expiration for the Expansion Parcel.

A-3-64

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

The Loan. The Aventura Mall loan (the “Aventura Mall Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $1.75 billion (the “Aventura Mall Whole Loan”), which whole loan is secured by a first mortgage lien on the borrower’s fee interest in an approximately 1.2 million sq. ft. super regional mall in Aventura, Florida. The Aventura Mall Whole Loan is comprised of (i) a senior loan, comprised of 26 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1,406.7 million, as to which three of the senior notes, Note A-2-B-2-B, Note A-2-B-2-C and Note A-2-B-5, with an outstanding principal balance as of the Cut-off Date of $47.0 million, are being contributed to the DBGS 2018-C1 Trust and constitute the Aventura Mall Loan, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million (collectively, the “Aventura Mall Subordinate Companion Loan”), each as described below.

The relationship between the holders of the Aventura Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu AB Whole Loans— Aventura Mall Whole Loan” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-B-2-B, A-2-B-2-C, A-2-B-5	$47,000,000	$47,000,000	DBGS 2018-C1	No
A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes(1)
A-2-A-1, A-2-B-3	$115,000,000	$115,000,000	Benchmark 2018-B4	No
A-2-A-2, A-2-B-2-A	$103,000,000	$103,000,000	Benchmark 2018-B5	No
A-2-B-1	$60,000,000	$60,000,000	CD 2018-CD7	No
A-2-D-2	$50,000,000	$50,000,000	CSAIL 2018-CX12	No
A-2-A-4, A-2-B-4	$110,000,000	$110,000,000	Benchmark 2018-B6(2)	No
A-2-C-2, A-2-D-1	$100,000,000	$100,000,000	BANK 2018-BNK14	No
A-2-D-3	$50,000,000	$50,000,000	WFCM 2018-C47	No
A-2-A-3, A-2-A-5	$125,000,000	$125,000,000	JPMorgan Chase Bank, National Association	No
A-2-C-1, A-2-C-3, A-2-C-4, A-2-C-5	$170,000,000	$170,000,000	Morgan Stanley Bank, N.A.	No
A-2-D-4, A-2-D-5	$70,000,000	$70,000,000	Wells Fargo	No
Total Senior Notes	$1,406,700,000	$1,406,700,000
B-1, B-2, B-3, B-4	$343,300,000	$343,300,000	Aventura Mall Trust 2018-AVM	Yes(1)
Total	$1,750,000,000	$1,750,000,000

(1)	All notes held under Aventura Mall Trust 2018-AVM together constitute the controlling noteholders for the Aventura Mall Whole Loan.

(2)	Expected to be the Note Holder upon the closing of the respective securitization.

The Aventura Mall Whole Loan has a 10-year initial term and is interest-only. The Aventura Mall Whole Loan has a remaining term of 117 months as of the Cut-off Date. The Aventura Mall Whole Loan accrues interest at a fixed annual rate equal to 4.12125%. The Aventura Mall Whole Loan proceeds were used to refinance existing CMBS and construction debt (held by a J.P. Morgan entity), cover defeasance costs, fund outstanding landlord obligations in connection with recent leasing, pay closing costs, and return equity to the Aventura Mall Borrower. Based on the “as is” appraised value of $3.45 billion as of April 16, 2018, the Whole Loan Cut-off Date LTV is 50.7%. The most recent prior financing of the Aventura Mall Property was included in the AVMT 2013-AVM securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,750,000,000	100.0%	Loan Payoff	$1,230,695,723	70.3%
			Construction Debt Payoff (Expansion)	200,853,019	11.5%
			Reserves	26,168,910	1.5%
			Closing Costs	13,967,630	0.8%
			Return of Equity	278,314,718	15.9%
Total Sources	$1,750,000,000	100.0%	Total Uses	$1,750,000,000	100.0%

The Borrower / Sponsor. The borrower is Aventura Mall Venture, a Florida general partnership structured to be a bankruptcy remote entity with two independent directors in its organizational structure (the “Aventura Mall Borrower”). The loan sponsors and nonrecourse carveout guarantors are Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”) and Simon Property Group, L.P. (the “Simon Guarantor”, and together with the Turnberry Guarantors, the “Guarantors”). The liability of the Guarantors for breaches or violations of the non-recourse carveout provisions in the loan documents is capped at $350.0 million plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The liability as between the Turnberry Guarantors and the Simon Guarantor will be several but not joint.

A-3-65

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

Turnberry, which is under the control of the Turnberry Guarantors, is a privately held group of companies which engage in real estate development, property management and various investments in retail, residential, hotel, resort and office properties.

Simon Property Group, L.P. is a global leader in the ownership of shopping, dining, entertainment and mixed-use destinations and part of an S&P 100 company (Simon Property Group, NYSE:SPG).

The Property. Aventura Mall is an approximately 2.2 million sq. ft., super-regional mall that was developed by Turnberry in 1983 and subsequently expanded and renovated in 1997, 1998, 2006-2008 and 2017. Of the 2.2 million sq. ft., 1,217,508 sq. ft. serves as collateral for the Aventura Mall Whole Loan (the “Aventura Mall Property”) which collateral also includes four anchor pad sites ground leased from the Aventura Mall Borrower. The collateral does not include 942,842 sq. ft. of tenant-owned anchor improvements on those sites.

The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by master-planned residential areas including Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. The Aventura Mall is the largest mall in Florida and the third largest mall in the United States. According to the appraisal, the Aventura Mall is the second most-visited shopping center in the United States with more than 28 million annual visitors. The Aventura Mall is anchored by a number of traditional mall anchors, including Macy’s, Bloomingdale’s, Macy’s Men’s & Home, Nordstrom and J.C. Penney Co., as well as a number of non-traditional mall anchors. The Aventura Mall has a mix of luxury, bridge to luxury and mass market tenants that appeal to a variety of shoppers.

The Aventura Mall Property is 92.8% leased as of February 14, 2018. According to the appraisal, the Aventura Mall Property is one of the top-performing malls in the U.S., with comparable in-line sales of $1,681 PSF and total gross reported sales of approximately $1.2 billion as of the trailing twelve months ending February 2018.

In November 2017, the owners of the Aventura Mall Borrower opened a new 225,641 sq. ft. expansion (the “Expansion Parcel”) at a cost of $230.0 million, which is included in the collateral for the Aventura Mall Whole Loan. The Expansion Parcel features an approximately 20,000 sq. ft., two-level Apple store along with Tesla, Topshop, Zara, Serafina and Shake Shack. The Expansion Parcel is currently 72.2% leased.

Environmental Matters. The Phase I environmental report, dated April 27, 2018, recommended no further action at the Aventura Mall Property.

The Market. Regional access to Aventura Mall is provided by I-95 and Biscayne Boulevard (U.S. Highway 1). The William Lehman Causeway, which connects the beach areas with U.S. Highway 1, also provides access to the Aventura Mall. The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. According to the appraisal, as of year-end 2017, Aventura Mall’s local trade area within a 15 mile radius is home to over 2.3 million people with an average income of $66,306.

As a destination retail mall north of Miami, Aventura Mall also appeals to a large international customer base, primarily from South America, Mexico and Europe.

Population	Trade Area	Florida	USA
2017 Population	6,064,172	20,484,696	325,227,741
Households	Trade Area	Florida	USA
2017 Estimated # of Households	2,270,759	8,032,734	122,737,174
2017 Average Household Income	$76,440	$71,422	$81,217
Source: Appraisal.

The appraiser considered six retail centers in the Miami MSA as the competitive set for the Aventura Mall Property. Three of the properties, Bal Harbour Shops, Sawgrass Mills and Dadeland Mall, are considered primary competition. The primary competition ranges from 460,000 sq. ft. to approximately 2.4 million sq. ft. and is located between 4.7 and 22.0 miles from the Aventura Mall Property. Pembroke Lakes Mall, Galleria Mall and Dolphin Mall are considered secondary competition. The secondary competition ranges from 955,000 sq. ft. to approximately 1.4 million sq. ft. and is located between 11.0 and 16.0 miles from the Aventura Mall Property.

Directly Competitive Buildings(1)
Property	Location	Rentable Area (sq. ft.)	Year Built / Renovated	Distance From Property (Miles)
Aventura Mall	Aventura, Florida	2,156,203	1983 / 2017	N/A
Bal Harbour Shops	Bal Harbour, Florida	460,000	1965 / 2008	4.7
Sawgrass Mills	Sunrise, Florida	2,384,000	1990 / 2006	19.0
Dadeland Mall	Kendall, Florida	1,488,000	1962 / 2013	22.0
Pembroke Lakes Mall	Pembroke Pines, Florida	1,136,000	1992 / 1998	11.0
Galleria Mall	Fort Lauderdale, Florida	955,000	1980 / 2005	13.0
Dolphin Mall	Miami, Florida	1,403,000	2001 / 2010	16.0

(1)	Source: Appraisal.

A-3-66

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 3/31/2018	U/W	U/W PSF
Base Rent(1)	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$141,638,194	$116.33
Potential Income from Vacant Space	0	0	0	0	13,640,745	$11.20
Percentage Rent	5,466,448	4,115,391	3,447,721	3,326,930	3,627,027	$2.98
Total Reimbursement Revenue	26,727,546	26,287,600	27,329,454	28,195,516	32,253,113	$26.49
Specialty Leasing Income	3,536,265	3,076,589	4,453,595	4,900,785	3,805,199	$3.13
Other Income(2)	3,628,986	3,701,438	3,994,113	4,090,769	4,156,114	$3.41
Less: Vacancy and Credit Loss	(272,229)	(422,401)	(438,454)	(634,418)	(13,640,745)	($11.20)
Effective Gross Income	$138,505,834	$139,956,585	$145,286,882	$149,776,330	$185,479,647	$152.34
Total Expenses	29,480,495	29,303,182	30,046,320	31,484,933	30,620,668	25.15
Net Operating Income	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$154,858,979	$127.19
TI/LC	0	0	0	0	3,043,770	$2.50
Capital Expenditures	0	0	0	0	243,502	$0.20
Net Cash Flow	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$151,571,708	$124.49
(1)	The increase in U/W Base Rent from T-12 3/31/2018 is primarily driven by the inclusion of the executed leases on the new Expansion Parcel which opened in November 2017 and is based on the February 2018 annualized rent roll. U/W Base Rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.4 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019 (included in the Bridge Rent and Reimbursements Reserve).

(2)	Other Income includes fee income (revenues associated with license fees and valet management fees), and miscellaneous revenues (revenue associated with commissions, late charges, and other miscellaneous sources).

Property Management. The Aventura Mall Property is currently managed by TB All Fees Operating LP (the “Property Manager”), which is an affiliate of the Turnberry Guarantors. In addition, the Property Manager is currently the leasing agent under a separate leasing agreement with the Aventura Mall Borrower. Turnberry Aventura Mall Company, Ltd., an affiliate of the Turnberry Guarantors, and SDG Aventura Limited Partnership, an affiliate of the Simon Guarantor, have joint approval rights with respect to certain major decisions of the Aventura Mall Borrower relating to the Aventura Mall Property.

Lockbox / Cash Management.     The Aventura Mall Whole Loan is structured with a hard lockbox and springing cash management for all rents except rents from the Master Lease (as defined below), which are structured with a soft springing hard lockbox. The Aventura Mall Borrower is required to cause all Master Lease rents to be deposited directly into the lockbox account, while for remaining rents Aventura Mall Borrower is required to notify each tenant under each lease (except the Master Leases) that has not received instructions from the Aventura Mall Borrower to send all payments of rents directly to the lender-controlled lockbox account at Wells Fargo Bank, National Association. Provided no Lockbox Event (as defined below) has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the Aventura Mall Borrower. In the event a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be swept weekly into a cash management account controlled by the lender. In the event a Lockbox Event is caused only by the occurrence of a DSCR Trigger Event, all funds in the cash management account will be applied by the lender each business day to payments of taxes, insurance, debt service, operating expenses, replacement reserves, rollover reserves and any remaining funds in the cash management account are required to be released to the Aventura Mall Borrower only to the extent necessary to reimburse the Aventura Mall Borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account will be held by the lender as additional collateral for the Aventura Mall Whole Loan. In the event any Lockbox Event other than the DSCR Trigger Event has occurred and is continuing, all amounts in the cash management account may be applied to obligations of the borrower under the loan documents in the lender’s sole discretion. In addition, following the occurrence and during the continuance of a Lockbox Event or a DSCR Reserve Trigger Event, all Master Lease rents are also required to be deposited into the lockbox account.

A “Lockbox Event” means the occurrence of (a) an event of default under the loan agreement, (b) the bankruptcy or insolvency of the Aventura Mall Borrower, (c) the bankruptcy or insolvency of the Property Manager except where such bankruptcy or insolvency does not result in the cash or bank accounts associated with the Aventura Mall Property being subsumed in such proceedings or result in a material adverse effect upon the operations of the Aventura Mall Property or the value or security of the lender’s lien, or (d) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) for the Aventura Mall Whole Loan falls below 1.35x for two consecutive quarters (a “DSCR Reserve Trigger Event”).

Initial and Ongoing Reserves. If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), monthly escrows for real estate taxes in the amount of 1/12 of projected annual property taxes, insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing), replacement funds (approximately $20,292 monthly (or $0.20 PSF annually), subject to a cap of $487,003) and tenant rollover funds (approximately $253,647 monthly (or $2.50 PSF annually), subject to a cap of $6,087,540) are required.

A-3-67

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 6 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$47,000,000 40.8% 2.58x 11.0%

At origination, the Aventura Mall Borrower deposited $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Master Lease. The Aventura Mall Borrower entered into a master lease (the “Master Lease”) at origination with the Guarantors and Turnberry Retail Holding, L.P., which Master Lease covers a certain portion of the Aventura Mall Property that is currently not occupied. The Master Lease provides for payment of rent in an annual amount up to $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following (i) an event of default, (ii) bankruptcy of the Aventura Mall Borrower, (iii) bankruptcy of the property manager, or (iv) a period commencing on the occurrence of a Lockbox Event until cured in accordance with the loan documents. The Master Lease covers the spaces for 12 proposed tenants with leases that are out for signature or which are otherwise not occupied prior to the loan origination. The Master Lease provides for a reduction of rent as third-party tenants sign leases, take occupancy of space and commence paying rent in the premises covered by the Master Lease (as well as tenants signing leases in any portion of the Aventura Mall Property, including the space under the Master Lease, to the extent the total annualized lease payments (excluding Master Lease rents) exceed $178,400,000. The term will expire on the earliest to occur of (a) 10 years after loan maturity, (b) the earlier of the date on which the annual rent under the Master Lease is reduced to zero or the date on which the annualized total lease payments from tenants at the Aventura Mall Property (not including percentage rent) exceeds $181,850,000 or (c) following the exercise of the Master Lessees’ cancellation option after a lender foreclosure or deed-in-lieu of foreclosure. The Master Lease equals 1.8% of the approximately $185.5 million of underwritten effective gross income.

Redevelopment Rights. If J.C. Penney Co. or any of Macy’s, Bloomingdales, Macy’s (Men’s & Home) or Nordstrom (each, a “Department Store”) ceases operations or seeks to assign its lease in any manner not expressly permitted thereunder, the Aventura Mall Borrower has the right to enter into a ground lease with a third party or an affiliate of the Aventura Mall Borrower and obtain a release of the lien on the ground leasehold interest in such J.C. Penney Co. or Department Store parcel so long as certain conditions in the loan agreement are satisfied, including (i) the ground lease is in form and substance reasonably acceptable to the lender, including that the rent to be paid thereunder is not less than the rent payable by J.C. Penney Co. or the Department Store immediately prior to such new lease, (ii) the tenant or the guarantor of such ground lease is a creditworthy person acceptable to the lender, (iii) no event of default is continuing, (iv) delivery of a rating agency confirmation, (v) if material work is being performed, delivery of a completion guaranty (or a collateral assignment of a completion guaranty in favor of the Aventura Mall Borrower) from a credit-worthy entity acceptable to the lender, (vi) the term of the ground lease expires no less than 20 years after the maturity of the Aventura Mall Loan, and (vii) compliance with the “anti-poaching” conditions set forth in the loan agreement. In lieu of entering into a new ground lease, the loan documents permit an affiliate of the Aventura Mall Borrower to accept an assignment of the existing leasehold interest, provided that the Aventura Mall Borrower satisfies the requirements in the loan documents including, without limitation, condition (i) above. J.C. Penney Co. has six, five-year renewal options remaining (each requiring 12 months’ notice).

The Aventura Mall Borrower is also permitted to (a) release (i) immaterial or non-income producing portions of the Aventura Mall Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Aventura Mall Property for dedication or public use and (ii) non-income producing portions of the Aventura Mall Property (including, without limitation, certain outparcels containing parking areas (the “Parking Lot Outparcels”) and portions of the “ring road”) to third parties or affiliates of the Aventura Mall Borrower, and (b) dedicate portions of the Aventura Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

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A-3-69

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

A-3-70

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

A-3-71

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Joseph Moinian
Borrowers:	90 John Mazal SPE Owner LLC; 100 John Mazal SPE Owner LLC
Original Balance:	$42,000,000
Cut-off Date Balance:	$42,000,000
% by Initial UPB:	3.9%
Interest Rate:	4.38785714%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Final Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(1):	$68,000,000 Mezzanine Debt
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Soft (Residential) Hard (Commercial) / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$1,198,365	$286,690
Insurance:	$0	Springing
Replacement:	$0	$7,574
TI/LC:	$2,000,000	$15,056
Rent Concession and Outstanding TI:	$94,199	$0
Shortfall:	$2,000,000	Springing
Renovation:	$0	Springing
Contingency:	$75,000	$0

Financial Information
	Loan(3)	Total Debt(4)
Cut-off Date Balance / Unit(5):	$190,045	$497,738
Balloon Balance / Unit(5):	$190,045	$497,738
Cut-off Date LTV:	22.2%	58.2%
Balloon LTV:	22.2%	58.2%
Underwritten NOI DSCR:	2.94x	0.95x
Underwritten NCF DSCR:	2.89x	0.93x
Underwritten NOI Debt Yield:	13.1%	5.0%
Underwritten NCF Debt Yield:	12.9%	4.9%
Underwritten NOI Debt Yield at Balloon:	13.1%	5.0%
Underwritten NCF Debt Yield at Balloon:	12.9%	4.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Multifamily/Office/Retail
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1931 / 1997, 2018
Total Multifamily Units(5):	221
Total Commercial Units (Sq. Ft.)(5):	120,447
Property Management:	Columbus Property Management LLC
Underwritten NOI(6):	$5,501,134
Underwritten NCF:	$5,404,723
Appraised Value:	$189,000,000
Appraisal Date:	June 22, 2018

Historical NOI
Most Recent NOI(6):	$8,079,726 (T-12 May 31, 2018)
2017 NOI:	$8,598,448 (December 31, 2017)
2016 NOI(7):	NAV
2015 NOI(7):	NAV

Historical Occupancy(8)
Most Recent Occupancy:	95.0% (May 30, 2018)
2017 Occupancy:	94.3% (December 31, 2017)
2016 Occupancy(7):	NAV
2015 Occupancy(7):	NAV
(1)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the 90-100 John Street Loan (as defined herein).

(4)	Total Debt DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the Total Debt amount of $110.0 million, which includes $68.0 million of mezzanine debt.

(5)	The 90-100 John Street Property consists of 221 luxury residential rental apartments on floors eight through 34 and floors seven and below are split between office and retail space containing a total of 120,447 sq. ft. The Residential Component (as defined below) accounts for approximately 68.5% of the underwritten effective gross income (“U/W EGI”) and the Commercial Component (as defined below) accounts for approximately 26.1% of U/W EGI (with the remainder 5.4% attributed to comingled reimbursement and other income on commercial and residential components). The Cut-off Date Balance / Unit and Balloon Balance / Unit values are calculated based on the 221 apartment units.

(6)	Underwritten NOI is lower than the Most Recent NOI in connection with the borrower sponsor’s business plan to demolish and reposition the non-collateral adjacent building during which time the lobby and the cooling/chilling tower used by the 90-100 John Street Property will be impacted. See “Business Plan” herein.

(7)	Historical NOI and Occupancy are not available prior to 2017 because the 90-100 John Street Property was previously operated together with an adjacent non-collateral 102-110 John Street property on a combined basis.

(8)	Historical Occupancy figures reflect the occupancy of the 221 apartment units. Commercial occupancy was 68.6% as of May 30, 2018.

A-3-72

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

The Loan. The 90-100 John Street loan (the “90-100 John Street Loan”) is secured by a first mortgage lien on the borrowers’ fee simple interest in a mixed use residential and commercial (office/retail) condominium units located in a pre-war building in the financial district neighborhood of New York City (the “90-100 John Street Property”). The 90-100 John Street Loan has an Original and a Cut-off Date Balance of $42.0 million and accrues interest at an interest rate of 4.38785714% per annum.

The 90-100 John Street Loan proceeds of $42.0 million, along with $68.0 million in mezzanine debt (collectively, the “90-100 John Street Total Debt”), were used to (i) repay existing debt (ii) fund upfront reserves (iii) pay closing costs and return approximately $9.3 million to the borrower sponsor. Based on the “As-Is” appraised value of $189.0 million as of June 22, 2018, the Cut-off Date LTV for the 90-100 John Street Loan is 22.2%. The “As-Is” appraised value includes a value for the residential condominium unit of $140.0 million and a value for the commercial condominium unit of $49.0 million. The most recent prior financing of the 90-100 John Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$42,000,000	38.2%	Loan Payoff	$93,638,018	85.1%
Mezzanine Loan	68,000,000	61.8%	Reserves	5,367,564	4.9%
			Closing Costs	1,728,863	1.6%
			Return of Equity	9,265,556	8.4%
Total Sources	$110,000,000	100.0%	Total Uses	$110,000,000	100.0%

The Borrowers / Borrower Sponsor. The borrowers are 90 John Mazal SPE Owner LLC and 100 John Mazal SPE Owner LLC, each a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor and non-recourse carveout guarantor for the 90-100 John Street Loan is Joseph Moinian. In addition to the non-recourse carveout guaranty, Mr. Moinian has also provided a completion guaranty with respect to the lobby repositioning described under “Business Plan” below (only if the borrower elects to commence such work), a guaranty of the borrower’s obligation to make additional deposits to the Shortfall Reserves, as described below under “Initial and Ongoing Reserves,” (which guaranty terminates upon the Stabilization Event (as defined below) and also following the tender of a deed in lieu of foreclosure provided certain conditions are satisfied), and a cooling system guaranty for the construction of new cooling towers on the adjacent non-collateral property located at 102-110 John Street, as described under “Business Plan” below.

Joseph Moinian is the founder and CEO of the Moinian Group, a New York City-based developer, investor and long-term owner of real estate nationwide, with ownership and operation of a portfolio in excess of 20 million sq. ft. The Moinian Group’s holdings include assets in cities across the United States, including New York, Chicago, Dallas and Los Angeles, such as 3 Columbus Circle, 450-460 Park Avenue, Sky (605 West 42nd Street), Ocean Luxury Residences (1 West Street) and the W NY Downtown hotel (123 Washington Street).

The Property. The 90-100 John Street Property is a pre-war 34-story mixed use residential and commercial (office/retail) building. In 1997, the borrower sponsor converted the 1931 built building from its office use to its current layout which features 221 luxury residential rental apartments on floors eight through 34 and floors seven and below are split between office and retail space.

Residential: 100 John Street (the “Residential Component”) accounts for approximately 68.5% of the underwritten effective gross income (“U/W EGI”). The Residential Component contains 221 rental units and is 95.0% occupied as of May 30, 2018 at an average rental rate of $3,559 per unit. Building amenities include a hotel-style lobby, 24-hour concierge, entertainment lounge and a sundeck. All common spaces and amenity areas have been renovated in the last five years and the residential units have been renovated to luxury standards according to the borrower sponsor.

Residential Unit Summary(1)
Unit Type	# of Units(2)	Average Unit Size (Sq. Ft.)	Occupancy	Average Monthly Rental Rate per unit	Average Annual Rental Rate PSF
Studio	182	641	95.1%	$3,275	$61.31
1BR	31	847	93.5%	$4,325	$61.37
2BR	7	1,134	100.0%	$5,507	$58.29
5BR	1	3,084	100.0%	$16,875	$65.66
Total / Wtd. Avg.	221	697	95.0%	$3,559	$61.24
(1)	Based on the underwritten rent roll dated May 30, 2018.

(2)	Two of the 221 units are kept offline and used as a superintendent’s unit and as a leasing office.

Commercial: 90 John Street (the “Commercial Component”) accounts for approximately 26.1% of U/W EGI (with the remaining 5.4% attributed to comingled reimbursement and other income on commercial and residential components). The Commercial Component contains 120,447 sq. ft. of net rentable area (“NRA”), of which 73.3% (88,325 sq. ft.) accounts for office space and 26.7% is configured as retail on the ground and 2nd floor. As of May 30, 2018, the Commercial Component is 68.6% is leased to 20 office tenants and one retail tenant that uses its at grade level as a local bar/restaurant. The majority of the vacancy is attributed to the borrower sponsor’s business plan as described below.

A-3-73

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

Commercial Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total Commercial U/W Base Rent	Lease Expiration
Office Tenants:
AppCard, Inc.	NR/NR/NR	10,442	8.7%	$35.69	11.6%	8/31/2023
Universal Business Solutions(2)	NR/NR/NR	8,000	6.6%	$27.33	6.8%	5/31/2024
Endeavor Studios, Inc.	NR/NR/NR	7,529	6.3%	$35.67	8.3%	11/24/2024
Other office tenants		52,208	43.3%	$35.76	57.9%
Office Total / Wtd. Avg. Occupied		78,179	64.9%	$34.88	84.6%

Retail Tenant:
Stout II, Inc.	NR/NR/NR	4,400	3.7%	$112.55	15.4%	11/10/2028
Total / Wtd. Avg. Occupied		82,579	68.6%	$39.02	100.0%

Vacant Office		10,146	8.4%
Vacant Retail(3)		27,722	23.0%
Total Vacant		37,868	31.4%
		120,447	100.0%
(1)	Based on the underwritten rent roll dated May 30, 2018.

(2)	Universal Business Solutions has free rent in May of 2019, May of 2020 and May of 2021, which has been reserved for at loan origination.

(3)	Vacant Retail space is comprised of two spaces, including 10,081 sq. ft. at the grade and 17,641 sq. ft. on the second floor, space which is expected to be impacted by the borrower’s Business Plan as described below.

Business Plan: The entrance lobby for the Residential Component as well as the cooling tower serving the 90-100 John Street Property are located within an adjacent property located at 102-110 John Street that is not part of the collateral. The borrower sponsor owns the adjacent, non-collateral building located at 102-110 John Street and has informed the lender that it intends to demolish the existing structure and develop a residential building. During the demolition of the 102-110 John Street property, the Residential Component lobby will be temporarily relocated to Platt Street. Additionally, it is anticipated that the Commercial Component’s lobby will be temporarily relocated to Platt Street while the borrower sponsor renovates the 90-100 John Street Property lobby. It is further anticipated that once the lobby repositioning is completed, the Residential Component and the Commercial Component at the 90-100 John Street will share an entrance where the current 90 John Street lobby is located. The loan documents do not require the borrowers to perform the lobby repositioning; however, under a reciprocal easement agreement between the owners of the two buildings (the “REA”), the owner of the 102-110 John Street property may not demolish such property until the borrower and lender confirm that a new lobby has been completed for the 90-100 John Street Property in accordance with the plans and specifications set forth in the loan agreement. In addition, a cooling tower is expected to be relocated next to the sidewalk of the development for the duration of the project, and under the REA, it is a condition to the demolition of the 102-110 John Street property that such temporary cooling tower be installed and that the lender has reasonably approved such plans and specifications. Upon completion of the development, a new cooling tower will be built on top of the 102-110 John Street property. The borrowers have an easement under the REA to use and maintain such cooling tower once it is built. The lender is a third party beneficiary of the REA to the extent of its rights granted therein.

Construction of the adjacent 102-110 John Street property, which is expected to be developed approximately 40 feet from the 90-100 John Street Property, is expected to partially impact some of the eastern exposures at the 90-100 John Street Property. However, according to the borrower sponsor all of the units facing the adjacent 102-110 John Street property also have north and south windows that provide a source of light and air.

The 90-100 John Street Loan is structured with a $2,000,000 Shortfall Reserve to cover projected loan shortfalls during the execution of the business plan. In addition, prior to the commencement of the lobby repositioning, the borrower sponsor provided plans, specifications and a budget, and is required to deposit reserves as described below under “Initial and Ongoing Reserves” as part of the loan agreement. The loan documents also provide for a completion guaranty for all lobby work (to the extent the borrowers elect to commence such work) on the 90-100 John Street Property by the borrower sponsor. The loan documents, require that any lobby repositioning be completed by an outside completion date of three years from the date of commencement and be completed three years prior to loan maturity.

Environmental Matters. The Phase I environmental report dated June 19, 2018 recommended no further action at the 90-100 John Street Property.

The Market. The 90-100 John Street Property is located in the Financial District/Lower Manhattan neighborhood of New York City. According to the appraisal, since 2009, development activity has significantly increased in Lower Manhattan, and has made the area an expensive and sought-after neighborhood to live and work in. The neighborhood attracts both working professionals and families, because of access to office, retail and dining, a cultural and arts scene as well as public schools. Developments in the area include the World Trade Center, located within 5 blocks of the 90-100 John Street Property, which upon completion is expected to feature over 11 million sq. ft. of class A office space, a memorial to the victims and families of 9/11, a 370,000 sq. ft. retail concourse, a transportation hub and a performing arts center. Additionally, the redevelopment of Pier 17, located four blocks to the east opened in May 2018, and, upon

A-3-74

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

completion is expected to include a 365,000 sq. ft. of retail, dining and entertainment space open seven days a week. The 90-100 John Street Property benefits from accessibility, as it is within walking distance of the 1, 2, 3, 4, 5, A, C, J, N, Q, R, W and Z subway train lines and public buses located within a five block radius.

Residential: The appraisal identified 11 buildings as directly competitive with the Residential Component in terms of location, year built, size of units and quoted rents of units that exhibited an occupancy range of 96.8% to 100.0% with a 98.5% average and rents ranges illustrated below. The appraisal concluded to an average rental rate of $65.00 PSF. The in-place rental rate of $61.24 PSF is approximately 5.8% below the market rental rate determined by the appraisal.

Average Annual Rental Rate PSF
	90-100 John Street Property - Residential Component(1)	Quoted Rent at Competitive Apartment Projects(2)
	In-Place	Min	Max	Average
Studio	$61.31	$64.47	$90.46	$76.27
1BR	$61.37	$61.73	$86.13	$71.06
2BR	$58.29	$55.78	$99.09	$74.55
5BR	$65.66	$52.28	$86.35	$76.77
(1)	Based on the underwritten rent roll dated May 30, 2018.

(2)	Source: Appraisal.

Commercial: The 90-100 John Street Property’s Commercial Component is classified as a Class B office within the Insurance Office District of Downtown Manhattan according to the appraisal. As of the first quarter 2018, the submarket exhibited a direct vacancy of 5.5% and rental rates of $49.74 PSF. Leasing activity in the Downtown office market in the first quarter of 2018 was down 59.9% compared to first quarter 2017. This dip in leasing activity resulted in Downtown experiencing an increase in overall vacancy of 0.30% during the first quarter, but remained 0.20% lower than one year ago. The appraiser identified five directly competitive buildings, which have a weighted average direct occupancy of 90.06% and asking rents ranging from $39 PSF to $52 PSF. Additionally, the appraisal compiled eight comparable office leases across five office buildings within the submarket, with the adjusted rentals range from $41 PSF to $49 PSF. The appraisal concluded to an average rental rate of $45.00 PSF for the office tenants. The in-place office rental rate of $34.88 PSF is approximately 22.5% below market.

The following table presents certain information relating to comparable office leases for the 90-100 John Street Property:

Comparable Office Leases(1)
Property Name	Year Built	# of Stories	Total GLA (Sq. Ft.)	Tenant Name	Lease Date	Term (Mos.)	Lease Area (Sq. Ft.)	Initial Annual Base Rent PSF
90-100 John Street Property	1931	7	120,447(2)	Various(2)	Various(2)	8.7(2)	82,579(2)	$34.88(2)
50 Broad Street	1913	20	190,360	Lloyd’s Register	May-18	5.0	4,039	$45.00
90 Broad Street	1930	24	298,000	Hale & Hearty Soups	Apr-18	10.0	5,849	$42.00
26 Broadway	1922	31	630,000	Primary	Jan-18	10.0	48,873	$44.00
50 Broad Street	1913	20	190,360	Store Bound	Nov-17	9.0	7,500	$46.00
40 Exchange Place	1896	20	226,479	Crime Victims	Nov-17	15.0	8,360	$45.00
5 Hanover Square	1961	25	235,523	Next Wave Safety	Nov-17	10.0	10,117	$50.00
50 Broad Street	1913	20	190,360	Holiday House Publishing	Oct-17	10.0	10,817	$44.00
50 Broad Street	1913	20	190,360	Studio Gang	Aug-17	7.0	5,145	$43.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 30, 2018 for the office properties with Initial Annual Base Rent PSF reflecting weighted average in place rent.

A-3-75

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2017	T-12 5/31/2018(3)	U/W (3)	U/W per Unit(3)(4)
Residential:
Gross Potential Residential Rent	$8,852,218	$8,882,692	$9,434,181	$42,689
Less: Vacancy, Bad Debt & Concessions(5)	(495,481)	(402,746)	(709,824)	($3,212)
Net Rental Income	$8,356,737	$8,479,945	$8,724,357	$39,477
Commercial:
Gross Potential Commercial Rent	6,128,901	5,542,137	5,428,288	$45.07
Less: Vacancy, Bad Debt & Concessions(6)	(37,097)	(37,498)	(2,107,300)	($17.50)
Net Commercial Income	$6,091,804	$5,504,639	$3,320,988	$27.57
Total Reimbursement Revenue	866,713	896,478	543,200	$2,458
Total Other Income	210,400	266,280	153,205	$693
Effective Gross Income	$15,525,653	$15,147,341	$12,741,751	$57,655
Total Operating Expenses(7)	6,927,205	7,067,615	$,240,616	$32,763
Net Operating Income	$8,598,449	$8,079,726	$5,501,134	$24,892
Capital Reserve - Residential	0	0	66,300	$300
Capital Reserve - Commercial	0	0	30,112	$0.25
TI/LC	0	0	0	$0.00
Net Cash Flow	$8,598,449	$8,079,726	$5,404,723	$24,456
(1)	Historical Net Operating Income is not available prior to 2017 because the 90-100 John Street Property was previously operated together with an adjacent non-collateral 102-110 John Street property on a combined basis.

(2)	Based on rent roll dated May 30, 2018.

(3)	The decline in Net Operating Income from T-12 5/31/2018 to U/W figures reflects the borrower sponsor’s business plan discussed above, whereby Crunch Fitness, a commercial tenant that previously occupied commercial space at the 90-100 John Street Property, but had an entrance at the adjacent, non-collateral 102-110 John Street property and contributed to commercial rent has since vacated.

(4)	U/W per Unit reflects the amount per residential unit per month, with the exception of the following line items; (i) Gross Potential Commercial Rent, (ii) Vacancy, Bad Debt & Concessions for the commercial component and (iii) Capital Reserve - Commercial, each of which are calculated on PSF basis.

(5)	U/W Vacancy, Bad Debt & Concessions for the residential component represent 7.5% of U/W Gross Potential Residential Rent and accounts for the actual economic vacancy of 4.9% plus budgeted concessions of approximately 2.7%.

(6)	U/W Vacancy, Bad Debt & Concessions for the commercial component represent the in-place 39.1% economic vacancy of U/W Gross Potential Commercial Rent.

(7)	T-12 5/31/2018 expenses have been prorated between the 90-100 John Street Property and the adjacent, non-collateral 102-110 John Street property based on square footage.

Property Management. The 90-100 John Street Property is managed by Columbus Property Management LLC, an affiliate of the borrower.

Lockbox / Cash Management. The 90-100 John Street Loan is structured with a Soft (Residential) Hard (Commercial) lockbox and in place cash management. The borrowers were required at origination to deliver letters to all commercial tenants at the 90-100 John Street Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrowers or the manager, including rents from residential tenants, are required to be deposited in the lockbox account within two business days following receipt. Funds on deposit in the lockbox account are required to be swept on (i) the last business day of each week, (ii) each payment date, and (iii) the two business days immediately preceding each payment date into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, and debt service on the 90-100 John Street Mezzanine Loan (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the 90-100 John Street Loan documents. If a Trigger Period is continuing, excess cash in the deposit account is required to be transferred to an account held by the lender as additional collateral for the 90-100 John Street Loan.

A “Trigger Period” commenced at the loan origination date and will continue until the Stabilization Event (as defined below) has occurred and no other Trigger Period is continuing and a Trigger Period will again commence upon (i) an event of default under the 90-100 John Street Loan documents, (ii) the debt yield ratio falling below 15.7% based on the 90-100 John Street Loan or 6.0% based on the 90-100 John Street Total Debt (a “Low Debt Yield Period”), or (iii) an event of default under the 90-100 John Street Mezzanine Loan, and will end upon, (a) with respect to clause (i) and (iii) above, upon the cure of such event of default and (b) with respect to clause (ii) above, upon the date that the debt yield ratio is at least 15.7% based on the 90-100 John Street Loan and 6.00% based on the 90-100 John Street Total Debt for two consecutive calendar quarters.

A-3-76

90-100 John Street New York, NY 10038	Collateral Asset Summary – Loan No. 7 90-100 John Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 22.2% 2.89x 13.1%

The “Stabilization Event” means the time at which, in the judgment of the lender, (a) the borrowers have substantially completed the lobby renovation work, (b) no other Trigger Period exists and (c) the debt yield ratio is at least 15.7% based on the 90-100 John Street Loan and 6.00% based on the 90-100 John Street Total Debt for two consecutive calendar quarters.

Initial and Ongoing Reserves.

Tax Reserve At loan origination, the borrowers deposited $1,198,365 into a tax reserve. On a monthly basis, the borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $286,690, into a tax reserve.

Insurance Reserve. Insurance escrows are waived so long as the 90-100 John Street Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each due date, the borrowers will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserve. On a monthly basis, the borrowers are required to escrow an amount equal to approximately $7,574 into a capital expenditure reserve.

Rent Concession Reserve. At loan origination, the borrowers deposited $94,199 in order to simulate payments of rent during the May 2019, 2020 and 2021 payments for the Universal Business Solutions lease and for outstanding tenant improvement payment associated with the Endeavor Studios, Inc. lease.

Shortfall Reserve. At loan origination, the borrowers deposited $2,000,000 (the “Shortfall Funds”) for the lenders’ projected loan shortfall in connection with the borrower sponsor’s “Business Plan” as described herein. If, at any time during the term, lender determines, in its sole discretion, that the Shortfall Funds are insufficient to satisfy the then shortfall, the borrower is required to deposit additional Shortfall Funds upon ten business days’ notice.

TI/LC Reserve. At loan origination, the borrowers deposited $2,000,000 for future and unencumbered tenant improvements and leasing commissions on the Commercial Component into a TI/LC reserve. On a monthly basis, the borrowers are required to escrow an amount equal to $15,056 into a TI/LC reserve.

Renovation Reserve. If the borrowers elect to execute the business plan, prior to the commencement of the work contemplated by the business plan, the borrowers shall deposit an amount equal to the cost of the required renovation work multiplied by 110%.

Contingency Reserve. At loan origination, the borrower deposited $75,000 into a contingency reserve, representing approximately 119% of the aggregate amount of $63,000 associated with three outstanding affiliate judgments (i) a $43,000 judgment against an affiliate which previously owned the Mortgaged Property relating to a failure to maintain workers’ compensation insurance, and (ii) two judgments totaling $20,000 against an indirect owner of the borrower relating to fire code violations.

Current Mezzanine or Subordinate Indebtedness. Concurrent with the 90-100 John Street Loan, Deutsche Bank AG, acting through its New York Branch (“DBNY”) funded a $68,000,000 mezzanine loan (the “90-100 John Street Mezzanine Loan”) to 90-100 John Mazal Mezzanine I LLC, a Delaware limited liability company owning 100.0% of the borrowers under the 90-100 John Street loan documents. The 90-100 John Street Mezzanine Loan accrues interest at a rate of 5.7000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The mezzanine lender has the right to bifurcate the 90-100 John Street Mezzanine Loan into a senior and junior mezzanine loan, provided that such bifurcation does not increase the total amount of the mezzanine debt. The lender under the 90-100 John Street Loan and the mezzanine lender entered into an intercreditor agreement. The 90-100 John Street Mezzanine Loan was sold to a third party . The rights of the lender of the 90-100 John Street Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Condominium. The 90-100 John Street Property is subject to a condominium regime. The 90-100 John Street Property consists of a two-unit condominium, with the commercial and residential unit owned by the borrowers as collateral for the 90-100 John Street Loan. The borrowers have two out of two votes in the condominium association.

A-3-77

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

A-3-78

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

A-3-79

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Sam’s Investments VII, LLC
Borrower:	Sam’s Investments VIII, LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.8%
Interest Rate(2):	4.1575%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Final Maturity Date:	September 6, 2023
Amortization:	Interest Only
Additional Debt(1):	$35,000,000 Non-Pooled Component $25,000,000 Mezzanine Debt
Call Protection:	L(25), D(30), O(5)
Lockbox / Cash Management:	Hard / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Lease Sweep:	$0	Springing

Financial Information
	Loan(4)	Whole Loan(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$378	$709	$945
Balloon Balance / Sq. Ft.:	$378	$709	$945
Cut-off Date LTV:	32.7%	61.4%	81.8%
Balloon LTV:	32.7%	61.4%	81.8%
Underwritten NOI DSCR:	4.01x	1.83x	1.09x
Underwritten NCF DSCR:	4.01x	1.83x	1.09x
Underwritten NOI Debt Yield:	16.9%	9.0%	6.8%
Underwritten NCF Debt Yield:	16.9%	9.0%	6.8%
Underwritten NOI Debt Yield at Balloon:	16.9%	9.0%	6.8%
Underwritten NCF Debt Yield at Balloon:	16.9%	9.0%	6.8%
Property Information
Single Asset / Portfolio:	Portfolio of 33 properties
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various
Total Sq. Ft.:	105,768
Property Management:	Self-managed
Underwritten NOI:	$6,765,423
Underwritten NCF:	$6,765,423
Appraised Value:	$122,205,000
Appraisal Date:	May 2018

Historical NOI(7)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (October 6, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
(1)	The Carolinas 7-Eleven Portfolio Loan (as defined below) has been split into a Pooled Component of $40.0 million and a Non-Pooled Component of $35.0 million. See “The Loan” and “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	The interest rate of 4.1575% represents the interest rate for the Pooled Component (as defined below) only. The Non-Pooled Component (as defined below) accrues interest at a rate of 5.6457142857%. The blended interest rate is 4.8520%.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	Loan Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $40.0 million Carolinas 7-Eleven Portfolio Loan.

(5)	Whole Loan Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $75.0 million Carolinas 7-Eleven Portfolio Whole Loan, which includes the $35.0 million Non-Pooled Component.

(6)	Total Debt Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $100.0 million Carolinas 7-Eleven Portfolio Total Debt, which includes the $35.0 million Non-Pooled Component and the $25.0 million mezzanine loan.

(7)	Historical NOI information is not available because the Carolinas 7-Eleven Portfolio Properties are subject to triple-net leases with the related sole tenant and, therefore, lack historical information.

A-3-80

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

Portfolio Overview
Property Name	Location	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	Year Built	Sq. Ft.	UW Base Rent PSF	Lease Expiration	Car Wash On Site
5200 Piper Station Drive	Charlotte, NC	$2,060,000	5.2%	$6,650,000	1997	4,111	$93.12	2/5/2032	Yes
9502 Mount Holly Huntersville Road	Charlotte, NC	1,812,000	4.5	5,500,000	2001	3,638	$87.08	2/5/2027	Yes
8315 Steele Creek Road	Charlotte, NC	1,726,000	4.3	5,225,000	2007	4,084	$73.53	2/19/2027	Yes
4401 Park Road	Charlotte, NC	1,726,000	4.3	5,225,000	2000	3,550	$80.87	2/8/2032	Yes
240 Carowinds Boulevard	Fort Mill, SC	1,688,000	4.2	5,675,000	1997	3,312	$98.64	2/19/2032	Yes
9701 Sam Furr Road	Huntersville, NC	1,630,000	4.1	4,925,000	2002	3,578	$75.63	2/5/2032	Yes
8010 South Tryon Street	Charlotte, NC	1,570,000	3.9	4,750,000	1999	5,412	$48.17	2/19/2032	Yes
10806 Providence Road	Charlotte, NC	1,544,000	3.9	4,675,000	2003	4,137	$62.22	2/5/2032	No
9608 University City Boulevard	Charlotte, NC	1,500,000	3.8	4,555,000	1997	3,487	$71.92	2/5/2032	Yes
2825 Little Rock Road	Charlotte, NC	1,430,000	3.6	4,325,000	1999	3,722	$63.84	2/5/2032	Yes
1120 West Sugar Creek Road	Charlotte, NC	1,430,000	3.6	4,325,000	2014	5,533	$41.03	10/16/2036	No
12710 South Tryon Street	Charlotte, NC	1,404,000	3.5	4,250,000	2006	4,263	$57.28	2/19/2027	Yes
3301 Monroe Road	Charlotte, NC	1,370,000	3.4	4,150,000	1999	3,300	$66.00	2/8/2032	Yes
10023 North Tryon Street	Charlotte, NC	1,340,000	3.4	4,075,000	2005	4,134	$51.89	2/8/2032	Yes
3800 Central Avenue	Charlotte, NC	1,304,000	3.3	3,950,000	1999	3,705	$56.11	2/5/2032	Yes
1901 Pavilion Boulevard	Charlotte, NC	1,270,000	3.2	3,850,000	2001	3,631	$55.74	2/8/2032	Yes
5701 Old Providence Road	Charlotte, NC	1,264,000	3.2	3,825,000	1995	1,545	$130.29	2/22/2032	No
7740 Bruton Smith Boulevard	Concord, NC	1,224,000	3.1	3,700,000	2000	3,685	$52.84	2/5/2032	Yes
5455 Brookshire Boulevard	Charlotte, NC	1,224,000	3.1	3,700,000	1999	1,475	$132.00	2/5/2032	No
11208 East Independence Boulevard	Matthews, NC	1,180,000	3.0	3,575,000	2000	3,562	$52.81	2/22/2032	Yes
10700 Reames Road	Charlotte, NC	1,116,000	2.8	3,375,000	1997	3,484	$55.88	2/5/2027	No
9025 Mallard Creek Road	Charlotte, NC	1,116,000	2.8	3,375,000	1999	3,495	$55.71	2/5/2027	Yes
5115 Old Dowd Road	Charlotte, NC	968,000	2.4	2,925,000	1999	1,478	$113.87	2/5/2027	No
8925 Nations Ford Road	Charlotte, NC	792,000	2.0	2,400,000	1989	2,267	$60.85	2/5/2027	No
304 Unionville-Indian Trail Road West	Indian Trail, NC	792,000	2.0	2,400,000	1999	3,970	$33.25	2/22/2027	Yes
4808 Brookshire Boulevard	Charlotte, NC	760,000	1.9	2,300,000	1989	2,721	$48.51	2/5/2027	Yes
1700 Windsor Square Drive	Matthews, NC	760,000	1.9	2,325,000	1988	1,245	$98.07	5/31/2032	No
105 South Polk Street	Pineville, NC	690,000	1.7	2,125,000	1980	2,034	$60.03	2/5/2027	No
2840 Eastway Drive	Charlotte, NC	690,000	1.7	2,125,000	1989	2,345	$52.07	2/5/2027	No
6886 Poplar Tent Road	Concord, NC	660,000	1.7	2,000,000	1999	3,688	$31.32	2/5/2027	No
6401 Old Statesville Road	Charlotte, NC	660,000	1.7	2,000,000	1988	1,824	$63.32	2/5/2027	No
5124 Central Avenue	Charlotte, NC	660,000	1.7	2,000,000	1997	2,288	$50.48	2/8/2027	No
6233 Albemarle Road	Charlotte, NC	640,000	1.6	1,950,000	1996	1,065	$96.06	2/5/2032	Yes
Total / Wtd. Avg.		$40,000,000	100.0%	$122,205,000		105,768	$63.90

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
7-Eleven, Inc.(3)	NR/Baa1/AA-	105,768	100.0%	$63.90	100.0%	Various(4)
Total / Wtd. Avg. Occupied		105,768	100.0%	$63.90	100.0%
Vacant		0	0%
Total		105,768	100.0%

(1)	Based on the underwritten rent roll dated as of October 6, 2018.

(2)	The ratings are those of the tenant.

(3)	Each lease with 7-Eleven, Inc. (each a “7-Eleven Lease”) has at least two options to renew for five years each, with a 180 days notice period.

(4)	Each of the Carolinas 7-Eleven Portfolio Properties are leased on a separate lease with expiration dates in 2027 (39.3% of NRA), 2032 (55.5%) and 2036 (5.2%).

A-3-81

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	14	41,579	39.3%	41,579	39.3%	$58.00	35.7%	35.7%
2028	0	0	0.0%	41,579	39.3%	$0.00	0.0%	35.7%
Thereafter	19	64,189	60.7%	105,768	100.0%	$67.71	64.3%	100.0%
Vacant	NAP	0	0.0%	105,768	100.0%	NAP	NAP
Total / Wtd. Avg.	33	105,768	100.0%			$63.90	100.0%
(1)	Based on the underwritten rent roll dated October 6, 2018.

The Loan. The Carolinas 7-Eleven Portfolio loan (the “Carolinas 7-Eleven Portfolio Loan”) is a $40.0 million fixed rate loan secured by the borrower’s fee simple interests in a portfolio of 33 properties (the “Carolinas 7-Eleven Portfolio Properties”) located in the greater Charlotte metropolitan statistical area (“MSA”) that is 100% occupied by convenience stores leased to 7-Eleven, Inc. (Baa1/AA-Moody’s/S&P) (the “7-Eleven Tenant”).

The Carolinas 7-Eleven Portfolio Loan is part of a whole loan (the “Carolinas 7-Eleven Portfolio Whole Loan”) with an Original and Cut-off Date Balance of $75.0 million, which is evidenced by the $40.0 million pooled component (the “Pooled Component”) and a $35.0 million subordinate non-pooled component (the “Non-Pooled Component”). The $40.0 million Pooled Component will be contributed to the DBGS 2018-C1 Trust. The Non-Pooled Component will also be contributed to the DBGS 2018-C1 Trust but will not be pooled together with the other mortgage loans in the DBGS 2018-C1 Trust and only certain loan specific classes of Certificates will represent an interest therein. See “Description of the Mortgage Pool— The Whole Loans—Carolinas 7-Eleven Portfolio Whole Loan” in the Prospectus.

The relationship between the holders of the Carolinas 7-Eleven Portfolio Whole Loan will be governed by a co-lender and intercreditor agreements as described under “Description of the Mortgage Pool—The Whole Loans— Carolinas 7-Eleven Portfolio Whole Loan” in the Prospectus.

Total Debt Summary(1)
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Pooled Component (Note A)	$40,000,000	$40,000,000	DBGS 2018-C1	Yes
Non-Pooled Component (Note B)	$35,000,000	$35,000,000	DBGS 2018-C1	No
Whole Loan	$75,000,000	$75,000,000
Mezzanine Loan	$25,000,000	$25,000,000
Total Debt	$100,000,000	$100,000,000
(1)	The holders of the controlling class of loan specific Certificates relating to the Non-Pooled Component will appoint the loan-specific directing holder with respect to the Carolinas 7-Eleven Portfolio Whole Loan. The loan-specific directing holder will have certain control and consent rights with respect to the Carolinas 7-Eleven Portfolio Whole Loan as described in the Prospectus. See “Description of the Mortgage Pool – The Whole Loans – Carolinas 7-Eleven Portfolio Whole Loan” and “Pooling and Servicing Agreement – The Directing Holder” in the Prospectus.

A-3-82

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

The Carolinas 7-Eleven Portfolio Whole Loan has a five-year interest only term and accrues interest at 4.1575% on the Pooled Component and 5.6457142857% on the Non-Pooled Component. The blended interest rate is 4.8520%. Loan proceeds were used to pay off prior debt of approximately $68.1 million, pay closing costs of approximately $1.7 million and return approximately $30.1 million of equity to the borrower sponsor. Based on the “As-Is” appraised value of the Carolinas 7-Eleven Portfolio Properties of $122.2 million as of May 2018, the Cut-off Date LTV is 32.7%. The most recent prior financing of the Carolinas 7-Eleven Portfolio Properties were not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount (Pooled Component)	$40,000,000	40.0%	Loan Payoff	$68,138,012	68.1%
Non-Pooled Component	35,000,000	35.0	Closing Costs	1,726,961	1.7
Mezzanine Loan	25,000,000	25.0	Return of Equity	30,135,026	30.1
Total Sources	$100,000,000	100.0%	Total Uses	$100,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower is Sam’s Investments VIII, LLC, a Delaware limited liability company structured to be a single purpose bankruptcy-remote entity with two independent directors in its organizational structure. The borrower sponsor and nonrecourse carve-out guarantor is Sam’s Investments VII, LLC, a Delaware limited liability company, which controls the borrower. Sami Nafisi is the non-member manager of both the borrower and the borrower sponsor.

Mr. Nafisi is an experienced owner and operator of commercial net leased real estate. In addition to the Carolinas 7-Eleven Portfolio Properties, Mr. Nafisi owns Sam’s Xpress Car Wash and Sam’s Mart, which was founded in 1993 and operates 41 additional convenience stores, gasoline stations and car washes throughout the Southeast in North Carolina, South Carolina and Georgia.

The Properties. The Carolinas 7-Eleven Portfolio Properties consist of 33 single-tenant 7-Eleven convenience stores throughout the greater Charlotte MSA. Each individual Carolinas 7-Eleven Portfolio property is 100.0% leased on a separate lease to the 7-Eleven Tenant. The leases are structured as absolute NNN with the 7-Eleven Tenant responsible for the payment of taxes, insurance, utilities, maintenance and repairs. The 7-Eleven Tenant self manages all 33 locations. However, under the lease documents, 7-Eleven Tenant is responsible for reimbursing a third party management fee if put in place. The leases have a weighted average remaining term of 11.3 years, with no lease expiring in less than 8.2 years, which is 3.2 years beyond the loan’s maturity date. All of the Carolinas 7-Eleven Portfolio Properties, which were built between 1980 and 2014, have fuel pumps located on adjacent property owned by the 7-Eleven Tenant that anchor the convenience stores. In addition, 20 of the Carolinas 7-Eleven Portfolio Properties are anchored by car washes, representing 60.6% of the Carolinas 7-Eleven Portfolio. The 7-Eleven Tenant Leases are for the convenience stores only; however, the 7-Eleven Tenant owns and operates the gas station facilities (including underlying land).

Sole Tenant. The 7-Eleven Tenant is an American international chain of convenience stores that is headquartered out of Irving, Texas. Founded in 1927, 7-Eleven operated, franchised, and licensed approximately 66,600 stores in 17 countries across four continents as of mid-year 2018. North American 7-Eleven store sales from 2012 through 2017 have increased every year over the last six years. Both operating income and net income have increased over the time period, averaging annual gains of 11.1% and 20.8%, respectively.

With respect to each of Carolinas 7-Eleven Portfolio Properties, the 7-Eleven Tenant has a right of first refusal to purchase such Carolinas 7-Eleven Portfolio Property if a bona fide offer to purchase the premises acceptable to the borrower is received. If such offer covers multiple Carolinas 7-Eleven Portfolio Properties, the 7-Eleven Tenant’s option may be exercised only by agreeing to purchase all such related properties. In addition, 13 of the Carolinas 7-Eleven Portfolio Properties are subject to a repurchase right in favor of Exxon Mobil, a prior owner of such Carolinas 7-Eleven Portfolio Properties, in the event that a deed restriction prohibiting the use of such properties for residential use and prohibiting the change of the zoning of such properties to residential use is violated. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the Prospectus.

Environmental Matters. The Phase I environmental reports from May 2018 identified recognized environmental conditions at 31 of the 33 Carolinas 7-Eleven Portfolio Properties, and controlled recognized environmental conditions at 32 of the 33 Carolinas 7-Eleven Portfolio Properties. In addition, remediation efforts are being conducted associated with volatile organic compound (“VOC”) releases at 1120 West Sugar Creek Road (3.6% ALA) and 304 Unionville-Indian Trail Road West (2.0% of ALA). In addition, remediation effort are being conducted associated with petroleum or petroleum hydrocarbon environmental contamination from underground storage tanks place at 5455 Brookshire Boulevard (3.1% of ALA). With respect to several of the Carolinas 7-Eleven Properties, the Phase I recommended continued remediation or monitoring. The consultant concluded that the lender has no further investigation required on all 33 properties.

According to the existing 7-Eleven Leases with the 7-Eleven Tenant, the 7-Eleven Tenant provides an indemnity to the borrower with respect to environmental issues (contamination) stemming from the Carolinas 7-Eleven Portfolio Properties caused by the 7-Eleven Tenant or its agents, contractors, employees, franchisees or licensees. However, with respect to the property located at 1120 West Sugar Creek Road, Charlotte, North Carolina, the borrower is responsible under the related 7-Eleven Lease to remediate existing contamination.

A-3-83

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

Certain environmental conditions may be covered by applicable state funds for convenience store properties. The borrower is required to maintain good standing and eligibility, or to cause the 7-Eleven Tenant to maintain such good standing and eligibility, in all applicable state funds.

At origination, the borrower was required to purchase for the lender an environmental impairment liability form of insurance policy (“EIL”) with the lender, as the named insured. The providing insurer of the policy is Great American E&S Insurance Company. The EIL policy period is eight years (approximately three years beyond the loan maturity date) and the policy has limits of liability of $1,000,000 per incident and of $7,000,000 in the aggregate and a self-insured retention of $50,000 per incident (or for business interruption coverage, 3 days).

See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The Market. The Carolinas 7-Eleven Portfolio Properties are located in the Charlotte MSA, which covers approximately 3,200 square miles, spans across two states, and is made up of seven counties in North Carolina as well as three counties in South Carolina. According to the appraisal, the Charlotte MSA’s relatively low cost of living has attracted residents and businesses from higher cost areas such as New York City, Atlanta and Washington D.C. Over the past few decades, Charlotte has evolved into a business center and was named in the top 10 for startup economies in 2017 according to industry reports. The Charlotte MSA population of approximately 2.5 million, grew at an average annual rate of 1.9% over the ten-year period between 2007 and 2017. By comparison, the population of the United States grew at an average rate of 0.8% per year.

Twenty-nine of the Carolinas 7-Eleven Portfolio Properties are located within Mecklenburg County, while the remaining four are situated along major highways just outside county lines. The Charlotte business association reported that businesses added more than 3,200 jobs and made more than $74.0 million in capital investments in the first quarter of 2018 in Mecklenburg County according to the appraisal.

Charlotte Retail Market: According to an industry report, the Charlotte retail market contained over 142.3 million sq. ft. in 348 buildings and reflected a 4.1% vacancy rate. Approximately 1.88 million sq. ft. of net positive absorption was reported over the last 12 months, narrowly outpacing the 1.86 million sq. ft. of new supply that was completed. The overall vacancy rate for the market has averaged 5.4% over the last five years. Since 2009, the overall reported vacancy declined from a high of 8.5% in 2009 to a low of 3.8% at the end of 2017.

Convenience Store Industry: The majority of the gas station/convenience store industry’s business is generated from consumers rather than commercial businesses. As a result, consumer spending plays a major role in determining the industry’s performance. Since 2003, in-store sales trends for the national convenience store/gas station industry over the last fifteen years have increased every year, increasing 16.9% in 2016 after a 15.8% growth in 2015. In addition, industry margins have averaged 32.6% and have not fallen below 30.8% since 2008. Additionally, the last three years in particular have shown strong results, as they represent the top three years of performance over the fifteen year time period.

A-3-84

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent	$6,758,140	$63.90
Credit Tenant Rent Steps(2)	186,126	$1.76
Value of Vacant Space	0	$0.00
Gross Potential Rent	$6,944,266	$65.66
Total Recoveries	209,235	$1.98
Less: Vacancy(3)	(178,838)	($1.69)
Effective Gross Income	$6,974,663	$65.94
Total Operating Expenses(4)	209,240	$1.98
Net Operating Income	$6,765,423	$63.96
TI/LC(5)	0	$0.00
Capital Expenditures(5)	0	$0.00
Net Cash Flow	$6,765,423	$63.96
(1)	Historical cash flows are not available since the Carolinas 7-Eleven Portfolio Properties are subject to a triple-net lease with the related sole tenant and, therefore, lack historical financial information.

(2)	U/W Base Rent includes average straight-line rent through the stated maturity date of the Carolinas 7-Eleven Portfolio Loan in September 2023.

(3)	The U/W Vacancy is 2.5%. The Carolinas 7-Eleven Portfolio Properties are 100.0% leased and occupied as of October 6, 2018.

(4)	Total Operating Expenses is comprised of a 3.0% management fee that is fully reimbursable under the 7-Eleven Lease.

(5)	The U/W TI/LC and Capital Expenditures amounts were not underwritten as these are the responsibility of the 7-Eleven Tenant under the NNN Carolinas 7-Eleven Leases.

Property Management. The Carolinas 7-Eleven Portfolio Properties are self-managed by the 7-Eleven Tenant.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in place cash management. At loan origination, the borrower instructed the 7-Eleven Tenant to remit all rents, revenues and receipts directly to the lockbox account controlled by the lender within one business day. Funds deposited into the lockbox account will be swept to a segregated cash management account under the control of the lender on a daily basis. Except during the continuance of an event of default, after payment of all required monthly payments under the Carolinas 7-Eleven Portfolio loan documents and prior to the occurrence of a Trigger Period (as defined below), any excess cash will be disbursed to the mezzanine lender. After the occurrence of a Trigger Period, the funds in the cash management account will be disbursed in accordance with the Carolinas 7-Eleven Portfolio loan documents.

A “Trigger Period” commences upon the occurrence of (i) an event of default; (ii) a DSCR Period (as defined below), (iii) an event of default with respect to any mezzanine loan or (iv) a Major Tenant Sweep Trigger Period. A Trigger Period ends if, (A) with respect to a Trigger Period continuing pursuant to clause (i), when the event of default has been cured or (B) with respect to a Trigger Period continuing due to clause (ii), the DSCR Period has ended pursuant to the terms of the loan documents or (C) with respect to a Trigger Period continuing due to clause (iii), receipt by lender of a notice from the related mezzanine lender that the mezzanine event of default has been cured, or (D) with respect to a Trigger Period continuing due to clause (iv), such Major Tenant Sweep Trigger Period has ended as described below.

A “DSCR Period” commences if as of the last day of any calendar quarter during the term of the loan, the debt service coverage ratio, calculated in accordance with the loan documents, of either (A) the 7-Eleven Portfolio total debt or (B) the Pooled Component decreases below 1.05x or 1.60x, respectively and ends if such debt service coverage ratio is at least 1.05x or 1.60x, as applicable, for two consecutive calendar quarters.

A “Major Tenant Sweep Trigger Period” commences (a) upon the early termination, early cancellation or early surrender of any 7-Eleven Lease or upon the borrower’s receipt of notice by the 7-Eleven Tenant of its intent to effect an early termination, early cancellation or early surrender of any 7-Eleven Lease; (b) if tenants under nine or more 7-Eleven Leases (or any replacement lease in accordance with the loan documents) in the aggregate (x) cease operating its business (“goes dark”) at their leased premises, (y) sublease any portion of their leased premises or (z) assign any portion of their leased premises (while the 7-Eleven Tenant remains liable for all obligations under such lease) or if the 7-Eleven Tenant assigns all or any portion of its lease (and has been released from any obligations under such lease); (c) upon a monetary or material non-monetary default by the 7-Eleven Tenant beyond any applicable notice and cure period occurring under leases for more than two stores, (d) upon a bankruptcy or insolvency proceeding of the 7-Eleven Tenant or its parent or (e) upon a decline in the credit rating of the 7-Eleven Tenant (or its parent entity) below A- by at least two of the rating agencies (each, a “Major Tenant Sweep Event”).

A-3-85

Various	Collateral Asset Summary – Loan No. 8 Carolinas 7-Eleven Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 32.7% 4.01x 16.9%

A Major Tenant Sweep Trigger Period ends once the applicable Major Tenant Sweep Event has been cured or the space demised under the related 7-Eleven Lease(s) (or replacement lease in accordance with the loan documents) has been re-tenanted pursuant to one or more “qualified leases” as defined in the loan documents and, in lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (and any operating shortfalls relating to the delay in the commencement of full rent payments).

Initial and Ongoing Reserves.

Tax Reserve- The borrower is required to make monthly deposits equal to 1/12th of the annual taxes into a tax escrow, which requirement is waived so long as the Reserve Condition (as defined below) is in effect.

Insurance Reserve - The borrower is required to make monthly deposits equal to 1/12th of the annual insurance premiums into an insurance escrow, which requirement is waived with respect to any Carolinas 7-Eleven Portfolio Property (i) so long as the 7-Eleven Tenant is paying all related insurance premiums and the borrower provides evidence reasonably satisfactory that such insurance premiums have been paid or (ii) if such property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserve - The borrower is required to make monthly deposits of $2,204 into a replacement reserve, which requirement is waived so long as the Reserve Condition is in effect.

TI/LC Reserve - The borrower is required to make monthly deposits of $8,814 into the TI/LC reserve for tenant improvements and leasing commissions, which requirement is waived so long as the Reserve Condition is in effect.

A “Reserve Condition” means that all of the following are satisfied: (i) no Trigger Period exists, (ii) with respect to any 7-Eleven Lease, such 7-Eleven Lease is in full force and effect and is absolute NNN and (iii) with respect to any 7-Eleven Lease, in the event that the 7-Eleven Tenant is not a tenant under a 7-Eleven Lease all obligations of the tenant under such 7-Eleven Lease are guaranteed by the 7-Eleven Tenant, which guaranty remains in full force and effect.

Current Mezzanine or Subordinate Indebtedness. The Carolinas 7-Eleven Portfolio Whole Loan is divided into a Pooled Component having a cut-off date balance of $40,000,000, accruing interest at a rate of 4.1575%, and a Non-Pooled Component having a cut-off date balance of $35,000,000 and accruing interest at a rate of 5.6457142857%. The blended interest rate is 4.8520%. The Non-Pooled Component will be an asset of the DBGS 2018-C1 trust but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the Non-Pooled Component will be available to make distributions in respect of loan specific classes of certificates only.

Concurrent with the Carolinas 7-Eleven Portfolio Loan, DBNY funded a $25,000,000 mezzanine loan (the “Carolinas 7-Eleven Portfolio Mezzanine Loan”) to Sam’s Investments IX, LLC (the “Carolinas 7-Eleven Portfolio Mezzanine Borrower”), a Delaware limited liability company owning 100.0% of the borrower under the Carolinas 7-Eleven Portfolio Loan. The Carolinas 7-Eleven Portfolio Mezzanine Loan, which was sold to a third party, accrues interest at a rate of 10.000% per annum and requires interest-only payments through the stated maturity date of September 6, 2023. The Carolinas 7-Eleven Portfolio Mezzanine Loan was sold to a third party. The rights of the lender of the Carolinas 7-Eleven Portfolio Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-86

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A-3-87

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

GAP
CHICO'S
COACH
The Outlet Shoppes of El Paso
LOFT

BANANA REPUBLIC
FACTORY STORE

H&M

A-3-88

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

A-3-89

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

A-3-90

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.
Borrower:	El Paso Outlet Center CMBS, LLC
Original Balance(1):	$39,000,000
Cut-off Date Balance(1):	$39,000,000
% by Initial UPB:	3.7%
Interest Rate(2):	5.1030%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Amortizing Balloon
Additional Debt(1):	$36,000,000 Pari Passu Debt
Call Protection(3):	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$1,753,312	$194,812
Insurance:	$0	Springing
Replacement:	$0	$7,217
TI/LC:	$155,637	$45,109

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$173
Balloon Balance / Sq. Ft.:	$141
Cut-off Date LTV(6):	58.9%
Balloon LTV(6):	48.0%
Underwritten NOI DSCR:	1.64x
Underwritten NCF DSCR:	1.51x
Underwritten NOI Debt Yield:	10.7%
Underwritten NCF Debt Yield:	9.9%
Underwritten NOI Debt Yield at Balloon:	13.1%
Underwritten NCF Debt Yield at Balloon:	12.1%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Canutillo, TX
Year Built / Renovated:	2007 / 2014
Total Sq. Ft.:	433,849
Property Management:	Horizon Group Properties, L.P.
Underwritten NOI(7):	$8,026,543
Underwritten NCF:	$7,397,462
Appraised Value(6):	$127,375,000
Appraisal Date:	July 27, 2018

Historical NOI
Most Recent NOI(7):	$9,084,767 (T-12 June 30, 2018)
2017 NOI:	$9,591,700 (December 31, 2017)
2016 NOI:	$9,450,862 (December 31, 2016)
2015 NOI:	$9,894,975 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy(8):	92.6% (August 1, 2018)
2017 Occupancy:	99.3% (December 31, 2017)
2016 Occupancy:	98.4% (December 31, 2016)
2015 Occupancy:	99.3% (December 31, 2015)
(1)	The Outlet Shoppes at El Paso Loan is part of a whole loan evidenced by five pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $75.0 million. See “Whole Loan Summary” herein.

(2)	The Outlet Shoppes at El Paso Loan accrues interest on a 30/360 basis.

(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the $75.0 million Outlet Shoppes at El Paso Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Outlet Shoppes at El Paso Whole Loan to be securitized and (ii) three years after the note date of September 10, 2018. The assumed lockout period of 24 payments is based on the expected DBGS 2018-C1 securitization closing date in October 2018. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Outlet Shoppes at El Paso Whole Loan, which has an aggregate principal balance of $75.0 million.

(6)	The Appraised Value is adjusted to exclude the $3.8 million value for the Release Parcel (as defined below), which was not accounted for in the underwriting. Including the value for the Release Parcel, the “As is” appraised value is $131,175,000, resulting in a Cut-off Date LTV of 57.2% and a Balloon LTV of 46.7%. The Release Parcel may be released without payment of any consideration for the release.

(7)	The decline in Underwritten NOI compared to the Most Recent NOI is primarily driven by a decline in reimbursement income and reduced income from temporary tenants.

(8)	The Most Recent Occupancy of 92.6% was adjusted to exclude six temporary tenants and three tenants which are undergoing bankruptcy proceedings, including Vitamin World and rue 21, which are open for business and paying rent, and Toys R Us, which is dark and not paying rent). Including such tenants, in-place occupancy is 98.9%, which is in line with Historical Occupancy levels from 2015, 2016 and 2017.

A-3-91

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/ S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)(4)	% of Total U/W Base Rent(3)	Lease Expiration(5)	T-12 July 2018 Sales PSF	T-12 July 2018 Occupancy Cost

H&M(6)	NR/NR/NR	22,039	5.1%	(3)	(3)	1/31/2025	$202	(3)
Old Navy	NR/Baa2/BB+	16,872	3.9%	$15.50	3.0%	1/31/2023	$424	3.7%
Nike Factory Store	NR/A1/AA-	15,969	3.7%	$17.00	3.1%	10/31/2022	$1,036	1.6%
Gap Outlet	NR/Baa2/BB+	14,868	3.4%	$15.50	2.7%	1/31/2023	$292	5.3%
VF Outlet(7)	NR/A3/A	14,268	3.3%	$14.02	2.3%	1/31/2020	NAP	NAP
Polo Ralph Lauren(8)	NR/A2/A-	11,170	2.6%	(3)	(3)	8/31/2021	$347	(3)
Puma	NR/NR/NR	10,604	2.4%	$22.00	2.7%	10/31/2022	$249	8.8%
The North Face	NR/A3/A	10,178	2.3%	(3)	(3)	5/31/2021	$207	(3)
Banana Republic	NR/Baa2/BB+	9,565	2.2%	$15.50	1.7%	1/31/2023	$510	3.0%
Tommy Hilfiger	NR/NR/NR	8,759	2.0%	$24.00	2.4%	10/31/2022	$381	6.3%
Subtotal / Wtd. Avg.		134,292	31.0%	$17.11	17.9%
Remaining Tenants		267,369	61.6%	$27.68	82.1%
Subtotal / Wtd. Avg. Occupied		401,661	92.6%	$24.92	100.0%
Vacant Space(9)		32,188	7.4%
Total / Wtd. Avg.		433,849	100.0%

(1)	Based on the August 1, 2018 rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF, % of Total U/W Base Rent and T-12 July 2018 Occupancy Cost does not account for the percentage rent. Polo Ralph Lauren pays stepped percentage rent. In the initial term it pays 3% on sales up to $500 PSF, 2% on sales between $500 PSF and $1,000 PSF, and 1% on sales over $1,000 PSF. The North Face pays 8% of sales. H&M pays percentage rent of 7% of sales for the initial term, which steps to 7.5% of sales for all options.

(4)	Annual U/W Base Rent PSF includes rent steps through September 2019.

(5)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease). Approximately 70% of the tenants have co-tenancy clauses in their leases, generally triggered upon a fall in occupancy to 70-80% and/or loss of major tenants.

(6)	H&M has the right to terminate its lease starting January 2, 2021 through the end of 2025 with nine months’ notice. In addition, H&M has an ongoing right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2018 does not equal or exceed $400 PSF. H&M’s sales for the twelve month period ended July 2018 were $202 PSF.

(7)	A full year of sales and occupancy costs are not available for VF Outlet expansion space because the tenant initiated its lease in January 2018. VF Outlet has the right to terminate its lease at any time with 180 days’ notice.

(8)	Polo Ralph Lauren has the right to terminate its lease if sales are less than $500 PSF. Polo Ralph Lauren sales for the twelve month period ended July 2018 were $347 PSF.

(9)	Vacant Space includes six temporary tenants and three tenants which are undergoing bankruptcy proceedings, which account for 6.4% of Total % of Net Rentable Area Expiring.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	5	21,658	5.0%	21,658	5.0%	$18.57	4.6%	4.6%
2019	10	25,845	5.9%	47,503	10.9%	$20.87	4.7%	9.3%
2020	10	44,057	10.2%	91,560	21.1%	$20.12	10.2%	19.6%
2021	13	60,311	13.9%	151,871	35.0%	$24.61	11.1%	30.6%
2022	15	70,921	16.3%	222,792	51.3%	$26.65	21.8%	52.4%
2023	15	90,477	20.9%	313,269	72.2%	$25.79	25.7%	78.1%
2024	8	35,064	8.1%	348,333	80.3%	$25.32	10.2%	88.4%
2025	4	27,280	6.3%	375,613	86.6%	$40.46	2.4%	90.8%
2026	3	6,923	1.6%	382,536	88.2%	$32.55	2.6%	93.4%
2027	4	16,617	3.8%	399,153	92.0%	$29.78	5.7%	99.1%
2028	1	2,508	0.6%	401,661	92.6%	$30.00	0.9%	100.0%
Thereafter	0	0	0.0%	401,661	92.6%	$0.00	0.0%	100.0%
Vacant(4)	NAP	32,188	7.4%	433,849	100.0%	NAP	NAP
Total / Wtd. Avg.	88	433,849	100.0%			$24.92	100.0%
(1)	Based on the August 1, 2018 rent roll.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	U/W Base Rent PSF includes rent steps through September 2019, but does not account for the percentage rent.

(4)	Vacant includes six temporary tenants and three tenants which are undergoing bankruptcy proceedings, which account for 6.4% of Total Expiring Sq. Ft.

A-3-92

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

The Loan. The Outlet Shoppes at El Paso loan (the “Outlet Shoppes at El Paso Loan”) has an outstanding principal balance as of the Cut-off Date of $39.0 million and is part of a $75.0 million whole loan (the “Outlet Shoppes at El Paso Whole Loan”) which is secured by a first mortgage lien on the borrower’s fee interest in a 433,849 sq. ft. retail outlet shopping center (“Outlet Shoppes at El Paso Property”) located in the city of Canutillo within the El Paso MSA in Texas. The Outlet Shoppes at El Paso Whole Loan is comprised of five pari passu notes with an aggregate principal balance as of the Cut-off Date of $75.0 million. Note A-1-A, with an outstanding principal balance as of the Cut-off Date of $39.0 million, is being contributed to the DBGS 2018-C1 Trust and constitutes the Outlet Shoppes at El Paso Loan, and the remaining notes are expected to be contributed to other securitization trusts, each as described below.

The relationship between the holders of the Outlet Shoppes at El Paso Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$39,000,000	$39,000,000	DBGS 2018-C1	Yes
A-1-B, A-2, A-3, A-4	$36,000,000	$36,000,000	DBNY	No
Total	$75,000,000	$75,000,000

The Outlet Shoppes at El Paso Whole Loan has a 10-year initial term and amortizes on a 30-year schedule. The Outlet Shoppes at El Paso Whole Loan accrues interest at a fixed annual rate equal to 5.1030% calculated on a 30/360 basis. The Outlet Shoppes at El Paso Whole Loan proceeds were used to pay off a $60.4 million loan from an affiliate on Phase I of the Outlet Shoppes at El Paso Property, (ii) refinance approximately $6.5 million of existing debt in connection with Phase II of the Outlet Shoppes at El Paso Property, (iii) fund approximately $1.9 million in reserves, (iv) pay closing costs of approximately $0.9 million and (v) return approximately $5.4 million to the borrower sponsors. Based on the appraised value of approximately $127.4 million as of July 27, 2018, which was adjusted to exclude the $3.8 million value for Release Parcel the Whole Loan Cut-off Date LTV is 58.9%. Including the $3.8 million value for the 2.45-acres of excess land results in a Cut-off Date LTV of 57.2%. The Release Parcel may be released without payment of any consideration for the release. See “Release of Property” herein. The most recent prior financing of the Outlet Shoppes at El Paso Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$75,000,000	100.0%	Loan Payoff (CBL)	$60,363,267	80.5%
			Loan Payoff (US Bank)	6,521,555	8.7%
			Reserves	1,908,949	2.5%
			Closing Costs	853,353	1.1%
			Return of Equity	5,352,875	7.1%
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%

The Borrower / Sponsors. The borrower is El Paso Outlet Center CMBS, LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. The loan sponsors and nonrecourse carveout guarantors are CBL & Associates Limited Partnership (“CBL”) and Horizon Group Properties, Inc. (“Horizon”) on a joint and several basis.

Horizon is an owner and developer of outlet shopping centers, including El Paso Outlet Center Property. Based in Rosemont, Illinois, Horizon was founded in 1998 and its portfolio includes outlet shopping centers in seven states and developer of a master planned community in Suburban Chicago. Collectively, Horizon’s executive team has over 150 years of combined shopping center experience.

CBL (NYSE: CBL) (BB+/Baa3/BBB- by Fitch/Moody’s/S&P) is a publicly traded real estate investment trust that was founded in 1993 and owns, develops, acquires, leases, manages and operates regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties. As of December 31, 2017, CBL’s portfolio included 105 properties that are approximately 91.5% comprised of mall and retail assets. CBL properties are located across 26 states primarily in the southwestern and Midwestern United States and are approximately 93.2% occupied on average.

On September 5, 2017, the loan on Phase I of Outlet Shoppes at El Paso Property was refinanced by an affiliate of CBL. The $61.5 million prior loan was refinanced as part of the Outlet Shoppes at El Paso Whole Loan funding.

The Property. The Outlet Shoppes at El Paso Property is a 433,849 sq. ft. outlet shopping center that was developed across 51.48- acres by Horizon in 2007 and achieved stabilized occupancy of 98.3% as of year-end 2008. In 2014, Outlet Shoppes at El Paso expanded by 54,091 sq. ft. when Phase II was added. Outlet Shoppes at El Paso Property includes five ground leased pad sites and 0.28-acres of a separately platted expansion site and a 2.18-acre portion of the parking lot that is considered to be surplus land planned for additional development. See “Release of Property” below.

As of August 1, 2018, the Outlet Shoppes at El Paso Property was 92.6% leased by 88 tenants including a combination of national discount and luxury brands combined with food and entertainment options, after adjusting occupancy to exclude six temporary tenants

A-3-93

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

and three tenants which are undergoing bankruptcy proceedings, including Vitamin World and rue 21, which are open for business and paying rent, and Toys R Us, which is dark and not paying rent. Without such adjustments, the Outlet Shoppes at El Paso Property is 98.9% leased. Since opening in 2007, the Outlet Shoppes at El Paso Property has exhibited occupancy above 94.5% through 2017, with a 10-year average of 97.6%. The borrower sponsors renewed approximately 95% of the leases (comprising 65% of NRA) with expiration dates in 2017 and 2018. Similar to this renewal cycle, the borrower sponsors also renewed 85% of the expiring leases in 2012 and 2013 rollover years. Among all the tenants that renewed in 2017 and 2018, 57.9% exhibited rents higher than previous levels, while only 21.5% exhibited a negative leasing spread.

Historical and Current Occupancy(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	6/30/2018(2)
Occupancy	94.5%	95.4%	98.2%	99.6%	96.8%	100.0%	99.6%	99.3%	98.4%	99.3%	92.6%
(1)	Source: industry report

(2)	6/30/2018 Occupancy excludes six temporary tenants and three tenants which are undergoing bankruptcy proceedings. Occupancy including such tenants would be 98.9%.

Sales at the Outlet Shoppes at El Paso Property averaged $406 PSF for the tenants reporting sales, for the 12-month period ended July 2018, with such tenants accounting for approximately 94.0% of net rentable area. Sales for in-line tenants occupying less than 10,000 sq. ft. averaged $416 PSF, for the 12-month period ended July 2018, which is up 5.6% from 2017. Corresponding occupancy costs for these in-line tenants averaged 8.7%, which is on the low end of the 7.0% to 12.0% range for outlets centers, according to the appraisal.

The following table presents certain information relating to the historical in-line sales and occupancy costs at the Outlet Shoppes at El Paso Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)
	Sq. Ft.	2015	2016	2017	T-12 July 2018 Sales PSF	TTM July 2018 Occupancy Cost
Total In-Line >10,000 sq. ft.	115,968	$370	$366	$373	$376	4.1%
Total In-Line <10,000 sq. ft.	285,693	$417	$397	$394	$416	8.7%
Total In-Line <10,000 sq. ft. (excl. restaurants and jewelry)	272,337	$403	$384	$386	$408	8.4%
Food Court	6,164	$573	$536	$521	$509	19.2%
Total/Wtd. Avg. Tenants Reporting Sales	407,825	$406	$390	$390	$406	7.5%
(1)	Tenants accounting for approximately 94.0% of net rentable area report sales.

Environmental Matters. The Phase I environmental report, dated July 26, 2018, recommended no further action at the Outlet Shoppes at El Paso Property.

The Market. The Outlet Shoppes at El Paso Property, which is the only outlet shopping center within a 300-mile radius, is situated approximately 15 miles north of the US/Mexican border. The region is well served by various highways, including Interstate 10, which has an access road into the Outlet Shoppes at El Paso Property and US Highways 375, 178 and 54, all of which pass within ten miles of the Outlet Shoppes at El Paso Property and provide convenient access throughout the region.

El Paso’s location, at the junction of the western tip of Texas and southern part of New Mexico, and proximity to Mexico, creates a trade area of 2.5 million people according to the appraisal. The city has five international points of entry from Mexico into El Paso, with over 20 million crossings occurring annually, of which approximately 85% of the people crossing the border quote shopping/dining as their primary reason for visiting El Paso according to the appraisal. Additional demand generators for the Outlet Shoppes at El Paso Property include the Fort Bliss military base, which is located approximately 20 miles to the southeast and has an active-duty military and civilian personnel population of nearly 50,000. Ongoing development and investment in the area is expected to generate additional demand once completed. These include (1) an 1,800-acre Cimarron master planned community development that is underway directly across the interstate I-10 of the Outlet Shoppes at El Paso Property, with the current phase expected to add 850 houses, a 100,000 sq. ft. hospital with over 140 beds, in addition to the existing phases of the development to provide over 2,350 homes within a 1-mile radius and (2) a $650 million expansion of the William Beaumont Army Medical Center, located near the Fort Bliss army base expected to be completed by 2019.

A-3-94

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

Demographics(1)
Population	5 mile Radius	25 mile Radius	50 mile Radius	El Paso CBSA	Texas	United States
2017 Population	89,056	814,596	1,085,807	866,738	28,167,055	325,372,858
2017 Estimated # of Households	27,670	263,491	353,543	275,944	10,032,767	123,183,573
2017 Average Household Income	$80,676	$57,837	$57,679	$57,395	$80,418	$81,217
(1)	Source: Appraisal.

The appraiser considered five retail centers in El Paso as the competitive set for the Outlet Shoppes at El Paso Property. With the exception of Cielo Vista Mall, which contains the area’s only Apple store, the competitive properties are Class B enclosed malls or power centers.

Directly Competitive Shopping Centers(1)
Property	Sub-type	Anchor Tenants	Rentable Area (sq. ft.)	Sales PSF	Year Built / Renovated	Distance From Property (Miles)
Outlet Shoppes at El Paso Property	Outlet Center	NAP(2)	433,849(2)	$406(2)	2007/ 2014	N/A
West Towne Marketplace	Power Center	Walmart, Cabela’s, Flix Cinema, TJ Maxx/Home Goods	475,359	N/A	2017	1.4
Sunland Park Mall	Super regional Center/Mall	Dillard’s, Sears, Cinemark, Star Western	927,703	$257	1988	8.4
Bassett Place	Regional Center	Costco, Target, Kohl’s, Dave & Buster’s, IMAX	730,711	$315	1962 / 2004-2015	19.0
Cielo Vista Mall	Super regional Center/Mall	Dillard’s, Macy’s, JCPenney, Sears, Cinemark	1,245,292	$620	1982 / 2005	21.1
The Fountains at Farah	Lifestyle Center	Nordstrom Rack, TJ Maxx/Home Goods, Dick’s Sporting Goods, West Elm	610,974	$330	2013	22.3
(1)	Source: Appraisal.

(2)	Based on the August 1, 2018 rent roll.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 6/30/2018(1)	U/W(1)	U/W PSF
Base Rent(2)	$8,717,935	$8,731,722	$8,792,731	$8,879,778	$8,671,616	$19.99
Potential Income from Vacant Space	0	0	0	0	501,895	$1.16
Rent Steps(3)	0	0	0	0	48,515	$0.11
Total Reimbursement Revenue	5,767,284	5,547,422	5,632,289	5,191,263	4,544,276	$10.47
Specialty Leasing Income	461,328	462,566	524,506	557,737	441,177	$1.02
Percentage Rent	1,438,074	1,436,609	1,381,864	1,367,123	1,436,059	$3.31
Other Income	121,116	125,578	246,282	91,573	69,600	$0.16
Less: Vacancy and Credit Loss(4)	0	0	0	0	(694,410)	($1.60)
Effective Gross Income	$16,505,737	$16,303,897	$16,577,672	$16,087,474	$15,018,727	$34.62
Total Expenses	6,610,762	6,853,035	6,985,972	7,002,706	6,992,184	$16.12
Net Operating Income	$9,894,975	$9,450,862	$9,591,700	$9,084,767	$8,026,543	$18.50
TI/LC	0	0	0	0	542,311	$1.25
Capital Expenditures	0	0	0	0	86,770	$0.20
Net Cash Flow	$9,894,975	$9,450,862	$9,591,700	$9,084,767	$7,397,462	$17.05
(1)	The decline in U/W Base Rent from T-12 6/30/2018 is primarily driven by a decline in reimbursement income and reduced income from temporary tenants.

(2)	The U/W Base Rent was based on the August 1, 2018 rent roll, excluding rent from tenants which are undergoing bankruptcy proceedings (Toys R Us, Vitamin World and rue 21).

(3)	Contractual rent steps were underwritten through September 2019.

(4)	Vacancy and Credit Loss is underwritten at 5.0%.

Property Management. The Outlet Shoppes at El Paso Property is currently managed by Horizon Group Properties, L.P., an affiliate of the borrower.

Lockbox / Cash Management. The Outlet Shoppes at El Paso Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lockbox account. Provided no Trigger Period has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the borrower. In the event a Trigger Period has commenced and is continuing, all funds in the lockbox account are required to be swept daily into a cash management account controlled by the lender, and applied by the lender to payments of taxes, insurance, debt service, capital

A-3-95

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 9 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,000,000 58.9% 1.51x 10.7%

expenditure reserves, rollover reserves, operating expenses and any remaining funds in the cash management account are required to be released to the borrower only to the extent necessary to reimburse the borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account are required to be held by the lender as additional collateral for the Outlet Shoppes at El Paso Whole Loan. In the event any event of default has occurred and is continuing, all amounts in the cash management account may be applied in the lender’s sole discretion.

A “Trigger Period” commences upon the occurrence of (i) an event of default under the loan agreement, or (ii) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four calendar quarters) for the Outlet Shoppes at El Paso Whole Loan falls below 1.20x for two consecutive quarters (a “DSCR Trigger Event”). A Trigger Period ends if (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default has been cured or (B) with respect to a Trigger Period continuing due to clause (ii), the debt service coverage ratio is at least 1.25x for two consecutive quarters.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrowers deposited $1,753,312 into a real estate tax reserve account. On a monthly basis, the borrower is required to deposit into a real estate tax reserve 1/12 of annual real estate taxes, which is initially estimated to be $194,812.

Insurance Reserve. Insurance escrows are waived so long as the Outlet Shoppes at El Paso Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each due date, the borrowers will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserve. On a monthly basis, the borrower is required to deposit approximately $7,217 into a replacement reserve account.

Rollover Reserve. At loan origination, the borrower deposited approximately $155,637 for outstanding tenant improvements and leasing commissions relating to nine new and renewal leases. On a monthly basis, the borrower is required to deposit approximately $45,109 for TI/LC reserves, subject to a cap of approximately $1,082,609.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Release of Property. The Outlet Shoppes at El Paso Property includes two land parcels totaling 2.45-acres of the parking lot (collectively the “Release Parcel”). The first parcel is a 0.28-acre parcel that is located adjacent to Puma. The borrower sponsor has outlined plans to add up to three restaurant options in this space. The second parcel is a 2.18-acre portion of the parking lot within the Phase II tract. The borrower sponsor has anecdotally outlined their plan for development on this parcel with tentative plans for a hotel development and further retail experience amenities.

The borrower may obtain release of all or a portion of the Release Parcel from the lien of the Outlet Shoppes at El Paso Whole Loan, without payment of any consideration for the release, provided that (i) no event of default is continuing, (ii) the borrower shall continue to be a bankruptcy-remote special purpose entity after the release, (iii) the Release Parcel is a legally subdivided parcel from the remaining Outlet Shoppes at El Paso Property and is on a separate tax lot, (iv) the conveyance of the Release Parcel does not adversely affect the use or operation of the remaining Outlet Shoppes at El Paso Property, (v) the loan-to-value ratio of the Outlet Shoppes at El Paso Whole Loan allows the Outlet Shoppes at El Paso Property to comply with REMIC requirements and (vi) the borrower provides to the lender an updated zoning report, an easement agreement between borrower and the Release Parcel owner, an anti-poaching agreement between the borrower and the Release Parcel owner and all necessary release documents.

A-3-96

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A-3-97

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

A-3-98

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

A-3-99

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsors(2):	Prime Property Fund II, L.P.; C M Golden Gate, Inc.; Oakhill Gateway Partners, L.P.
Borrower:	Golden Gateway Center SPE, LLC
Original Balance(3):	$37,500,000
Cut-off Date Balance(3):	$37,500,000
% by Initial UPB:	3.5%
Interest Rate(4):	3.7218181818%
Payment Date:	6th of each month
First Payment Date:	May 6, 2018
Maturity Date:	April 6, 2028
Amortization:	Interest Only
Additional Debt(3):	$292,500,000 Pari Passu Senior Debt $220,000,000 Subordinate Debt
Call Protection(5):	L(11), YM1(19), DorYM1(83), O(7)
Lockbox / Cash Management(6):	Soft (Residential); Hard (Commercial) / Springing

Reserves(7)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing

Financial Information
	Senior Notes(8)	Whole Loan(9)

Cut-off Date Balance / Unit(10):	$263,158	$438,596
Balloon Balance / Unit(10):	$263,158	$438,596
Cut-off Date LTV:	38.0%	63.3%
Balloon LTV:	38.0%	63.3%
Underwritten NOI DSCR:	3.00x	1.63x
Underwritten NCF DSCR:	2.98x	1.61x
Underwritten NOI Debt Yield:	11.3%	6.8%
Underwritten NCF Debt Yield:	11.2%	6.7%
Underwritten NOI Debt Yield at Balloon:	11.3%	6.8%
Underwritten NCF Debt Yield at Balloon:	11.2%	6.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type(10):	High Rise Multifamily
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	1965-1967 / 2010-2018
Total Units(10):	1,254
Total Commercial Units (sq. ft.)(10):	61,989
Property Management:	Golden Management, Inc.
Underwritten NOI:	$37,417,049
Underwritten NCF:	$37,103,549
Appraised Value:	$868,800,000
Appraisal Date:	February 1, 2018

Historical NOI
Most Recent NOI:	$37,784,429 (T-12 July 31, 2018)
2017 NOI:	$37,344,275 (December 31, 2017)
2016 NOI:	$37,666,095 (December 31, 2016)
2015 NOI:	$36,828,305 (December 31, 2015)

Historical Occupancy(11)
Most Recent Occupancy:	93.9% (June 30, 2018)
2017 Occupancy:	94.8% (December 31, 2017)
2016 Occupancy:	95.8% (December 31, 2016)
2015 Occupancy:	97.1% (December 31, 2015)
(1)	The Gateway Whole Loan was co-originated by DBNY (as defined below) and BANA (as defined below).

(2)	There is no non-recourse carve-out guarantor for The Gateway Whole Loan and no environmental indemnitor other than the borrower.

(3)	The Original Balance and Cut-off Date Balance of $37.5 million represents the senior notes A-1-A2, A-1-A5 and A-1-A6, which, together with the remaining pari passu senior notes with an aggregate original principal balance of $330.0 million and the subordinate notes with an aggregate original principal balance of $220.0 million, comprise The Gateway Whole Loan with an aggregate original principal balance of $550.0 million. For additional information regarding the pari passu senior notes and the subordinate notes, see “The Loan” herein.

(4)	Interest Rate reflects the interest rate with respect to The Gateway Senior Notes (as defined below). The interest rate on The Gateway B Notes (as defined below) is 4.50000% and on The Gateway C Notes (as defined below) is 4.93000%.

(5)	Prior to the open prepayment date of October 6, 2027, The Gateway Whole Loan (a) may be defeased (in whole but not in part) at any time after the earlier of (i) March 16, 2021, or (ii) two years from the closing date of the securitization that includes any promissory note that evidences all or any portion of The Gateway Whole Loan to be securitized (the assumed lockout period of 30 payments is based on the closing date of this transaction in October 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2019 (the “Yield Maintenance Lockout Date”) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount.

(6)	See “Lockbox / Cash Management” herein.

(7)	See “Initial and Ongoing Reserves” herein.

(8)	Senior Notes DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the Senior Notes only, which have an aggregate principal balance of $330.0 million.

(9)	Whole Loan DSCR, LTV, Debt Yield and Balance / Unit calculations are based on The Gateway Whole Loan, with an aggregate principal balance of $550.0 million, which includes $220.0 million of subordinate notes.

(10)	The Gateway Property consists of 1,254 multifamily rental units within four high-rise towers and 58 two-story townhomes. In addition to the multifamily component, which contributed to 89.1% of the 2017 year end effective gross income, The Gateway Property contains 61,989 sq. ft. of ground floor commercial space with an additional 9,981 sq. ft. of management and leasing office space. The Cut-off Date Balance / Unit and Balloon Balance / Unit values are calculated based on the 1,254 apartments.

(11)	Historical Occupancy figures reflect the occupancy of the 1,254 apartments.

A-3-100

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

The Loan. The Gateway loan (“The Gateway Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a Class A multifamily complex containing 1,254 rent-controlled units within four high-rise towers and 58, two-story townhomes, together with the retail and other ancillary uses, located across three full city blocks and a park located on one full city block in San Francisco, California (the “The Gateway Property”). The Gateway Loan is evidenced by the non-controlling notes A-1-A2, A-1-A5 and A-1-A6 with an Original Balance and Cut-off Date Balance of $37.5 million. The Gateway Loan is part of a whole loan evidenced by 15 promissory notes: nine senior pari passu notes with an aggregate original principal balance of $330.0 million (“The Gateway Senior Notes”) four B notes with an aggregate original principal balance of $105.0 million (“The Gateway B Notes”), which are subordinate to The Gateway Senior Notes and two C notes with an aggregate original principal balance of $115.0 million (“The Gateway C Notes”), which are subordinate to both The Gateway Senior Notes and The Gateway B Notes (The Gateway B Notes and The Gateway C Notes, collectively, the “The Gateway Subordinate Notes” and, together with the Gateway Senior Notes, the “The Gateway Whole Loan”). Only The Gateway Loan will be included in the DBGS 2018-C1 mortgage trust and the table below summarizes the remaining promissory notes.

The relationship between the holders of The Gateway Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Loans and Mortgaged Properties — The Whole Loans — The AB Whole Loans — The Gateway Whole Loan in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A2, A-1-A5, A-1-A6	$37,500,000	$37,500,000	DBGS 2018-C1	No
A-1-A1	$120,000,000	$120,000,000	COMM 2018-HOME	Yes(1)
A-1-B	$50,000,000	$50,000,000	Benchmark 2018-B4	No
A-2-A	$27,500,000	$27,500,000	BANK 2018-BNK11	No
A-2-B	$55,000,000	$55,000,000	BANK 2018-BNK12	No
A-1-A3, A-1-A4	$40,000,000	$40,000,000	Cantor Commercial Real Estate Lending, L.P.	No
Total Senior Notes	$330,000,000	$330,000,000
B-1-A, B-2-A	$52,500,000	$52,500,000	Prima Mortgage Investment Trust, LLC	No
B-1-B, B-2-B	$52,500,000	$52,500,000	New York State Teachers’ Retirement System	No
C-1, C-2	$115,000,000	$115,000,000	Teachers Insurance and Annuity Association of America	Yes
Total Subordinate Notes	$220,000,000	$220,000000
Total	$550,000,000	$550,000,000
(1)	The Gateway Whole Loan is being serviced pursuant to the COMM 2018-HOME pooling and servicing agreement. However, so long as no “control appraisal period” (or similar term) has occurred and is continuing with respect to The Gateway C Notes, the holder of a majority (by principal balance) of The Gateway C Notes will be the controlling noteholder and will have the right to approve certain modifications and consent to certain actions taken with respect to the related whole loan; however if a control appraisal period has occurred and is continuing with respect The Gateway C Notes but not with respect to The Gateway B Notes, the holder of a majority (by principal balance) of The Gateway B Notes will be the controlling holder with the rights described above. If a control appraisal period has occurred and is continuing with respect to all subordinate notes, the holder of Note A-1-A1 will be the controlling noteholder with the rights described in the preceding sentence, which rights may be exercised by the controlling class certificate holder (or its representative or any party assigned to exercise the rights of the controlling noteholder under the COMM 2018-HOME pooling and servicing agreement).

The Gateway Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) and Bank of America, N.A. (“BANA”), has a 10-year term and requires monthly payments of interest only for the entire term of the loan. The Gateway Whole Loan accrues interest at a fixed rate equal to approximately 4.1230%, with the Gateway Senior Notes accruing interest at a fixed rate equal to 3.7218181818%. The Gateway Whole Loan proceeds were used to refinance existing debt of approximately $337.9 million, pay closing costs of approximately $3.4 million and return approximately $208.7 million in equity to the borrower sponsors. Based on the “As is” appraised value of $868.8 million as of February 1, 2018, the Cut-off Date LTV for the Gateway Senior Notes is 38.0% and for The Gateway Whole Loan is 63.3%. The most recent prior financing of The Gateway Property was included in the FREMF Mortgage Trust 2013-K33 and FREMF Mortgage Trust 2013-K34 securitizations.

A-3-101

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$330,000,000	60.0%	Loan Payoff	$337,917,797	61.4%
Subordinate Notes	220,000,000	40.0%	Closing Costs	3,386,930	0.6%
			Return of Equity	208,695,272	37.9%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is Golden Gateway Center SPE, LLC, a single purpose Delaware limited liability company with two independent directors. The borrower is indirectly owned by three general partners: Prime Property Fund II, L.P., an entity of the Prime Group; C M Golden Gate, Inc., an entity of C M Capital Corporation; and Oakhill Gateway Partners, L.P., an entity of Oak Hill Investments, Inc., each owning approximately 23.9% of the borrower, and a group of limited partners with no individual limited partner owning more than approximately 13.8%. There is no non-recourse carve-out guarantor for The Gateway Whole Loan and no environmental indemnitor other than the borrower.

The Prime Group is a real estate platform that finances assets nationwide. Its subsidiary, Prime Residential, is a large owner of multifamily rental communities with more than 14,000 residential units in its portfolio. C M Capital Corporation is based in Palo Alto, CA, and is an investor in real estate and alternative asset classes. Oak Hill Investments acts as managing general partner of the related borrower sponsor and has served in this capacity since 1992, overseeing day-to-day operations of The Gateway Property.

The Property. The Gateway Property is a Class A residential community located on approximately 7.74 acres that encompasses four full city blocks in San Francisco, California, at the gateway to San Francisco’s Financial District. The Gateway Property collectively features 1,254 rent-controlled multifamily units contained within four, 22- and 25-story towers and 58, two-story townhomes. The Gateway Property also features 61,989 sq. ft. of ground floor commercial space, including a grocery store, a health club and a bank branch, which further support the amenity base to the residential tenants as well as non-resident walking traffic. In addition, The Gateway Property features a dedicated park known as Sydney G. Walton Square (“Park Parcel”), which occupies a full city block and is connected to the main portion of The Gateway Property via a sky bridge. The Park Parcel does not generate income, however it does serve as an amenity and benefits The Gateway Property by proximity and access. Additionally, The Gateway Property offers 886 spaces within the subterranean parking garage in the basements and the two levels of parking at or above grade resulting in a parking ratio of 0.69 spaces per unit.

The Gateway Property was constructed in two phases from 1965 to 1967. Between 2010 and 2018, the ownership invested approximately $21.5 million ($17,158 per unit) on exterior, common areas and interior unit renovations, including boiler systems, low-flow toilets, elevator upgrades, corridor upgrades, garage fans and lighting, trash chute replacements and select unit renovations. The $21.5 million investment includes $15,000 per unit on non-renovated units as they roll over.

Multifamily: The Gateway Property multifamily component contributed approximately 89.1% of the 2017 year end effective gross income and was 93.9% leased as of June 30, 2018 at a weighted average monthly rent of $2,992 per unit. The Gateway Property has averaged 96.1% occupancy over the last 15 years.

All 1,254 units within The Gateway Property multifamily component are subject to San Francisco’s rent control ordinance, which limits the rental increase a landlord can charge an existing tenant to 60% of the annual increase in the Consumer Price Index for all urban consumers in the San Francisco Oakland-San Jose region, and may not exceed a 7% increase in annual rent. San Francisco rent control ordinances do not extend rent-control protections to tenants who were not the original tenant, which means there are no “succession rights” as in many other rent-controlled markets like New York City. Once a unit turns over, it may be rented at the prevailing market rents for that unit, with the same limited future rent increases. According to the appraisal, the in-place rent of $3,023 per unit is 13.1% lower than the appraiser’s concluded market rents of $3,478. The Gateway Property exhibited approximately 4.0% average revenue growth per year since 2003.

The Gateway Property units offer a variety of living options in four high-rise residential towers and 58 two-story townhome units. Every unit features a balcony or patio space and a majority of the units have unobstructed, city and water views. In addition, The Gateway Property offers its tenants controlled access, on-site maintenance and property manager, a doorman, 24-hour patrol, storage space, a courtyard/sundeck, parking spaces as well as discounted access to the health club retail subtenant.

A-3-102

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

Residential Unit Summary(1)
Unit Type	Units	Occupied Units	% Occupied	Average Unit Size (Sq. Ft.)	Average Monthly In-Place Rent per Unit	Average Monthly In-Place Rent PSF
Studio	391	380	97.2%	541	$2,477	$4.58
1BD/1BA	530	522	98.5%	718	$2,832	$3.94
2BD/1BA	159	152	95.6%	908	$3,501	$3.86
2BD/2BA	104	98	94.2%	972	$3,989	$4.10
2BD/2BA PH	4	4	100.0%	1,498	$6,132	$4.09
2BD/2.5BA TH	34	32	94.1%	1,396	$4,491	$3.22
3BD/2BA	4	4	100.0%	1,272	$4,386	$3.45
3BD/2BA PH	20	20	100.0%	1,701	$5,187	$3.05
3BD/2.5BA TH	4	4	100.0%	1,533	$7,552	$4.93
4BD/2.5BA TH	4	4	100.0%	1,761	$6,366	$3.62
Total/Wtd. Avg.	1,254	1,220	93.9%(2)	752	$3,023	$4.03
(1)	Source: Appraisal.

(2)	Based on the June 30, 2018 rent roll.

Commercial: The Gateway Property commercial component contributed approximately 4.0% of the 2017 year end effective gross income and was 88.6% leased to 14 tenants (excluding management office space) at a weighted average base rent of $34.29 PSF as of February 7, 2018. The 17,630 sq. ft. Safeway Stores, Inc. space, which comprises 24.5% of the commercial net rentable area, is the Financial District’s only full service grocery store. In addition to notable national tenants such as Bank of America, Baskin Robbins and Starbucks, The Gateway Property commercial component also includes smaller tenants such as a dentist’s office, cleaners and beauty salon, among others.

Commercial Tenant Summary(1)
	Ratings	Net Rentable	% of Net	U/W Commercial	% of Commercial	Lease
Tenant	(Fitch/Moody’s/S&P)(2)	Area (Sq. Ft.)	Rentable Area	Base Rent PSF	U/W Base Rent	Expiration
Safeway Stores, Inc.	NR/NR/NR	17,630	24.5%	$15.25	14.3%	5/11/2020
GGC SPE and GGC Bay Club	NR/NR/NR	7,355	10.2%	$76.48	29.8%	11/30/2032
Bank of America NT & SA	A/A3/A-	6,564	9.1%	$45.58	15.9%	4/11/2022
42nd Street Moon(2)	NR/NR/NR	4,500	6.3%	$20.67	4.9%	7/5/2018
HMS Associates	NR/NR/NR	3,190	4.4%	$40.00	6.8%	12/31/2019
Subtotal / Wtd. Avg.		39,239	54.5%	$34.44	71.6%
Remaining Tenants(3)		25,682	35.7%	$34.07	28.4%
Total / Wtd. Avg. Occupied		64,921	90.2%	$34.29	100.0%
Vacant		7,049	9.8%
Total / Wtd. Avg.		71,970	100.0%

(1)	Based on the commercial underwritten rent roll dated February 7, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease. 42nd Street Moon tenant is in occupancy on a month to month basis.

(3)	Remaining Tenants includes 9,981 sq. ft. of management office space. The management space does not contribute to the total annual U/W Base Rent.

Environmental Matters. The Phase I environmental reports dated February 14, 2018, did not identify any recognized environmental conditions and recommended no further action at The Gateway Property.

The Market. The Gateway Property neighborhood in San Francisco includes a mix of office and residential uses, with some ground floor retail uses. The Gateway Property is just north of the dense office development in the Financial District that serves as the city’s central business district and is walkable to San Francisco’s top employers and adjacent to the streets of Jackson Square. The Gateway Property also benefits from access to numerous public transportation alternatives, including BART (the Bay Area Rapid Transit), MUNI Metro, AC Transit, and CalTrain. According to the appraiser, the estimated 2017 population and median annual household income within a three-mile radius of the subject are 342,432 and $77,435, respectively.

Multifamily: The Gateway Property is located in the Russian Hill / Embarcadero submarket within the greater San Francisco multifamily market. The 9,853-unit submarket exhibited a vacancy rate of 4.3% and an average asking rent of $3,313 per month as of fourth quarter 2017, according to the appraisal. The appraisal also identified eight comparable multifamily buildings ranging from 226 units to 1,114 units with an average unit size of 750 sq. ft. The comparables have a weighted average in place rent of $3,515 per month. By comparison, the recently achieved market rent at The Gateway Property is $3,023 per month.

A-3-103

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

Comparable Rental Properties
Property	Address	Distance (miles)	Year Built / Renovated	# Units	Occupancy	Average SF per Unit	Average Rent per Unit	Average Annual Rent PSF
The Gateway Property	Various	N/A	1965 – 1967 / 2010 – 2018	1,254	93.9%(1)	750	$2,992(2)	$47.97(2)
Appraisal Comparables
Filmore Center	1475 Fillmore Street	2.0 W	1989	1,114	97.0%	753	$3,123	$49.80
Rincon Green Apartments	333 Harrison Street	0.7 S	2013	326	97.0%	598	$3,459	$69.36
Carmel Rincon	88 Howard Street	0.3 S	1989	320	94.0%	711	$3,869	$65.28
388 Beale Apartments	388 Beale Street	0.7 S	2000	226	95.0%	1,111	$4,850	$52.32
Bayside Village	580 Beale Street	1.0 S	1988	862	97.0%	767	$3,357	$52.44
Soma Square	1 St. Francis Place	0.9 S	1985	410	97.0%	787	$3,834	$58.44
The Paramount	680 Mission Street	0.7 S	2001	486	97.0%	797	$4,450	$66.96
NorthPoint	2211 Stockton Street	1.0 N	1967	514	99.0%	672	$2,716	$48.48
Market Research Comparables
Jasper	45 Lansing Street	0.9 S	2015	319	95%	998	$5,037	$60.60
340 Fremont	340 Fremont Street	0.8 S	2016	348	99%	850	$4,466	$63.12
399 Fremont	399 Fremont Street	0.9 S	2016	447	96%	830	$4,409	$63.72
Solaire	299 Fremont Street	0.7 S	2016	408	92%	706	$3,690	$62.64

(1)	Based on the June 30, 2018 rent roll.

(2)	Based on the underwritten multifamily rent roll dated January 25, 2018.

Retail: The Gateway Property is located in the San Francisco Downtown North Retail Submarket within the greater San Francisco retail market. According to the appraisal, the 2,926,371 sq. ft. retail submarket had a vacancy rate of 6.1% in the fourth quarter of 2017 with average asking rents of $55.83 PSF (NNN) up from $55.33 in the third quarter of 2017. The appraisal identified seven comparable retail properties with 12 leases which commenced in between the fourth quarter of 2015 and first quarter of 2018 in San Francisco, California. The annual rent PSF ranged from $31.00 to $53.00 on a modified gross basis for a weighted average annual rent PSF of $39.74.

Commercial Lease Comparables(1)
Property Address	Tenant	Lease Date	Term (years)	Total Sq. Ft.	Annual Rent PSF
The Gateway Property	Various	Various	2.7(2)	54,340(2)	$43.34(2)
727-729 Washington	Listing	1Q 2018	5.0	2,000	$42.00
900 Folsom	Zen Dental Vitality Bowls Les Gourmands Contraband Coffee	4Q 2017 4Q 2017 2Q 2017 4Q 2016	10.0 10.0 10.0 7.0	1,331 813 1,465 966	$43.00 $36.00 $40.00 $45.00
735 Montgomery Street	Magic Sky USA, Inc. BodyFI	2Q 2017 4Q 2015	3.0 10.0	2,461 4,300	$40.00 $31.00
881 Post Street	Milk Bean Café	4Q 2017	5.0	898	$40.80
1346 Polk Street	Ministry Pub	2Q 2017	5.0	1,800	$39.00
87-99 6th Street	Dental clinic Vitality Bowls	2Q 2017 3Q 2017	5.0 10.0	1,300 813	$42.00 $36.00
200 Montgomery	Café Venue	4Q 2015	10.0	1,967	$53.00
(1)	Source: Appraisal.

(2)	Based on the underwritten commercial rent roll dated February 7, 2018, excluding the Safeway Stores, Inc. grocery tenant.

A-3-104

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

The appraisal also identified four comparable grocery store leases which commenced between the second quarter of 2014 and the second quarter of 2017. The annual rent PSF ranged from $30.76 to $56.00 for a weighted average annual rent of $34.77 PSF.

Grocery Store Lease Comparables(1)
Property Address	Tenant	Lease Date	Term (years)	Total Sq. Ft.		Annual Rent PSF
The Gateway Property	Safeway Stores, Inc.		4.1 (2)	17,630	(2)	$15.25 (2)
1425 Sansome Street	RJ’s Market	3Q 2016	10.0	4,098		$34.00
555 Fulton Street	New Leaf Grocery	2Q 2017	20.0	26,168		$31.00
1600 Jackson	Target	2Q 2015	20.0	38,090		$30.76
2435 California Street	Mollie Stone	2Q 2014	15.0	12,000		$56.00
(1)	Source: Appraisal.

(2)	Based on the underwritten commercial rent roll dated February 7, 2018.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2013	2014	2015	2016	2017	T-12 7/31/2018	U/W	U/W per Unit(2)
Base Rent	$37,937,500(3)	$41,175,884	$43,308,092	$44,970,891	$45,503,069	$46,030,763	$46,030,763	$36,707
Net Commercial Income	1,800,200	1,871,377	2,004,157	2,023,910	1,935,551	1,950,235	1,950,235	$27.10
Parking	1,964,400	2,019,443	2,038,759	2,002,455	1,898,201	1,849,472	1,849,472	$1,475
Other Income(4)	1,204,100	1,254,913	1,393,330	1,376,571	1,415,608	1,336,155	1,336,155	$1,066
Less: Vacancy, Bad Debt & Concessions(5)	96,500	1,618,919	1,524,918	2,101,397	2,524,821	2,417,251	2,417,251	$1,928
Effective Gross Income	$42,809,700	$44,702,698	$47,219,420	$48,272,429	$48,227,609	$48,749,375	$48,749,375	$38,875

Total Operating Expenses	10,274,300	10,237,030	10,391,115	10,606,334	10,883,334	10,964,946	11,332,325	$9,037
Net Operating Income	$32,535,400	$34,465,668	$36,828,305	$37,666,095	$37,344,275	$37,784,429	$37,417,049	$29,838

Capital Reserve	0	0	0	0	0	0	313,500	$250
Net Cash Flow	$32,535,400	$34,465,668	$36,828,305	$37,666,095	$37,344,275	$37,784,429	$37,103,549	$29,588

(1)	Based on rent roll dated June 30, 2018.

(2)	U/W per Unit reflects the amount per residential unit per month, with the exception of Net Commercial Income, which is calculated PSF.

(3)	2013 Base Rent is shown net of vacancy. Vacancy in 2013 was 2.6%.

(4)	Other Income includes Ratio Utility Billing System (RUBS), full service apartment fees and other income fees.

(5)	U/W Vacancy, Bad Debt & Concessions for the residential component represent 5.0% of U/W Base Rent, which is higher than the 3.3% in-place vacancy and the 4.3% submarket vacancy as of the fourth quarter of 2017.

Property Management. The Gateway Property is managed by Golden Management, Inc., an affiliate of the borrower sponsors.

Lockbox / Cash Management. The Gateway Whole Loan is structured with a soft lockbox for rents received from tenants (except for two non-residential tenants who wire rent directly to the clearing account) and springing cash management. With respect to commercial tenants who wire their rent, tenant direction letters were sent to such tenants, instructing tenants to deposit rents directly into the clearing account. All rents and other gross revenue from The Gateway Property are required to be deposited by the borrower or the property manager into a clearing account within two business days of receipt. Provided no Trigger Period (as defined below) exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account are required to be swept daily into a lender-controlled deposit account and applied to payment of all monthly amounts due under the loan documents.

A “Trigger Period” will commence upon the occurrence of an event of default and will end if the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing).

Initial and Ongoing Reserves.

Tax Reserve. The borrower is not required to make monthly deposits into the tax reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, the borrower will be required to deposit, on a monthly basis, 1/12 of the annual estimated real estate taxes into the tax reserve account.

Insurance Reserve. The borrower is not required to make monthly deposits into the insurance reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, the borrower will be required to deposit, on a monthly basis, 1/12 of the annual estimated insurance premiums into the insurance reserve account, unless an acceptable blanket insurance policy is in place. In addition, The Gateway loan documents do not require ongoing monthly escrows for insurance premiums

A-3-105

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 10 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 38.0% 2.98x 11.3%

as long as the borrower provides the lender with evidence that The Gateway Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Replacement Reserve. The borrower is not required to make monthly deposits into the replacement reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, The borrower will be required to deposit, on a monthly basis, an amount equal to 1/12 of the estimated amount required for annual capital expenditures.

Current Mezzanine or Subordinate Indebtedness. The Gateway Whole Loan includes six of The Gateway Subordinate Notes, including the four Gateway B Notes with an aggregate original principal balance of $105.0 million and the two Gateway C Notes with an aggregate original principal balance of $115.0 million, which are coterminous with The Gateway Senior Notes and which have been sold to institutional investors as described under the table “Whole Loan Summary” herein. The Gateway B Notes accrue interest at the rate of 4.500000%, while The Gateway C Notes accrue interest at the rate of 4.930000%. The Gateway Senior Notes are generally senior in right of payment to The Gateway B Notes and The Gateway B Notes are generally senior in right of payment of The Gateway C Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-106

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A-3-107

Various El Paso, TX	Collateral Asset Summary – Loan No. 11 SL4 El Paso Industrial	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,000,000 61.7% 2.40x 11.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsor:	Stonelake Opportunity Partners IV, L.P.
Borrower:	SL4 EP Industrial, LP
Original Balance:	$37,000,000
Cut-off Date Balance:	$37,000,000
% by Initial UPB:	3.5%
Interest Rate:	4.31600%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Maturity Date:	September 6, 2028
Amortization:	Interest Only
Additional Debt:	None
Call Protection(1):	L(25), D(90), O(5)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$542,383	$60,265
Insurance(3):	$0	Springing
Replacement(4):	$0	Springing
TI/LC(5):	$100,000	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$36
Balloon Balance / Sq. Ft.:	$36
Cut-off Date LTV:	61.7%
Balloon LTV:	61.7%
Underwritten NOI DSCR:	2.56x
Underwritten NCF DSCR:	2.40x
Underwritten NOI Debt Yield:	11.2%
Underwritten NCF Debt Yield:	10.5%
Property Information
Single Asset / Portfolio:	Portfolio of 10 properties
Property Type:	Warehouse Industrial
Collateral:	Fee Simple
Location:	El Paso, TX
Year Built / Renovated:	Various / NAP
Total Sq. Ft.:	1,030,537
Property Management:	Stonelake Capital Partners, LLC
Underwritten NOI:	$4,143,324
Underwritten NCF:	$3,885,690
Appraised Value:	$59,920,000
Appraisal Date:	August 16, 2018

Historical NOI(6)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	90.5% (Various)(7)
2017 Occupancy:	81.7% (December 31, 2017)
2016 Occupancy:	70.9% (December 31, 2016)
2015 Occupancy:	71.6% (December 31, 2015)
(1)	On any business day after the defeasance lockout expiration date the borrower can obtain release of an individual property by defeasance of an amount equal to 115% of the allocated loan amount provided but not limited to: (i) the debt service coverage ratio (“DSCR”) after giving effect to such release is at least the greater of (x) 1.72x and (y) the DSCR immediately prior to such release; (ii) the loan-to-value (“LTV”) after giving effect to such release is no more than the lesser of (x) 61.7% and (y) the LTV immediately prior to such release.

(2)	In place cash management will be triggered upon the occurrence of (i) an event of default or (ii) the DSCR falling below 1.25x for two consecutive calendar quarters.

(3)	If a blanket insurance policy is no longer in place, on each monthly payment date, the borrower will be required to deposit 1/12 of the annual insurance premiums.

(4)	Monthly deposits of $8,588 into a replacement reserve will be triggered upon the occurrence of (i) an event of default or (ii) the DSCR falling below 1.25x for two consecutive calendar quarters.

(5)	Monthly deposits of $25,763 will be triggered upon the occurrence of (i) an event of default or (ii) the DSCR falling below 1.25x for two consecutive calendar quarters.

(6)	Historical NOI information is not available because the SL4 Industrial Portfolio properties were owned by multiple unaffiliated third parties prior to 2018. The borrower sponsor acquired the SL4 El Paso Industrial Portfolio properties over a one year period between spring 2017 and summer 2018.

(7)	SL5, SL7 and SL9 all are 100.0% occupied as of 10/6/2018. The remainder of the properties in the portfolio reflect occupancies as of 8/22/2018.

TRANSACTION HIGHLIGHTS

■	Property and Tenancy. The SL4 El Paso Industrial properties consist of ten, shallow-bay industrial warehouse buildings, which are located within a ten mile radius of each other in El Paso, Texas. The SL4 El Paso Industrial properties were built between 1969 and 2001 and feature average clear ceiling heights of 20 feet to 30 feet. The borrower sponsor replaced the roofs at nine of the ten buildings since 2015, and the remaining SL 6 building (11.9% of allocated loan amount) roof is original from its 1987 construction. The SL4 El Paso Industrial properties are 90.5% leased by 20 tenants and the three largest tenants have been in-place at their respective property at least since 2005 (approximately 13 years) and have an average remaining lease term of 4.7 years.

The borrower sponsor acquired the individual assets via multiple separate transactions between May 2017 and June 2018. Since acquisition, the borrower sponsor has invested over $4.1 million ($4.01 PSF) and increased occupancy to over 90.0%.

■	Market. The SL4 El Paso Industrial properties are situated in proximity to the US/Mexico border, with the building furthest from the border approximately 14.0 miles northeast, along Interstate-10 and Loop 375, which are facilitators to international trade with Mexico and to a lesser extent Asia. Asian markets have begun shipping goods to ports along the west coast of Mexico, transporting them by truck to the North Central Mexico border area and beyond in order to bypass the California ports. The SL4 El Paso Industrial properties are located in the El Paso industrial market which reported an average occupancy rate of 92.1% as of the second quarter 2018.

■	Borrower Sponsor. The nonrecourse carve-out guarantor and borrower sponsor is Stonelake Opportunity Partners IV, L.P. (“Stonelake”), a Delaware limited liability company. Stonelake owns over $2.0 billion in real estate investments and has owned, is developing or has developed over 5,000 multifamily units, approximately 2.0 million sq. ft of office and approximately 7.5 million sq. ft. of industrial warehouses space. Stonelake manages institutional capital through discretionary private equity investment partnerships and counts among its investors college endowments, charitable foundations and hospital systems. Stonelake has raised $1.0 billion of equity across five private equity funds over the last 10-years.

A-3-108

Various Las Vegas, NV 89122	Collateral Asset Summary – Loan No. 12 River Valley MHC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,000,000 67.5% 1.21x 7.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Ross H. Partrich
Borrowers:	River Oaks MHC, LLC; Valley Vista MHC, LLC
Original Balance:	$36,000,000
Cut-off Date Balance:	$36,000,000
% by Initial UPB:	3.4%
Interest Rate:	4.91000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2018
Maturity Date:	August 6, 2028
Amortization:	Interest Only for first 36 months, 360 months thereafter
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection(2):	L(26), D(90), O(4)
Lockbox / Cash Management(3):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$28,215	$14,108
Insurance(4):	$0	Springing
Replacement:	$0	$2,030
Earnout(5):	$500,000	$0

Financial Information
Cut-off Date Balance / Pad:	$59,113
Balloon Balance / Pad:	$52,228
Cut-off Date LTV(6):	67.5%
Balloon LTV:	60.5%
Underwritten NOI DSCR(7):	1.22x
Underwritten NCF DSCR(7):	1.21x
Underwritten NOI Debt Yield(6):	7.9%
Underwritten NCF Debt Yield(6):	7.8%
(1)	Mezzanine debt is permitted provided that, among other things: (i) the combined LTV is less than or equal to 68.5%, (ii) the combined DSCR is greater than or equal to 1.177x, (iii) the combined debt yield is greater than or equal to 7.51%, and (iv) an intercreditor agreement is in place.

(2)	Any time on or after the defeasance lockout period, the borrower has the right to obtain release of an individual property in connection with the sale of the property upon defeasance of an amount equal to the greater of (x) 120% of the allocated loan amount of the property, or (y) 100% of the net sales proceeds of the property, which in no event shall be less than 95% of the gross sales price of the property, subject to (i) the DSCR after giving effect to such release is at least the greater of (x) 1.177x and (y) the DSCR immediately prior to such release (ii) the LTV after giving effect to such release is no more than the lesser of (x) 68.5% and (y) the LTV immediately prior to such release.
Property Information
Single Asset / Portfolio:	Portfolio of 2 properties
Property Type:	Manufactured Housing
Collateral:	Fee Simple
Location:	Las Vegas, NV
Year Built / Renovated:	1992 / NAP
Total Pads(8):	609
Property Management:	Newbury Management Company
Underwritten NOI(9):	$2,809,203
Underwritten NCF:	$2,784,843
Appraised Value:	$52,560,000
Appraisal Date:	July 13, 2018

Historical NOI(8)
Most Recent NOI(9):	$2,491,352 (July 31, 2018)
2017 NOI:	$2,181,667 (December 31, 2017)
2016 NOI:	$1,714,811 (December 31, 2016)
2015 NOI(10):	$1,704,425 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	88.8% (July 31, 2018)
2017 Occupancy:	88.2% (December 31, 2017)
2016 Occupancy:	81.3% (December 31, 2016)
2015 Occupancy:	75.4% (December 31, 2015)
(3)	In place cash management will be triggered upon the occurrence of (i) an event of default, (ii) the DSCR falling below 1.10x for two consecutive calendar quarters or (iii) the creation of a mezzanine loan.

(4)	If a blanket insurance policy is no longer in place, on each monthly payment date, the borrower will be required to deposit 1/12 of the annual insurance premiums.

(5)	The lender will disburse the Earnout reserve if, among other things (i) the debt yield is equal to or greater than 7.7% and (ii) the DSCR is equal to or greater than 1.20x. If the conditions are not met prior to August 3, 2021, the borrower will have no further right to receive release of the Earnout reserve.

(6)	The Cut-off Date LTV, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance, net of the $500,000 Earnout reserve. The Cut-off Date LTV, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield based on the fully funded Cut-off Date Balance are 68.5%, 7.8% and 7.7%, respectively.

(7)	Based on amortizing debt service payments. Based on interest only debt service payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.57x and 1.55x, respectively.

(8)	The River Valley MHC Portfolio has 609 pad sites, of which 231 pad sites have mobile homes that are owned by an affiliate of the borrower and are not part of the collateral. The Historical NOI reflects the pad site rents and does not include the mobile home rents. The 231 affiliate owned mobile homes are owned by an affiliate of the sponsor and do not have a lease-to-own structure for tenants. Since the borrower sponsor acquired to River Valley MHC Portfolio in July 2015, the sponsor has added 97 new affiliate owned homes.

(9)	The Underwritten NOI is higher than Most Recent NOI mainly due to an increase in occupancy and market rents.

(10)	2015 NOI represents the trailing five months annualized from August to December.

TRANSACTION HIGHLIGHTS

■	Property. The River Valley MHC Portfolio is comprised of the Valley Vista and River Oaks manufactured housing communities, totaling 609 pad sites, each located in the eastern portion of Las Vegas, Nevada. The borrower sponsor acquired the property in July 2015 and has since invested approximately $238,000 into the River Valley MHC Portfolio for landscaping upgrades, road/sidewalk paving, water lines, clubhouse renovations, electrical upgrades, pool improvements, furniture, fixture and equipment, fence replacement, playground upgrades, signage, website design and management software. Since acquisition, occupancy increased from 75.4% to 88.8% and net operating income has increased from approximately $1.7 million to approximately $2.5 million. As of July 31, 2018, the River Valley MHC Portfolio was 88.2% occupied.

Valley Vista was built in 1992 and consists of 303 pad sites on approximately 38.7 acres, with 144 park owned pad sites. Valley Vista is an all-age non-restricted mobile home community. As of July 31, 2018 Valley Vista was 96.7% occupied. Amenities include laundry facilities, a heated pool and spa, a clubhouse complete with billiard/game room, playground, library, banquet room, catering kitchen, an exercise room with showers, RV parking, car wash and basketball court. Every pad on the Valley Vista property supports double-wide homes.

River Oaks was built in 1992 and consists of 306 pad sites on approximately 40 acres, with 87 park owned pad sites. River Oaks is a senior mobile home community for ages 55+ (not deed restricted). As of July 31, 2018, River Oaks was 79.7% occupied. Amenities at River Oaks include an exercise room, a heated pool and spa, a picnic area complete with a barbecue, a clubhouse with billiard room, banquet room, and a fully equipped catering kitchen. Every pad on the River Oaks property supports double-wide home pad sites.

■	Market. The River Valley MHC Portfolio is located in the eastern portion of the city of Las Vegas, Nevada, approximately 5.5 miles east of the Las Vegas Strip and approximately 7 miles northeast of McCarran International Airport. In 2017, the population within a 1, 3 and 5-miles was 23,122, 187,765 and 448,285, respectively. The average household income within the same radii was $44,556, $53,421 and $51,514, respectively.

■	Borrower Sponsor. The borrower sponsor and the non-recourse carveout guarantor is Ross H. Partrich, who is the CEO and Principal of RHP Properties (“RHP”). RHP was founded in 1988 and is a real estate investment firm specializing in the acquisition and management of manufactured housing communities. RHP, through its affiliate companies, owns and manages a total of 237 manufactured home communities with over 60,482 housing units and home sites spanning 24 states, with a combined value of approximately $3.6 billion.

Newbury Management Services, an affiliate of the sponsor and the River Valley MHC Portfolio property manager, currently manages over 60,000 manufactured housing units.

A-3-109

601 McCarthy Boulevard Milpitas, CA 95035	Collateral Asset Summary – Loan No. 13 601 McCarthy	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,660,000 39.8% 3.86x 17.3%

Mortgage Loan Information
Loan Seller:	GSMC
Loan Purpose:	Acquisition
Borrower Sponsor:	TechCore, LLC
Borrower:	GI TC Milpitas LLC
Original Balance:	$30,660,000
Cut-off Date Balance:	$30,660,000
% by Initial UPB:	2.9%
Interest Rate:	4.17250%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Maturity Date:	September 6, 2028
Amortization:	Interest Only
Additional Debt:	NAP
Call Protection:	L(25), D(88), O(7)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(2):	$0	Springing
Insurance(3):	$0	Springing
Replacement:	$0	$0
Lease Sweep(4):	$0	Springing
FireEye(5):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$162
Balloon Balance / Sq. Ft.:	$162
Cut-off Date LTV:	39.8%
Balloon LTV:	39.8%
Underwritten NOI DSCR:	4.10x
Underwritten NCF DSCR:	3.86x
Underwritten NOI Debt Yield:	17.3%
Underwritten NCF Debt Yield:	16.3%

(1)	In place cash management will be triggered when, among other things, (i) an event of default occurs, (ii) any of the following events related to the sole tenant FireEye, Inc. occurs: (a) the tenant vacates all or substantially all of its space and as of such event the tenant is not paying rent or does not meet specified rating or financial requirements, (b) the tenant fails to meet the specified rating or financial requirements and either stops paying rent or vacates all or substantially all of its space, (c) the tenant is subject to a bankruptcy-related event, (d) the tenant delivers a notice of termination or (e) tenant fails to extend its lease as of the earlier of 12 months prior to lease expiration or the date required by its lease; (iii) the debt yield falls below 9.0% or (iv) the borrower fails to complete certain immediate repairs within the time frame set forth in the loan documents.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Milpitas, CA
Year Built / Renovated:	1998 / 2017
Total Sq. Ft.:	189,481
Property Management:	Embarcadero Realty Services, LP
Underwritten NOI:	$5,311,526
Underwritten NCF:	$5,003,619
Appraised Value:	$77,000,000
Appraisal Date:	June 8, 2018

Historical NOI(6)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (October 1, 2018)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV

(2)	To the extent the borrower fails to deliver evidence that FireEye, Inc. or the borrower has timely paid the applicable amounts, the borrower will be required to deposit 1/12 of the annual taxes into the tax account.

(3)	To the extent (i) the insurance is not being maintained under an acceptable blanket insurance policy, (ii) the insurance is not being maintained by any tenant or the borrower is not entitled to rely on the tenant’s insurance or (iii) the borrower fails to provide timely evidence of the payment of the applicable premiums when there are otherwise acceptable blanket insurance policies or the borrower is entitled to rely on the insurance maintained by a tenant, the borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance account.

(4)	The borrower will be required to make a monthly deposit into the Lease Sweep Reserve in an amount equal to $23,685 to the extent FireEye, Inc. vacates all or substantially all of its space but continues to pay rent and satisfies the specified rating requirements. Such deposits are required to continue until the amount on deposit is equal to one year of base rent and operating expense reimbursements payable by the tenant or certain cure events occur as described in the loan documents. In addition, excess cash flow is required to be deposited in the Lease Sweep Reserve if any of the events described in footnote (1)(ii) above occur and such deposits are required to continue until the amount on deposit is equal to one year of base rent and operating expense reimbursements payable by the tenant or certain cure events occur as described in the loan documents.

(5)	To the extent the borrower is entitled to receive any escrowed amounts currently held by a title company ($418,123) and which relate to a dispute that existed between the prior owner of the 601 McCarthy Property and FireEye as of the origination of the 601 McCarthy Loan (relating to certain required repairs at the 601 McCarthy Property that FireEye claims were the responsibility of the prior owner), such amounts are required to be deposited in the FireEye Reserve. Amounts in the FireEye Reserve will be disbursed to the borrower when such dispute has been resolved.

(6)	The 601 McCarthy Property was previously used as a temporary space for another company from 2013 to 2016 and was leased to FireEye, Inc. in 2016 with the lease beginning in June 2017. As a result, Historical NOI is not available.

TRANSACTION HIGHLIGHTS
■	Property. The property the (“601 McCarthy Property”) is a 189,481 sq. ft., two-story office property located in Milpitas, California, north of San Jose, California. The building features an amenity package that includes an exercise facility, attached locker rooms, showers, a full-service cafeteria and outdoor collaborative seating. The seller of the 601 McCarthy Property invested $3.7 million into the space renovating the exterior landscape, hardscape, glass storefront, bocce court, steel trellis, parking lights and other upgrades.

■	Tenancy. The 601 McCarthy Property is currently 100.0% leased to FireEye, Inc. (NYSE: FEYE, or “FireEye”) on a triple net basis through May 2027. FireEye has one, five-year option to extend its lease. The 601 McCarthy Property was previously leased to Samsung, which occupied the 601 McCarthy Property on a temporary basis while it constructed its campus in North San Jose. Samsung vacated the 601 McCarthy Property in March 2016. After three months of downtime, FireEye began lease negotiations, executing a 10-year lease to occupy the 601 McCarthy Property in August 2016. FireEye has invested $6.8 million ($36 PSF) of its own capital in the space. A total of $25.2 million ($133 PSF) was spent by FireEye and the borrower sponsor in tenant improvements and base building work renovating the 601 McCarthy Property.

■	Market. The 601 McCarthy Property is located in Milpitas, California, a submarket located approximately six miles north of San Jose in the broader Silicon Valley market. Milpitas is becoming a technology hub, as the transformation of Silicon Valley continues to expand along US Highway 101 and State Route 237. Tenants such as Microsoft, Google, Cisco Systems and Sandisk are located in the area. According to a market research report, the rental rates in the submarket are lower than the adjacent markets of Sunnyvale, Santa Clara and San Jose, and as of the first quarter of 2018, the Class B Milpitas office market includes 68 buildings totaling 3.8 million sq. ft. with vacancy of 11.5%. The appraiser classified 601 McCarthy in the Milpitas R&D submarket which, as of the end of the first quarter of 2018, contained about 13.6 million sq. ft. of R&D inventory and has had vacancy range from 11.0% to 13.5% over the last five years. The appraisal notes that the relatively high vacancy rate in the Milpitas R&D submarket reflects the repositioning of older, R&D developments that are now under renovation and available for lease.

■	Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is TechCore, LLC (“TechCore”), a joint venture between GI Co-Investor (TechCore) LLC (0.5%) and CalPERS (99.5%). TechCore owns real estate assets totaling $1.621 billion as of September 2018. GI Co-Investor (TechCore) LLC (“GI”) is the manager of the borrower and fund manager while CalPERS is an investor member. TechCore was created by CalPERS in 2012 as a core investment vehicle to invest in technology-related real estate located in the primary MSAs in the U.S., including data centers, internet gateways, corporate campuses for technology tenants and life science properties. Founded in 2001, GI is an alternative investment management firm.

A-3-110

CA and AZ	Collateral Asset Summary – Loan No. 14 West Coast Albertsons Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,000,000 31.7% 4.17x 18.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	Credit RE Operating Company, LLC
Borrowers:	CLNC NNN Alberts CA, LLC; CLNC NNN Alberts AZ, LLC
Original Balance(1):	$29,000,000
Cut-off Date Balance(1):	$29,000,000
% by Initial UPB:	2.7%
Interest Rate(2):	4.0473404255%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Anticipated Repayment Date(2):	September 6, 2028
Maturity Date(2):	September 6, 2033
Amortization:	Interest Only, ARD
Additional Debt:	$65,000,000 Pari Passu Debt; $106,000,000 Mezzanine Debt
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(3):	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Rent:	$0	Springing
Lease Sweep:	$0	Springing

Financial Information
	Whole Loan(5)	Total Debt(6)
Cut-off Date Balance / Sq. Ft.:	$34	$71
Balloon Balance / Sq. Ft.:	$34	$71
Cut-off Date LTV:	31.7%	67.5%
Balloon LTV:	31.7%	67.5%
Underwritten NOI DSCR:	4.38x	1.75x
Underwritten NCF DSCR:	4.17x	1.66x
Underwritten NOI Debt Yield:	18.0%	8.4%
Underwritten NCF Debt Yield:	17.1%	8.0%

(1)	The Original Balance of $29.0 million and Cut-off Date Balance of approximately $29.0 million represent the non-controlling Note A-2 which, together with the pari passu controlling Note A-1 with an original principal balance of $45.0 million and the pari passu non-controlling Note A-3 with an original principal balance of $20.0 million, comprise the West Coast Albertsons Portfolio whole loan with an aggregate original principal amount of $94.0 million. Notes A-1 and A-3 are expected to be contributed to the Benchmark 2018-B6 securitization transaction.

(2)	From and after the anticipated repayment date (the “Anticipated Repayment Date” or “ARD”), the West Coast Albertsons Portfolio whole loan will bear interest at a rate per annum equal to the greater of (a) the initial interest rate plus 300 basis points, (b) the then 10-year swap yield plus 419 basis points and (c) the default rate (if applicable).

(3)	Before the ARD, in place cash management will be triggered upon the occurrence of a Trigger Period (as defined below). After the ARD, in place cash management is required.
Property Information
Single Asset / Portfolio:	Portfolio of 2 properties
Property Type:	Warehouse Industrial
Collateral:	Fee Simple
Location:	CA and AZ
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	2,798,877
Property Management:	Self-managed
Underwritten NOI:	$16,885,887
Underwritten NCF:	$16,078,025
Appraised Value:	$296,300,000
Appraisal Date:	July 2018

Historical NOI(7)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy(7)
Most Recent Occupancy:	100.0% (October 6, 2018)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV
(4)	During a Trigger Period (as defined herein), on each monthly payment date, the West Coast Albertsons Portfolio borrowers are required to deposit (i) payments of rent under the two leases (which provide for quarterly rental payments), (ii) an amount equal to one-twelfth of the taxes that the lender estimates will be payable during the next ensuing 12 months into the tax reserve account, (iii) an amount equal to one-twelfth of the insurance premiums that lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof into the insurance reserve account, (iv) an amount equal to $23,324 for annual capital expenditures into the capital expenditure reserve account, (v) an amount equal to $46,648 for tenant improvements and leasing commissions into the TI/LC reserve account and (vi) during a Lease Sweep Period (as defined herein), available cash will be swept into the lease sweep reserve account. A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the commencement of a Low Debt Service Period, (iii) a mezzanine loan default, (iv) the commencement of a Lease Sweep Period or (v) the ARD. A “Low Debt Service Period” will commence if (i) the combined debt service coverage ratio of the West Coast Albertsons Portfolio whole loan and West Coast Albertsons Portfolio mezzanine loan (“West Coast Albertsons Portfolio Total Debt”) is less than 1.40x, and will end when the West Coast Albertsons Portfolio Total Debt has achieved a debt service coverage ratio of at least 1.40x for two consecutive quarters or (ii) the West Coast Albertsons Portfolio whole loan debt service coverage ratio is less than 3.10x, and will end if the West Coast Albertsons Portfolio whole loan has achieved a debt service coverage ratio of at least 3.10x for two consecutive calendar quarters. A “Lease Sweep Period” will commence prior to the ARD upon the occurrence of (i) the date that a Lease Sweep Lease (as defined below), or a material portion thereof, is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the West Coast Albertsons Portfolio borrowers or the property manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel, terminate or not renew the Lease Sweep Lease (or a material portion thereof) (it being understood and agreed that, for purposes of this clause (i) 25% or more of the Lease Sweep Lease space under a Lease Sweep Lease will constitute a “material portion” of such Lease Sweep Lease space), (ii) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”) at greater than 50% of its Lease Sweep Lease space at any individual property or give notice that it intends to discontinue its business at greater than 50% of its Lease Sweep Lease space at any individual property (a “Go-Dark Event”), (iii) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period or (iv) the occurrence of a Lease Sweep Lease tenant party insolvency proceeding. A “Lease Sweep Lease” means any of (i) the Safeway lease, (ii) the Albertsons lease, (iii) any other lease whereby Albertsons Companies Inc. is a tenant or guarantor of such lease or (iv) any replacement lease covering a majority of space demised pursuant to (i), (ii) or (iii) hereof.

(5)	Whole Loan DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Cut-off Date Balance of the West Coast Albertsons Portfolio whole loan, which has an aggregate principal balance of $94.0 million.

(6)	Total Debt DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Cut-off Date Balance of the West Coast Albertsons Portfolio whole loan and the principal balance of the related mezzanine loan, totaling $200.0 million

(7)	The Borrower Sponsors acquired the West Coast Albertsons Portfolio property in August 2018. As a result, historical financial information and occupancy information prior to 2018 is unavailable.

TRANSACTION HIGHLIGHTS

■	Property and Tenancy. The West Coast Albertsons Portfolio consists of two industrial warehouse distribution facilities totaling approximately 2.8 million sq. ft. located in Tracy, California (the “CA Property”) and Tolleson, Arizona (the “AZ Property”). The West Coast Albertsons Portfolio is currently 100.0% leased to Safeway, Inc. (“Safeway”) and Albertson’s, LLC (“Albertsons”) with both leases guaranteed by the global parent company Albertsons Companies, Inc. (rated B1/B by Moody’s/S&P). The CA Property was built in 1992 for Safeway and the AZ Property was originally built in 1993 for Albertsons. As part of the sale-leaseback transaction with CLNC, Albertsons entered into two individual, absolute triple-net (“NNN”) leases on August 16, 2018 with an initial term of 20 years and nine, 5-year extension options. Albertsons has invested approximately $135.0 million to upgrade and customize both properties including (i) approximately $95.0 million of capital invested since 2017 for the AZ Property related to expansion, robotic automation, site work and associated upgrades and (ii) approximately $40.0 million of capital invested in 2015 for the CA Property related to mechanical automation.

■	Strategic Location. The West Coast Albertsons Portfolio plays an important role in Albertsons’ west coast retail supply chain. The CA Property was built for Safeway and services all of Northern California and 22 stores in Hawaii via shipping containers. The AZ Property was built for Albertsons and represents the only distribution center in Arizona for Albertsons.

■	Borrower Sponsor. Credit RE Operating Company, LLC is the borrower sponsor and the guarantor of certain nonrecourse carve-outs under the West Coast Albertsons Portfolio whole loan. The West Coast Albertsons Portfolio guarantor is wholly owned by Colony Credit Real Estate, Inc. Colony Credit Real Estate, Inc. (NYSE: CLNC) (“CLNC”) is a large publicly traded commercial real estate credit REIT focused on originating, acquiring, financing and managing a diversified portfolio of commercial real estate debt and net leased real estate investments. CNLC primarily invests in senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. CLNC is externally managed by an affiliate of Colony Capital, Inc. (NYSE: CLNY) (“CLNY”), a global real estate and investment management firm, which invests across the real estate capital structure and manages public, diversified mortgage REITs. As of June 30, 2018, CLNY employs more than 400 people worldwide across 19 locations.

A-3-111

4700 Rockside Road & 2-4 Summit Park Drive Independence, OH 44131	Collateral Asset Summary – Loan No. 15 Summit Office Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,964,276 70.2% 1.57x 12.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Raymond Massa
Borrower:	Summit Cleveland Realty LP
Original Balance:	$29,000,000
Cut-off Date Balance:	$28,964,276
% by Initial UPB:	2.7%
Interest Rate:	4.86500%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Maturity Date:	September 6, 2028
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(25), D(90), O(5)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$169,930	$56,643
Insurance(2):	$0	Springing
Replacement:	$0	$9,047
TI/LC(3):	$800,000	$49,346
Required Repairs:	$150,000	NAP
Free Rent:	$707,859	$0
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$59
Balloon Balance / Sq. Ft.:	$48
Cut-off Date LTV:	70.2%
Balloon LTV:	57.5%
Underwritten NOI DSCR:	1.90x
Underwritten NCF DSCR:	1.57x
Underwritten NOI Debt Yield:	12.1%
Underwritten NCF Debt Yield:	10.0%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Independence, OH
Year Built / Renovated:	1984 / NAP
Total Sq. Ft.:	493,461
Property Management:	CBRE, Inc.
Underwritten NOI(5):	$3,504,060
Underwritten NCF:	$2,883,346
Appraised Value:	$41,250,000
Appraisal Date:	July 30, 2018

Historical NOI
Most Recent NOI(5):	$2,374,347 (T-12 June 30, 2018)
2017 NOI:	$2,500,446 (December 31, 2017)
2016 NOI:	$2,607,588 (December 31, 2016)
2015 NOI:	$2,279,013 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	81.9% (August 27, 2018)
2017 Occupancy:	73.1% (December 31, 2017)
2016 Occupancy:	74.8% (December 31, 2016)
2015 Occupancy:	69.8% (December 31, 2015)
(1)	In place cash management will be triggered upon the occurrence of (i) an event of default, (ii) the DSCR falling below 1.25x for two consecutive calendar quarters or (iii) a Lease Sweep Period (as defined herein).

(2)	If a blanket insurance policy is no longer in place, on each monthly payment date, the borrower will be required to deposit 1/12 of the annual insurance premiums.

(3)	The TI/LC reserve has a $1,776,460 cap.

(4)	On each payment date during a Lease Sweep Period, the borrower will be required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” will commence upon the occurrence of (i) the date that a Lease Sweep Lease (as defined below), or a material portion thereof, is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or the property manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel, terminate or not renew the Lease Sweep Lease (or a material portion thereof equal to 25% or more of the Lease Sweep Lease space), (ii) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”), (iii) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period or (iv) an insolvency proceeding. A “Lease Sweep Lease” means any of (i) the Nations Lending Corporation lease or (ii) any other lease at the property that, either individually, or when taken together with any other lease, covers (x) 11.0% or more of the rentable sq. ft. or (y) 15.0% or more of the rental income.

(5)	The increase in Underwritten NOI from Most Recent NOI is primarily due to recent new and renewal leasing, including the third largest tenant at the property, Fairmount Santrol Inc. (27,377 sq. ft.) and expense savings from a new utility contract.

TRANSACTION HIGHLIGHTS

■	Property. Summit Office Park is a 493,461 sq. ft. office complex located in Independence, Ohio. The property is situated on 21 acres and consists of four adjacent office buildings, ranging in size from 76,181 sq. ft. to 165,385 sq. ft, that were constructed in 1984. The borrower sponsor purchased the property in December 2014 and has since invested over $1.0 million in capital improvements including elevator system improvements, conference room and amphitheater renovations, lobby renovation and garage deck repairs. In addition, the sponsor has spent approximately $3.1 million in tenant improvements. Amenities include a 50-seat amphitheater with WIFI and video conferencing capabilities, three conference rooms, a cafe and deli, a state-of-the-art fitness center, a car wash, and covered parking. The property includes 1,584 surface parking spaces for a parking ratio of 3.21 spaces per 1,000 sq. ft. of NRA.

■	Tenancy. The property is leased to a roster of 79 tenants, with no single tenant occupying more than 11.3% of the net rentable area. The five largest tenants collectively occupy 152,671 sq. ft., representing 30.9% of net rentable area. Two of the top five largest tenants are headquartered at the property, including Nations Lending Corporation (11.3% of NRA) and ReliabilityFirst Corporation (6.5% of NRA). Nations Lending Corporation has been in occupancy at the property since 2011 and has expanded their space five times to include an additional 28,915 sq. ft. Nations Lending Corporation most recently expanded in May 2017 for an additional 11,406 sq. ft.

■	Market. Located in the Rockside Road Corridor submarket, the property is adjacent to Interstate 77 and located approximately 12 miles from Cleveland Hopkins International Airport and approximately 9 miles from downtown Cleveland. As of the second quarter of 2018, the Rockside Road Corridor had an existing inventory of approximately 4.1 million sq. ft. with a vacancy rate of 12.6%. Averages asking rents over the same period were $19.88 PSF. According to the appraisal, as of the second quarter of 2018, no buildings were delivered in the year 2018 and there were no reported properties under construction.

■	Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is Raymond Massa, who is the co-founder and President of Group RMC Corporation. Group RMC Corporation is a real estate co-investment group that invests in, sponsors, and is the general partner in office properties in secondary U.S. markets. Group RMC Corporation currently oversees in the U.S., principally in the Midwest, over 12,000,000 sq. ft.

A-3-112

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor

Deutsche Mortgage & Asset Receiving Corporation	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Park Bridge Lender Services LLC

60 Wall Street	Three Wells Fargo, MAC D1050 084	790 NW 107th Avenue	600 Third Avenue
New York, NY 10005	401 S. Tryon Street, 8th Floor	4th Floor, Suite 300	40th Floor
	Charlotte, NC 28202	Miami, FL 33172	New York, NY 10016

Contact: Lainie Kaye	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: Niral.Shah@rialtocapital.com	Contact: David Rodgers
Phone Number: (212) 250-5270			Phone Number: (212) 230-9090

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/11/18
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
7E-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
7E-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
7E-C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
7E-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
7E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/11/18
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
7E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

Controlling Class:		Loan Number	Appraisal	Cumulative	Most Recent
Effective as of: mm/dd/yyyy			Reduction	ASER	App. Reduction
			Effected	Amount	Date
Controlling Class Representative:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Historical Detail

Delinquencies							Prepayments				Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	#	#	#	#	#	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-C1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/19/18
Corporate Trust Services		Record Date:	10/31/18
8480 Stagecoach Circle		Determination Date:	11/13/18
Frederick, MD 21701-4747

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2018 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.
Transaction: DBGS 2018-C1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-C1
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31: Rialto Capital Advisors, LLC
Directing Holder: [________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports or Major Decision Reporting Packages for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the GSMC Mortgage Loans.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or

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materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after October 4, 2018.

(5)	Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in

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the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments,

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mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments

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and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at

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least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of

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the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)	No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan

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and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)	Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community

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mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2, or (b) the related

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Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2, or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)	Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)	Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the

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passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

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(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably

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estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of GACC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
37	College Park Plaza	(4) Mortgage Loan Status; Waivers and Modifications	The Mortgage Loan entered a lease sweep period, under which all excess cash flow is swept to a leasing reserve, on June 30, 2018, due to that date being the date that is one year prior to the lease expiration of the lease of the largest tenant, Burlington Mattress Co., LLC (“Burlington”), representing approximately 28.6% of the square feet at the Mortgaged Property. Under the loan documents, the lease sweep period would not be cured unless a five year lease is entered into. However, the borrower entered into a three year lease extension with Burlington on October 8, 2018, which extends the term of the lease until June 30, 2022, and the lender waived the lease sweep period under the loan documents.
14	West Coast Albertsons Portfolio	(7) Permitted Liens; Title Insurance	The sole tenants at the Mortgaged Properties have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to a third party. Pursuant to the related lease, each tenant has agreed to subordinate its right of first refusal to the related Mortgage and the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, but does apply to a subsequent sale thereafter.
8	Carolinas 7-Eleven Portfolio	(7) Permitted Liens; Title Insurance

With respect to each of the Mortgaged Properties, the related single tenant has a right of first refusal to purchase such Mortgaged Property if the landlord receives a bona fide offer to purchase the premises acceptable to the landlord in its sole discretion. If the offer covers multiple Mortgaged Properties owned by the landlord and leased to the tenant, the tenant’s option may be exercised only by agreeing to purchase all Mortgaged Properties. Such right of first refusal does not apply to a foreclosure or deed in lieu of foreclosure, but would apply to subsequent transfers.

With respect to thirteen of the Mortgaged Properties, identified below, Exxon Mobile Corporation (“Exxon”), a prior owner of such Mortgaged Property, has a right to repurchase such Mortgaged Property in the event that any owner of the Mortgaged Property breaches certain deed restrictions and fails to cure the breach within 30 days after Exxon’s notice to the grantee. Such deed restrictions include (1) a prohibition on the Mortgaged Property or any portion thereof being used at any time for a residence of any type, places of worship, bed and breakfast facilities, rooming houses, hospitals, nursing home or similar geriatric facilities, child care, playground or recreational areas, schools or any similar use which is intended to house, educate or provide care for children, the elderly or the infirm), agricultural uses, or for the construction or installation

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
of (i) water wells for drinking or food processing, (ii) underground storage space, (iii) underground utility space, (iv) additional underground utility conduits or (v) basements or any underground living space, and (2) a prohibition against any owner, user or licensee of the Mortgaged Property seeking to change the zoning of the Mortgaged Property to residential use. The purchase price for such repurchase is equal to the greater of (a) the purchase price of the applicable Mortgaged Property paid by the grantee under the Exxon deed, or (b) 90% of the fair market value of the applicable Mortgaged Property at the time of the repurchase election. The Mortgaged Properties subject to such repurchase right include the Mortgaged Properties located at 5200 Piper Station Drive, Charlotte, North Carolina, 8315 Steele Creek Road, Charlotte, North Carolina, 4401 Park Road, Charlotte, North Carolina, 240 Carowinds Boulevard, Fort Mill, South Carolina, 8010 South Tryon Street, Charlotte, North Carolina, 10806 Providence Road, Charlotte, North Carolina, 12710 South Tryon Street, Charlotte, North Carolina, 3301 Monroe Road, Charlotte, North Carolina, 10023 North Tryon Street, Charlotte, North Carolina, 5701 Old Providence Road, Charlotte, North Carolina, 11208 East Independence Boulevard, Matthews, North Carolina, 304 Unionville-Indian Trail Road West, Indian Trail, North Carolina and 5124 Central Avenue, Charlotte, North Carolina. Because the applicable deeds were recorded prior to the Mortgages, an exercise of the purchase option would terminate the lien of the Mortgages on the applicable Mortgaged Properties.
5	Christiana Mall	(7) Permitted Liens; Title Insurance

A tenant, Target, has the right to purchase its ground leased parcel (the “Target Parcel”) at any time provided, among other conditions, Target pays the Borrower the fair market value for the Target Parcel (excluding the value of any improvements constructed on such parcel by Target). The Loan Documents permit the Borrower to obtain a release of the Target Parcel in the event Target exercise its purchase option, provided certain terms and conditions in the Loan Documents are satisfied. The right to purchase has not been subordinated to the Loan Documents and will remain in effect following a foreclosure or deed-in-lieu of foreclosure.

In addition, Target has the right to put the improvements owned by Target (the “Target Improvements”) to the Borrower at a price equal to the lower of fair market value and book value. The loan documents permit the Borrower to acquire such improvements provided that (i) the Borrower uses commercially reasonable efforts to comply with certain terms and conditions in the Loan Documents related to acquisitions of additional parcels, provided that the Borrower will not be required to deliver a new environmental report related to the Target Improvements and (ii) the Borrower executes any documents reasonably necessary in order to subject to

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Target Improvements to the lien of the Loan Documents.
21	9039 Sunset	(7) Permitted Liens; Title Insurance	The sole tenant, 1Oak, has a right of first offer to purchase the Mortgaged Property. A subordination, non-disturbance and attornment agreement delivered by the tenant provides that such right of first offer will not be exercisable in connection with any exercise of remedies pursuant to the mortgage or any mezzanine loan secured by the membership interests in Borrower, including: (i) a purchase of the Mortgaged Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof) to the lender or its designee pursuant to a deed-in-lieu of foreclosure, (iii) a transfer of the membership interests in the Borrower pursuant to a foreclosure of any such mezzanine loan, or (iv) any subsequent sale of the Mortgaged Property (or any portion thereof) by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure or by any mezzanine lender or its designee after such foreclosure of such mezzanine loan. However, such right would apply to any transfer thereafter.
6	Aventura Mall	(8) Junior Liens

The Loan Documents permit the Borrower to enter into any “Property-Assessed Clean Energy” (“PACE”) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to rating agency confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

The Loan Documents permit the pledge of direct or indirect equity interests in the Borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property is not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

14	West Coast Albertsons Portfolio	(8) Junior Liens	The Loan Documents permit the pledge of direct or indirect equity interests in the Borrower to secure a corporate line of credit or corporate credit facility from one or more financial institutions, so long as the value of the equity in the Mortgaged Property is not, in the aggregate, more than 10% of the total value of all the collateral directly or indirectly securing such corporate line of credit or corporate credit facility.
6	Aventura Mall	(17) Insurance	The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Borrower provides

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Borrower may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Loan Documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of rating agency confirmation with respect to each such insurance carrier.

1	Moffett Towers-Buildings E,F,G	(17) Insurance	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the Whole Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
18	Moffett Towers II –Building 1	(17) Insurance	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the Whole Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
8	Carolinas 7-Eleven Portfolio	(17) Insurance

The Borrower will not be required to maintain the insurance required under the Loan Documents, to the extent that (i) the leases with 7-Eleven, Inc., a Texas Corporation (“7-Eleven Tenant”) or a replacement lease that covers the majority of the same space (the “7-Eleven Leases”) are in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the 7-Eleven Leases, (iii) 7-Eleven Tenant maintains third-party insurance (or self-insurance but only to the extent the 7-Eleven Tenant maintains a rating of “A-” or better by S&P) in accordance with the requirements of the Loan Documents; provided, however, Borrower is required to maintain: (A) the flood insurance coverage; (B) the business income or rental loss insurance; (C) the terrorism coverage; and (D) the general liability coverage, and the umbrella liability coverage, required under the Loan Documents, (iv) 7-Eleven Tenant names Borrower as additional insured and names the lender as additional insured, mortgagee and loss payee as required in the Loan Documents and (v) Borrower has provided to the lender, evidence satisfactory to the lender that 7-Eleven Tenant maintains in full force and effect the insurance described in clauses (iii) and (iv) above.

14	West Coast Albertsons Portfolio	(17) Insurance	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than

 D-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

$2,500,000, with respect to the Mortgaged Property located in Tollesons, Arizona, and $5,000,000, with respect to the Mortgaged Property located in Tracey, California, rather than 5% of the then outstanding principal balance of the Mortgage Loan; provided that to the extent required by the related lease, the net insurance proceeds will be held by a trustee with shall be an “eligible institution” or otherwise approved by the lender and applied for the restoration of the Mortgaged Property.

The Loan Documents provide that the Borrower may rely upon the insurance or self-insurance provided by the sole tenants at the Mortgaged Properties, subject to certain conditions in the Loan Documents, including that such insurance coverage meets the requirements in the Loan Documents and in the case of self-insurance, such tenant has a credit rating of at least “BBB” from S&P.

	All GACC Mortgage Loans	(17) Insurance	All exceptions to Representation 30 are also exceptions to this Representation 17.
10	The Gateway	(25) Local Law Compliance	The portion of the Mortgaged Property improved by multifamily use is legal nonconforming as to use as such multifamily use exceeds maximum density under the related zoning code by as much as 13,887 square feet. If a nonconforming structure is damaged or destroyed, such nonconforming structure may be restored to its prior legal nonconforming use, provided that such restoration is permitted by the related building code, is commenced within eighteen months of the date of damage or destruction and is diligently prosecuted to completion.
8	Carolinas 7-Eleven Portfolio	(25) Local Law Compliance	The Mortgaged Properties known as Store Number 46 (105 South Polk Street, Pineville, North Carolina) and (2) Store Number 217 (1700 Windsor Square Drive, Matthews, North Carolina) are legal non-conforming as to use. Store Number 46 is legal nonconforming as to use (gas station), as a gas station requires a conditional use approval by the Town Council and must meet all of the conditions of the applicable provisions of the zoning code. Store number 217 is legal nonconforming as to use (gas station), as the site does not meet the current zoning code conditions for use as a gas station. The applicable zoning ordinance for Store Number 46 provides that if there is damage to the gas station that is more than 60% of its replacement cost, it will only be allowed to be reestablished in accordance with a permit issued by the Board of Adjustment. If the use as a gas station is discontinued for 90 days or more the use will not be allowed to be reestablished. The applicable zoning ordinance for Store Number 217 provides that when a nonconforming structure is damaged by fire, flood, wind, or act of God, the structure may be repaired

 D-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
and restored only to current dimensional limits of the zoning district in which it is located as long as a permit authorizing the reconstruction is issued within one year of the occurrence of the damage, and the reconstruction work has received a Certificate of Completion and/or Occupancy, as appropriate, within eighteen months of the damage. If the Mortgaged Property is totally destroyed it may not be rebuilt as a gas station.
6	Aventura Mall	(27) Recourse Obligations

The loss recourse carveout for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the origination of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

For so long as all or any of Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer, each a guarantor of the Borrower as of the origination date (collectively and individually, “Guarantor”), are the guarantors under the non-recourse carveout guaranty, the recourse liability of Guarantor under the non-recourse carveout guaranty may not exceed $350,000,000.00 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the non-recourse carveout guaranty.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Soffer and Jacquelyn Soffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or

 D-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon Guarantor (33.33%).

The Mortgage Loan does not have a separate environmental indemnity in place.

10	The Gateway	(27) Recourse Obligations	There is no separate guarantor or environmental indemnitor other than the Borrower.
5	Christiana Mall	(27) Recourse Obligations	With respect to the Mortgage Loan, there are two non-recourse carveout guarantees; (1) a loss recourse guaranty from GGP Nimbus, LP, only, and (2) a guaranty from GGP Nimbus, LP and PPF Retail, LLC, which solely covers voluntary bankruptcy actions, and which is capped at an amount equal to 20% of the outstanding principal amount of the related Whole Loan at the time the applicable event first occurs.
15	Summit Office Park	(27) Recourse Obligations	To the extent that (i) the Mortgaged Property is covered by an environmental insurance policy by Steadfast Insurance Company, Policy No. ZRE 0159016 00 (or such renewal Policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, a deductible no higher than $25,000 (or a policy in substantially the same form and coverages) (a “Qualified Environmental Policy”), (ii) the Qualified Environmental Policy has been delivered to the lender and (iii) the Qualified Environmental Policy covers the applicable Losses (as defined in the Environmental Indemnity Agreement) in full, the non-recourse carveout guarantor will not be liable for such Loss. Nevertheless, the environmental indemnity provides that the non-recourse carveout guarantor will be liable and the lender may immediately seek claims against the non-recourse carveout guarantor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy and/or any claim that is not covered by such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the lender within 60 days of the making of any claim thereunder, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all Losses of indemnified parties under the

 D-2-7

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Environmental Indemnity (in which event the non-recourse carveout guarantor will be liable solely to the extent of any deficiency).
6	Aventura Mall	(28) Mortgage Releases	In the event that any of JCPenney, Macy’s Men’s & Home, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Borrower may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Loan Documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.
5	Christiana Mall	(28) Mortgage Releases	The Borrower may obtain the release of one or more vacant, non-income producing parcels, and substitute one or more new parcels in place of a released parcel, provided, among other things, the substitution parcel is reasonably equivalent in use, value and condition to the parcel or parcels to be released and compliance with the REMIC requirements. In addition, the exception to Representation (7) is also an exception to this Representation 28.
10	The Gateway	(30) Acts of Terrorism Exclusion	If TRIPRA is no longer in effect, the “Terrorism Premium Cap” is calculated without giving effect to the cost of terrorism, flood, wind and earthquake components (and not just terrorism and earthquake components).
	All GACC Mortgage Loans	(30) Acts of Terrorism Exclusion	All exceptions to Representation 17 are also exceptions to this Representation 30.
36	Bridge Business Center	(32) Single Purpose Entity	The Borrower previously owned an additional parcel of real property located adjacent to the Mortgaged Property. The parcel was transferred by the Borrower on the loan origination date.
6	Aventura Mall	(33) Defeasance	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Loan Documents provide

 D-2-8

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
that any servicing fees will be limited to a maximum amount of $10,000.
5	Christiana Mall	(33) Defeasance	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), and the reasonable out-of-pocket costs and expenses of the Trustee and Servicer, provided that payment of such out-of-pocket costs and expenses of the trustee and servicer in connection with a defeasance are capped at $10,000.
5	Christiana Mall	(35) Ground Lease	A portion of the Mortgaged Property improved by a surface parking lot is comprised of the Borrower’s leasehold interest pursuant to a ground lease between the Borrower, as ground lessee, and Macy’s, as ground lessor. The related ground lease does not comply with clauses (b), (c), (d), (e), (f), (g), (i), (j), (k) or (l) of Representation and Warranty No. 35.
1 18	Moffett Towers-Buildings E,F,G and Moffett Towers II-Building 1	(40) Organization of Borrower	The Borrowers under the two Mortgage Loans are affiliated.
4 21	Time Square Office Renton and 9039 Sunset	(40) Organization of Borrower	The Borrowers under the two Mortgage Loans are affiliated.
5	Christiana Mall	(41) Environmental Conditions	With respect to any additional parcels or substitute parcels acquired by the Borrower, the Borrower is not required to provide an escrow for remediation of any hazardous substance or for the risk of contamination from any offsite hazardous substance, unless the cost of remediation is reasonably likely to exceed $27,500,000 with respect to such additional parcel or substitute parcel individually.
1	Moffett Towers-Buildings E,F,G	(41) Environmental Conditions	The Phase I for the Mortgaged Property identified a recognized environmental condition due to the Mortgaged Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which former Lockheed Martin facility site has active regulatory status under the Regional Water Quality Control Board and ongoing remediation.

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SCHEDULE D-1

FOR GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
1	Moffett Towers – Buildings E,F,G	$216,000,000
7	90 – 100 John Street	$68,000,000
8	Carolinas 7-Eleven Portfolio	$25,000,000
14	West Coast Albertsons Portfolio	$106,000,000
18	Moffett Towers II – Building 1	$112,000,000
23	Temple Towne Center	$3,000,000

 D-2-10

SCHEDULE D-2

FOR GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH
MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
4	Time Square Office Renton
5	Christiana Mall
12	River Valley MHC Portfolio

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SCHEDULE D-3

FOR GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

 D-2-12

ANNEX E-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex E-1. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus.

The MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex E-1 exclude the GACC Mortgage Loans.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including,

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without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment,

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in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Group; and (g) if the related Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to

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a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer.

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(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of

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the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

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(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

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(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Whole Loan) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

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With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Whole Loan).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions

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lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on Schedule E-1 to Annex E-2 by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on Schedule E-2 to Annex E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on Schedule E-3 to Annex E-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the

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revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and

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attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

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(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only

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recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the Mortgage Loan Schedule.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Whole Loan no Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

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For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GOLDMAN SACHS MORTGAGE COMPANY

Annex A-1 ID#	Mortgage Loans	Representation	Exceptions
2	Pier 70	(3) Mortgage Provisions	The Mortgagor has agreed with Historic P70 Master Tenant, LLC (the “Master Tenant”) that in the event that the lender forecloses on the Mortgage Loan prior to the expiration of the historic tax credit recapture period, the master lease for the Mortgaged Property between the Mortgagor and the Master Tenant will remain in effect and not be terminated.
3	TripAdvisor HQ	(5) Lien; Valid Assignment	The sole tenant, TripAdvisor, has a right of first offer to purchase the Mortgaged Property in the event the related Mortgagor decides to sell the related Mortgaged Property. The related right does not apply in the context of a foreclosure or deed-in-lieu of foreclosure in connection with Mortgagee’s exercise of its remedies under the Mortgage Loan documents.
3	TripAdvisor HQ	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty #5 above.
25	250 Lancaster	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to leasing restrictions on 11 apartment units pursuant to a HOME Contract. The affected units are required to be leased to tenants meeting the stated economic profile at certain rental rates.
25	250 Lancaster	(7) Junior Liens	The Mortgaged Property is subject to a subordinate lien in favor of the City of Fort Worth in relation to a $1,400,000 forgivable loan that was obtained at the time of the development of the Mortgaged Property by the prior owner. The City of Fort Worth has entered a Subordination and Standstill Agreement in favor of Mortgagee and Mortgagor and the guarantor have provided recourse protections in relation to the exercise of any rights in relation to the subordinate lien.
19	Chase Bank Tower	(13) Actions Concerning Mortgage Loan	The guarantor is a defendant in a lawsuit brought by a former employee, which alleges discrimination, harassment and wrongful termination and claims $1,000,000 in damages.
1	Moffett Towers – Buildings E,F,G	(16) Insurance

The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the Whole Loan, rather than 5% of the then outstanding principal balance of the Whole Loan.

All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least

E-2-1

Annex A-1 ID#	Mortgage Loans	Representation	Exceptions
60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
2 3	Pier 70 TripAdvisor HQ	(16) Insurance	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
13	601 McCarthy	(16) Insurance	Mortgagor will be entitled to rely on certain insurance coverages provided by Fire Eye, the sole tenant at the Mortgaged Property, provided certain conditions set forth in the Mortgage Loan documents are satisfied.
13 17 22 24 32	601 McCarthy Quality RV Resorts Davenport Commons Parkway Centre North GSK North American HQ	(16) Insurance	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
2 3 13 17 19 22 24 25 27 29	Pier 70 TripAdvisor HQ 601 McCarthy Quality RV Resorts Chase Bank Tower Davenport Commons Parkway Centre North 250 Lancaster Piemonte at Ontario Center	(16) Insurance	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is 5% of the original principal balance of the Mortgage Loan, instead of the then outstanding principal amount of the Mortgage Loan.

E-2-2

Annex A-1 ID#	Mortgage Loans	Representation	Exceptions
31 32 34 35	Houma Shopping Center 250 Front Street GSK North American HQ Broadridge Shopping Center Oshkosh Center II
16	FXI Portfolio	(16) Insurance	Mortgagor will be entitled to rely on certain insurance coverages provided by FXI, the sole tenant at each of the Mortgaged Properties, provided certain conditions set forth in the Mortgage Loan documents are satisfied.
16	FXI Portfolio	(16) Insurance

The threshold used in the Mortgage Loan Documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is 6.7% of the original principal balance (by allocated loan amount) of the Mortgage Loan, instead of the then outstanding principal amount of the Mortgage Loan.

All policies of insurance may be issued by one or more insurers having a rating of at least “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates such insurer), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates such insurer), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (to the extent Moody’s rates such insurer)).

2	Pier 70	(17) Access; Utilities; Separate Tax Lots	The Mortgaged Property includes only portions of certain underlying tax lots.
35	Oshkosh Center II	(24) Local Law Compliance	As of the origination of the Mortgage Loan, the Mortgaged Property was subject to certain fire code violations as set forth in the zoning report delivered to the lender prior to the origination of the Mortgage Loan.
16	FXI Portfolio	(25) Licenses and Permits	Solely with respect to the portion of the Mortgaged Property located in Mexico, the master tenant has not, as of the origination of the Mortgage Loan, obtained certain permits related to the operation of its business at such Mortgaged Property.
17	Quality RV Resorts	(25) Licenses and Permits

The portion of the Mortgaged Property known as Quality RV Resorts Lakeview has an operational water well that requires appropriate approvals and licenses from the Texas Commission on Environmental Quality, which have not been obtained as of the origination of the Mortgage Loan.

E-2-3

Annex A-1 ID#	Mortgage Loans	Representation	Exceptions
The portion of the Mortgaged Property known as Quality RV Resorts Highway Six does not, as of the origination of the Mortgage Loan, have general storm water permit coverage, which may be necessary for the operation of such facility.
31	250 Front Street	(25) Licenses and Permits	The tenants known as Hagerty Group, LLC and McGee Downtown, LLC are each operating in a portion of their respective premises under a temporary certificate of occupancy.
32	GSK North American HQ	(26) Recourse Obligations	The Mortgagor is the only obligated party as it relates to the recourse carveouts and springing recourse obligations.
24	Parkway Centre North	(27) Mortgage Releases	The Mortgagor may pay a release price equal to 105% of the allocated loan amount in connection the sale to a third party of an outparcel at the Mortgaged Property containing 10,245 square feet of retail space.
19	Chase Bank Tower	(31) Single-Purpose Entity	The Mortgagor was not required to provide a non-consolidation opinion in connection with the origination of the Mortgage Loan.
35	Oshkosh Center II	(31) Single-Purpose Entity	The Mortgagor has previously owned real property other than the Mortgaged Property.
2	Pier 70	(34(e)) Ground Lease	Ground lessor consent is required for an assignment of the Mortgage Loan unless assignee is any one or more of the following: (i) a savings bank, a savings and loan association, a commercial bank or trust company or branch thereof, an insurance company, a licensed California finance lender, any agency or instrumentality of the United States government or any state or City governmental authority, a pension fund, an investment banking or merchant banking firm, or any entity directly or indirectly sponsored or managed by any of the foregoing, or other lender, all of which, at the time a Mortgage is recorded in favor of such entity, owns or manages assets of at least $500,000,000 in the aggregate (or the equivalent in foreign currency), or (ii) an investor in historic preservation tax credits or affiliate thereof that has given a loan to the ground tenant to optimize or utilize effectively the historic preservation tax credits.
25	250 Lancaster	(34(e)) Ground Lease	In the event the Ground Lease is assigned to the holder of the Mortgage Loan and its successors and assigns, any subsequent assignment is subject to the lessor’s consent unless the assuming party meets the criteria of an "Acceptable Replacement Tenant" (i.e., (i) either itself or its principal owners have a demonstrated ability and experience or, if a pension fund, through its investment adviser or its proposed property manager, in the ownership and management of commercial properties and a net worth of at least $750,000.00; (ii) evidence that such party and its principal owners is free of (a) any pending or existing

E-2-4

Annex A-1 ID#	Mortgage Loans	Representation	Exceptions
bankruptcy, reorganization or insolvency proceedings in which such party or its principal owners is or was debtor or any prior matters as described in this item during the prior seven (7) year period (unless the City waives this requirement), (b) any past or present felony criminal proceedings or conviction, (c) any present litigation or judgments which would materially or adversely impact its ability to perform its obligations under this Lease, and (d) any prior or existing materially adverse dealings with the City; and (iii) compliance in all material respects with all requirements related to Federal Trade Embargos).
16	FXI Portfolio	(39) Organization of Borrower	The Mexico Mortgagor is a Mexican sociedad de responsabilidad limitada de capital variable. The Mexico Mortgagor’s general partner is a Delaware LLC.
1	Moffett Towers – Buildings E,F,G	(39) Organization of Borrower	The Mortgagor is affiliated with the borrower under the Moffett Towers II – Building 1 Mortgage Loan.
1	Moffett Towers-Buildings E,F,G	(40) Environmental Conditions	The Phase I for the Mortgaged Property identified a recognized environmental condition due to the Mortgaged Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which former Lockheed Martin facility site has active regulatory status under the Regional Water Quality Control Board and ongoing remediation.
31	250 Front Street	(40) Environmental Considerations	The related ESA identified a recognized environmental condition related to the impacts of former gasoline underground storage systems associated with an auto repair facility that operated on the Mortgaged Property, and a former coal storage facility that was developed on the Mortgaged Property. The ESA recommended an updated Baseline Environmental Assessment and Due Care Plan be completed and submitted to the Michigan Department of Environmental Quality.

E-2-5

SCHEDULE E-1

FOR GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
1	Moffett Towers – Buildings E,F,G	$216,000,000

E-2-6

SCHEDULE E-2

FOR GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

E-2-7

SCHEDULE E-3

FOR GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

E-2-8

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)
1	29,104,000.00
2	29,104,000.00
3	29,104,000.00
4	29,104,000.00
5	29,104,000.00
6	29,104,000.00
7	29,104,000.00
8	29,104,000.00
9	29,104,000.00
10	29,104,000.00
11	29,104,000.00
12	29,104,000.00
13	29,104,000.00
14	29,104,000.00
15	29,104,000.00
16	29,104,000.00
17	29,104,000.00
18	29,104,000.00
19	29,104,000.00
20	29,104,000.00
21	29,104,000.00
22	29,104,000.00
23	29,104,000.00
24	29,104,000.00
25	29,104,000.00
26	29,104,000.00
27	29,104,000.00
28	29,104,000.00
29	29,104,000.00
30	29,104,000.00
31	29,104,000.00
32	29,104,000.00
33	29,104,000.00
34	29,104,000.00
35	29,104,000.00
36	29,104,000.00
37	29,104,000.00
38	29,104,000.00
39	29,104,000.00
40	29,104,000.00
41	29,104,000.00
42	29,104,000.00
43	29,104,000.00
44	29,104,000.00
45	29,104,000.00
46	29,104,000.00
47	29,104,000.00
48	29,104,000.00
49	29,104,000.00
50	29,104,000.00
51	29,104,000.00
52	29,104,000.00
53	29,104,000.00
54	29,104,000.00
55	29,104,000.00
56	29,104,000.00
57	29,104,000.00
58	29,104,000.00
59	29,103,851.36
60	28,601,947.84
Period	Balance($)
61	28,142,020.39
62	27,636,112.62
63	27,172,046.27
64	26,705,992.93
65	26,150,271.06
66	25,679,835.04
67	25,163,673.99
68	24,689,009.21
69	24,168,722.00
70	23,689,792.31
71	23,208,811.30
72	22,682,360.71
73	22,197,060.79
74	21,666,396.07
75	21,176,740.30
76	20,684,986.77
77	20,061,821.13
78	19,565,280.07
79	19,023,647.95
80	18,522,654.84
81	17,976,678.68
82	17,471,195.43
83	16,963,545.85
84	16,411,074.36
85	15,898,877.71
86	15,341,969.43
87	14,825,186.79
88	14,306,188.89
89	13,657,999.73
90	13,133,987.92
91	12,565,552.13
92	12,036,853.16
93	11,463,843.90
94	10,930,417.65
95	10,394,704.00
96	9,814,849.90
97	9,274,348.93
98	8,689,823.64
99	8,144,494.35
100	7,596,826.10
101	6,922,303.65
102	6,378,956.47
103	5,792,547.07
104	5,244,352.17
105	4,653,212.31
106	4,100,128.16
107	3,544,671.96
108	2,946,446.12
109	2,386,038.50
110	1,782,981.03
111	1,217,579.58
112	649,752.68
113 and thereafter	0

F-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX G

TEMPLE TOWNE CENTER PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance	Mortgage Loan Interest Payment	Mortgage Loan Principal Payment
10/6/2018	$19,500,000.00	$0	$0
11/6/2018	$19,500,000.00	$98,179.58	$0
12/6/2018	$19,500,000.00	$95,012.50	$0
1/6/2019	$19,500,000.00	$98,179.58	$0
2/6/2019	$19,500,000.00	$98,179.58	$0
3/6/2019	$19,500,000.00	$88,678.33	$0
4/6/2019	$19,500,000.00	$98,179.58	$0
5/6/2019	$19,500,000.00	$95,012.50	$0
6/6/2019	$19,500,000.00	$98,179.58	$0
7/6/2019	$19,500,000.00	$95,012.50	$0
8/6/2019	$19,500,000.00	$98,179.58	$0
9/6/2019	$19,500,000.00	$98,179.58	$0
10/6/2019	$19,500,000.00	$95,012.50	$0
11/6/2019	$19,486,805.78	$98,179.58	$13,194.22
12/6/2019	$19,469,889.93	$94,948.21	$16,915.85
1/6/2020	$19,456,521.11	$98,027.98	$13,368.82
2/6/2020	$19,443,074.77	$97,960.67	$13,446.34
3/6/2020	$19,422,276.58	$91,577.30	$20,798.19
4/6/2020	$19,408,631.66	$97,788.26	$13,644.92
5/6/2020	$19,391,277.13	$94,567.31	$17,354.53
6/6/2020	$19,377,452.45	$97,632.18	$13,824.68
7/6/2020	$19,359,922.95	$94,415.39	$17,529.50
8/6/2020	$19,345,916.46	$97,474.32	$14,006.49
9/6/2020	$19,331,828.75	$97,403.80	$14,087.71
10/6/2020	$19,314,043.23	$94,193.10	$17,785.53
11/6/2020	$19,299,770.69	$97,243.32	$14,272.53
12/6/2020	$19,281,805.27	$94,036.90	$17,965.43
1/6/2021	$19,267,345.80	$97,081.01	$14,459.47
2/6/2021	$19,252,802.48	$97,008.20	$14,543.32
3/6/2021	$19,227,370.79	$87,554.18	$25,431.68
4/6/2021	$19,212,595.67	$96,806.94	$14,775.12
5/6/2021	$19,194,141.05	$93,612.14	$18,454.62
6/6/2021	$19,179,173.24	$96,639.63	$14,967.81
7/6/2021	$19,160,531.06	$93,449.29	$18,642.18
8/6/2021	$19,145,368.35	$96,470.41	$15,162.71
9/6/2021	$19,130,117.72	$96,394.07	$15,250.63
10/6/2021	$19,111,200.26	$93,210.27	$18,917.46
11/6/2021	$19,095,751.49	$96,222.03	$15,448.76
12/6/2021	$19,076,641.18	$93,042.83	$19,110.31
1/6/2022	$19,060,992.02	$96,048.04	$15,649.16
2/6/2022	$19,045,252.11	$95,969.24	$15,739.91
3/6/2022	$19,018,733.37	$86,610.32	$26,518.74
4/6/2022	$19,002,748.42	$95,756.48	$15,984.95
5/6/2022	$18,983,116.20	$92,589.67	$19,632.22
6/6/2022	$18,966,924.72	$95,577.15	$16,191.49
7/6/2022	$18,947,091.47	$92,415.12	$19,833.25
8/6/2022	$18,930,691.08	$95,395.77	$16,400.38
9/6/2022	$18,914,195.60	$95,313.20	$16,495.49
10/6/2022	$18,894,066.45	$92,158.21	$20,129.14
11/6/2022	$18,877,358.59	$95,128.80	$16,707.86
12/6/2022	$18,857,022.73	$91,978.72	$20,335.86
1/6/2023	$18,840,100.06	$94,942.29	$16,922.67
2/6/2023	$18,823,079.26	$94,857.09	$17,020.80
3/6/2023	$18,795,396.88	$85,599.96	$27,682.38
4/6/2023	$18,778,116.86	$94,632.01	$17,280.02
5/6/2023	$18,757,224.09	$91,495.17	$20,892.77
6/6/2023	$18,739,722.72	$94,439.82	$17,501.37
7/6/2023	$18,718,614.49	$91,308.10	$21,108.23
8/6/2023	$18,700,889.23	$94,245.42	$17,725.26
9/6/2023	$18,683,061.19	$94,156.18	$17,828.04
10/6/2023	$18,661,634.99	$91,032.02	$21,426.19
11/6/2023	$18,643,579.33	$93,958.54	$18,055.67
12/6/2023	$18,621,931.57	$90,839.65	$21,647.75
1/6/2024	$18,603,645.68	$93,758.64	$18,285.90
2/6/2024	$18,585,253.75	$93,666.57	$18,391.93
3/6/2024	$18,559,802.21	$87,536.94	$25,451.53
4/6/2024	$18,541,156.05	$93,445.83	$18,646.17

G-1

Monthly Payment Date	Mortgage Loan Principal Balance	Mortgage Loan Interest Payment	Mortgage Loan Principal Payment
5/6/2024	$18,518,933.53	$90,340.59	$22,222.52
6/6/2024	$18,500,050.38	$93,240.06	$18,883.15
7/6/2024	$18,477,597.19	$90,140.31	$22,453.19
8/6/2024	$18,458,474.33	$93,031.94	$19,122.85
9/6/2024	$18,439,240.60	$92,935.66	$19,233.74
10/6/2024	$18,416,446.16	$89,844.02	$22,794.43
11/6/2024	$18,396,968.71	$92,724.05	$19,477.45
12/6/2024	$18,373,937.06	$89,638.05	$23,031.65
1/6/2025	$18,354,213.12	$92,510.02	$19,723.95
2/6/2025	$18,334,374.79	$92,410.72	$19,838.32
3/6/2025	$18,304,132.80	$83,377.53	$30,242.00
4/6/2025	$18,284,004.07	$92,158.57	$20,128.72
5/6/2025	$18,260,338.50	$89,087.64	$23,665.57
6/6/2025	$18,239,955.83	$91,938.07	$20,382.67
7/6/2025	$18,216,043.08	$88,873.02	$23,912.75
8/6/2025	$18,195,403.54	$91,715.05	$20,639.53
9/6/2025	$18,174,644.33	$91,611.14	$20,759.21
10/6/2025	$18,150,365.07	$88,554.79	$24,279.26
11/6/2025	$18,129,344.69	$91,384.37	$21,020.38
12/6/2025	$18,104,811.22	$88,334.07	$24,533.47
1/6/2026	$18,083,526.69	$91,155.02	$21,284.53
2/6/2026	$18,062,118.73	$91,047.85	$21,407.96
3/6/2026	$18,030,450.78	$82,139.41	$31,667.95
4/6/2026	$18,008,735.05	$90,780.62	$21,715.73
5/6/2026	$17,983,524.76	$87,746.41	$25,210.29
6/6/2026	$17,961,536.92	$90,544.36	$21,987.84
7/6/2026	$17,936,061.77	$87,516.44	$25,475.15
8/6/2026	$17,913,798.71	$90,305.39	$22,263.07
9/6/2026	$17,891,406.55	$90,193.30	$22,392.16
10/6/2026	$17,865,537.85	$87,174.73	$25,868.70
11/6/2026	$17,842,865.84	$89,950.31	$22,672.01
12/6/2026	$17,816,724.75	$86,938.22	$26,141.09
1/6/2027	$17,793,769.68	$89,704.54	$22,955.07
2/6/2027	$17,770,681.50	$89,588.97	$23,088.18
3/6/2027	$17,737,487.13	$80,814.07	$33,194.37
4/6/2027	$17,714,072.59	$89,305.59	$23,414.54
5/6/2027	$17,687,208.75	$86,310.68	$26,863.83
6/6/2027	$17,663,502.66	$89,052.45	$23,706.09
7/6/2027	$17,636,355.04	$86,064.28	$27,147.62
8/6/2027	$17,612,354.06	$88,796.41	$24,000.98
9/6/2027	$17,588,213.90	$88,675.57	$24,140.16
10/6/2027	$17,560,643.79	$85,697.44	$27,570.11
11/6/2027	$17,536,203.78	$88,415.21	$24,440.01
12/6/2027	$17,508,341.81	$85,444.03	$27,861.97
1/6/2028	$17,483,598.51	$88,151.88	$24,743.29
2/6/2028	$17,458,711.74	$88,027.30	$24,886.77
3/6/2028	$17,427,149.15	$82,230.91	$31,562.58
4/6/2028	$17,401,935.05	$87,743.09	$25,214.11
5/6/2028	$17,373,319.60	$84,789.81	$28,615.45
6/6/2028	$17,347,793.35	$87,472.07	$25,526.25
7/6/2028	$17,318,874.08	$84,526.01	$28,919.27
8/6/2028	$17,293,032.11	$87,197.94	$25,841.97
9/6/2028	$17,267,040.30	$87,067.83	$25,991.82
10/6/2028	$0.00	$84,132.55	$29,372.43

G-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	22
Risk Factors	57
Description of the Mortgage Pool	134
Transaction Parties	233
Credit Risk Retention	264
Description of the Certificates	271
Description of the Mortgage Loan Purchase Agreements	310
Pooling and Servicing Agreement	320
Certain Legal Aspects of Mortgage Loans	435
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	451
Pending Legal Proceedings Involving Transaction Parties	453
Use of Proceeds	453
Yield and Maturity Considerations	453
Material Federal Income Tax Considerations	464
Certain State and Local and Foreign Tax Considerations	477
Method of Distribution (Underwriter)	477
Incorporation of Certain Information by Reference	479
Where You Can Find More Information	479
Financial Information	480
Certain ERISA Considerations	480
Legal Investment	484
Legal Matters	485
Ratings	485
Index of Defined Terms	488

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G	TEMPLE TOWNE CENTER PRINCIPAL PAYMENT SCHEDULE	G-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$918,785,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation

Depositor

DBGS 2018-C1 Mortgage Trust

Issuing Entity

DBGS 2018-C1
Mortgage Trust Commercial Mortgage

Pass-Through Certificates,

Series 2018-C1

Class A-1	$14,440,000
Class A-2	$87,090,000
Class A-SB	$29,104,000
Class A-3	$83,000,000
Class A-4	$504,969,000
Class X-A	$836,659,000
Class A-M	$118,056,000
Class B	$41,063,000
Class C	$41,063,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

October 18, 2018